PROSPECTUS

          108,500,000 SHARES OF COMMON STOCK AND CLASS B COMMON STOCK
                                      AND
            108,500,000 TRANSFERABLE RIGHTS TO PURCHASE SUCH STOCK

                                      OF


                        ARCH COMMUNICATIONS GROUP, INC.
            [LOGO OF ARCH COMMUNICATIONS GROUP, INC. APPEARS HERE]

  Arch Communications Group, Inc., a Delaware corporation, is offering the Securities described herein to certain unsecured creditors of MobileMedia Communications, Inc., a Delaware corporation ("MMC" and, together with its subsidiaries, "MobileMedia"), and MMC's parent company, MobileMedia Corporation, a Delaware corporation ("Parent"), in the Rights Offering described herein, subject to certain conditions.

  The Securities will consist of (i) a maximum of 108,500,000 shares and a minimum of approximately 63,400,000 shares of Arch's Common Stock, $.01 par value per share, and (ii) a maximum of approximately 45,100,000 shares and a minimum of zero shares of its Class B Common Stock, $.01 par value per share, for a maximum total of 108,500,000 Shares of such Common Stock and Class B Common Stock (collectively, "Stock"), and 108,500,000 transferable subscription Rights to acquire such Stock. Each Right will entitle its holder to purchase one share of Stock for a Subscription Price of $2.00 in cash. The Securities will also include warrants to acquire a total of 3,675,659 shares of common stock by certain Unsecured Creditors of MobileMedia.
                                                       (continued on next page)

                                --------------

  SEE "RISK FACTORS", BEGINNING ON PAGE 13, FOR A DISCUSSION OF CERTAIN FACTORS (INCLUDING SUBSTANTIAL DILUTION) THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THIS OFFERING AND AN INVESTMENT IN THE SECURITIES.

                                --------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED  UPON   THE   ACCURACY  OR   ADEQUACY  OF   THIS   PROSPECTUS.  ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                      UNDERWRITING
                                         SUBSCRIPTION DISCOUNTS AND PROCEEDS TO
                                            PRICE      COMMISSIONS    ARCH (1)
--------------------------------------------------------------------------------
Per Share...............................    $2.00         None         $2.00
--------------------------------------------------------------------------------
Total................................... $217,000,000     None      $217,000,000

-------------------------------------------------------------------------------
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(1) Before deducting offering expenses payable by Arch. A holder of Rights or its assignee need not exercise any minimum number of Rights. There are no underwriting arrangements with any underwriter or broker-dealer or other person with respect to any of the Securities offered hereby. The Standby Purchasers (as defined herein) have entered into binding written commitments to exercise Rights distributable to them to purchase a maximum of 56,760,000 Shares and to subscribe for up to an additional 51,740,000 unsubscribed Shares. There are no other agreements or understandings regarding the distribution of Rights.

  Arch intends to issue certificates evidencing the Shares of Common Stock and Class B Common Stock to subscribers as soon as possible after consummation of the Rights Offering. It is expected that such consummation will occur simultaneously with consummation of the Merger (as defined herein) and as soon as practicable after the Expiration Date (as defined herein) and the date that the FCC Grant (as defined herein) has become final, but in no event later than June 30, 1999.

                THE DATE OF THIS PROSPECTUS IS JANUARY 5, 1999.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY........................................................   1
  The Companies...........................................................   1
    Arch..................................................................   1
    MobileMedia...........................................................   2
  The Combined Company....................................................   3
  The Merger and the Reorganization.......................................   3
    Stockholdings Before and After the Merger.............................   5
    Board of Directors of Arch upon the Merger............................   5
    Effective Time of the Merger..........................................   5
    Regulatory Approvals..................................................   6
    Material Federal Income Tax Consequences of the Merger................   6
    Accounting Treatment..................................................   6
    Conditions to Merger..................................................   6
    Termination; Amendment and Waiver.....................................   6
    Interests of Certain Persons in the Merger............................   7
  Risk Factors............................................................   7
  The Rights Offering.....................................................   8
FORWARD-LOOKING STATEMENTS................................................  12
RISK FACTORS..............................................................  13
  Uncertainties Related to the Merger and the Reorganization..............  13
    Challenges of Business Integration....................................  13
    Certain Risks Associated with the Merger..............................  13
    Transaction Costs.....................................................  13
    Substantial Amortization Charges......................................  14
    Use of Pro Forma Assumptions..........................................  14
  Risks Common to Arch and MobileMedia....................................  14
    Growth and Acquisition Strategy.......................................  14
    Future Capital Needs; Uncertainty of Additional Funding...............  14
    Competition and Technological Change..................................  15
    Government Regulation, Foreign Ownership and Possible Redemption......  15
    High Degree of Leverage After the Merger..............................  17
    Subscriber Turnover...................................................  17
    Dependence on Third Parties...........................................  18
    Possible Acquisition Transactions.....................................  18
    Dependence on Key Personnel...........................................  18
    Impact of the Year 2000 Issue.........................................  18
    No Dividends..........................................................  21
    History of Losses.....................................................  21
    Volatility of Trading Price...........................................  21
    Risks Relating to the Unaudited Combined Company Projections..........  22
    Material Federal Income Tax Considerations; Possible Loss of Corporate
     Tax Benefits.........................................................  22
  Risks Related to Arch...................................................  22
    Arch's Indebtedness and High Degree of Leverage.......................  22
    Merger Cash Requirements..............................................  23
    API Credit Facility, Bridge Facility and Indenture Restrictions.......  23
    Possible Fluctuations in Revenues and Operating Results...............  24
    Divisional Reorganization of Arch.....................................  24

                                                                           PAGE
                                                                           ----
  Anti-Takeover Provisions................................................  24
 Risks Related to MobileMedia.............................................  25
  Disruption of Operations Prior to and Following Bankruptcy Filing.......  25
  Assumptions Regarding Value of MobileMedia Assets.......................  25
 Risks Related to the Rights Offering.....................................  25
  Market Risks in Exercising Rights.......................................  25
  Absence of Trading Market for the Rights, Class B Common Stock and
   Warrants...............................................................  25
  Dilution................................................................  26
  Class B Common Stock....................................................  26
  Risk of Common Stock being Delisted from the Nasdaq National Market.....  26
  Possible Adverse Effect on Market Price of Common Stock of Shares
   Eligible for Future Sale...............................................  26
THE RIGHTS OFFERING.......................................................  27
  Background..............................................................  27
  Terms of the Rights Offering............................................  27
  Standby Purchase Agreements.............................................  28
  Subscription Agent......................................................  31
  Information Agent.......................................................  31
  Method of Exercise of Rights............................................  32
  Payment for Shares......................................................  32
  No Revocation...........................................................  33
  Method of Transferring Rights...........................................  33
  Procedures for Book Entry Transfer Facility Participants................  34
  Foreign and Certain Other Holders.......................................  34
USE OF PROCEEDS...........................................................  35
DILUTION..................................................................  35
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--ARCH.......  36
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--
 MOBILEMEDIA..............................................................  38
UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA..................  40
COMPARATIVE PER SHARE DATA................................................  41
MARKET PRICE INFORMATION AND DIVIDEND POLICY..............................  42
THE MERGER AND THE REORGANIZATION.........................................  43
  Background of the Merger................................................  43
  Arch Reasons for the Merger.............................................  46
  Interests of Certain Persons in the Merger..............................  47
  Accounting Treatment....................................................  47
  The Arch Rights Offering................................................  47
  Material Federal Income Tax Consequences................................  47
  Regulatory Approvals....................................................  48
    FCC Approval..........................................................  48
    State Approvals.......................................................  50
    Antitrust.............................................................  50
  Federal Securities Law Consequences.....................................  51
  Nasdaq National Market Listing..........................................  51
THE MERGER AGREEMENT......................................................  52
  The Merger..............................................................  52
  Effect of the Merger....................................................  52
  Representations and Warranties..........................................  52
  Certain Covenants and Agreements........................................  52
    Best Efforts..........................................................  53

                                                                          PAGE
                                                                          ----
    Approvals, Consents..................................................  53
    Arch Not to Control..................................................  53
    Bankruptcy Covenants.................................................  53
    Conduct of MobileMedia's Business Pending the Merger.................  54
    Conduct of Arch's Business Pending the Merger........................  54
    Notice of Breaches...................................................  55
    Exclusivity Provisions...............................................  55
    Break-up Fee Provisions..............................................  57
    Nasdaq National Market Quotation.....................................  58
    Delivery of Financial Statements.....................................  58
    Full Access..........................................................  58
    Stockholder Approval; Special Meeting................................  59
    Preparation of Prospectus and Disclosure Statement...................  59
    Application of MobileMedia Tower Sale Proceeds.......................  59
    FCC Filing...........................................................  59
    Indemnification; Directors and Officers Insurance....................  60
    State Takeover Laws..................................................  60
    Employees............................................................  60
    Effects of Arch's Rights Agreement...................................  61
    Rights Offering; Registration Statement..............................  61
    Arch Rights Offering; Registration Statement.........................  61
    Reimbursement of Arch's Expenses.....................................  61
  Conditions.............................................................  62
  Termination............................................................  64
  Amendment and Waiver...................................................  65
  Related Agreements.....................................................  65
    Registration Rights Agreements.......................................  65
    Warrant Agreement....................................................  66
  Related Matters After the Merger.......................................  66
THE MOBILEMEDIA PLAN OF REORGANIZATION...................................  67
  The Amended Plan.......................................................  67
  Executory Contracts....................................................  69
  Implementation of Plan.................................................  69
  Conditions to Effectiveness of the Plan................................  69
  Discharge..............................................................  70
  Releases and Indemnification...........................................  70
  Jurisdiction...........................................................  70
THE COMBINED COMPANY.....................................................  71
  Overview...............................................................  71
  Strategy...............................................................  71
  Unaudited Financial Projections and Operational Cost Synergies.........  72
  Assumptions Used in the Unaudited Financial Projections................  72
UNAUDITED COMBINED COMPANY PROJECTED BALANCE SHEETS......................  75
UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF OPERATION.............  76
UNAUDITED COMBINED COMPANY PROJECTED STATEMENT OF CASH FLOW..............  77
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS .........  79
ARCH COMMUNICATIONS GROUP, INC. UNAUDITED PRO FORMA CONDENSED
 CONSOLIDATED BALANCE SHEET..............................................  80

                                                                          PAGE
                                                                          ----
ARCH COMMUNICATIONS GROUP, INC. UNAUDITED PRO FORMA CONDENSED
 CONSOLIDATED STATEMENT OF OPERATIONS....................................  81
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
 STATEMENTS..............................................................  83
INDUSTRY OVERVIEW........................................................  85
  General................................................................  85
  Paging and Messaging Services..........................................  86
  Competition............................................................  86
  Regulation.............................................................  87
    Federal Regulation...................................................  87
    Future Regulation....................................................  90
    State Regulation.....................................................  90
BUSINESS.................................................................  91
  Arch...................................................................  91
    Business Strategy....................................................  91
    Paging and Messaging Services, Products and Operations...............  92
    Investments in Narrowband PCS Licenses...............................  94
    Subscribers and Marketing............................................  95
    Competition..........................................................  96
    Regulation...........................................................  96
    Sources of Equipment.................................................  96
    Employees............................................................  96
    Trademarks...........................................................  96
    Properties...........................................................  96
    Litigation...........................................................  97
  Arch Management........................................................  97
    Directors and Executive Officers.....................................  97
    Certain Relationships and Related Transactions.......................  99
    Board Committees.....................................................  99
    Indemnification and Director Liability...............................  99
  Arch Executive Compensation............................................ 100
    Summary Compensation Table........................................... 100
    Executive Retention Agreements....................................... 101
    Stock Option Grants.................................................. 101
    Option Exercises and Year-End Option Table........................... 102
    Compensation Committee Interlocks and Insider Participation.......... 102
  Principal Stockholders................................................. 103
  Arch Management's Discussion and Analysis of Financial Condition and
   Results of Operations................................................. 107
    Overview............................................................. 107
    Shift in Operating Focus............................................. 107
    Divisional Reorganization............................................ 108
    ACE/USAM Merger...................................................... 108
    Results of Operations................................................ 109
    Liquidity and Capital Resources...................................... 113
    Recent and Pending Accounting Pronouncements......................... 115
  MobileMedia............................................................ 116
    Business Strategy.................................................... 116
    Paging and Messaging Services Products and Operations................ 116
    Networks and Licenses................................................ 117

                                                                           PAGE
                                                                           ----
    Sales and Marketing................................................... 118
    Competition........................................................... 119
    Regulation............................................................ 119
    Sources of Equipment.................................................. 119
    Employees............................................................. 120
    Trademarks............................................................ 120
    Properties............................................................ 120
    Events Leading Up To MobileMedia's Bankruptcy Filings................. 121
    Litigation............................................................ 122
  MobileMedia Management's Discussion and Analysis of Financial Condition
   and Results of Operations.............................................. 125
    Presentation of Financial Condition and Results of Operations......... 125
    Overview.............................................................. 125
    Pending FCC Action Against MobileMedia................................ 126
    Results of Operations................................................. 128
    Liquidity and Capital Resources....................................... 135
    Risks Relating to Year 2000........................................... 138
    New Authoritative Accounting Pronouncements........................... 140
DESCRIPTION OF SECURITIES................................................. 141
  Rights.................................................................. 141
  Common Stock............................................................ 141
  Class B Common Stock.................................................... 141
  Preferred Stock......................................................... 141
  Series C Preferred Stock................................................ 142
  Warrants................................................................ 142
  Foreign Ownership Restrictions.......................................... 143
  Anti-Takeover Provisions................................................ 143
    Rights Plan........................................................... 144
    Classified Board of Directors......................................... 144
    Stockholder Actions and Meetings...................................... 145
    Amendment of Certain Provisions of the Arch Certificate and Arch By-
     laws................................................................. 145
    Consideration of Non-Economic Factors in Acquisitions................. 145
    Restrictions on Certain Purchases of Stock by Arch.................... 145
    "Blank Check" Preferred Stock......................................... 146
    Delaware Anti-Takeover Statute........................................ 146
    Director Liability and Indemnification................................ 146
  Transfer Agent and Registrar............................................ 147
  Registration Rights..................................................... 147
DESCRIPTION OF CERTAIN ARCH INDEBTEDNESS.................................. 148
  API Credit Facility..................................................... 148
  Bridge Facility......................................................... 148
  ACI 9 1/2% Notes........................................................ 149
  ACI 14% Notes........................................................... 151
  ACI 12 3/4% Notes....................................................... 152
  Arch Discount Notes..................................................... 153
  Arch Convertible Debentures............................................. 155
LEGAL MATTERS............................................................. 157
EXPERTS................................................................... 157
GLOSSARY OF DEFINED TERMS................................................. 158
INDEX TO FINANCIAL STATEMENTS............................................. F-1

                                                                          PAGE
                                                                          ----
ANNEX A: DISCLOSURE STATEMENT TO DEBTORS' THIRD AMENDED JOINT PLAN OF
          REORGANIZATION................................................. A-1
ANNEX B: AGREEMENT AND PLAN OF MERGER (COMPOSITE COPY)................... B-1
ANNEX C: DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION ............ C-1

                             AVAILABLE INFORMATION

  Arch is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Parent and MMC are also subject to the informational requirements of the Exchange Act but have filed only limited reports since the commencement of their bankruptcy proceedings in January 1997. See "Business--MobileMedia-- Events Leading up to MobileMedia's Bankruptcy Filings". Financial statements included in Parent's and MMC's periodic reports for all periods from February 1997 through June 1998 have not been prepared in accordance with generally accepted accounting principles due to Parent's and MMC's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121, are unaudited and have been revised periodically based on subsequent determinations of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included herein reflect adjustments from the unaudited statements, including but not limited to an impairment adjustment of $792.5 million recorded as of December 31, 1996. The reports, proxy statements and other information filed with the SEC by Arch and, to the extent available, by Parent and MMC, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the SEC's public reference room is available by calling the SEC at 1-800-SEC-0330. In addition, Arch, Parent and MMC are required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Arch's Common Stock is traded on the Nasdaq National Market under the symbol "APGR" and Arch maintains a World Wide Web site at http://www.arch.com. Arch's web site is not part of this Prospectus. Reports and other information filed by Arch can also be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Parent's Common Stock is not currently traded on any exchange.

  Arch has filed with the SEC the Registration Statement on Form S-4 under the Securities Act with respect to the Securities offered hereby. (As used herein, the term "Registration Statement" includes all amendments, exhibits, annexes and schedules thereto.) As permitted by the rules and regulations of the SEC, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to Arch and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  COPIES OF ARCH'S FILINGS WITH THE SEC MAY BE OBTAINED UPON WRITTEN OR ORAL REQUEST WITHOUT CHARGE FROM ARCH COMMUNICATIONS GROUP, INC., 1800 WEST PARK DRIVE, SUITE 250, WESTBOROUGH, MASSACHUSETTS 01581, ATTENTION: INVESTOR RELATIONS, TELEPHONE (508) 870-6700. COPIES OF PARENT'S AND MMC'S FILINGS WITH THE SEC MAY BE OBTAINED UPON WRITTEN OR ORAL REQUEST WITHOUT CHARGE FROM PARENT, FORT LEE EXECUTIVE PARK, ONE EXECUTIVE DRIVE, SUITE 500, FORT LEE, NEW JERSEY 07024, ATTENTION: SECRETARY, TELEPHONE (201) 224-9200. TO OBTAIN TIMELY DELIVERY, FILINGS MUST BE REQUESTED NO LATER THAN FIVE DAYS PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN).

                               PROSPECTUS SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Prospectus and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Prospectus. See "Glossary of Defined Terms" beginning on page 158. None of the financial or share information reflects the effect of a reverse stock split that Arch has recently proposed for stockholder approval. Prospective investors in the Rights Offering are urged to read this Prospectus and the Annexes hereto in their entirety.

                                 THE COMPANIES

ARCH

  Arch is a leading provider of wireless messaging services, primarily paging services, and is the third largest paging company in the United States based on pagers in service. Arch had 4.2 million pagers in service at September 30, 1998. Arch operates in 41 states and more than 180 of the 200 largest markets in the United States. Arch offers local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population. Arch offers four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch also offers enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

  Arch has achieved significant growth in pagers in service through a combination of internal growth and acquisitions. From January 1, 1995 through September 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 73.1%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 52.8%. From commencement of operations in September 1986, Arch has completed 33 acquisitions representing an aggregate of 1.7 million pagers in service at the time of purchase. Arch's net loss, for the years ended December 31, 1995, December 31, 1996 and December 31, 1997 was $36.6 million, $114.7 million and $181.9 million, respectively. Arch's net loss for the nine months ended September 30, 1998 was $157.8 million.

  Arch's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. Arch believes that larger, multi-market paging companies enjoy a number of competitive advantages, including: (i) operating efficiencies resulting from more intensive utilization of existing paging systems; (ii) economies of scale in purchasing and administration; (iii) broader geographic coverage of paging systems; (iv) greater access to capital markets and lower costs of capital; (v) the ability to obtain additional radio spectrum; (vi) the ability to offer high-quality services at competitive prices; and (vii) enhanced ability to attract and retain management personnel. Arch believes that the current size and scope of its operations afford it many of these advantages and that it has the scope and presence to effectively compete on a national level. In addition, Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such consolidation.

  Arch's operating objectives are to increase its earnings before interest, taxes, depreciation and amortization ("EBITDA"), deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. To achieve its operating objectives, Arch: (i) has selected a low-cost operating strategy as its principal competitive tactic; (ii) is seeking to reduce its financial leverage by reducing capital requirements and increasing EBITDA; (iii) has focused its capital and marketing resources on one-way paging and enhanced services while taking steps to position itself to participate in new and emerging services and applications in narrowband personal communications services ("N-PCS"); and (iv) is pursuing new revenue opportunities associated with its 4.2 million pagers in service.

  A predecessor to Arch, also named Arch Communications Group, Inc. ("Old Arch"), was incorporated in January 1986 in Delaware and conducted its operations through wholly owned direct and indirect subsidiaries.

On September 7, 1995, Old Arch completed its acquisition of USA Mobile Communications Holdings, Inc. through the merger of Old Arch with and into USA Mobile, which simultaneously changed its name to Arch Communications Group, Inc. and continued in existence as a Delaware corporation. In accordance with GAAP, Old Arch was treated as the acquirer in such merger for accounting and financial reporting purposes, and Arch reports the historical financial statements of Old Arch as its historical financial statements. See Note 2 to Arch's Consolidated Financial Statements. As used herein, unless the context otherwise requires the term "Arch" refers to Arch Communications Group, Inc. from and after the USA Mobile Merger and Old Arch prior to the USA Mobile Merger, in each case together with its wholly owned direct and indirect subsidiaries. Arch's principal office is located at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581 and its telephone number is (508) 870-6700.

MOBILEMEDIA

  Parent, through MobileMedia, operates one of the largest paging companies in the United States, with approximately 3.2 million units in service as of September 30, 1998. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia offers local, regional and national coverage to subscribers in all 50 states and the District of Columbia, including local coverage to each of the 100 most populated metropolitan markets in the United States. MobileMedia markets its services primarily under the MobileComm brand name. Parent's business is conducted primarily through MobileMedia, and MMC and various subsidiaries of MMC hold the FCC licenses and, where applicable, state public utility commission authorizations that grant MobileMedia the authority to operate its paging systems.

  MobileMedia distributes its paging services using three primary distribution channels: direct, reseller and retail. MobileMedia's paging and wireless messaging services consist principally of numeric and alphanumeric paging services, offering local, regional and national coverage. Parent and MMC were each incorporated in Delaware in 1993. Unless the context otherwise requires, references to MobileMedia refer to MMC and its consolidated subsidiaries. The executive offices of Parent and MMC are located at Fort Lee Executive Park, One Executive Drive, Suite 500, Fort Lee, New Jersey 07024 and their telephone number is (201) 224-9200.

  In January 1996, MMC completed the acquisition of Mobile Communications Corporation of America ("MobileComm"). During 1996, MobileMedia experienced difficulties executing its post-acquisition business strategy due largely to problems encountered in integrating the operations of MobileComm and Dial Page Inc., which MMC had acquired in August 1995. Accordingly, during 1996 MobileMedia's financial position deteriorated. At September 30, 1996, MMC was in violation of certain financial covenants under its $750.0 million senior secured credit agreement (as amended, the "MobileMedia 1995 Credit Agreement"), which resulted in the occurrence of "Events of Default" under that agreement and precluded MMC from borrowing additional funds thereunder. In the fall of 1996, MobileMedia commenced negotiations with The Chase Manhattan Bank, the agent (the "Pre-Petition Agent") for the lenders (the "Pre-Petition Lenders") under the MobileMedia 1995 Credit Agreement, regarding the terms of a possible financial restructuring. In addition, in the fall of 1996, MobileMedia failed to make payments due to certain of its most important vendors, including Motorola, Inc., MobileMedia's largest supplier of pagers and pager repair parts. As a result, MobileMedia was unable to place orders with or obtain shipments from Motorola and certain of MobileMedia's other important vendors. In addition, MobileMedia disclosed in September and October of 1996 that misrepresentations had been made to the FCC by certain members of its management (none of whom are now employed by MobileMedia) and that other violations of law had occurred during the licensing process for as many as 400 to 500 authorizations, which authorizations relate to approximately 6% to 7% of its approximately 8,000 local transmission one-way paging stations. MobileMedia is still in the process of resolving these issues with the FCC. See "Business-- MobileMedia--Litigation" and "Business--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending FCC Action Against MobileMedia". On January 30, 1997 (the "Petition Date"), the Debtors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. During the pendency of the Insolvency Proceedings,

MobileMedia's management has continued to manage the operations and affairs of the Debtors as debtors-in-possession under the jurisdiction of the Bankruptcy Court. The Debtors filed an initial plan of reorganization on January 27, 1998, which has now been superseded by the Amended Plan. Pursuant to the Amended Plan, the investments of holders of Parent capital stock will be eliminated and such holders will receive no consideration on account of their ownership interests in Parent.

                              THE COMBINED COMPANY

  Arch, after giving effect to the acquisition of MobileMedia (together, the "Combined Company"), would be the second largest paging operator in the United States as measured by pagers in service and net revenues (total revenues less cost of products sold). On a pro forma basis (but excluding the impact of expected operational cost synergies), at and for the nine months ended September 30, 1998, the Combined Company would have had approximately 7.1 million pagers in service, net revenues of $605.3 million, Adjusted Pro Forma EBITDA (as defined below) of $190.9 million, net loss before extraordinary items of $127.2 million and total debt of $1.3 billion. For the nine month period ended September 30, 1998 cash flows provided by operating activities, used in investing activities and provided by financing activities were $139.2 million, $487.5 million and $361.4 million, respectively. The adjusted pro forma cash flow information assumes that the Merger and the Related Transactions (as defined herein) had been effected as of January 1, 1998. Leverage for the Combined Company on a pro forma basis (but excluding the impact of expected operational cost synergies), as measured by the ratio of total debt to Adjusted Pro Forma EBITDA for the nine months ended September 30, 1998, would have been 5.2:1. Adjusted Pro Forma EBITDA is annualized EBITDA (net of restructuring charges and bankruptcy related expenses, equity in loss of affiliates, income tax benefit, interest and non-operating expenses (net), extraordinary items and amortization of deferred gain on tower sale). See "The Combined Company" and "Unaudited Pro Forma Condensed Consolidated Financial Statements".

  Arch believes that the Combined Company will be well positioned to compete effectively in the highly competitive paging industry for the following reasons. The combination of MobileMedia's market presence in major metropolitan markets with Arch's historical emphasis on middle and small markets will significantly broaden the geographic scope of Arch's marketing presence and should position the Combined Company to compete more effectively for large corporate customers with diverse geographic operations. With a significantly larger subscriber base, the Combined Company should be better able to serve strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, MobileMedia's third party retail distribution agreements, which serve the more rapidly growing consumer market, should complement Arch's over 200 company-owned retail outlets. Similarly, MobileMedia's two nationwide paging networks (and the potential for higher revenue nationwide services) should enhance Arch's local coverage and provide the opportunity to take advantage of Arch's distribution platforms. MobileMedia's plan to deploy its nationwide N-PCS spectrum over its existing network infrastructure should permit Arch to market enhanced N-PCS services (primarily multi-market alphanumeric and text messaging services) sooner than it would otherwise be able to, and these services are expected to provide higher revenue and more growth potential than basic paging services. Finally, MobileMedia's investments to date in two national call centers should supplement Arch's own call center and complement Arch's strategy of evolving to "scalable" regional customer service centers. See "The Combined Company".

                       THE MERGER AND THE REORGANIZATION

  The Debtors filed the Amended Plan, which constitutes the Third Amended Joint Plan of Reorganization, with the Bankruptcy Court on December 2, 1998. The Amended Plan provides for consummation of the Merger in accordance with the terms set forth in the Merger Agreement dated as of August 18, 1998 among Arch, MMC, Parent and Farm Team Corp. (the "Merger Subsidiary"), a wholly owned subsidiary of Arch, and amended as of September 3, 1998 and as of December 1, 1998 (as amended, the "Merger Agreement"). Upon consummation of the Merger pursuant to the Merger Agreement and the Amended Plan, MMC will be merged with and into the Merger Subsidiary, which will be the surviving corporation (sometimes referred to herein as the "Surviving

Corporation"). Immediately prior to the Merger, Parent will contribute all of its assets to MMC, and in connection with the Merger MMC's subsidiaries will be consolidated into a single subsidiary which will become an indirect wholly owned subsidiary of Arch as a result of the Merger. See "The Merger Agreement" and "The MobileMedia Plan of Reorganization". Pursuant to the Merger Agreement and the Amended Plan, Arch will acquire MobileMedia for a combination of cash and stock as follows:


  .Arch will pay approximately $479.0 million in cash to (and reimburse up to $1.0 million in attorneys and other fees paid by) certain secured creditors of Parent and MobileMedia under the MobileMedia 1995 Credit Agreement and the claims of such creditors will be discharged;

  .Arch will pay all borrowings outstanding under MobileMedia's post-petition credit facility (subject to the limitations outlined below under "The Merger Agreement--Conduct of MobileMedia's Business Pending the Merger");

  .Arch will pay or assume pre-petition priority claims and post-petition claims incurred by the Debtors in the ordinary course of business or authorized by the Bankruptcy Court, and such pre-petition priority claims and post-petition claims will be satisfied or discharged;

  .Arch will pay principal and accrued interest plus certain indenture trustee fees outstanding under the senior notes issued by Dial Page and assumed by MobileMedia in the acquisition of Dial Page, estimated at $2.1 million on September 30, 1998, and the claims under the Dial Page notes will be discharged;

  .Arch will issue 14,344,969 shares of Common Stock (the "Directly Distributed Creditor Stock Pool") and Rights to acquire up to an additional 108,500,000 shares of Stock to the Unsecured Creditors in consideration of the discharge of their Unsecured Claims classified as Class 6 claims under the Amended Plan, except that the number of shares of Common Stock comprising the Directly Distributed Creditor Stock Pool will be reduced if certain of the pre-petition priority claims and post-petition claims paid or assumed by Arch exceed $34.0 million as described below under "--The Reorganization";

  .Arch will issue Standby Purchasers' Warrants to acquire up to 3,675,659 shares of Common Stock to the Standby Purchasers (W.R. Huff Asset Management Co., L.L.C. (as agent for various discretionary accounts and affiliates), Whippoorwill Associates, Inc. (as general partner of and/or agent for various discretionary accounts), The Northwestern Mutual Life Insurance Company (both individually and for its General Annuity Separate Account), Northwestern Mutual Series Fund, Inc.--High Yield Bond Portfolio and Credit Suisse First Boston Corporation); and

  .Arch will also distribute (the "Arch Rights Offering"), to the holders of shares of Common Stock and Series C Preferred Stock outstanding on a date to be determined and announced by the Arch Board of Directors, non-transferable rights to acquire up to 44,893,166 shares of Common Stock at a price of $2.00 per share, and to the extent such rights ("Arch Stockholder Rights") are not exercised Arch will distribute in lieu thereof warrants (the "Arch Participation Warrants") to acquire an equivalent number of shares of Common Stock at the Warrant Exercise Price. The terms of the Arch Participation Warrants and the Standby Purchasers' Warrants will be identical.

  The proceeds received upon exercise of the Rights, under the Standby Purchase Agreements and upon exercise of the Arch Stockholder Rights (a minimum of $217.0 million) will be used to fund a portion of the cash payments to be made by Arch under the Amended Plan.

STOCKHOLDINGS BEFORE AND AFTER THE MERGER

  The following table sets forth certain information with respect to the ownership of Common Stock, including shares issuable upon exercise of Standby Purchasers' Warrants, Arch Stockholder Rights and Arch Participation Warrants, after the Merger.

                                     PERCENTAGE OWNERSHIP OF COMMON STOCK
                                                OUTSTANDING(1)
                               ------------------------------------------------
                               ASSUMING NO EXERCISE OF ASSUMING EXERCISE OF ALL
                               ANY STANDBY PURCHASERS'   STANDBY PURCHASERS'
                                   WARRANTS, ARCH           WARRANTS, ARCH
                                STOCKHOLDER RIGHTS OR   STOCKHOLDER RIGHTS AND
                                 ARCH PARTICIPATION       ARCH PARTICIPATION
                                      WARRANTS                 WARRANTS
                               ----------------------- ------------------------
Unsecured Creditors of
 MobileMedia(2)..............            82.7%                   64.2%
Stockholders of Arch Prior to
 the Merger..................            17.3                    35.8
                                        -----                   -----
  Total......................           100.0%                  100.0%
                                        =====                   =====

--------
(1) Assuming in all cases the conversion of all convertible securities and the full exercise of the Rights by the initial recipients thereof.
(2) Includes Standby Purchasers. Depending on the amounts of Common Stock which the other Unsecured Creditors elect to purchase, the Standby Purchasers might hold, in the aggregate, a majority of the outstanding shares of Stock. However, the Standby Purchasers would not hold, in the aggregate, shares representing more than 49.0% of securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the outstanding securities of Arch at such time, because a portion of their holdings would be Class B Common Stock. See "Description of Securities--Class B Common Stock".

BOARD OF DIRECTORS OF ARCH UPON THE MERGER

  Edwin M. Banks, a designee of W.R. Huff Asset Management Co., L.L.C., and H. Sean Mathis, a designee of Whippoorwill Associates, Inc., will become members of the Arch Board of Directors at the Effective Time, and Arch will be required to nominate for election as directors one designee of W.R. Huff and one designee of Whippoorwill so long as W.R. Huff or Whippoorwill, as the case may be, holds securities of Arch representing at least 10% of the combined voting power of all outstanding securities of Arch (5% in the case of the initial renomination of such designees). At the Effective Time, therefore, the directors of Arch are expected to be: Edwin M. Banks, James S. Hughes and Allan
L. Rayfield, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending December 31, 1998, H. Sean Mathis, John B. Saynor and John A. Shane, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending December 31, 1999; and C. Edward Baker, Jr., R. Schorr Berman and John Kornreich, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending December 31, 2000. In addition, a designee of W.R. Huff will be granted observation rights at all meetings of the Arch Board following the Merger so long as a designee of W.R. Huff is serving on the Arch Board.

EFFECTIVE TIME OF THE MERGER

  The Effective Time will occur, and the Merger will become effective, upon the filing of a duly executed Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in the Certificate of Merger. It is anticipated that the Merger will become effective as promptly as practicable after the FCC Grant has became final, the Rights Offering has been fully subscribed and all regulatory approvals and other conditions to the Merger set forth in the Merger Agreement and the Amended Plan have been satisfied or, if legally permissible, waived. Assuming all such conditions are met, the Merger is expected to be consummated in the first quarter of 1999. See "The Merger Agreement--Conditions" and "The MobileMedia Plan of Reorganization--Conditions to Effectiveness of the Plan".

REGULATORY APPROVALS

  Paging operations and the construction, modification, ownership and acquisition of paging systems are subject to extensive regulation by the FCC under the Communications Act of 1934, as amended, and, to a much more limited extent, by public utility or public service commissions in certain states. See "Industry Overview--Regulation". The consummation of the Merger is subject to certain regulatory approvals, including FCC approval and the approval of various state regulatory authorities. The Merger is also subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until certain required information and materials have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. Arch and MobileMedia have filed the required information and material with the Antitrust Division and the FTC and the required waiting periods have expired. See "The Merger and the Reorganization--Regulatory Approvals".

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  Arch will not recognize gain or loss for federal income tax purposes as a result of the Merger. It is anticipated that (S)382 of the Internal Revenue Code of 1986, as amended, will limit the amount of income earned by Arch after the Merger that may be offset by Arch's net operating loss carryforwards and other tax attributes. It is also anticipated that such NOL carryforwards and possibly other tax attributes of MMC will be substantially reduced as a result of consummation of the Amended Plan pursuant to (S)108 and (S)382 of the Tax Code. See "The Merger and the Reorganization--Material Federal Income Tax Consequences".

ACCOUNTING TREATMENT

  The Merger will be accounted for under the "purchase" method of accounting; the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. In accordance with GAAP, Arch will be treated as the acquiror in the Merger for accounting and financial reporting purposes, and Arch will continue to report its historical financial statements as the historical financial statements of the combined entities. See "The Merger and the Reorganization--Accounting Treatment".

CONDITIONS TO MERGER

  The Merger Agreement and the Amended Plan each provide that the respective obligations of Arch and MobileMedia to effect the Merger are subject to the satisfaction or, if legally permissible, waiver of a number of conditions on or prior to the Effective Time. See "The Merger Agreement--Conditions" and "The MobileMedia Plan of Reorganization--Conditions to Effectiveness of the Plan".

TERMINATION; AMENDMENT AND WAIVER

  The Merger Agreement provides that Arch and MMC may terminate the Merger Agreement prior to the Effective Date as follows: (i) Arch and MMC may terminate the Merger Agreement by mutual written consent; (ii) either Arch or MMC may terminate the Merger Agreement by giving written notice to the other in the event the other is in material breach of its representations and warranties or its material covenants or agreements contained in the Merger Agreement (with certain bankruptcy-related exceptions); (iii) Arch or MMC may terminate the Merger Agreement by written notice to the other if the Merger has not occurred on or prior to June 30, 1999; (iv) MMC may terminate the Merger Agreement if it has decided to pursue a MobileMedia Superior Proposal (as defined herein) by giving written notice to Arch, provided that on or before such termination MMC will have paid to Arch a fee of $25.0 million (the "Buyer Breakup Fee");
(v) MMC may terminate the Merger Agreement by giving written notice to Arch if
(A) the Arch Board does not issue its recommendation prior to the Special Meeting of Arch's stockholders called for the purpose of approving the Merger and Related Transactions or withdraws or amends in a manner adverse to MMC such recommendation or otherwise materially breaches its obligations with respect to soliciting proxies from its stockholders for approval of transactions to be considered and approved at the Special Meeting or (B) at the Special Meeting such transactions are not approved by the requisite vote of Arch's stockholders, and upon such termination Arch must pay a fee of $32.5 million to MMC (the "MobileMedia Breakup Fee"); and (vi) Arch may terminate the Merger Agreement by giving written notice to MMC if MMC or any other Debtor files either an amendment to the Amended Plan or any other plan of reorganization in violation of the Merger Agreement. See "The Merger Agreement--Certain Covenants and Agreements--Breakup Fee Provisions".

  If any party terminates the Merger Agreement, all obligations of Arch and MMC thereunder will generally terminate without any liability of any party to any other party, except for any liability of any party for willful or intentional breaches of the Merger Agreement, and except for MMC's obligation to pay the Buyer Breakup Fee, if applicable, and Arch's obligation to pay the MobileMedia Breakup Fee, if applicable, which will survive any such termination.

  Arch, Parent and MMC may mutually amend any provision of the Merger Agreement (in certain cases Parent and MMC may do so only with the consent of the Official Committee of Unsecured Creditors or pursuant to an order of the Bankruptcy Court). Any amendments or modifications (with certain exceptions) to the Merger Agreement must be reasonably satisfactory to the Standby Purchasers. The Merger Agreement provides that no waiver by any party to the Merger Agreement of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  MMC, on behalf of itself, Parent and MobileMedia, has agreed not to make any material change to the Amended Plan or the Merger Agreement, exercise any rights they may have to terminate the Merger Agreement or take any action which could result in the termination of the Merger Agreement by Arch without the prior written consent of the Unsecured Creditors Committee or the entry of an order by the Bankruptcy Court. MMC has further agreed not to exercise its rights to respond to or negotiate acquisition proposals received from third parties without advising and consulting with the Unsecured Creditors Committee. MMC also agreed that the Unsecured Creditors Committee could request MMC to exercise its right to terminate the Merger Agreement, and if MMC does not do so, the Unsecured Creditors Committee may seek an order of the Bankruptcy Court to do so. The Unsecured Creditors Committee has undertaken with each Standby Purchaser to provide copies of all notices, documents or information provided to it by Arch, Parent or MobileMedia and to consult with such Standby Purchaser prior to delivering any consent or exercising any right of the Unsecured Creditors Committee under the foregoing agreement or under the Amended Plan. The obligation of the Standby Purchasers under the Standby Purchase Agreements are conditioned upon any amendments or modifications to the Merger Agreement or exhibits or schedules thereto, or any waivers or consents delivered by Arch or MMC (with certain exceptions), being reasonably satisfactory to the Standby Purchasers. Arch has agreed not to take certain actions (including incurring additional debt, amending the Arch Certificate and issuing Arch securities) without written consent from the Standby Purchasers.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Arch is unaware of any interests that any directors or officers of Arch have in connection with the Merger that are in addition to the interests of the stockholders of Arch generally. See "The Merger and the Reorganization-- Interests of Certain Persons in the Merger".

                                  RISK FACTORS

  In considering an investment in the Combined Company, participants in the Rights Offering should consider, among other risks, the risks associated with integrating the businesses of Arch and MobileMedia, the structure of the Merger and the Reorganization and financing the future capital needs of the Combined Company following the Merger. Other risks to be considered include risks of the Combined Company related to competition, technological change, government regulation, subscriber turnover, reliance on equipment suppliers, dependence on key personnel and possible volatility of stock price. Each of Arch and MobileMedia has a history of operating losses. Arch does not anticipate that it will make any cash distributions to its stockholders after the Merger and expects to continue to have a highly leveraged capital structure. Participation in the Rights Offering involves certain market risks, illiquidity in certain of the Securities being offered and substantial dilution. See "Risk Factors".

                              THE RIGHTS OFFERING

Securities Offered..........  108,500,000 transferable Rights. Each Right will entitle its holder to subscribe for and purchase one Share of Stock.

Distribution Ratio..........  One Right for each $4.28 of each Unsecured Credi-
                              tor's allowed Unsecured Claims in the Insolvency Proceedings. No fractional Rights will be dis-tributed.

Allocation of Rights........  A total of 106,218,038 Rights has been allocated and distributed on the basis of Unsecured Claims allowed to date. If additional Unsecured Claims are allowed prior to the Confirmation Date, addi-tional Rights will be allocated and distributed to the holders of such Unsecured Claims; any un-allocated Rights will be sold by Arch for cash (or in such other manner as Arch reasonably de-termines) for the account of holders of Unsecured Claims allowed thereafter, or as otherwise pro-vided in the Amended Plan.

Subscription Price..........  $2.00 per Right payable in cash.

Oversubscription
 Privileges.................  None, except incident to the commitments of the
                              Standby Purchasers.

Standby Purchasers..........  The Standby Purchasers have made binding written commitments, subject to certain conditions,
                              (i) to subscribe for the full number of Shares subject to Rights which they are entitled to re-ceive based upon their Unsecured Claims (a total of 56,760,000 Shares) and (ii) to act as standby purchasers of any and all unsubscribed Shares at the Subscription Price (a maximum of 51,740,000 Shares). See "The Rights Offering--Standby Pur-chase Agreements".

Common Stock and Class B
 Common Stock...............  All purchasers will acquire Shares of Common
                              Stock, except that Standby Purchasers or their affiliates will instead acquire Shares of Class B Common Stock to the extent described under "The Rights Offering--Standby Purchase Agreements" if they would otherwise hold more in the aggregate than 49.0% of the securities of Arch generally entitled to vote on the election of directors or 49.0% of the total voting power of the outstand-ing securities of Arch on an as-converted basis and further assuming the exercise of all the Standby Purchasers' Warrants. Shares of Common Stock and

                              Class B Common Stock are identical except that holders of Common Stock are entitled to vote on the election of directors and cast one vote per share on all other matters while holders of Class B Common Stock are not entitled to vote on the election of directors and are entitled to cast 1/100th of one vote per share on all other mat-ters. Shares of Class B Common Stock are convert-ible into an equal number of shares of Common Stock in specified circumstances. See "Descrip-tion of Securities".

Standby Purchasers'
 Warrants...................  Each Standby Purchasers' Warrant will entitle its holder to purchase one share of Common Stock for a Warrant Exercise Price of approximately $3.25 payable solely in cash. The exact amount of the Warrant Exercise Price will be equal to the amount that would result at September 1, 2001 from an investment of $2.00 made at the Effective Time assuming a 20% per annum internal rate of return. The Standby Purchasers' Warrants will be exercisable from date of issuance through Septem-ber 1, 2001.

Equity Securities to be
 Outstanding Following the
 Rights Offering............  Approximately 148.5 million shares of Common
                              Stock on an as-converted basis (including for this purpose any Class B Common Stock and 250,000 shares of Series C Preferred Stock that are cur-rently convertible into shares of Common Stock, and assuming no exercise of Arch Participation Rights), and approximately 197.1 million shares after giving further effect to the exercise of all Warrants issued in connection with the Merger and the Reorganization.

Expiration Date.............  5:00 p.m., New York City time, on a date selected by Arch and MobileMedia on or prior to the later of (i) the Confirmation Date or (ii) the date on which the FCC Grant is issued, which date must be at least 15 days after the date on which all closing conditions in the Merger Agreement have been satisfied or, if legally permissible, waived (other than the conditions relating to (i) the requirement that the FCC Grant has become a final order, (ii) the requirement that the Confirmation Order has become a final order and (iii) certain other conditions which by their terms cannot be satisfied until the Effective Time). Rights not exercised prior to the Expiration Date will be void and will no longer be exercisable by any Rights holder.

Subscription Agent..........  The Bank of New York will serve as Subscription
                              Agent for the Rights Offering.

Information Agent...........  MacKenzie Partners, Inc. will serve as Informa-
                              tion Agent for the Rights Offering.

Method of Exercise of
 Rights.....................  Unsecured Creditors or their transferees may sub-
                              scribe by properly completing and signing the Subscription Certificate evidencing the Rights, and forwarding such Subscription Certificate to-gether with payment in good funds of the Sub-scription Price for the Shares subscribed for, to the Subscription Agent, on or prior to the Expira-tion Date. In forwarding Subscription Certifi-cates by mail, it is recommended that insured, registered mail be used. See "The Rights Offer-ing--Method of Exercise of Rights".

NO REVOCATION...............  ONCE A HOLDER OF RIGHTS HAS SUBSCRIBED, SUCH SUB-
                              SCRIPTION MAY NOT BE REVOKED. SEE "THE RIGHTS OF-FERING--NO REVOCATION".

Exercise Through Others.....  Persons holding Unsecured Claims beneficially and receiving Rights issuable with respect thereto, through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding Rights directly who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect such transaction for them. See "The Rights Offering--Method of Exercise of Rights".

Foreign Holders.............  Subscription Certificates will not be mailed to holders whose addresses are outside the United States, but will be held by the Subscription Agent for their accounts. To exercise the Rights represented thereby, such holders must notify the Subscription Agent and take all other steps which are necessary to exercise the Rights on or prior to 5:00 p.m., New York City time, on the Expira-tion Date. See "The Rights Offering--Foreign and Certain Other Holders".

Transfer....................  The Rights are transferable, although it is not expected that they will trade on the Nasdaq Na-tional Market, the Electronic Bulletin Board or elsewhere. It is not expected that a market for the Rights will develop or that, if a market de-velops, the market will remain available through-out the period during which the Rights may be ex-ercised, or that the Rights will trade at any particular price levels. See "The Rights Offer-ing--Method of Transferring Rights".

Escrow of Funds.............  Subscribed funds will be held in a segregated ac-
                              count pending consummation of the Merger. If the Merger is not consummated, the Rights Offering will terminate and subscribed funds in the escrow account will be returned. No interest will be paid to subscribers on their subscribed funds.

Use of Proceeds.............  Arch intends to use substantially all of the pro-
                              ceeds of the Rights Offering to pay a portion of the cash consideration payable to secured credi-tors of MobileMedia pursuant to the Amended Plan.

Trading Symbol..............  Arch's Common Stock is traded on the Nasdaq Na-
                              tional Market under the symbol "APGR". Arch has filed applications to have the Shares of Common Stock approved for quotation on the Nasdaq Na-tional Market. No assurance can be given that such applications will be approved. Arch does not intend for the Rights or Class B Common Stock to be so quoted.

Resale......................  The Securities may be resold without registration under the Securities Act by Unsecured Creditors and their assignees who are not affiliates (as defined herein) of Arch or underwriters within the meaning of the Securities Act or Section 1145 of the Bankruptcy Code. The Standby Purchasers and any other Unsecured Creditors who acquire 10% or more of the Common Stock may be deemed to be statutory underwriters with respect to the Secu-rities they purchase. Arch intends to file a sep-arate registration statement or statements cover-ing certain resales of the Shares by affiliates, Standby Purchasers or others.

                           FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained herein (including, without limitation, statements to the effect that Arch, MMC, Parent or their respective managements or boards of directors "believe", "expect", "anticipate", "plan" and similar expressions) that are not statements of historical fact should be considered forward-looking statements. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Arch, MMC, Parent or their respective managements or boards of directors. Achieving the anticipated benefits of the Merger and the Reorganization will depend in significant part upon whether the integration of the two companies' businesses is accomplished in an efficient manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, distribution, and accounting and finance functions and expansion of information and management systems. The integration process could divert the attention of management, and any difficulties or problems encountered in the transition process could have a material adverse effect on the Combined Company following the Merger. In addition, the process of combining the companies could cause the interruption of, or a loss of momentum in, the activities of the respective businesses, which could also have a material adverse effect on the Combined Company. The difficulty of combining the businesses may be increased by the need to integrate personnel and the geographic distance separating the organizations. There can be no assurance that Arch will retain key employees or that Arch will realize any of the other anticipated benefits of the Merger. See "Risk Factors".

  The unaudited Combined Company Projections (the "Combined Company Projections") contained herein have been prepared jointly by Arch and MobileMedia as a projection of possible future results based upon the assumptions set forth therein, and are dependent on many factors over which neither Arch nor MobileMedia has any control. No assurance can be given that any of the assumptions on which the Combined Company Projections are based will prove to be correct. THE LAST REPORTED SALE PRICE OF COMMON STOCK WAS $1.34375 PER SHARE ON JANUARY 4, 1999. FOR PURPOSES OF PREPARING THE COMBINED COMPANY PROJECTIONS, ARCH HAS ASSUMED THE MARKET VALUE OF THE COMMON STOCK TO BE $2.00. SEE "RISK FACTORS--UNCERTAINTIES RELATED TO THE MERGER AND THE REORGANIZATION-- USE OF PRO FORMA ASSUMPTIONS" AND "THE COMBINED COMPANY--UNAUDITED FINANCIAL PROJECTIONS AND OPERATIONAL COST SYNERGIES". ARCH AND MOBILEMEDIA DO NOT AS A MATTER OF COURSE MAKE PUBLIC ANY PROJECTIONS AS TO FUTURE PERFORMANCE OR EARNINGS. THE COMBINED COMPANY PROJECTIONS CONTAINED HEREIN WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH (I) PUBLISHED GUIDELINES OF THE SEC, (II) THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR (III) GAAP. ARTHUR ANDERSEN LLP, THE INDEPENDENT PUBLIC ACCOUNTANTS FOR ARCH, HAS NEITHER COMPILED NOR EXAMINED SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS. ERNST & YOUNG LLP, THE INDEPENDENT AUDITORS FOR MOBILEMEDIA, HAS NEITHER COMPILED NOR EXAMINED SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, SUCH PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, RELATING TO THE FUTURE BUSINESS AND OPERATIONS OF ARCH AND MOBILEMEDIA AND THE INTEGRATION OF THEIR OPERATIONS AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF ARCH AND MOBILEMEDIA. NEITHER ARCH, ON THE ONE HAND, NOR MOBILEMEDIA OR PARENT, ON THE OTHER HAND, MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THE COMBINED COMPANY PROJECTIONS OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED.

  FOR A DISCUSSION OF SOME OF THE FACTORS WHICH COULD CAUSE FUTURE RESULTS TO VARY, SEE "RISK FACTORS".

                                 RISK FACTORS

  In evaluating the Rights Offering, prospective investors should carefully consider the following factors, as well as the other information included in this Prospectus and the Annexes hereto.

UNCERTAINTIES RELATED TO THE MERGER AND THE REORGANIZATION

CHALLENGES OF BUSINESS INTEGRATION

  There can be no assurance that the expectations regarding the future operations of Arch following the Merger described in "The Merger and the Reorganization--Arch Reasons for the Merger" will be fulfilled. The success of the Merger will depend in part on the ability of Arch to effectively integrate the businesses of Arch and MobileMedia. The process of integrating the businesses of Arch and MobileMedia may involve unforeseen difficulties and may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch following the Merger. Although it is anticipated that the Merger will provide the opportunity for synergies and efficiencies, there can be no assurance as to the timing or amount of synergies or efficiencies that may ultimately be attained. Certain of the anticipated benefits of the Merger may not be achieved if Arch's and MobileMedia's existing operations are not successfully integrated in a timely manner. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures. There can be no assurance that Arch will be able to successfully integrate MobileMedia's operations or, even if successfully integrated, that Arch's operating performance after the Merger will be successful. If Arch is not successful in integrating MobileMedia's operations or if the integrated operations fail to achieve market acceptance, Arch would be materially adversely affected. In addition, following the Merger, the implementation of Arch's business strategy will be subject to numerous other contingencies beyond the control of Arch, including general and regional economic conditions, interest rates, competition, changes in regulation and the ability to attract and maintain skilled employees. As a result, no assurance can be given that the Merger will be successful or that Arch's business strategies will prove effective or that Arch will achieve its goals after the Merger. See "Business--Arch--Business Strategy".

CERTAIN RISKS ASSOCIATED WITH THE MERGER

  Arch is party to various contractual arrangements, including, without limitation, credit agreements and indentures, under which the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Amended Plan could (i) result in a breach, violation, default or conflict,
(ii) give other parties thereto rights of termination or cancellation or (iii) have other adverse consequences for Arch. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which other parties to such arrangements may seek to assert any such rights and pursue any such remedies, and the ability of Arch to resolve such matters on acceptable terms. Under the indentures governing notes issued by Arch and its wholly owned subsidiary, Arch Communications, Inc. ("ACI"), having an aggregate principal balance of approximately $722.8 million as of September 30, 1998, Arch and ACI would be obligated to offer to repurchase such notes at the aggregate principal amount of such notes, plus accrued and unpaid interest and liquidated damages, upon a change of control as defined therein. Arch believes that consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Amended Plan will not constitute such a change in control. Although it is expected that the foregoing matters will not have a material adverse effect on Arch, there can be no assurance that the other parties to such agreements and indentures will not allege that the Merger constitutes either a breach or default or a change in control of Arch. See "Description of Certain Arch Indebtedness".

TRANSACTION COSTS

  Arch estimates that it will incur direct transaction costs of approximately $25.0 million associated with the Merger. This amount is a preliminary estimate only and is therefore subject to change. In addition, if Arch stockholders do not approve the Merger, Parent and MMC could terminate the Merger Agreement and Arch may be required to pay a $32.5 million termination fee to Parent. There can be no assurance that Arch will not incur significant additional costs in connection with the Merger.

SUBSTANTIAL AMORTIZATION CHARGES

  A significant effect of using purchase accounting treatment for the Merger will be to record a substantial amount of goodwill and other intangible assets which will result in substantial amortization charges to the consolidated income of Arch over the useful lives of such assets. The incremental amount of such charges is estimated to be approximately $26.0 million per year for ten years; however, actual charges could vary significantly in the event the underlying assets are impaired or the related useful lives of such assets are less than currently estimated. See "Unaudited Selected Pro Forma Consolidated Financial Data".

USE OF PRO FORMA ASSUMPTIONS

  For purposes of presenting the pro forma condensed consolidated financial statements included in this Prospectus, Arch has assumed the market value of the Common Stock issued pursuant to the Merger Agreement and the Amended Plan will be $2.00. On January 4, 1999, the closing market price of Common Stock was $1.34375. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

RISKS COMMON TO ARCH AND MOBILEMEDIA

GROWTH AND ACQUISITION STRATEGY

  Arch believes that the paging industry has experienced, and will continue to experience, consolidation due to factors that favor larger, multi-market paging companies, including (i) the ability to obtain additional radio spectrum, (ii) greater access to capital markets and lower costs of capital,
(iii) broader geographic coverage of paging systems, (iv) economies of scale in the purchase of capital equipment, (v) operating efficiencies and (vi) enhanced access to executive personnel.

  Arch has pursued, and, if the Merger is consummated, Arch intends for the Combined Company to continue to pursue, acquisitions of paging businesses as a key component of its growth strategy. However, the process of integrating acquired paging businesses may involve unforeseen difficulties and may require a disproportionate amount of the time and attention of Arch's management. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that any future acquisitions by Arch will be successful. See "Business--Arch--Paging and Messaging Services, Products and Operations".

  Implementation of Arch's growth strategy will be subject to numerous other contingencies beyond the control of its management. These contingencies include national and regional economic conditions, interest rates, competition, changes in regulation or technology and the ability to attract and retain skilled employees. Accordingly, no assurance can be given that Arch's growth strategy will prove effective or that its goals will be achieved. See "Business--Arch--Business Strategy" and "--Competition".

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  Arch's business strategy requires the availability of substantial funds to finance the continued development and future growth and expansion of its operations, including possible acquisitions. The amount of capital required by Arch following the Merger will depend upon a number of factors, including subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy and acquisition strategies and opportunities. No assurance can be given that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. The unavailability of sufficient financing when needed would have a material adverse effect on Arch. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Arch Indebtedness".

COMPETITION AND TECHNOLOGICAL CHANGE

  Arch and MobileMedia each face competition from other paging service providers in all markets in which they operate, as well as from certain competitors who hold nationwide licenses. Monthly fees for basic paging services have, in general, declined in recent years, due in part to competitive conditions, and Arch may face significant price-based competition in the future which could have a material adverse effect on Arch. Certain competitors of Arch and MobileMedia possess greater financial, technical and other resources than will Arch following the Merger. A trend towards increasing consolidation in the paging industry in particular and the wireless communications industry in general in recent years has led to competition from increasingly larger and better capitalized competitors. If any of such competitors were to devote additional resources to the paging business or focus on Arch's or MobileMedia's particular markets, there could be a material adverse effect on the Combined Company following the Merger.

  Competitors are currently using and developing a variety of two-way paging technologies. Neither Arch nor MobileMedia presently provides such two-way services, other than as a reseller. Although such services generally are higher priced than traditional one-way paging services, technological improvements could result in increased capacity and efficiency for such two-way paging technologies and, accordingly, could result in increased competition for Arch and/or MobileMedia. Future technological advances in the telecommunications industry could increase new services or products competitive with the paging services provided by Arch and MobileMedia or could require Arch or MobileMedia to reduce the price of their paging services or incur additional capital expenditures to meet competitive requirements. Recent and proposed regulatory changes by the FCC are aimed at encouraging such technological advances and new services. Other forms of wireless two-way communications technology, including cellular and broadband personal communications services ("PCS"), and specialized mobile radio services, also compete with the paging services that Arch and MobileMedia currently provide. While such services are primarily focused on two-way voice communications, service providers are, in many cases, electing to provide paging services as an adjunct to their primary services. Technological change also may affect the value of the pagers owned by Arch and MobileMedia and leased to their respective subscribers. If Arch's or MobileMedia's subscribers request more technologically advanced pagers, including, but not limited to, two-way pagers, Arch or MobileMedia could incur additional inventory costs and capital expenditures if required to replace pagers leased to its subscribers within a short period of time. Such additional investment or capital expenditures could have a material adverse effect on Arch and MobileMedia. There can be no assurance that Arch or MobileMedia will be able to compete successfully with current and future competitors in the paging business or with competitors offering alternative communication technologies. See "Industry Overview-- Competition".

GOVERNMENT REGULATION, FOREIGN OWNERSHIP AND POSSIBLE REDEMPTION

  The paging operations of Arch and MobileMedia are subject to regulation by the FCC and various state regulatory agencies. The FCC paging licenses granted to Arch and MobileMedia are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. With the exception of the pending FCC proceeding regarding MobileMedia's qualifications to remain an FCC licensee (see "The Merger and the Reorganization--Regulatory Approvals"), Arch and MobileMedia are unaware of any circumstances which would prevent the grant of any pending or future renewal applications; however, no assurance can be given that any of Arch's or MobileMedia's renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire, thereby increasing the chances of third party interventions in the renewal proceedings. Other than those renewal applications still pending, the FCC has thus far granted each license renewal application that Arch and MobileMedia have filed. There can be no assurance that the FCC and various state regulatory agencies will not propose or adopt regulations or take actions that would have a material adverse effect on Arch or MobileMedia or, if the Merger is consummated, on the Combined Company following the Merger.

  The FCC's review and revision of rules affecting paging companies is ongoing and the regulatory requirements to which Arch and MobileMedia are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (for example, a Major Trading Area as defined by Rand McNally) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded pursuant to auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and MobileMedia are each participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands. The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and MobileMedia), whether these coverage requirements should be imposed on a nationwide or regional basis, and whether--if such requirements are imposed--failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, Arch and MobileMedia might have to accelerate the build-out of their systems in certain areas.

  Changes in regulation of Arch's and MobileMedia's paging businesses or the allocation of radio spectrum for services that compete with Arch's and MobileMedia's business could adversely affect their results of operations. In addition, some aspects of the Telecommunications Act of 1996 (the "Telecommunications Act") may place additional burdens upon Arch and MobileMedia or subject them to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 1-800 number paging. Arch and MobileMedia have generally passed these costs on to their subscribers, which makes their services more expensive and which could affect the attraction or retention of customers; however, there can be no assurance that Arch and MobileMedia will be able to continue to pass on these costs. These rules are the subject of several judicial appeals. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services, including to low-income consumers ("Universal Service"). Prior to the implementation of the Telecommunications Act, Universal Service obligations largely were met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, certain telecommunications carriers, including Arch and MobileMedia, are required to contribute to a revised fund created for Universal Service (the "Universal Service Fund"). In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on state revenues. Neither Arch nor MobileMedia can yet know the impact of these state contribution requirements, if enacted and applied to Arch and MobileMedia. Moreover, neither Arch nor MobileMedia is able at this time to estimate the amount of any such payments that it will be able to bill to their subscribers; however, payments into the Universal Service Fund will likely increase the cost of doing business.

  Moreover, in a rulemaking proceeding pertaining to interconnection between local exchange carriers ("LECs") and commercial mobile radio services ("CMRS") providers such as MobileMedia and Arch, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position. Depending on further FCC disposition of these issues, Arch and MobileMedia may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If these issues are ultimately resolved by the FCC in favor of CMRS providers, then Arch and MobileMedia will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, Arch and MobileMedia likely would be required to pay all past due contested charges and may also be assessed interest and late charges for the withheld amounts. Although these requirements have not to date had a material adverse effect on Arch or MobileMedia, these or similar requirements could in the future have a material adverse effect on Arch or MobileMedia. See "Industry Overview-- Regulation".

  The Communications Act also limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. Arch and MobileMedia own or control several radio common carriers and are accordingly subject to these foreign investment restrictions. Because Arch and MobileMedia are each individually parents of radio common carriers (but are not radio common carriers themselves), Arch and MobileMedia may not have more than 25% of their stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. In connection with the World Trade Organization Agreement (the "WTO Agreement")-- agreed to by 69 countries--the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of permitting a foreign interest in excess of 25% if the foreign investor's home market country signed the WTO Agreement. Arch's and MobileMedia's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview-- Regulation". The Arch Certificate permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the Delaware General Corporation Law ("DGCL") (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries (including MobileMedia following the Merger). See "--High Degree of Leverage After the Merger", "--Competition and Technological Change" and "Industry Overview--Regulation".

HIGH DEGREE OF LEVERAGE AFTER THE MERGER

  Each of Arch and MobileMedia is, and after the consummation of the Merger Arch expects the Combined Company will continue to be, highly leveraged. At September 30, 1998, Arch's total debt was $992.8 million compared with total assets of $942.4 million and Arch's latest nine-month annualized EBITDA (net of restructuring charges, equity in loss of affiliates, income tax benefit, interest and non-operating expenses (net) and extraordinary items ("Arch Adjusted EBITDA")) was $140.7 million. At September 30, 1998 MobileMedia's total debt was $905.7 million compared with total assets of $577.3 million and its adjusted latest nine-month annualized EBITDA (representing earnings before other income (expense), taxes, depreciation, amortization, impairment of long-lived assets, amortization of deferred gain on tower sale and restructuring costs) ("MobileMedia Adjusted EBITDA") was $124.1 million at September 30, 1998. After giving effect to the Merger, the sale of MMC's transmission towers and related real property (the "MobileMedia Tower Site Sale"), the elimination of indebtedness of MobileMedia as contemplated by the Amended Plan and the incurrence of additional indebtedness by Arch in connection with the Merger and the Amended Plan on a pro forma basis (but excluding the impact of expected operational cost synergies), the Combined Company would have had long-term debt of $1.3 billion compared with total assets of $1.6 billion and latest nine-month annualized Adjusted Pro Forma EBITDA at September 30, 1998 of $254.6 million. See "--Risks Related to Arch--Arch's Indebtedness and High Degree of Leverage", "Selected Historical Consolidated Financial and Operating Data--Arch", "--MobileMedia", and "Unaudited Selected Pro Forma Consolidated Financial Data".

SUBSCRIBER TURNOVER

  The results of operations of wireless messaging service providers, such as Arch and MobileMedia, can be significantly affected by subscriber cancellations. Since filing for bankruptcy protection on January 30, 1997, MobileMedia has experienced a significant decline in subscribers. At September 30, 1998, MobileMedia had 3,182,207 units in service compared to 3,440,342 units in service at December 31, 1997. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Because the paging business is characterized by high fixed costs, cancellations directly and adversely affect EBITDA. An increase in the subscriber cancellation rate could have a material adverse effect on Arch or MobileMedia. See "Business-- MobileMedia--Sales and Marketing".

DEPENDENCE ON THIRD PARTIES

  Neither Arch nor MobileMedia manufactures any of the pagers used in their respective paging operations. Arch and MobileMedia each buy pagers primarily from Motorola and NEC America Inc. and therefore are dependent on such manufacturers to obtain sufficient pager inventory for new subscriber and replacement needs. In addition, Arch and MobileMedia purchase terminals and transmitters primarily from Glenayre Electronics, Inc. and Motorola and thus are dependent on such manufacturers for sufficient terminals and transmitters to meet their expansion and replacement requirements. To date, neither Arch nor MobileMedia (other than, in the case of MobileMedia, in the period leading up to MobileMedia's bankruptcy filing) has experienced significant delays in obtaining pagers, terminals or transmitters, but there can be no assurance that neither Arch nor MobileMedia will experience such delays in the future. Arch's purchase agreement with Motorola expires on June 19, 1999, although it contains a provision for renewals for one-year terms. MobileMedia's agreement with Motorola will expire on February 6, 1999, although it provides for renewals for one-year terms. In addition, at the Effective Time, MobileMedia will need to provide Motorola with credit support in respect of MobileMedia's obligations to Motorola. There can be no assurance that Arch's or MobileMedia's respective agreements with Motorola will be renewed or, if renewed, that such agreements will be on terms and conditions as favorable to Arch or MobileMedia as those under the current agreements. Although Arch believes that sufficient alternative sources of pagers, terminals and transmitters exist, there can be no assurance that Arch would not be materially adversely affected if it were unable to obtain these items from current supply sources or on terms comparable to existing terms. See "Business--Arch--Sources of Equipment" and "--MobileMedia--Sources of Equipment". Finally, Arch and MobileMedia rely on third parties to provide satellite transmission for some aspects of their paging services. To the extent there are satellite outages or if satellite coverage is otherwise impaired, Arch and MobileMedia may experience a loss of service until such time as satellite coverage is restored, which could have a material adverse effect on Arch or MobileMedia.

POSSIBLE ACQUISITION TRANSACTIONS

  Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such continued industry consolidation. Arch has evaluated and expects to continue to evaluate possible acquisition transactions on an ongoing basis and at any given time may be engaged in discussions with respect to possible acquisitions or other business combinations. The process of integrating acquired paging businesses may involve unforeseen difficulties and may require a disproportionate amount of the time and attention of Arch's management and financial and other resources. No assurance can be given that suitable acquisition transactions can be identified, financed and completed on acceptable terms, that Arch's future acquisitions will be successful, or that Arch will participate in any future consolidation of the paging industry. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations".

DEPENDENCE ON KEY PERSONNEL

  The success of Arch will depend, to a significant extent, upon the continued services of a relatively small group of executive personnel. Arch does not have employment agreements with, or maintain life insurance on the lives of, any of its current executive officers, although certain executive officers have entered into non-competition agreements and all executive officers have entered into executive retention agreements with Arch. The loss or unavailability of one or more of its executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on Arch. See "Business--Arch Management".

IMPACT OF THE YEAR 2000 ISSUE

  The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Combined Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, within the next year the computerized systems (including both information and non-information technology systems) and applications used by the Combined Company will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

 ARCH

  Arch has created a cross-functional project group (the "Y2K Project Group") to work on the Year 2000 problem. The Y2K Project Group is finishing its analysis of external and internal areas likely to be affected by the Year 2000 problem. It has classified the identified areas of concern into either a mission critical or non-mission critical status. For the external areas, Arch has distributed vendor surveys to its primary and secondary vendors. The surveys requested information about hardware and/or software supplied by information technology vendors as well as non-information technology system vendors that might use embedded technologies in their systems or products. Information was requested regarding the vendor's Year 2000 compliance planning, timing, status, testing and contingency planning. As part of its evaluation of Year 2000 vulnerability related to its pager and paging equipment vendors, Arch has discussed with them their efforts to identify potential issues associated with their equipment and/or software and has concluded that, to the extent any vulnerability exists, it has been addressed. Internally, Arch has initiated an inventory audit of hardware and software testing for both its corporate and divisional operations. These areas of operation include: information systems, finance, operations, inventory, billing, pager activation and purchasing. Additional testing is scheduled to conclude in the first quarter of 1999.

  Arch expects that it will incur costs to replace existing hardware, software and paging equipment, which will be capitalized and amortized in accordance with Arch's existing accounting policies, while maintenance or modification costs will be expensed as incurred. Arch has upgraded hardware to enable compliance testing to be performed on dedicated test equipment in an isolated production-like environment. Based on Arch's costs incurred to date, as well as estimated costs to be incurred over the next fourteen months, Arch does not expect that resolution of the Year 2000 problem will have a material adverse effect on its results of operations and financial condition. Costs of the Year 2000 project are based on current estimates and actual results may vary significantly from such estimates once detailed plans are developed and implemented.

  While it is Arch's stated goal to be compliant, on an internal basis, by September 30, 1999, Arch may face the possibility that one or more of its mission critical vendors, such as its utility providers, telephone carriers or satellite carriers, may not be Year 2000 compliant. Because of the unique nature of such vendors, alternative providers of these services may not be available. Additionally, although Arch has initiated its test plan for its business-related hardware and software applications, there can be no assurance that such testing will detect all applications that may be affected by the Year 2000 problem. Lastly, Arch does not manufacture any of the pagers or paging-related equipment used by its customers or for its own paging operations. Although Arch has initiated testing of such equipment it has relied to a large extent on the representations of its vendors with respect to their readiness. Arch can offer no assurances as to the accuracy of such vendors' representations.

  Arch has initiated the process of designing and implementing contingency plans relating to the Year 2000 problem. To this end, each department will identify the likely risks and determine commercially reasonable solutions. The Y2K Project Group will collect and review the determinations on both a department-by-department and company-wide basis. Arch intends to complete its Year 2000 contingency planning during calendar year 1999.

 MOBILEMEDIA

  MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

  With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and run to identify any Year 2000 compliance issues. While the results of the tests are still being analyzed, relatively few Year 2000 problems were identified. Additional testing is scheduled for the first quarter of 1999, including testing of MobileMedia's financial and human resource software packages. There can be no assurance, however, that such testing has, or will, detect all compliance issues related to the Year 2000 problem.

  With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

 Estimated Year 2000 Compliance Costs

  MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to the Year 2000 compliance matters. To date, MobileMedia has incurred approximately $50,000 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $150,000 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $200,000 on additional software and other items related to the Year 2000 compliance matters.

  In addition, MobileMedia estimates that it will incur approximately $200,000 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia has also upgraded its paging network hardware over the fiscal year 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

 Risks relating to Year 2000 Compliance Matters

  MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during calendar year 1999. Although MobileMedia has begun and is undertaking testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

 Contingency Planning

  MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The Task Force will undertake a review of these assessments in respect of application of contingency plans on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning in respect of Year 2000 compliance during calendar year 1999.

NO DIVIDENDS

  Neither Arch nor MobileMedia has ever declared or paid cash dividends. Neither Arch nor MobileMedia intends, and if the Merger is consummated Arch does not intend, to declare or pay any cash dividends in the foreseeable future. Certain covenants in the bank credit facility (the "API Credit Facility") of Arch Paging, Inc. ("API"), an indirect wholly owned subsidiary of Arch, and in other Arch debt instruments, effectively prohibit the declaration or payment of cash dividends by Arch for the foreseeable future. In addition, the terms of the Series C Preferred Stock generally prohibit the payment of cash dividends on Stock unless all accrued and unpaid dividends on the Series C Preferred Stock are paid in full. See "Market Price Information and Dividend Policy", "Description of Securities--Series C Preferred Stock" and "Description of Certain Arch Indebtedness".

HISTORY OF LOSSES

  Since their respective inceptions, Arch has not reported any net income while MobileMedia reported net income of $42.3 million in the nine months ended September 30, 1998 resulting from a gain of $94.1 million on the sale of its tower site assets. Arch reported net losses of $36.6 million, $114.7 million, $181.9 million and $157.8 million in the fiscal years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, respectively. MobileMedia reported net losses of $41.1 million, $1.1 billion and $124.6 million in the years ended December 31, 1995, 1996 and 1997 and net income of $42.3 million in the nine months ended September 30, 1998, respectively, and has operated as a debtor-in-possession under Chapter 11 from January 30, 1997 to the present. For the year ended December 31, 1997 and the nine months ended September 30, 1998, and after giving effect to the Merger and the Related Transactions, Arch would have incurred, on a pro forma basis, a loss before extraordinary item of $313.3 million and $127.2 million, respectively. See Arch's Consolidated Financial Statements and MobileMedia's Consolidated Financial Statements included elsewhere herein and "Arch Communications Group, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations".

  For both Arch and MobileMedia, these historical net losses have resulted principally from substantial depreciation and amortization expense, primarily related to intangible assets and pager depreciation, interest expense, the impairment of long-lived assets (in the case of MobileMedia) and other costs of growth. Substantial and increased amounts of debt are expected to be outstanding for the foreseeable future, which will result in significant additional interest expense which could have a material adverse effect on Arch following the Merger. See "--Future Capital Needs; Uncertainty of Additional Funding" and "--High Degree of Leverage After the Merger". Arch expects to continue to report net losses for the foreseeable future, whether or not the Merger is consummated. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations", Arch's Consolidated Financial Statements and MobileMedia's Consolidated Financial Statements included elsewhere herein.

VOLATILITY OF TRADING PRICE

  The market price of Common Stock is subject to significant fluctuation and has recently declined. Between November 1, 1997 and January 4, 1999, the reported sale price of Common Stock on the Nasdaq National Market has ranged from a low of $.6875 per share (in October 1998) to a high of $8.00 per share (in November 1997). The trading price of Common Stock following the Merger will likely be affected by numerous factors, including the risk factors set forth herein, as well as prevailing economic and financial trends and conditions in the public securities markets. During recent periods, share prices of paging companies such as Arch and Parent have exhibited a high degree of volatility. Shortfalls in revenues or EBITDA from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of Common Stock in any given period. Such shortfalls may result from events that are beyond Arch's immediate control and can be unpredictable. The trading price of Arch's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly held companies in the paging industry generally, which may not have any direct relationship with Arch's business or long-term prospects. See "Market Price Information and Dividend Policy".

RISKS RELATING TO THE UNAUDITED COMBINED COMPANY PROJECTIONS

  The managements of Arch and MobileMedia have jointly prepared the Combined Company Projections contained herein in connection with the development of the Amended Plan to present the projected effects of the Amended Plan and the transactions contemplated thereby if the Merger is consummated. The Combined Company Projections assume that the Merger, the Amended Plan and the transactions contemplated thereby will be implemented in accordance with their terms. The assumptions and estimates underlying such Combined Company Projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, those enumerated therein or herein. Accordingly, the Combined Company Projections are not necessarily indicative of the future financial condition or results of operations of the Combined Company following the Merger, which may vary significantly from those set forth in the Combined Company Projections. Consequently, the projected financial information contained herein should not be regarded as a representation by Arch, the advisors of Arch, Parent, MobileMedia, the advisors of Parent and MobileMedia or any other person that the Unaudited Combined Company Projections can or will be achieved. See "Forward-Looking Statements".

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS; POSSIBLE LOSS OF CORPORATE TAX BENEFITS

  It is anticipated that (S)382 of the Tax Code will limit the amount of income earned by Arch after the Merger that may be offset by Arch's net operating loss carryforwards and other tax attributes. It is also anticipated that the net operating loss carryforwards and possibly other tax attributes of MMC will be substantially reduced as a result of consummation of the Amended Plan pursuant to (S)382 and (S)108 of the Tax Code. See "The Merger and the Reorganization--Material Federal Income Tax Consequences".

RISKS RELATED TO ARCH

ARCH'S INDEBTEDNESS AND HIGH DEGREE OF LEVERAGE

  Arch is highly leveraged. At September 30, 1998, Arch and its subsidiaries had outstanding $992.8 million of total debt, including (i) $125.0 million principal amount of ACI's 9 1/2% Senior Notes due 2004 (the "ACI 9 1/2% Notes"), (ii) $100.0 million principal amount of ACI's 14% Senior Notes due 2004 (the "ACI 14% Notes"), (iii) $127.5 million principal amount of ACI's 12 3/4% Senior Notes due 2007 (the "ACI 12 3/4% Notes" and, together with the ACI 9 1/2% Notes and the ACI 14% Notes, the "ACI Notes"), (iv) $359.9 million (accreted value) of Arch's 10 7/8% Senior Discount Notes due 2008 (the "Arch Discount Notes"), (v) $13.4 million principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 (the "Arch Convertible Debentures") and (vi) $267.0 million of borrowings under the API Credit Facility. See "Description of Certain Arch Indebtedness". Arch's high degree of leverage may have adverse consequences for Arch, including: (i) if necessary, the ability of Arch to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, may be impaired or extinguished or such financing may not be available on acceptable terms, if at all; (ii) a substantial portion of the Arch Adjusted EBITDA will be required to pay interest expense, which will reduce the funds which would otherwise be available for operations and future business opportunities; (iii) the API Credit Facility and the indentures (the "Arch Indentures") under which the ACI Notes are outstanding contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on Arch; (iv) Arch may be more highly leveraged than its competitors which may place it at a competitive disadvantage; (v) Arch's high degree of leverage will make it more vulnerable to a downturn in its business or the economy generally; and (vi) Arch's high degree of leverage may impair its ability to participate in the future consolidation of the paging industry. In April 1997, Arch reordered its operating priorities to improve capital efficiency and strengthen its balance sheet by placing a higher priority on leverage reduction than subscriber unit growth. As part of its reordered operating priorities, Arch has implemented various initiatives to reduce capital costs while sustaining acceptable levels of unit and revenue growth. As a result, Arch's rate of internal growth in pagers in service has slowed and is expected to remain below the rates of internal growth previously achieved by Arch, but Arch has not yet reduced its financial leverage significantly. There can be no assurance that Arch will be able to reduce its financial leverage significantly or that Arch will achieve an appropriate balance between growth which it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in EBITDA, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing debt instruments. EBITDA is not a measure defined in GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Arch Adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Certain Arch Indebtedness" and Arch's Consolidated Financial Statements and Notes thereto included elsewhere herein.

MERGER CASH REQUIREMENTS

  To fund the estimated cash payments required by the Merger of approximately $347.0 million (consisting of $262.0 million to fund a portion of the cash payments to MobileMedia's secured creditors and $85.0 million to fund estimated administrative expenses, amounts to be outstanding at the Effective Time under the DIP Credit Agreement and transaction expenses), API and The Bank of New York, Toronto Dominion (Texas), Inc., Royal Bank of Canada and Barclays Bank, PLC have executed a commitment letter for a $200.0 million increase to the API Credit Facility (the "API Credit Facility Increase") and ACI intends to issue $200.0 million of new senior notes (the "Planned ACI Notes"). The API Credit Facility Increase was approved on November 16, 1998 by all API lenders, but remains subject to final documentation. In addition, there can be no assurance that Arch will complete an offering of the Planned ACI Notes on terms satisfactory to it, if at all. As a result, ACI and The Bear Stearns Companies, Inc., TD Securities (USA), Inc., the Bank and Royal Bank of Canada have executed a commitment letter for a $120.0 million bridge facility (the "Bridge Facility") which would be available to Arch in the absence of an offering of the Planned ACI Notes. The Planned ACI Notes, the Bridge Facility and the Merger each require approval by the Required Lenders (as defined in the API Credit Facility), and there can be no assurance such approval will be granted. See "Description of Certain Arch Indebtedness-- Bridge Facility". If API's lenders do not grant the foregoing approvals, and Arch is not able to arrange alternative financing to make the cash payments required by the Merger and therefore could not consummate the Merger, and Arch's failure to perform its obligations under the Merger Agreement is not otherwise excused, Arch will be liable to pay the MobileMedia Breakup Fee of $32.5 million to MMC. See "The Merger Agreement--Certain Covenants and Agreements".

API CREDIT FACILITY, BRIDGE FACILITY AND INDENTURE RESTRICTIONS

  The API Credit Facility, the Bridge Facility and the Arch Indentures impose (or will impose) certain operating and financial restrictions on Arch. The API Credit Facility requires API and, in certain cases, ACI, to maintain specified financial ratios, among other obligations, including a maximum leverage ratio and a minimum fixed charge coverage ratio, each as defined in the API Credit Facility. In addition, the API Credit Facility limits or restricts, among other things, API's ability to: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale/leaseback transactions; (iv) make loans and investments; (v) incur indebtedness and contingent obligations; (vi) amend or otherwise alter debt instruments and other material agreements; (vii) engage in mergers, consolidations, acquisitions and asset sales; (viii) engage in transactions with affiliates; and (ix) alter its lines of business or accounting methods. In addition, the Bridge Facility and the Arch Indentures limit, among other things: (i) the incurrence of additional indebtedness by Arch and its Restricted Subsidiaries (as defined therein); (ii) the payment of dividends and other restricted payments by Arch and its Restricted Subsidiaries; (iii) asset sales; (iv) transactions with affiliates; (v) the incurrence of liens; and (vi) mergers and consolidations. Arch's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under the API Credit Facility, the Bridge Facility and/or the Arch Indentures.

Upon the occurrence of an event of default under the API Credit Facility, the Bridge Facility or the Arch Indentures, the creditors could elect to declare all amounts outstanding, together with accrued and unpaid interest, to be immediately due and payable. If Arch were unable to repay any such amounts, the creditors could proceed against the collateral securing certain of such indebtedness. If the lenders under the API Credit Facility accelerate the payment of such indebtedness, there can be no assurance that the assets of Arch would be sufficient to repay in full such indebtedness and the other indebtedness of Arch, including the Arch Notes and any borrowings under the Bridge Facility. In addition, because the API Credit Facility, the Bridge Facility and the Arch Indentures limit (or will limit) the ability of Arch to engage in certain transactions except under certain circumstances, Arch may be prohibited from entering into transactions that could be beneficial to Arch including the Merger, which is subject to the approval of the Required Lenders (as defined under the API Credit Facility). Arch will be incurring additional indebtedness in connection with the Merger and the Reorganization. See "-- Merger Cash Requirements" and "Description of Certain Arch Indebtedness".

POSSIBLE FLUCTUATIONS IN REVENUES AND OPERATING RESULTS

  Arch believes that future fluctuations in its revenues and operating results are possible as the result of many factors, including competition, subscriber turnover, new service developments and technological change. Arch's current and planned debt repayment levels are, to a large extent, fixed in the short term, and are based in part on its expectations as to future revenues, and Arch may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. Due to the foregoing or other factors, it is possible that due to future fluctuations Arch's revenue or operating results may not meet the expectations of securities analysts or investors, which may have a material adverse effect on the price of Common Stock. See "Market Price Information and Dividend Policy" and "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations".

DIVISIONAL REORGANIZATION OF ARCH

  In June 1998, the Arch Board approved a reorganization of its operations (the "Divisional Reorganization"). As part of such reorganization, which is expected to be implemented over a period of 18 to 24 months, Arch has consolidated its former Midwest, Western and Northern divisions into four existing operating divisions and is in the process of consolidating certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and to take advantage of various operating efficiencies. Once fully implemented, the Divisional Reorganization is expected to result in annual cost savings of approximately $15.0 million. Arch expects to reinvest a portion of these cost savings to expand its sales activities. In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce,
(ii) plans to close certain office locations and redeploy other real estate assets and (iii) recorded a restructuring charge of $16.1 million in the second quarter of 1998. The restructuring charge consisted of approximately
(i) $9.7 million for employee severance, (ii) $3.5 million for lease obligations and terminations, (iii) $1.4 million for the writedown of fixed assets and (iv) $1.5 million of other costs. There can be no assurance that the expected cost savings will be achieved or that the reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such reorganization may be increased by the need to integrate MobileMedia's operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of MobileMedia would have a material adverse effect on Arch. See "--Uncertainties Related to the Merger and the Reorganization--Challenges of Business Integration".

ANTI-TAKEOVER PROVISIONS

  The Arch Restated Certificate of Incorporation (the "Arch Certificate") and the Arch By-laws (the "Arch By-laws") include provisions for a classified Board of Directors, the issuance of "blank check" preferred stock (the terms of which may be fixed by the Arch Board without further stockholder approval), a prohibition on stockholder action by written consent in lieu of a meeting and certain procedural requirements governing stockholder meetings. Arch also has a stockholders rights plan. In addition,
Section 203 of the DGCL will, with certain exceptions, prohibit Arch from engaging in any business combination with any "interested stockholder" (as defined therein) for a three-year period following the date that such stockholder becomes an interested stockholder. Such provisions may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch. See "Description of Securities--Anti-Takeover Provisions".

RISKS RELATED TO MOBILEMEDIA

DISRUPTION OF OPERATIONS PRIOR TO AND FOLLOWING BANKRUPTCY FILING

  MobileMedia's business operations have been adversely affected by integration difficulties following its acquisition of MobileComm and Dial Page, by liquidity problems arising prior to its January 30, 1997 bankruptcy filing and by the reluctance of some customers and potential customers to do business with MobileMedia while it operates under Chapter 11. In addition, one of MobileMedia's primary assets is its experienced employees, who have the ability to leave MobileMedia and to deprive it of the skill and knowledge essential for executing its business strategy. Any further deterioration of MobileMedia's business, or the loss of significant numbers of key employees, could have a material adverse effect on MobileMedia and, as a result, on Arch if the Merger is consummated. See "The MobileMedia Plan of Reorganization" and "Business--MobileMedia".

ASSUMPTIONS REGARDING VALUE OF MOBILEMEDIA ASSETS

  For financial reporting purposes, the fair value of the assets of MobileMedia must be determined as of the Effective Time. Although such valuation is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the unaudited pro forma condensed consolidated financial statements and the Combined Company Projections, there can be no assurance with respect thereto. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "The Combined Company--Unaudited Financial Projections and Operational Cost Synergies".

RISKS RELATED TO THE RIGHTS OFFERING

MARKET RISKS IN EXERCISING RIGHTS

  The Subscription Price and the Warrant Exercise Price have been determined by negotiation among Arch, the Debtors, the Unsecured Creditors Committee and the Standby Purchasers and are not necessarily related to Arch's assets, net worth, results of operations or other recognized criteria of value. There can be no assurance that the market value of the Shares of Common Stock or Class B Common Stock or the Common Stock for which the Standby Purchasers' Warrants may be exercised will not be below the valuation therefor implied by the Subscription Price, the Warrant Exercise Price and trading prices for Rights, as the case may be, between the time a holder exercises a Right and the time the holder takes delivery of the Securities or at any time thereafter. The exercise of a Right is irrevocable. Subscribed funds may not be withdrawn and no interest will be paid thereon to the subscribers. See "The Rights Offering--Terms of the Rights Offering".

ABSENCE OF TRADING MARKET FOR THE RIGHTS, CLASS B COMMON STOCK AND WARRANTS

  Prior to the Rights Offering, there has been no market for the Rights, Class B Common Stock or Standby Purchasers' Warrants and there can be no assurance that a market will develop or if developed, that it will be sustained. The Shares and Standby Purchasers' Warrants will be represented by separate certificates and will be separately tradeable. Arch will not apply for quotation of the Rights or Class B Common Stock on the Nasdaq National Market and is not required to apply for quotation of the Standby Purchasers' Warrants (although Arch intends to seek such a listing for the Standby Purchasers' Warrants), and, although it is possible that some broker-dealers may seek to have such Securities listed on the Electronic Bulletin Board or in the National Quotation Bureau's pink sheets at some time in the future, such Securities are not likely to be subject to regular quotation.

DILUTION

  The Subscription Price per Unit will exceed the net tangible book value per share of Common Stock, which is a negative number. See "Dilution". Accordingly, subscribers in the Rights Offering will experience immediate and substantial dilution.

CLASS B COMMON STOCK

  The number of shares of Class B Common Stock (if any) to be received by the Standby Purchasers in lieu of Common Stock will depend on the number of Rights which are not exercised by other Unsecured Creditors and cannot be predicted. Shares of Class B Common Stock have reduced voting power in comparison to shares of Common Stock and may only be converted into shares of Common Stock upon the transfer of such shares to a non-affiliate of the Standby Purchasers. See "Description of Securities--Warrants".

RISK OF COMMON STOCK BEING DELISTED FROM THE NASDAQ NATIONAL MARKET

  Common Stock has been listed, and Arch's shares have traded on the Nasdaq National Market since January 17, 1992. In addition, it is a condition to the Merger that the shares of Common Stock to be issued in connection with the Merger be approved for listing on the Nasdaq National Market. Arch has received a notice from the Nasdaq National Market indicating that Arch fails to meet the Nasdaq National Market's listing requirements because the market price of the Common Stock is less than $5.00 per share and that unless Arch comes in compliance with the continued listing requirements of the Nasdaq National Market, the Common Stock will be delisted. The rules of the Nasdaq National Market require that as a condition of the continued listing of a company's securities on the Nasdaq National Market, a company must satisfy at least one of several alternative maintenance requirements, relating to specified financial parameters and the trading price for listed securities. While Arch has requested a hearing from the Nasdaq National Market at which it intends to seek the continued listing of Common Stock on the Nasdaq National Market based, in part, on a proposed reverse split, there can be no assurance that the Nasdaq National Market will not delist the Common Stock either prior to or following the Merger.

POSSIBLE ADVERSE EFFECT ON MARKET PRICE OF COMMON STOCK OF SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Rights Offering, a total of approximately 148.5 million shares of Common Stock (assuming no exercise of any Arch Stockholder Rights) will be issued and outstanding, on an as-converted basis, and a total of approximately 48.6 million shares of Common Stock will be issuable upon exercise of the Standby Purchasers' Warrants and the Arch Participation Warrants (assuming no exercise of any Arch Stockholder Rights). The issuance of such shares of Common Stock, together with the issuance of Common Stock under Arch compensation plans, would result in the issuance of a substantial amount of Common Stock, thereby diluting the proportionate equity interests of those persons who acquire stock through exercise of Rights and other holders of the Common Stock. In addition, the conversion price of the Series C Preferred Stock may be subject to antidilution adjustments if the market price of the Common Stock exceeds $2.00 at the record date for the Arch Rights Offering, which would result in additional shares of Common Stock being issuable upon conversion of the Series C Preferred Stock. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon exercise of warrants or options), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock.

                              THE RIGHTS OFFERING

  Arch is offering the Securities described herein to Unsecured Creditors of MobileMedia through the Rights Offering in the manner described herein, subject to certain conditions.

BACKGROUND

  The Debtors have filed the Amended Plan with the Bankruptcy Court in connection with MobileMedia's Insolvency Proceedings under Chapter 11 of the Bankruptcy Code (case number 97-174 (PJW)). See "The MobileMedia Plan of Reorganization". The Plan contemplates the Merger of MMC with a subsidiary of Arch at the Effective Time. Immediately prior to the Merger, Parent will contribute all of its assets to MMC, and MMC's subsidiaries will be consolidated into a single subsidiary which will become an indirect wholly owned subsidiary of Arch as a result of the Merger. See "The Merger Agreement". The Merger is conditioned upon satisfaction of the Closing Conditions, including (i) entry by the Bankruptcy Court of a Confirmation Order and to the extent required by the Merger Agreement, such order has become a final order, (ii) receipt of all other necessary governmental approvals and (iii) satisfaction of various other Closing Conditions. The Amended Plan provides for distribution of cash to certain secured creditors and distribution of the shares of Common Stock in the Directly Distributed Creditor Stock Pool to Unsecured Creditors at the Effective Time. These shares are described in the Disclosure Statement. The Amended Plan also contemplates the issuance and sale of Securities in the Rights Offering for approximately $217.0 million in cash, which will be used to fund a portion of the cash payment to secured creditors.

  Votes in favor of Plan Approval are being solicited pursuant to the Disclosure Statement, which was mailed to the creditors of MobileMedia and Parent on or about December 24, 1998 and which has been filed as an exhibit to the Registration Statement and is attached hereto as Annex A. On December 11, 1998, the Bankruptcy Court approved the Disclosure Statement as containing adequate information with respect to the Plan in accordance with Section 1125 of the Bankruptcy Code. The approval of Arch's stockholders to the Merger is expected to occur on or about January 26, 1999.

TERMS OF THE RIGHTS OFFERING

  Each Unsecured Creditor will receive a distribution at a Distribution Ratio of one Right for each $4.28 of Unsecured Claims held by it (other than certain holders of small Unsecured Claims who elect to receive cash). A total of 106,218,038 Rights has been allocated on the basis of undisputed Unsecured Claims allowed as of December 10, 1998. If additional Unsecured Claims are allowed prior to the Confirmation Date, additional Rights will be distributed to the holders of such Unsecured Claims. The Distribution Ratio is based upon the ratio which each allowed unsecured claim bears to the sum of allowed Unsecured Claims and an estimate of the amount for which disputed Unsecured Claims and Unsecured Claims arising from the rejection of executory contracts and unexpired leases (the "Disputed Claims") will be allowed. The Rights allocable to Disputed Claims which are not allowed prior to the Confirmation Date will be sold by Arch for cash (or in such other manner as Arch reasonably determines) for the account of holders of Unsecured Claims allowed thereafter, or as otherwise provided in the Amended Plan. When a disputed claim is resolved, and to the extent such claim is allowed, the holder of such claim will receive a cash payment in respect of the Rights the holder of such claim would have been entitled to receive had such claim been allowed when the Rights were distributed. No fractional Rights or cash in lieu thereof will be issued; instead, Arch will round the number of Rights distributed to each Unsecured Creditor up or down to the nearest whole number.

  The Rights will be evidenced by transferable certificates which will be mailed to each Unsecured Creditor promptly following the effective date of the Registration Statement or, if such claim is allowed thereafter, promptly following the Confirmation Date, the Rights will expire at 5:00 p.m., New York City time, on the Expiration Date, which will be a date selected by Arch and MobileMedia on or prior to the later of (i) the Confirmation Date or (ii) the date on which the FCC Grant is issued, which date must be at least 15 days after the date on which all closing conditions to the Merger (other than the conditions relating to the finality of the Confirmation Order and the FCC Grant, and certain other conditions which by their terms cannot be satisfied until the Effective Time) are first satisfied or, if legally permissible, waived. All recipients of the Rights may call Arch at 1-800-322-2885 to find out the Expiration Date.

Any Rights which remain unexercised at the close of business on the Expiration Date will no longer be exercisable and will cease to have any value.

  Holders of Rights may subscribe for Shares in the Rights Offering in the manner described under "--Method of Exercise of Rights". All subscriptions will be irrevocable. Subscriptions for Shares received by Arch will be accepted subject to Arch's right (to the extent permitted by the Merger Agreement) to reject any subscription and subject to satisfaction or waiver of the Closing Conditions and consummation of the Merger. Subscription documents and subscribed funds will be held in escrow by the Subscription Agent, pending receipt of subscriptions for all of the Shares. If the Merger Agreement is terminated because the Merger does not take place by June 30, 1999 or the Rights Offering is otherwise terminated for any reason, the Subscription Agent will promptly return all subscribed funds to subscribers without interest. Any and all interest earned on subscribed funds will be remitted to Arch.

  All purchasers of Shares will acquire shares of Common Stock, except that Standby Purchasers and their affiliates will instead acquire shares of Class B Common Stock to the extent described under "--Standby Purchase Agreements" if they would otherwise hold more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the outstanding securities of Arch. Similar restrictions will apply to any other person or "group" (within the meaning of Rule 13d-3 or 13d-5 promulgated by the SEC) acquiring any Shares upon exercise of Rights if such person or group would otherwise hold 49.0% of the securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the outstanding securities of Arch. Shares of Common Stock and Class B Common Stock are identical except that holders of Common Stock are entitled to cast one vote per share while holders of Class B Common Stock are entitled to cast 1/100th of one vote per share. Shares of Class B Common Stock are convertible into an equal number of shares of Common Stock in specified circumstances. See "Description of Securities". The Common Stock and Class B Common Stock will be transferable separately, commencing immediately after issuance.

STANDBY PURCHASE AGREEMENTS

  Certain unsecured creditors of MobileMedia, comprised of W.R. Huff, as agent for various discretionary accounts and affiliates, The Northwestern Mutual Life Insurance Company, ("Northwestern Mutual") acting for itself and its Group Annuity Separate Account, the Northwestern Mutual Series Fund, Inc., Credit Suisse First Boston Corporation ("CS First Boston") and Whippoorwill as agent for various discretionary accounts, have each entered into separate commitment letters dated as of August 18, 1998 and amended as of September 3, 1998 and as of December 1, 1998 (collectively, as amended, the "Standby Purchase Agreements") pursuant to which they have agreed to purchase shares of Stock at a price of $2.00 per share, to the extent that any of the Rights are not otherwise exercised. Each Standby Purchaser is obligated to exercise a portion of the Rights and obligations of the Standby Purchasers under the Standby Purchase Agreements are several and not joint. Each of the Standby Purchasers may reduce its commitment to purchase Stock by an amount (each a "Standby Maximum Reduction Number") equal to the product of (i) the aggregate consideration paid upon the exercise of Arch Stockholder Rights and (ii) a fraction, the numerator of which is the dollar amount of the total commitment of such individual Standby Purchaser and the denominator of which is $217.0 million. In addition, CS First Boston has an obligation to reduce its commitment to purchase Shares underlying unexercised Rights up to the lesser of (i) $10.0 million and (ii) its Standby Maximum Reduction Number. The Standby Purchasers have 10 business days, after receipt of notification from Arch as to the exercise of Arch Stockholder Rights, to elect to reduce their commitment.

  The Standby Purchase Agreements permit the Standby Purchasers to acquire or dispose of Rights, as well as the underlying Unsecured Claims in respect of which the Rights are distributed. However, any such acquisition or disposition will not relieve the Standby Purchasers' commitments to purchase Shares to the extent they are not purchased by third parties.

  The Standby Purchasers will be entitled to deliver the subscription price of the Rights on the Effective Date, following notification as the number of Rights exercised by third parties. Other holders of Rights will be required to exercise Rights, if at all, prior to the Expiration Date.

  The commitment of each Standby Purchaser is subject to a number of conditions, including: (i) that the Confirmation Order, in a form reasonably satisfactory to the Standby Purchaser, shall have been entered and shall have become a final order (as defined in the Merger Agreement), provided that one Standby Purchaser may not assert this condition if all other Standby Purchasers, acting in good faith, shall have waived the requirement of finality (with CS First Boston having waived such condition of finality); (ii) the satisfaction or, with the written consent of the Standby Purchaser, the waiver of all conditions precedent to the obligations of each of the parties to the Merger Agreement and all conditions precedent to the effectiveness of the Plan, provided, that the conditions contained in Sections 5.1(e) and (h), Sections 5.2(a), (b), (c), (d) and (e) and Sections 5.3(a), (b), (c) and (e) of the Merger Agreement (the complete text of which is set forth in Annex B) may be waived without the written consent of the Standby Purchaser; (iii) the Shelf Registration Statement covering the resale of Stock and Standby Purchasers' Warrants by the Standby Purchaser shall be effective; (iv) Arch shall have executed the Standby Purchaser Registration Rights Agreement (as defined herein); (v) any and all amendments or modifications to the Merger Agreement or any consents or waivers delivered by Arch or MobileMedia to the other under the Merger Agreement (other than consents under Section 4.5 of the Merger Agreement or waiver of the conditions specified in clause (ii) above), shall have been satisfactory to the Standby Purchaser; (vi) the representations and warranties made in the Merger Agreement by Arch and MobileMedia shall have been accurate; (vii) Arch shall have obtained the necessary financing to consummate the Merger (other than as a result of the Standby Purchaser not fulfilling its commitment) on certain minimum terms;
(viii) each other Standby Purchaser shall have fulfilled its commitment; (ix) the Rights, Shares of Common Stock, Shares of Class B Common Stock and Standby Purchasers' Warrants shall be issued and distributed pursuant to an exemption from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code or shall have been registered under the Securities Act, such Registration Statement shall have been declared effective and no stop order shall be in effect; (x) the FCC Grant shall have been issued by the FCC and it shall have become a final order (as defined in the Merger Agreement), provided that a Standby Purchaser may not assert this condition if each other Standby Purchaser, acting in good faith, shall have waived this provision (with CS First Boston having waived such condition of finality) or if the reason that the FCC Grant shall not have become a final order is a result of action taken by any present or former officer of MobileMedia considered or determined by the FCC to be an alleged or an actual wrongdoer for purposes of the FCC proceeding; and (xi) any applicable waiting periods under the HSR Act shall have expired or been terminated early. The obligation of the Standby Purchasers other than CS First Boston is also subject to the condition that there shall not have occurred between June 30, 1998 and the Confirmation Date (and between June 30, 1998 and the Effective Date if the Effective Date is more than 90 days after the Confirmation Date), (i) any event or events (other than those affecting generally the economy or the industry in which Arch and MobileMedia conduct their respective businesses) which has had or would have a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income or prospects of the Combined Company, (ii) any event or events involving a regulatory or statutory change and effecting generally the industry in which Arch and MobileMedia conduct their respective businesses which would materially and adversely affect the ability of the Combined Company to operate its business, or (iii) an event or events affecting generally the industry in which Arch and MobileMedia conduct their respective businesses which would materially and adversely affect the ability of Combined Company to operate its business (except that no single Standby Purchaser having the benefit of this condition may assert such condition if each of the other Standby Purchasers (other than CS First Boston) shall have waived this condition).

  In addition, Arch and MobileMedia made certain representations and warranties about itself to the Standby Purchasers, including (i) due organization, valid existence and good standing, with all requisite corporate power and authority to perform its obligations under such Standby Purchase Agreement, (ii) subject to stockholder approval (in the case of Arch) and Bankruptcy Court approval (in the case of MobileMedia) the execution, delivery and performance of such Standby Purchase Agreement being duly and validly authorized by all necessary corporate action, (iii) the validity and enforceability of such Standby Purchase Agreement as against Arch and MobileMedia, respectively, (iv) the compliance of the transactions contemplated by the Standby Purchase Agreement with their respective certificates of incorporation and by laws, certain contracts and applicable laws, (v) the accuracy of the representations and warranties made by Arch and MobileMedia, respectively, in the Merger Agreement, (vi) the accuracy of copies of certain agreements given to each Standby Purchaser, (vii) the accuracy of the information provided by each of Arch and MobileMedia, (ix) the absence of any Buyer Material Adverse

Effect (as defined therein) or Company Material Adverse Effect (as defined therein), and (x) the due authorization, valid issuance, nonassessability and absence of preemptive rights with respect to the Stock issued in the transaction. Each Standby Purchaser represents (i) as to its organization, qualification, corporate power and authority to enter into and perform its obligations under the applicable Standby Purchase Agreement, (ii) the taking of all required corporate action on the part of the Standby Purchaser, (iii) the validity and enforceability of the applicable Standby Purchase Agreement,
(iv) the compliance of the transactions contemplated by the applicable Standby Purchase Agreement with its organizational documents, certain contracts and applicable laws, (v) the accuracy of certain information provided by the Standby Purchaser to Arch and MobileMedia, and (vi) the aggregate holdings of each Standby Purchaser of debt securities of MobileMedia.

  Each of Arch and MobileMedia also covenants to provide the Unsecured Creditors Committee (as defined herein) notices of all information to be made available to Arch by the Unsecured Creditors Committee. The Unsecured Creditors Committee has undertaken with each Standby Purchaser to provide copies of all notices, documents or information provided to it by Arch, Parent or MobileMedia and to consult with such Standby Purchaser prior to delivering any consent or exercising any right of the Unsecured Creditors Committee pursuant to the Merger Agreement or under the Amended Plan. Each Standby Purchaser and/or its counsel has the right to review and comment on the registration statement to be filed on behalf of such Standby Purchaser. Arch has agreed not to take certain actions (including amending the Arch Certificate, issuing Arch securities and incurring additional debt) without written consent from the Standby Purchasers. Arch has undertaken, should the transaction close, to reimburse reasonable fees incurred by each Standby Purchaser in negotiating and documenting this transaction, up to a maximum of $100,000. In addition, each Standby Purchaser covenants not to engage in any transactions that would have an adverse effect on the market share price of Common Stock and commits to vote for acceptance of the Amended Plan all Unsecured Claims held by it. Each Standby Purchaser covenants not to solicit, initiate, engage or participate in, or encourage negotiations or discussions concerning any proposal to acquire MobileMedia other than the Merger Agreement and the Amended Plan. Each Standby Purchaser also covenants not to provide financing for any merger or plan of reorganization other than the Merger Agreement and the Amended Plan.

  In consideration of their purchase commitments contained in the Standby Purchase Agreements, the Standby Purchasers will be granted Standby Purchasers' Warrants to purchase shares of Stock which will constitute approximately 1.9% of all outstanding Common Stock immediately following the Merger on a Fully Diluted Basis. The Standby Purchase Agreements require Arch to nominate one designee of W.R. Huff and one designee of Whippoorwill to be elected as directors of Arch for so long as W.R. Huff or Whippoorwill, as the case may be, holds securities of Arch having at least 10% of the combined voting power of all outstanding securities of Arch (5% in the case of the initial renomination of such nominees).

  Arch will enter into a Registration Rights Agreement with the Standby Purchasers (the "Standby Purchaser Registration Rights Agreement"). See "The Merger Agreement--Related Agreements--Registration Rights Agreements".

  In the event that the purchases of Shares by the Standby Purchasers would cause the Standby Purchasers, together with any other person or entity that may be an associate or affiliate thereof, in the aggregate, to hold more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or more than 49.0% of the total voting power of the outstanding securities of Arch, the Standby Purchasers will receive instead, proportionate to their obligations to purchase Shares and in lieu of shares of Common Stock, shares of Class B Common Stock such that the Standby Purchasers, in the aggregate, will hold no more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or more than 49.0% of the total voting power of the outstanding securities of Arch upon consummation of the Merger, assuming the conversion of all convertible securities and assuming the exercise of all warrants held by the Standby Purchasers and their affiliates. The Class B Common Stock will be identical in all respects to Common Stock, except that holders of Class B Common Stock will not be entitled to vote in the election of directors and will be entitled to 1/100th of a vote per share with respect to all other matters. See "Description of Securities--Class B Common Stock".

  The several commitments of the Standby Purchasers to purchase Shares, and their entitlement to receive Standby Purchasers' Warrants, are as follows:

                                             COMMITMENT
                                    RIGHTS     AMOUNT                NUMBER OF
                                   EXERCISE  RELATING TO              STANDBY
NAME AND ADDRESS OF STANDBY       COMMITMENT UNEXERCISED   TOTAL    PURCHASERS'
PURCHASER                           AMOUNT     RIGHTS    COMMITMENT  WARRANTS
---------------------------       ---------- ----------- ---------- -----------
                                        (DOLLARS IN MILLIONS)
W.R. Huff Asset Management Co.,
 L.L.C., as agent for various
 discretionary accounts and
 affiliates.....................   $ 39.27     $ 35.80     $75.07    1,704,006
67 Park Place, 9th Floor
Morristown, New Jersey 07960
The Northwestern Mutual Life
 Insurance Company..............   $ 10.95     $  9.97     $20.92      474,861
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
The Northwestern Mutual Life
 Insurance Company,
 for its General Annuity
 Separate Account...............   $  2.65     $  2.42     $ 5.07      115,084
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Northwestern Mutual Series Fund,
 Inc.--
 High Yield Bond Portfolio......   $   .75     $   .69     $ 1.44       32,686
Yield Bond Portfolio
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Credit Suisse First Boston
 Corporation....................   $ 29.48     $ 26.88     $56.36       29,309
11 Madison Avenue, 4th Floor
New York, New York 10010
Whippoorwill Associates, Inc.,
 as general partner of and/or
 agent for various discretionary
 accounts.......................   $ 30.42     $ 27.72     $58.14    1,319,713
11 Martine Avenue
White Plains, New York 10606
                                   -------     -------     ------    ---------
Total...........................   $113.52     $103.48     $217.0    3,675,659
                                   =======     =======     ======    =========

  None of the Standby Purchasers is required to purchase more than the number of Shares that can be purchased for the amount set forth opposite its name above, in the column entitled "Total Commitment".

  If any of the Arch Stockholder Rights are exercised, each Standby Purchaser will have the right to elect to reduce the number of Shares which it is required to purchase by a number equal to its pro rata portion of the number of shares of Common Stock that are issued pursuant to exercise of Arch Stockholder Rights, and CS First Boston must reduce the aggregate amount of its commitment by up to the lesser of such pro rata portion and $10.0 million. The Standby Purchasers have 10 business days, after receipt of notification from Arch as to the exercise of the Arch Stockholder Rights, to elect to reduce their commitment.

SUBSCRIPTION AGENT

  Arch has appointed The Bank of New York as Subscription Agent for the Rights Offering. For its services in processing the exercise of Rights, the Subscription Agent will receive a fee from Arch estimated to be $25,000 and reimbursement for all out-of-pocket expenses relating to the Rights Offering. The Subscription Agent is also Arch's transfer agent and registrar.

INFORMATION AGENT

  Arch has appointed MacKenzie Partners, Inc. as Information Agent for the Rights Offering. The Information Agent will receive a fee estimated to be $7,500 and reimbursement for all out-of-pocket expenses related to the Rights Offering. Any questions or requests for additional copies of this Prospectus or the instructions to the Subscription Certificate may be directed to the Information Agent at the following address and telephone number:

  MacKenzie Partners, Inc.
  156 Fifth Avenue
  New York, New York 10010
  (212) 929-5500 (call collect)
  (Call toll free) (800) 322-2885

  Arch has not employed any brokers, dealers or underwriters in connection with the solicitation of exercises of Rights in the Rights Offering, and, except as described above, no other commissions, fees or discounts will be paid in connection with such solicitation. Certain directors and officers of Arch may answer questions or solicit responses from Rights holders, but such directors and officers will not receive any commissions or compensation for such services other than their normal employment compensation.

METHOD OF EXERCISE OF RIGHTS

  Rights may be exercised by filling in and signing the reverse side of the Subscription Certificate and mailing it in the envelope provided. In addition, Rights may be exercised by delivering the completed and signed Subscription Certificate to the Subscription Agent, together with payment for the Shares as described below under "--Payment for Shares". Rights may also be exercised through a Rights holder's broker, or other nominee if such shareholder's shares of Common Stock are held in such broker's or nominee's name. Such brokers or nominees may charge a servicing fee for exercising such Rights.

  Completed Subscription Certificates must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date The Subscription Certificate and payment should be delivered to the offices of the Subscription Agent by one of the methods described below:

  (1)By mail:
     The Bank of New York
     Tender and Exchange Department
     P.O. Box 11248
     Church Street Station
     New York, New York 10286-1248

  (2)By Hand, Express Mail or Overnight Courier:
     The Bank of New York
     Tender and Exchange Department
     101 Barclay Street
     Receive and Delivery Window-Street Level
     New York, New York 10286

PAYMENT FOR SHARES

  Holders of Rights who elect to acquire Shares must send the Subscription Certificate together with payment in the form of a certified check or money order for the Shares subscribed for. To be accepted, payment, together with the executed Subscription Certificate, must be received by the Subscription Agent at its Tender and Exchange Department, P.O. Box 11248, Church Street Station, New York, New York 10286-1248 or its Tender and Exchange Department, 101 Barclay Street, Receive and Delivery Window--Street Level, New York, New York 10286 prior to 5:00 p.m., New York City time, on the Expiration Date. The Subscription Agent will deposit all such payments received by it prior to the final due date into a segregated interest-bearing account (which interest will accrue solely to the benefit of Arch) pending the consummation of the Rights Offering.

  A PAYMENT PURSUANT TO THIS METHOD MUST BE IN UNITED STATES DOLLARS BY MONEY ORDER OR CHECK DRAWN ON A BANK LOCATED IN THE UNITED STATES. PAYMENT MUST BE PAYABLE TO THE BANK OF NEW YORK, AND MUST ACCOMPANY AN EXECUTED SUBSCRIPTION CERTIFICATE FOR SUCH SUBSCRIPTION CERTIFICATE TO BE ACCEPTED. THE SUBSCRIPTION AGENT WILL NOT ACCEPT CASH AS A MEANS OF PAYMENT FOR SHARES.

  Whichever of the two methods described above is used, issuance and delivery of certificates for the Shares purchased are subject to collection of any checks or money orders and actual payment pursuant to any notice of guaranteed delivery. Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (c) receipt of good funds in the Subscription Agent's account designated above.

  Holders who hold Rights for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Rights should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

  The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES OR PAYMENTS TO ARCH.

  THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE SEVERAL BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by Arch, whose determination will be final and binding. Arch, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Arch determines in its sole discretion. Neither Arch nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

  Certificates representing Securities purchased will be delivered to the purchaser as soon as practicable after the Effective Time and after all allocations have been effected. It is expected that such certificates will be available for delivery within ten business days following the Expiration Date.

  If either the number of Rights being exercised is not specified on a Subscription Certificate, or the payment delivered is not sufficient to pay the full aggregate Subscription Price for all Shares stated to be subscribed for, the Rights holder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment delivered by such Rights holder. If the payment delivered by the Rights holder exceeds the aggregate Subscription Price for the number of Rights evidenced by the Subscription Certificate(s) delivered by such Rights holder, any excess payment will be returned to the Rights holder as soon as practicable by mail, without interest or deduction.

  Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus or the instructions should be directed to the Information Agent at its address set forth above.

NO REVOCATION

  AFTER A HOLDER OF RIGHTS HAS SUBSCRIBED, SUCH SUBSCRIPTION MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER.

METHOD OF TRANSFERRING RIGHTS

  Rights may be purchased or sold in private transactions. It is not anticipated that the Rights will be quoted for trading on the Nasdaq National Market or quoted by broker-dealers on the Electronic Bulletin Board or elsewhere.

  The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the Instructions. A portion of the Rights evidenced by a single Subscription Certificate may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the holder so instructs, to an additional transferee.

  Rights holders wishing to sell all or a portion of their Rights should allow a sufficient amount of time prior to the Expiration Date for (a) the transfer instructions to be received and processed by the Subscription Agent, (b) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (c) the Rights evidenced thereof. Neither Arch nor the Subscription Agent shall have any liability to a transferee or transferor if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

  Except for fees charged by the Subscription Agent (which will be paid by Arch as described herein), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by Arch or the Subscription Agent.

PROCEDURES FOR BOOK ENTRY TRANSFER FACILITY PARTICIPANTS

  Arch anticipates that the Rights will be eligible for transfer through, and that the exercise of the Rights may be effected through, the facilities of Depository Trust Company ("DTC").

FOREIGN AND CERTAIN OTHER HOLDERS

  Subscription Certificates will not be mailed to Unsecured Creditors or other holders whose addresses are outside the United States, but will be held by the Subscription Agent for each such holder's account. To exercise their Rights, such persons must notify the Subscription Agent at or prior to 5:00 p.m., New York time, on the Expiration Date. Such holders' Rights will expire at the Expiration Date.

                                USE OF PROCEEDS

  Substantially all of the proceeds of the Rights Offering ($217.0 million) are expected to be applied towards payment of a portion of the amounts payable to creditors under the Amended Plan. See "The MobileMedia Plan of
Reorganization--The Amended Plan".

                                   DILUTION

  Arch currently has a negative tangible net worth. The negative tangible net book value of the shares of Common Stock as of September 30, 1998 was approximately ($809.2 million) or ($31.48) per share. "Net tangible book value" per share represents the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of Common Stock outstanding, assuming the conversion of the Series C Preferred Stock. After giving effect to the sale by Arch of 108,500,000 shares of Common Stock for gross proceeds of $217.0 million in the Rights Offering (treating shares of Class B Common Stock as shares of Common Stock) and including the issuance of an additional 14,344,969 shares of Common Stock to the Unsecured Creditors in connection with the Merger, the pro forma negative net tangible book value of Arch as of September 30, 1998 would have been ($943.4 million), or ($6.35) per share, representing an immediate and substantial dilution of ($8.35) per share, in respect of the Subscription Price for shares of Stock purchased pursuant to the Rights Offering and after giving effect to the Merger. The following table illustrates the per share dilution for shares purchased pursuant to the Rights Offering:

      Subscription Price.............................................  $2.00
      Pro forma negative net tangible book value per share after
       Rights Offering and Merger:
        Net tangible book value per share before Rights
         Offering and Merger................................. $(31.48)
        Increase per share attributable to the Rights
         Offering............................................   27.07
        Decrease per share attributable to the Merger........   (1.94)
                                                              -------
      Pro forma net tangible book value per share after Rights
       Offering
       and Merger....................................................  (6.35)
                                                                       -----
      Dilution to persons exercising Rights(1).......................  $8.35
                                                                       =====

--------
(1) Dilution is determined by subtracting pro forma net tangible book value per share after Rights Offering and Merger from the Subscription Price per share.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--ARCH

  The following table sets forth selected historical consolidated financial and operating data of Arch for each of the two years ended August 31, 1994, the four months ended December 31, 1993 and 1994, each of the four years ended December 31, 1997 and the nine months ended September 30, 1997 and 1998. The selected financial and operating data as of December 31, 1994, 1995, 1996 and 1997 and for each of the three years ended December 31, 1997 have been derived from Arch's audited consolidated financial statements and notes thereto. The selected financial and operating data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been derived from Arch's unaudited consolidated financial statements and notes thereto. The following consolidated financial information should be read in conjunction with "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                         FOUR MONTHS                                                     NINE MONTHS
                      YEAR ENDED            ENDED                                                           ENDED
                    AUGUST 31, (1)     DECEMBER 31, (1)          YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                   ------------------  -----------------  -----------------------------------------  --------------------
                     1993      1994     1993      1994    1994 (1)  1995 (1)     1996       1997       1997       1998
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
                                                                                                         (UNAUDITED)
                                            (DOLLARS IN THOUSANDS)
STATEMENTS OF
 OPERATIONS DATA:
Service, rental
 and maintenance
 revenues........  $ 39,610  $ 55,139  $16,457  $ 22,847  $ 61,529  $ 138,466  $ 291,399  $ 351,944  $ 261,570  $ 277,826
Product sales....     5,698    12,108    2,912     5,178    14,374     24,132     39,971     44,897     34,029     31,811
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Total revenues...    45,308    67,247   19,369    28,025    75,903    162,598    331,370    396,841    295,599    309,637
Cost of products
 sold............    (4,031)  (10,124)  (2,027)   (4,690)  (12,787)   (20,789)   (27,469)   (29,158)   (22,044)   (21,863)
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
                     41,277    57,123   17,342    23,335    63,116    141,809    303,901    367,683    273,555    287,774
Operating
 expenses:
 Service, rental
  and
  maintenance....     9,532    13,123    3,959     5,231    14,395     29,673     64,957     79,836     59,227     60,812
 Selling.........     7,307    10,243    3,058     4,338    11,523     24,502     46,962     51,474     39,019     36,902
 General and
  administrative..   13,123    17,717    5,510     7,022    19,229     40,448     86,181    106,041     78,878     84,527
 Depreciation and
  amortization...    13,764    16,997    5,549     6,873    18,321     60,205    191,871    232,347    179,917    164,990
 Restructuring
  charge.........       --        --       --        --        --         --         --         --         --      16,100
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Operating income
 (loss)..........    (2,449)     (957)    (734)     (129)     (352)   (13,019)   (86,070)  (102,015)   (83,486)   (75,557)
Interest and non-
 operating
 expenses, net...    (2,861)   (4,112)  (1,132)   (1,993)   (4,973)   (22,522)   (75,927)   (97,159)   (72,436)   (78,334)
Equity in loss of
 affiliate (2)...       --        --       --        --        --      (3,977)    (1,968)    (3,872)    (2,828)    (2,219)
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Income (loss)
 before income
 tax benefit and
 extraordinary
 item............    (5,310)   (5,069)  (1,866)   (2,122)   (5,325)   (39,518)  (163,965)  (203,046)  (158,750)  (156,110)
Income tax
 benefit.........       --        --       --        --        --       4,600     51,207     21,172     15,900        --
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Income (loss)
 before
 extraordinary
 item............    (5,310)   (5,069)  (1,866)   (2,122)   (5,325)   (34,918)  (112,758)  (181,874)  (142,850)  (156,110)
Extraordinary
 item (3)........      (415)      --       --     (1,137)   (1,137)    (1,684)    (1,904)       --         --      (1,720)
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Net income
 (loss)..........  $ (5,725) $ (5,069) $(1,866) $ (3,259) $ (6,462) $ (36,602) $(114,662) $(181,874) $(142,850) $(157,830)
                   ========  ========  =======  ========  ========  =========  =========  =========  =========  =========
OTHER OPERATING
 DATA:
Adjusted EBITDA
 (4).............  $ 11,315  $ 16,040  $ 4,815  $  6,744  $ 17,969  $  47,186  $ 105,801  $ 130,332  $  96,431  $ 105,533
Adjusted EBITDA
 margin (5)......        27%       28%      28%       29%       28%        33%        35%        35%        35%        37%
Capital
 expenditures,
 excluding
 acquisitions....  $ 20,853  $ 25,657  $ 7,486  $ 15,279  $ 33,450  $  60,468  $ 165,206  $ 102,769  $  74,762  $  85,785
Cash flows
 provided by
 operating
 activities......  $  8,721  $ 14,781  $ 5,306  $  4,680  $ 14,155  $  14,749  $  37,802  $  63,590  $  44,551  $  91,415
Cash flows used
 in investing
 activities......  $(30,998) $(28,982) $(7,486) $(34,364) $(55,860) $(192,549) $(490,626) $(102,769) $ (74,672) $ (85,785)
Cash flows
 provided by
 (used in)
 financing
 activities......  $ 11,268  $ 14,636  $11,290  $ 26,108  $ 29,454  $ 179,092  $ 452,678  $  39,010  $  31,645  $  (2,387)
Pagers in service
 at end of
 period..........   254,000   410,000  288,000   538,000   538,000  2,006,000  3,295,000  3,890,000  3,781,000  4,211,000

-------
(footnotes on following page)

                              AS OF
                         AUGUST 31, (1)             AS OF DECEMBER 31,                 AS OF
                         ---------------  ---------------------------------------  SEPTEMBER 30,
                          1993    1994      1994     1995      1996       1997         1998
                         ------- -------  -------- -------- ---------- ----------  -------------
                                         (DOLLARS IN THOUSANDS)                     (UNAUDITED)
BALANCE SHEET DATA:
Current assets.......... $ 4,690 $ 6,751  $  8,483 $ 33,671 $   43,611 $   51,025    $ 55,815
Total assets............  62,209  76,255   117,858  785,376  1,146,756  1,020,720     942,366
Long-term debt, less
 current maturities.....  49,748  67,328    93,420  457,044    918,150    968,896     992,790
Redeemable preferred
 stock..................     --      --        --     3,376      3,712        --          --
Stockholders' equity
 (deficit)..............   1,563  (3,304)    9,368  246,884    147,851    (33,255)   (165,423)

--------
(1) On October 17, 1994, Arch announced that it was changing its fiscal year end from August 31 to December 31. Arch was required to file a transition report on Form 10-K with audited financial statements for the period September 1, 1994 through December 31, 1994 and has elected to include herein, for comparative purposes, unaudited financial statements for the periods September 1, 1993 through December 31, 1993 and January 1, 1994 through December 31, 1994.
(2) Represents Arch's share of losses of the Benbow PCS Ventures, Inc. since Arch's acquisition of Westlink Holdings, Inc. in May 1996. See "Business-- Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".
(3) Reflects extraordinary charge resulting from prepayment of indebtedness. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations".
(4) EBITDA, as determined by Arch, does not reflect restructuring charge, equity in loss of affiliate, income tax benefit, interest and non-operating expenses, net and extraordinary items; consequently EBITDA may not necessarily be comparable to similarly titled data of other paging companies. EBITDA is commonly used by analysts and investors as a principal measure of financial performance in the paging industry. EBITDA is also one of the primary financial measures used to calculate whether Arch and its subsidiaries are in compliance with covenants under their respective indebtedness which covenants, among other things, limit the ability of Arch and its subsidiaries to: incur additional indebtedness, advance funds to Benbow, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. EBITDA is also one of the financial measures used by analysts to value the Company. Therefore Arch management believes that the presentation of EBITDA provides relevant information to investors. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA or Arch Adjusted EBITDA are not necessarily available for discretionary use as a result of, among other things, restrictions imposed by the terms of existing indebtedness or limitations imposed by applicable law upon the payment of dividends or distributions. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operation".

  The following table reconciles net income to the presentation of Arch Adjusted EBITDA:

                                          FOUR MONTHS
                        YEAR ENDED           ENDED                                                  NINE MONTHS ENDED
                        AUGUST 31,       DECEMBER 31,           YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                      ----------------  ----------------  ---------------------------------------  --------------------
                       1993     1994     1993     1994     1994      1995      1996       1997       1997       1998
                      -------  -------  -------  -------  -------  --------  ---------  ---------  ---------  ---------
                                                       (DOLLARS IN THOUSANDS)
Net income (loss)...  $(5,725) $(5,069) $(1,866) $(3,259) $(6,462) $(36,602) $(114,662) $(181,874) $(142,850) $(157,830)
Interest and non-
 operating expenses,
 net................    2,861    4,112    1,132    1,993    4,973    22,522     75,927     97,159     72,436     78,334
Income tax benefit..      --       --       --       --       --     (4,600)   (51,207)   (21,172)   (15,900)       --
Depreciation and
 amortization.......   13,764   16,997    5,549    6,873   18,321    60,205    191,871    232,347    179,917    164,990
Restructuring
 charge.............      --       --       --       --       --        --         --         --         --      16,100
Equity in loss of
 affiliate..........      --       --       --       --       --      3,977      1,968      3,872      2,828      2,219
Extraordinary Item..      415      --       --     1,137    1,137     1,684      1,904        --         --       1,720
                      -------  -------  -------  -------  -------  --------  ---------  ---------  ---------  ---------
Adjusted EBITDA.....  $11,315  $16,040  $ 4,815  $ 6,744  $17,969  $ 47,186  $ 105,801  $ 130,332  $  96,431  $ 105,533
                      =======  =======  =======  =======  =======  ========  =========  =========  =========  =========

(5) Calculated by dividing Arch Adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

  SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--MOBILEMEDIA

  The following table sets forth selected historical consolidated financial and operating data of MobileMedia and Metromedia Paging Services ("Predecessor") for each of the five years ended December 31, 1997 and the nine months ended September 30, 1997 and 1998. The historical financial and operating data presented under consolidated statements of operations data and consolidated balance sheet data for each of the five years ended December 31, 1997 have been derived from MobileMedia's and the Predecessor's audited consolidated financial statements and notes thereto. The selected financial and operating data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been derived from MobileMedia's unaudited consolidated financial statements and notes thereto. The following consolidated financial information should be read in conjunction with "Business--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations" and MobileMedia's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                                      (UNAUDITED)
                        ELEVEN                                                                        NINE MONTHS
                        MONTHS     ONE MONTH                                                             ENDED
                        ENDED        ENDED               YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,(9)
                     NOVEMBER 30, DECEMBER 31, -----------------------------------------------  -------------------------
                         1993       1993(1)       1994      1995(2)      1996(3)       1997        1997         1998
                     ------------ ------------ ----------  ----------  -----------  ----------  ----------  -------------
                     PREDECESSOR                                     MOBILEMEDIA
                     ------------ ---------------------------------------------------------------------------------------
                                                         (DOLLARS IN THOUSANDS)
STATEMENTS OF
 OPERATIONS DATA:
Total revenues.....   $  173,761   $   15,058  $  203,149  $  252,996  $   640,710  $  527,392  $  407,157   $  340,369
Cost of products
 sold..............      (20,170)        (522)    (18,705)    (26,885)     (72,595)    (35,843)    (27,524)     (16,531)
                      ----------   ----------  ----------  ----------  -----------  ----------  ----------   ----------
                         153,591       14,536     184,444     226,111      568,115     491,549     379,633      323,838
Services, rents and
 maintenance,
 selling, and
 general and
 administrative
 expenses(4).......      123,727       11,125     136,672     164,037      459,474     388,476     309,299      230,737
Impairment of long-
 lived assets(5)...          --           --          --          --       792,478         --          --           --
Restructuring
 costs(6)..........          --           --          --          --         4,256      19,811      15,577       13,831
Depreciation and
 amortization......       47,919        4,880      67,651      71,408      348,698     140,238     104,368       88,312
Amortization of
 deferred gain on
 tower sale........          --           --          --          --           --          --          --          (389)
Parent company cost
 allocations.......        7,267          --          --          --           --          --          --           --
                      ----------   ----------  ----------  ----------  -----------  ----------  ----------   ----------
Operating loss.....      (25,322)      (1,469)    (19,879)     (9,334)  (1,036,791)    (56,976)    (49,611)      (8,653)
Other income
 (expense)
Interest expense...       (4,914)      (1,461)    (18,237)    (31,745)     (92,663)    (67,611)    (51,531)     (42,449)
(Loss) gain on sale
 of assets.........          --           --        1,049         --            68           3           3       94,085
Other..............         (405)         --          --          --           --          --          --           --
                      ----------   ----------  ----------  ----------  -----------  ----------  ----------   ----------
 Total other income
  (expense)........       (5,319)      (1,461)    (17,188)    (31,745)     (92,595)    (67,608)    (51,528)     (51,636)
                      ----------   ----------  ----------  ----------  -----------  ----------  ----------   ----------
Income (loss)
 before income tax
 provision
 (benefit).........      (30,641)      (2,930)    (37,067)    (41,079)  (1,129,386)   (124,584)   (101,139)      42,983
Income tax benefit
 (provision).......        7,328          --          --          --        69,442         --          --          (678)
                      ----------   ----------  ----------  ----------  -----------  ----------  ----------   ----------
Net income (loss)..   $  (23,313)  $   (2,930) $  (37,067) $  (41,079) $(1,059,944) $ (124,584) $ (101,139)  $   42,305
                      ==========   ==========  ==========  ==========  ===========  ==========  ==========   ==========
OTHER DATA
Adjusted
 EBITDA(7).........   $   22,597   $    3,411  $   47,772  $   62,074  $   108,641  $  103,073  $   70,334   $   93,101
Adjusted EBITDA
 margin(8).........         14.7%        23.5%       25.9%       27.5%        19.1%       21.0%       18.5%        28.7%
Shares in service
 (at end of
 period)...........    1,196,079    1,205,233   1,447,352   2,369,101    4,424,107   3,440,342   3,681,069    3,182,207
Capital
 expenditures......   $   31,480   $    3,250  $   65,574  $   86,163  $   161,861  $   40,556  $   32,321   $   32,394
Cash flows provided
 by (used in)
 operating
 activities........   $   27,737   $    8,381  $   53,781  $   43,849  $    57,194  $   14,920  $   (2,847)  $   41,585
Cash flows provided
 by (used in)
 investing
 activities........   $  (31,773)  $ (320,753) $  (50,878) $ (312,698) $(1,028,321) $  (40,556) $  (32,321)  $  137,309
Cash flows provided
 by (used in)
 financing
 activities........   $    4,036   $  314,700         --   $  671,794  $   586,111  $   13,396  $   20,396   $ (180,000)
                                                     AS OF DECEMBER 31,
                                  ------------------------------------------------------------
                                                                                                                AS OF
                                                                                                            SEPTEMBER 30,
                                      1993        1994        1995        1996         1997                     1998
                                  ------------ ----------  ----------  -----------  ----------              -------------
                                                   (DOLLARS IN THOUSANDS)                                    (UNAUDITED)
CONSOLIDATED
 BALANCE SHEET DATA
Total assets.......                $  356,744  $  353,703  $1,128,546  $   790,230  $  655,134               $  577,306
Debt...............                   181,992     195,677     476,156    1,074,196   1,075,681                  905,681
Total stockholders'
 equity
 (deficit).........                   138,567     101,500     578,753     (468,391)   (589,579)                (547,274)

-------
(footnotes on following page)

--------
 (1) Parent completed the acquisition of Predecessor on November 30, 1993 for a purchase price of $308.1 million.
 (2) MobileMedia completed its acquisition of the paging and wireless messaging business of Dial Page on August 31, 1995 for a purchase price of $187.4 million. The consolidated statement of operations data includes Dial Page's results of operations from that date. (See Note 3 to MobileMedia's Consolidated Financial Statements and "Business-- MobileMedia--Events Leading Up to MobileMedia's Bankruptcy Filings".)
 (3) MobileMedia completed the MobileComm Acquisition on January 4, 1996 for a purchase price of $928.7 million. The consolidated statement of operations data includes MobileComm results of operations from that date. (See Note 3 to MobileMedia's Consolidated Financial Statements and "Business--MobileMedia--Events Leading Up to MobileMedia's Bankruptcy Filings").
 (4) Includes non-recurring adjustments to record executive separation expenses of $2.5 million in 1994 and $0.7 million in 1995.
 (5) Includes non-recurring adjustment to record, effective December 31, 1996, a $792.5 million write-down of intangible assets based upon MobileMedia's determination that an impairment of long-lived assets existed pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (See Note 2 to MobileMedia's Consolidated Financial Statements).
 (6) Includes non-recurring adjustments to record restructuring costs related to MobileMedia's bankruptcy filing on January 30, 1997.
 (7) MobileMedia Adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, amortization of deferred gain on tower sale and restructuring costs. MobileMedia Adjusted EBITDA for the Predecessor includes parent company cost allocations. EBITDA is a financial measure commonly used in MobileMedia's industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP), as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. MobileMedia Adjusted EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness. EBITDA is also one of the financial measures used by analysts to value the Company. MobileMedia Adjusted EBITDA in 1996 excludes the impact of the $792.5 million writedown of intangible assets. MobileMedia Adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies. The following table reconciles net income to the presentation of MobileMedia Adjusted EBITDA.

                                              ONE MONTH
                                                ENDED                                                 NINE MONTHS ENDED
                         ELEVEN MONTHS ENDED DECEMBER 31,         YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                            NOVEMBER, 30     ------------ ------------------------------------------  ------------------
                                1993             1993       1994      1995       1996        1997       1997      1998
                                ----             ----       ----      ----       ----        ----       ----      ----
                             PREDECESSOR                                  MOBILEMEDIA
                         ------------------- ---------------------------------------------------------------------------
                                                                  (DOLLARS IN THOUSANDS)
Net income (loss)......       $(23,313)        $(2,930)   $(37,067) $(41,079) $(1,059,944) $(124,584) $(101,139) $42,305
Interest expense.......          4,914           1,461      18,237    31,745       92,663     67,611     51,531   42,449
Income tax provision
 (benefit)..                    (7,328)            --          --        --       (69,442)       --         --       678
Depreciation and
 amortization..........         47,919           4,880      67,651    71,408      348,698    140,238    104,368   88,312
Amortization of
 deferred gain on tower
 sale..................            --              --          --        --           --         --         --      (389)
Restructuring costs....            --              --          --        --         4,256     19,811     15,577   13,831
Impairment of long
 lived assets..........            --              --          --        --       792,478        --         --       --
Gain/loss on sale of
 assets................            --              --       (1,049)      --           (68)        (3)       (3)  (94,085)
Other income/expense...            405             --          --        --           --         --         --       --
                              --------         -------    --------  --------  -----------  ---------  ---------  -------
Adjusted EBITDA........       $ 22,597         $ 3,411    $ 47,772  $ 62,074  $   108,641  $ 103,073  $  70,334  $93,101
                              ========         =======    ========  ========  ===========  =========  =========  =======

 (8) Calculated by dividing MobileMedia Adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure. MobileMedia Adjusted EBITDA margin in 1996 excludes the impact of the $792.5 million writedown of intangible assets.
 (9) The interim financial information as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 contained herein is unaudited but, in the opinion of MobileMedia management, includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year or any future period.

           UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following selected pro forma financial information gives effect to the Merger and the Related Transactions as if such transactions had been consummated on September 30, 1998 in the case of the balance sheet and on January 1, 1997 in the case of the statement of operations data and the other operating data assuming 122,845,000 shares of Stock were issued in the Rights Offering and in the Directly Distributed Creditor Stock Pool having an aggregate market value of $245.7 million at a price of $2.00 per share and that none of the Arch Stockholder Rights were exercised. As used herein, the term "Related Transactions" means (i) the completion of the Rights Offering and the issuance and sale of 108,500,000 shares of Common Stock pursuant thereto, resulting in proceeds to Arch of $217.0 million, (ii) the issuance and sale of $200.0 million aggregate principal amount of Planned ACI Notes (assumed for purposes hereof to bear interest at 13% per annum), (iii) additional borrowings under the API Credit Facility of $122.0 million, (iv) the issuance of 14,344,969 shares of Common Stock and the distribution of such shares from the Directly Distributed Creditor Stock Pool in accordance with the Amended Plan, and (v) the payment by Arch of $479.0 million in cash and the distribution of such funds in accordance with the Amended Plan. The following selected pro forma financial information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and the notes thereto appearing elsewhere herein. The financial impact of expected operational cost synergies resulting from the Merger are excluded from this presentation. See "The Combined Company".

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger and the Related Transactions had been consummated as of the above-referenced dates or of the future operating results or financial position of Arch following the Merger and the Related Transactions.

                                                 YEAR ENDED     NINE MONTHS
                                                DECEMBER 31,       ENDED
                                                    1997     SEPTEMBER 30, 1998
                                                ------------ ------------------
                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Service, rental and maintenance revenues......   $ 833,785       $ 591,487
Product sales.................................      81,115          52,178
                                                 ---------       ---------
Total revenues................................     914,900         643,665
Cost of products sold.........................     (65,001)        (38,394)
                                                 ---------       ---------
                                                   849,899         605,271
Operating expenses:
 Service rental and maintenance...............     220,636         145,688
 Selling......................................     121,018          82,750
 General and administrative...................     285,640         185,910
 Depreciation and amortization................     398,606         272,878
 Restructuring charge.........................         --           16,100
 Bankruptcy and related expense...............      19,811          13,831
                                                 ---------       ---------
Operating income (loss).......................    (195,812)       (111,826)
Interest and non-operating expenses, net......    (138,618)        (14,661)
                                                 ---------       ---------
Income (loss) before income tax benefit and
 extraordinary item...........................    (334,430)       (126,487)
Income tax benefit (provision)................      21,172            (678)
                                                 ---------       ---------
Income (loss) before extraordinary item.......   $(313,258)      $(127,165)
                                                 =========       =========
OTHER OPERATING DATA:
Capital expenditures, excluding acquisitions..     143,325         118,179
Pagers in service at end of period(1).........   7,130,000       7,143,000

                                                                   SEPTEMBER 30,
                                                                       1998
                                                                   -------------
BALANCE SHEET DATA:
Current assets....................................................  $  116,713
Total assets......................................................   1,601,971
Long-term debt, less current maturities...........................   1,314,790
Stockholders' equity..............................................      80,267

--------
(1) Consolidated pagers in service is calculated by adding the Arch and MobileMedia amounts less an elimination for intercompany pagers in service.

                          COMPARATIVE PER SHARE DATA

  The following table sets forth, for the periods indicated, selected historical per share data of Arch and MobileMedia and the corresponding pro forma equivalent per share amounts after giving effect to the Amended Plan and the Merger. The pro forma information gives effect to the Merger accounted for as a purchase, assuming that 122,845,000 shares of Common Stock were issued and have an aggregate market value of $245.7 million at a price of $2.00 per share. See "Risk Factors--Uncertainties Related to the Merger and the Reorganization--Use of Pro Forma Assumptions". The data presented are based upon the audited and unaudited historical financial statements and related notes thereto of Arch and MobileMedia which are included elsewhere herein, and the Unaudited Pro Forma Condensed Consolidated Financial Statements which are included elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The unaudited pro forma consolidated financial data are not necessarily indicative of the results that would have occurred if the Amended Plan and the Merger had been consummated as of the beginning of the earliest period presented.

              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                YEAR ENDED     NINE MONTHS
                                               DECEMBER 31,       ENDED
                                                   1997     SEPTEMBER 30, 1998
                                               ------------ ------------------
Arch Historical:
  Income (loss) before extraordinary item.....    $(8.77)         $(7.47)
  Extraordinary item..........................       --            (0.08)
  Net income (loss)...........................     (8.77)          (7.55)
  Book value (1)..............................     (1.59)          (7.85)
MobileMedia Historical: (2)...................       n/a             n/a
Pro Forma Consolidated--Arch and MobileMedia
 (3):
  Income (loss) before extraordinary item.....     (2.18)          (0.88)
  Extraordinary item..........................       --            (0.01)
  Net income (loss)...........................     (2.18)          (0.89)
  Book value (4)..............................      1.48            0.56

--------
(1) Historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares of Common Stock outstanding at the end of the period.
(2) The historical per share data for MMC is not presented since MMC is a wholly owned subsidiary of Parent with a single share of common stock issued and outstanding. In addition, all capital stock interests in Parent will be extinguished under the Amended Plan without the payment of consideration. Therefore historical per share data for MMC or Parent is not considered meaningful.
(3) Pro forma consolidated net income (loss) per share is computed by dividing pro forma net income (loss) by the weighted average number of shares of Common Stock after giving effect to the issuance of Common Stock in the Merger, at an assumed market value of $2.00 per share, having an aggregate market value of approximately $245.7 million.
(4) Pro forma consolidated book value per share is computed by dividing pro forma consolidated stockholders' equity (deficit) by the number of shares of Common Stock outstanding after giving effect to the issuance of Common Stock in the Merger, at an assumed market value of $2.00 per share, having an aggregate market value of approximately $245.7 million.

                 MARKET PRICE INFORMATION AND DIVIDEND POLICY

  Arch's Common Stock is traded on the Nasdaq National Market under the symbol "APGR". Parent's common stock is not listed on the Nasdaq National Market or any other stock exchange. Common Stock began trading on the Nasdaq National Market in January 1992. The following table sets forth for the periods indicated the high and low reported sale prices per share of Common Stock on the Nasdaq National Market:

                                                                 HIGH     LOW
                                                                ------- -------
      FISCAL 1996
        First Quarter.......................................... $27.125 $19.125
        Second Quarter......................................... $27.125 $17.875
        Third Quarter.......................................... $19.75  $11.50
        Fourth Quarter......................................... $13.875 $ 8.25
      FISCAL 1997
        First Quarter.......................................... $10.00  $ 3.75
        Second Quarter......................................... $ 8.375 $ 3.75
        Third Quarter.......................................... $ 9.50  $ 5.875
        Fourth Quarter......................................... $ 9.125 $ 4.125
      FISCAL 1998
        First Quarter.......................................... $ 6.125 $ 3.00
        Second Quarter......................................... $ 6.938 $ 3.50
        Third Quarter.......................................... $ 5.00  $1.6875
        Fourth Quarter (through January 4, 1999)............... $ 1.75  $0.6875

  On August 19, 1998, Arch publicly announced it was engaged in negotiations to acquire Parent, on August 20, 1998, Arch announced it had entered into a merger agreement with Parent and MMC. On September 4, 1998, Arch announced that it had modified the previously announced merger agreement. On December 2, 1998 Arch announced that it had entered into further modifications resulting in the Merger Agreement. The high and low reported sale prices per share of Common Stock on the Nasdaq National Market were $4.00 and $3.375, respectively, on August 18, 1998 and were $4.75 and $3.8125, respectively, on August 19, 1998. Based upon the market value per share of $2.00 used to prepare the pro forma condensed consolidated financial statements, the shares of Common Stock to be issued in connection with the Merger would have an aggregate market value of $245.7 million.

  On December 11, 1998, there were 21,067,110 outstanding shares of Common Stock held by 171 stockholders of record and 250,000 shares of Series C Preferred Stock held by 9 stockholders of record. The number of record holders may not be representative of the number of beneficial holders because many shares are held by depositaries, brokers or other nominees.

  Neither Arch nor Parent has ever declared or paid any cash dividends on its capital stock. Arch anticipates that all of its earnings in the foreseeable future will be used to finance the continued growth and development of its business and has no current intention to pay cash dividends on Stock. Arch's future dividend policy will depend on its earnings, capital requirements and financial condition, requirements of the financing agreements to which it is then a party and other factors considered relevant by the Arch Board. The API Credit Facility prohibits declaration or payment of cash dividends to Arch stockholders without the written consent of a majority of the lenders during the term of the credit agreement and until all obligations under the credit agreement have been met. The Arch Indentures only permit the declaration or payment of cash dividends subject to certain leverage and cash flow requirements (which Arch does not currently meet). In addition, the terms of the Series C Preferred Stock of Arch generally prohibit the payment of cash dividends on Stock unless all accrued dividends due with respect to the Series C Preferred Stock have been paid in full. See "Description of Securities" and "Description of Certain Arch Indebtedness".

                       THE MERGER AND THE REORGANIZATION

BACKGROUND OF THE MERGER

  In furtherance of its strategic objective to strengthen its position as a leading nationwide paging company, Arch has completed 33 acquisitions of other paging companies since its inception in 1986. Senior management of Arch regularly engages in discussions of potential acquisitions with third parties. Prior to its bankruptcy proceeding, MobileMedia had also engaged in several acquisitions of paging companies.

  At various times during 1995 and 1996, the then Chief Executive Officer of MobileMedia and C. Edward Baker, Jr., Arch's Chairman and Chief Executive Officer, informally discussed opportunities for a possible business combination involving the two companies. In December 1996, Arch executed a non-disclosure agreement with MobileMedia, received confidential information about MobileMedia's operations and began to explore on a more formal basis a potential business combination with MobileMedia. In January 1997, Arch engaged Bear Stearns as its financial advisor to explore a variety of strategic consolidation opportunities, including the possibility of a business combination involving MobileMedia. These discussions terminated prior to MobileMedia filing for bankruptcy protection in January 1997 without Arch making any formal proposal.

  During the summer of 1997, MobileMedia, through The Blackstone Group, L.P., its financial advisor ("Blackstone"), solicited acquisition proposals from a number of third parties, including Arch. During this process, Arch reviewed various operational and financial information provided by MobileMedia, and conducted a due diligence investigation with respect to MobileMedia's business, including a meeting with MobileMedia's executives held at Blackstone's offices on June 9, 1997. By letter dated September 24, 1997, Arch made a preliminary proposal to acquire MobileMedia for $300.0 million of senior notes, $200.0 million of preferred stock, and Common Stock which would have represented approximately 32% of the outstanding shares of Common Stock (on a pro forma basis) following such issuance. Bear Stearns, on behalf of Arch, and Blackstone, on behalf of MobileMedia, continued to negotiate possible changes or enhancements to Arch's preliminary proposal through December 1997. In October 1997, the Chairman--Restructuring of MobileMedia met with the Chief Executive Officer of Arch to discuss a possible business combination. In December 1997, Arch was informed that MobileMedia had determined to pursue a different strategy and formal discussions between Arch and MobileMedia concerning a potential business combination were terminated.

  Thereafter, certain unsecured creditors of MobileMedia engaged in informal discussions with Bear Stearns about a potential business combination between MobileMedia and Arch. These discussions focused upon the amount of indebtedness Arch would be willing to incur, as well as the type and amount of equity securities that Arch would be willing to issue, in connection with such a transaction.

  Following the filing of the original plan of reorganization by MobileMedia on January 27, 1998 providing for the continued operation of MobileMedia as a stand-alone entity (the "Original Plan"), Bear Stearns had discussions with Blackstone and Houlihan, Lokey, Howard & Zukin ("HLH&Z"), the financial advisor to the Unsecured Creditors Committee. As a result of such discussions, Arch agreed to make an acquisition proposal, subject to the support of the Unsecured Creditors Committee.

  At a March 4, 1998 meeting of the Arch Board, Arch management and Bear Stearns made presentations concerning the status of negotiations with MobileMedia, and the directors authorized submission of an acquisition proposal.

  On March 17, 1998, Arch, the Unsecured Creditors Committee, W.R. Huff and Northwestern Mutual executed a term sheet relating to an acquisition of MobileMedia by Arch for consideration consisting of $300.0 million in cash and/or senior notes (at Arch's election), the assumption of up to $30.0 million in administrative claims and liabilities under the DIP Credit Agreement, shares of Common Stock equivalent to 70% of the outstanding common stock of the Combined Company on a pro forma basis, and warrants to purchase Common Stock equivalent to 3.5% of the fully diluted equity interest in the Combined Company (concurrent with the issuance of identical warrants to existing Arch stockholders for the purchase of 8.5% of the fully diluted equity interest in the Combined Company). This proposal was subject to a number of conditions, including the satisfactory completion of due diligence, the negotiation of definitive agreements and the consent of Arch's lenders. Pursuant to the term sheet, for a period of 30 days Arch and the Unsecured Creditors Committee each agreed to use its best efforts to accomplish the proposed transaction, and each of Arch, W.R. Huff, Northwestern Mutual and the Unsecured Creditors Committee (subject to its fiduciary duties) agreed not to pursue any alternative proposal.

  By letter dated March 17, 1998 to Parent and Blackstone, Arch proposed an acquisition of MobileMedia on the terms set forth in the term sheet executed by Arch, the Unsecured Creditors Committee, W.R. Huff and Northwestern Mutual.

  On March 30, 1998, Mr. Baker and John B. Saynor, Executive Vice President of Arch, together with Arch's financial and legal advisors, met with certain members of the executive management of MobileMedia, members of the Unsecured Creditors Committee, and certain secured creditors of MobileMedia, and their respective financial and legal advisors, to discuss the March 17, 1998 Arch proposal. Following this meeting, it was agreed that each of Arch and MobileMedia would conduct due diligence on the other's operations, primarily to identify and quantify potential operational cost synergies that Arch indicated in its proposal would likely result from a business combination. Over the next several weeks, executives of each of Arch and MobileMedia exchanged information and met on a number of occasions to review business synergies and operational and technical integration issues. In addition, Arch's financial advisor continued negotiations with the financial advisors to MobileMedia, the secured creditors and the Unsecured Creditors Committee, and their respective legal advisors commenced due diligence reviews.

  On April 17, 1998, the financial advisors for the secured creditors and the Unsecured Creditors Committee met with the senior management of Arch and MobileMedia, together with their respective financial advisors, to review Arch's and MobileMedia's estimated operational cost synergies believed likely to result from a combination of the businesses by each respective senior management team. By letter dated April 24, 1998, Arch informed MobileMedia that it had substantially completed its business due diligence, confirmed the terms of its proposal and indicated it was prepared to negotiate expeditiously the requisite legal documentation to proceed with the acquisition. On April 24, 1998, Arch's counsel forwarded to MobileMedia's counsel a proposed merger agreement.

  From April 17, 1998 through June 12, 1998, Arch and Bear Stearns held ongoing discussions with MobileMedia, Blackstone, various secured creditors, the Unsecured Creditors Committee and their financial advisors concerning Arch's acquisition proposal. Major issues included the form of the proposed consideration, since the secured creditors were seeking a cash payment for their claims, and the appropriate valuation of the Arch securities proposed to be issued. The Arch Board again reviewed the status of negotiations among Arch, MobileMedia and the Unsecured Creditors Committee at a meeting held on May 19, 1998. On May 20, 1998, Arch management and its financial advisor made a presentation to a group of MobileMedia's unsecured creditors, including the Standby Purchasers, and HLH&Z, about Arch's due diligence and the merits of the business combination. Further discussions followed and, on June 12, 1998, the Unsecured Creditors Committee sent Arch and MobileMedia a draft term sheet providing for a cash payment of the secured creditors' pre-petition claims of $649.0 million. The term sheet contemplated that the cash payment to the secured creditors would be funded by $170.0 million in proceeds from the MobileMedia Tower Site Sale, $217.0 million in proceeds from the sale of Arch equity securities to certain Unsecured Creditors, and borrowings incurred by Arch estimated to be $262.0 million. The term sheet also contemplated that the Unsecured Creditors would receive in consideration for their MobileMedia claims and their $217.0 million equity investment, shares of Common Stock equivalent to 67.05% of the outstanding Common Stock of the Combined Company on a pro forma basis, and warrants to purchase Common Stock equivalent to 5.0% of the fully diluted equity interest in the Combined Company (concurrent with the issuance of identical warrants to existing Arch stockholders for the purchase of 7.0% of the fully diluted equity interest in the Combined Company). Following further discussions, on July 2, 1998 the Unsecured Creditors Committee circulated a revised term sheet providing for the Rights Offering to the Unsecured Creditors, with a subscription price between $5.00 and $8.50 per share (based upon a trading period prior to approval of the disclosure statement related to the plan of reorganization), with the Standby Purchasers agreeing to subscribe for and exercise their pro rata portion of the Rights as well as any Rights not exercised by the other Unsecured Creditors.

  On July 7, 1998 counsel to MobileMedia circulated a revised form of merger agreement reflecting the July 2, 1998 term sheet. On July 14, 1998, senior managements of Arch and MobileMedia, their respective financial advisors and counsel and the financial advisor and counsel to the Unsecured Creditors Committee met to discuss the proposed merger agreement. The major issues discussed included the circumstances under which breakup fees would be payable by each party and the size of such fees, the conditions to closing, the liabilities and administrative expenses to be assumed by Arch following the merger and the number of directors to be added to the Arch Board. At an Arch Board meeting held on July 28, 1998, Arch's financial advisor and legal counsel again reviewed the proposed transaction.

  The Arch Board met again on August 14, 1998 to further consider the transactions contemplated by the Merger Agreement and, following the delivery of an opinion by Bear Stearns as to the fairness of the consideration to be paid by Arch in the proposed transactions, from a financial point of view, to Arch and its stockholders, the Arch Board conditionally approved the Merger Agreement, the Merger and the transactions contemplated thereby, including the issuance of the Stock and warrants to acquire shares of Common Stock. Legal and financial advisors for Arch, MobileMedia and the Unsecured Creditors Committee continued to negotiate various terms and documentation, and conducted due diligence through August 17, 1998. The Arch Board met again on August 17, 1998 received an update from Arch's legal counsel on the status of negotiations and approved certain additional terms and authorized management to execute definitive documents. On August 19, 1998, the parties reached final agreement and thereafter executed the Agreement and Plan of Merger dated as of August 18, 1998 (the "Original Merger Agreement"), the First Amended Joint Plan of Reorganization dated as of August 18, 1998 and the related documents (collectively, the "August 18 Agreements").

  On August 31 and September 1, 1998, senior management of Arch and MobileMedia, the Unsecured Creditors Committee, the Standby Purchasers, and their respective financial advisors and legal counsel, met to discuss concerns resulting from increased volatility in the capital markets, the market price of the Common Stock since the execution and announcement of the August 18 Agreements and the process for submitting for Bankruptcy Court approval the Initial Merger Order (as defined below), which provided for certain exclusivity, termination fee and expense reimbursement provisions in the Original Merger Agreement to become immediately enforceable. During these meetings, the representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers negotiated modifications to the August 18 Agreements, principally to incorporate a subsequent pricing period, reduce the minimum market price of the Common Stock in such subsequent pricing period (which would have the effect of increasing the number of shares of Common Stock issuable in the Rights Offering and decreasing the purchase price per share if the market price for the Common Stock in the subsequent pricing period was less than $6.25) and provide for the issuance of the Arch Stockholder Rights, or the Arch Participation Warrants in lieu of unexercised Arch Stockholder Rights, to the Arch stockholders.

  On September 1, 1998, the Arch Board, together with Arch's legal and financial advisors, met to consider the proposed modifications to the August 18 Agreements. Subject to the delivery of a fairness opinion by Bear Stearns as to the fairness of the consideration to be paid by Arch in the proposed transactions, from a financial point of view, to Arch and its stockholders, the Arch Board approved the proposed revisions to the August 18, 1998 Agreements and authorized management to negotiate and execute documents reflecting the proposed amendments. During the evening of September 1, 1998, Bear Stearns delivered an oral fairness opinion as to the fairness of the consideration to be paid by Arch in the proposed transactions, which opinion was subsequently confirmed in writing.

  Representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers thereafter negotiated various additional terms and documentation, and amendments to the August 18 Agreements and a Second Amended Joint Plan of Reorganization were executed on September 3, 1998 (the "September 3 Amendments").

  From time to time thereafter, the Unsecured Creditors Committee, the Standby Purchasers, senior management of Arch and MobileMedia and their respective financial advisors discussed concerns raised by the continued volatility in the capital markets and the market price of the Common Stock. As a result of such volatility and market price, the date for approval of the disclosure statement related to the Second Amended Joint Plan of Reorganization scheduled for October 14, 1998 was adjourned to December 10, 1998.

  In early November 1998, the Standby Purchasers formally proposed specific modifications to the August 18 Agreements, as previously amended by the September 3 Amendments. Such modifications principally consisted of fixing the price of the Rights Offering at $2.00 per share of Stock (the low point of the range in the subsequent pricing period incorporated by the September 3 Amendments), increasing by 10,000,000 the number of Arch Stockholder Rights and/or Arch Participation Warrants to be distributed to Arch stockholders in the Arch Rights Offering and incorporating covenants of the Standby Purchasers not to fund other potential MobileMedia acquisition proposals and covenants of the Unsecured Creditors Committee (except as required by their fiduciary duties) and Standby Purchasers not to seek or negotiate any such other MobileMedia acquisition proposals.

  On November 17, 1998, the Arch Board, together with Arch's legal and financial advisors, met to consider the further modifications that had been proposed. After confirming with its financial advisor that the proposed modifications were within the scope of the fairness opinion previously delivered by Bear Stearns and dated September 3, 1998, the Arch Board unanimously approved the proposed revisions subject to execution of appropriate amendments in sufficient time to permit the previously scheduled December 10, 1998 hearing on the MobileMedia disclosure statement to proceed without delay.

  Thereafter, representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers negotiated various additional terms and documentation, and amendments to the August 18 Agreements, as previously amended by the September 3 Amendments, were executed on December 2, 1998 (the "December 1 Amendments").

ARCH REASONS FOR THE MERGER

  The Arch Board has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

  The Arch Board believes that the Merger represents a strategic opportunity to significantly expand the size and scope of Arch's operations, while significantly decreasing Arch's overall financial leverage. The Arch Board believes that, following the Merger, Arch will have greater financial strength, operational efficiencies and growth potential than either Arch or MobileMedia would have on its own. The Arch Board has identified a number of potential benefits of the proposed Merger that it believes will contribute to the success of the combined entities, including the following:

  . The combination of Arch and MobileMedia would create the second largest paging company in the United States. Given high fixed infrastructure costs in the paging industry, greater scale should permit increased efficiencies and improved margins for the Combined Company.

  . Arch's overall leverage should be reduced significantly as a result of the Merger. Arch's ratio of consolidated total debt to Arch Adjusted EBITDA (based on annualized Arch Adjusted EBITDA for the nine months ended September 30, 1998) was 7:1 as of September 30, 1998; on a pro forma basis, taking into account the Merger (but excluding the impact of expected operational cost synergies) the leverage ratio for the Combined Company as measured by the ratio of total debt to annualized Adjusted Pro Forma EBITDA for the nine months ended September 30, 1998 would have been 5.2:1 as of September 30, 1998.

  . Arch would have access to MobileMedia's two nationwide narrowband PCS licenses, and the cost of developing a nationwide narrowband PCS network could be shared over the combined operations.

  . Significant operational efficiencies could be realized through the integration and combination of operations and the sharing of investment in future infrastructure investments.

  . Greater scale should yield enhanced purchasing power and improved sales distribution.

  . Following the Merger, Arch would have a significantly stronger capital structure and financial resources providing greater operating flexibility, as well as enhancing Arch's capabilities to further effectuate its strategic objective to participate in the continuing paging industry consolidation.

  . Arch's larger market capitalization and size should result in broader research coverage and increased interest by institutional investors.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Arch is unaware of any interests that any directors or officers of Arch have in connection with the Merger that are in addition to the interests of the stockholders of Arch generally.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the purchase method of accounting in accordance with GAAP, whereby the purchase price will be allocated based on the relative fair value of the assets acquired and liabilities assumed. Such allocations will be made based upon valuations that have not been finalized. The excess of such purchase price over the amounts so allocated will be allocated to goodwill. It is anticipated that the most significant effect on the purchase accounting will be to record a significant amount of goodwill and other intangible assets which will result in substantial amortization charges to the income of the combined company over the useful lives of such assets. See "Risk Factors--Uncertainties Related to the Merger and the Reorganization".

  In accordance with GAAP, Arch will be treated as the acquiror in the Merger for accounting and financial reporting purposes, and Arch will report its historical financial statements as the historical financial statements of the combined entities.

THE ARCH RIGHTS OFFERING

  As part of the MobileMedia Proposal, Arch will distribute to the holders of shares of Common Stock and Series C Preferred Stock outstanding on a date to be determined by the Arch Board of Directors Arch Stockholder Rights to purchase up to 44,893,166 shares of Common Stock at a price of $2.00 per share and, to the extent such Arch Stockholder Rights are not exercised, Arch will distribute in lieu thereof Arch Participation Warrants to purchase an equivalent number of shares of Common Stock at the Warrant Exercise Price.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following discussion addresses the material United States federal income tax considerations of the Merger to Arch that are applicable to United States holders of Rights.

  The following discussion is based on provisions of the Tax Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth therein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Arch.

  Holders of Rights should be aware that the following discussion deals only with tax consequences of the Merger to Arch and does not deal with any federal income tax considerations that may be relevant to particular investors in Arch in light of their particular circumstances or to investors in Arch who are subject to special treatment under the federal income tax laws (including foreign persons, banks and other financial institutions, tax exempt entities, broker-dealers, or insurance companies), and does not address any aspect of foreign, state or local taxation or federal estate or gift taxation. ACCORDINGLY, HOLDERS OF RIGHTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO ARCH THAT ARE OF INTEREST TO THEM AS INVESTORS IN ARCH, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

  Hale and Dorr LLP, counsel to Arch, has rendered an opinion, attached as
Exhibit 8.1 to the Registration Statement (the "Exhibit Opinion") that no gain or loss will be recognized by Arch as a result of the Merger.

  Arch filed its federal income tax return reflecting NOL carryforwards of approximately $280.0 million for its taxable year ended December 31, 1997, a portion of which will begin to expire in the taxable year ending December 31, 2002. Section 382 of the Tax Code generally restricts a corporation's utilization of its NOL carryforwards and other tax attributes by limiting the amount of income earned by the corporation after an "ownership change" that may be offset by tax attributes that arose prior to the ownership change (the "Section 382 Limitation"). The issuance of Arch shares pursuant to the Merger Agreement and the Amended Plan will cause Arch to experience an ownership change as defined under Section 382(g) of the Tax Code on the Effective Date (the "Change Date"). Consummation of the Amended Plan will also cause MMC to experience such an ownership change.

  In general, when the Section 382 Limitation applies, a corporation's utilization of its pre-Change Date tax attributes (including NOL carryforwards and certain amounts that otherwise would be allowable as deductions during the five-year period beginning on the Change Date that are attributable to pre-Change Date periods) for taxable years following the Change Date is limited to an annual amount of tax attributes equal to (A) the product of (i) the value of the corporation immediately before the ownership change multiplied by (ii) the long-term tax exempt rate (as announced each month by the Treasury Department and which was 4.80% for ownership changes occurring in December
1998) on the date of ownership change, plus (B) any unused portion of the
Section 382 Limitation from prior years.

  A taxpayer generally must include in gross income the amount of any cancellation of indebtedness income realized during the taxable year. Section 108 of the Tax Code provides, however, that when the cancellation of indebtedness occurs in a case under the Bankruptcy Code, gross income does not include any amount that otherwise would be included in gross income by reason of the cancellation of indebtedness. Instead, cancellation of indebtedness income will generally be applied to reduce certain tax attributes of the taxpayer, including NOL carryforwards. Accordingly, it is anticipated that the NOL carryforwards and possibly other tax attributes of MMC will be substantially reduced as a result of consummation of the Amended Plan pursuant to Section 382 and Section 108 of the Tax Code.

  Arch has not requested a ruling from the IRS in connection with the Merger, or any of the other matters discussed herein, and the statements and conclusions described above and in the Exhibit Opinion are not binding on the IRS. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of such statements and conclusions set forth herein or therein.

REGULATORY APPROVALS

FCC APPROVAL

  The Communications Act requires prior FCC approval for the transfer of actual or legal control of companies holding FCC authorizations. The Communications Act requires that the FCC, as a prerequisite to granting its approval, find that the proposed acquisition or transfer would serve the public interest, convenience and necessity. The FCC also requires that the purchaser or transferee demonstrate that it possesses the requisite legal, technical and financial qualifications to operate the licensed facilities.

  The prior approval of the FCC is a condition to the consummation of the Merger. See "The Merger Agreement--Conditions". Arch and MobileMedia have jointly filed applications with the FCC seeking FCC approval of the Merger, including the transfer and/or assignment of FCC licenses held by Arch and MobileMedia. There can be no assurance that the FCC will grant the approvals sought or that, if granted, that such FCC approvals will be on a timely basis or on terms and conditions acceptable to Arch and MobileMedia. In the event of a challenge by an adverse party, the termination date established in the Merger Agreement may not allow sufficient time for FCC approvals to be received or, if received, for FCC approvals to become final. See "Industry Overview--Regulation".

  In its press releases issued on September 27 and October 21, 1996, MobileMedia disclosed that misrepresentations had been made to the FCC and that other violations had occurred during the licensing process for as many as 400 to 500 authorizations, or approximately 6% to 7% of its approximately 8,000 local transmission one-way paging transmitter stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC on October 15, 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of MobileMedia's nationwide paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996. Since November 8, 1996, MobileMedia has continued to provide additional information to the FCC.

  On January 13, 1997, the FCC issued a public notice (the "Public Notice") relating to the status of certain FCC authorizations held by MobileMedia. In the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 93 applications for fill-in sites around existing paging stations (which had been filed under the "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to the constructed stations, the Public Notice permitted MobileMedia to continue to operate those stations on an interim basis until further action by the FCC.

  On April 8, 1997, the FCC issued an order commencing an administrative hearing to inquire into the qualification of MobileMedia to remain an FCC licensee. The FCC Order directed an administrative law judge ("ALJ") to take evidence and develop a full factual record on issues concerning MobileMedia's filing of false forms and applications in connection with its applications for paging licenses. While the FCC Order initiated a fact-finding and evaluative hearing process to gather information with which to make a decision, the FCC directed the ALJ to make a recommended decision only as to factual matters. Decisions as to the conclusions of law, the disposition of the case and any appropriate sanctions were reserved to the FCC. During the proceeding, MobileMedia would continue to operate in the ordinary course and provide uninterrupted service to customers.

  On April 23, 1997, MobileMedia filed a motion with the ALJ seeking a stay of the hearing proceedings instituted by the FCC Order. MobileMedia sought the stay on the ground that, absent a stay, the uncertainty created by the hearing process would likely inflict material irreparable damage on MobileMedia's business. In the motion, MobileMedia also sought confirmation that MobileMedia's operations could be preserved through an assignment or transfer of control of MobileMedia's licenses consistent with an FCC doctrine known as Second Thursday. On May 5, 1997, the ALJ denied MobileMedia's motion for a stay. On May 13, 1997, MobileMedia requested review of the ALJ's order and sought a stay of the hearing proceeding and a determination that MobileMedia should have an opportunity to comply with the FCC's Second Thursday doctrine. The FCC granted MobileMedia's request on June 6, 1997 and issued a ten-month stay of the hearing proceeding determining that the Second Thursday doctrine may apply to publicly traded corporations, such as Parent. On March 27, 1998, MobileMedia filed a request with the FCC to extend the ten-month stay for an additional six months, in order to provide MobileMedia with sufficient time to complete its reorganization process and to continue discussions among the various parties in interest. This extension request was granted by the FCC on June 4, 1998.

  The Second Thursday doctrine balances the FCC's interests with the Bankruptcy Code's policies of preserving value for creditors by permitting a company to transfer its licenses as long as the individuals charged with misconduct (i) would have no part in the proposed operations and (ii) would receive either no benefit from the transfer or only a minor benefit that would be outweighed by equitable considerations in favor of innocent creditors. As part of the applications seeking FCC approval of the Merger, MobileMedia has also requested termination of the hearing proceeding under the Second Thursday doctrine. FCC approval of the transfer of MobileMedia's licenses pursuant to the Amended Plan is a condition to effectiveness of the Amended Plan. Such approval, if granted, will terminate the pending proceedings into MobileMedia's qualification to remain an FCC licensee. On September 2, 1998, MobileMedia and Arch filed a joint Second Thursday application. MobileMedia believes the plan of reorganization referenced in the application satisfies the conditions of Second Thursday. On October 5, 1998, a supplement was filed to notify the FCC of certain modifications to the proposed transaction. The application was accepted for filing by public notice dated October 15, 1998. On October 16, 1998, MobileMedia and Arch filed a joint supplement of data requested by the staff of the Wireless Telecommunications Bureau to assist in their evaluation of the application. MobileMedia submitted additional information to the Wireless Telecommunications Bureau on November 13, 1998. Public comments on the Second Thursday application were due November 16, 1998. On that date, the FCC's Wireless Telecommunications Bureau and the Pre-Petition Lenders filed comments generally supporting grant of the application and Orbital Communications Corporation submitted brief informal comments opposing the application's request to terminate the hearing and to waive the application fees. MobileMedia, Arch and the Pre-Petition Lenders each submitted timely reply comments on or before November 27, 1998 and David A. Bayer submitted a brief informal response to Orbital's letter. The designated pleading cycle on the Second Thursday application is now closed.

STATE APPROVALS

  The prior approval of certain state regulatory authorities is a condition to the consummation of the Merger. See "The Merger Agreement--Conditions". Arch and MobileMedia have jointly filed applications with certain states seeking approval of the consummation of the Merger. It is possible that one or more other states may assert a right to review and approve the Merger. In such event, Arch and MobileMedia may choose to challenge such assertion, seek to obtain such approval or take such other or further actions as they deem necessary or advisable at the time. If any state were to claim a right to approve the Merger, there is no assurance that any challenge to override or overturn that claim would be successful or that any approval, if sought, would be granted or, if granted, would be so granted on a timely basis or on terms and conditions acceptable to Arch and MobileMedia. In the event of a challenge by an adverse party, the termination date established in the Merger Agreement may not allow sufficient time for state regulatory approvals to be received or, if received, for such approvals to become final. See "Industry Overview-- Regulation".

ANTITRUST

  The Merger is subject to the requirements of the HSR Act, and the rules and regulations thereunder, which provide that certain transactions may not be consummated until certain required information and materials have been furnished to the Antitrust Division and the FTC and certain waiting periods have expired or been terminated. Arch and MobileMedia filed the required information and material with the Antitrust Division and the FTC and the waiting periods have expired.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. The termination of the HSR Act waiting periods does not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. Accordingly, at any time before or after the Effective Time, either the Antitrust Division or the FTC could take such action, including seeking to enjoin the Merger, under the antitrust laws as it deems necessary or desirable in the public interest. Certain other persons, including the attorney general of one or more states or private parties, could take action under the antitrust laws.

  In addition, as part of the FCC's consideration of whether granting consent to the transfer of control of Arch's and MobileMedia's FCC licenses would serve the public interest, the FCC takes into account the potential effect that the Merger may have on competition in affected markets. The FCC's antitrust analysis may differ from that of the Antitrust Division and the FTC, and could serve as a basis for the FCC denying consent to the transfer or imposing conditions on its consent, which could materially adversely affect the combined operations of Arch and MobileMedia.

FEDERAL SECURITIES LAW CONSEQUENCES

  The Common Stock and Class B Common Stock issuable in connection with the Merger will generally be freely tradeable under the Securities Act following the Merger, provided the holder thereof is not deemed to be an affiliate of Arch following the Merger within the meaning of Rule 144 or an underwriter within the meaning of Section 2(11) of the Securities Act or Section 1145(b) of the Bankruptcy Code. The Standby Purchasers and any other Unsecured Creditors who acquire 10% or more of the Common Stock may be deemed to be statutory underwriters with respect to the Securities they purchase.

  Arch has agreed to register (i) the Rights to be issued in connection with the Rights Offering, together with the shares of Stock which may be issued thereunder and (ii) the Standby Purchasers' Warrants, together with the shares of Common Stock which may be issued thereunder. Unsecured Creditors who receive these Securities may also freely sell such Securities provided they are not deemed to be an affiliate of Arch or an underwriter. The shares of Stock to be distributed from the Directly Distributed Creditor Stock Pool are exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code, and will be therefore freely tradeable by any Unsecured Creditor who is not deemed to be an affiliate of Arch under Rule 144 or an underwriter. Any securities of Arch held by a person deemed to be an affiliate of Arch will be subject to certain restrictions on resale pursuant to Rule
144. Arch has agreed to register these securities for resale by persons who may be deemed to be underwriters, such as the Standby Purchasers. See "The Merger Agreement--Related Agreements--Registration Rights Agreements".

NASDAQ NATIONAL MARKET LISTING

  Arch intends to file an application to have the Common Stock (including all such shares issuable upon conversion of the Class B Common Stock and upon exercise of the Standby Purchasers' Warrants) to be issued in connection with the Rights Offering and the Merger approved for quotation on the Nasdaq National Market. Although Arch intends to have the Standby Purchasers' Warrants approved for quotation on the Nasdaq National Market, Arch is not required to seek such a listing. See "Risk Factors--Risks Related to Arch-- Risk of Common Stock Being Delisted from the Nasdaq National Market" and "The Merger and the Reorganization--Nasdaq National Market Quotation".

                             THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement, a composite copy of which (reflecting the September 3 Amendments and the December 1 Amendments) is attached as Annex B to this Prospectus and incorporated herein by reference in its entirety. Although this section summarizes the material terms of the Merger Agreement, such summary is qualified in its entirety by reference to the Merger Agreement. Prospective investors in the Rights Offering are urged to read the Merger Agreement in its entirety for a more complete description of the Merger. Defined terms used herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

THE MERGER

  The Merger Agreement and the Amended Plan provide that, following the approval by the stockholders of Arch and the satisfaction or, if legally permissible, waiver of the conditions to the Merger, MMC will be merged with and into the Merger Subsidiary. Immediately prior to the Merger, Parent will contribute all of its assets to MMC, and MMC's subsidiaries will be consolidated into a single subsidiary which will become an indirect wholly owned subsidiary of Arch as a result of the Merger.

EFFECT OF THE MERGER

  At the Effective Time, all of the estate, property, rights, privileges, immunities, powers and franchises of MMC will be transferred to and vested in the Surviving Corporation.

REPRESENTATIONS AND WARRANTIES

  In the Merger Agreement, each of Parent and MMC on the one hand, and Arch on the other, has made certain representations and warranties regarding, among other things: (i) their respective organization, qualification, corporate power and authority to enter into and perform their respective obligations under the Merger Agreement; (ii) capitalization; (iii) the compliance of the transactions contemplated by the Merger Agreement with their respective certificates of incorporation and by-laws, certain contracts and applicable laws; (iv) their respective subsidiaries; (v) the accuracy of their respective financial statements; (vi) the absence of certain specified types of changes in the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of each party and their respective subsidiaries, taken as a whole; (vii) the absence of undisclosed liabilities; (viii) taxes; (ix) tangible assets; (x) owned real property; (xi) intellectual property; (xii) real property leases; (xiii) certain contracts which are material to the respective parties; (xiv) the possession of licenses and authorizations; (xv) the absence of certain litigation; (xvi) certain employment contracts and related matters; (xvii) employee benefit plans; (xviii) certain environmental matters; (xix) compliance with applicable laws; (xx) certain information with respect to the parties' respective subscribers and suppliers; (xxi) capital expenditures;
(xxii) brokers' fees; (xxiii) the accuracy of certain information provided by each of the parties in connection with the various documents to be filed with the applicable regulatory authorities in connection with the Merger Agreement and the transactions contemplated thereby and (xxiv) the accuracy of the information provided by each of the parties to the other. In addition, Arch has made representations concerning (i) the Merger Subsidiary, (ii) the opinion of Bear Stearns regarding the fairness of the Merger, from a financial point of view, to Arch and its stockholders, (iii) certain amendments to Arch's shareholders rights plan, (iv) Section 203 of the DGCL and (v) the vote of Arch stockholders required to approve the Transactions.

CERTAIN COVENANTS AND AGREEMENTS

  Except as otherwise contemplated by the Merger Agreement or the Amended Plan and, in the case of Parent and MMC, by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the operation and information requirements of the Office of United States Trustee, and any orders entered or approvals or authorizations granted by the Bankruptcy Court in the Insolvency Proceedings during the period prior to the Effective Time (collectively, "Bankruptcy-Related Requirements"), each of MobileMedia, MMC and Arch is required to, and is required to cause each of its respective subsidiaries, as applicable, to conduct its operations in the ordinary course of business and in compliance with all other applicable laws and regulations, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, pay all taxes (all post-petition taxes in the case of the Parent and MMC) as they become due and payable, maintain insurance on its business and assets (in amounts and types consistent with past practice), keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

BEST EFFORTS

  Except as otherwise contemplated by the Merger Agreement, or in the case of the Parent and MMC except to the extent required by Bankruptcy-Related Requirements, Arch, the Parent and MMC are obligated to use their respective best efforts to cause the transactions contemplated by the Merger Agreement and the Amended Plan to be consummated in accordance with the terms thereof.

APPROVALS; CONSENTS

  The Merger Agreement generally obligates Arch, the Parent and MMC to obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations from all Governmental Entities (as defined therein) reasonably necessary or required for the operation of their respective businesses as presently conducted, as and when such approvals, consents, permits, licenses or other authorizations are necessary or required. The Merger Agreement provides that none of Arch, the Parent or MMC shall make any material commitments to any Governmental Entity relating to any material approval, consent, permit or license without the prior written consent of the other, and that Arch, the Parent and MMC shall, and shall cause each of their respective subsidiaries, as applicable, to, use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. In the event of a challenge to the transactions contemplated by the Merger Agreement pursuant to the HSR Act, Arch, the Parent and MMC is required to, and is required to cause each of its respective subsidiaries to use their reasonable best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the transactions contemplated by the Merger Agreement; provided, however, that in no event shall Arch be required to divest or hold separate any portion of its business or otherwise take any action, which divestiture or holding separate or taking such action would be materially adverse to the continued conduct of either party's businesses. Arch is obligated to pay all filing fees payable by either Arch, the Parent or MMC in connection with the HSR Act.

ARCH NOT TO CONTROL

  The Merger Agreement provides that, pending the consummation of the transactions contemplated thereby, Arch shall not obtain actual (de facto) or legal (de jure) control over the Parent and MobileMedia. Specifically, and without limitation, the responsibility for the operation of the Parent and MobileMedia shall, pending the consummation of the transactions contemplated thereby, reside with the Board of Directors of the Parent and MMC (subject to the jurisdiction of the Bankruptcy Court). Notwithstanding the foregoing, Arch and the Parent and MobileMedia have agreed to consult and cooperate with one another and consider in good faith the views of one another with respect to the assumption or rejection by the Parent and MobileMedia prior to the Effective Time of any unexpired lease, license or other executory contract.

BANKRUPTCY COVENANTS

  The Amended Plan requires MobileMedia and the Parent to file certain motions with the Bankruptcy Court and take certain other actions in furtherance of the transactions contemplated by the Merger Agreement. See "The MobileMedia Plan of Reorganization". On September 3, 1998, MobileMedia and Parent filed a motion seeking Bankruptcy Court approval of the exclusivity provisions, breakup fees and expense reimbursement provisions of the Merger Agreement, which motion was approved by the Bankruptcy Court (the "Initial Merger Order") on September 4, 1998. See "--Exclusivity Provisions", "--Breakup Fee Provisions" and "--Reimbursement of Arch's Expenses".

CONDUCT OF MOBILEMEDIA'S BUSINESS PENDING THE MERGER

  The Merger Agreement provides that prior to the Effective Time, except to the extent required by any Bankruptcy-Related Requirements, MMC and Parent shall not and shall not permit any of their respective subsidiaries to, without the prior written consent of Arch and except as otherwise contemplated by the Merger Agreement or the Amended Plan: (i) except for assets not in excess of $2.5 million of fair market value, sell, lease, mortgage, pledge, encumber or dispose of any of its assets, other than in the ordinary course of business; (ii) (A) except for borrowings under the existing DIP Credit Agreement in an aggregate amount outstanding at any one time equal to the sum of (x) amounts representing costs incurred or committed as of the date hereof in connection with MMC's N-PCS network construction ("N-PCS Construction") plus any additional costs for N-PCS Construction approved by Arch and (y)(1) at any time on or before December 31, 1998 up to a maximum of $20.0 million, and (2) at any time between January 1, 1999 and June 30, 1999 up to a maximum of $30.0 million, previously committed or create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (C) make any loans, advances or capital contributions to, or investments in, any other person;
(iii) except for changes to MobileMedia's payroll program as previously disclosed to Arch, enter into, adopt or amend any MobileMedia employee benefit plan, or (except for normal adjustments in the ordinary course of business) increase in any material respect the compensation or fringe benefits of, or modify the employment terms of its directors, officers or employees generally or pay any benefit not required by the terms in effect on the date hereof of any existing MobileMedia employee benefit plan; (iv) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP; (v) pay any pre-petition liability other than liabilities in connection with the assumption of pre-petition contracts and with respect to wages, taxes, customer refunds and other related expenses that MobileMedia is authorized to pay by the Bankruptcy Court and adequate protection payments and the payment to the Pre-Petition Lenders of the cash proceeds from the MobileMedia Tower Site Sale, in each case as authorized by the Bankruptcy Court; (vi) amend its certificate of incorporation, by-laws or other comparable organizational documents; (vii) sell, assign, transfer or license any material licenses, authorizations or intellectual property other than in the ordinary course of business; (viii) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, certain licenses, authorizations, contracts or agreements other than in the ordinary course of business; (ix) make or commit to make any capital expenditure not set forth in the capital expense budget provided to Arch; (x) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of MMC, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares; (xi) issue, sell, grant or pledge any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of the Merger Agreement; (xii) make any material tax election or settle or compromise any material tax liability or any pending or threatened suit or action other than consistent with Parent's practice since the Petition Date or pursuant to the terms of the Amended Plan;
(xiii) establish, or transfer any assets to, a trust for purposes of funding any employee benefit plan, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or (xiv) agree in writing or otherwise to take any of the foregoing actions.

CONDUCT OF ARCH'S BUSINESS PENDING THE MERGER

  The Merger Agreement provides that, prior to the Effective Time, Arch shall not, and shall not permit any of its subsidiaries to, without the prior written consent of MobileMedia, and except as otherwise contemplated by the Merger Agreement or the Amended Plan: (i) dispose of any of its assets or acquire or dispose of any assets or shares or other equity interests in or securities of any subsidiary, other than in the ordinary course of business, except for (A) the mortgage, pledge or encumbering of such assets, shares, equity interests or securities pursuant to agreements existing as of the date of the Merger Agreement or agreements entered into to provide funding, in whole or in part, for the amounts payable by Arch under the Merger Agreement or the Amended Plan or (B) the acquisition of such assets, shares, equity interests or securities of any other Person (as defined therein) with an aggregate purchase price not exceeding $25.0 million; (ii) (A) except for borrowings under the API Credit Facility or borrowings to provide funding for the amounts payable by Arch under the Merger Agreement or the Amended Plan, create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (C) make any loans, advances or capital contributions to, or investments in, any other person; (iii) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP; (iv) amend its certificate of incorporation, by-laws or other comparable organizational documents; (v) sell, assign, transfer or license any material license, authorization or intellectual property, other than in the ordinary course of business; (vi) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, certain licenses, contracts or agreements, other than in the ordinary course of business; (vii) make or commit to make any capital expenditure not set forth in the capital expense budget provided to Parent;
(viii) except as required under agreements existing as of the date of the Merger Agreement, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to any subsidiary of Arch, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except for the acquisition of shares from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of options; (ix) issue, sell, grant, pledge any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or, if outstanding as of the date of the Merger Agreement, change the material terms of any of the foregoing, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than pursuant to the terms of any benefit plan as in effect on the date of the Merger Agreement in accordance with past practice or upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of the Merger Agreement; (x) make any material tax election or settle or compromise any material tax liability or any pending or threatened suit or action; (xi) establish, or transfer any assets to, a trust for purposes of funding any of Arch's employee benefit plans, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or (xiii) agree in writing or otherwise to take any of the foregoing actions.

NOTICE OF BREACHES

  The Merger Agreement provides that each of Arch, Parent and MobileMedia shall promptly deliver to the other parties written notice of any event or development that would (a) render any statement, representation or warranty of such party in the Merger Agreement inaccurate or incomplete in any respect, or
(b) constitute or result in a breach by such party of, or a failure by such party to comply with, any agreement or covenant in the Merger Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

EXCLUSIVITY PROVISIONS

  The Merger Agreement provides that, except for the MobileMedia Tower Site Sale, Parent and MMC shall not, and shall cause each of their respective subsidiaries, as applicable, and each of their respective directors, officers, employees, financial advisors, representatives or agents, not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than Arch) concerning any merger, consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by MobileMedia or any of its subsidiaries, as applicable, proxy solicitation or other business combination involving MobileMedia or any of its subsidiaries, as applicable, (each, a "MobileMedia Acquisition Proposal") or (ii) provide any non-public information concerning the business, properties or assets of MobileMedia or any of its subsidiaries, as applicable, to any person or entity (other than to Arch and other parties in accordance with existing confidentiality arrangements). The Merger Agreement provides that Parent and MMC shall, and shall cause each of their respective subsidiaries, as applicable, to immediately cease any and all existing activities, discussions or negotiations with any person other than Arch with respect to any MobileMedia Acquisition Proposal. Parent and MMC are obligated under the Merger Agreement to immediately notify Arch of, and to disclose to Arch all details of, any such inquiries, discussions or negotiations.

  The Merger Agreement provides, however, that prior to the entry of the Confirmation Order, MobileMedia may, to the extent required by the Bankruptcy-Related Requirements, or to the extent that MMC's Board of Directors determines, in good faith after consultation with outside legal counsel, that its fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements set forth below, furnish information to any person, entity or group after such person, entity or group has delivered to MobileMedia, in writing, an unsolicited bona fide offer to effect a MobileMedia Acquisition Proposal that MMC's Board in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the claimholders of MobileMedia from a financial point of view than the Merger and for which financing, to the extent required, is then committed (or which, in the good faith judgment of MMC's Board, is reasonably capable of being obtained) and which (in the good faith judgment of such Board) is likely to be consummated (a "MobileMedia Superior Proposal"). In the event MMC receives a MobileMedia Superior Proposal, nothing contained in the Merger Agreement (but subject to the terms thereof) will prevent MMC's Board from approving such MobileMedia Superior Proposal or requesting authorization of such MobileMedia Superior Proposal from the Bankruptcy Court, if MMC's Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, MMC's Board may terminate the Merger Agreement; provided, however, that MMC may not terminate the Merger Agreement until at least 48 hours after Arch's receipt of a copy of such MobileMedia Superior Proposal. The Merger Agreement further provides that MobileMedia and each of its subsidiaries, as applicable, shall not provide any non-public information to a third party unless: (i) MobileMedia provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the confidentiality agreements between Parent and Arch (the "Confidentiality Agreements"); and (ii) such non-public information has previously been delivered or made available to Arch.

  MMC, on behalf of itself, Parent and MobileMedia, has agreed not to make any material change to the Amended Plan or the Merger Agreement, exercise any rights they may have to terminate the Merger Agreement or take any action which could result in the termination of the Merger Agreement by Arch without the prior written consent of the Unsecured Creditors Committee or the entry of an order by the Bankruptcy Court. MMC has further agreed not to exercise its rights to respond to or negotiate acquisition proposals received from third parties without advising and consulting with the Unsecured Creditors Committee. MMC also agreed that the Unsecured Creditors Committee could request MMC to exercise its right to terminate the Merger Agreement, and if MMC does not do so, the Unsecured Creditors Committee may seek an order of the Bankruptcy Court to do so.

  The Merger Agreement provides that except for the contemplated sale of certain tower sites owned by Arch (the "Tower Site Sale"), Arch shall not, and shall cause each of its subsidiaries and each of their respective directors, officers, employees, financial advisors, representatives or agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than MobileMedia and, in connection with the transactions contemplated by the Merger Agreement, the Unsecured Creditors Committee), concerning any merger (other than mergers of Arch subsidiaries in connection with acquisitions of other businesses by Arch (x) with a fair market value not in excess of $25.0 million and (y) that would not upon the closing thereof be in breach of Arch's obligations under the Merger Agreement), consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by Arch or any of Arch's subsidiaries, proxy solicitation or other business combination (other than business combinations of subsidiaries of Arch in connection with acquisitions of other businesses by Arch (x) with a fair market value not in excess of $25.0 million and (y) that would not upon the closing thereof be in breach of Arch's obligations under the Merger Agreement), involving Arch or any of its subsidiaries (each, an "Arch Acquisition Proposal") or (ii) except as permitted by the foregoing clause
(i), provide any non-public information concerning the business, properties or assets of Arch or any its subsidiaries to any person or entity (other than MobileMedia or any of Arch's financing sources). The Merger Agreement provides that Arch and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any person other than MobileMedia with respect to any Arch Acquisition Proposal. Arch is obligated under the Merger Agreement to immediately notify MobileMedia of, and to disclose to MobileMedia all details of, any such inquiries, discussions or negotiations.

  The Merger Agreement provides, however, that prior to the Special Meeting, Arch may, to the extent that the Arch Board determines, in good faith, after consultation with outside legal counsel, that its fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements set forth below, furnish information to any person, entity or group after such person, entity or group has delivered to Arch, in writing, an unsolicited bona fide offer to effect an Arch Acquisition Proposal that the Arch Board in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the stockholders of Arch from a financial point of view than the transactions contemplated thereby and for which financing, to the extent required, is then committed (or which, in the good faith judgment of the Arch Board, is reasonably capable of being obtained) and which (in the good faith judgment of the Arch Board) is likely to be consummated (an "Arch Superior Proposal"). In the event Arch receives an Arch Superior Proposal, nothing contained in the Merger Agreement (but subject to the terms thereof) will prevent the Arch Board from recommending to its stockholders such Arch Superior Proposal if the Arch Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law. The Merger Agreement further provides that Arch shall not provide any non-public information to a third party unless: (i) Arch provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has previously been delivered or made available to MobileMedia.

  The exclusivity provisions became effective on September 4, 1998, the date the Initial Merger Order was entered by the Bankruptcy Court.

BREAKUP FEE PROVISIONS


  The Merger Agreement provides that in the event that (i) Arch terminates the Merger Agreement as a result of a material breach of a representation, warranty or covenant by MobileMedia or if MMC or Arch terminates the Merger Agreement as a result of the failure of the Confirmation Order to be entered on a timely basis due to the failure of the creditors of MobileMedia entitled to vote on the Amended Plan (other than Classes 7, 8 or 9 as defined in the "MobileMedia Plan of Reorganization--The Amended Plan" below) to vote in favor of the Amended Plan, or due to the withdrawal or amendment of the Amended Plan in a manner adverse to Arch, the filing of any other plan of reorganization by MobileMedia, or the modification or amendment of any material provision of the Amended Plan, in each case without Arch's consent, or the confirmation of any other plan of reorganization filed by any other person, (ii) MobileMedia sells or otherwise transfers other than to Arch all or any substantial portion of its assets as part of a sale approved pursuant to Section 363 of the Bankruptcy Code (other than the MobileMedia Tower Site Sale) or
(iii) MobileMedia has terminated the Merger Agreement in connection with a MobileMedia Superior Proposal (collectively, the "Breakup Events"), and at the time of any such Breakup Event Arch is not in material breach of any material covenant or obligation required to be performed by Arch thereunder at or before such time, and is not in breach of its representations and warranties contained in the Merger Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on Arch), then MobileMedia shall pay to Arch the Buyer Breakup Fee in the amount of $25.0 million as promptly as practicable after demand therefor (but in no event later than the third business day thereafter). The sale of the MobileMedia Tower Sites was completed on September 3, 1998.

  In the event that MMC terminates the Merger Agreement as the result of Arch being in material breach of its representations, warranties and covenants, the failure of the Arch Board to recommend the MobileMedia Proposal and the related proposals as required by the Merger Agreement or the failure of the MobileMedia Proposal and the related proposals to be approved at the Special Meeting, or Arch or MobileMedia terminates the Merger Agreement as a result of Arch's failure to obtain the financing necessary to effect the transactions contemplated by the Merger Agreement and the Amended Plan (when all other conditions to Arch's obligations to close have been satisfied), and at the time of such termination MobileMedia is not in material breach of any material covenant or obligation required to be performed by MobileMedia thereunder at or before such time and is not in breach of its representations and warranties contained in the Merger Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on MobileMedia), then Arch shall pay to MMC as promptly as practicable after demand therefor (but in no event later than the third business day thereafter) the MobileMedia Breakup Fee in the amount of $32.5 million.

  The Breakup Fee provisions became effective on September 4, 1998, the date the Initial Merger Order was entered by the Bankruptcy Court.

NASDAQ NATIONAL MARKET QUOTATION

  The Merger Agreement provides that Arch shall use its best efforts to have the shares of Common Stock (including shares issuable upon conversion of Class B Common Stock and upon exercise of the Standby Purchasers' Warrants) to be issued as contemplated in the Merger Agreement and the Amended Plan approved for quotation on the Nasdaq National Market prior to the Effective Time.

DELIVERY OF FINANCIAL STATEMENTS

  The Merger Agreement provides that as promptly as possible following the last day of each month prior to the Effective Time, and in any event within 35 days after the end of each such month, each of Arch and MobileMedia shall deliver to the other its unaudited consolidated balance sheet and the related consolidated statements of operations and cash flows for the one-month period then ended, all certified by its chief financial officer to the effect that such interim financial statements are prepared in accordance with GAAP (except as otherwise described therein) on a consistent basis as with each party's audited financial statements and fairly present the consolidated financial condition of each party as of the date thereof and for the period covered thereby. As promptly as possible following the last day of each fiscal quarter, and in any event within 45 days after the end of each such quarter, each of Arch and MobileMedia shall deliver to the other its unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and cash flows for the year-to-date period then ended, prepared in accordance with GAAP (except as otherwise described therein) applied on a consistent basis, which comply as to form with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. MobileMedia shall also provide Arch with all information (including financial statements and accountants' consents) as Arch may reasonably request in connection with any offering of securities by Arch to fund amounts payable under the Amended Plan or working capital needs of the Combined Company.

FULL ACCESS

  The Merger Agreement provides that Arch and MobileMedia shall each permit representatives of the other to have full access (at all reasonable times, and in a manner so as not to interfere with normal business operations) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such party. MobileMedia, upon Arch's request, is introducing Arch to MobileMedia's principal suppliers and employees to facilitate discussions between such persons and Arch with regard to the conduct of the Surviving Corporation's business.

STOCKHOLDER APPROVAL; SPECIAL MEETING

  The Merger Agreement provides that Arch shall take all action reasonably necessary in accordance with applicable law, the rules of the Nasdaq National Market, the Merger Agreement and the Arch Certificate and Arch By-laws, duly to convene the Special Meeting as promptly as practicable. Arch has agreed, subject to the Arch Board's fiduciary obligations, to recommend that its stockholders vote in favor of the Merger and related proposals and to use its best efforts to cause to be solicited proxies from stockholders of Arch to be voted at the Special Meeting in favor of the Merger and the related proposals and to take all other actions necessary or advisable to secure the vote or consent of stockholders required to approve the Merger and related proposals.

PREPARATION OF PROSPECTUS AND DISCLOSURE STATEMENT

  Pursuant to the Merger Agreement, Arch has prepared and filed with the SEC a registration statement on Form S-4, including a proxy statement for the Special Meeting (the "Arch Stockholder Registration Statement"), with respect to the Merger and certain securities to be issued in connection with the Merger. The Merger Agreement obligates MobileMedia to provide all information (including financial information) as Arch may reasonably request in connection therewith. The Merger Agreement requires Arch to provide MobileMedia with all information (including financial information) as MobileMedia may reasonably request for the disclosure statement MobileMedia is required to send to its claimholders in connection with the approval of the Amended Plan.

APPLICATION OF MOBILEMEDIA TOWER SALE PROCEEDS

  The Merger Agreement required MobileMedia to promptly pay the net proceeds from the MobileMedia Tower Site Sale of certain transmission towers and associated assets (the "MobileMedia Tower Sites") to Pinnacle Towers, Inc. to the Pre-Petition Agent for the benefit of the Pre-Petition Lenders. On September 3, 1998 the MobileMedia Tower Site Sale was completed and the proceeds thereof ($170.0 million) were paid to the Pre-Petition Lenders.

FCC FILING

  Pursuant to the Merger Agreement, on September 2, 1998 Arch and MobileMedia jointly prepared and filed applications (the "FCC Applications") requesting
(i) the FCC's consent to the transfer of the control of the Debtor Authorizations (as defined therein) to Arch, (ii) to the extent that such consent is required, the FCC's consent to the transfer of control of Buyer Authorizations (as defined therein) from Arch's current stockholders to Arch's stockholders immediately following the consummation of the transactions contemplated hereby in accordance with the Amended Plan, (iii) the termination of the hearing in WT Docket No. 97-115, In the Matter of MobileMedia Corporation, et al. (the "Hearing") without any further findings adverse to MobileMedia, or to the Debtor Authorizations or otherwise materially restricting Arch's or MobileMedia's ability to own or operate the properties, assets and businesses of MobileMedia following the Effective Time, and (iv) the grant to Arch of permanent license authority to operate those stations listed on Attachment C of Public Notice DA 97-78 (January 13, 1997), as to which MobileMedia is currently operating under a grant of interim operating authority, or in the alternative, a determination by the FCC that as to such stations, Arch will enjoy protection from, and rights of incumbency as to, any future Market Area Licensee (as defined in the Merger Agreement) authorized to operate on the frequencies licensed under interim operating authority. On October 5, 1998, a supplement was filed to notify the FCC of certain modifications to the Amended Plan and the Merger Agreement. The application was accepted for filing by public notice dated October 15, 1998. On October 16, 1998, MobileMedia and Arch filed a joint supplement of data requested by the staff of the Wireless Telecommunications Bureau to assist in their evaluation of the application. MobileMedia submitted additional information to the Wireless Telecommunications Bureau on November 13, 1998. Public comments on the Second Thursday application were due November 16, 1998. On that date, the FCC's Wireless Telecommunications Bureau and the Pre-Petition Lenders filed comments generally supporting grant of the application and Orbital submitted brief informal comments opposing the application's request to terminate the hearing and to waive the application fees. MobileMedia, Arch and the Pre-Petition Lenders each submitted timely reply comments on or before November 27, 1998 and David A. Bayer submitted a brief informal response to Orbital's letter. The designated pleading cycle on the Second Thursday application is now closed. Arch and MobileMedia are obligated to cooperate in providing all information and taking all steps necessary to expedite the preparation, filing and prosecution of the FCC Applications with the FCC. In the event any person or entity petitions the FCC to deny any FCC Application, or petitions for any further proceedings in the Hearing, or otherwise challenges the grant of any FCC Application before the FCC, or in the event the FCC approves the transfer of control of the Debtor Authorizations (and, if necessary, Arch Authorizations (as defined in the Merger Agreement)), and any person requests reconsideration or judicial review of such order, then Arch and MobileMedia shall take such reasonable actions as are necessary to oppose such petition or challenge before the FCC or defend such action and the order of the FCC before the judiciary diligently and in good faith; provided, however, that nothing contained in the Merger Agreement shall be deemed to require Arch to intervene in the Hearing or otherwise to defend MobileMedia as to any allegations or proceedings relating to the allegations before the FCC in the Hearing, except as reasonably required to support the transfer of control of the Debtor Authorizations to Arch. MobileMedia is obligated to provide Arch (whether or not Arch intervenes or otherwise participates in the Hearing) with reasonable advance notice of, and a right to participate in, any meetings or hearings relating to the FCC Applications or the Hearing, and a right to review in advance any correspondence, agreements, or pleadings which may be submitted by MobileMedia to the FCC or any other party to the Hearing with regard to the FCC Applications or any proceedings relating to the Hearing. In each such case, each party shall bear its own costs and expenses of prosecuting such application to a favorable conclusion, to the end that the transactions contemplated by the Merger Agreement and the Amended Plan may be consummated.

  The Merger Agreement provides that MobileMedia shall use its reasonable best efforts to complete its voluntary program to inspect and audit its transmitter site facilities and license data, and provide periodic updates on the progress of such program to Arch.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

  The Merger Agreement provides that, to the extent set forth in the Amended Plan and only to such extent, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time existing at the Effective Time in favor of the current or former directors or officers of MobileMedia as provided in their respective charters or by-laws (or comparable organization documents) and any indemnification agreements of MobileMedia (including the indemnification agreement between MobileMedia and Alvarez & Marsal, Inc. ("A&M"), executed in connection with the retention of A&M as MobileMedia's crisis and restructuring consultants) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than three years from the Effective Time and the obligations of MobileMedia in connection therewith shall be assumed by Arch. To the extent set forth in the Amended Plan and only to such extent, Arch is obligated to provide, or to cause the Surviving Corporation to provide, MobileMedia's current directors and officers an insurance and indemnification policy (including any fiduciary liability policy) that provides coverage with respect to any claims made during the three-year period following the Effective Time for events occurring prior to the Effective Time in an amount of $40.0 million or such lesser amount as can be purchased for $750,000.

STATE TAKEOVER LAWS

  The Merger Agreement provides that if any "fair price", "business combination" or "control share acquisition statute" or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Arch and MobileMedia and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any state statute or regulation affecting the transactions contemplated hereby.

EMPLOYEES

  The Merger Agreement provides that after the Effective Time Arch shall transfer MobileMedia employees to Arch's employee benefit plans as soon as practicable, and prior to such transfer shall maintain benefits for such employees comparable to the benefits currently in effect for employees of MobileMedia. Arch has agreed to honor accrued vacation, holiday, sick and personal days, maintain MobileMedia's 1998 Employee Incentive Plan and give MobileMedia's employees credit under Arch's benefit plans for service with MobileMedia, to the extent permitted by law.

EFFECTS OF ARCH'S RIGHTS AGREEMENT

  The Merger Agreement provides that, except as contemplated by the Merger Agreement, Arch is obligated not to (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Preferred Rights) with the purpose of facilitating an Arch Acquisition Proposal. Arch has amended the Rights Agreement to increase the ownership threshold for W.R. Huff, CS First Boston, Whippoorwill and Northwestern Mutual thereunder to a maximum of 33%, 26%, 27% and 15.5%, respectively. See "Description of Securities--Anti-Takeover Provisions--Rights Plan".

RIGHTS OFFERING; REGISTRATION STATEMENT

  As specified in the Amended Plan, Arch will issue on a pro rata basis to the holders of allowed Class 6 Claims (with certain exceptions as specified in the Amended Plan) Rights to purchase, for an aggregate consideration of $217.0 million, 108.5 million Shares of Common Stock or Class B Common Stock at a Subscription Price of $2.00 per Share.

  MobileMedia and Arch have entered into a Standby Purchase Agreement with each Standby Purchaser, as described in "The Rights Offering--Standby Purchase Agreements", and, prior to or at the Closing, Arch will execute and deliver to each of the Standby Purchasers a Registration Rights Agreement.

  Arch is obligated to use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Arch is also obligated to take any action required to be taken under state blue sky laws or other securities laws in connection with the Rights Offering. MobileMedia has agreed to furnish Arch with all information (including, without limitation, financial statements, pro forma financial statements and projections) and shall take such other action including obtaining any necessary consents from its accountants as Arch may reasonably request in connection with the Registration Statement. Arch has agreed to consult with MobileMedia and its counsel in connection with, and shall permit MobileMedia and its counsel to participate in, the preparation of the Registration Statement. Arch has agreed to cause the Rights to be issued as specified in the Amended Plan as soon as practicable after the date the Registration Statement becomes effective but not before approval of the Disclosure Statement by the Bankruptcy Court.

  Arch has agreed to promptly notify MobileMedia of the receipt of the comments of the SEC and of any requests by the SEC for amendment or supplements to the Registration Statement or for additional information, and shall promptly supply MobileMedia with copies of all correspondence between it (or its representatives) and the SEC (or its staff) with respect thereto, and shall permit counsel for MobileMedia to participate in any telephone conferences or meetings with the staff of the SEC.

ARCH RIGHTS OFFERING; REGISTRATION STATEMENT

  Arch will conduct a rights offering pursuant to which it will distribute to holders of Common Stock and Series C Preferred Stock, as of a record date to be determined and announced by the Arch Board, Arch Stockholder Rights to acquire up to 44,893,166 shares of Common Stock at a price of $2.00 per share and to the extent such Arch Stockholder Rights have expired unexercised, Arch will distribute the Arch Participation Warrants to acquire an equivalent number of shares of Common Stock at the Warrant Exercise Price. The Arch Stockholder Rights are not transferable; the Arch Participation Warrants are transferable.

REIMBURSEMENT OF ARCH'S EXPENSES

  Pursuant to the Initial Merger Order, on September 10, 1998, MMC paid $500,000 to Arch in partial reimbursement of Arch's expenses in connection with the negotiation and execution of the Merger Agreement.

CONDITIONS

  The Merger Agreement provides that the respective obligations of Arch and MobileMedia to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of each of the following conditions: (i) the Merger and certain related proposals shall have been approved by the requisite vote of the stockholders of Arch in accordance with the DGCL, the Arch Certificate and Arch By-laws; (ii) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity which prohibits the consummation of the transactions contemplated thereby and all consents, orders and approvals from all Governmental Entities and other persons or entities identified by MobileMedia and Arch shall have been obtained and shall be in effect; (iii) there shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated thereby; (iv) the expiration or early termination of any waiting period under the HSR Act shall have occurred; (v) (1) the FCC shall have issued an order (the "FCC Grant") both (i) consenting to the transfer of the Debtor Authorizations and, to the extent requested by the Parties, to the transfer of the Buyer Authorizations without any conditions which would have a Buyer FCC Material Adverse Effect (as defined below in this clause (v)) or a Debtor FCC Material Adverse Effect (as defined below in this clause (v)) and
(ii) terminating the Hearing without any findings or conclusions (x) which are materially adverse to the Reorganized Debtors (as defined in the Merger Agreement) or the Debtor Authorizations or which would have a material adverse effect on the use of the Debtor Authorizations by the Reorganized Debtors following the Closing, or (y) which impose any material monetary forfeiture on the Debtors or the Reorganized Debtors or retain jurisdiction to impose any material monetary forfeitures in the future on the Buyer or the Reorganized Debtors based on the activities of the Debtors prior to the Closing, or (z) which would have a Buyer FCC Material Adverse Effect or a Debtor FCC Material Adverse Effect; and (2) either (i) the FCC Grant has become a final order (as described below) or (ii)(a) any condition or conditions under the Bank Lending Documents to the effect that the FCC Grant shall have become a final order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect) and (b) any condition or conditions under the Other Lending Documents to the effect that the FCC Grant shall have become a final order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect); in this clause (v), (A) "Bank Lenders" shall mean, collectively, the Existing Lenders (as defined in the Bank Commitment Letter) and the Credit Parties (as so defined), as the same in each case shall exist at the Closing, (B) "Bank Lending Documents" shall mean the Existing Credit Agreements (as defined in the Bank Commitment Letter) as amended and modified by the Amendments (as so defined), (C) "Bank Commitment Letter" shall mean the Commitment Letter dated August 10, 1998 between API, Inc. and the Credit Parties, including the Term Sheet (as defined in such Bank Commitment Letter), copies of which has been delivered to MobileMedia by Arch as the same may be amended or modified, (D) "Other Lenders" shall mean the Lenders (as defined in the Bridge Commitment Letter), as the same shall exist at the Closing, or, if applicable, any other lenders which lend funds to ACI or Arch (or Arch or any other Arch subsidiary) pursuant to a Substitute Loan Agreement (as defined below), (E) "Other Lending Documents" shall mean the Bridge Commitment Letter, Bridge Loan Agreement (as defined in the Bridge Commitment Letter) or any other loan agreement, indenture or similar agreement (the "Substitute Loan Agreement") entered into by Arch or any Arch subsidiary in lieu thereof for purposes of funding a material portion of the consideration required by Arch for the transactions contemplated by this Agreement, (F) "Bridge Commitment Letter" shall mean the Bridge Commitment Letter, the Bridge Fee Letter and the Bridge Engagement Letter, each of even date herewith, between Arch and ACI, on the one hand, and the Other Lenders, on the other hand, a copy of which has been delivered by Arch to MobileMedia, as the same may be amended or modified, (G) "Buyer FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of Arch and its subsidiaries, taken as a whole, excluding any effect generally applicable to the economy or the industry in which Arch conducts its business, and (H) "Debtor FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of MobileMedia, taken as a whole, excluding any effect generally applicable to the economy or the industry in which MobileMedia conducts its business; for purposes of this clause (v), the FCC Grant shall become a "final order" when no request for a stay is pending, no stay is in effect and any deadline for filing such a request that may be designated by statute or regulation is past; no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application is passed; the FCC does not have the action or decision under reconsideration on its own motion and the time for initiating any such reconsideration that may be designated by statute or rule has passed; and no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed; deadline for filing any such appeal that may be designated by statute or rule has passed; (vi) each of the Registration Statement and the Arch Stockholder Registration Statement shall have been declared effective and no stop order with respect thereto shall be in effect;
(vii) the shares of Common Stock (including all such shares issuable upon conversion of the Class B Common Stock and the Warrants, as the case may be) to be issued as contemplated by the Amended Plan and the Merger Agreement shall have been approved for quotation on the Nasdaq National Market; (viii)
(1) the Confirmation Order, in a form reasonably satisfactory to each of the Parties, shall have been entered by the Bankruptcy Court; and (2) either (i) the Confirmation Order has become a final order (as defined below in this clause (viii)) or (ii) (a) any condition or conditions under the Bank Lending Documents to the effect that the Confirmation Order shall have become a final order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect), and (b) any condition or conditions under the Other Lending Documents to the effect that the Confirmation Order shall have become a final order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect); the Confirmation Order shall become a final order when it shall have been in full force and effect for eleven days without any stay or material modification or amendment thereof, and when the time to appeal or petition for certiorari designated by statute or regulation has expired and no appeal or petition for certiorari is pending or, if an appeal or petition for certiorari has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari has been denied, and the time to take any further appeal or to seek further certiorari designated by statute or regulation has expired; (ix) no action, suit or proceeding shall be pending or threatened by any Governmental Entity challenging the validity of the actions taken by Arch, MobileMedia or any of their respective subsidiaries in connection with the confirmation of the Amended Plan; (x) the Effective Date shall have occurred; and (xi) the shares of Common Stock constituting the Directly Distributed Creditor Stock Pool to be issued as contemplated by the Merger Agreement shall be so issued and distributed pursuant to the exemption from registration under the Securities Act provided by Section 1145 of the Bankruptcy Code, shall be freely tradeable by holders thereof who are not then affiliates of Arch or "underwriters" under the Securities Act or 1145(b)(1) of the Bankruptcy Code and, except for certificates issuable to such affiliates or underwriters, shall be represented by certificates bearing no restrictive legend.

  The obligation of Arch to consummate the transactions to be performed by Arch in connection with the closing is subject to the satisfaction, or waiver by Arch, of the following conditions: (i) the representations and warranties of MobileMedia contained in the Merger Agreement, which representations and warranties shall be deemed not to include any qualification or limitation with respect to materiality, shall be true and correct as of the Effective Time, with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct, result from actions permitted by the Merger Agreement or would not in the aggregate have a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of MobileMedia and its subsidiaries, taken as a whole; (ii) MobileMedia shall have performed or complied with its material agreements and covenants required to be performed or complied with under the Merger Agreement as of or prior to the Effective Time in all material respects; (iii) there shall not have occurred between the date of the Merger Agreement and the Effective Time an event which has had a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of MobileMedia and its subsidiaries, taken as a whole; (iv) MobileMedia shall have delivered to Arch a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that the preceding conditions are satisfied in all respects; (v) after each of the Registration Statement and the Arch Stockholder Registration Statement has been declared effective, each of the Rights Offering and the Arch Rights Offering shall have expired and Arch shall have received aggregate proceeds therefrom (and/or from the closings contemplated by the Standby Purchase Agreements) of $217.0 million; and (vi) the closing of the MobileMedia Tower Site Sale shall have occurred and MobileMedia shall have applied at least $165.0 million towards payment of the secured creditors of Parent and MobileMedia in connection with the Amended Plan. On September 3, 1998 the sale of the MobileMedia Tower Sites was completed and the proceeds thereon ($170.0 million) were paid to the Pre-Petition Lenders.

  The obligation of MobileMedia to consummate the transactions to be performed by it in connection with the Merger is subject to the satisfaction, or waiver by MobileMedia, of the following conditions: (i) the representations and warranties of Arch contained in the Merger Agreement, which representations and warranties shall be deemed not to include any qualification or limitation with respect to materiality, shall be true and correct as of the Effective Time, with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct, result from actions permitted by the Merger Agreement or would not in the aggregate have a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of Arch and its subsidiaries, taken as a whole; (ii) Arch shall have performed or complied with its material agreements and covenants required to be performed or complied with under the Merger Agreement as of or prior to the Closing in all material respects; (iii) there shall not have occurred between the Agreement Date and the Effective Time an event which has had material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of Arch and its subsidiaries, taken as a whole; (iv) the Preferred Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Agreement; and (v) Arch shall have delivered to MobileMedia a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that such conditions are satisfied in all respects.

TERMINATION

  The Merger Agreement provides that Arch and MobileMedia may terminate the Merger Agreement prior to the Effective Time only as follows: (i) Arch and MobileMedia may terminate the Merger Agreement by mutual written consent; (ii) either Arch or MobileMedia may terminate the Merger Agreement by giving written notice to the other in the event the other is in breach (A) of its representations and warranties contained in the Merger Agreement, which representations and warranties shall be deemed not to include any qualification or limitation with respect to materiality, except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of such party and its respective subsidiaries, taken as a whole, or (B) in respect of its material covenants or agreements contained in the Merger Agreement, and in either case such breach is not remedied within 20 business days of delivery of such written notice thereof (which notice shall specify in reasonable detail the nature of such breach); (iii) Arch may terminate the Merger Agreement by giving written notice to MobileMedia if the Merger shall not have occurred on or before June 30, 1999 (unless the failure results primarily from a breach by Arch of any representation, warranty or covenant contained in the Merger Agreement); (iv) MobileMedia may terminate the Merger Agreement by giving written notice to Arch if the Merger shall not have occurred on or before June 30, 1999 (unless the failure results primarily from a breach by MobileMedia of any representation, warranty or covenant contained in the Merger Agreement); (v) MobileMedia may terminate the Merger Agreement in connection with a MobileMedia Superior Proposal by giving written notice to Arch, provided that on or before such termination MobileMedia shall have paid to Arch the Buyer Breakup Fee; (vi) MobileMedia may terminate the Merger Agreement by giving written notice to Arch if (A) the Arch Board does not issue the Arch Recommendation prior to the Special Meeting or withdraws or amends in a manner adverse to MobileMedia the Arch Recommendation or otherwise materially breaches its obligations with respect to soliciting proxies from its stockholders for approval of the Merger and related proposals at the Special Meeting or (B) at the Special Meeting the Merger and related proposals are not approved by the requisite vote of Arch Stockholders; (vii) Arch may terminate the Merger Agreement by giving written notice to MobileMedia if MobileMedia or any of its subsidiaries files either an amendment to the Amended Plan or any other plan of reorganization in a manner that is in violation of the Merger Agreement and (viii) Arch may terminate the Merger Agreement by giving notice to MobileMedia if (A) MobileMedia takes (or omits to take) any action that would constitute a material breach of any of its covenants or agreements but for exceptions to its obligations pursuant to Bankruptcy-Related Requirements, and (B) such action is not remedied within 20 business days of delivery of written notice thereof (which notice shall specify in reasonable detail the nature of such action). Parent has agreed for itself and MMC not to exercise any right to terminate the Merger Agreement without the prior written consent of the Unsecured Creditors Committee.

  If any party terminates the Merger Agreement, all obligations of Arch and MobileMedia thereunder shall generally terminate without any liability of any party to any other party, except for any liability of any party for willful or intentional breaches of the Merger Agreement, and except for MobileMedia's obligation to pay the Buyer Breakup Fee, if applicable, and Arch's obligation to pay the MobileMedia Breakup Fee, if applicable, which shall survive any such termination.

AMENDMENT AND WAIVER

  Arch, Parent and MMC may mutually amend any provision of the Merger Agreement (in certain cases Parent and MMC may do so only with the consent of the Unsecured Creditors Committee or pursuant to an order of the Bankruptcy Court). The Merger Agreement provides that no waiver by any party to the Merger Agreement of any default, misrepresentation or breach of warranty or covenant thereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  MMC, on behalf of itself, Parent and its subsidiaries, has agreed not to make any material changes, exercise any rights they may have to terminate the Merger Agreement or take any action which might result in the termination of the Merger Agreement without the prior written consent of the Unsecured Creditors Committee or pursuant to an order of the Bankruptcy Court. MMC has further agreed not to exercise its rights to respond to or negotiate acquisition proposals received from third parties without advising and consulting with the Unsecured Creditors Committee. MMC also agreed that the Unsecured Creditors Committee could request MMC to exercise its right to terminate the Merger Agreement, and if MMC does not do so, the Unsecured Creditors Committee may seek an order of the Bankruptcy Court to do so.

  The obligations of the Standby Purchasers under the Standby Purchase Agreements are conditioned upon any amendments or modifications to the Merger Agreement or exhibits or schedules thereto, or any waivers or consents delivered by Arch or MMC (with certain exceptions), being reasonably satisfactory to the Standby Purchasers.

RELATED AGREEMENTS

  The agreements summarized below are related to the Merger Agreement and the transactions contemplated thereby. See also "The MobileMedia Plan of Reorganization".

REGISTRATION RIGHTS AGREEMENTS

  At the Effective Time, Arch will enter into the Standby Purchaser Registration Rights Agreement and, upon the request of any stockholder who as a result of the Merger and/or the Amended Plan becomes the beneficial owner of at least 10% of the outstanding Common Stock (a "10% Stockholder"), will enter into a separate registration rights agreement with such 10% Stockholder (the "10% Stockholder Registration Rights Agreement").

  Pursuant to the Standby Purchaser Registration Rights Agreement, Arch will be required to file and have declared effective, by the Effective Time, a shelf registration statement relating to resales of Common Stock, Standby Purchasers' Warrants and the Common Stock issuable upon exercise of the Standby Purchasers'

Warrants, the Class B Common Stock and the Common Stock issuable upon conversion of the Class B Common Stock owned by such Standby Purchasers or acquired after the Effective Time and securities, if any, received from Arch in respect of the foregoing by reason of stock dividends or similar matters (the "Registrable Securities"). Arch will be required to use its reasonable best efforts to keep such shelf registration statement continuously effective until the earliest of (a) March 1, 2003, (b) the date on which all Registrable Securities covered by the shelf registration statement have been sold thereunder and (c) the date on which all Registrable Securities covered by the shelf registration statement have otherwise ceased to be Registrable Securities, under the Standby Purchaser Registration Rights Agreement (i.e., the date all Registrable Securities may be sold publicly without either
(i) registration under the Securities Act or (ii) compliance with any restrictions under Rule 144 of the Securities Act).

  Each Standby Purchaser will also have demand registration rights which may be exercised no more than twice. In addition, Arch will provide Standby Purchasers "piggyback" registration rights with respect to other offerings filed by Arch.

  The 10% Stockholder Registration Rights Agreement provides for similar registration rights and indemnification provisions, except that Arch need not file a shelf registration except upon the written request of a 10% Stockholder.

  Fees and expenses incurred in connection with the filing of any registration statements (other than selling commissions, underwriting fees, discounts and stock transfer taxes applicable to the sale of the Registrable Securities) will be borne by Arch. These registration rights agreements will also provide for customary indemnification obligations on the part of Arch.

WARRANT AGREEMENT

  Arch will enter into a warrant agreement (the "Arch Warrant Agreement") at the Effective Time with The Bank of New York, as warrant agent, with respect to the Arch Participation Warrants and the Standby Purchasers' Warrants. The Arch Warrant Agreement will govern the terms relating to the issuance, form, registration, exercise, transfer and exchange of Arch Participation Warrants and Standby Purchasers' Warrants, as well as certain adjustment provisions. Each Arch Participation Warrant and Standby Purchasers' Warrant will represent the right to purchase one share of Common Stock at the Warrant Exercise Price.

  Arch will be required to maintain an effective registration statement registering the issuance and/or resale of Common Stock that is issuable upon exercise of the warrants described above.

RELATED MATTERS AFTER THE MERGER

  At the Effective Time, the Certificate of Incorporation and By-Laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and By-Laws of the Surviving Corporation and will continue to be the Surviving Corporation's Certificate of Incorporation and By-Laws until amended as provided therein or by applicable law.

  The directors and officers of the Merger Subsidiary immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, and will hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                    THE MOBILEMEDIA PLAN OF REORGANIZATION

  The following is a brief summary of certain provisions of the Amended Plan, a copy of which is attached as Annex B to this Prospectus and incorporated herein by reference in its entirety. Although this section summarizes the material terms of the Amended Plan, such summary is qualified in its entirety by reference to the Amended Plan. Prospective investors in the Rights Offering are urged to read the Amended Plan in its entirety for a more complete description of the Amended Plan. Defined terms used herein but not otherwise defined shall have the meaning ascribed to them in the Amended Plan.

THE AMENDED PLAN

  The Debtors filed the Amended Plan with the Bankruptcy Court on December 2, 1998. The Amended Plan provides for the merger of MMC with and into the Merger Subsidiary. In connection with the Amended Plan, Arch has agreed to (i) pay to certain secured creditors of Parent and MobileMedia $479.0 million in cash (and reimburse certain of their legal and other fees up to $1.0 million in the aggregate) and to issue to the Unsecured Creditors 14,344,969 shares of Common Stock, constituting the Directly Distributed Creditor Stock Pool, (ii) to assume and pay all priority and administrative claims of MobileMedia and (iii) repay amounts due under the DIP Credit Agreement. In connection with the Amended Plan, Arch will conduct the Rights Offering. The Amended Plan provides that the Effective Date shall be that date that is 10 business days after the date that the Confirmation Order has been entered and 10 days have passed without the Confirmation Order being reversed, modified, vacated or stayed and each of the conditions to the consummation of the Merger is satisfied or waived, if legally permissible, other than the condition relating to the confirmation of the Amended Plan.

  The Amended Plan provides for the treatment of all claims against and equity interests in MobileMedia. The Amended Plan provides that holders of pre-petition claims which are entitled to priority in accordance with applicable provisions of the Bankruptcy Code will be paid in full in cash on the Effective Date or be unimpaired under the Bankruptcy Code and that all post-petition claims against MobileMedia which are incurred in the ordinary course of business or as authorized by the Bankruptcy Court will either be paid in full in cash on the Effective Date or in accordance with the terms applicable to such post-petition claims. The Amended Plan requires Arch to make sufficient funds available to pay all such priority and administrative claims, provided, however, that if the total required to be paid on account of priority tax claims, accrued and unpaid professional fees, cure payments due with respect to assumed executory contracts, bonus payments for employees and professionals, claims of indenture trustees, amounts required to pay certain fees and expenses of the secured creditors of MobileMedia and amounts required to pay the Dial Page Notes, together with the costs and expenses of the Standby Purchasers in accordance with the Standby Purchase Agreements, exceeds $34.0 million, the number of shares of Common Stock constituting the Directly Distributed Creditor Stock Pool will be reduced by a number of shares equal to the amount by which such claims exceed $34.0 million divided by $25.315. Arch has also agreed to pay in cash on the Effective Date loans outstanding under the DIP Credit Agreement. The Merger Agreement provides that as of the Effective Date the amount of loans outstanding under the DIP Credit Agreement shall not exceed $20.0 million prior to December 31, 1998, or $30.0 million between January 1, 1999 and June 30, 1999, in each case plus amounts borrowed under the DIP Credit Agreement for N-PCS construction incurred or committed by MobileMedia as of the date of the Merger Agreement or otherwise approved by Arch.

  The Amended Plan classifies all holders of pre-petition claims against, and equity interests in, MobileMedia into nine classes.

    1. Class 1 claims consist of claims entitled to priority under Section 507(a)(3) of the Bankruptcy Code (unpaid claims for wages, salaries or commissions up to an amount not in excess of $4,000 earned within ninety
  (90) days of the commencement of the Insolvency Proceedings), 507(a)(4) of the Bankruptcy Code (claims for contributions to employee benefits plans subject to a formula limitation) and 507(a)(6) of the Code (claims for consumer deposits in an amount not in excess of $1,800). These claims have been estimated by MobileMedia to total $150,000. The Amended Plan provides that all such claims will be paid in cash on the Effective Date. Arch is obligated to provide MobileMedia with the cash needed to pay these claims.

    2. Class 2 claims consist of miscellaneous secured claims. MobileMedia estimates that the total of such claims is $500,000. The Amended Plan provides that all such secured claims will be paid in accordance with their terms or will be unimpaired under the Amended Plan.

    3. Class 3 claims consist of customer refund claims not in Class 1 or Class 2. MobileMedia estimates that these claims total $0. The Amended Plan provides that all such customer refund claims will be paid in accordance with their terms.

    4. Class 4 claims consist of claims arising under the MobileMedia 1995 Credit Agreement. As of the Petition Date, MobileMedia was indebted thereunder in the principal amount of $649.0 million. During the pendency of the Insolvency Proceedings, MobileMedia has paid the lenders thereunder adequate protection payments equal to the amount of interest due at the non-default rate. The Amended Plan provides that the banks will be paid 100% of the principal amount of their claims in full in cash on the Effective Date, together with certain fees and expenses and any unpaid accrued interest thereon up to the Effective Date at the non-default rate. On September 3, 1998, MobileMedia paid to the holders of the Class 4 claims all the proceeds realized from the MobileMedia Tower Site Sale ($170.0 million) pursuant to the Purchase Agreement between MobileMedia and Pinnacle (the "MobileMedia Tower Site Sale Agreement"). Arch is obligated to pay the balance of the Class 4 claims ($479.0 million) in cash on the Effective Date.

    5. Class 5 consists of claims arising under the Dial Page Notes. The outstanding principal balance of the Dial Page Notes, together with interest accrued thereon through the Effective Date and the reasonable fees and expenses of the indenture trustee for the Dial Page Notes, will be paid in full in cash on the Effective Date. MobileMedia estimates that these claims will total approximately $2.1 million as of September 30, 1998. Arch is obligated to provide the cash needed to pay the Dial Page Notes.

    6. Class 6 claims consist of all pre-petition unsecured claims which are not entitled to priority and not included in any other class. MobileMedia estimates that the total amount of Class 6 claims that will be allowed is approximately $464.0 million. A pro rata share of the Directly Distributed Creditor Stock Pool and the Rights will be distributed to Class 6 creditors in full satisfaction of their claims, except that any Class 6 creditor whose claim is not allowed as of the date the Rights Offering is commenced or on the date of a supplemental Rights distribution, and who later has a Class 6 claim allowed, will be paid in cash the value of the Rights that the creditor would have received had its claim been allowed as of the date that the Rights Offering was commenced (the "Cash Equivalent"). The funds to make such cash payments will be obtained from the sale of Rights which are reserved from distribution to Class 6 creditors on account of disputed claims as of the date the Rights Offering is commenced, and which remain undistributed immediately after the date the Amended Plan is confirmed. If the proceeds from the sale of the Rights which are reserved from distribution are insufficient to pay the Cash Equivalent because Class 6 claims are allowed for more than the estimated amount, Arch is obligated to pay the Cash Equivalent out of its own funds.

    7. Class 7 claims consist of claims of holders of MobileMedia promissory notes based on alleged violations of applicable securities laws and any claims by officers or directors or underwriters for indemnification related thereto. The Amended Plan provides that no payment will be made with respect to Class 7 claims.

    8. Class 8 claims consist of all equity interests in Parent and all claims related to alleged violations of applicable securities laws and various claims for indemnification by any officer, director, underwriter, employee or professional related thereto. The Amended Plan provides that the holders of equity interests in Parent, any related claims thereto and any claims for indemnification will receive no distribution under the Amended Plan.

    9. Class 9 consists of any claim by Parent, MMC or any of MMC's subsidiaries against one another and the equity interests held by Parent, MMC or MMC's subsidiaries in one another. The Amended Plan provides that such claims and equity interests are cancelled, except that MMC will retain its shareholder interest in MobileComm.

EXECUTORY CONTRACTS

  The Amended Plan provides that all executory contracts of MobileMedia are to be assumed by the Surviving Corporation except for those which are the subject of a specific motion to reject and those which will be set forth in a schedule to the Amended Plan of executory contracts to be rejected. All the defaults under contracts which are to be assumed must be cured on the Effective Date. MobileMedia currently estimates that the cost to cure defaults under contracts to be assumed totals approximately $3.0 million. Arch will make the funds available to pay cure payments.

IMPLEMENTATION OF PLAN

  The Amended Plan provides that following issuance of the Confirmation Order but prior to the Effective Date the current officers and directors of MobileMedia will continue to be responsible for the operations of MobileMedia and that the Unsecured Creditors Committee will continue to exist. On the Effective Date, the Unsecured Creditors Committee will cease to exist, and the officers and directors of Merger Subsidiary will become the officers and directors of the Surviving Corporation. Also on the Effective Date, Parent will contribute its assets to MMC and will then be dissolved, all subsidiaries of MobileMedia will be merged into MMC, and all FCC licenses to operate MobileMedia's wireless network will be conveyed to a wholly owned limited liability company of MMC.

  The Unsecured Creditors Committee, prior to its expiration, will appoint a person, subject to Arch's and MobileMedia's consent, who will be responsible for winding up the bankruptcy estate of MobileMedia. Arch has agreed to fund the costs of such estate representative according to a budget which shall be mutually agreed upon by Arch and such estate representative. The estate representative will have the power to object to claims and to resolve all such objections. Any causes of action of MobileMedia arising under the Bankruptcy Code or otherwise are preserved for the benefit of the Combined Company, to be pursued or not in the discretion of the Combined Company.

  The Amended Plan provides that Class 6 creditors will receive their share of the Stock through the exercise of the Rights and the purchase of Stock from Arch upon exercise thereof and from the Exchange Agent through distribution of Stock comprising the Directly Distributed Creditor Stock Pool. The Directly Distributed Creditor Stock Pool will be distributed on the Effective Date, or as soon thereafter as is practical. To the extent that there are disputed claims in Class 6 as of the Effective Date, the Exchange Agent will reserve from distribution from the Directly Distributed Creditor Stock Pool sufficient shares of Common Stock so that if a holder of a disputed claim has its claim allowed for the full amount asserted, such holder will receive the same distribution it would have received had its claim been allowed as of the first distribution from the Directly Distributed Creditor Stock Pool. When a disputed claim is resolved, and to the extent such claim is allowed, the holder of such claim will receive a distribution of Common Stock equal to what the claimant would have received had the claim been allowed when the original distribution of Common Stock was made by the Exchange Agent and a cash payment in respect of the Rights the holder of such claim would have been entitled to receive had such claim been allowed when the Rights were distributed. Also included in Class 6 are claims arising from the rejection of contracts and leases. If the reserve established for such claims is inadequate, there is a possibility that there will be insufficient shares in the Directly Distributed Creditor Stock Pool to make the pro rata distribution to all holders of Class 6 claims whose claims are allowed after the Effective Time. When all Class 6 claims have been resolved, the Exchange Agent will make a final distribution of then remaining shares in the Directly Distributed Creditor Stock Pool on a pro rata basis. If, at the time of the final distribution, there are less than 10,000 shares in the Directly Distributed Creditor Stock Pool, such shares will not be distributed and instead will be delivered to Arch and become treasury shares.

CONDITIONS TO EFFECTIVENESS OF THE PLAN

  The Bankruptcy Court will schedule a hearing to consider confirmation of the Amended Plan. The list that follows is qualified by reference to the Amended Plan and the Merger Agreement. The conditions to the Effective Date set forth in the Amended Plan are:

    (a) That the Confirmation Order has been entered by the Bankruptcy Court, more than ten (10) days have elapsed since the Confirmation Date, no stay of the Confirmation Order is in effect and the Confirmation Order has not been reversed, modified or vacated;

    (b) That all conditions to the Closing under the Merger Agreement (other than the condition that the Effective Date shall have occurred) have been satisfied or, if legally permissible, waived by the party entitled thereto; and

    (c) That the commitments under the DIP Credit Agreement have terminated, all amounts owing under or in respect of the DIP Credit Agreement have been paid in full in cash and any outstanding letters of credit issued under and in connection with the DIP Credit Agreement or the MobileMedia 1995 Credit Agreement have been terminated or satisfied, or the Debtors have provided cash collateral therefor in accordance with the terms of the DIP Credit Agreement or the MobileMedia 1995 Credit Agreement, as applicable.

DISCHARGE

  The Amended Plan incorporates the provisions of Section 1141(d) of the Bankruptcy Code which provide that except as specifically set forth in the Amended Plan or the Confirmation Order, all claims against MobileMedia and all equity interests in MobileMedia will be discharged and/or extinguished on the Effective Date. In addition, the Amended Plan provides that any person holding a claim against MobileMedia or an interest in MobileMedia is enjoined from taking any action which seeks to enforce any claim or assert any interest in MobileMedia that is inconsistent with the Amended Plan.

RELEASES AND INDEMNIFICATION

  The Amended Plan provides that MobileMedia shall release all officers and directors of all liabilities for any and all actions up through and to the Effective Date, except for claims against former officers or directors who are considered by the FCC to be alleged or actual wrongdoers as of the Effective Date of the Amended Plan for purposes of MobileMedia's Second Thursday Application provided that such release shall not be provided to any officer or director who has a Disputed Claim as of the Effective Date. MobileMedia also agrees to continue in full force and effect, without the benefit of any discharge, its indemnification obligations to those persons who are officers and employees of MobileMedia as of the Effective Date, but not directors, and not any officers who are as of the effective date of the Amended Plan considered by the FCC to be alleged or actual wrongdoers for purposes of MobileMedia's Second Thursday Application except for indemnification claims
(i) relating to the Securities Actions, (ii) based upon factual allegations or causes of action similar to those alleged in the Securities Actions or (iii) relating to any action to rescind a purchase or sale of a security of MobileMedia or for damages relating to any such purchase or sale. MobileMedia has also agreed to purchase a directors and officers' liability insurance policy covering claims made within three years after the Effective Date with respect to acts or omissions occurring prior to the Effective Date for its current and former directors and officers, other than those former officers and directors who are now or hereafter considered by the FCC to be alleged wrongdoers for purposes of MobileMedia's Second Thursday Application with an aggregate coverage of up to $40.0 million or such lesser amount as may be purchased for a premium of $750,000.

JURISDICTION

  The Bankruptcy Court will retain jurisdiction to oversee implementation of the Amended Plan, to resolve any disputes relating to the Merger, to hear all applications for professional fees, to hear all objections to claims and other matters as set forth in the Amended Plan or as may be provided for in the Confirmation Order.

                             THE COMBINED COMPANY

OVERVIEW

  The Combined Company would be the second largest paging operator in the United States as measured by pagers in service and net revenues (total revenues less cost of products sold). On a pro forma basis (but excluding the impact of expected operational cost synergies), at and for the nine months ended September 30, 1998, the Combined Company would have had approximately
7.1 million pagers in service and net revenues of $605.3 million, net loss before extraordinary items of $127.2 million and total debt of $1.3 billion. On a pro forma basis, Adjusted Pro Forma EBITDA of the Combined Company at September 30, 1998 would have been $190.9 million. On a pro forma basis, for the nine-month period ended September 30, 1998 the Combined Company cash flows provided by operating activities, used in investing activities and provided by financing activities would have been $139.2 million, $487.5 million and $361.4 million, respectively. Leverage for the Combined Company on a pro forma basis (but excluding the impact of expected operational cost synergies), as measured by the ratio of total debt to annualized Adjusted Pro Forma EBITDA for the nine months ended September 30, 1998, would have been 5.2:1. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

  Arch believes that the Combined Company will be well positioned to compete effectively in the highly competitive paging industry for the following reasons. The combination of MobileMedia's market presence in major metropolitan markets with Arch's historical emphasis on middle and small markets should significantly broaden the geographic scope of Arch's marketing presence and should position the Combined Company to compete more effectively for large corporate customers with diverse geographic operations. With a significantly larger subscriber base, the Combined Company should be better able to serve strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, MobileMedia's third party retail distribution agreements, which serve the more rapidly growing consumer market, should complement the more than 200 Arch-owned retail outlets. Similarly, MobileMedia's two nationwide paging networks (and the potential for higher revenue nationwide services) should enhance Arch's local coverage and provide an opportunity to take advantage of Arch's distribution platforms. MobileMedia's plan to deploy its nationwide N-PCS spectrum utilizing its existing network infrastructure should permit Arch to market N-PCS (primarily multi-market alphanumeric and text messaging services) sooner than it would otherwise have been able to, and these services are expected to offer higher revenue and more growth potential than basic paging services. Finally, MobileMedia's investments to date in two national call centers should supplement Arch's own call center and complement Arch's strategy of evolving to "scalable" regional customer service centers.

STRATEGY

  Arch expects the Combined Company to execute the following strategy:

  Cost Reductions. Arch's management has worked closely with MobileMedia's management to identify redundant managerial and administrative functions that Arch's management believes can be eliminated without material impact to customer related activities.

  Low Cost Provider. Arch management will continue to evolve its cost structure to seek greater cost efficiencies. Arch expects to be able to gradually improve the operating processes of the Combined Company to further reduce the Combined Company's operating costs from continuing efficiency gains. The greater scale of the combined operations should permit Arch to further reduce per unit operating costs.

  Balanced Distribution Channels. Arch's combination of direct sales, company-owned stores, and third party resellers will be supplemented by MobileMedia's own local market direct sales force, and its distribution agreements with third party regional and national retailers. In addition, MobileMedia's national accounts sales force should significantly enhance Arch's efforts to improve distribution to nationwide customers.

  Expanded Product Line. The Combined Company will have one of the broadest product offerings in the paging industry. MobileMedia's N-PCS Spectrum will provide Arch with more economical and broader access to higher ARPU, nationwide and regional services and text messaging services, which to date Arch has marketed on a limited basis through the resale of other carriers' services on less attractive terms.

  Enhanced Value-Added Services. The Combined Company's larger subscriber base should offer new revenue opportunities from the sale of enhanced value-added services such as voicemail, resale of long-distance service and fax storage and retrieval.

UNAUDITED FINANCIAL PROJECTIONS AND OPERATIONAL COST SYNERGIES


  Arch and MobileMedia have developed the unaudited Combined Company Projections consisting of projected operating and financial results for the three-month period ending December 31, 1998 and the twelve-month period ending December 31, 1999. The Combined Company Projections assume confirmation of the Amended Plan and consummation of the Merger Agreement and the Amended Plan as of December 31, 1998. The Combined Company Projections were filed with the Bankruptcy Court on August 20, 1998 in connection with MobileMedia's filing of the Amended Plan.

  The Combined Company Projections, which were developed by management of each of Arch and MobileMedia, with the assistance of their respective financial advisors, are based on:

  .Arch's projected financial results, as developed by the management of Arch, taking into account anticipated cost reductions associated with the recently announced Divisional Reorganization;

  . MobileMedia's projected financial results, as developed by the management of MobileMedia, taking into account the sale of tower assets and the related rental by MobileMedia of certain transmitter space and equipment on such towers;

  . Certain adjustments to MobileMedia's projected results made by the management of Arch to reflect more conservative assumptions with regard to expected subscriber additions, subscriber turnover and net revenues. Such adjustments were intended to reflect the continuing potential impact from the effects of MobileMedia's Chapter 11 filing and the integration of Arch's and MobileMedia's operations.

ASSUMPTIONS USED IN THE UNAUDITED FINANCIAL PROJECTIONS

  Additional information relating to the principal assumptions used in preparing the Combined Company Projections is set forth below. No assurances can be given that such assumptions will be realized. See "Risk Factors" for a discussion of various factors that could materially affect the Combined Company's financial condition, results of operations, businesses, prospects and securities.

     (i) The Combined Company Projections were prepared assuming an Effective Date of December 31, 1998.

     (ii) General economic conditions and their potential impact on capital spending and revenues within each of the Combined Company's operating regions were assumed to continue unchanged throughout the projection period.

     (iii) The financial projections assume $25.0 million in operating cost reductions annually after the consummation of the Merger. However, due to the time involved in implementing these cost savings, the financial projections assume that the Combined Company would recognize only
   $12.5 million in operating cost reductions in 1999. The amounts and timing of these operating cost reductions were estimated during multiple meetings of the management teams of Arch and MobileMedia. During these meetings a market-by-market analysis was performed to identify redundant costs. The Combined Company Projections for the six months ended December 31, 1998 do not include the financial benefits of potential operational expense reductions and capital expenditure efficiencies expected to result from the Merger.

     (iv) Service revenues for the Combined Company have been projected based on Arch management's estimates for subscriber growth and average revenue per unit. Based on these estimates, Arch's 1999 service revenues were projected to increase by approximately 10.5% from 1998 estimates, while MobileMedia's revenues were projected to decrease by approximately 3.9% from 1998 estimates. In addition, the projections assume no immediate incremental revenues resulting from the business combination. Pro forma combined service revenues for the three-month period ending December 31, 1998 are based upon each company's ongoing financial budgets employing a similar methodology as stated above.

     (v) Projected operating costs for 1999 are based on historical cost margins for both companies individually and the expected decrease in cost margins as Arch achieves further cost reductions resulting from the Divisional Reorganization. The Combined Company's projected operating costs for 1999 are based on the 1998 business plans for the individual companies, which included two quarters of historical costs at the time the projections were created. The cost margins used for 1999 assume only a small reduction in the historical cost margins (approximately 0.5% of net revenue) for Arch's base business and assume an increase in the historical cost margins (approximately 3.0% of net revenue) for MobileMedia's base business. Projected costs are based upon historical experience, expected market conditions, historical decreases in Arch's costs as Arch increased its operating leverage. These cost assumptions were then adjusted to reflect the impact of the assumed synergies. The Company assumed approximately $12.5 million in recognized synergy savings throughout 1999 with $5.9 million in savings from service, rent and maintenance costs, $0.8 million in savings from selling costs, and $5.8 million in savings from general administrative costs.

     (vi) The Combined Company Projections assume that the Combined Company will utilize proceeds from the anticipated increase in the API Credit Facility and the offering proceeds from the sale of Planned ACI Notes to fully repay all amounts owed to MobileMedia's secured creditors, any amounts outstanding under the DIP Credit Agreement, all administrative claims and transaction expenses and provide for working capital throughout the Projection Period.

     (vii) Interest expense is calculated based upon the capital structure that would result upon consummation of the Merger and the Related Transactions, as described in "Unaudited Selected Pro Forma Consolidated Financial Data", during the projection period and includes the amortization of any original issue discounts. New debt issued as a result of the Merger is assumed to be issued as of December 31, 1998; however pro forma interest expense has been included in the projections for the three-month period ending December 31, 1998.

     (viii) The Combined Company Projections have been prepared in accordance with the applicable principles of purchase accounting. Under purchase accounting principles, the Combined Company will record an intangible asset equal to the excess, if any, of the purchase price paid by Arch to acquire MobileMedia over the net fair market value allocated to the identifiable assets and liabilities of MobileMedia (such excess, if any, being referred to herein as "Goodwill"). The Combined Company Projections assume that such amount will be amortized on a straight-line basis (i.e., ratably) over a period of 10 years. The actual calculation of goodwill will depend upon the actual price of Common Stock at the time of the Merger. For illustrative purposes, the Combined Company Projections assume a value of $2.00 per share of Common Stock price to calculate the purchase accounting adjustment and an assumption that the historical, restated book value of MobileMedia assets and liabilities generally approximates the fair value thereof. See Note 9 to the "Unaudited Pro Forma Condensed Consolidated Financial Statements" for additional financial data at various assumed prices for Common Stock at the Effective Time.

     These assumptions and resultant computations were made solely for the purposes of preparing the Combined Company Projections. The Combined Company will be required to determine the actual amount of Goodwill and the appropriate amortization period as of the Effective Date. Such determinations will be based on the fair values of MobileMedia's net assets and other relevant information as of the Effective Date. Although such determinations are not presently expected to result in the actual amount of Goodwill and related amortization being materially greater or less than the amounts thereof assumed for purposes of the Combined Company Projections, there can be no assurance with respect thereto. Any increase in the amount of amortization of Goodwill would reduce periodic income before taxes and net income.

     (ix) Projections of changes in certain balance sheet accounts such as accounts receivable and accounts payable are based on historic ratios of such accounts to other accounts such as revenue and are modified, where deemed appropriate, to recognize any adjustment or balance sheet item changes necessary to reflect the business combination. For the 1999 projections, Arch assumed approximately 30 days sales outstanding to estimate the accounts receivable balance and approximately 44 days costs outstanding to estimate the accounts payable balance. These assumptions were based on the historical ratios for both companies and the resulting balances of the pro forma Combined Company. The projected long-term debt reflects the accretion of the Arch Discount Notes and the draw-down of the API Credit Facility to fund working capital requirements throughout 1999.

  THE COMBINED COMPANY PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. NEITHER THE INDEPENDENT ACCOUNTANTS FOR ARCH NOR THE INDEPENDENT AUDITORS FOR MOBILEMEDIA HAVE EXAMINED OR COMPILED THE ACCOMPANYING COMBINED COMPANY PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

  ARCH AND MOBILEMEDIA DO NOT PUBLISH THEIR RESPECTIVE BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR RESPECTIVE ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE PROJECTIONS WERE PREPARED FOR, AND ARE CONTAINED IN, THE DISCLOSURE STATEMENT BEING DISTRIBUTED TO MOBILEMEDIA'S CREDITORS IN CONNECTION WITH THE APPROVAL OF THE AMENDED PLAN. THEY WERE INCLUDED THEREIN IN ORDER TO SATISFY APPLICABLE REQUIREMENTS FOR INFORMATION REQUIRED TO BE INCLUDED IN A BANKRUPTCY COURT APPROVED DISCLOSURE STATEMENT. THEY ARE PROVIDED HEREBY SO THAT ARCH STOCKHOLDERS WILL HAVE THE SAME INFORMATION BEING PROVIDED TO MOBILEMEDIA'S CREDITORS. ACCORDINGLY, ARCH AND MOBILEMEDIA DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO, (A) FURNISH UPDATED COMBINED COMPANY PROJECTIONS, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

  ARTHUR ANDERSEN LLP, THE INDEPENDENT PUBLIC ACCOUNTANTS FOR ARCH, HAS NEITHER COMPILED NOR EXAMINED SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS. ERNST & YOUNG LLP, THE INDEPENDENT AUDITORS FOR MOBILEMEDIA, HAS NEITHER COMPILED NOR EXAMINED SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS.

  THE COMBINED COMPANY PROJECTIONS PROVIDED HEREIN HAVE BEEN PREPARED BY ARCH AND MOBILEMEDIA. THE COMBINED COMPANY PROJECTIONS, ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A SERIES OF ESTIMATES AND ASSUMPTIONS WHICH, ALTHOUGH CONSIDERED REASONABLE BY ARCH AND MOBILEMEDIA, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF ARCH AND MOBILEMEDIA. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE COMBINED COMPANY PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE COMBINED COMPANY PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED AND, ACCORDINGLY, MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE COMBINED COMPANY PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. THE FOREGOING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE COMBINED COMPANY PROJECTIONS. SEE "FORWARD LOOKING STATEMENTS".

              UNAUDITED COMBINED COMPANY PROJECTED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
ASSETS
Current assets:
  Cash and cash equivalents.................................. $   11.7 $    5.0
  Accounts receivable, net...................................     72.1     76.5
  Inventories................................................     11.7     12.4
  Prepaid expenses and other.................................     16.0     10.6
                                                              -------- --------
    Total current assets.....................................    111.5    104.5
                                                              -------- --------
  Property and equipment, net................................    444.7    413.8
  Intangible and other assets................................  1,079.2    902.3
                                                              -------- --------
                                                              $1,635.4 $1,420.6
                                                              ======== ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt....................... $    --  $    1.2
  Accounts payable...........................................     79.3     83.4
  Accrued expenses...........................................     12.5     12.6
  Accrued interest...........................................     18.8     18.8
  Customer deposits and deferred revenue.....................     44.9     44.9
  Accrued restructuring charges..............................     21.8      --
                                                              -------- --------
    Total current liabilities................................    177.3    160.9
                                                              -------- --------
  Long-term debt, less current maturities....................  1,325.1  1,396.0
                                                              -------- --------
  Other long-term liabilities................................     31.3     31.3
                                                              -------- --------
Stockholders' equity (deficit)...............................    101.7   (167.6)
                                                              -------- --------
                                                              $1,635.4 $1,420.6
                                                              ======== ========

         UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                       THREE MONTHS
                                           ENDED              YEAR ENDED
                                   DECEMBER 31, 1998 (1) DECEMBER 31, 1999 (2)
                                   --------------------- ---------------------
Service, rental and maintenance
 revenues.........................        $198.0                $ 819.6
Product sales.....................          24.8                  102.7
                                          ------                -------
    Total revenues................         222.8                  922.3
  Cost of products sold...........         (19.4)                 (81.1)
                                          ------                -------
                                           203.4                  841.2
Operating expenses:
  Service, rental and
   maintenance....................          51.3                  206.4
  Selling.........................          28.5                  114.7
  General and administrative......          63.7                  252.6
  Depreciation and amortization
   (3)............................          89.5                  388.8
                                          ------                -------
    Total operating expenses......         233.0                  962.5
                                          ------                -------
Operating income (loss)...........         (29.6)                (121.3)
Interest expense, net.............         (35.4)                (143.0)
Other expenses....................          (2.0)                  (5.0)
                                          ------                -------
Net income (loss).................        $(67.0)               $(269.3)
                                          ======                =======

--------
(1) Does not include the financial impact of potential operational expense reductions and capital expenditure efficiencies that may be achieved following the Merger.

(2) Based upon annualized $25.0 million in projected operational cost synergies (see "Unaudited Combined Company Projected Statement of Cash Flow--Potential Operational Cost Savings") expected to be realized by December 31, 1999 (assuming closing on January 1, 1999). One-half of the annualized savings, or $12.5 million, is projected to be recognized throughout 1999.

(3) Projected depreciation and amortization expense for the year ended December 31, 1999 is less than the historical amounts for the Combined Company due to a decline in the price of pagers purchased by Arch and MMC in 1997 and 1998 and a reduction in the the number of pagers purchase by MMC.

          UNAUDITED COMBINED COMPANY PROJECTED STATEMENT OF CASH FLOW
                                 (IN MILLIONS)

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1999
                                                                    ------------
Net cash provided by operating activities..........................   $ 148.7
                                                                      -------
Cash flows from investing activities:
  Additions to property and equipment, net.........................    (178.0)
  Additions to intangible and other assets.........................      (8.0)
                                                                      -------
Net cash used for investing activities.............................    (186.0)
                                                                      -------
Cash flows from financing activities:
  Issuance of long-term debt.......................................      30.6
                                                                      -------
Net cash provided by financing activities..........................      30.6
                                                                      -------
Net decrease in cash and cash equivalents..........................      (6.7)
Cash and cash equivalents, beginning of period.....................      11.7
                                                                      -------
Cash and cash equivalents, end of period...........................   $   5.0
                                                                      -------
EBITDA.............................................................   $ 267.5
                                                                      =======

POTENTIAL OPERATIONAL COST SAVINGS

  During the negotiations leading up to the execution of the Merger Agreement, management of Arch and MobileMedia estimated operational expense reductions and capital expenditure efficiencies they believed could be achieved in connection with the Merger. Senior management from Arch and MobileMedia, together with their respective financial advisors, attended multiple meetings during April and July 1998 to discuss, review and compare organizational structures and staffing arrangements in order to identify potential opportunities to eliminate redundant costs and estimate the resulting financial impact. Three primary areas of estimated expense reductions included: (i) redundant managerial and administrative overhead at both Arch and MobileMedia; (ii) duplicative purchased services, including subcontracted paging services; and (iii) duplicative capital expenditures.

  Potential personnel redundancies and associated estimated financial impact were identified following a comparison of staffing levels at corporate, divisional and regional offices and on a market-by-market basis. No personnel reductions were identified in information services, call center operations, local market-level customer service, and most other "customer facing" activities.

  Purchased services identified include operations-related services, such as telecommunications and network services, subcontracted paging network services, third party dispatch services, and advertising and promotion expenditures, as well as professional services, including legal and accounting. These purchased services were reviewed to identify potential cost savings achievable through volume discounts, conversion to company-owned networks, replacement with lower cost service providers, and elimination of redundant expenditures.

  The two companies' planned capital expenditures were reviewed and savings opportunities identified for negotiating greater volume discounts on the purchase of pagers, avoiding network expenditures by utilizing complementary existing infrastructure, and eliminating duplicative expenditures related to each company's current N-PCS strategy.

  The following table presents the range of estimated annual ongoing expense reductions and annual capital expenditure savings that management of Arch and MobileMedia believe might be achieved based upon the foregoing review. Such estimates are based on current operating run-rates and the existing cost structures of Arch and MobileMedia, respectively. The potential cost savings shown below represent expense reduction opportunities and efficiencies that Arch believes will be implemented during the first twelve months following the Effective Time of the Merger, based on current expense run-rates. The estimated expense reductions as shown represent annualized savings. This table does not reflect additional unidentified savings opportunities or costs and timing risks associated with achieving the potential cost savings described.

   ESTIMATED RANGE OF ANNUAL OPERATIONAL EXPENSE REDUCTIONS BASED ON CURRENT
                                     COSTS
                                 (IN MILLIONS)

                                                                     LOW  HIGH
                                                                    ----- -----
Operating expense reductions:
  Market level personnel overlap................................... $ 6.6 $ 8.0
  Regional/divisional level management overlap.....................   3.6   4.4
  Corporate administrative overlap.................................   5.8   7.6
  Purchased services...............................................   7.5  12.5
                                                                    ----- -----
    Potential annual expense reductions............................ $23.5 $32.5
                                                                    ===== =====
Capital expenditure efficiencies:
  Pager purchases.................................................. $ 1.7 $ 4.2
  Network and N-PCS implementation.................................   8.0  10.0
                                                                    ----- -----
    Potential annual capital expenditure efficiencies.............. $ 9.7 $14.2
                                                                    ===== =====

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the Merger (using the purchase method of accounting), assuming the Merger and the Related Transactions had occurred on September 30, 1998. Under the purchase method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the Combined Company will not include income (or loss) of MobileMedia prior to the Effective Time. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 present the results of operations of Arch and MobileMedia assuming the Merger and the Related Transactions had been effected on January 1, 1997. The unaudited pro forma financial data should be read in conjunction with the notes thereto and the consolidated historical financial statements of Arch and MobileMedia, including the respective notes thereto, which are included elsewhere in this Prospectus.

  The pro forma condensed consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the Combined Company or the actual results that would have been achieved had the Merger and the Related Transactions been consummated during the periods indicated. Moreover, the pro forma condensed consolidated financial statements reflect preliminary pro forma adjustments made to combine Arch with MobileMedia utilizing the purchase method of accounting. The actual adjustments will be made as of the Effective Time of the Merger and the Related Transactions and may differ from those reflected in the pro forma financial statements.

  For purposes of presenting the pro forma condensed consolidated financial statements included herein, Arch has assumed the issuance of 122,845,000 shares of Common Stock (comprised of 14,345,000 shares in the Directly Distributed Creditor Stock Pool and 108,500,000 shares in the Rights Offering) at an aggregate market value of $245.7 million and that none of the Arch Stockholder Rights are exercised. In the event the market price of Common Stock is greater than $2.00 per share, stockholders' equity will increase. In the event the market price of Common Stock is less than $2.00 per share, stockholders' equity will decrease. See Note 9 to the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements below. See "Risk Factors-- Uncertainties Related to the Merger and the Reorganization--Use of Pro Forma Assumptions".

                        ARCH COMMUNICATIONS GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                    PRO FORMA ADJUSTMENTS
                             ARCH     MOBILEMEDIA                                  PRO FORMA
                         (HISTORICAL) (HISTORICAL)    DEBITS        CREDITS       CONSOLIDATED
                         ------------ ------------  ----------     -----------    ------------
         ASSETS
Current assets:
 Cash and cash
  equivalents...........   $  6,571      $  9,814                                  $   16,385
 Accounts receivable
  net...................     34,496        38,127                                      72,623
 Inventories............     10,578         1,167                                      11,745
 Prepaid expenses and
  other.................      4,170        11,790                                      15,960
                           --------   -----------                                  ----------
   Total current
    assets..............     55,815        60,898                                     116,713
                           --------   -----------                                  ----------
 Property and
  equipment, net........    223,889       218,873                                     442,762
 Intangible and other
  assets (9)............    662,662       297,535      103,416 (1)     21,117 (1)   1,042,496
                           --------   -----------                                  ----------
                           $942,366      $577,306                                  $1,601,971
                           ========   ===========                                  ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
 Current maturities of
  long-term debt........   $    --    $   905,681      479,000 (1)                 $      --
                                                       426,681 (2)
 Accounts payable.......     23,571        14,579       12,473 (2)                     25,677
 Accrued expenses.......     12,523        71,967       23,498 (2)                     60,992
 Accrued interest.......     18,767        21,746       21,746 (2)                     18,767
 Customer deposits and
  deferred revenue......     16,689        31,340                                      48,029
 Accrued
  restructuring.........     14,810         7,001        7,001 (2)     10,000 (1)      24,810
                           --------   -----------                                  ----------
   Total current
    liabilities.........     86,360     1,052,314                                     178,275
                           --------   -----------                                  ----------
 Long-term debt, less
  current maturities....    992,790           --                      322,000 (1)   1,314,790
                           --------   -----------                                  ----------
 Deferred income
  taxes.................        --          2,655        2,655 (2)                        --
                           --------   -----------                                  ----------
 Other long-term
  liabilities...........     28,639        69,611       69,611 (2)                     28,639
                           --------   -----------                                  ----------
Stockholders' equity
 (deficit) (9):
 Preferred stock........          3           --                                            3
 Common stock...........        211           --                        1,228 (1)       1,439
 Additional paid-in
  capital...............    377,382       676,025        1,228 (1)    245,690 (1)     621,844
                                                       676,025 (3)
 Accumulated deficit....   (543,019)   (1,223,299)      21,117 (1)    563,665 (2)    (543,019)
                                                                      676,025 (3)
                                                                        4,726 (1)
                           --------   -----------                                  ----------
   Total stockholders'
    equity (deficit)....   (165,423)     (547,274)                                     80,267
                           --------   -----------                                  ----------
                           $942,366   $   577,306                                  $1,601,971
                           ========   ===========                                  ==========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                             ARCH      MOBILEMEDIA      PRO FORMA       PRO FORMA
                         (HISTORICAL)  (HISTORICAL)    ADJUSTMENTS     CONSOLIDATED
                         ------------  ------------    -----------     ------------
Service, rental and
 maintenance revenues... $   351,944    $ 491,174      $    (9,333)(4) $    833,785
Products sales..........      44,897       36,218              --            81,115
                         -----------    ---------      -----------     ------------
    Total revenues......     396,841      527,392           (9,333)         914,900
Cost of products sold...     (29,158)     (35,843)             --           (65,001)
                         -----------    ---------      -----------     ------------
                             367,683      491,549           (9,333)         849,899
                         -----------    ---------      -----------     ------------
Operating expenses:
  Service, rental and
   maintenance..........      79,836      139,333           10,800 (5)      220,636
                                                            (9,333)(4)
  Selling...............      51,474       69,544              --           121,018
  General and
   administrative.......     106,041      179,599              --           285,640
  Depreciation and
   amortization.........     232,347      140,238           10,342 (6)      398,606
                                                            15,679 (6)
  Bankruptcy related
   expense..............         --        19,811 (7)                        19,811
                         -----------    ---------      -----------     ------------
    Total operating
     expenses...........     469,698      548,525           27,488        1,045,711
                         -----------    ---------      -----------     ------------
Operating income
 (loss).................    (102,015)     (56,976)         (36,821)        (195,812)
Interest expense, net...     (97,159)     (67,611)          67,611 (8)     (134,749)
                                                           (37,590)(8)
Other (expenses)
 income.................      (3,872)           3              --            (3,869)
                         -----------    ---------      -----------     ------------
Income (loss) before
 income tax benefit and
 extraordinary item.....    (203,046)    (124,584)          (6,800)        (334,430)
Benefit from income
 taxes..................      21,172          --               --            21,172
                         -----------    ---------      -----------     ------------
Income (loss) before
 extraordinary item..... $  (181,874)   $(124,584)     $    (6,800)    $   (313,258)
                         ===========    =========      ===========     ============
Basic/diluted income
 (loss) before
 extraordinary item per
 share.................. $     (8.77)                                  $      (2.18)
                         ===========                                   ============
Weighted average common
 shares outstanding.....  20,746,240                   122,845,000 (1)  143,591,240
                         ===========                   ===========     ============

 See accompanying notes to unaudited pro forma condensed consolidated financial statements

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                              ARCH     MOBILEMEDIA     PRO FORMA       PRO FORMA
                          (HISTORICAL) (HISTORICAL)   ADJUSTMENTS     CONSOLIDATED
                          ------------ ------------   -----------     ------------
Service, rental and
 maintenance revenues...   $  277,826    $320,002     $    (6,341)(4) $   591,487
Products sales..........       31,811      20,367             --           52,178
                           ----------    --------     -----------     -----------
    Total revenues......      309,637     340,369          (6,341)        643,665
Cost of products sold...      (21,863)    (16,531)            --          (38,394)
                           ----------    --------     -----------     -----------
                              287,774     323,838          (6,341)        605,271
                           ----------    --------     -----------     -----------
Operating expenses:
  Service, rental and
   maintenance..........       60,812      83,117           8,100 (5)     145,688
                                                           (6,341)(4)
  Selling...............       36,902      45,848             --           82,750
  General and
   administrative.......       84,527     101,383             --          185,910
  Depreciation and
   amortization.........      164,990      88,312           7,756 (6)     272,818
                                                           11,760 (6)
  Restructuring
   expense..............       16,100         --              --           16,100
  Bankruptcy related
   expense..............          --       13,831 (7)                      13,831
                           ----------    --------     -----------     -----------
    Total operating
     expenses...........      363,331     332,491          21,275         717,097
                           ----------    --------     -----------     -----------
Operating income
 (loss).................      (75,557)     (8,653)        (27,616)       (111,826)
Interest expense, net...      (78,334)    (42,449)         42,449 (8)    (106,527)
                                                          (28,193)(8)
Gain on sale of assets..          --       94,085             --           94,085
Other expenses..........       (2,219)        --              --           (2,219)
                           ----------    --------     -----------     -----------
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................     (156,110)     42,983         (13,360)       (126,487)
Provision for income
 taxes..................          --          678             --              678
                           ----------    --------     -----------     -----------
Income (loss) before
 extraordinary item.....   $ (156,110)   $ 42,305     $   (13,360)    $  (127,165)
                           ==========    ========     ===========     ===========
Basic/diluted income
 (loss) before
 extraordinary item per
 share..................   $    (7.45)                                $     (0.88)
                           ==========                                 ===========
Weighted average common
 shares outstanding.....   20,968,281                 122,845,000 (1) 143,813,281
                           ==========                 ===========     ===========

 See accompanying notes to unaudited proforma condensed consolidated financial statements

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) To record (i) $322 million of additional Arch borrowings necessary to fund obligations of the Merger, (ii) the issuance of 122,845,000 shares of Common Stock pursuant to the Merger Agreement and the Rights Offering, having an aggregate value of $245.7 million, (iii) the writeoff of $21.1 million of deferred financing costs associated with the former MobileMedia credit facility and (iv) the excess of purchase price over the assumed fair value of the identifiable assets acquired. The historical book value of the tangible and intangible assets of MobileMedia was assumed to approximate fair value. The excess of purchase price over the assumed fair value of identifiable assets acquired is calculated as follows:

    Consideration exchanged:
      Payments to secured creditors...........................     $479,000
      Assumed fair value of shares issued to unsecured
       creditors..............................................       28,690
                                                                   --------
                                                                    507,690
      Liabilities assumed:
        Administrative costs..................................       35,000(a)
        Other.................................................       81,915(b)
                                                                   --------
      Total consideration exchanged...........................      624,605
      Transaction costs.......................................       25,000(c)
      Restructuring reserve...................................       10,000(d)
                                                                   --------
      Total purchase price....................................      659,605
    Less fair value of tangible and intangible net assets
     acquired.................................................      556,189
                                                                   --------
    Excess of purchase price over tangible and intangible net
     assets acquired..........................................      103,416
                                                                   ========

   --------

   (a) Consists of payments to certain of MobileMedia's creditors. The details of these costs are listed in "The MobileMedia Plan of Reorganization--The Amended Plan".

   (b) This amount relates to operating liabilities such as accounts payable, accrued expenses and advance billings which Arch will assume in the Merger.

   (c) This amount includes legal, investment banking, financing, accounting and other costs incurred by Arch to consummate the Merger.

   (d) Consists of severance costs related primarily to duplicative general and administrative functions at the corporate, regional and market levels of MobileMedia, such as technical, marketing, finance and other support functions. These terminations will occur as the operations of MobileMedia are integrated into those of Arch and are based on management's preliminary review of synergies that exist between the companies. This analysis will be finalized after consummation of the Merger and may result in additional amounts to be reserved.

(2) To eliminate liabilities of MobileMedia which (i) Arch will not assume,
    (ii) will be satisfied in cash or (iii) will be exchanged for Common
    Stock.

(3) To eliminate MobileMedia equity balances.

(4) To eliminate revenues and expenses between Arch and MobileMedia.

(5) This entry records the incremental rental expense for the use of transmitter space on the towers that were sold and leased back in MobileMedia's tower sale transaction.

(6) To record the amortization on the excess of purchase price over the tangible and intangible assets acquired, calculated on a straight-line basis over 10 years in the amounts of $10,342 and $7,756 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. The actual amortization recorded upon consummation of the Merger may differ from these amounts due to changes in the price of Common Stock at the Effective Time as well as full allocation of purchase price to assets and liabilities assumed pursuant to APB No. 16. The amortization related to the $276.4 million assumed fair value of intangible assets, consisting primarily of FCC licenses and customer lists with assumed fair values of $246.4 million and $26.8 million, respectively has already been provided in the historical financial statements of MobileMedia. The MobileMedia historical amortization was adjusted by $15,679 and $11,760 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, to conform MobileMedia's 25 year estimated useful life of FCC licenses to Arch's 10 year estimated useful life. The estimated useful life of the customer lists was assumed to be 3 years.

(7) These costs represent incremental third-party legal, accounting and financial advisory fees and expenses incurred by MobileMedia related to its administration of bankruptcy proceedings which are non-recurring.

(8) To remove the interest expense associated with the various MobileMedia credit facilities and notes eliminated pursuant to the Amended Plan and to record the interest associated with the additional Arch borrowings used to fund the Merger. Interest was calculated assuming a 9.5% rate on $122.0 million of additional bank borrowings and a 13% rate on $200.0 million of senior notes. Interest expense would be $27,891 and $28,494 and $37,188 and $37,993 for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively if interest rates were to decrease or increase 1/8 of a percent, respectively.

(9) The following unaudited pro forma consolidated financial information is provided to illustrate certain financial measurements if the shares were valued at the approximate current market price of $1.50. In the following example the purchase price is $7.2 million lower than the amount disclosed in Note 1 due to the decrease in the assumed market value of Common Stock from $2.00 to $1.50 per share for the shares issued pursuant to the Merger Agreement and the Amended Plan.

                                                            APPROXIMATE CURRENT
                                                               MARKET PRICE
                                                            -------------------
                                                                   $1.50
                                                            -------------------
     Shares exchanged (000s)..............................         122,845
     Excess of purchase price over tangible and intangible
      net assets acquired.................................      $   96,244
     Total assets.........................................       1,594,799
     Stockholders' equity.................................          73,095
     Operating income (loss):
       For the year ended December 31, 1997...............        (195,095)
       For the nine months ended September 30, 1998.......        (111,288)
     Income (loss) before extraordinary item:
       For the year ended December 31, 1997...............        (312,541)
       For the nine months ended September 30, 1998.......        (126,627)
     Basic/diluted income (loss) before extraordinary item
      per share:
       For the year ended December 31, 1997...............           (2.18)
       For the nine months ended September 30, 1998.......           (0.88)

                               INDUSTRY OVERVIEW

GENERAL

  Paging is a method of wireless communication which uses an assigned radio frequency to contact a paging subscriber anywhere within a designated service area. A subscriber carries a pager which receives messages by the transmission of a one-way radio signal. To contact a subscriber, a message is usually sent by placing a telephone call to the subscriber's designated telephone number. The telephone call is received by an electronic paging switch which generates a signal that is sent to radio transmitters in the service area. Depending upon the topography of the service area, the operating radius of a radio transmitter typically ranges from three to 20 miles. The transmitters broadcast a signal that is received by the pager a subscriber carries, which alerts the subscriber by a tone or vibration that there is a voice, tone, digital or alphanumeric message.

  The paging industry has been in existence since 1969 when the FCC allocated a group of radio frequencies for use in providing one-way and two-way types of mobile communications services. Throughout its history, the paging industry has been characterized by consolidation, substantial growth and technological change. Historically, the paging industry has been highly fragmented, with a large number of small, local operators. Since the 1980s, concentration in the paging industry has increased as paging companies continue to grow rapidly either internally or through acquisitions.

  Arch believes that paging is the most cost-effective form of mobile wireless communications. Paging has an advantage over conventional telephone service because a pager's reception is not restricted to a single location, and over a cellular telephone or broadband PCS handset because a pager is smaller, has a longer battery life and, most importantly, because pagers and air time required to transmit an average message cost less than equipment and air time for cellular telephones or broadband PCS handsets. Paging subscribers generally pay a flat monthly service fee for pager services, regardless of the number of messages, unlike cellular telephone or broadband PCS subscribers, whose bills typically have a significant variable usage component. For these reasons, some cellular subscribers use a pager in conjunction with their cellular telephone to screen incoming calls and thus lower the expense of cellular telephone service, and to a lesser extent, some broadband PCS subscribers use a pager in conjunction with their broadband PCS handsets, which often incorporate messaging functions, but have a much shorter battery life.

  Industry sources estimate that, since 1992, the number of pagers in service in the United States has grown at an annual rate of approximately 25% and will continue to grow at an annual rate of approximately 8% through the year 2001. Based on industry sources, Arch believes that there were in excess of 49 million pagers in service in the United States at December 31, 1997. Factors contributing to this growth include: (i) a continuing shift towards a service-based economy; (ii) increasing mobility of workers and the population at large; (iii) increasing awareness of the benefits of mobile communications among the population at large; (iv) the relatively high cost of two-way mobile communications, such as cellular telephone services; (v) introduction of new or enhanced paging services, including nationwide paging capability; (vi) continuing improvements in the performance of paging equipment; and (vii) significant price/performance improvements in paging services. The paging industry has undergone substantial consolidation over the past ten years, and Arch believes that the top five paging carriers represent approximately 50% of the pagers in service. Nonetheless, Arch believes that the paging industry remains fragmented, with more than 300 licensed carriers in the United States, and will continue to undergo consolidation.

  The paging industry has benefited from technological advances resulting from research and development conducted by vendors of pagers and transmission equipment. Such advances include microcircuitry, liquid crystal display technology and standard digital encoding formats, which have enhanced the capability and capacity of paging services while lowering equipment and air time costs. Technological improvements have enabled Arch to provide better quality services at lower prices to its subscribers and have generally contributed to strong growth in the market for paging services.

  The paging industry has traditionally distributed its services through direct marketing and sales activities. In recent years, additional channels of distribution have evolved, including: (i) carrier-operated stores; (ii) resellers, who purchase paging services on a wholesale basis from carriers and resell those services on a retail basis to their own customers; (iii) agents who solicit customers for carriers and are compensated on a commission basis;
(iv) retail outlets that often sell a variety of merchandise, including pagers and other telecommunications equipment; and (v) most recently, the Internet. While most paging subscribers traditionally have been business users, industry observers believe that pager use among retail consumers has increased significantly in recent years. In addition, paging subscribers have increasingly chosen to purchase rather than lease their pagers. These trends are expected to continue.

PAGING AND MESSAGING SERVICES

  The following table describes the principal paging and messaging services currently available in the paging industry.

          TYPE OF SERVICE                           DESCRIPTION
          ---------------                           -----------
 Numeric (Digital Display) Paging
  Service.........................  Numeric paging service permits a caller utilizing a touchtone telephone to transmit
                                    to a subscriber a numeric message
                                    consisting of a telephone number, an
                                    account number or coded information.
                                    Numeric pagers have memory capability to
                                    store several such numeric messages which
                                    can be recalled by a subscriber when
                                    desired.
 Alphanumeric Paging Service......  Alphanumeric paging service allows subscribers to receive and store messages
                                    consisting of both letters and numbers.
                                    Alphanumeric pagers have sufficient memory
                                    to store thousands of characters. This
                                    service also has the capability to tie into
                                    computer-based networks to provide advanced
                                    messaging services. Callers may input
                                    messages either by using an operator
                                    dispatch center, a personal computer
                                    equipped with applicable software or a
                                    portable alphanumeric input device.
 Voice Mail Service...............  Voice mail service enables a caller to leave a recorded message and automatically
                                    alerts a subscriber, through a pager, that
                                    a message has been recorded. A subscriber
                                    may retrieve messages by calling his or her
                                    voice mailbox at a paging network center.
 Wireless Electronic Mail
  Service.........................  Wireless electronic mail allows the user to receive messages via wireless receivers
                                    used in conjunction with portable personal
                                    computers or "PDAs" (this service is not
                                    currently offered by Arch or MobileMedia).

COMPETITION

  The paging industry is highly competitive with price being the primary means of differentiation among providers of numeric display paging services. Companies in the industry also compete on the basis of coverage area offered to subscribers, available services offered in addition to basic numeric or tone paging, transmission quality, system reliability and customer service.

  Arch and MobileMedia compete by maintaining competitive pricing of their products and service offerings, by providing high-quality, reliable transmission networks and by furnishing subscribers a superior level of customer service. Several hundred licensed paging companies provide only local basic numeric or tone paging service. Compared to these companies, Arch and MobileMedia offer wireless messaging services on a local, regional and nationwide basis. In addition, Arch and MobileMedia offer enhanced services such as alphanumeric paging, voice mail and voice mail notifications, news, sports, weather reports and stock quotes.

  Arch and MobileMedia compete with one or more competitors in all markets in which they operate. Although some of Arch's and MobileMedia's competitors are small, privately owned companies serving one market area, others are large diversified telecommunications companies serving numerous markets. Some of Arch's and MobileMedia's competitors possess financial, technical and other resources greater than those of Arch and MobileMedia. Major paging carriers that currently compete in one or more of Arch's and MobileMedia's markets include PageNet, Metrocall, and AirTouch Communications, Inc.

  As paging services become increasingly interactive, and as two-way services become increasingly competitive, the scope of competition for communications service customers in Arch's and MobileMedia's markets may broaden. For example, the FCC has created potential sources of competition by auctioning new spectrum for wireless communications services and local multipoint distribution service and holding an auction in the 220-222 MHZ service. Further, the FCC has announced plans to auction licenses in the General wireless communications services, a service created from spectrum reallocated from federal government use in 1995. Moreover, entities offering service on wireless two-way communications technology, including cellular, broadband PCS and specialized mobile radio services, as well as mobile satellite service providers, also compete with the paging services that Arch and MobileMedia provide. See "Risk Factors--Risks Common to Arch and MobileMedia--Competition and Technological Change."

  In the 1995 FCC auctions for regional narrowband PCS licenses, MobileMedia purchased licenses for a nationwide system with a common two-way frequency. In addition, MobileMedia acquired a second narrowband PCS license for a nationwide system in the MobileComm Acquisition. Competitors of MobileMedia, some of which have substantially greater resources than MobileMedia, also acquired PCS licenses in the FCC auctions. One of MobileMedia's competitors, SkyTel, recently introduced a two-way narrowband PCS wireless data service. Although Arch cannot predict the types of PCS services which will be offered by those companies, Arch expects that those services will compete with the narrowband PCS and paging services to be offered by MobileMedia.

REGULATION

  Paging operations and the construction, modification, ownership and acquisition of paging systems are subject to extensive regulation by the FCC under the Communications Act and, to a much more limited extent, by public utility or public service commissions in certain states. The following description does not purport to be a complete discussion of all present and proposed legislation and regulations relating to Arch's and MobileMedia's paging operations.

FEDERAL REGULATION

 Regulatory Classification

  Paging companies historically have been subject to different federal regulatory requirements depending upon whether they were providing service as a Radio Common Carrier ("RCC"), a Private Carrier Paging Operator ("PCP") or as a reseller. Arch's and MobileMedia's paging operations encompass RCC, PCP and resale operations. However, federal legislation enacted in 1993 required the FCC to reduce the disparities in the regulatory treatment of similar mobile services (such as RCC and PCP services), and the FCC has taken, and continues to take, actions to implement this legislation. Under the new regulatory structure, all of Arch's and MobileMedia's paging services are classified as CMRS. As CMRS providers, Arch and MobileMedia are regulated as common carriers, except that the FCC has exempted paging services, which have been found to be highly competitive, from some typical common carrier regulations, such as tariff filing and resale requirements.

  The classification of Arch's and MobileMedia's paging operations as CMRS affects the level of permissible foreign ownership, as discussed below, and the nature and extent of the state regulation to which both may be subject. In addition, the FCC now is required to resolve competing requests for CMRS spectrum by conducting auctions, which may have the effect of increasing the costs of acquiring additional spectrum in markets in which Arch and MobileMedia operate. Also, Arch and MobileMedia are obligated to pay certain regulatory fees in connection with their paging operations.

 FCC Regulatory Approvals and Authorizations

  The Communications Act requires radio licensees such as Arch and MobileMedia to obtain prior approval from the FCC for the assignment or transfer of control of any construction permit or station license or authorization or any rights thereunder. This statutory requirement attaches to acquisitions of other paging companies (or other radio licensees) by Arch and MobileMedia as well as transfers of a controlling interest in any of Arch's or MobileMedia's licenses, construction permits or any rights thereunder. To date, the FCC has approved each assignment and transfer of control for which Arch and MobileMedia have sought approval. Although there can be no assurance that any future requests for approval of transfers of control and/or assignments of license will be acted upon in a timely manner by the FCC, or that the FCC will grant the approval requested, with the exception of the pending FCC investigation into MobileMedia's qualification to continue to be an FCC licensee, neither Arch nor MobileMedia knows of any reason that any such applications will not be approved or granted.

  Effective April 2, 1998, the FCC's Wireless Telecommunications Bureau, which directly regulates Arch's and MobileMedia's paging activities, announced that it will forbear from enforcing its filing requirements with respect to pro forma assignments and transfers of control of certain wireless authorizations, such as Arch's and MobileMedia's RCC and PCP licenses. Pursuant to this decision, wireless telecommunications carriers now only have to file a written notification of a pro forma transaction within 30 days after the transaction is completed. This decision will expedite the process and reduce the costs related to corporate reorganizations; however, Arch and MobileMedia may still be required to obtain prior FCC approval for the pro forma assignment or transfer of control of some of their licenses not covered by the forbearance decision, such as certain business radio authorizations.

  The FCC paging licenses granted to Arch and MobileMedia are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. With the exception of the pending FCC proceeding regarding MobileMedia's qualifications to remain an FCC licensee, Arch and MobileMedia are unaware of any circumstances which would prevent the grant of any pending or future renewal applications; however, no assurance can be given that any of Arch's or MobileMedia's renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire, thereby increasing the chances of third-party interventions in the renewal proceedings. Other than those renewal applications still pending, the FCC has thus far granted each license renewal application that Arch or MobileMedia have filed.

  On February 13, 1997, in connection with its filing for protection under the Bankruptcy Code, MobileMedia sought a grant of permission from the FCC to execute an involuntary, pro forma assignment of its licenses to MobileMedia as debtors-in-possession. On March 3, 1997, the FCC granted such permission with respect to MobileMedia's earth stations, on April 3, 1997, the FCC granted such permission for the assignment of MobileMedia's microwave licenses and on May 26, 1998 and July 17, 1998, the FCC granted such permission with respect to MobileMedia's paging, air-to-ground and narrowband PCS licenses. In addition, as noted above, FCC approval of the transfer of MobileMedia's licenses pursuant to the Merger Agreement and the Amended Plan (on terms that do not impair the feasibility of the Amended Plan and permit it to be implemented and consummated) is a condition to effectiveness of the Amended Plan and the closing of the Merger.

  The FCC's review and revision of rules affecting paging companies is ongoing and the regulatory requirements to which Arch and MobileMedia are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (for example, a Major Trading Area as defined by Rand McNally) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded pursuant to auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and MobileMedia are participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands.

  Currently, however, the Communications Act requires that Arch and MobileMedia obtain licenses from the FCC to use radio frequencies to conduct their paging operations at specified locations. FCC licenses issued to Arch and MobileMedia set forth the technical parameters, such as power strength and tower height, under which Arch and MobileMedia are authorized to use those frequencies. In many instances, Arch and MobileMedia require the prior approval of the FCC before they can implement any significant changes to their radio systems. Once the FCC's market area licensing rules are implemented, however, these site-specific licensing obligations will be eliminated, with the exception of applications still required by Section 22.369 of the FCC Rules (request for authority to operate in a designated Quiet Zone), Section
90.77 (request for authority to operate in a protected radio receiving location) and Section 1.1301 et seq. (construction/modification that may have a significant environmental impact) or for coordination with Canada or Mexico.

  The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and MobileMedia), whether these coverage requirements should be imposed on a nationwide or regional basis, and whether--if such requirements are imposed-- failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, Arch and MobileMedia might have to accelerate the build-out of their systems in certain areas.

 Telecommunications Act of 1996

  The Telecommunications Act directly affects Arch and MobileMedia. Some aspects of the Telecommunications Act may place financial obligations upon each of Arch and MobileMedia or subject them to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 1-800 number paging. Arch and MobileMedia have generally passed these costs on to their subscribers, which makes their services more expensive and which could affect the attraction or retention of customers; however, there can be no assurance that Arch or MobileMedia will be able to continue to pass on these costs. These rules are the subject of several judicial appeals. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services including Universal Service. Prior to the implementation of the Telecommunications Act, Universal Service obligations largely were met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, all telecommunications carriers, including paging companies, will be required to contribute to the Universal Service Fund. In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on intrastate revenues. Neither Arch nor MobileMedia can yet know the impact of these state contribution requirements, if enacted and applied to Arch and MobileMedia. Moreover, Arch and MobileMedia are unable at this time to estimate the amount of any such payments that it will be able to bill to their subscribers; however, payments into the Universal Service Fund will likely increase the cost of doing business.

  Some aspects of the Telecommunications Act could have a beneficial effect on Arch's and MobileMedia's business. For example, proposed federal guidelines regarding antenna siting issues may remove local and state barriers to the construction of communications facilities, although states and municipalities continue to exercise significant control with regard to such siting issues.

  Moreover, in a rulemaking proceeding pertaining to interconnection between LECs and CMRS providers such as MobileMedia and Arch, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position.

FUTURE REGULATION

  From time to time, legislation which could potentially affect Arch and MobileMedia, either beneficially or adversely, is proposed by federal or state legislators. There can be no assurance that legislation will not be enacted by the federal or state governments, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities, which might materially adversely affect the business of Arch and/or MobileMedia. Changes such as the allocation by the FCC of radio spectrum for services that compete with Arch's and MobileMedia's business could adversely affect Arch's and MobileMedia's results of operations. See "Risk Factors--Risks Common to Arch and MobileMedia--Government Regulation, Foreign Ownership and Possible Redemption."

  Depending on further FCC disposition of these issues, Arch and MobileMedia may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If the FCC ultimately reaches an unfavorable resolution, then Arch believes that it and MobileMedia would pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, Arch and MobileMedia likely would be required to pay all past due contested charges and may also be assessed interest and late charges for amounts withheld.

 Foreign Ownership

  The Communications Act limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. Arch and MobileMedia own or control several radio common carriers and are accordingly subject to these foreign investment restrictions. Because Arch and MobileMedia are each individually parents of radio common carriers (but are not radio common carriers themselves), Arch and MobileMedia may not have more than 25% of their stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. In connection with the WTO Agreement--agreed to by 69 countries--the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of permitting a foreign interest in excess of 25% if the foreign investor's home market country signed the WTO Agreement. Arch's and MobileMedia's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview--Regulation". The Arch Certificate permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the DGCL (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries (including MobileMedia following the Merger). See "--Competition", "--Regulation" and "Risk Factors--Risks Common to Arch and MobileMedia--High Degree of Leverage After the Merger".

STATE REGULATION

  In addition to regulation by the FCC, certain states impose various regulations on the common carrier paging operations of Arch and MobileMedia. Regulation in some states historically required Arch and MobileMedia to obtain certificates of public convenience and necessity before constructing, modifying or expanding paging facilities or offering or abandoning paging services. Rates, terms and conditions under which Arch and MobileMedia provided services, or any changes to those rates, have also been subject to state regulation. However, as a general rule, states are preempted from exercising rate and entry regulation of CMRS, but may choose to regulate other terms and conditions of service (for example, requiring the identification of an agent to receive complaints). States also are accorded an opportunity to petition the FCC for authority to continue to regulate CMRS rates if certain conditions are met. State filings seeking rate authority have all been denied by the FCC, although new petitions seeking such authority may be filed in the future. The preemption of state entry regulation was confirmed in the Telecommunications Act. In certain instances, the construction and operation of radio transmitters also will be subject to zoning, land use, public health and safety, consumer protection and other state and local taxes, levies and ordinances. Further, some states and localities continue to exert jurisdiction over (i) approval of acquisitions and transfers of wireless systems; and (ii) resolution of consumer complaints. Arch and MobileMedia believe that to date all required filings for Arch's and MobileMedia's paging operations have been made.

                                   BUSINESS

ARCH

  Arch is a leading provider of wireless messaging services, primarily paging services, and is the third largest paging company in the United States (based on pagers in service). Arch had 4.2 million pagers in service at September 30, 1998. Arch operates in 41 states and more than 180 of the 200 largest markets in the United States. Arch offers local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population. Arch offers four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch also offers enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

  Arch has achieved significant growth in pagers in service and operating cash flow through a combination of internal growth and acquisitions. From January 1, 1995 through September 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 73.1%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 52.8%. From commencement of operations in September 1986, Arch has completed 33 acquisitions representing an aggregate of 1.7 million pagers in service at the time of purchase.

  The following table sets forth certain information regarding the approximate number of pagers in service with Arch subscribers and net increases in number of pagers through internal growth and acquisitions during the periods indicated:

                                 PAGERS IN SERVICE  NET INCREASE IN
                                  AT BEGINNING OF    PAGERS THROUGH     INCREASE IN PAGERS    PAGERS IN SERVICE
YEAR ENDED AUGUST 31,                 PERIOD       INTERNAL GROWTH(1) THROUGH ACQUISITIONS(2) AT END OF PERIOD
---------------------            ----------------- ------------------ ----------------------- -----------------
  1987....................               4,000            3,000                 12,000               19,000
  1988....................              19,000            8,000                  3,000               30,000
  1989....................              30,000           14,000                 34,000               78,000
  1990....................              78,000           20,000                  4,000              102,000
  1991....................             102,000           24,000                  1,000              127,000
  1992....................             127,000           33,000                    --               160,000
  1993....................             160,000           70,000                 24,000              254,000
  1994....................             254,000          138,000                 18,000              410,000
FOUR MONTHS ENDED DECEMBER 31,
------------------------------
  1994....................             410,000           64,000                 64,000              538,000
YEAR ENDED DECEMBER 31,
-----------------------
  1995....................             538,000          366,000              1,102,000            2,006,000
  1996....................           2,006,000          815,000                474,000            3,295,000
  1997....................           3,295,000          595,000                    --             3,890,000
NINE MONTHS ENDED SEPTEMBER 30,
-------------------------------
  1998....................           3,890,000          321,000                    --             4,211,000

---------------------
(1) Includes internal growth in acquired paging businesses after their acquisition by Arch. Increases in pagers through internal growth are net of subscriber cancellations during each applicable period.
(2) Based on pagers in service of acquired paging businesses at the time of their acquisition by Arch.

BUSINESS STRATEGY

  Arch's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. Arch believes that larger, multi-market paging companies enjoy a number of competitive advantages, including: (i) operating efficiencies resulting from more intensive utilization of existing paging systems; (ii) economies of scale in purchasing and administration; (iii) broader geographic coverage of paging systems; (iv) greater access to capital markets and lower costs of capital;
(v) the ability to obtain additional radio spectrum; (vi) the ability to offer high-quality services at competitive prices; and (vii) enhanced ability to attract and retain management personnel. Arch believes that the current size and scope of its operations afford it many of these advantages, and that it has the scope and presence to effectively compete on a national level. In addition, Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such consolidation.

  Arch's operating objectives are to increase its EBITDA, deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. Arch pursues the following strategies to achieve its operating objectives:

    Low-Cost Operating Structure. Arch has selected a low-cost operating strategy as its principal competitive tactic. Arch believes that a low-cost operating structure, compared to the other two fundamental competitive tactics in the paging industry (differentiated premium pricing and niche positioning), maximizes its flexibility to offer competitive prices while still achieving target margins and EBITDA. Arch maintains a low-cost operating structure through a combination of (i) the consolidation of certain operating functions, including centralized purchases from key vendors, to achieve economies of scale, and (ii) the installation of technologically advanced, reliable, transmission systems. In June 1998, the Arch Board approved the Divisional Reorganization, as part of which Arch plans, over a period of 18 to 24 months, to consolidate its seven operating divisions into four operating divisions and consolidate certain regional administrative support functions, resulting in various operating efficiencies. The Divisional Reorganization, once fully implemented, is expected to result in annual cost savings of approximately $15.0 million (approximately $11.5 million for salary and employee benefits and $3.5 million for lease obligations). See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations".

    Efficient Capital Deployment. Arch's principal financial objective is to reduce financial leverage by reducing capital requirements and increasing EBITDA. To reduce capital expenditures, Arch has implemented a company-wide focus on the sale, rather than lease, of pagers, since subscriber-owned units require a lower level of capital investment than Arch-owned units. As a result of these efforts, the number of subscriber-owned pagers, as a percentage of net new pagers in service, increased from 53.7% in the nine months ended September 30, 1997 to 70.1% in the nine months ended September 30, 1998. In addition, Arch has modified its incentive compensation programs for line managers so that bonuses are based, in part, on capital efficiency.

    Fast Follower on N-PCS Opportunities. Consistent with its low-cost provider competitive tactic, Arch has focused its capital and marketing resources on one-way paging and other enhanced services rather than N-PCS services. However, Arch recognizes the potential benefits to current and prospective customers and the associated market opportunities from certain N-PCS applications, such as two-way text and voice messaging services. Arch has taken steps to position itself to participate in new and emerging N-PCS services and applications, including marketing N-PCS services as a reseller and its 49.9% equity interest in Benbow. See "--Investments in Narrowband PCS Licenses".

    Exploit Revenue Enhancement Opportunities. Arch believes there are a number of new revenue opportunities associated with its 4.2 million pagers in service, including increasing the proportion of subscribers utilizing alphanumeric display services, which generate higher revenue, and selling value-added, non-facilities-based enhanced services such as voicemail, resale of long-distance service and fax storage and retrieval. See "-- Paging and Messaging Services, Products and Operations".

PAGING AND MESSAGING SERVICES, PRODUCTS AND OPERATIONS

  Arch currently provides four basic types of paging services: digital display, alphanumeric display, tone-only and tone-plus-voice. Depending upon the type of pager used, a subscriber may receive information displayed or broadcast by the pager or may receive a signal from the pager indicating that the subscriber should call a prearranged number or a company operator to retrieve a message.

  A digital display pager permits a caller to transmit to the subscriber a numeric message that may consist of a telephone number, an account number or coded information, and has the capability to store several such numeric messages in memory for later recall by the subscriber. An alphanumeric display pager allows subscribers to receive and store messages consisting of both numbers and letters. A tone-only pager notifies the subscriber that a call has been received by emitting an audible beeping sound or vibration. A tone-plus-voice pager emits a beeping sound followed by a brief voice message. Arch provides digital display, alphanumeric display and tone-only service in all of its markets and tone-plus-voice service in only a few markets.

  Digital display paging service, which was introduced by the paging industry nearly 20 years ago, has in recent years grown at a faster rate than tone-only or tone-plus-voice service and currently represents a majority of all pagers in service. The growth of alphanumeric display service, which was introduced in the mid-1980s, has been constrained by its difficult data-input and specialized equipment requirements and its relatively high use of system capacity during transmission. The following table summarizes the types of Arch's pagers in service at the dates indicated:

                                       DECEMBER 31,
                         -------------------------------------------  SEPTEMBER 30,
                             1995           1996           1997           1998
                         -------------  -------------  -------------  -------------
                          SHARES    %    SHARES    %    SHARES    %    SHARES    %
Digital display......... 1,755,000  87% 2,796,000  85% 3,284,000  85% 3,536,000  84%
Alphanumeric display....   171,000   9    395,000  12    524,000  13    603,000  14
Tone-only...............    37,000   2     54,000   2     43,000   1     38,000   1
Tone-plus-voice.........    43,000   2     50,000   1     39,000   1     34,000   1
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 2,006,000 100% 3,295,000 100% 3,890,000 100% 4,211,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides paging service to subscribers for a monthly fee. Subscribers either lease the pager from Arch for an additional fixed monthly fee or they own the pager, having purchased it either from Arch or from another vendor. The monthly service fee is generally based upon the type of service provided, the geographic area covered, the number of pagers provided to the customer and the period of the subscriber's commitment. Subscriber-owned pagers provide a more rapid recovery of Arch's capital investment than pagers owned and maintained by Arch, but may generate less recurring revenue. Arch also sells pagers to third-party resellers who lease or resell pagers to their own subscribers and resell Arch's paging services under marketing agreements. The following table summarizes the number of Arch-owned and leased, subscriber-owned and reseller-owned pagers in service at the dates indicated:

                                       DECEMBER 31,
                         -------------------------------------------  SEPTEMBER 30,
                             1995           1996           1997           1998
                         -------------  -------------  -------------  -------------
                          SHARES    %    SHARES    %    SHARES    %    SHARES    %
Arch-owned and leased...   902,000  45% 1,533,000  47% 1,740,000  45% 1,836,000  44%
Subscriber-owned........   596,000  30    914,000  28  1,087,000  28  1,130,000  27
Reseller-owned..........   508,000  25    848,000  25  1,063,000  27  1,245,000  29
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 2,006,000 100% 3,295,000 100% 3,890,000 100% 4,211,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides enhancements and ancillary services such as voice mail, personalized greetings, message storage and retrieval, pager loss protection and pager maintenance services. Voice mail allows a caller to leave a recorded message that is stored in Arch's computerized message retrieval center. When a message is left, the subscriber can be automatically alerted through the subscriber's pager and can retrieve the stored message by calling Arch's paging terminal. Personalized greetings allow the subscriber to record a message to greet callers who reach the subscriber's pager or voice mail box. Message storage and retrieval allows a subscriber who leaves Arch's service area to retrieve calls that arrived during the subscriber's absence from the service area. Pager loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of a pager. Pager maintenance services are offered to subscribers who own their own equipment. Arch is also in the process of test marketing various non-facilities-based value-added services that can be integrated with existing paging services. These include, among other services, voicemail, resale of long distance service and fax storage and retrieval.

INVESTMENTS IN NARROWBAND PCS LICENSES

  Arch has taken the following steps to position itself to participate in new and emerging N-PCS services and applications.

  Benbow PCS Ventures, Inc. In connection with Arch's May 1996 acquisition of Westlink Holdings, Inc., Arch acquired a 49.9% equity interest in Benbow PCS Ventures, Inc., which holds (through Page Call, Inc.) exclusive rights to a 50 KHz outbound/12.5 KHz inbound N-PCS license in each of the five regions of the United States. Benbow is a "designated entity" (a small, minority-controlled or female-controlled business) under FCC rules and is entitled to discounts and installment payment schedules in the payment of its N-PCS licenses. Arch has the right to designate one of Benbow's three directors and has veto rights with respect to specified major business decisions by Benbow. Arch is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance to Benbow sufficient funds to service debt obligations incurred by Benbow in connection with the acquisition of its N-PCS licenses and to finance construction of an N-PCS system. The total purchase price for Benbow's licenses (together with the purchase price of licenses acquired from Page Call), net of the discounts, was $42.5 million. Arch estimates that the total cost to Benbow of servicing its license-related debt obligations and constructing such N-PCS system (including the effect of the Page Call acquisition) will be approximately $100.0 million over the next five years. Arch's advances to Benbow are secured by Benbow's assets, bear interest at an interest rate equal to that paid by Arch on its senior debt, are due on demand and must be repaid prior to any distribution of profits by Benbow. With certain exceptions, Arch has agreed not to exercise its right to demand repayment of such advances prior to the occurrence of a default. As of September 30, 1998, Arch had advanced approximately $20.0 million to Benbow.

  Pursuant to a five-year management agreement with Benbow expiring on October 1, 2000, Arch provides, subject to Benbow's ultimate control, management services and is paid a management fee and is reimbursed for its expenses. Arch also has a right of first refusal to provide Benbow with design, engineering and construction services for its N-PCS system as well as to lease certain equipment to Benbow for use in connection with such system. Arch has a right of first refusal with respect to any transfer of shares held by Ms. June Walsh, who holds the remaining 50.1% equity interest in Benbow, and Ms. Walsh has the right to require Arch, commencing January 23, 2000 (or sooner under certain circumstances), to repurchase (subject to prior FCC approval) her Benbow shares for an amount equal to the greater of (i) an amount between $3.5 million and $5.0 million, depending on the timing and circumstances under which Ms. Walsh exercises her put option, and (ii) the fair market value of her shares (as determined by arbitration absent agreement of the parties). If Arch exercises its right of first refusal or Ms. Walsh exercises her put option, Benbow could lose some of the benefits of the discounts and installment payment schedules for its FCC payments unless another "designated entity" acquired control of Benbow under FCC rules. See Note 1 of Notes to Arch's Consolidated Financial Statements included elsewhere herein.

  Benbow needs to construct its N-PCS system (or make other arrangements) before it can offer N-PCS services. Benbow has indicated that it plans to roll out its services over time to reach approximately one-third of the population in the licensed areas by the end of 1999. Benbow's network will use a Reflex 25 paging protocol. Arch believes that Benbow will provide Arch with a platform for a new generation of wireless messaging services, including two-way messaging and other enhanced services, and that the value of its Benbow relationship was significantly enhanced by the completion of the Page Call acquisition. Arch has yet to determine how to best integrate its N-PCS strategy with respect to Benbow and that of MobileMedia's intent to deploy its N-PCS Spectrum which has already been funded.

  On June 29, 1998, Benbow acquired Page Call's outstanding stock by issuing to Page Call's former stockholders preferred stock and a promissory note in the aggregate face amount of $17.2 million with a 12% annual return. At the time of the closing, Benbow entered into a five-year consulting agreement with one of Page Call's stockholders requiring consulting payments in the aggregate amount of $911,000. Benbow's preferred stock and promissory note are exchangeable for Common Stock (i) at any time at the option of the holders thereof, at an exchange price equal to the higher of (A) $13.00 per share or
(B) the market price of Common Stock, (ii) mandatorily on April 8, 2000, at the then prevailing market price of Common Stock, or (iii) automatically at an exchange price of $13.00 per share, if the market price of Common Stock equals or exceeds $13.00 for 20 consecutive trading days. Arch is permitted to require Benbow to redeem its preferred stock and promissory note at any time for cash. Arch entered into guarantees (payable in Common Stock or cash, at Arch's election) of all obligations of Benbow under the Benbow preferred stock, promissory note and consulting agreement described above. Benbow's redemption of its preferred stock and promissory note for cash, or Arch's payment of cash pursuant to its guarantees of Benbow's preferred stock and promissory note, would be subject to the availability of capital and any restrictions contained in applicable debt instruments and under the DGCL (which currently would not permit any such cash redemptions or payments). If Arch issues Common Stock or pays cash pursuant to its guarantees, Arch will receive from Benbow a promissory note and non-voting, non-convertible preferred stock of Benbow with an annual yield of 14.5% payable upon an acquisition of Benbow or earlier to the extent that available cash and applicable law permit. Page Call's stockholders received customary registration rights with respect to any shares of Common Stock issued in exchange for Benbow's preferred stock and promissory note or pursuant to Arch's guarantees thereof.

  CONXUS Communications, Inc. Arch currently holds a 10.5% equity interest in CONXUS Communications, Inc., formerly known as PCS Development Corporation, which holds exclusive rights to a 50 KHz outbound/50 KHz inbound two-way messaging license throughout the United States. Conxus, like Benbow, is a "designated entity" under FCC rules and is entitled to discounts and installment payment schedules.

  Each stockholder of Conxus is entitled to purchase services from Conxus at "most favored customer" rates, based on like services. Conxus and Arch have agreed to negotiate in good faith to enter into mutually acceptable intercarrier, network access and similar agreements. If Arch wishes to purchase N-PCS services of the kind offered by Conxus, Arch has agreed to contract exclusively with Conxus for such services so long as such services are competitive in price and quality with comparable services offered by others. Arch is currently acting as a reseller of voice messaging services through Conxus in a limited number of markets.

SUBSCRIBERS AND MARKETING

  Arch's paging accounts are generally businesses with employees who travel frequently but must be immediately accessible to their offices or customers. Arch's subscribers include proprietors of small businesses, professionals, management and medical personnel, field sales personnel and service forces, members of the construction industry and trades, and real estate brokers and developers. Arch believes that pager use among retail consumers will increase significantly in the future, although consumers do not currently account for a substantial portion of Arch's subscriber base.

  Although today Arch operates in more than 180 of the 200 largest U.S. markets, Arch historically has focused on medium-sized and small market areas with lower rates of pager penetration and attractive demographics. Arch believes that such markets will continue to offer significant opportunities for growth, and that its national scope and presence will also provide Arch with growth opportunities in larger markets.

  Arch markets its paging services through a direct marketing and sales organization which, as of September 30, 1998, operated approximately 200 retail stores. Arch also markets its paging services indirectly through independent resellers, agents and retailers. Arch typically offers resellers paging services in large quantities at wholesale rates that are lower than retail rates, and resellers offer the services to end-users at a markup. Arch's costs of administering and billing resellers are lower than the costs of direct end-users on a per pager basis.

  Arch also acts as a reseller of other paging carriers' services when existing or potential Arch customers have travel patterns that require paging service beyond the coverage of Arch's own networks.

  In May 1997, Arch established a single national identity, Arch Paging, for its paging services which previously had been marketed under various trademarks. As part of this branding initiative, Arch adopted a new corporate logo, a corporate-wide positioning strategy tied to customer service delivery, and launched its Internet Web site at www.arch.com. Arch believes that its unified branding identity will give the Arch name national exposure for the first time and result in significant economic leverage in its marketing and communications efforts.

COMPETITION

  See "Industry Overview--Competition".

REGULATION

  See "Industry Overview--Regulation".

SOURCES OF EQUIPMENT

  Arch does not manufacture any of the pagers or other equipment used in its paging operations. The equipment used in Arch's paging operations is generally available for purchase from multiple sources. Arch centralizes price and quantity negotiations for all of its operating subsidiaries in order to achieve cost savings from volume purchases. Arch buys pagers primarily from Motorola and NEC and purchases terminals and transmitters primarily from Glenayre and Motorola. Arch anticipates that equipment and pagers will continue to be available in the foreseeable future, consistent with normal manufacturing and delivery lead times. See "Risk Factors--Risks Common to Arch and MobileMedia--Dependence on Third Parties".

  Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by suppliers, Arch is able to design its systems without being dependent upon any single source of such equipment. Arch routinely evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers. Arch believes that its paging system equipment is among the most technologically sophisticated in the paging industry.

EMPLOYEES

  At September 30, 1998, Arch employed approximately 2,700 persons. None of Arch's employees is represented by a labor union. Arch believes that its employee relations are good. As part of the Divisional Reorganization, Arch anticipates a net reduction of approximately 10% of its workforce. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization".

TRADEMARKS

  Arch owns the service marks "Arch" and "Arch Paging", and holds a federal registration for the service mark "Arch Nationwide Paging" as well as various other trademarks.

PROPERTIES

  At September 30, 1998, Arch owned five office buildings and leased office space (including its executive offices) in over 200 localities in 35 states for use in conjunction with its paging operations. Arch leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures in approximately 3,200 locations in 45 states. Arch's leases are for various terms and provide for monthly lease payments at various rates. Arch believes that it will be able to obtain additional space as needed at acceptable cost. In April 1998, Arch announced an agreement for the Tower Site Sale pursuant to which Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites (including one site acquired from entities affiliated with Benbow) in 22 states, and will lease back space on the towers on which it currently operates communications equipment to service its own paging network. Arch held the initial closing on June 26, 1998, held a second closing on September 29, 1998 with gross proceeds to Arch of $20.4 million and expects to complete the transaction in the fourth quarter of 1998. As part of the

Divisional Reorganization, Arch will close certain office locations and redeploy other real estate assets. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization".

LITIGATION

  Arch, from time to time, is involved in lawsuits arising in the normal course of business. Arch believes that its currently pending lawsuits will not have a material adverse effect on Arch.

ARCH MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the individuals who are the directors and executive officers of Arch.

          NAME            AGE                          POSITION
          ----            ---                          --------
C. Edward Baker, Jr.....   48 Chairman of the Board, Chief Executive Officer and Director
Lyndon R. Daniels.......   45 President and Chief Operating Officer
John B. Saynor..........   58 Executive Vice President and Director
J. Roy Pottle...........   39 Executive Vice President and Chief Financial Officer
Paul H. Kuzia...........   56 Executive Vice President/Technology and Regulatory Affairs
R. Schorr Berman(1)(2)..   50 Director
James S. Hughes(1)......   56 Director
Allan L. Rayfield(2)....   63 Director
John A. Shane(1)(2).....   65 Director
John Kornreich..........   52 Director

--------
(1) Member of the Audit Committee of Arch.
(2) Member of the Executive Compensation and Stock Option Committee of Arch.

  C. EDWARD BAKER, JR. has served as Chief Executive Officer and a director of Arch since 1988 and of ACI since 1995. Mr. Baker became Chairman of the Board of Arch in 1989 and of ACI in 1995. He also served as President of Arch from 1988 to January 1998 and of ACI from 1995 to January 1998. From 1986 until joining Arch in March 1988, Mr. Baker was President and Chief Executive Officer of US West Paging.

  LYNDON R. DANIELS joined Arch and ACI in January 1998 as President and Chief Operating Officer. From November 1993 to January 1998, Mr. Daniels was the President and Chief Executive Officer of Pacific Bell Mobile Services, a subsidiary of SBC Communications Inc. From May 1988 until November 1993, Mr. Daniels was the Chief Financial Officer of Pactel Corp., a mobile telephone company.

  JOHN B. SAYNOR has served as a director of Arch since 1988 and of ACI since 1995. Mr. Saynor has served as Executive Vice President of ACI since 1995 and of Arch since 1990. Mr. Saynor is a founder of Arch and served as President and Chief Executive Officer of Arch from 1986 to March 1988 and as Chairman of the Board from 1986 until May 1989.

  J. ROY POTTLE joined Arch and ACI in February 1998 as Executive Vice President and Chief Financial Officer. From October 1994 to February 1998, Mr. Pottle was Vice President/Treasurer of Jones Intercable, Inc., a cable television operator. From September 1989 to October 1994, he served as Vice President and Relationship Manager at The Bank of Nova Scotia, New York Agency.

  PAUL H. KUZIA has served as Executive Vice President/Technology and Regulatory Affairs of Arch and ACI since September 1996. He served as Vice President/Engineering and Regulatory Affairs of Arch from 1988 to September 1996 and of ACI from 1995 to September 1996. Prior to 1988, Mr. Kuzia was director of operations at Message Center Inc.

  R. SCHORR BERMAN has been a director of Arch since 1986 and of ACI since 1995. Since 1987, he has been the President and Chief Executive Officer of MDT Advisers, Inc., an investment adviser. He is a director of Mercury Computer Systems, Inc. as well as a number of private companies.

  JAMES S. HUGHES has been a director of Arch since 1986 and of ACI since 1995. Since 1987, he has been President and Chief Executive Officer of Norwich Corporation, a real estate investment and service firm, and, since 1992, he has served as President and Managing Director of Inventa Corporation, an international business development firm.

  ALLAN L. RAYFIELD has been a director of Arch since 1997 and of ACI since 1998. He has been a consultant since 1995. From November 1993 until December 1994, Mr. Rayfield served as Chief Executive Officer of M/A Com Inc., a microwave electrical manufacturing company. From April 1991 until November 1993, he served as Chief Operating Officer of M/A Com Inc. He is a director of Parker Hannifin Corporation and Acme Metals Incorporated.

  JOHN A. SHANE has been a director of Arch since 1988 and of ACI since 1995. He has been the President of Palmer Service Corporation since 1972. He has been a general partner of Palmer Partners L.P., a venture capital firm, since 1981. He serves as a director of Overland Data, Inc., Summa Four, Inc., United Asset Management Corporation and Gensym Corporation and as a trustee of Nvest Funds.

  JOHN KORNREICH has been a director of Arch and ACI since June 1998. Mr. Kornreich has served as a Managing Director of Sandler Capital Management Co., Inc. since 1988.

  The Arch Certificate and the Arch By-Laws provide that Arch has a classified Board of Directors composed of three classes, each of which serves for three years, with one class being elected each year. The term of Messrs. Hughes and Rayfield will expire at Arch's annual meeting of stockholders to be held in 1999, the term of Messrs. Saynor and Shane will expire at Arch's annual meeting of stockholders to be held in 2000 and the term of Messrs. Baker, Berman and Kornreich will expire at Arch's annual meeting of stockholders to be held in 2001.

  In connection with the Merger, designees of W.R. Huff and Whippoorwill are expected to be elected to the Arch Board and the Board of Directors of ACI at the Effective Time. See "The Merger Agreement--Related Agreements-- Registration Rights Agreements". The expected nominees are:

  EDWIN M. BANKS, age 36, has been employed by W.R. Huff since 1988 and currently serves as a portfolio manager. From 1985 until he joined W.R. Huff, Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks received his B.A. degree from Rutgers College and his MBA degree from Rutgers University. Mr. Banks also serves as a director of Magellan Health Services (formerly Charter Medical Corporation) and e.spire Corporation (formerly American Communications Services, Inc.)

  H. SEAN MATHIS, age 51, has been Chairman of the Board and Chief Executive Officer of Allis Chalmers, Inc. since January 1996 and previously served as a Vice President of such company since 1989. From July 1996 to September 1997, Mr. Mathis was Chairman of the Board of Universal Gym Equipment Inc., a privately owned company which filed for protection under the Bankruptcy Code in July 1997. From 1991 to 1993, Mr. Mathis was President of RCL Acquisition Corp., and from 1993 to 1995 he was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. Previously, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation. Mr. Mathis was the President of a predecessor to, and currently is a director of, Allied Digital Technologies. He is also a director of Thousand Trails, Inc.

  The holders of Series C Preferred Stock have the right, voting as a separate class, to elect one member of the Board of Directors of Arch and ACI, and such director will have the right to be a member of any committee of such Boards of Directors. Mr. Kornreich is currently the director elected by the holders of Series C Preferred Stock.

  Arch's executive officers are elected by the Arch Board and hold office until their successors are elected or until their earlier death, resignation or removal.

  Certain of Arch's executive officers have entered into non-competition agreements with Arch which provide that, for a minimum period of one year following termination, they will not compete with Arch nor, for a period of three years following termination, recruit or hire any other Arch employee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Arch and three other entities have co-founded an offshore corporation to pursue wireless messaging opportunities in Latin America. Arch and Mr. Hughes each contributed $250,000 to this offshore corporation and each owns 13.3% of its equity.

  Between August 6, 1998 and October 28, 1998, the Arch Board approved three full recourse, unsecured demand loans totaling $279,500 from Arch to C. Edward Baker, Jr. The loans bear interest at approximately 5% annually.

BOARD COMMITTEES

  The Arch Board has an Audit Committee and an Executive Compensation and Stock Option Committee. There is no standing nominating committee of the Arch Board. The Audit Committee reviews the annual consolidated financial statements of Arch and its subsidiaries prior to their submission to the Arch Board and consults with Arch's independent public accountants to review financial results, internal financial controls and procedures, audit plans and recommendations. The Audit Committee also recommends the selection, retention or termination of independent public accountants and approves services provided by independent public accountants prior to the provision of such services. The Executive Compensation and Stock Option Committee recommends to Arch's Board the compensation of executive officers, key managers and directors and administers Arch's stock option plans.

INDEMNIFICATION AND DIRECTOR LIABILITY

  The Arch Certificate provides that Arch will, to the fullest extent permitted by the DGCL, indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, any subsidiary of Arch or any other corporation for which such persons acted as an officer or director at the request of Arch.

  The Arch Certificate also provides that the directors of Arch will not be personally liable for monetary damages to Arch or its stockholders for any act or omission, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Arch or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to illegal dividends or stock redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Arch shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARCH EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to the annual and long-term compensation of Arch's Chief Executive Officer and other executive officers (the "Named Executive Officers") for the years ended December 31, 1995, 1996 and 1997:

                          SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                        ANNUAL COMPENSATION            COMPENSATION
                                              --------------------------------------- --------------
                                                                     OTHER ANNUAL
NAME AND PRINCIPAL POSITION DURING 1997  YEAR SALARY $ BONUS $(1) COMPENSATION ($)(2) OPTIONS (#)(3)
---------------------------------------  ---- -------- ---------- ------------------- --------------
C. Edward Baker, Jr......                1997 $353,317  $227,500         $600            459,324(4)
 Chairman, President and                 1996  329,050    36,833          600            268,860(5)(6)
 Chief Executive Officer                 1995  281,650   106,000          600             40,000(7)
Lyndon R. Daniels........                1997      --        --           --                 --
 President and Chief
 Operating Officer
 (joined Arch in January
 1998)
J. Roy Pottle............                1997      --        --           --                 --
 Executive Vice President
 and Chief Financial
 Officer (joined Arch in
 February 1998)
John B. Saynor...........                1997  153,188    72,900          600             51,810(8)
 Executive Vice President                1996  146,867    15,300          600             20,000(6)
                                         1995  131,870    50,000          600             20,000(7)
Paul H. Kuzia............                1997  157,633    77,400          600             86,574(9)
 Executive Vice
  President/Technology                   1996  133,800    14,620          600              8,000(6)
 and Regulatory Affairs                  1995  123,300    46,000          600              8,000(7)
William A. Wilson........                1997  133,599   150,500          600             32,836
 Former Executive Vice
  President and                          1996  203,133    19,833          600            170,000(10)
 Chief Financial
  Officer(11)                            1995  157,300    58,000          600             20,000(7)

--------
 (1) Represents bonus paid in such fiscal year with respect to prior year.
 (2) Represents Arch's matching contributions paid under Arch's 401(k) plan.
 (3) No restricted stock awards or stock appreciation rights ("SARs") were granted to any of the Named Executive Officers during the years ended December 31, 1995, 1996 or 1997.
 (4) Includes options to purchase 409,688 shares granted as part of Arch's January 16, 1998 option repricing program.
 (5) Includes options to purchase 106,860 shares replaced in connection with Arch's October 23, 1996 option repricing program.
 (6) Option replaced in connection with Arch's January 16, 1998 option repricing program.
 (7) Option replaced in connection with Arch's October 23, 1996 option repricing program.
 (8) Includes options to purchase 35,905 shares granted as part of Arch's January 16, 1998 option repricing program.
 (9) Includes options to purchase 69,687 shares granted as part of Arch's January 16, 1998 option repricing program.
(10) Includes options to purchase 75,000 shares replaced in connection with Arch's October 23, 1996 option repricing program.
(11) Mr. Wilson resigned on June 30, 1997.

EXECUTIVE RETENTION AGREEMENTS

  Arch is a party to Executive Retention Agreements (the "Retention Agreements") for a total of 16 executives (the "Arch Executives"), including Messrs. Baker, Daniels, Kuzia, Pottle and Saynor.

  The purpose of the Retention Agreements is to assure the continued employment and dedication of the Arch Executives without distraction from the possibility of a Change in Control (as defined in the Retention Agreements) of Arch. In the event of a Change in Control, and the termination of the Arch Executive's employment by Arch at any time within the 12-month period thereafter (other than for cause, disability or death) or by the Arch Executive for Good Reason (as defined in the Retention Agreements), the Arch Executive shall be eligible to receive (i) a cash severance payment equal to the Arch Executive's base salary plus any other amounts earned through the date of termination (to the extent not previously paid), (ii) an additional lump sum cash payment equal to a specified multiple of the sum of (a) the Arch Executive's annual base salary in effect at the time of the Change in Control and (b) the average bonus paid for the three calendar years immediately preceding the calendar year during which the Change in Control occurs, and
(iii) any amounts or benefits required to be paid or provided to the Arch Executive or which the Arch Executive is eligible to receive following the Arch Executive's termination under any plan, program, policy, practice, contract or agreement of Arch. In addition, until the earlier of (a) 12 months after termination or (b) the Arch Executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits, Arch shall arrange to provide the Arch Executive with life, disability, accident and health insurance benefits similar to those previously maintained. The multiple for Messrs. Baker, Daniels, Kuzia, Pottle and Saynor is three, and the multiple for the other Arch Executives is one or two. Good Reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits or, in the case of Mr. Baker, the failure to become the Chief Executive Officer of any entity succeeding or controlling Arch.

STOCK OPTION GRANTS

  The following table summarizes certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1997. No Stock Appreciation Rights were granted during the year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL
                                                                                REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                              ANNUAL RATES OF
                                                                                STOCK PRICE
                                                                               APPRECIATION
                                         INDIVIDUAL GRANTS                  FOR OPTIONS TERM(3)
                         -------------------------------------------------- -------------------
                                        PERCENT OF
                                          TOTAL
                                       OPTIONS/SARS
                         OPTIONS/SARS   GRANTED TO  EXERCISE OR
                           GRANTED     EMPLOYEE IN   BASE PRICE  EXPIRATION
                            (#)(1)     FISCAL YEAR  ($/SHARE)(2)    DATE     5% ($)   10% ($)
                         ------------  ------------ ------------ ---------- -------- ----------
C. Edward Baker, Jr. ...    49,636(4)      2.89        $6.875     03/05/07  $214,609 $  543,861
                           409,688(5)     23.89        5.0625     01/16/08   553,600  2,110,041
Lyndon R. Daniels.......       --           --            --           --        --         --
J. Roy Pottle...........       --           --            --           --        --         --
John B. Saynor..........    15,905(4)      0.93         6.875     03/05/07    68,768    174,271
                            35,905(5)      2.09        5.0625     01/16/08    48,517    184,924
Paul H. Kuzia...........    16,887(4)      0.98         6.875     03/05/07    73,013    185,031
                            69,687(5)      4.06        5.0625     01/16/08    94,166    358,913
William A. Wilson.......    32,836         1.92         6.875     03/05/07   141,971    359,783

--------
(1) Options generally become exercisable at a rate of 20% of the shares subject to the option on the first anniversary of the date of grant and 5% of the shares subject to the option per calendar quarter thereafter.
(2) The exercise price is equal to the fair market value of Common Stock on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted and are not intended to forecast future appreciation of the price of the Common Stock. The Named Executive Officers will realize no gain upon the exercise of these options without an increase in the price of the Common Stock, which increase will benefit all Arch stockholders proportionately.
(4)  Option replaced as part of the January 16, 1998 option repricing program.
(5)  Option granted as part of the January 16, 1998 option repricing program.

OPTION EXERCISES AND YEAR-END OPTION TABLE

  The following table sets forth certain information regarding the exercise of stock options during the year ended December 31, 1997 and stock options held as of December 31, 1997 by the Named Executive Officers.

             AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTIONS VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                           SHARES                UNDERLYING OPTIONS AT           IN-THE-MONEY OPTIONS
                         ACQUIRED ON  VALUE         FISCAL YEAR-END               AT FISCAL YEAR-END
                          EXERCISE   REALIZED (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
          NAME               (#)      ($)(1)              (#)                           ($)(2)
          ----           ----------- -------- ------------------------------ ------------------------------
C. Edward Baker, Jr ....     --        --           314,904(3)       188,816 $        188,064         --
Lyndon R. Daniels.......     --        --               --               --               --          --
John B. Saynor..........     --        --             4,000           31,905              --          --
J. Roy Pottle...........     --        --               --               --               --          --
Paul H. Kuzia...........     --        --            46,400           23,287              --          --
William A. Wilson.......     --        --               --               --               --          --

--------
(1) Represents the difference between the exercise price and the fair market value of Arch's Common Stock on the date of exercise.
(2) Based on the fair market value of Arch's Common Stock on December 31, 1997 ($5.125 per share) less the option exercise price.
(3) Subsequent to December 31, 1997, Mr. Baker exercised an option for 94,032 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of Arch's Compensation Committee are R. Schorr Berman, Allan L. Rayfield and John A. Shane. Messrs. Berman and Shane served on the Compensation Committee throughout 1997, and Mr. Rayfield joined the Compensation Committee upon his election as a director in July 1997.

  C. Edward Baker, Jr., the Chairman and Chief Executive Officer of Arch, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No current executive officer of Arch has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers has served as a director of Arch or as a member of the Compensation Committee of Arch.

PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of September 30, 1998, by (i) each person who is known by Arch to beneficially own more than 5% of its outstanding shares of Common Stock, (ii) each current director of Arch, (iii) Arch's Chief Executive Officer and the other Named Executive Officers and (iv) all current directors and executive officers of Arch as a group.

                        PRE-MERGER BENEFICIAL OWNERSHIP


                                                       NUMBER OF
                          NAME                         SHARES(1) PERCENTAGE(2)
   --------------------------------------------------- --------- -------------
   Sandler Capital Management (3) .................... 4,674,433     18.2%
   Franklin Resources, Inc. (4)....................... 2,514,080      9.8
   Memorial Drive Trust (5)........................... 1,947,990      7.6
   State of Wisconsin Investment Board (6)............ 1,388,000      5.4
   Dimensional Fund Advisors Inc. (7)................. 1,304,900      5.1
   Goldman, Sachs & Co. (8)........................... 1,225,500      4.8
   C. Edward Baker, Jr. ..............................   220,679      0.9
   Lyndon R. Daniels..................................    12,000        *
   John B. Saynor.....................................   197,924      0.8
   J. Roy Pottle......................................        --       --
   Paul H. Kuzia......................................    20,840        *
   R. Schorr Berman (9)............................... 1,962,140      7.6
   James S. Hughes....................................    81,837        *
   John Kornreich (10) ............................... 4,911,574     19.1
   Allan L. Rayfield..................................     3,250        *
   John A. Shane (11).................................    39,188        *
   William A. Wilson (12).............................       600        *
   All current directors and executive officers of
    Arch as a group (10 persons) (13)................. 7,449,432     28.8

---------------------
 *  Less than 0.5%
 (1) Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of capital stock listed as owned by such person or entity.
 (2) Assumes the conversion of Series C Preferred Stock into Common Stock at the initial conversion price of $5.50 per share. See "--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Sandler Equity Investment".
 (3) The business address of Sandler is 767 Fifth Avenue, 45th Floor, New York, New York 10153. Sandler has sole voting and investment power over 348,000 of such shares and shared voting and investment power over 4,326,433 of such shares.
 (4) The business address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94404. Franklin Advisers, Inc., a subsidiary of Franklin Resources, Inc., has sole voting power and sole investment power with respect to 2,493,700 shares. Franklin Management, Inc., a subsidiary of Franklin Resources, Inc., has sole investment power with respect to 20,380 shares. Franklin Resources, Inc., the principal shareholders thereof, Franklin Advisers, Inc. and Franklin Management, Inc. disclaim beneficial ownership of these securities. This information is based on Amendment No. 1 to Schedule 13G filed by Franklin Resources, Inc. with the SEC on January 26, 1998.
 (5) The business address of Memorial Drive Trust is 125 Cambridge Park Drive, Cambridge, Massachusetts 02140. All shares listed in the above table as held by Memorial Drive Trust are held by MD Co. as nominee for Memorial Drive Trust, a trust holding assets of a qualified profit sharing plan for employees of Arthur D. Little, Inc., over which Mr. Berman may be deemed to share voting and investment power. See footnote (9).
 (6) The business address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. This information is based on the
     Schedule 13G filed by the State of Wisconsin Investment Board with the SEC on January 27, 1998.

 (7) The business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors Inc. has sole voting power with respect to 860,800 shares and sole investment power with respect to all 1,304,900 shares. Officers of Dimensional Fund Advisors Inc. also serve as officers of DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company, each an open-end management investment company. These officers have sole voting power with respect to 139,100 shares owned by DFA Investment Dimensions Group Inc. and 305,000 shares owned by The DFA Investment Trust Company. All of these securities are owned by advisory clients of Dimensional Fund Advisors Inc., none of which, to the knowledge of Dimensional Fund Advisors Inc., owns more than 5% of the class. Dimensional Fund Advisors Inc. disclaims beneficial ownership of such securities. This information is based on the Schedule 13G filed by Dimensional Fund Advisors Inc. with the SEC on February 10, 1998.
 (8) The business address of Goldman, Sachs & Co. and its parent holding company, The Goldman Sachs Group, L.P. (collectively "Goldman Sachs"), is 85 Broad Street, New York, New York 10004. Goldman Sachs has shared voting power with respect to 854,100 shares and shared investment power with respect to all 1,225,500 shares. Goldman Sachs disclaims beneficial ownership of the shares beneficially owned by (i) managed accounts and
     (ii) certain investment limited partnerships, of which a subsidiary of Goldman Sachs is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than Goldman Sachs or their affiliates. This information is based on the Schedule 13G filed by Goldman Sachs with the SEC on February 17, 1998.
(9) Includes 1,947,990 shares held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as Administrator and Chief Executive Officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust.
(10) Includes 4,674,433 shares beneficially owned by Sandler, over which Mr. Kornreich may be deemed to have voting and investment power as Managing Director, and 190,000 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares.
(11) Includes 1,051 shares owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as President and sole stockholder of Palmer Service Corporation, and 3,104 shares issuable upon conversion of $52,000 principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 held by Palmer Partners, L.P., of which Mr. Shane is the general partner. See "Description of Certain Arch Indebtedness--Arch Convertible Debentures".
(12) Consists of 600 shares held by or jointly with Mr. Wilson's children.
(13) Includes (i) 4,674,433 shares beneficially owned by Sandler and 190,000 shares beneficially owned by two limited partnerships of which Mr. Kornreich is a general partner, (ii) 1,947,990 shares held by Memorial Drive Trust, (iii) 1,051 shares held by Palmer Service Corporation, (iv) 3,104 shares issuable upon conversion of $52,000 principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 held by Palmer Partners, L.P. and (v) 108,379, 4,000, 19,520, 11,250, 11,250, 750,
     2,250, 11,250, and 168,649 shares issuable upon the exercise of outstanding stock options held by Messrs. Baker, Saynor, Kuzia, Berman, Hughes, Kornreich, Rayfield, Shane and all current directors and executive officers of Arch as a group, respectively, exercisable within 60 days after September 30, 1998.

  The following table sets forth certain information regarding the beneficial ownership of Stock that will be outstanding immediately following the Merger.

                       POST-MERGER BENEFICIAL OWNERSHIP

                                                      SHARES OWNED IMMEDIATELY
                                                          AFTER THE MERGER
                                                      -------------------------
                                                       NUMBER OF
                        NAME                          SHARES (1)  PERCENTAGE(2)
                        ----                          ----------- -------------
Sandler Capital Management (3)......................   12,837,834      8.0%
C. Edward Baker, Jr.................................      604,453       *
Lyndon R. Daniels...................................       32,957       *
John B. Saynor......................................      543,523       *
J. Roy Pottle.......................................          --       --
Paul H. Kuzia.......................................       57,207       *
R. Schorr Berman (4)................................    5,387,310      3.5
James S. Hughes.....................................      224,694       *
John Kornreich (5)..................................   13,488,866      8.4
Allan L. Rayfield...................................        8,925       *
John A. Shane (6)...................................      107,596       *
William A. Wilson (7)...............................        1,648       *
Unsecured Creditors of Parent and MobileMedia (8)...  126,520,659     83.1
All current directors and executive officers of Arch
 as a group (10 persons) (9)........................   20,455,532     12.4

--------
*Less than 0.5%
(1) Assumes the following: (i) the issuance of 122,845,000 shares of Stock to the Unsecured Creditors, (ii) the distribution of Standby Purchasers' Warrants to the Standby Purchasers to acquire 3,675,659 shares of Common Stock and (iii) no exercise of Arch Stockholder Rights. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of capital stock listed as owned by such person or entity.
(2) Assumes the conversion of Series C Preferred Stock into Common Stock at the initial conversion price of $5.50 per share. See "--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources--Sandler Equity Investment".
(3) The business address of Sandler is 767 Fifth Avenue, 45th Floor, New York, New York 10153. Sandler has sole voting and investment power over 955,745 of such shares and shared voting and investment power over 11,882,089 of such shares. Includes 8,163,400 shares of Common Stock issuable upon the exercise of Arch Participation Warrants to be distributed to Sandler Capital Management exercisable immediately upon the Effective Time (assuming no exercise of Arch Stockholder Rights).
(4) Includes 5,349,948 shares held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as Administrator and Chief Executive Officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust. Includes 3,425,170 shares of Common Stock issuable upon the exercise of Arch Participation Warrants exercisable immediately upon the Effective Time (assuming no exercise of Arch Stockholder Rights).
(5) Includes 12,837,834 shares beneficially owned by Sandler, over which Mr. Kornreich may be deemed to have voting and investment power as Managing Director, and 521,815 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares. Includes 8,577,290 shares of Common Stock issuable upon the exercise of Arch Participation Warrants exercisable immediately upon the Effective Time (assuming no exercise of Arch Stockholder Rights).
(6) Includes 2,884 shares owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as President and sole stockholder of Palmer Service Corporation, and 8,525 shares issuable upon conversion of $52,000 principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 held by Palmer Partners, L.P., of which Mr. Shane is the general partner. See

   "Description of Certain Arch Indebtedness--Arch Convertible Debentures". Includes 68,408 shares of Common Stock issuable upon the exercise of Arch Participation Warrants exercisable immediately upon the Effective Time (assuming no exercise of Arch Stockholder Rights).
(7) Includes 600 shares held by or jointly with Mr. Wilson's children.
(8) Assumes that all shares sold in the Rights Offering are purchased by the Unsecured Creditors. Includes 3,675,659 shares of Common Stock issuable upon the exercise of Standby Purchasers' Warrants distributed to the Standby Purchasers exercisable immediately upon the Effective Time. The Standby Purchasers will not hold, in the aggregate, shares representing more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the securities of Arch outstanding at the Effective Time. See "The Rights Offering-- Standby Purchase Agreements".
(9) Includes (i) 12,837,834 shares beneficially owned by Sandler and 521,815 shares beneficially owned by two limited partnerships of which Mr. Kornreich is a general partner, (ii) 5,349,984 shares held by Memorial Drive Trust, (iii) 1,051 shares held by Palmer Service Corporation, (iv) 8,525 shares issuable upon conversion of $52,000 principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 held by Palmer Partners, L.P. and (v) 108,379, 4,000, 19,520, 11,250, 11,250, 750, 2,250,
    11,250 and 168,649 shares issuable upon the exercise of outstanding stock options held by Messrs. Baker, Saynor, Kuzia, Berman, Hughes, Kornreich, Rayfield, Shane and all current directors and executive officers of Arch as a group, respectively, exercisable within 60 days after September 30, 1998. Also includes 383,774, 20,957, 345,599, 36,367, 3,425,170, 142,857,
    8,577,292, 5,675, 68,408 and 13,006,099 shares of Common Stock issuable upon the exercise of Arch Participation Warrants to be distributed to Messrs. Baker, Daniels, Saynor, Kuzia, Berman, Hughes, Kornreich, Rayfield, Shane and all current directors and executive officers of Arch as a group, respectively, exercisable immediately upon the Effective Time (assuming no exercise of Arch Stockholder Rights).

ARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The following discussion and analysis should be read in conjunction with Arch's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

  Arch is a leading provider of wireless messaging services, primarily paging services, and is the third largest paging company in the United States (based on pagers in service and net revenues (total revenues less cost of products sold)). Arch had 4.2 million pagers in service at September 30, 1998. From January 1, 1995 through September 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 73.1%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 52.8%.

  Arch derives the majority of its revenues from fixed periodic (usually monthly) fees, not dependent on usage, charged to subscribers for paging services. As long as a subscriber remains on service, operating results benefit from the recurring payments of the fixed periodic fees without incurrence of additional selling expenses by Arch. Arch's service, rental and maintenance revenues and the related expenses exhibit substantially similar growth trends. Arch's average revenue per subscriber has declined over the last three years for two principal reasons: (i) an increase in the number of subscriber owned and reseller owned pagers for which Arch receives no recurring equipment revenue and (ii) an increase in the number of reseller customers whose airtime is purchased at wholesale rates. The reduction in average paging revenue per subscriber resulting from these trends has been more than offset by the elimination of associated expenses so that Arch's margins have improved over such period. Furthermore, recent data indicates such rate of decline has slowed.

  Arch has achieved significant growth in pagers in service and EBITDA through a combination of internal growth and acquisitions, including USA Mobile in September 1995 and Westlink in May 1996. Arch's total revenues have increased from $162.6 million in the year ended December 31, 1995 to $331.4 million in the year ended December 31, 1996 and to $396.8 million in the year ended December 31, 1997. Over the same periods, through operating efficiencies and economies of scale, Arch has been able to reduce its per pager operating costs to enhance its competitive position in its markets. Due to the rapid growth in its subscriber base, Arch has incurred significant selling expenses, which are charged to operations in the period incurred. Arch had net losses of $36.6 million, $114.7 million and $181.9 million in the years ended December 31, 1995, 1996 and 1997, respectively, as a result of significant depreciation and amortization expenses related to acquired and developed assets and interest charges associated with indebtedness. However, as its subscriber base has grown, Arch's operating results have improved, as evidenced by an increase in Arch Adjusted EBITDA from $47.2 million in the year ended December 31, 1995 to $105.8 million in the year ended December 31, 1996 and to $130.3 million in the year ended December 31, 1997.

  EBITDA is a commonly used measure of financial performance in the paging industry and also is one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with the covenants under their respective debt agreements, but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. One of Arch's financial objectives is to increase its EBITDA, as such earnings are a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of pagers and paging system equipment, construction and expansion of paging systems, and possible acquisitions. EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies. Amounts reflected as EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing or future indebtedness (including the repayment of such indebtedness or the payment of interest thereon), limitations imposed by applicable law upon the payment of dividends or distributions or capital expenditure requirements.

SHIFT IN OPERATING FOCUS

  In April 1997, Arch reordered its operating priorities to improve capital efficiency and strengthen its balance sheet by placing a higher priority on leverage reduction than subscriber unit growth. As part of its reordered operating priorities, Arch has implemented various initiatives to reduce capital costs while sustaining acceptable levels of unit and revenue growth. As a result, Arch's rate of internal growth in pagers in service slowed during the second half of 1997 and is expected to remain below the rates of internal growth previously achieved by Arch. As part of its reordered operating priorities, Arch is also reviewing the possible sale of non-strategic assets. In April 1998, Arch announced an agreement for the Tower Site Sale pursuant to which Arch is selling certain tower site assets of ACI for approximately $38.0 million in cash (subject to adjustment). In the Tower Site Sale, ACI is selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and will rent space on the towers on which it currently operates communications equipment to service its own paging network. ACI will use its net proceeds from the Tower Site Sale (estimated to be $36.0 million) to repay indebtedness. ACI held the initial closing of the Tower Site Sale on June 26, 1998 with gross proceeds to ACI of approximately $12.0 million (excluding $1.3 million which was paid to entities affiliated with Benbow for certain assets owned by such entities and sold as part of this transaction), held a second closing on September 29, 1998 with gross proceeds to ACI of $20.4 million and currently expects to hold the final closing for the balance of the transaction in the fourth quarter of 1998, although no assurance can be given that the final closing will be held as expected. See "Business--Arch--Investments in Narrowband PCS Licenses".

DIVISIONAL REORGANIZATION

  In June 1998, the Arch Board approved the Divisional Reorganization. As part of the Divisional Reorganization, which is being implemented over a period of 18 to 24 months, Arch has consolidated its former Midwest, Western, and Northern divisions into four existing operating divisions, and is in the process of consolidating certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and take advantage of various operating efficiencies.

  Arch estimates that the Divisional Reorganization, once fully implemented, will result in annual cost savings of approximately $15.0 million. These cost savings will consist primarily of a reduction in compensation expense of approximately $11.5 million, a reduction in rental expense of facilites and general and administrative costs of approximately $3.5 million. Arch expects to reinvest a portion of these cost savings to expand its sales activities, however to date the extent of this reinvestment and therefore the cost has not yet been determined.

  In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce, (ii) plans to close certain office locations and redeploy other real estate assets and (iii) recorded a restructuring charge of $16.1 million during the second quarter of 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance, (ii) $3.5 million for lease obligations and terminations, (iii) $1.4 million for the writedown of fixed assets and (iv) $1.5 million of other costs. The severance costs and lease obligations will require cash outlays throughout the 18 to 24 month restructuring period. Management anticipates the cash requirements for these items to be relatively consistent from quarter to quarter throughout the Divisional Reorganization period. These cash outlays will be funded from operations or the API Credit Facility. There can be no assurance that the desired cost savings will be achieved or that the anticipated reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such reorganization may be increased by the need to integrate MobileMedia's operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of MobileMedia could have a material adverse effect on Arch following the Merger. See Note 9 to Arch's Consolidated Financial Statements.

ACE/USAM MERGER

  On June 29, 1998, Arch effected a number of restructuring transactions involving certain of its direct and indirect wholly owned subsidiaries. Arch Communications Enterprises, Inc. ("ACE") was merged (the "ACE/ USAM Merger") into API, which was then a subsidiary of USA Mobile Communications, Inc. II ("USAM"). In connection with the ACE/USAM Merger, USAM changed its name to ACI and issued 100 shares of its common stock to Arch. Immediately prior to and in connection with the ACE/USAM Merger, (i) USAM contributed its operating assets and liabilities to an existing subsidiary of USAM, (ii) The Westlink Company, which held ACE's 49.9% equity interest in Benbow, distributed its Benbow assets and liabilities to a new subsidiary of ACE, The Westlink Company II,
(iii) ACE contributed its operating assets and liabilities to an existing subsidiary of ACE, (iv) all of USAM's subsidiaries were merged into API, and
(v) The Westlink Company II was merged into a new API subsidiary, Benbow Investments, Inc. ("Benbow Investments").

RESULTS OF OPERATIONS

  The following table presents certain items from Arch's Consolidated Statements of Operations as a percentage of net revenues (total revenues less cost of products sold) and certain other information for the periods indicated:

                                    YEAR ENDED                      NINE MONTHS
                                    DECEMBER 31,                ENDED SEPTEMBER 30,
                           ---------------------------------   -----------------------
                             1995        1996        1997         1997         1998
                           ---------   ---------   ---------   ----------   ----------
 Total revenues..........      114.7 %     109.0 %     107.9 %      108.1%       107.6 %
 Cost of products sold...      (14.7)       (9.0)       (7.9)        (8.1)        (7.6)
                           ---------   ---------   ---------   ----------   ----------
 Net revenues............      100.0       100.0       100.0        100.0        100.0
 Operating expenses:
   Service, rental and
    maintenance..........       20.9        21.4        21.7         21.6         21.1
   Selling...............       17.3        15.4        14.0         14.3         12.8
   General and
    administrative.......       28.5        28.4        28.8         28.8         29.4
   Depreciation and
    amortization.........       42.5        63.1        63.2         65.8         57.3
   Restructuring charge..        --          --          --           --           5.6
                           ---------   ---------   ---------   ----------   ----------
   Operating income
    (loss)...............       (9.2)%     (28.3)%     (27.7)%      (30.5)%      (26.2)%
                           =========   =========   =========   ==========   ==========
   Net income (loss).....      (25.8)%     (37.7)%     (49.5)%      (52.2)%      (54.8)%
                           =========   =========   =========   ==========   ==========
 Arch Adjusted EBITDA....       33.3 %      34.8 %      35.4 %       35.3 %       36.7 %
                           =========   =========   =========   ==========   ==========
 Cash flows provided by
  operating
  activities.............  $  14,749   $  37,802   $  63,590   $   44,551   $   91,415
 Cash flows used in in-
  vesting activities.....  $(192,549)  $(490,626)  $(102,769)  $  (74,672)  $  (85,785)
 Cash flows provided by
  (used in) financing
  activities.............  $ 179,092   $ 452,678   $  39,010   $   31,645   $   (2,387)
 Annual service, rental
  and maintenance
  expenses per pager.....  $      28   $      25   $      22   $       22   $       20

 Nine Months Ended September 30, 1998 Compared with Nine Months Ended September 30, 1997

  Total revenues increased to $309.6 million (a 4.7% increase) in the nine months ended September 30, 1998, from $295.6 million in the nine months ended September 30, 1997. Net revenues (total revenues less cost of products sold) increased to $287.8 million (a 5.2% increase) in the nine months ended September 30, 1998 from $273.6 million in the nine months ended September 30, 1997. Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of pagers, increased to $277.8 million (a 6.2% increase) in the nine months ended September 30, 1998 from $261.6 million in the nine months ended September 30, 1997. These increases in revenues were due primarily to the increase through internal growth in the number of pagers in service from 3.8 million at September 30, 1997 to 4.2 million at September 30, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the nine months ended September 30, 1998 and 1997. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, decreased to $9.9 million (a 17.0% decrease) in the nine months ended September 30, 1998 from $12.0 million in the nine months ended September 30, 1997, respectively, as a result of a decline in the average revenue per pager sold.

  Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, increased to $60.8 million (21.1% of net revenues) in the nine months ended September 30, 1998 from $59.2 million (21.7% of net revenues) in the nine months ended September 30, 1997. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. As existing paging systems become more populated through the addition of new subscribers, the fixed costs of operating these paging systems are spread over a greater subscriber base. Annualized service, rental and maintenance expenses per subscriber were $20.00 in the nine months ended September 30, 1998 as compared to $22.00 in the corresponding 1997 period.

  Selling expenses decreased to $36.9 million (12.8% of net revenues) in the nine months ended September 30, 1998 from $39.0 million (14.3% of net revenues) in the nine months ended September 30, 1997. The decrease was due primarily to a decrease in the number of net new subscriber additions and nonrecurring marketing costs incurred in 1997 to promote Arch's new Arch Paging brand identity. The number of net new subscriber additions resulting from internal growth decreased by 34.0% in the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997, primarily due to Arch's shift in operating focus from unit growth to capital efficiency and leverage reduction.

  General and administrative expenses increased to $84.5 million (29.4% of net revenues) in the nine months ended September 30, 1998, respectively, from $78.9 million (28.8% of net revenues) in the nine months ended September 30, 1997. The increase was due primarily to administrative and facility costs associated with supporting more pagers in service.

  Depreciation and amortization expenses decreased to $165.0 million in the nine months ended September 30, 1998 from $179.9 million in the nine months ended September 30, 1997. These expenses principally reflect Arch's acquisitions of paging businesses in prior periods, accounted for as purchases, and investment in pagers and other system expansion equipment to support growth.

  Operating losses were $75.6 million in the nine months ended September 30, 1998 compared to $83.5 million in the nine months ended September 30, 1997, as a result of the factors outlined above.

  Net interest expense increased to $78.3 million in the nine months ended September 30, 1998 from $72.4 million in the nine months ended September 30, 1997. The increase is principally attributable to an increase in Arch's outstanding debt. Interest expense for the nine months ended September 30, 1998 and 1997 includes approximately $27.4 million and $24.6 million, respectively, of non-cash interest accretion on the 10 7/8% Arch Discount Notes under which semi-annual interest payments commence on September 15, 2001. See "Description of Certain Arch Indebtedness--Arch Discount Notes".

  Arch recognized income tax benefits of $15.9 million in the nine months ended September 30, 1997. This benefit represents the tax benefit of operating losses incurred subsequent to the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from Arch's acquisition of USA Mobile in September 1995 and Westlink in May 1996. The tax benefit of these operating losses was fully recognized during 1997. Accordingly, Arch has established a valuation reserve against its deferred tax asset which reduced the income tax benefit to zero. Arch does not expect to recover, in the foreseeable future, its deferred tax asset and will continue to increase its valuation reserve accordingly.

  In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

  Net loss increased to $157.8 million in the nine months ended September 30, 1998 from $142.9 million in the nine months ended September 30, 1997, as a result of the factors outlined above.

 Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

  Total revenues increased $65.5 million, or 19.8%, to $396.8 million in the year ended December 31, 1997 from $331.4 million in the year ended December 31, 1996 and net revenues increased $63.8 million, or 21.0%, from $303.9 million to $367.7 million over the same period. Service, rental and maintenance revenues increased $60.5 million, or 20.8%, to $351.9 million in the year ended December 31, 1997 from $291.4 million in the year ended December 31, 1996. These increases in revenues were due primarily to the increase in the number of pagers in service from 3.3 million at December 31, 1996 to 3.9 million at December 31, 1997 and the full year impact of the Westlink acquisition which was completed in May 1996. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the years ended December 31, 1996 and 1997. Product sales, less cost of products sold, increased 25.9% to $15.7 million in the year ended December 31, 1997 from $12.5 million in the year ended December 31, 1996 as a result of a greater number of pager unit sales.

  Service, rental and maintenance expenses increased to $79.8 million (21.7% of net revenues) in the year ended December 31, 1997 from $65.0 million (21.4% of net revenues) in the year ended December 31, 1996. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $22.00 in the year ended December 31, 1997 from $25.00 in the year ended December 31, 1996.

  Selling expenses increased to $51.5 million (14.0% of net revenues) in the year ended December 31, 1997 from $47.0 million (15.4% of net revenues) in the year ended December 31, 1996. The increase in selling expenses was due to the full year impact of the Westlink acquisition and the marketing costs incurred to promote Arch's Arch Paging brand identity. Arch's selling cost per net new pager in service increased to $87.00 in the year ended December 31, 1997 from $58.00 in the year ended December 31, 1996, primarily due to fixed selling costs and increased marketing costs being spread over fewer net new pagers put into service.

  General and administrative expenses increased to $106.0 million (28.8% of net revenues) in the year ended December 31, 1997 from $86.2 million (28.4% of net revenues) in the year ended December 31, 1996. The increase in absolute dollars was due primarily to increased expenses associated with supporting more pagers in service, including the full year impact of Westlink, as well as expenses associated with the establishment of Arch's National Services Division. See "Business--Arch--Subscribers and Marketing".

  Depreciation and amortization expenses increased to $232.3 million (63.2% of net revenues) in the year ended December 31, 1997 from $191.9 million (63.1% of net revenues) in the year ended December 31, 1996. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in pagers and other system expansion equipment to support continued growth.

  Operating loss increased to $102.0 million in the year ended December 31, 1997 from $86.1 million in the year ended December 31, 1996 as a result of the factors outlined above.

  Net interest expense increased to $97.2 million in the year ended December 31, 1997 from $75.9 million in the year ended December 31, 1996. The increase was attributable to an increase in Arch's average outstanding debt. In 1997 and 1996 interest expense includes approximately $33.0 million and $24.0 million, respectively, of non-cash interest accretion on Arch's 10 7/8% Senior Discount Notes due 2008 under which semi-annual interest payments commence on September 15, 2001. See Note 3 to Arch's Consolidated Financial Statements.

  During the years ended December 31, 1997 and 1996, Arch recognized income tax benefits of $21.2 million and $51.2 million, respectively, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile in September 1995 and Westlink in May 1996 which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

  During 1996, Arch recognized an extraordinary charge of $1.9 million, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under a prior credit facility.

  Net loss increased to $181.9 million in the year ended December 31, 1997 from $114.7 million in the year ended December 31, 1996 as a result of the factors outlined above. Included in the net loss for the years ended December 31, 1997 and 1996 were charges of $3.9 million and $2.0 million, respectively, representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

 Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

  Total revenues increased $168.8 million, or 103.8%, to $331.4 million in the year ended December 31, 1996 from $162.6 million in the year ended December 31, 1995 and net revenues increased $162.1 million, or 114.3%, from $141.8 million to $303.9 million over the same period. Service, rental and maintenance revenues increased $152.9 million, or 110.4%, to $291.4 million in the year ended December 31, 1996 from $138.5 million in the year ended December 31, 1995. These increases in revenues were due primarily to the increase in the number of pagers in service from 2.0 million at December 31, 1995 to 3.3 million at December 31, 1996. Acquisitions of paging companies added 0.5 million pagers in service during 1996, with the remaining 0.8 million pagers added through internal growth. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the years ended December 31, 1995 and 1996. Product sales, less cost of products sold, increased 274.0% to $12.5 million in the year ended December 31, 1996 from $3.3 million in the year ended December 31, 1995 as a result of a greater number of pager unit sales.

  Service, rental and maintenance expenses increased to $65.0 million (21.4% of net revenues) in the year ended December 31, 1996 from $29.7 million (20.9% of net revenues) in the year ended December 31, 1995. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $25.00 in the year ended December 31, 1996 from $28.00 in the year ended December 31, 1995.

  Selling expenses increased to $47.0 million (15.4% of net revenues) in the year ended December 31, 1996 from $24.5 million (17.3% of net revenues) in the year ended December 31, 1995. The increase in selling expenses was due to the addition of sales personnel to support continued growth in the subscriber base, as the number of net new pagers in service resulting from internal growth increased by 122.7% from the year ended December 31, 1995 to the year ended December 31, 1996. Arch's selling cost per net new pager in service decreased to $58.00 in the year ended December 31, 1996 from $67.00 in the year ended December 31, 1995, primarily due to increased sales through indirect distribution channels.

  General and administrative expenses increased to $86.2 million (28.4% of net revenues) in the year ended December 31, 1996 from $40.4 million (28.5% of net revenues) in the year ended December 31, 1995. The increase was due primarily to increased expenses associated with supporting more pagers in service.

  Depreciation and amortization expenses increased to $191.9 million (63.1% of net revenues) in the year ended December 31, 1996 from $60.2 million (42.5% of net revenues) in the year ended December 31, 1995. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in pagers and other system expansion equipment to support continued growth.

  Operating loss increased to $86.1 million in the year ended December 31, 1996 from $13.0 million in the year ended December 31, 1995 as a result of the factors outlined above.

  Net interest expense increased to $75.9 million in the year ended December 31, 1996 from $22.5 million in the year ended December 31, 1995. The increase was attributable to an increase in Arch's average outstanding debt. Interest expense in 1996 includes approximately $24.0 million of non-cash interest accretion on Arch's 10 7/8% Senior Discount Notes due 2008. See Note 3 to Arch's Consolidated Financial Statements.

  During the years ended December 31, 1996 and 1995, Arch recognized income tax benefits of $51.2 million and $4.6 million, respectively, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

  During 1996 and 1995, Arch recognized an extraordinary charge of $1.9 million and $1.7 million, respectively, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under separate prior credit facilities.

  Net loss increased to $114.7 million in the year ended December 31, 1996 from $36.6 million in the year ended December 31, 1995 as a result of the factors outlined above. Included in net loss for the year ended December 31, 1995 was a charge of $4.0 million representing Arch's pro rata share of USA Mobile's net loss for the period of time from Arch's acquisition of its initial 37% interest in USA Mobile on May 16, 1995 through the completion of Arch's acquisition of USA Mobile on September 7, 1995. Included in the net loss for the year ended December 31, 1996 was a charge of $2.0 million representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Arch's business strategy requires the availability of substantial funds to finance the expansion of existing operations, to fund capital expenditures for pagers and paging system equipment, to service debt and to finance acquisitions.

 Capital Expenditures and Commitments

  Excluding acquisitions of paging businesses, Arch's capital expenditures were $60.5 million in the year ended December 31, 1995, $155.6 million in the year ended December 31, 1996, $102.8 million in the year ended December 31, 1997 and $85.8 million in the nine months ended September 30, 1998. To date, Arch has funded its capital expenditures with net cash provided by operating activities and the incurrence of debt.

  Arch currently anticipates capital expenditures (excluding deferred financing costs) of approximately $85.0 million to $90.0 million for the year ending December 31, 1998, primarily for the purchase of pagers, paging system equipment and transmission equipment, as well as expenditures for information systems and advances to Benbow (as described below). Such amounts are subject to change based on Arch's internal growth rate and acquisition activity, if any, during 1998. Included in Arch's anticipated capital expenditures for 1998 is funding to upgrade hardware and internally develop software for a centralized billing and management information system which is expected to offer the back office capability to support significant future growth. See "Risk Factors--Risks Common to Arch and MobileMedia--Impact of the Year 2000 Issue". Arch believes that it will have sufficient cash available from operations and credit facilities to fund these expenditures.

  Arch is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance to Benbow sufficient funds to service its FCC license-related debt obligations incurred by Benbow in connection with its acquisition of its N-PCS licenses and to finance construction of an N-PCS system. The total cost to Benbow of servicing its debt obligations and constructing an N-PCS system (including the effect of Benbow's acquisition of Page Call) will be approximately $100.0 million over the next five years. Arch currently anticipates that approximately $40.0 million (approximately $10.0 million in each of the next four years) of such amount will be funded by Arch and the balance will be funded through vendor financing and other sources. See "Business--Arch--Investments in Narrowband PCS Licenses".

 Other Commitments and Contingencies

  Interest payments on the $467.4 million principal amount at maturity of Arch Discount Notes commence September 15, 2001. Arch expects to service such interest payments out of cash made available to it by its subsidiaries. Based on the principal amount of Arch Discount Notes presently outstanding, such interest payments will equal $25.4 million on March 15 and September 15 of each year until scheduled maturity on March 15, 2008. A default by Arch in its payment obligations under the Arch Discount Notes could have a material adverse effect on the business, financial condition, results of operations or prospects of Arch. See "Risk Factors--Risks Related to Arch--Arch's Indebtedness and High Degree of Leverage".

 Sources of Funds

  Arch's net cash provided by operating activities was $14.7 million, $37.8 million and $63.6 million in the years ended December 31, 1995, 1996 and 1997, respectively, and $91.4 million in the nine months ended September 30, 1998. Arch believes that its capital needs for the foreseeable future will be funded with borrowings under current and future credit facilities, net cash provided by operations and, depending on Arch's needs and market conditions, possible sales of equity or debt securities. For additional information, see Note 3 of Notes to Arch's Consolidated Financial Statements. Arch's ability to access future borrowings will be dependent, in part, on its ability to continue to grow its EBITDA. After giving pro forma effect to the Merger and assuming an offering of the Planned ACI Notes, Arch estimates it will have $415.0 million outstanding, and approximately $185.0 million in available borrowing capacity under the API Credit Facility. If Arch is unable to complete the Planned ACI Notes offering and therefore borrows under the Bridge Facility, Arch estimates that the principal amount outstanding under the API Credit Facility would increase to $500.0 million and available borrowing capacity would be reduced to $100.0 million.

 API Credit Facility

  In June 1998, ACE amended its existing credit facility to establish senior secured revolving credit and term loan facilities with API as borrower in the aggregate amount of $400.0 million consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"), (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on the 364th day following the closing will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan which was available in a single drawing on the closing date (the "Tranche C Facility"). See "Description of Certain Arch Indebtedness--API Credit Facility".

  Effective as of August 18, 1998, API, The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc. and Barclay's Bank PLC executed a commitment letter for the API Credit Facility Increase, which, subject to approval by each of API's lenders, would result in up to a $25.0 million increase in the Tranche A Facility, up to a $25.0 million increase in the Tranche B Facility and up to a $200.0 million increase in the Tranche C Facility. See "Description of Certain Arch Indebtedness--API Credit Facility " and "Risk Factors--Risks Related to Arch--API Credit Facility, Bridge Facility and Indenture Restrictions".

 Bridge Facility

  Effective as of August 18, 1998, ACI and the Bridge Lenders executed a commitment letter for the Bridge Facility pursuant to which a $120.0 million term loan will be available for a single drawing on the closing date of the Merger. See "Description of Certain Arch Indebtedness--Bridge Facility" and "Risk Factors--Risks Related to Arch--API Credit Facility, Bridge Facility and Indenture Restrictions".

 Issuance and Sale of Private Notes

  In June 1998, ACI issued and sold $130.0 million principal amount of private notes (the "Private Notes") to Bear Stearns, Barclays Capital Inc., RBC Dominion Securities Corporation, BNY Capital Markets, Inc. and TD Securities
(USA) Inc. (collectively, the "Initial Purchasers") for net proceeds of $122.6 million (after deducting the discount to the Initial Purchasers and estimated offering expenses payable by Arch) in a private placement made pursuant to Rule 144A under the Securities Act. The private notes were sold at an initial price to investors of 98.049% of the face amount of their investment. See "Description of Certain Arch Indebtedness--ACI 12 3/4% Notes ".

 Sandler Equity Investment

  On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., ("Sandler") an investment management firm, together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Preferred Stock. Simultaneously, Arch contributed to ACI as an equity investment $24.0 million of the net proceeds from the sale of Series C Preferred Stock, ACI contributed such amount to API as an equity investment and API used such amount to repay indebtedness under ACE's existing credit facility as part of the establishment of the API Credit Facility. So long as at least 50% of the Series C Preferred Stock remains outstanding, the holders of the Series C Preferred Stock have the right, voting as a separate class, to designate one member of the Arch Board. Immediately prior to the Series C Preferred Stock financing, partnerships managed by Sandler owned 4.3% of the outstanding Common Stock. After giving effect to the issuance of the Series C Preferred Stock, the holders of the Series C Preferred Stock beneficially owned (including the Common Stock owned by partnerships managed by Sandler) 21.3% of Common Stock. See "Description of Securities".

 Inflation

  Inflation has not had a material effect on Arch's operations to date. Paging systems equipment and operating costs have not increased in price and Arch's pager costs have declined substantially in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their pagers. Arch's general operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

RECENT AND PENDING ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Arch adopted SFAS No. 130 in 1998. The adoption of this standard did not have an effect on its reporting of income.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Arch intends to adopt SFAS No. 131 for its year ending December 31, 1998. Arch has not completed its review of SFAS No. 131 but adoption of this standard is not expected to have a significant impact on its reporting.

  In March 1998, the Accounting Standards Committee of the Financial Accounting Standards Board issued Statement of Position 98-1 ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for capitalizing costs of computer software developed or obtained for internal use. Arch adopted SOP 98-1 in 1998. The adoption of SOP 98-1 has not had a material effect on Arch's financial position or results of operations.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. Arch intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on Arch's financial position or results of operations.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings. Arch intends to adopt this standard effective January 1, 2000. Arch has not yet quantified the impact of adopting SFAS No. 133 on its financial statements, however, adopting SFAS No. 133 could increase volatility in earnings and other comprehensive income.

MOBILEMEDIA

  Parent, through MobileMedia, operates one of the largest paging companies in the United States, with approximately 3.2 million units in service as of September 30, 1998. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia offers local, regional and national coverage to subscribers in all 50 states and the District of Columbia, including local coverage to each of the 100 most populated metropolitan markets in the United States. MobileMedia markets its services primarily under the MobileComm brand name. Parent's business is conducted primarily through MobileMedia, and MMC and its various subsidiaries hold MobileMedia's FCC licenses and, where applicable, state public utility commission authorizations that grant MobileMedia the authority to operate its paging systems. MobileMedia was incorporated in September 1993.

  MobileMedia distributes its paging services using three primary distribution channels: direct, reseller and retail, as described below. MobileMedia's paging and wireless messaging services consist principally of numeric and alphanumeric paging services offering local, regional and national coverage. As of September 30, 1998, MobileMedia had approximately 2.6 million numeric units in service, representing approximately 80% of its subscriber base, approximately .6 million alphanumeric units in service, representing approximately 19% of its subscriber base, with other types of units in service representing the remaining approximately 1% of its subscriber base.

BUSINESS STRATEGY

  Since the Petition Date, MobileMedia has been engaged in restructuring its operations with the objective of improving performance, principally in the areas of order entry, billing and collections, inventory controls, management information systems conversion and customer service. MobileMedia has also undertaken cost reduction analyses and has taken actions that have the objective of reducing telecommunications, subcontracting and lease expenses, among others. In addition, MobileMedia has sought to refocus its marketing and sales efforts in an attempt to achieve unit additions consistent with positive cash flow, and is continuing to change its management structure with the objective of establishing profit and loss accountability in each market.

PAGING AND MESSAGING SERVICES PRODUCTS AND OPERATIONS

 Paging and Messaging Services

  MobileMedia currently offers a variety of paging and messaging services. To send a page to a MobileMedia subscriber, a party must initiate contact with a paging terminal. This is typically accomplished, depending on the type of paging service, by use of a touch-tone telephone, with the assistance of an operator employed by or working on behalf of MobileMedia or through software loaded onto the sender's personal computer, an input device or the Internet. The paging terminal then sends an encoded message to MobileMedia's transmitter network, which broadcasts the call to its geographic service area. This broadcast signal is received by the subscriber's pager, which decodes the information, alerts the subscriber and displays the message received. The main paging services offered by MobileMedia are:

    Numeric (Digital Display) Paging Service. Numeric paging service permits a caller, using a touch-tone telephone, to transmit to a subscriber a numeric message consisting of a telephone number, an account number or coded information. Numeric pagers have memory capability to store several such numeric messages which can be recalled by a subscriber when desired. As of September 30, 1998, MobileMedia had approximately 2.6 million numeric units in service.

    Alphanumeric Paging Service. Alphanumeric paging service allows subscribers to receive and store messages consisting of both letters and numbers. Alphanumeric pagers have sufficient memory to store numerous messages. This service has the capability to tie into computer-based networks to provide advanced messaging services. Callers may send messages either by using an operator dispatch center, a personal computer equipped with a modem and MessageSoft software or a portable alphanumeric input device, such as the AlphaMate manufactured by Motorola. Internet and WorldWide Web access is also possible for many alphanumeric paging customers. As of September 30, 1998, MobileMedia had approximately .6 million alphanumeric units in service.

    Other Services. In addition to local, regional and nationwide paging service--both numeric and alphanumeric--MobileMedia offers a variety of enhanced services such as voice mail and voice mail notification, e-mail notification and news, sports reports and stock quotes.

  The following table sets forth the number of MobileMedia customers by service type as of the dates indicated.

                                       AS OF DECEMBER 31,                         AS OF SEPTEMBER 30,
                         -------------------------------------------------  --------------------------------
                              1995             1996             1997             1997             1998
                         ---------------  ---------------  ---------------  ---------------  ---------------
    TYPE OF SERVICE       NUMBER     %     NUMBER     %     NUMBER     %     NUMBER     %     NUMBER     %
    ---------------      --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Numeric Display......... 1,934,774  81.7% 3,713,579  83.9% 2,820,443  82.0% 3,033,939  82.4% 2,553,261  80.2%
Alphanumeric............   384,843  16.2%   658,769  14.9%   593,280  17.2%   614,909  16.7%   613,195  19.3%
Other...................    49,484   2.1%    51,759   1.2%    26,619   0.8%    32,221   0.9%    15,751   0.5%
                         --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total................... 2,369,101 100.0% 4,424,107 100.0% 3,440,342 100.0% 3,681,069 100.0% 3,182,207 100.0%
                         ========= =====  ========= =====  ========= =====  ========= =====  ========= =====
Customers with
 nationwide services
 (included above).......    63,101          325,924          330,254          336,818          334,498

 Products and Services

  Subscribers for paging services enter into a service contract with MobileMedia that provides for either the purchase or lease of pagers and the payment of airtime and other charges. As of September 30, 1998, approximately 49% of units in service were purchased either by subscribers or by resellers, and approximately 51% were owned by MobileMedia and leased to subscribers. Customer-owned and -maintained ("COAM") pagers and those owned by resellers do not require capital investment by MobileMedia, unlike MobileMedia-owned pagers leased to subscribers. MobileMedia also sells its services in bulk quantities to resellers, who subsequently sell MobileMedia's services to end-users. Resellers are responsible for sales, billing, collection and equipment maintenance costs. MobileMedia sells other products and services, including pagers and accessories and pager replacement and maintenance contracts. The following table sets forth MobileMedia's shares in service by ownership as of the dates indicated.

                                        AS OF DECEMBER 31,                         AS OF SEPTEMBER 30,
                          -------------------------------------------------  --------------------------------
                               1995             1996             1997             1997             1998
                          ---------------  ---------------  ---------------  ---------------  ---------------
       OWNERSHIP           NUMBER     %     NUMBER     %     NUMBER     %     NUMBER     %     NUMBER     %
       ---------          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Company owned and rented
 to subscribers.........  1,087,183  45.9% 1,996,141  45.2% 1,712,941  49.8% 1,808,134  49.1% 1,630,340  51.2%
COAM....................    514,068  21.7% 1,112,194  25.1%   861,250  25.0%   940,302  25.6%   759,229  23.9%
Resellers...............    767,850  32.4% 1,315,772  29.7%   866,151  25.2%   932,633  25.3%   792,638  24.9%
                          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total...................  2,369,101 100.0% 4,424,107 100.0% 3,440,342 100.0% 3,681,069 100.0% 3,182,207 100.0%
                          ========= =====  ========= =====  ========= =====  ========= =====  ========= =====

NETWORKS AND LICENSES

  MobileMedia operates local, regional and national paging networks which enable its customers to receive pages over a broad geographical area. The extensive coverage provided by this network infrastructure provides MobileMedia with an advantage over certain competitors whose networks lack comparable coverage in securing accounts with large corporate clients and retail chains, who frequently demand national network coverage from their paging service provider.

  Although MobileMedia's networks provide local, regional and national coverage, its networks operate over numerous frequencies and are subject to capacity constraints in certain geographic markets. Although the capacity of MobileMedia's networks varies significantly market by market, almost all of MobileMedia's markets have adequate capacity to meet the demands of projected growth for the next several years. In addition, MobileMedia is in the process of adding additional capacity to its network infrastructure through its Narrowband PCS buildout described below. The use of multiple frequencies adds complexity to inventory management, customer service and order fulfillment processes. Certain of MobileMedia's networks utilize older technologies and are comparatively costlier to operate.

  MobileMedia is seeking to improve overall network efficiency through the deployment of new paging terminals, the consolidation of subscribers on fewer, higher capacity networks and increasing the transmission speed (baud rate) of certain of its existing networks. MobileMedia believes its investments in its network infrastructure will facilitate and improve the delivery of high quality paging services while at the same time reducing associated costs of such services.

    Nationwide wireless networks. MobileMedia operates two nationwide 900 MHz networks. As part of the MobileComm Acquisition, MobileMedia acquired MobileComm's fully operational nationwide wireless "8875" network, which was upgraded in 1996 to incorporate high-speed FLEX technology developed by Motorola. In addition, in 1996, MobileMedia completed the construction of a second nationwide "5375" network that uses FLEX technology. The use of FLEX technology significantly increases transmission capacity and represents a marked improvement over other systems that use older paging protocols.

    Nationwide two-way narrowband PCS networks. Narrowband PCS networks enable paging companies to offer two-way paging services and to make more efficient use of radio spectrum than do non-PCS networks. MobileMedia purchased five regional licenses through the FCC's 1994 auction of narrowband PCS licenses, providing the equivalent of a nationwide 50 kHz outbound/12.5 kHz inbound PCS system. In addition, as part of the MobileComm Acquisition, MobileMedia acquired a second two-way narrowband PCS license for a nationwide 50 kHz outbound/12.5 kHz inbound system.

  In order to retain its narrowband PCS licenses, MobileMedia must comply with certain minimum buildout requirements. With respect to each of the regional PCS licenses purchased at the FCC's 1994 auction, MobileMedia would be required to build out the related PCS system to cover 150,000 sq. km. or 37.5% of each of the five regional populations by April 27, 2000 and 300,000 sq. km. or 75% of each of the five regional populations by April 27, 2005. With respect to the nationwide PCS license acquired as part of the MobileComm Acquisition, MobileMedia would be required to build out the related PCS system to cover 750,000 sq. km. or 37.5% of the U.S. population by September 29, 1999 and 1,500,000 sq. km. or 75% of the U.S. population by September 29, 2004. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. MobileMedia estimates that the costs of these minimum build-outs (which would not be sufficient for MobileMedia to provide significant narrowband PCS applications) could be as much as approximately $9.0 million. MobileMedia has concluded that, given the expected high demand for nationwide alphanumeric services, the potential demand for guaranteed receipt services and MobileMedia's high fixed costs for maintaining and building out its existing networks, the most economical means for satisfying projected demand is for MobileMedia to construct a fully operational narrowband PCS network with ReFLEX 25 capability. MobileMedia estimates that the cost for this construction will be approximately $40.0 million over the next two years, and that it will be able to complete the construction relatively economically using its existing nationwide network infrastructure and supplementing it with additional transmitters and receivers. On May 12, 1998, the Bankruptcy Court authorized MobileMedia to enter into contracts during 1998 up to the amount of $16.0 million in connection with the buildout of the network necessary to support narrowband PCS services.

SALES AND MARKETING

  MobileMedia's sales and marketing efforts are directed toward adding additional units with existing subscribers and identifying new potential subscribers. Subscribers to MobileMedia's paging and wireless communications services generally have been individuals and organizations whose employees are highly mobile or whose business involves multiple work locations and who are required to remain in contact at all times. Traditional subscribers include medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and governmental agencies. However, paging services are increasingly appealing to mass market consumers for private, non-business uses such as communicating with family and friends.

 Sales Channels

  MobileMedia markets its paging services through three primary sales channels: direct, reseller and retail.

    Direct. In the direct channel, MobileMedia leases or sells pagers directly to its customers and bills and services such customers. MobileMedia's direct customers range from individuals and small- and medium-sized businesses to Fortune 500 accounts and government agencies. Business and government accounts typically exhibit lower churn rates than consumer accounts. The direct channel will continue to have the highest priority among MobileMedia's marketing and sales efforts, given its critical contribution to recurring revenue and projected growth. MobileMedia is engaged in efforts to improve sales productivity and strengthen its direct channel sales force, which suffered from high turnover and open positions during much of 1997. In addition, MobileMedia has commenced implementing consumer direct marketing techniques in 1998. As of September 30, 1998, the direct channel accounted for approximately 79% of recurring revenue.

    Reseller. In the reseller channel, MobileMedia sells access to its transmission networks in bulk to a third party, who then resells such services to the end users (usually consumers or small businesses). MobileMedia offers paging services to resellers at bulk discounted rates. The third party reseller provides customer service, is responsible for pager maintenance and repair costs, invoices the end user and retains the credit risk of the end user, although MobileMedia retains the credit risk of the reseller. Because resellers are responsible for customer equipment, the capital costs that would otherwise be borne by MobileMedia are reduced.

    MobileMedia's resellers generally are not exclusive distributors of MobileMedia's services and often resell paging services of more than one provider. Competition among service providers to attract and maintain reseller distribution is based primarily upon price, including the sale of pagers to resellers at discounted rates. MobileMedia intends to be an active participant in the reseller channels and to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of September 30, 1998, the reseller channel accounted for approximately 11% of recurring revenue.

    Retail. In the retail channel, MobileMedia sells pagers to retailers and, after the consumer purchases the pager from the retailer, the consumer contacts MobileMedia to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Consumers served by the retail channel typically purchase (as opposed to lease) paging units, reducing MobileMedia's capital investment requirements. Subscribers obtained through retailers are billed and serviced directly by MobileMedia. Retail distribution permits MobileMedia to penetrate the consumer market by supplementing direct sales efforts. As of September 30, 1998, the retail channel accounted for approximately 10% of recurring revenue.

COMPETITION

  See "Industry Overview--Competition".

REGULATION

  See "Industry Overview--Regulation".

SOURCES OF EQUIPMENT

  MobileMedia does not manufacture any of the pagers or related transmitting and paging terminal equipment used in its paging operations. MobileMedia currently purchases pagers from a limited number of suppliers and in turn sells or leases the pagers to its subscribers. Motorola is the primary supplier of pagers to MobileMedia. Glenayre is MobileMedia's primary supplier of paging terminals, paging transmitters and voice mail system equipment. On February 6, 1997, MobileMedia obtained Bankruptcy Court approval to pay the pre-petition outstanding accounts payable owing to Motorola, Glenayre, NEC and Panasonic Communications & Systems Company ("Panasonic" and together with Motorola, Glenayre and NEC, the "Key Suppliers"), in exchange for which each of Motorola, NEC, Panasonic and Glenayre entered into post-petition supply agreements with MobileMedia.

EMPLOYEES

  At September 30, 1998, MobileMedia employed 3,072 people in various capacities, with 161 in MobileMedia's corporate headquarters in Fort Lee, New Jersey and the balance in its five regions. None of such employees is covered by collective bargaining agreements. MobileMedia believes its employee relations are good.

TRADEMARKS

  MobileMedia markets its services primarily under the trade name MobileComm and the federally registered mark MOBILECOMM, except in the Greater Metropolitan Cincinnati area and in certain parts of Western Pennsylvania and Western New York, in which it markets its services under the federally registered mark MOBILEMEDIA. MobileMedia markets its messaging services under the federally registered mark VOICESTAR, and other services under the federally registered mark SPORTSCASTER and the unregistered mark MOBILECOMM CITYLINK. MobileMedia also owns other federally registered marks including:
DIAL PAGE, DMC DIGITAL MOBILE COMMUNICATIONS, EZ ALERT, MEMORY MANAGER, MESSAGESOFT, MOBILEMEDIA (and design) MOBILEMEDIA (and Globe Design), MOBILEMEDIA PAGING & PERSONALCOM and PAGERXTRA. In addition, MobileMedia has applications on file for federal registration of the marks MMS and MOBILECOMM (and design.)

PROPERTIES

  In addition to its FCC licenses and network infrastructure (which includes radio transmission and satellite uplink equipment), MobileMedia has the following categories of assets: (i) pagers (including both pagers held as fixed assets for lease and pager inventory for sale), pager parts and accessories; (ii) its subscriber base and related accounts receivable; (iii) intellectual property; (iv) real estate and improvements; (vi) leased assets;
(vii) computer and telephone systems and equipment; (viii) furniture, fixtures and equipment; (ix) ownership of one-third of the equity of Abacus Communications Partners, L.P.; (x) goodwill and other intangibles; and (xi) cash and cash equivalents.

  On January 22, 1998, the Bankruptcy Court approved MobileMedia's entry into a lease with Miller Freeman, Inc. (the "Fort Lee Lease"). Pursuant to the Fort Lee Lease, MobileMedia relocated its headquarters to Fort Lee, New Jersey as of March 23, 1998, resulting in cost savings to MobileMedia of approximately $3.0 million over the term of the Fort Lee Lease. On March 18, 1998, the Bankruptcy Court approved the assignment of the lease for the premises that previously served as MobileMedia's headquarters. The Bankruptcy Court has also extended the period during which MobileMedia can decide whether to assume or reject non-residential real property leases to the confirmation date of the Plan. As of September 30, 1998, 121 leases had been rejected with Bankruptcy Court approval. On April 14, 1998, the Bankruptcy Court approved MobileMedia's motion to assume the lease for the premises that serves as its Dallas, Texas customer service center.

  At September 1, 1998, MobileMedia leased office space (including its executive offices) in approximately 33 states for use in conjunction with its paging operations. MobileMedia leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures. MobileMedia's leases are for various terms and provide for monthly lease payments at various rates. MobileMedia believes that it will be able to obtain additional space as needed at acceptable cost.

 Sale of MobileMedia Tower Sites

  On July 7, 1998, MobileMedia and Pinnacle executed an agreement, subject to Bankruptcy Court approval, to sell the MobileMedia Tower Sites, and to rent from Pinnacle transmitter space on the MobileMedia Tower Sites. The MobileMedia Tower Site Sale was completed on September 3, 1998. MobileMedia recognized proceeds from such sale of $170.0 million, and the projected annual rental expense is expected to be approximately $10.7 million. The proceeds of the MobileMedia Tower Site Sale were paid to the Pre-Petition Lenders, which Lenders had liens on all of the assets being sold.

  The MobileMedia Tower Site Sale was the product of an extensive bidding process. Prior to executing this agreement, Blackstone, on behalf of MobileMedia, contacted approximately 40 potential MobileMedia Tower Sites buyers and executed confidentiality agreements with, and distributed MobileMedia Tower Sites information to, approximately 30 of these potential buyers. After permitting certain potential purchasers to conduct due diligence, MobileMedia and Blackstone determined that Pinnacle's offer represented the highest and best offer.

  In connection with the agreement to sell the MobileMedia Tower Sites to Pinnacle, MobileMedia filed two motions on July 14, 1998. One motion sought to establish procedures for bidding on the MobileMedia Tower Sites and provides for liquidated damages and the reimbursement of expenses to Pinnacle under certain circumstances. This relief was granted on July 23, 1998. The second motion sought Bankruptcy Court approval of the sale of the MobileMedia Tower Sites to Pinnacle, and the rental of transmitter sites from Pinnacle and the payment of the sale proceeds to the Pre-Petition Lenders. The relief requested in this motion was granted on August 10, 1998.

EVENTS LEADING UP TO MOBILEMEDIA'S BANKRUPTCY FILINGS

  Beginning in 1995, MobileMedia grew its business primarily through acquisitions. In August 1995, MobileMedia completed the acquisition of the paging and wireless messaging business of Dial Page (the "Dial Page Acquisition"). The purchase price of the Dial Page Acquisition was largely financed through an initial public offering of 8,800,000 shares of Parent Class A Common Stock which, at a price to the public of $18.50 per share, generated net proceeds of approximately $151.9 million, which proceeds were contributed to MMC. The total purchase price of the Dial Page Acquisition was $187.4 million, which included the assumption of $85 million outstanding principal amount of the 12 1/4% Dial Page Notes. Concurrently with the transaction, MMC repurchased all but approximately $1.6 million of the Dial Page Notes. The Dial Page Acquisition added approximately 0.4 million units in service in the southeastern United States to MMC's subscriber base.

  In January 1996, MMC completed the acquisition of MobileComm, the paging and wireless messaging unit of BellSouth Corporation and an associated nationwide two-way narrowband 50/12.5 kHz PCS license (the "MobileComm Acquisition"). The purchase price for the MobileComm Acquisition was $928.7 million which was financed by (i) Parent's public offering of 15,525,000 shares of Class A Common Stock which, at a price to the public of $23.75 per share, generated net proceeds of approximately $354.9 million, of which $340.0 million was contributed by Parent to MMC, (ii) a concurrent public offering by MMC of $250.0 million aggregate principal amount at maturity of 9 3/8% Notes (the "MobileMedia 9 3/8% Notes") and (iii) loan facilities aggregating $750.0 million, consisting of a $550.0 million secured term loan facility and a $200.0 million secured revolving loan facility (the "MobileMedia 1995 Credit Facility"), evidenced by The MobileMedia 1995 Credit Agreement. $500.0 million of the secured term loan facility was used as consideration for the MobileComm Acquisition. Fifty million dollars of the MobileMedia 1995 Credit Facility was used to repay MMC's former credit facility. The MobileComm Acquisition added approximately 1.7 million units in service to MobileMedia's subscriber base.

  During 1996, MobileMedia experienced difficulties executing its post-acquisition business strategy. These difficulties related largely to the process of integration of the operations of Dial Page and MobileComm into those of MobileMedia. As a result, MobileMedia did not achieve expected growth in its subscriber base and revenues, nor did it realize anticipated efficiencies and cost reductions from the elimination of duplicative functions.

  During 1996, MobileMedia's financial position deteriorated. As of September 30, 1996, MMC was in violation of certain financial covenants under the $750.0 million MobileMedia 1995 Credit Agreement, which resulted in the occurrence of "Events of Default" under that agreement and precluded MMC from borrowing additional funds thereunder. MMC's obligations under the MobileMedia 1995 Credit Agreement are guaranteed by Parent and by all the subsidiaries of MMC. In the fall of 1996, MobileMedia commenced negotiations with The Chase Manhattan Bank, the agent for the lenders under the MobileMedia 1995 Credit Agreement, regarding the terms of a possible financial restructuring.

  In press releases issued on September 27 and October 21, 1996, MobileMedia disclosed that misrepresentations had been made to the FCC and that other violations had occurred during the licensing process for as many as 400 to 500 authorizations, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC on October 15, 1996. The results of an expanded investigation were submitted to the FCC on November 8, 1996. MobileMedia is still in the process of resolving these issues with the FCC. See "--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending FCC Action Against MobileMedia".

  In November and December of 1996, MobileMedia sought to modify payment terms with certain of its larger vendors, some of which had not been paid in accordance with their scheduled payment terms. In the fall of 1996, Motorola, MobileMedia's largest supplier of pagers and pager repair parts, informed MobileMedia that it would require credit support to assure payment of approximately $35.0 million past due accounts payable and would refuse to accept orders for products or services from, and refuse to make shipments to, MobileMedia pending resolution of the matter. Subsequently, Glenayre, MobileMedia's primary supplier of paging terminals, transmitters and related parts, and NEC and Panasonic, MobileMedia's secondary suppliers of pagers, also made demands on MobileMedia for payment of their past due accounts in the aggregate amount of $11.8 million.

  On November 1, 1996, MobileMedia failed to make a scheduled interest payment of approximately $11.8 million on the MobileMedia 9 3/8% Notes, which failure was not cured during the 30-day grace period ending November 30, 1996. In addition, in December 1996 and January 1997, MobileMedia failed to make scheduled interest payments in the aggregate amount of approximately $13.4 million under the MobileMedia 1995 Credit Agreement.

  Negotiations between MobileMedia and the Pre-Petition Lenders, the holders of the MobileMedia 9 3/8% Notes and certain other outstanding notes (collectively, the "MobileMedia Notes") and with the Key Suppliers continued through late 1996. When it became apparent that MobileMedia would be unable, among other things, to reach agreements with the Key Suppliers to resume shipments of critical inventory and equipment or to reach agreement with the Pre-Petition Lenders and the holders of the MobileMedia Notes on the terms of a restructuring of its indebtedness outside of Chapter 11 of the Bankruptcy Code, MobileMedia concluded that it had no practical alternative other than to seek protection under Chapter 11.

  On January 30, 1997, MobileMedia filed a voluntary petition for reorganization under Chapter 11 with the Bankruptcy Court.

LITIGATION

  MobileMedia is attempting to resolve issues with the FCC surrounding misrepresentations and violations that occurred during the licensing process. In addition, MobileMedia is involved in the following litigation, potential litigation or claims.

 Securities Class Actions

  Prior to the Petition Date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its officers, directors and underwriters in the United States District Court for the District of New Jersey. These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant, but alleges that (i) certain former officers of MobileMedia deceived the investing public in violation of section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder and section 20(b) of the Exchange Act by making false statements or omissions in press releases and public filings between June 29, 1995 and September 27, 1996 (the "Class Period"), and (ii) certain officers, directors and underwriters of MobileMedia violated sections 11, 12(a)(2) and 15 of the Securities Act by failing to disclose information in offering documents filed with the SEC on or around November 7, 1995 in connection with the secondary offering of MobileMedia common stock and MobileMedia 9 3/8% Notes.

  The plaintiffs in the New Jersey Actions allege that, as a result of alleged misrepresentations, purchasers of Parent's common stock and MobileMedia 9 3/8% Notes suffered hundreds of millions of dollars in damages as the truth concerning, among other things, the severe problems with MobileMedia's growth strategy and its submission of false license applications to the FCC began to emerge and the price of MobileMedia securities dropped.

  In June 1997, MobileMedia initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. The basis of MobileMedia's motion for a stay was, inter alia, that the continued prosecution of the New Jersey Actions would interfere with MobileMedia's efforts to reorganize and would deplete the assets of the estate.

  Pursuant to a stipulation entered into among MobileMedia and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the Effective Date of the Plan. On October 21, 1998, a motion to dismiss the New Jersey Actions filed by the defendants therein was denied.

  In addition to the New Jersey Actions, two lawsuits were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and Ernst & Young LLP. MobileMedia is not named as a defendant in these two actions. The actions are styled Allen T. Gilliland Trust v. Hellman & Friedman Capital Partners II, L.P., Civil Action No. 97-3543 (N.D. Cal. 1997), and Allen T. Gilliland Trust v. Hellman & Friedman MobileMedia Partners, L.L.C., Case No. 989891 (Cal. Super. Ct. 1997) (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions"). The plaintiffs in the California Actions are or were shareholders of Parent who purchased stock during 1995 and 1996 and allege that Parent, through the actions of the named defendants, violated federal securities laws, various provisions of the California Corporations Code and California state law in connection with the sale of Parent's securities and in various public filings.

  On November 4, 1997, MobileMedia commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At a hearing held on December 10, 1997, the Bankruptcy Court enjoined the plaintiffs in the California Actions until May 31, 1998 from prosecuting the California Actions, except that the Bankruptcy Court permitted the plaintiffs in the California Actions to prosecute and respond to certain legal motions and to request documents of defendants and non-parties who do not currently serve on the Board of Directors of MobileMedia.

  On May 15, 1998, MobileMedia filed a motion with the Bankruptcy Court seeking an extension of the stay in connection with the California Actions. Subsequent to negotiations with the plaintiffs in the California Actions, MobileMedia submitted an agreed form of order that barred certain types of discovery until September 15, 1998. This order was signed by the Bankruptcy Court on May 29, 1998.

  Neither the New Jersey Actions nor the California Actions name MobileMedia or any of its subsidiaries as a defendant. However, proofs of claim have been filed against MobileMedia by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against MobileMedia's Directors, Officers and Corporate Liability Insurance Policy. As to MobileMedia, however, these Claims are classified in Classes 7 and 8, and will receive no distributions under the Amended Plan.

 Bankruptcy Claims

  Since the June 16, 1997 bar date established by the Bankruptcy Court for filing proofs of claim in the Insolvency Proceedings, MobileMedia has been actively involved in resolving the claims filed against its estates. As of September 30, 1998, approximately 2,400 proofs of claim had been filed in the Insolvency Proceedings.

Approximately 1,292 of these claims, filed in an aggregate amount of approximately $110.8 million, have already been resolved by order of the Bankruptcy Court at an aggregate allowed amount of approximately $5.51 million. As of September 30, 1998, MobileMedia had also analyzed and resolved an additional 860 proofs of claim, representing an aggregate allowed amount of $6.7 million. Excluding claims filed by or on behalf of the Pre-Petition Lenders, the holders of the MobleMedia Notes and taxing authorities, there are fewer than 30 unresolved filed claims over $100,000, which claims have an aggregate filed value of less than $25.0 million. MobileMedia has already filed objections with the Bankruptcy Court to certain of these claims and is currently in the process of reconciling and resolving those remaining. MobileMedia believes that, once resolved, the aggregate allowed amount of these remaining claims will be substantially less than $25.0 million.

  MobileMedia is also in the process of reconciling and resolving the tax claims filed against its estates. These tax claims were filed in an aggregate amount of approximately $30 million. MobileMedia anticipates that these claims will be allowed in an amount substantially less than the filed amount.

 Potential Unsecured Creditors Committee Litigation

  At a hearing held before the Bankruptcy Court on January 27, 1998, counsel to the Unsecured Creditors Committee indicated its intention immediately to serve discovery demands in connection with a potential objection to the Plan as filed on January 27, 1998. The Unsecured Creditors Committee's ex parte order authorizing discovery under Bankruptcy Rule 2004 was approved by the Bankruptcy Court on February 5, 1998, and the Unsecured Creditors Committee subsequently served subpoenas for the production of documents on MobileMedia and other parties. The production of documents by the respondents was largely completed during March, although issues pertaining to the production of certain privileged documents have yet to be resolved. On April 1, the Unsecured Creditors Committee also served requests to conduct the depositions of numerous individuals, including members of MobileMedia's management, board of directors, professionals involved in the reorganization proceedings, and members of the steering committee for MobileMedia's pre- and post-petition secured lenders. Because the Unsecured Creditors Committee supports the Amended Plan in its present form, it is not expected that this litigation will continue.

MOBILEMEDIA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PRESENTATION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following definitions are relevant to a review and discussion of MobileMedia's operating results.

  Services, rents and maintenance revenues ("paging revenue"): includes primarily monthly, quarterly, semi-annually and annually billed recurring revenue, not dependent on usage, charged to subscribers for paging and related services such as voice mail and pager repair and replacement.

  Net revenues: includes primarily paging revenues and sales of customer owned and maintained pagers less cost of pagers sold.

  Services, rents and maintenance expenses: includes costs related to the management, operation and maintenance of MobileMedia's network systems.

  Selling expenses: includes salaries, commissions and administrative costs for MobileMedia's sales force and related marketing and advertising expenses.

  General and administrative expenses: includes primarily customer service expense, executive management, accounting, office telephone, rents and maintenance and information services.

  Average revenues per Unit ("ARPU"): calculated by dividing (i) the average monthly services, rents and maintenance revenues for the period by (ii) the weighted average number of units in service for the period. ARPU, as determined by MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies.

  Average monthly operating expense per unit : calculated by dividing (i) the average monthly services, rents and maintenance, selling and general and administrative expenses for the period by (ii) the weighted average number of units in service for the period.

  As used herein, MobileMedia Adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, impairment of long-lived assets (see Note 2 of MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein), amortization of deferred gain on the tower sale (See Note 3 of MobileMedia's Notes to Consolidated Financial Statements contained elsewhere herein) and restructuring costs. EBITDA is a financial measure commonly used in the paging industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP), as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness.

  As used herein, the term "acquisitions" refers to both the MobileComm Acquisition and the Dial Page Acquisition.

OVERVIEW

  The following discussion and analysis should be read in conjunction with MobileMedia's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

  MobileMedia builds and operates wireless messaging and communications systems, and generates revenues from the provision of paging and other wireless communications services. MobileMedia's strategy is to strengthen its industry leadership position by providing superior paging and messaging services at competitive prices.

  MobileMedia's revenues are derived primarily from fixed periodic recurring fees, not dependent on usage, charged to MobileMedia's subscribers for paging services. While a subscriber remains in MobileMedia's service, future operating results benefit from this recurring revenue stream with minimal requirements for incremental selling expenses or other costs.

  On January 4, 1996, MobileMedia completed its acquisition of MobileComm and on August 31, 1995 MMC purchased the paging business of Dial Page, Inc. MobileMedia has incurred integration related costs in excess of those originally anticipated to (i) transfer units-in-service between paging networks to rationalize capacity, (ii) temporarily operate duplicative functions, primarily customer service, and (iii) hire additional employees and consultants to focus on the integration. Additionally, MobileMedia has experienced increased loss of subscribers related to the integration difficulties. Accordingly, MobileMedia's financial results have been negatively impacted by the higher than anticipated integration costs and increased loss of subscribers.

  On January 30, 1997, Parent and MobileMedia filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring ("Bankruptcy Filing"). Parent and MobileMedia are presently operating their business as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court. Pursuant to the requirements of the Bankruptcy Code, Parent and MobileMedia are required to file monthly operating reports with the United States Trustee. Such reports are publicly available through the office of the United States Trustee, and copies of such reports to date have been filed as Current Reports on Form 8-K with the SEC. Financial statements included in MobileMedia's periodic reports for the months of February 1997 through June 1998 were not prepared in accordance with GAAP due to MobileMedia's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121, are unaudited and have been revised periodically based on subsequent determination of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included herein reflect adjustments from the unaudited statements, including but not limited to, an impairment adjustment of approximately $792.5 million recorded as of December 31, 1996.

  On December 11, 1998, the Bankruptcy Court approved the Disclosure Statement as containing adequate information with respect to the Amended Plan in accordance with Section 1125 of the Bankruptcy Code.

  On September 3, 1998, MobileMedia completed the sale of 166 transmission towers and related equipment to Pinnacle for $170.0 million in cash. Under the terms of a lease with Pinnacle, MobileMedia will continue to own and utilize transmitters, antennas and other equipment located on these towers for an initial period of 15 years at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with SFAS No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on such assets.

PENDING FCC ACTION AGAINST MOBILEMEDIA

  MobileMedia disclosed in press releases dated September 27, 1996 and October 21, 1996 that misrepresentations and other violations occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of MobileMedia's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996. As part of the cooperative process, MobileMedia also proposed to the FCC that a consent order be entered which would result, among other things, in the return of certain local paging authorizations then held by MobileMedia, the dismissal of certain pending applications for paging authorizations, and the voluntary acceptance of a substantial monetary forfeiture.

  On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 94 applications for fill-in sites around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to each of the approximately 99 authorizations where the underlying station was untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC.

  On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an ALJ to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

  On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The order was originally granted for ten months and was extended by the FCC through October 6, 1998. The order, which is based on an FCC doctrine known as Second Thursday, provides that if there is a change of control that meets the conditions of Second Thursday, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. MobileMedia believes that a reorganization plan that provides for either a conversion of certain existing debt to equity, in which case existing MobileMedia shares will be eliminated, or a sale or merger of MobileMedia will result in a change of control that will satisfy the Second Thursday doctrine. On September 2, 1998, MobileMedia and Arch filed a joint Second Thursday application. MobileMedia believes the plan of reorganization contemplated by the Merger Agreement and the Amended Plan satisfies the conditions of Second Thursday. On October 5, 1998, a supplement was filed to notify the FCC of certain modifications to the proposed transaction. The application was accepted for filing by public notice dated October 15, 1998. On October 16, 1998, MobileMedia and Arch filed a joint supplement of data requested by the staff of the Wireless Telecommunications Bureau to assist in their evaluation of the application. MobileMedia submitted additional information to the Wireless Telecommunications Bureau on November 13, 1998. Public comments on the Second Thursday application were due November 16, 1998. On that date, the FCC's Wireless Telecommunications Bureau and the Pre-Petition Lenders filed comments generally supporting grant of the application and Orbital submitted brief informal comments opposing the application's request to terminate the hearing and to waive the application fees. MobileMedia, Arch and the Pre-Petition Lenders each submitted timely reply comments on or before November 27, 1998 and David A. Bayer submitted a brief informal response to Orbital's letter. The designated pleading cycle on the Second Thursday application is now closed.

  In the event that Arch and MobileMedia are unable to consummate the transactions contemplated by the Merger Agreement and the Amended Plan or any other plan of reorganization that satisfies the conditions of Second Thursday, MobileMedia may be required to proceed with the hearing, which, if adversely determined, could result in the loss of MobileMedia's FCC licenses or substantial monetary fines, or both. Such an outcome would have a material adverse effect on MobileMedia's financial condition and results of operations.

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1998 Compared With Nine Months Ended September 30, 1997

  The following table presents certain items from MobileMedia's Consolidated Statement of Operations and certain other information for the periods indicated:

                                   NINE MONTHS ENDED SEPTEMBER 30,
                           -----------------------------------------------------
                                    1997                       1998
                           -------------------------- --------------------------
                           (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
                                             (UNAUDITED)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA
Revenues
  Services, rents and
   maintenance...........  $     378,922       99.8%  $     320,002       98.8%
  Equipment sales and ac-
   tivation fees.........         28,235        7.4%         20,367        6.3%
                           -------------  ---------   -------------  ---------
Total revenues...........        407,157      107.2%        340,369      105.1%
Cost of products sold....        (27,524)      (7.2)%       (16,531)      (5.1)%
                           -------------  ---------   -------------  ---------
Net revenues.............        379,633      100.0%        323,838      100.0%
Operating expenses
  Services, rents and
   maintenance...........        110,146       29.0%         83,506       25.8%
  Selling................         53,816       14.2%         45,848       14.2%
  General and administra-
   tive..................        145,337       38.3%        101,383       31.3%
  Restructuring costs....         15,577        4.1%         13,831        4.2%
  Depreciation and amor-
   tization..............        104,368       27.5%         88,312       27.3%
  Amortization of de-
   ferred gain on tower
   sale..................            --         --             (389)      (0.1)%
                           -------------  ---------   -------------  ---------
Total operating ex-
 penses..................        429,244      113.1%        332,491      102.7%
                           -------------  ---------   -------------  ---------
Operating loss:                  (49,612)     (13.1)%        (8,653)      (2.7)%
Other income (expense)...
Interest expense (net)...        (51,531)     (13.5)%       (42,449)     (13.1)%
Gain on sale of assets...              3        0.0%         94,085       29.1%
                           -------------  ---------   -------------  ---------
Total other income (ex-
 pense)..................        (51,528)     (13.5)%        51,636       15.9%
                           -------------  ---------   -------------  ---------
Income (loss) from con-
 tinuing operations be-
 fore income tax provi-
 sion ...................       (101,139)     (26.6)%        42,983       13.3%
Income tax provision.....            --         --              678        0.2%
                           -------------  ---------   -------------  ---------
Income (loss) from con-
 tinuing operations......      $(101,139)     (26.6)% $      42,305       13.1%
                           =============  =========   =============  =========
OTHER DATA
MobileMedia Adjusted
 EBITDA..................  $      70,334       18.5%  $      93,101       28.7%
Cash flows provided by
 (used in) operating ac-
 tivities................  $      (2,847)             $      41,585
Cash flows provided by
 (used in) investing ac-
 tivities................  $     (32,321)             $     137,309
Cash flows provided by
 (used in) financing ac-
 tivities................  $      20,396                  $(180,000)
ARPU.....................  $       10.39              $       10.74
Average monthly operating
 expense per unit........  $        8.48              $        7.73
Units in service (at end
 of period)..............      3,681,069                  3,182,207

  Units in service decreased 498,862 from 3,681,069 as of September 30, 1997 to 3,182,207 as of September 30, 1998, a decrease of 13.6% of which 240,727 units decreased between October 1, 1997 and December 31, 1997. The decrease with respect to the fourth quarter of 1997 was attributable to continued increases in unit cancellations due to acquisition integration difficulties, billing system clean up to remove non-revenue producing units and cancellation of units for non-payment. In 1998 the decrease was primarily attributable to gross additions which were below expectations.

  Services, rents and maintenance revenues decreased 15.5% to $320.0 million for the nine months ended September 30, 1998 compared to $378.9 million for the nine months ended September 30, 1997. The decrease was attributable to fewer units in service and partially offset by a $0.35 increase in ARPU from $10.39 for the nine months ended September 30, 1997 to $10.74 for the nine months ended September 30, 1998. The increase in ARPU was largely due to a greater percentage of units in service in the direct distribution channel and a smaller percentage in the reseller distribution channel. Units sold through the direct distribution channel generally are sold at higher ARPU.

  Equipment sales and activation fees decreased 27.9% to $20.4 million for the nine months ended September 30, 1998 compared to $28.2 million for the nine months ended September 30, 1997. The decrease in equipment sales was primarily due to a $3.1 million decrease in equipment sold through the retail distribution channel and a $4.4 million decrease in billings for non-returned equipment. Equipment sales and activation fees, less cost of products sold, increased 439.5% to $3.8 million for the nine months ended September 30, 1998 from $0.7 million for the nine months ended September 30, 1997. This increase was primarily attributable to sales of used pagers with lower net book values resulting from a change in pager depreciation from a four-year life to a three-year life as of October 1, 1997.

  Net revenues decreased 14.7% to $323.8 million for the nine months ended September 30, 1998 compared to $379.6 million for the nine months ended September 30, 1997.

  Services, rents and maintenance expenses decreased 24.2% to $83.5 million for the nine months ended September 30, 1998 compared to $110.1 million for the nine months ended September 30, 1997. This decrease resulted primarily from lower subcontracted paging expenses of approximately $12.4 million resulting from billing reconciliations, increased unit cancellations and customer migration to company-owned networks and reduced paging related telecommunications expenses of approximately $12.0 million. The decline in paging-related telecommunications expenses resulted primarily from the FCC clarification of its interconnection rules pursuant to the Telecommunications Act, which prohibit local exchange carriers from charging paging carriers for the cost of dedicated facilities used to deliver local telecommunications traffic to paging networks. The FCC clarification, however, noted that the FCC is considering requests for reconsideration of these rules. In addition, paging-related telecommunications expense declined as a result of a reconfiguration of MobileComm's network to maximize usage of lower cost facilities. As a percentage of net revenue, services, rents and maintenance expenses decreased from 29.0% to 25.8%.

  Selling expenses for the nine months ended September 30, 1998 decreased 14.8% to $45.8 million compared to $53.8 million for the nine months ended September 30, 1997. The decrease resulted primarily from lower sales personnel costs and lower commissions attributable to lower sales headcount and lower gross additions. Selling expenses as a percentage of net revenue were constant at 14.2%.

  General and administrative expenses decreased 30.2% to $101.4 million for the nine months ended September 30, 1998 compared to $145.3 million for the nine months ended September 30, 1997 and decreased as a percentage of net revenues to 31.3% for the nine months ended September 30, 1998 from 38.3% for the nine months ended September 30, 1997. The decrease primarily resulted from reduced bad debt expense due to improvements in MobileMedia's billing and collections functions and lower administrative telephone expenses resulting from lower call volume and lower long distance rates as of October 1, 1997 and lower customer service and retail activation expenses of $7.2 million primarily resulting from lower headcount.

  Restructuring costs decreased from $15.6 million for the nine months ended September 30, 1997 to $13.8 million for the nine months ended September 30, 1998 due to a decline in professional fees incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997.

  Depreciation and amortization decreased 15.4% to $88.3 million for the nine months ended September 30, 1998 compared to $104.4 million for the nine months ended September 30, 1997. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets resulting from the change in useful life from four to three years on October 1, 1997 and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense increased to 27.3% for the nine months ended September 30, 1998 from 27.5% for the nine months ended September 30, 1997.

  Amortization of deferred gain on tower sale was $0.4 million for the nine months ended September 30, 1998. (See Note 3 to MobileMedia's Consolidated Financial Statements).

  Operating loss decreased 82.6% to $8.7 million for the nine months ended September 30, 1998 from $49.6 million for the nine months ended September 30, 1997. The decrease was primarily due to decreased operating expenses.

  Interest expense decreased 17.6% to $42.4 million for the nine months ended September 30, 1998 compared to $51.5 million for the nine months ended September 30, 1997. The decrease was primarily due to lower interest expense on MobileMedia's DIP facility resulting from lower outstanding borrowings in 1998.

  Gain on sale of assets increased to $94.1 million for the nine months ended September 30, 1998 primarily as a result of the sale of transmission towers and related equipment to Pinnacle (See Note 3 to MobileMedia's Consolidated Financial Statements).

  Income (loss) from continuing operations before income tax provision, as a result of the above factors, increased to income of $42.9 million for the nine months ended September 30, 1998 compared to a loss of $101.1 million for the nine months ended September 30, 1997.

  Income tax provision increased to $0.7 million for the nine months ended September 30, 1998 primarily as a result of the sale of transmission towers to Pinnacle.

 Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

  The following table presents certain items from MobileMedia's Consolidated Statement of Operations and certain other information for the periods indicated:

                                       YEAR ENDED DECEMBER 31,
                          --------------------------------------------------------
                                     1996                        1997
                          ----------------------------  --------------------------
                           (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA
Revenues
  Services, rents and
   maintenance..........  $       568,892       100.1%  $     491,174       99.9%
  Equipment sales and
   activation fees......           71,818        12.7          36,218        7.4
                          ---------------  ----------   -------------  ---------
Total revenues..........          640,710       112.8         527,392      107.3
  Cost of products
   sold.................          (72,595)      (12.8)        (35,843)      (7.3)
                          ---------------  ----------   -------------  ---------
                                  568,115       100.0         491,549      100.0
Operating expenses
  Services, rents and
   maintenance..........          144,050        25.4         139,333       28.3
  Selling...............           96,817        17.0          69,544       14.2
  General and adminis-
   trative..............          218,607        38.5         179,599       36.5
  Impairment of long-
   lived assets.........          792,478       139.5             --         --
  Restructuring costs...            4,256         0.7          19,811        4.0
  Depreciation and amor-
   tization.............          348,698        61.4         140,238       28.6
                          ---------------  ----------   -------------  ---------
Total operating ex-
 penses.................        1,604,906       282.5         548,525      111.6
                          ---------------  ----------   -------------  ---------
Operating loss..........       (1,036,791)     (182.5)        (56,976)     (11.6)
Total other expense.....          (92,595)      (16.2)        (67,608)     (13.7)
                          ---------------  ----------   -------------  ---------
Loss before income tax
 benefit................       (1,129,386)     (198.7)       (124,584)     (25.3)
Income tax benefit......          (69,442)       12.2             --         --
                          ---------------  ----------   -------------  ---------
Net loss................  $    (1,059,944)     (186.5)% $    (124,584)     (25.3)%
                          ===============  ==========   =============  =========
OTHER DATA
MobileMedia Adjusted
 EBITDA.................  $       108,641        19.1%  $     103,073       21.0%
Cash flows provided by
 operating activities...  $        57,194               $      14,920
Cash flows used in in-
 vesting activities.....  $    (1,028,321)              $     (40,556)
Cash flows provided by
 financing activities...  $       586,111               $      13,396
ARPU....................  $         11.08               $       10.41
Average monthly operat-
 ing expense per unit
 (1)....................  $          8.95               $        8.23
Units in service (at end
 of period).............        4,424,107                   3,440,342

--------
(1) Does not include impact of $792.5 million asset impairment writedown in 1996.

  Units in service decreased from 4,424,107 as of December 31, 1996 to 3,440,342 as of December 31, 1997, a decrease of 22.2%. The decrease was attributable to a decrease in gross unit additions and an increase in unit cancellations primarily resulting from acquisition integration difficulties, billing system clean up to remove non-revenue generating units and cancellation of units for non-payment.

  Services, rents and maintenance revenues decreased 13.7% to $491.2 million for the year ended December 31, 1997 compared to $568.9 million for the year ended December 31, 1996 due to fewer units in service and lower ARPU. ARPU decreased to $10.41 for the year ended December 31, 1997 from $11.08 for the year ended December 31, 1996 largely due to continued competitive market conditions.

  Equipment sales and activation fees decreased 49.6% to $36.2 million for the year ended December 31, 1997 compared to $71.8 million for the year ended December 31, 1996. The decrease in equipment sales was primarily attributable to less equipment sold through the retail distribution channel. Equipment sales and activation fees, less cost of products sold, increased from $(0.8) million for the year ended December 31,1996 to $0.4 million for the year ended December 31, 1997 primarily as a result of lower retail sales of equipment sold at a discount. Cost of products sold for the year ended December 31, 1996 includes a writedown of $3.2 million, reflecting the establishment of a lower of cost or market reserve for pagers held for resale through MobileMedia's retail and reseller distribution channels.

  Net revenues decreased 13.5% to $491.5 million for the year ended December 31, 1997 compared to $568.1 million for the year ended December 31, 1996.

  Services, rents and maintenance expenses decreased 3.3% to $139.3 million for the year ended December 31, 1997 compared to $144.1 million for the year ended December 31, 1996, primarily due to billing reconciliation and lower nationwide subcontracted paging expenses resulting from cancellations and customer migration from networks not owned by MobileMedia to company-owned networks.

  Selling expenses for the year ended December 31, 1997 decreased 28.2% to $69.5 million from $96.8 million for the year ended December 31, 1996 primarily due to lower sales personnel costs and lower sales commissions attributable to lower sales headcount and lower gross additions. In addition, reseller and retail distribution channel selling expenses declined as a result of lower sales volume. Selling expenses as a percentage of net revenue decreased to 14.2% for the year ended December 31, 1997 from 17.0% for the year ended December 31, 1996.

  General and administrative expenses decreased 17.8% to $179.6 million for the year ended December 31, 1997 compared to $218.6 million for the year ended December 31, 1996. General and administrative expenses decreased as a percentage of net revenues to 36.5% for the year ended December 31, 1997 from 38.5% for the year ended December 31, 1996 primarily due to decreased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. Bad debt expense decreased as a result of increased collections resulting from improvements in MobileMedia's billing and collection functions.

  Restructuring costs increased from $4.2 million for the year ended December 31, 1996 to $19.8 million for the year ended December 31, 1997 due to professional fees constituting administrative expenses incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997 as compared to the 1996 expenses incurred in connection with MobileMedia's attempt to restructure its debt.

  Depreciation and amortization decreased 59.8% to $140.2 million for the year ended December 31, 1997 compared to $348.7 million for the year ended December 31, 1996. The decrease was primarily due to a writedown of impaired assets by $792.5 million pursuant to Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" effective December 31, 1996 (See Note 2 of MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein), amortization of a non-competition agreement related to the MobileComm Acquisition which was fully amortized in 1996 and decreased pager depreciation resulting from a decrease in expenses related to unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values in 1996. As a percentage of net revenues, depreciation and amortization expense decreased to 28.6% for the year ended December 31, 1997 from 61.4% for the year ended December 31, 1996.

  Operating loss decreased to $57.0 million for the year ended December 31, 1997 from $1,036.8 million for the year ended December 31, 1996. The decrease was primarily due to the $792.5 million asset impairment writedown effective December 31, 1996 and other factors indicated above.

  Total other expense, principally interest expense, decreased 27.0% to $67.6 million for the year ended December 31, 1997 compared to $92.6 million for the year ended December 31, 1996. The decrease was primarily due to interest expense related to MobileMedia's $250.0 million Senior Subordinated Notes due November 1, 2007 and $210.0 million Senior Subordinated Deferred Coupon Notes not being recognized subsequent to the Bankruptcy filing on January 30, 1997.

  Loss before income tax benefit, as a result of the above factors, decreased to $124.6 million for the year ended December 31, 1997 from $1,129.4 million for the year ended December 31, 1996.

  Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.

 Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

  The following table presents certain items from MobileMedia's Consolidated Statement of Operations and certain other information for the periods indicated:

                                      YEAR ENDED DECEMBER 31,
                         -------------------------------------------------------
                                  1995                         1996
                         -------------------------- ----------------------------
                          (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA
Revenues
  Services, rents and
   maintenance.......... $     220,745       97.6%  $       568,892       100.1%
  Equipment sales and
   activation fees......        32,251       14.3            71,818        12.7
                         -------------  ---------   ---------------  ----------
Total revenues..........       252,996      111.9           640,710       112.8
  Cost of products
   sold.................       (26,885)     (11.9)          (72,595)      (12.8)
                         -------------  ---------   ---------------  ----------
                               226,111      100.0           568,115       100.0
Operating expenses
  Services, rents and
   maintenance..........        59,800       26.4           144,050        25.4
  Selling...............        45,203       20.0            96,817        17.0
  General and adminis-
   trative..............        59,034       26.1           218,607        38.5
  Impairment of long-
   lived assets.........           --         --            792,478       139.5
  Restructuring costs...           --         --              4,256         0.7
  Depreciation and amor-
   tization.............        71,408       31.6           348,698        61.4
                         -------------  ---------   ---------------  ----------
Total operating ex-
 penses.................       235,445      104.1         1,604,906       282.5
                         -------------  ---------   ---------------  ----------
Operating loss..........        (9,334)      (4.1)       (1,036,791)     (182.5)
Total other expense.....       (31,745)     (14.0)          (92,595)      (16.2)
                         -------------  ---------   ---------------  ----------
Loss before income tax
 benefit................       (41,079)     (18.1)       (1,129,386)     (198.7)
Income tax benefit......           --         --            (69,442)       12.2
                         -------------  ---------   ---------------  ----------
Net loss................ $     (41,079)     (18.1)% $    (1,059,944)     (186.5)%
                         =============  =========   ===============  ==========
OTHER DATA
Adjusted EBITDA......... $      62,074       27.5%  $       108,641        19.1%
Cash flows provided by
 operating activities... $      43,849              $        57,194
Cash flows used in in-
 vesting activities..... $    (312,698)             $    (1,028,321)
Cash flows provided by
 financing activities... $     671,794              $       586,111
ARPU.................... $        9.64              $         11.08
Average monthly operat-
 ing expense per unit
 (1).................... $        7.17              $          8.95
Shares in service (at
 end of period).........     2,369,101                    4,424,107

--------
(1) Does not include impact of $792.5 million asset impairment writedown in 1996.

  Units in service increased by 2,055,006 to 4,424,107 as of December 31, 1996 when compared to December 31, 1995. The increase was attributable to 1,764,752 units acquired from the MobileComm Acquisition and 290,254 net units acquired from internal growth through MobileMedia's various sales distribution channels.

  Services, rents and maintenance revenues increased 157.7% to $568.9 million for the year ended December 31, 1996 compared to $220.7 million for the year ended December 31, 1995 due to additional revenues associated with the acquisitions and continued growth in the number of units in service. ARPU increased to $11.08 for the year ended December 31, 1996 from $9.64 for the year ended December 31, 1995 largely due to the impact of the acquired subscribers from MobileComm and Dial Page. The ARPU impact of the acquisitions was partly offset by net units added in 1996 through the reseller distribution channel at lower ARPU. ARPU also declined as a result of continued competitive market conditions.

  Equipment sales and activation fees increased 122.7% to $71.8 million for the year ended December 31, 1996 compared to $32.3 million for the year ended December 31, 1995. The increase in equipment sales is attributable to MobileMedia's significant presence in retail distribution as a result of the MobileComm Acquisition. Equipment sales and activation fees, less cost of products sold, decreased 114.5% to $(0.8) million for the year ended December 31,1996. The decrease is attributable to discounting of equipment selling prices to large retailers as a means of generating subscriber additions through the retail distribution channel. Cost of products sold also includes an writedown of $3.2 million in 1996, reflecting the establishment of a lower of cost or market reserve for pagers held for resale through MobileMedia's retail and reseller distribution channels.

  Net revenues increased 151.3% to $568.1 million for the year ended December 31, 1996 compared to $226.1 million for the year ended December 31, 1995.

  Services, rents and maintenance expenses increased 140.9% to $144.1 million for the year ended December 31, 1996 compared to $59.8 million for the year ended December 31, 1995, primarily due to increased expense levels related to the acquisitions and increased transmitter site lease expenses related to MobileMedia's nationwide paging network which commenced service on April 1, 1996. The balance of the increase resulted primarily from an increase in subcontracted paging expense by approximately $6.3 million primarily associated with the increase in nationwide paging units serviced by networks other than those owned by MobileMedia and $1.6 million in research and development expenses related to the development of a two-way wireless subscriber device. Services, rents and maintenance expenses decreased as a percentage of net revenues to 25.4% for the year ended December 31, 1996 from 26.4% for the year ended December 31, 1995.

  Selling expenses for the year ended December 31, 1996 increased 114.2% to $96.8 million from $45.2 million for the year ended December 31, 1995 primarily due to the increased expense levels related to the acquisitions. Selling expenses as a percentage of net revenue decreased to 17.0% for the year ended December 31, 1996 from 20.0% for the year ended December 31, 1995.

  General and administrative expenses increased 270.3% to $218.6 million for the year ended December 31, 1996 compared to $59.0 million for the year ended December 31, 1995 primarily due to the increased expense levels related to the acquisitions. General and administrative expenses increased as a percentage of net revenues to 38.5% for the year ended December 31, 1996 from 26.1% for the year ended December 31, 1995. The balance of the increase resulted primarily from increased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. During the third and fourth quarters of 1996, MobileMedia experienced significant difficulty in collecting outstanding accounts receivable. These difficulties resulted primarily from inaccurate billing and inadequate resolutions of customer problems largely caused by difficulties of integrating acquisitions. In addition, MobileMedia paid $2.1 million in separation expenses in the second half of 1996 due to the departure of several senior executives of MobileMedia and $0.7 million in separation expenses in the first quarter of 1995 due to the departure of the Chairman of the Board of Directors of MobileMedia.

  Impairment of long-lived assets of $792.5 million included a writedown of long-lived assets effective December 31, 1996, pursuant to Statement of Financial Accounting Standards No. 121. (See Note 2 of MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein).

  Restructuring costs of $4.3 million for the year ended December 31, 1996 included legal and professional fees related to various restructuring activities by MobileMedia prior to the Bankruptcy Filing.

  Depreciation and amortization increased 388.3% to $348.7 million for the year ended December 31, 1996 compared to $71.4 million for the year ended December 31, 1995. The increase was primarily due to additional amortization expenses related to the acquisitions and increased pager depreciation resulting from a decrease to the depreciable pager base resulting from unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values. As a percentage of net revenues, depreciation and amortization expense increased to 61.4% for the year ended December 31, 1996 compared to 31.6% for the year ended December 31, 1995.

  Operating loss increased to $1,036.8 million for the year ended December 31, 1996 from $9.3 million for the year ended December 31, 1995. The increase was primarily due to the impairment writedown of certain long-lived assets and increased amortization expenses relating to the acquisitions offset by the increase in net revenues.

  Total other expense, principally interest expense, increased 191.7% to $92.6 million for the year ended December 31, 1996 compared to $31.7 million for the year ended December 31, 1996. The increase was primarily due to additional debt incurred to finance the acquisitions and capital expenditures.

  Loss before income tax benefit, as a result of the above factors, increased to $1,129.4 million for the year ended December 31, 1996 compared to $41.1 million for the year ended December 31, 1995.

  Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  MobileMedia's operations and strategy require the availability of substantial funds to finance the development and installation of wireless communications systems, to procure subscriber equipment and to service debt. Historically, these requirements have been funded by net cash from operating activities, additional borrowings and capital contributions.

 Chapter 11 Filing

  On January 30, 1997, Parent and MobileMedia filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Parent and MobileMedia are currently operating their businesses as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court. Pursuant to the requirements of the Bankruptcy Code, Parent and MobileMedia are required to file monthly operating reports with the appointed United States Trustee. Such reports are publicly available through the office of the United States Trustee, and copies of such reports to date have been filed as Current Reports on Form 8-K with the SEC. Financial statements included in Parent's periodic reports for the months of February, 1997 through June, 1998 were not prepared in accordance with GAAP due to Parent's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121, are unaudited and have been revised periodically based on subsequent determination of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included herein reflect adjustments from the unaudited statements, including but not limited to, an impairment adjustment of $792.5 million recorded as of December 31, 1996.

 Agreement with Key Suppliers

  In January 1997, MobileMedia sought approval of the Bankruptcy Court to pay the pre-petition claims of its Key Suppliers in the aggregate amount of $47.4 million, which approval was granted by the Bankruptcy Court on February 6, 1997. Upon entry of the Bankruptcy Court's order approving the payments, MobileMedia paid the pre-petition claims of and entered into supply agreements with each of the Key Suppliers. Each of the Key Suppliers has been shipping product to MobileMedia in accordance with its respective supply agreement.

 DIP Credit Agreement

  In connection with the Bankruptcy Filings, MobileMedia entered into the DIP Credit Agreement with The Chase Manhattan Bank, as agent (the "Agent"), and certain other financial institutions (collectively, the "DIP Agreement Lenders") that initially provided MobileMedia with up to $200.0 million of post-petition, debtor-in-possession ("DIP") financing. At a hearing on January 30, 1997, the Bankruptcy Court entered an interim order approving the DIP facility, as a result of which MobileMedia gained access to $70.0 million of such DIP funds, subject to MobileMedia entering into agreements with its Key Suppliers to sell equipment and provide services. This condition was satisfied when MobileMedia entered into such agreements with the Key Suppliers. MobileMedia used $47.4 million of the available $70.0 million of DIP funds to pay the pre-petition claims of their Key Suppliers, among other things. On February 19, 1997, the Bankruptcy Court entered a final order approving MobileMedia's DIP facility, as a result of which MobileMedia gained access to an additional $30.0 million of DIP funds for a total of $100.0 million. The remaining $100.0 million of DIP funds became available on May 1, 1997, as a result of MobileMedia's delivery of a business plan to the Agent by April 15, 1997, which was found to be satisfactory by the financial advisor to the DIP Agreement Lenders. Under the terms of the DIP Credit Agreement and the order of the Bankruptcy Court related thereto, MobileMedia is required to make monthly interest payments to the DIP Agreement Lenders, and monthly "adequate protection" payments to the pre-petition secured lenders of MobileMedia. During 1997, MobileMedia drew down $47.0 million of borrowings and repaid $37.0 million under the DIP facility. During January and February, 1998 MobileMedia repaid an additional $10.0 million. As of September 30, 1998 there were no funded borrowings under the DIP facility. On January 27, 1998, the DIP facility was amended and, at the request of MobileMedia, reduced from $200.0 million to $100.0 million. On August 12, 1998 the Debtors received approval from the Bankruptcy Court to extend the DIP facility to March 31, 1999 and to reduce availability thereunder further, at the request of MobileMedia, from $100.0 million to $75.0 million.

 Capital Expenditures and Commitments

  Capital expenditures were $32.4 million for the nine months ended September 30, 1998 compared to $32.3 million for the nine months ended September 30, 1997 and $40.6 million for the year ended December 31, 1997 compared to $161.9 million for the year ended December 31, 1996. Capital expenditures increased $0.1 million for the nine months ended September 30, 1998 compared to the nine-month period ended September 30, 1997 and $121.3 million for the year ended December 31, 1997 compared to the corresponding period in 1996 principally as a result of lower pager purchases resulting from fewer gross additions and increased utilization of existing pager inventory stock. The Merger Agreement contains certain restrictions on MobileMedia's ability to make certain capital expenditures without the consent of Arch. See "The Merger Agreement--Certain Covenants and Agreements".

  MobileMedia anticipates capital spending for the calendar years 1998 and 1999 to be approximately $60.0 million and $95.0 million, respectively. Capital spending includes approximately $10.0 million in 1998 and $24.0 million in 1999 for construction of a nationwide N-PCS network providing frequency reuse and guaranteed message delivery capabilities. The remaining expenditures are primarily for subscriber equipment and improvements to MobileMedia's one-way network.

 Sources of Funds

  MobileMedia's net cash provided by operating activities was $41.6 million for the nine months ended September 30, 1998 compared to a use of cash of $2.8 million for the nine months ended September 30, 1997. Inventories increased $0.3 million from December 31, 1996 to September 30, 1998 compared to a decrease of $9.2 million from December 31, 1996 to September 30, 1997 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $10.7 million from December 31, 1997 to September 30, 1998 compared to a decrease of $19.4 million from December 31, 1996 to September 30, 1997. Net accounts receivable decreased $17.3 million from December 31, 1997 to September 30, 1998 compared to a decrease of $1.1 million from December 31, 1996 to September 30, 1997 due to improved billing and collections functions and lower sales volume.

  MobileMedia's net cash provided by operating activities was $14.9 million for the year ended December 31, 1997 compared to $57.2 million for the year ended December 31, 1996. Inventories decreased $12.5 million from December 31, 1996 to December 31, 1997 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $25.4 million from $181.8 million as of December 31, 1996 to $156.4 million as of December 31, 1997 primarily due to payments to Key Suppliers during 1997. Net accounts receivable decreased $11.3 million from $66.7 million as of December 31, 1996 to $55.4 million as of December 31, 1997 due to improved billing and collections functions.

 Tower Sale

  On September 3, 1998, MobileMedia completed the sale of 166 transmission towers to Pinnacle for $170.0 million in cash. Under the terms of a lease with Pinnacle, MobileMedia will continue to own and utilize transmitters, antennas and other equipment located on these towers for an initial period of 15 years at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on such assets.

 Debt Obligations

  As of September 30, 1998, the debt obligations of MobileMedia included a DIP credit facility. See "--DIP Credit Agreement". MobileMedia is subject to certain financial and operating restrictions contained in the DIP Credit Agreement that are customary in credit facilities of this type, including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Agreement Lenders. Amounts outstanding under the DIP Credit Agreement bear interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, MobileMedia drew down $47.0 million of borrowings and repaid $37.0 million under the DIP Credit Agreement. During January and February, 1998 MobileMedia repaid an additional $10.0 million. As of September 30, 1998 there were no funded borrowings under the DIP Credit Agreement.

  In addition to the DIP Credit Agreement, the debt obligations of MobileMedia also include the following:

  The MobileMedia 1995 Credit Agreement, a $750.0 million senior secured and guaranteed credit agreement with a syndicate of lenders including The Chase Manhattan Bank. As of September 30, 1998 there was $479.0 million outstanding under this facility consisting of term loans of $101.5 million and $304.6 million and loans under a revolving credit facility totaling $72.9 million. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996, MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. MobileMedia's obligations under the MobileMedia 1995 Credit Agreement are secured by substantially all of the assets of MobileMedia and all of its subsidiaries, including the capital stock of the subsidiaries, and Parent and the subsidiaries of MobileMedia have guaranteed all of MobileMedia's borrowings, including principal and interest. Performance of Parent's obligations as a guarantor is secured by a pledge of the capital stock of MMC. Since the petition date, MobileMedia brought current its interest payments and has been making monthly adequate protection payments to the lenders under the Pre-Petition MobileMedia 1995 Credit Agreement equal to the amount of interest accruing under such agreement. On September 3, 1998, MobileMedia repaid $170.0 million of borrowings under MobileMedia's 1995 Credit Agreement using proceeds from the sale of 166 transmission towers to Pinnacle.

  MobileMedia issued $250.0 million Senior Subordinated MobileMedia 9 3/8% Notes issued in November 1995, concurrent with MobileMedia's second offering of Class A Common Stock (See Note 11 to MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein). These notes bear interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on the MobileMedia 9 3/8% Notes which constituted an event of default under this indenture. The noteholders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code and no interest has accrued on the notes.

  MobileMedia issued $210.0 million of Senior Subordinated Deferred Coupon Notes (the "MobileMedia Deferred Coupon Notes"), at a discount, in November 1993. The MobileMedia Deferred Coupon Notes accrete at a rate of 10.5%, compounded semiannually, to an aggregate principal amount of $210.0 by December 1, 1998 after which interest is paid in cash at a rate of 10.5% and is payable semiannually. By virtue of the missed interest payments on the MobileMedia 9 3/8% Notes and the MobileMedia 1995 Credit Agreement, an event of default has occurred under this indenture. The noteholders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code and no interest has accrued on the notes.

 Other Matters

  Prior to the Bankruptcy Filing, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey. These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL). The consolidated amended complaint was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

  In June 1997, the Debtors initiated an adversary proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among MobileMedia and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 or the effective date pursuant to a plan of reorganization. On October 21, 1998, defendants' motion to dismiss the New Jersey Actions filed with the New Jersey District Court on January 16, 1998 was denied.

  In addition to the New Jersey Actions, the two California Actions were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and MobileMedia's independent auditors. MobileMedia is not named as defendant in the California Actions.

  On November 4, 1997, MobileMedia commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions.

  Neither the New Jersey Actions nor the California Actions name MobileMedia as a defendant. However, proofs of claim have been filed against MobileMedia by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against MobileMedia's Directors, Officers and Corporate Liability Insurance Policy. Under the Amended Plan, these claims will receive no distributions.

RISKS RELATING TO YEAR 2000

  Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, within the next year, the computerized systems (including both information and non-information technology systems) and applications used by MobileMedia will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

 State of Readiness

  MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

  With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and run to identify any Year 2000 compliance issues. While the results of the tests are still being analyzed, relatively few Year 2000 problems were identified. Additional testing is scheduled for the first quarter of 1999, including testing of MobileMedia's financial and human resource software packages. There can be no assurance, however, that such testing has, or will, detect all compliance issues related to the Year 2000 problem.

  With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

 Estimated Year 2000 Compliance Costs

  MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to the Year 2000 compliance matters. To date, MobileMedia has incurred approximately $50,000 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $150,000 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $200,000 on additional software and other items related to the Year 2000 compliance matters.

  In addition, MobileMedia estimates that it will incur approximately $200,000 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia has also upgraded its paging network hardware over the fiscal year 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

 Risks relating to Year 2000 Compliance Matters

  MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during calendar year 1999. Although MobileMedia has begun and is undertaking testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

 Contingency Planning

  MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The Task Force will undertake a review of these assessments in respect of application of contingency plans on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning in respect of Year 2000 compliance during calendar year 1999.

NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income", which is effective for years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997. MobileMedia's management does not anticipate that the adoption of SFAS No. 130 will have any effect on MobileMedia's reporting.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore MobileMedia will adopt the new requirements retroactively in 1998. MobileMedia's management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of this statement will have a significant effect on MobileMedia's reporting.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued SOP 98-5, "Reporting Costs of Start-Up Activities", which requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on MobileMedia's financial position or results of operation.

                           DESCRIPTION OF SECURITIES

  The authorized capital stock of Arch consists of 75,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. As of December 11, 1998, there were 21,067,110 outstanding shares of Common Stock held by 171 stockholders of record, and 250,000 shares of Series C Preferred Stock held by 9 stockholders of record. Upon approval of a proposal to be presented to Arch's stockholders in January 1999, and the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, the Arch Certificate will be amended to increase the number of authorized shares of Common Stock to 365,000,000 shares, of which 65,000,000 will be designated Class B Common Stock, and to authorize the issuance of 65,000,000 shares of Class B Common Stock, $.01 par value per share.

  The following summary of certain provisions of the Rights, Common Stock, Class B Common Stock, Preferred Stock, Warrants, Arch Certificate and Arch By-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Arch Certificate and Arch By-laws.

RIGHTS

  The Rights consist of 108,500,000 transferable Stock Purchase Rights evidenced by Subscription Certificates. Each Right entitles its holder to purchase, for the Subscription Price, one Share in the manner described under "The Rights Offering--Method of Exercise of Rights". The Rights will expire at 5:00 p.m., New York City time, on the Expiration Date.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share, to receive dividends when and if declared by the Arch Board and, subject to any participating or similar rights of any series of preferred stock at the time outstanding, to share ratably in the assets of Arch legally available for distribution to its stockholders in the event of liquidation. Holders of Common Stock will have no preemptive, subscription, redemption or conversion rights. All shares of Common Stock issued in the Merger will be fully paid and nonassessable. The holders of Common Stock do not have cumulative voting rights.

CLASS B COMMON STOCK

  The Class B Common Stock will be identical in all respects to Common Stock, except that holders of Class B Common Stock will not be entitled to vote in the election of directors and will be entitled to 1/100th of a vote per share with respect to all other matters. Except as otherwise required by law, Class B Common Stock will vote as a single class together with the Common Stock.

  The Class B Common Stock will only be issued to any person or group, or the Standby Purchasers and their affiliates to the extent that such any person or group, or Standby Purchasers and their affiliates would own, in the aggregate, more than 49.0% of the outstanding shares of the securities of Arch generally entitled to vote in the election of directors or more than 49.0% of the total voting power of the outstanding securities of Arch at the Effective Time, on an as-converted basis and after giving further effect to the exercise of all the Standby Purchasers' Warrants. Any shares of Class B Common Stock transferred by any Standby Purchaser to any transferee other than another Standby Purchaser will automatically convert into an equal number of shares of Common Stock. Class B Common Stock is being used so that the issuance of Common Stock to the Standby Purchasers in the Merger will not trigger the change of control repurchase provisions contained in the indentures governing certain notes previously issued by Arch and ACI. See "Risk Factors-- Uncertainties Related to the Merger and the Reorganization--Certain Risks Associated with the Merger" and "Description of Certain Arch Indebtedness".

PREFERRED STOCK

  The Arch Board is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as the Arch Board may determine, including dividend, conversion, redemption and liquidation rights and preferences. Arch does not have any present plans to issue shares of its preferred stock, other than the shares of Series C Preferred Stock currently outstanding.

SERIES C PREFERRED STOCK

  The Series C Preferred Stock has the rights and preferences summarized below:

  Conversion. The Series C Preferred Stock is convertible into Common Stock at an initial conversion price of $5.50 per share, subject to certain adjustments. Such adjustments include the issuance of Common Stock (or rights or options therefor) at a price less than the market price of Common Stock. If the market price of the Common Stock at the record date established for the Arch Rights Offering exceeds $2.00, the conversion price of the Series C Preferred Stock would be reduced and additional shares of Common Stock would be issuable upon the conversion of Series C Preferred Stock.

  Dividends. The Series C Preferred Stock earns dividends at an annual rate of 8.0% payable when declared quarterly in cash or, at Arch's option, through the issuance of shares of Common Stock valued at 95% of the then prevailing market price or, if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch.

  Voting Rights. So long as at least 50% of the Series C Preferred Stock remains outstanding, the holders of the Series C Preferred Stock have the right, voting as a separate class, to designate one member of the Boards of Directors of Arch and ACI and such director has the right to be a member of any committee of such Board of Directors. On all other matters, the Series C Preferred Stock votes as a single class with the Common Stock. Each share of Series C Preferred Stock is currently entitled to 18.5 votes.

  Redemption. The Series C Preferred Stock permits the holders in 2005 to require Arch to redeem the Series C Preferred Stock for, at Arch's option, either cash or convert such shares into Common Stock valued at 95% of the then prevailing market price of Common Stock and is subject to redemption for cash or conversion into Arch's Common Stock at ACI's option in certain circumstances.

  Liquidation Preference. Upon liquidation, dissolution or winding up of Arch, the holders of Series C Preferred Stock will be entitled, before any distribution or payment is made upon any Common Stock, to be paid (i) $100.00 per share of Series C Preferred Stock (subject to certain adjustments), plus
(ii) accrued and unpaid dividends on such shares of Series C Preferred Stock before any amounts paid to the holders of shares of Common Stock. In the event that the assets of Arch are insufficient to permit full payment to the holders of Series C Preferred Stock as provided above, then the assets will be distributed pro rata among the holders of the Series C Preferred Stock.

WARRANTS


  On the terms and subject to the conditions set forth in the Amended Plan and the Merger Agreement, Arch will issue and deliver: (a) Standby Purchasers' Warrants to the Standby Purchasers to acquire up to 3,675,659 shares of Common Stock and (b) Arch Participation Warrants to the Arch stockholders (to the extent Arch Stockholders do not exercise the Arch Stockholder Rights) to acquire up to 44,893,166 shares of Arch Common Stock (collectively, the "Warrants"). The shares of Stock purchasable upon exercise of such Warrants are hereinafter referred to as the "Warrant Shares". The Warrant Exercise Price will be a fixed exercise price (estimated at $3.25) equal to the amount that would result at September 1, 2001 from an investment of $2.00 on the Effective Date assuming a 20% per annum internal rate of return.

  Each Warrant, including without limitation any Warrants that may be issued upon partial exercise, replacement, or transfer of Warrants, will be evidenced by, and subject to the terms of, a warrant certificate (the "Warrant Certificate").

  The Bank of New York (the "Warrant Agent"), on behalf of Arch, will keep or cause to be kept, at the principal office of the Warrant Agent designated for such purpose, books for registration and transfer of the Warrant Certificates issued hereunder by Arch. Arch and the Warrant Agent will be entitled to treat the registered holder of any Warrant Certificate as the sole owner of the Warrants represented by such Warrant Certificate for all purposes and will not be bound to recognize any equitable or other claim or interest in such Warrants on the part of any other person.

  Warrants may be exercised by the holder thereof, in whole or in part, at any time and from time to time after the Effective Time and prior to 5:00 p.m., New York City time, on September 1, 2001 provided that holders shall be able to exercise their Warrants only if (i) (A) the Warrant Shares Registration Statement (as defined therein) is then in effect and Arch has delivered to each person exercising an Warrant a current prospectus meeting the requirements of the Securities Act, or (B) the exercise of the Warrants is exempt from the registration requirements of the Securities Act, and (ii) the Warrant Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the holder of the Warrants to be exercised, and, if applicable, the persons to whom it is proposed that the Warrant Shares be issued on exercise of the Warrants, reside.

  The Warrant Exercise Price and the number and kind of Warrant Shares purchasable upon exercise of the Warrants will be subject to adjustment from time to time upon the occurrence of certain events as provided in the Arch Warrant Agreement.

  Arch may reduce the Warrant Exercise Price by any amount for any period of time, if the period is at least 20 calendar days and if the reduction is irrevocable during the period; provided that in no event may the Warrant Exercise Price be less than the par value of Common Stock.

  Neither Arch nor the Warrant Agent will be required to issue fractional Warrant Shares or fractional interests in any other securities upon the exercise of Warrants.

  Arch will deliver to the Warrant Agent, within 15 calendar days after it files them with the SEC, copies of its annual report and other information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Arch is required to file with the SEC. To the extent any such information, documents, or other reports are required to be sent by Arch to the holders of outstanding Common Stock, the Company will simultaneously send copies thereof to the holders of Warrants.

FOREIGN OWNERSHIP RESTRICTIONS

  Under the Communications Act, more than 25% of Arch capital stock may not be owned or voted by aliens or their representatives, a foreign government or its representative or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. See "Industry Overview-- Regulation". Accordingly, the Arch Certificate provides that Arch may redeem outstanding shares of its stock from certain holders if the continued ownership of such stock by such holders (because of their foreign citizenship or otherwise) would place the FCC licenses held by Arch in jeopardy. The Arch Certificate provides that required redemptions, if any, will be made at a price per share equal to the lesser of the Fair Market Value of the shares (as defined in the Arch Certificate) or, if such shares were purchased within one year prior to the redemption, the purchase price of such shares.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of Delaware law and the Arch Certificate and Arch By-Laws may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch by means of a tender offer, a proxy contest or otherwise. These provisions, as summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Arch first to negotiate with Arch. Arch believes that the benefits of increased protection of Arch's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Arch outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

RIGHTS PLAN

  Arch has a stockholders rights plan (the "Preferred Stock Rights Plan") pursuant to which each outstanding share of Common Stock has attached to it one preferred stock purchase right (a "Purchase Right") to purchase from Arch a unit (a "Preferred Stock Unit") consisting of one one-thousandth of a share of Series B Preferred stock at a cash purchase price of $150.00 per Preferred Stock Unit, subject to adjustment. Pursuant to the Preferred Stock Rights Plan, the Purchase Rights automatically attach to and trade together with each share of Common Stock.

  The Purchase Rights are not exercisable or transferable separately from the shares of Common Stock to which they are attached until the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more (up to 33% in certain specified circumstances described below) of the outstanding shares of the Common Stock (a "Stock Acquisition Date"), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group individually owning 30% or more of then outstanding shares of Common Stock.

  In the event that any person or entity becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock which Arch's independent directors determine to be fair to, and in the best interests of, Arch's stockholders), each holder of a Purchase Right other than the Acquiring Person will thereafter have the right to receive, upon exercise, that number of shares of Stock which equals the exercise price of the Purchase Right divided by one-half of the current market price of the Common Stock at the Stock Acquisition Date. However, in any such event, all Purchase Rights that are beneficially owned by an Acquiring Person shall be null and void.

  In the event that a Stock Acquisition Date occurs and (i) Arch is acquired in a merger or other business combination transaction in which Arch is not the surviving corporation or the Common Stock is changed or exchanged (other than a merger that follows an offer determined to be fair by Arch's independent directors as described above) or (ii) 50% or more of Arch's assets or earning power is sold or transferred, each holder of a Purchase Right (except Purchase Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the Purchase Rights divided by one-half of the current market price of such common stock at the Stock Acquisition Date.

  The Purchase Rights are not currently exercisable. In connection with the execution of the Merger Agreement, Arch amended the Preferred Stock Rights Plan to permit each Standby Purchaser to acquire, without becoming an Acquiring Person, up to the sum of (i) the number of shares distributed to it from the Directly Distributed Creditor Stock Pool, (ii) the number of shares purchased by it pursuant to the exercise of Purchase Rights, (iii) the number of shares purchased directly pursuant to the Standby Purchase Agreements and
(iv) 5% of the outstanding Stock (but in no event more than a total of 33%, 27%, 26% or 15.5% of such outstanding stock in the case of W.R. Huff, Whippoorwill, CS First Boston and Northwestern Mutual and their affiliates, respectively). The Amended Preferred Stock Rights Plan further provides that the Standby Purchasers will not be deemed to be a group for purposes of the Preferred Stock Rights Plan solely because of performance of their commitments under the Standby Purchase Agreements.

CLASSIFIED BOARD OF DIRECTORS

  The Arch Certificate and Arch By-laws provide that the Arch Board will be divided into three classes, with the terms of each class expiring in a different year. The Arch By-laws provide that the number of directors will be fixed from time to time exclusively by the Arch Board, but shall consist of not more than 15 nor less than three directors. A majority of the Arch Board then in office has the sole authority to fill in any vacancies on the Arch Board. The Arch Certificate provides that directors may be removed only by the affirmative vote of holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class.

STOCKHOLDER ACTIONS AND MEETINGS

  The Arch Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Arch Certificate and Arch By-Laws provide that special meetings of stockholders can be called by the Chairman of the Arch Board, pursuant to a resolution approved by a majority of the total number of directors which Arch would have if there were no vacancies on the Arch Board, or by stockholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Chairman of the Arch Board, or at the request of a majority of the members of the Arch Board, or as specified in the stockholders' call for a meeting. The Arch By-laws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Arch Board, of candidates for election as directors. The Arch By-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if written notice of such stockholder's intent to make such nomination or nominations has been given to the Secretary of Arch not later than 80 days prior to the date of any annual or special meeting. In the event that the date of such annual or special meeting was not publicly announced by Arch more than 90 days prior to the meeting, notice from the stockholder must be delivered to the Secretary of Arch not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to stockholders. The notice must contain certain information about the proposed nominee as would be required to be included in a proxy statement filed pursuant to the SEC's proxy rules had the nominee been nominated by the Arch Board. The notice must also contain the consent of each nominee to serve as a director of Arch if so elected and certain information about the stockholder proposing to nominate such nominee.

AMENDMENT OF CERTAIN PROVISIONS OF THE ARCH CERTIFICATE AND ARCH BY-LAWS

  The Arch Certificate requires the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class, to amend certain provisions of the Arch Certificate, including provisions relating to the removal of directors, the prohibition on stockholder action by written consent in lieu of a meeting, the procedural requirements of stockholder meetings and the adoption, amendment and repeal of certain articles of the Arch By-laws.

CONSIDERATION OF NON-ECONOMIC FACTORS IN ACQUISITIONS

  The Arch Certificate empowers the Arch Board, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include: (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, the estimated current value of Arch in a freely negotiated transaction, and the estimated future value of Arch as an independent entity; (ii) the impact of such a transaction on the subscribers and employees of Arch and its effect on the communities in which Arch operates; and (iii) the ability of Arch to fulfill its objectives under applicable statutes and regulations.

RESTRICTIONS ON CERTAIN PURCHASES OF STOCK BY ARCH

  The Arch Certificate prohibits Arch from repurchasing any shares of Arch's stock from any person, entity or group that beneficially owns 5% or more of Arch's then outstanding voting stock at a price exceeding the average closing price for the twenty trading business days prior to the purchase date, unless a majority of Arch's Disinterested Stockholders approves the transaction. "Disinterested Stockholders" means each holder of less than 5% of the voting power of Arch. This restriction on purchases by Arch does not apply to any offer to purchase a class of Arch's stock which is made on the same terms and conditions to all holders of the class of stock, to any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of Arch's stock, to any purchase of Arch's stock in accordance with the terms of any stock option or employee benefit plan, or any purchase at prevailing marketing prices pursuant to a stock repurchase program.

"BLANK CHECK" PREFERRED STOCK

  The Arch Board is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as the Arch Board may determine, including dividend, conversion, redemption and liquidation rights and preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change of control in Arch.

DELAWARE ANTI-TAKEOVER STATUTE

  Section 203 of the DGCL is applicable to publicly held corporations organized under the laws of Delaware, including Arch. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and the affiliates and associates of such person referred to in
(i) or (ii) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Arch Certificate and the Arch By-laws do not exclude Arch from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring Arch to negotiate in advance with the Arch Board.

DIRECTOR LIABILITY AND INDEMNIFICATION

  Under the DGCL, a corporation has the power to indemnify any director or officer against expenses, judgments, fines and settlements incurred in a proceeding, other than an action by or in the right of the corporation if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reason to believe the conduct of the person was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any officer or director against expenses incurred in defending or settling the action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine. The DGCL requires that to the extent an officer or director of a corporation is successful on the merits or otherwise in defense of any third-party or derivative proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify the officer or director against expenses incurred in connection therewith.

  Under the DGCL, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision may not eliminate or limit director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of laws; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

  The Arch Certificate provides that Arch will, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it has the power to indemnify against all of the costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, or any subsidiary of Arch, or of any other corporation for which such persons acted as officer or director at the request of Arch.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is The Bank of New York, 101 Barclay Street, New York, New York 10286.

REGISTRATION RIGHTS

  Arch is granting certain registration rights to the Unsecured Creditors in connection with the proposed Merger. See "The Merger Agreement--Related Agreements--Registration Rights Agreements". The holders of Series C Preferred Stock and the former stockholders of PageCall are also entitled to certain registration rights. See "Business--Arch--Investments in Narrowband PCS Licenses".

                   DESCRIPTION OF CERTAIN ARCH INDEBTEDNESS

API CREDIT FACILITY

  API, The Bank of New York, Royal Bank of Canada and Toronto Dominion (Texas), Inc., as managing agents, together with certain other lenders are parties to the API Credit Facility in the current total amount of $400.0 million, consisting of the $175.0 million reducing revolving Tranche A Facility, (ii) the $100.0 million 364-day revolving credit Tranche B Facility and (iii) the $125.0 million Tranche C Facility.

  The Tranche A Facility is subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  API's obligations under the API Credit Facility are secured by its pledge of the capital stock of the former ACE operating subsidiaries. The API Credit Facility is guaranteed by Arch, ACI and the former ACE operating subsidiaries. Arch's guarantee is secured by a pledge of Arch's stock and notes in ACI, and the guarantees of the former ACE operating subsidiaries are secured by a security interest in those assets of such subsidiaries which were pledged under ACE's former credit facility. Lenders representing 40% of the API Credit Facility have the right to require ACI and its subsidiaries to grant security interests in certain additional assets not currently pledged thereunder, subject to granting a ratable security interest to holders of the ACI 9 1/2% Notes and the ACI 14% Notes.

  Borrowings under the API Credit Facility bear interest based on a reference rate equal to either The Bank of New York's Alternate Base Rate or The Bank of New York's LIBOR rate, in each case plus a margin based on ACI's or API's ratio of total debt to annualized EBITDA.

  The API Credit Facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on ACI's or API's ratio of total debt to annualized EBITDA.

  The API Credit Facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the API Credit Facility. In addition, the API Credit Facility requires Arch and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

  On November 16, 1998, all API lenders approved an increase to the API Credit Facility from $400.0 million to $600.0 million. The $200.0 million increase will be allocated among the senior credit facilities as follows: (i) the Tranche A Facility will increase by up to $25.0 million to a maximum of $200.0 million, (ii) the Tranche B Facility will increase by up to $25.0 million to a maximum of $125.0 million and (iii) the Tranche C Facility will increase by up to $150.0 million to a maximum of $275.0 million. All other terms and conditions of the API Credit Facility Increase will remain unchanged except for minor changes to ACI's permitted ratio of total debt to annualized EBITDA and the margins on which the interest rates on borrowings are based. See "Risk Factors--Risks Related to Arch--Merger Cash Requirements".

BRIDGE FACILITY

  ACI and The Bear Stearns Companies, Inc. (an affiliate of Bear Stearns), The Bank of New York, TD Securities (USA) Inc. and Royal Bank of Canada (collectively, the "Bridge Lenders") have executed a commitment letter for the Bridge Facility on the following terms. Under the Bridge Facility, a $120.0 million term loan will be available to ACI in a single drawing upon the closing of the Merger (the "Bridge Loan"). The Bridge Loan will bear interest equal to the LIBOR rate plus 500 basis points (currently a total of 10.19%), increasing by 50 basis points each quarter after funding to a maximum rate of 18%. If not paid on or before maturity 180 days after the closing of the Merger, the Bridge Loan will convert into a term loan (the "Term Loan") due in December 2006. The Term Loan will bear interest at the interest rate under the Bridge Facility at the maturity of the Bridge Loan plus 50 basis points increasing by 50 basis points each quarter after funding to a maximum rate of 18%. Arch will be required to grant warrants (the "Bridge Warrants") to the Bridge Lenders for the purchase of 5.0% of the Common Stock on a fully diluted basis if the Bridge Loan has not been repaid prior to the Bridge Loan maturity date. Upon notice from the Bridge Lenders given (a) prior to the Merger but subsequent to the earlier to occur of (i) January 29, 1999 and (ii) the 30th day prior to the targeted date of the Merger or (b) at any time after the funding of the Bridge Loan and prior to the Bridge Loan maturity date, ACI will issue and sell Planned ACI Notes in an amount at least sufficient to substitute for or refinance the Bridge Loans on such terms and conditions as may be specified by the Bridge Lenders, provided however that the interest rate on the Planned ACI Notes shall be determined by the Bridge Lenders in light of the then prevailing market conditions, but in no event shall the yield on the Planned ACI Notes exceed a rate equal to an agreed upon margin over the yield to worst on the ACI 12 3/4% Notes. In the event that Planned ACI Notes are issued after the Merger, the Bridge Lenders may direct Arch to issue all or a portion of the Bridge Warrants to the purchasers of the Planned ACI Notes rather than the Bridge Lenders. The Bridge Facility requires payment of certain fees to the Bridge Lenders. The fees will vary based on the amount and timing of the Bridge Facility and the Bridge Loan. The Bridge Lenders have agreed to refund a portion of the fees if the Bridge Loan is repaid prior to maturity. In addition, ACI has agreed to permit the Bridge Lenders to act as placement agents for the conversion of the Bridge Loan into the Term Loan or the issuance of the Planned ACI Notes for a fee equal to 3.0% of the principal amount so converted or issued.

  The Bridge Facility contains restrictions that are substantially similar to those contained in the API Credit Facility, including without limitation restrictions that, among other things, limit additional indebtedness and encumbrances on assets, cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions and mergers; and transactions with affiliates or between Arch and its subsidiaries. In addition, the Bridge Facility requires ACI and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest expense and total indebtedness to EBITDA.

ACI 9 1/2% NOTES

  ACI has outstanding $125.0 million in aggregate principal amount of ACI 9 1/2% Notes. The ACI 9 1/2% Notes accrue interest at the rate of 9.5% per annum, payable semi-annually on February 1 and August 1. The ACI 9 1/2% Notes are scheduled to mature on February 1, 2004.

  ACI, at its option, may redeem the ACI 9 1/2% Notes as a whole, or from time to time in part, on or after February 1, 1999 at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning February 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

                                                 REDEMPTION
            YEAR                                   PRICE
            ----                                 ----------
            1999................................  104.750%
            2000................................  103.167%
            2001................................  101.583%
            2002 and thereafter.................  100.000%

  The covenants in the indenture under which the ACI 9 1/2% Notes are outstanding (the "ACI 9 1/2% Notes Indenture") limit the ability of ACI's subsidiaries to pay dividends to ACI. Additionally, the ACI 9 1/2% Notes

Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by ACI and its subsidiaries, on the disposition of assets, on transactions with affiliates, on guarantees of the obligations of ACI by any of its subsidiaries, on the sale or issuance of stock by the subsidiaries of ACI and on any merger, consolidation or sale of substantially all of the assets of ACI.

  Upon the occurrence of a "Change of Control", as defined in the ACI 9 1/2% Notes Indenture, each holder of ACI 9 1/2% Notes has the right to require that ACI repurchase such holder's ACI 9 1/2% Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a Change of Control under the ACI 9 1/2% Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the securities of ACI or Arch having the right to vote in the election of directors; (ii) certain changes in the boards of directors of ACI or Arch; (iii) the sale or transfer of all or substantially all of the assets of ACI or (iv) the merger or consolidation of ACI or Arch with or into another corporation with the effect that a person or group shall have become the beneficial owner of the majority of the securities of the surviving corporation having the right to vote in the election of directors.

  The following constitute "Events of Default" under the ACI 9 1/2% Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the ACI 9 1/2% Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the ACI 9 1/2% Notes as and when the same shall become due and payable either at maturity, upon redemption or repurchase, by declaration or otherwise; (iii) the failure on the part of ACI duly to observe or perform any other of the covenants or agreements on the part of ACI in the ACI 9 1/2% Notes or in the ACI 9 1/2% Notes Indenture for a period of 60 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" and demanding that ACI remedy the same, shall have been given by registered or certified mail, return receipt requested, to ACI by the Trustee (as defined in the ACI 9 1/2% Notes Indenture), or to ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the ACI 9 1/2% Notes at the time outstanding; (iv) certain events of bankruptcy, insolvency or reorganization in respect of ACI or any of its restricted subsidiaries; (v)
(A) a default in payment of the principal of, premium, if any, or interest on any indebtedness for borrowed money of ACI or any restricted subsidiary in principal amount aggregating $5.0 million or more, whether such indebtedness now exists or is hereafter created, when the same shall become due and payable and continuation of such default after any applicable period of grace or (B) an event of default as defined in any indenture or instrument evidencing or under which ACI or any restricted subsidiary has at the date of the indenture or shall thereafter have outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable, and in any case referred to in the foregoing clause
(A) or (B) such non-payment or acceleration shall not be rescinded or annulled within 10 days after notice of such default in payment or event of default shall have been given to ACI by the Trustee (if such event is known to it), or to ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the ACI 9 1/2% Notes at the time outstanding; (vi) one or more judgments, orders or decrees for the payment of money (provided that the amount of such money judgment shall be calculated net of any insurance coverage that the insurer has irrevocably acknowledged to ACI as covering such money judgment in whole or in part) in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against ACI or any restricted subsidiary of ACI or any of their respective properties and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or (vii) the holder of any indebtedness of ACI or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of ACI or any restricted subsidiary (or any agent of such holder of such debt or the trustee or other representative then acting under any indenture or other instrument under which such debt is outstanding) shall commence any proceeding, or take any action (including by way of set-off) to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of ACI or any of its restricted subsidiaries having a fair market value in excess of $5.0 million individually or in the aggregate (including funds on deposit or held pursuant to lock-box or other similar arrangements).

ACI 14% NOTES

  ACI has outstanding $100.0 million in aggregate principal amount of ACI 14% Notes. The ACI 14% Notes accrue interest at the rate of ACI 14% per annum, payable semi-annually on May 1 and November 1. The ACI 14% Notes are scheduled to mature on November 1, 2004.

  ACI may, at its option, redeem the ACI 14% Notes as a whole, or from time to time in part, at the redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning November 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

                                               REDEMPTION
            YEAR                                 PRICE
            ----                               ----------
            1999..............................  107.000%
            2000..............................  104.625%
            2001..............................  102.375%
            2002 and thereafter...............  100.000%

  The covenants in the indenture under which the ACI 14% Notes are outstanding (the "ACI 14% Notes Indenture") limit the ability of ACI and its subsidiaries to pay dividends to Arch. Additionally, the ACI 14% Notes Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by ACI and its subsidiaries, on the disposition of assets, on transactions with affiliates, on guarantees of the obligations of ACI by any of its subsidiaries, on the sale or issuance of stock by the subsidiaries of ACI and on the merger, consolidation or sale of substantially all of the assets of ACI.

  Upon the occurrence of a "Change of Control", as defined in the ACI 14% Notes Indenture, each holder of ACI 14% Notes has the right to require that ACI repurchase such holder's ACI 14% Notes at a repurchase price in cash equal to 102% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a Change of Control under the ACI 14% Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the securities of ACI or Arch having the right to vote in the election of directors; (ii) certain changes in the boards of directors of ACI or Arch; (iii) the sale or transfer of all or substantially all of the assets of ACI or (iv) the merger or consolidation of ACI or Arch with or into another corporation or the merger of another corporation with or into ACI or Arch with the effect that (A) a person or group shall have become the beneficial owner of the majority securities of the surviving corporation having the right to vote in the election of directors or
(B) the securities of ACI or Arch outstanding immediately prior to such transaction and which represent 100% of the voting securities having the right to vote in the election of directors are exchanged for cash, securities or property unless such securities are changed into or exchanged for securities of the surviving corporation representing a majority of the voting securities having the right to vote in the election of directors.

  The following constitute "Events of Default" under the ACI 14% Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the ACI 14% Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the ACI 14% Notes as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise;
(iii) the failure of ACI to comply with the covenants limiting mergers and sales of assets; (iv) the failure of ACI to comply with certain other covenants limiting its ability to incur debt, make restricted payments, impose dividend restrictions on its subsidiaries, dispose of assets, transact with affiliates, grant liens, obtain guarantees from its subsidiaries, permit its subsidiaries to issue stock or suffer a change of control, for a period of 30 days after notice; (v) the failure on the part of ACI duly to observe or perform any other of the covenants or agreements on the part of ACI in the ACI 14% Notes or in the ACI 14% Notes Indenture for a period of 60 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" and demanding that ACI remedy the same, shall have been given by registered or certified mail, return receipt requested, to ACI by the Trustee, or ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the ACI 14% Notes at the time outstanding; (vi) certain events of bankruptcy, insolvency or reorganization in respect of

ACI or any of its restricted subsidiaries; (vii) (A) a default in payment of the principal of, premium if any, or interest on any indebtedness for borrowed money of ACI or any restricted subsidiary in principal amount aggregating $5.0 million or more, whether such indebtedness now exists or is hereafter created, when the same shall become due and payable and continuation of such default after any applicable period of grace or (B) an event of default as defined in any indenture or instrument evidencing or under which ACI or any restricted subsidiary has at the date of the indenture of shall thereafter have outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable, and in any case referred to in the foregoing clause (A) or (B) such non-payment or acceleration shall not be rescinded or annulled within 10 days after notice of such default in payment or event of default shall have been given to ACI by the Trustee (if such event is known to it), or to ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the ACI 14% Notes at the time outstanding; (viii) one or more judgments, orders or decrees for the payment of money (provided that the amount of such money judgment shall be calculated net of any insurance coverage that the insurer has irrevocably acknowledged to ACI as covering such money judgment in whole or in part) in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against ACI or any restricted subsidiary of ACI or any of their respective properties and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or
(ix) the holder of any indebtedness of ACI or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of ACI or any restricted subsidiary (or any agent of such holder of such debt or the trustee or other representative then acting under any indenture or other instrument under which such debt is outstanding) shall commence any proceeding, or take any action (including by way of set-off) to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of ACI or any of its restricted subsidiaries having a fair market value in excess of $5.0 million individually or in the aggregate (including funds on deposit or held pursuant to lock-box or other similar arrangements).

ACI 12 3/4% NOTES

  ACI has outstanding $127.5 million in aggregate principal amount of ACI 12 3/4% Notes. The ACI 12 3/4% Notes accrue interest at the rate of 12.75% per annum, payable semi-annually on January 1 and July 1. The ACI 12 3/4% Notes are scheduled to mature on July 1, 2007.

  ACI, at its option, may redeem the ACI 12 3/4% Notes as a whole, or from time to time in part, on or after July 1, 2003 at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning July 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

            YEAR                         REDEMPTION PRICE
            ----                         ----------------
            2003........................     106.375%
            2004........................     104.250%
            2005........................     102.125%
            2006 and thereafter.........     100.000%

  In addition, on or prior to July 1, 2001, ACI, at its option, may redeem up to 35% of the original aggregate principal amount of the ACI 12 3/4% Notes, with the proceeds of a qualifying equity offering at a redemption price equal to 112.75% of the principal amount thereof, to the date of redemption provided that, immediately after giving effect to such redemption, ACI 12 3/4% Notes with an aggregate principal amount of at least $84,500,000 remain outstanding. ACI is not, however, obligated to redeem any ACI 12 3/4% Notes with the proceeds of any equity offering.

  The covenants in the indenture under which the ACI 12 3/4% Notes were issued (the "ACI 12 3/4% Notes Indenture") limit the ability of ACI and its subsidiaries to pay dividends. Additionally, the ACI 12 3/4% Notes Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by ACI and its subsidiaries, on the occurrence of liens, on the disposition of assets, on transactions with affiliates, on the sale or issuance of stock by the subsidiaries of ACI and on the merger or consolidation of Arch and its subsidiaries or sale of substantially all of the assets of Arch.

  Upon the occurrence of a "Change of Control", as defined in the ACI 12 3/4% Notes Indenture, each holder of ACI 12 3/4% Notes has the right to require Arch to repurchase such holder's ACI 12 3/4% Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, and Liquidated Damages (as defined therein), if any, to the date of repurchase. The following constitute a Change of Control under the ACI 12 3/4% Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the voting power of all classes of voting stock of ACI or Arch; (ii) the sale or transfer of all or substantially all of the assets of Arch or ACI or the merger or consolidation of Arch or ACI with or into another corporation with the effect that the outstanding voting stock of Arch or ACI is converted into or exchanged for cash, securities or other property other than certain transactions in which (A) the voting stock of Arch or ACI is exchanged for or converted into either capital stock of the transferee or survivor entity or, under limited circumstances, cash, securities or other property and (B) no person or group shall have become the beneficial owner of the majority of the securities of the surviving corporation having the right to vote in the election of directors; (iii) certain changes in the Arch Board; or (iv) Arch is liquidated or dissolved.

  The following constitute "Events of Default" under the ACI 12 3/4% Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the ACI 12 3/4% Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the ACI 12 3/4% Notes as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise; (iii) the failure of ACI to comply with the covenants limiting mergers and sales of assets; (iv) the failure of the part of ACI duly to observe or perform any other of the covenants or agreements on the part of ACI in the ACI 12 3/4% Notes or in the ACI 12 3/4% Notes Indenture for a period of 60 days after the date on which written notice specifying such failure shall have been given by registered or certified mail, return receipt requested, to ACI by the Trustee, or ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the Arch Discount Notes at the time outstanding;
(vi) (A) a default in any payment when due at final maturity on any indebtedness for borrowed money of ACI or any restricted subsidiary in principal amount aggregating $5.0 million or (B) an event of default as defined in any indenture or instrument evidencing or under which Arch or any restricted subsidiary has outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which it would otherwise become due and payable; (vii) one or more judgments, orders or decrees for the payment of money in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against ACI or any restricted subsidiary of Arch and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; (viii) the holder of any indebtedness of Arch or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of ACI or any restricted subsidiary shall notify the Trustee of the intended sale or disposition of any assets of ACI of any restricted subsidiary that have been pledged to or for the benefit of such holder or shall commence any proceeding, or take any action to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of Arch or any of its restricted subsidiaries pursuant to the terms of any agreement or instrument evidencing any such debt of Arch or any restricted subsidiary or in accordance with applicable law; or (ix) certain events of bankruptcy, insolvency or reorganization in respect of ACI or any of its restricted subsidiaries.

ARCH DISCOUNT NOTES

  In March 1996, Arch issued $467.4 million in aggregate principal amount at maturity of Arch Discount Notes. The Arch Discount Notes are scheduled to mature on March 15, 2008. The Arch Discount Notes were issued at a substantial discount from the principal amount due at maturity. Interest does not accrue on the Arch

Discount Notes prior to March 15, 2001. Thereafter, interest on the Arch Discount Notes will accrue at the rate of 10 7/8% per annum, payable semi-annually on March 15 and September 15, commencing September 15, 2001.

  Arch, at its option, may redeem the Arch Discount Notes as a whole or from time to time in part at any time on or after March 15, 2001 at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve month period beginning on March 15 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

            YEAR                         REDEMPTION PRICE
            ----                         ----------------
            2001........................     104.078%
            2002........................     102.719%
            2003........................     101.359%
            2004 and thereafter.........     100.000%

  In addition, on or prior to March 15, 1999, Arch, at its option, may redeem the Arch Discount Notes, in part, with the proceeds of a qualifying equity offering at a redemption price equal to 110.875% of the accreted value (as defined therein) to the date of redemption provided that, immediately after giving effect to such redemption, Arch Discount Notes with an aggregate principal amount at maturity at least equal to 66 2/3% of the original principal amount at maturity of the Arch Discount Notes remain outstanding. Arch is not, however, obligated to redeem any Arch Discount Notes with the proceeds of any equity offering.

  The covenants in the indenture under which the Arch Discount Notes were issued (the "Arch Discount Notes Indenture") limit the ability of Arch to pay dividends to its stockholders. Additionally, the Arch Discount Notes Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by Arch and its subsidiaries, on the disposition of assets, on the occurrence of liens, on transactions with affiliates, on the sale or issuance of stock by the subsidiaries of Arch and on the merger or consolidation of Arch and its subsidiaries or sale of substantially all of the assets of Arch.

  Upon the occurrence of a "Change of Control", as defined in the Arch Discount Notes Indenture, each holder of Arch Discount Notes has the right to require Arch to repurchase such holder's Arch Discount Notes at a repurchase price in cash equal to 101% of the accrued principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a Change of Control under the Arch Discount Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the securities of Arch having the right to vote in the election of directors; (ii) certain changes in the Arch Board; (iii) the sale or transfer of all or substantially all of the assets of Arch or the merger or consolidation of Arch with or into another corporation with the effect that the outstanding voting stock of Arch is converted into or exchanged for cash, securities or other property other than certain transactions in which (i) the voting stock of Arch is exchanged for or converted into either capital stock of the transferee or survivor entity or, under limited circumstances, cash, securities or other property and (ii) no person or group shall have become the beneficial owner of the majority of the securities of the surviving corporation having the right to vote in the election of directors.

  The following constitute "Events of Default" under the Arch Discount Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the Arch Discount Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the Arch Discount Notes as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise; (iii) the failure of Arch to comply with the covenants limiting mergers and sales of assets; (iv) the failure on the part of Arch duly to observe or perform any other of the covenants or agreements on the part of Arch in the Arch Discount Notes or in the Arch Discount Notes Indenture for a period of 60 days after the date on which written notice specifying such failure shall have been given by registered or certified mail, return receipt requested, to Arch by the Trustee, or Arch and the Trustee by the holders of at least 25% in aggregate principal amount of the Arch Discount Notes at the time outstanding; (v) certain events of bankruptcy, insolvency or reorganization in respect of Arch or any of its restricted subsidiaries; (vii) (A) a default in any payment when due at final maturity on any indebtedness for borrowed money of Arch or any restricted subsidiary in principal amount aggregating $5.0 million or (B) an event of default as defined in any indenture or instrument evidencing or under which Arch or any restricted subsidiary has outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which it would otherwise become due and payable; (viii) one or more judgments, orders or decrees for the payment of money in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against Arch or any restricted subsidiary of Arch and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or
(ix) the holder of any indebtedness of Arch or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of Arch or any restricted subsidiary shall notify the Trustee of the intended sale or disposition of any assets of Arch of any restricted subsidiary that have been pledged to or for the benefit of such holder or shall commence any proceeding, or take any action to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of Arch or any of its restricted subsidiaries pursuant to the terms of any agreement or instrument evidencing any such debt of Arch or any restricted subsidiary or in accordance with applicable law.

ARCH CONVERTIBLE DEBENTURES

  Arch has outstanding $13.4 million in principal amount of Arch Convertible Debentures, the 6 3/4% Convertible Subordinated Debentures due 2003. The Arch Convertible Debentures accrue interest at the rate of 6.75% per annum, payable semi-annually on June 1 and December 1. The Arch Convertible Debentures are scheduled to mature on December 1, 2003. The principal amount of the Arch Convertible Debentures is convertible into Common Stock at a conversion price of $16.75 per share at any time prior to redemption or maturity.

  The Arch Convertible Debentures may be redeemed at any time at the option of Arch, in whole or from time to time in part, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning December 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

            YEAR                         REDEMPTION PRICE
            ----                         ----------------
            1997........................     104.050%
            1998........................     103.375%
            1999........................     102.700%
            2000........................     102.025%
            2001........................     101.350%
            2002........................     100.675%
            2003 and thereafter.........     100.000%

  Upon the occurrence of a "Fundamental Change", as defined in the indenture under which the Arch Convertible Debentures were issued (the "Arch Debenture Indenture"), each holder of Arch Convertible Debentures has the right, at the holder's option, to require Arch to repurchase all of such holder's Arch Convertible Debentures, or any portion thereof, at a price equal to 100% of the principal amount of the Arch Convertible Debentures, plus accrued interest to the repurchase date. The following constitute a Fundamental Change under the Arch Debenture Indenture: (i) the acquisition by a person or group of beneficial ownership of capital stock of Arch entitled to exercise more than 50% of the total voting power of all capital stock (unless such beneficial ownership is approved by the board of directors of Arch prior to such person or group acquiring such beneficial ownership); (ii) certain changes in the Arch Board; (iii) a share exchange of Arch with, or the merger of Arch into, any other person, any merger of another person into Arch, or any sale or transfer of all or substantially all of the assets of Arch to another person (subject in each case to certain exceptions); (iv) the purchase by Arch of beneficial ownership in shares of its Common Stock if such purchase would result in a default under any senior debt agreements to which Arch is a party; or (v) certain distributions by Arch of Common Stock.

  The Arch Convertible Debentures represent senior unsecured obligations of Arch and are subordinated to "Senior Indebtedness" of Arch, as defined in the Arch Debenture Indenture. The Arch Debenture Indenture does not contain any limitation or restriction on the incurrence of Senior Indebtedness or other indebtedness or securities of Arch or its subsidiaries.

  The following constitute "Events of Default" under the Arch Debenture
Indenture: (i) a default in the payment of any interest on the Arch Convertible Debentures that continues for 30 days after the date when due;
(ii) a default in the payment of principal of or premium, if any, on any Arch Convertible Debenture when due and payable, whether at maturity, upon redemption or otherwise; (iii) a default in the performance of any other covenant or agreement of Arch that continues for 30 days after written notice of such default, requiring Arch to remedy the same; (iv) a default under any indebtedness for money borrowed by Arch, which default results in such indebtedness in an amount exceeding $5.0 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice of such default, requiring Arch to remedy the same; or (v) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Arch.

                                 LEGAL MATTERS

  The validity of the Securities offered hereby will be passed upon for Arch by Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

                                    EXPERTS

  The financial statements of Arch included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. A representative of Arthur Andersen LLP is expected to be at the Special Meeting to answer appropriate questions by stockholders and will have the opportunity to make a statement if so desired.

  The consolidated financial statements of MobileMedia at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about MobileMedia's ability to continue as a going concern as described in Note 1 of MobileMedia's Notes to Consolidated Financial Statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  With the exception of matters unique to MobileMedia, the descriptions of the regulatory requirements under the Communications Act and the regulations thereunder set forth under "Risk Factors--Risks Common to Arch and MobileMedia--Government Regulation, Foreign Ownership and Possible Redemption" and "Industry Overview--Regulation" have been included under the authority of Wilkinson, Barker, Knauer & Quinn, LLP, as experts in telecommunications law. FCC matters unique to MobileMedia included in the description of the regulatory requirements under the Communications Act and the regulations thereunder set forth under "Risk Factors--Risks Common to Arch and MobileMedia--Government Regulation, Foreign Ownership and Possible Redemption" and "Industry Overview--Regulation" have been included under the authority of Wiley, Rein & Fielding as experts in telecommunications law. Stockholders of Arch should not rely on Wilkinson, Barker, Knauer & Quinn, LLP or Wiley, Rein & Fielding with respect to any other matters.

                           GLOSSARY OF DEFINED TERMS

DEFINED TERM                                DEFINITION
------------                                ----------
A & M...................................... Alvarez & Marel, Inc.
ACE........................................ Arch Communications Enterprises, Inc.
ACE/USAM Merger............................ Merger by which ACE was merged into API.
ACI........................................ Arch Communications, Inc., a wholly owned subsidiary of Arch.
ACI Notes.................................. ACI 12 3/4% Notes, ACI 9 1/2% Notes and ACI
                                            14% Notes.
ACI 9 1/2% Notes........................... ACI's 9 1/2% Senior Notes due 2004.
ACI 12 3/4% Notes.......................... ACI's 12 3/4% Senior Notes due 2007.
ACI 14% Notes.............................. ACI's 14% Senior Notes due 2004.
ACI 9 1/2% Notes Indenture................. Indenture under which the ACI 9 1/2% Notes are outstanding.
ACI 12 3/4% Notes Indenture................ Indenture under which the ACI 12 3/4% Notes are outstanding.
ACI 14% Notes Indenture.................... Indenture under which the ACI 14% Notes are outstanding.
Acquiring Person........................... Person or group of affiliated or associated persons that attempts to or has acquired,
                                            or obtained the right to acquire,
                                            beneficial ownership of 15% or more (up to
                                            33% in certain specified circumstances) of
                                            the outstanding shares of the Common Stock.
Adjusted Pro Forma EBITDA.................. EBITDA (net of restructuring charges and bankruptcy related expenses, equity in loss
                                            of affiliates, income tax benefit, interest
                                            and non-operating expenses (net),
                                            extraordinary items and amortization of
                                            deferred gain on tower sale).
Agent...................................... The Chase Manhattan Bank, as agent to the
                                            DIP Credit Agreement.
ALJ........................................ Administrative law judge.
Amended Plan............................... Third Amended Joint Plan of Reorganization
                                            of Parent and MobileMedia under Chapter 11,
                                            dated as of December 1, 1998.
Antitrust Division......................... Antitrust Division of the Department of
                                            Justice.
API........................................ Arch Paging, Inc, a wholly owned subsidiary of ACI.
API Credit Facility........................ Bank credit facility of Arch Paging, Inc.
API Credit Facility Increase............... $200.0 million increase to the API Credit
                                            Facility.
Arch....................................... Arch Communications Group, Inc., a Delaware
                                            corporation.
Arch Acquisition Proposal.................. Merger, consolidation, sale of material assets, tender offer, recapitalization,
                                            accumulation or acquisition of securities
                                            issued by Arch, proxy solicitation or other
                                            business combination involving Arch or any
                                            of its subsidiaries.

DEFINED TERM                                DEFINITION
------------                                ----------
Arch Adjusted EBITDA....................... EBITDA (net of restructuring charges, equity in loss of affiliates, income tax
                                            benefit, interest and non-operating
                                            expenses (net) and extraordinary items).
Arch Board................................. The Board of Directors of Arch.
Arch By-laws............................... By-laws of Arch.
Arch Certificate........................... Restated Certificate of Incorporation of
                                            Arch.
Arch Convertible Debentures................ Arch's 6 3/4% Convertible Subordinated
                                            Debentures due 2003.
Arch Debenture Indenture................... Indenture under which the Arch Convertible
                                            Debentures were issued.
Arch Discount Notes........................ Arch's 10 7/8% Senior Discount Notes due
                                            2008.
Arch Discount Notes Indenture.............. Indenture under which the Arch Discount
                                            Notes were issued.
Arch Executives............................ 16 executive officers of Arch.
Arch Indentures............................ API Credit Facility and the Indentures.
Arch Participation Warrants................ Warrants distributed to holders of Arch
                                            Stockholder Rights to acquire one share of
                                            Common Stock per unexercised Arch
                                            Stockholder Right at the Warrant Exercise
                                            Price.
Arch Rights Offering....................... Distribution by Arch to holders of Common
                                            Stock and Series C Preferred Stock of
                                            rights to acquire shares of Common Stock.
                                            To the extent such Arch Stockholder Rights
                                            are not exercised, Arch will distribute
                                            Arch Participation Warrants to acquire an
                                            equivalent number of shares of Common Stock
                                            in lieu of unexercised Arch Stockholder
                                            Rights.
Arch Stockholder Registration Statement.... Registration Statement on Form S-4,
                                            containing a proxy statement/prospectus to
                                            be delivered to Arch stockholders in
                                            connection with the Special Meeting.
Arch Stockholder Rights.................... Rights to acquire shares of Common Stock distributed by Arch to holders of Common
                                            Stock and Series C Preferred Stock.
Arch Superior Proposal..................... Arch Acquisition Proposal that the Arch
                                            Board determines, in good faith, would
                                            result in a transaction more favorable to
                                            Arch stockholders.
Arch Warrant Agreement..................... Warrant Agreement between Arch and The Bank of New York with respect to Arch
                                            Participation Warrants and the Standby
                                            Purchasers' Warrants.
ARPU....................................... Average revenues per unit.
August 18 Agreements....................... Original Merger Agreement, First Amended
                                            Plan and the related documents.
Bankruptcy Code............................ United States Bankruptcy Code
Bankruptcy Court........................... U.S. Bankruptcy Court for the District of
                                            Delaware.

DEFINED TERM                                DEFINITION
------------                                ----------
Bankruptcy Filing.......................... Voluntary petitions for relief filed under
                                            Bankruptcy Code by Parent and MobileMedia
                                            on January 30, 1997 to implement an
                                            operational and financial restructuring.
Bankruptcy Related Requirements............ Operation and information requirements of the Office of United States Trustee and any
                                            orders entered or approvals or
                                            authorizations granted by the Bankruptcy
                                            Court in the Insolvency Preceedings during
                                            the period prior to the Effective Time.
Bear Stearns............................... Bear Stearns and Co., Inc.
Benbow..................................... Benbow PCS Ventures, Inc.
Benbow Investments......................... Benbow Investments, Inc.
Blackstone................................. The Blackstone Group, L.P.
Breakup Events............................. Events including (a) Arch's termination of the Merger Agreement as a result of a
                                            material breach of a representation,
                                            warranty or covenant by MobileMedia; MMC's
                                            or Arch's termination of the Merger
                                            Agreement as a result of the failure of the
                                            Confirmation Order to be entered due to
                                            MobileMedia's creditors' failure to vote on
                                            the Amended Plan or Amendment of the
                                            Amended Plan in a manner adverse to Arch,
                                            (b) MobileMedia's sale of all or a
                                            substantial portion of its assets (other
                                            than the MobileMedia Tower Site Sale) and
                                            (c) MobileMedia's termination of the Merger
                                            Agreement in connection with a MobileMedia
                                            Superior Proposal.
Bridge Facility............................ $120.0 million bridge facility commitment executed by ACI and the Bear Stearns
                                            Companies, Inc., TD Securities (USA), Inc.,
                                            the Bank of New York and the Royal Bank of
                                            Canada which would be available to Arch in
                                            the absence of an offering of the Planned
                                            ACI Notes.
Bridge Lenders............................. The Bear Stearns Companies, Inc., The Bank
                                            of New York, TD Securities, (USA) Inc. and
                                            Royal Bank of Canada.
Bridge Loan................................ $120.0 million term loan will be available to ACI in a single drawing, upon the
                                            closing of the Merger under the Bridge
                                            Facility.
Bridge Warrants............................ Warrants granted to the Bridge Lenders for the purchase of 5.0% of the Common Stock on
                                            a fully diluted basis if the Bridge Loan
                                            has not been repaid prior to the Bridge
                                            Loan maturity date.
Buyer Breakup Fee.......................... Liability of MobileMedia to Arch of $25.0
                                            million at the time of a Breakup Event.

DEFINED TERM                                DEFINITION
------------                                ----------
Buyer FCC Material Adverse Effect.......... A material adverse effect on the financial condition and operating income of Arch and
                                            its subsidiaries, taken as a whole,
                                            excluding any effect generally applicable
                                            to the economy or the industry in which
                                            Arch conducts its business.
California Actions......................... Two lawsuits filed in the United States
                                            District Court for the Northern District of
                                            California and the Superior Court of
                                            California against certain former officers
                                            and certain present and former directors of
                                            MobileMedia, certain investment entities
                                            and Ernst & Young LLP.
Cash Equivalent............................ Value of the Rights paid in cash that a creditor would have received had its claim
                                            been allowed as of the date that the Rights
                                            Offering was commenced.
Certificate of Merger...................... Certificate of Merger filed with the
                                            Delaware Secretary of State effecting the
                                            Merger.
Change Date................................ Date on which Arch will experience an ownership change as defined under Section
                                            382(g) of the Tax Code.
Chapter 11................................. Chapter 11 of the United States Bankruptcy
                                            Code.
Class B Common Stock....................... Class B Common Stock, par value $.01 per share, of Arch.
Class 7 Claims............................. Claims of holders of MobileMedia promissory notes based on alleged violations of
                                            applicable securities laws and any claims
                                            by officers or directors or underwriters
                                            for indemnification related thereto.
Class 8 Claims............................. Claims of all equity interests in Parent and all claims related to alleged
                                            violations of applicable securities laws
                                            and various claims for indemnification by
                                            any officer, director, underwriter,
                                            employee or professional related thereto.
Class 9 Claims............................. Any claim by Parent, MMC or any of MMC's subsidiaries against one another and the
                                            equity interests held by Parent, MMC or
                                            MMC's subsidiaries in one another.
Class Period............................... Period between June 29, 1995 and September
                                            27, 1996 during which certain former
                                            officers of MobileMedia allegedly deceived
                                            the investing public by making false
                                            statements or omissions in press releases
                                            and public fiings.
Closing Conditions......................... The conditions precedent to effecting the
                                            Merger, as set forth in the Merger
                                            Agreement.
CMRS....................................... Commercial mobile radio services.
COAM....................................... Customer-owned and -maintained.
Combined Company........................... Arch, after giving effect to the acquisition of MobileMedia.

DEFINED TERM                                DEFINITION
------------                                ----------
Combined Company Projections............... The unaudited combined company projections set forth herein.
Common Stock............................... Common Stock, par value $.01 per share, of
                                            Arch.
Communications Act......................... Communications Act of 1934, as amended.
Compensation Committee..................... Executive Compensation Committee of the
                                            Arch Board.
Complaint.................................. Consolidated amended complaint filed in the
                                            New Jersey Actions.
Confidentiality Agreements................. Confidentiality agreements between Parent and Arch.
Confirmation Date.......................... The date on which the Bankruptcy Court enters an order confirming the Amended
                                            Plan.
Confirmation Order......................... Order of the Bankruptcy Court confirming the Amended Plan.
Conxus..................................... CONXUS Communications, Inc.
CS First Boston............................ Credit Suisse First Boston Corporation.
Debtor FCC Material Adverse Effect......... A material adverse effect on the financial condition and operating income of
                                            MobileMedia and its subsidiaries, taken as
                                            a whole, excluding any effect generally
                                            applicable to the economy or the industry
                                            in which MobileMedia conducts its business.
Debtors.................................... Parent, MMC and all of MMC's subsidiaries.
December 1 Amendments...................... Amendments to the September 3 Agreements
                                            and a Third Amended Joint Plan of
                                            Reorganization, executed on December 2,
                                            1998.
DGCL....................................... Delaware General Corporation Law.
Dial Page.................................. Dial Page Inc.
Dial Page Acquisition...................... Acquisition of Dial Page by Mobile Media.
Dial Page Notes............................ Dial Page 12 1/4% Senior Notes due 2000.
DIP........................................ Debtor in possession.
DIP Agreement Lenders...................... Agent and certain other financial institutions.
DIP Credit Agreement....................... Revolving Credit and Guarantee Agreement
                                            dated as of January 30, 1997 among MMC, The
                                            Chase Manhattan Bank and other lenders who
                                            are a party thereto.
Directly Distributed Creditor Stock Pool... The 14,344,969 shares of Common Stock to be issued under the Amended Plan to the
                                            Unsecured Creditors in consideration of the
                                            discharge of their claims against Parent
                                            and MobileMedia that are classified as
                                            Class 6 Claims.
Disclosure Statement....................... Third Amended Disclosure Statement relating to the Amended Plan, furnished to the
                                            creditors of MobileMedia pursuant to the
                                            Amended Plan.
Disinterested Stockholders................. Each holder of less than 5% of the voting power of Arch.

DEFINED TERM                                DEFINITION
------------                                ----------
Disputed Claims............................ Disputed Unsecured Claims and Unsecured
                                            Claims arising from the rejection of
                                            executing contracts and unexpired leases.
Distribution Ratio......................... A distribution to an Unsecured Creditor consisting of one Right for each $4.28 of
                                            unsecured claims held by such Unsecured
                                            Creditor.
Divisional Reorganization.................. Reorganization of Arch's operations.
DTC........................................ Depository Trust Company.
EBITDA..................................... Earnings before interest, taxes, depreciation and amortization.
Effective Date............................. Date Amended Plan becomes effective.
Effective Time............................. The Effective Time of the Merger, occurring upon filing of the Certificate of Merger or
                                            such later time as may be specified in the
                                            Certificate of Merger.
Exchange Act............................... Securities Exchange Act of 1934, as
                                            amended.
Exhibit Opinion............................ Tax Opinion of Hale and Dorr LLP, counsel to Arch.
Expiration Date............................ 5:00 p.m., New York City time on the date selected by Arch and MobileMedia on or
                                            prior to later of (i) the Confirmation Date
                                            or (ii) the date on which the FCC Grant is
                                            issued, which date must be at least 15 days
                                            after the date on which all closing
                                            conditions in the Merger Agreement (other
                                            than (i) the requirement that the FCC Grant
                                            has become a final order, (ii) the
                                            requirement that the Confirmation Order has
                                            become a final order and (iii) other
                                            conditions which by their terms cannot be
                                            satisfied until the Effective Time) are
                                            first satisfied or, if legally permissible,
                                            waived.
FCC........................................ Federal Communications Commission.
FCC Applications........................... Applications, filed jointly by Arch and
                                            MobileMedia on September 2, 1998,
                                            requesting the FCC's consent to the
                                            transfer of control of the Debtor
                                            Authorizations; consent to the transfer of
                                            control of Buyer Authorizations from Arch's
                                            current stockholders; termination of the
                                            Hearing; and grant to Arch of permanent
                                            license authority to operate certain
                                            stations.
FCC Grant.................................. FCC order consenting to requests in FCC
                                            Applications.
FCC Order.................................. FCC order, issued April 8, 1997, commencing an administrative hearing to inquire into
                                            the qualification of MobileMedia to remain
                                            an FCC licensee.
First Amended Plan......................... First Amended Joint Plan of Reorganization
                                            dated as of August 18, 1998.

DEFINED TERM                                DEFINITION
------------                                ----------
Fort Lee Lease............................. Lease between MobileMedia and Miller
                                            Freeman, Inc. for MobileMedia's office
                                            headquarters in Fort Lee, New Jersey.
FTC........................................ Federal Trade Commission.
GAAP....................................... Generally accepted accounting principles.
Glenayre................................... Glenayre Electronics, Inc.
Goldman Sachs.............................. Goldman, Sachs & Co. and its parent holding company, The Goldman Sachs Group, L.P.
Goodwill................................... Excess of the purchase price paid by Arch to acquire MobileMedia over the net fair
                                            market value allocated to the indentifiable
                                            assets and liabilities of MobileMedia.
Hearing.................................... Hearing in WT Docket No. 97-115, In the
                                            matter of MobileMedia Corporation, et al.
HLH&Z...................................... Houlihan, Lokey, Howard & Zukin.
HSR Act.................................... Hart-Scott-Rodino Antitrust Improvements
                                            Act of 1976, as amended.
Information Agent.......................... MacKenzie Partners, Inc.
Initial Merger Order....................... Bankruptcy Court order dated September 4,
                                            1998 approving exclusivity provisions,
                                            breakup fees and expense reimbursement
                                            provisions of the Merger Agreement.
Initial Purchasers......................... Bear Stearns, Barclays Capital Inc., RBC
                                            Dominion Securities Corporation, BNY
                                            Capital Markets, Inc. and TD Securities
                                            (USA) Inc.
Insolvency Proceedings..................... Voluntary Petitions for reorganization under Chapter 11 filed with the Bankruptcy
                                            Court by Parent, MMC and all of MMC's
                                            subsidiaries.
IRS........................................ Internal Revenue Service.
Key Suppliers.............................. Panasonic, Motorola, Glenayre and NEC.
LECs....................................... Local exchange carriers.
LQA........................................ Latest quarter annualized.
Merger..................................... The proposed Merger of MMC with and into
                                            Merger Subsidiary pursuant to the Merger
                                            Agreement.
Merger Agreement........................... Agreement and Plan of Merger dated as of
                                            August 18, 1998, and amended as of
                                            September 3, 1998 and as of December 1,
                                            1998, by and among Parent, MMC, the Merger
                                            Subsidiary and Arch.
Merger Subsidiary.......................... Farm Team Corp., a wholly-owned subsidiary of Arch.
Metrocall.................................. Metrocall, Inc.
MMC........................................ MobileMedia Communications, Inc., a wholly-
                                            owned subsidiary of Parent and currently
                                            operating as a debtor-in-possession under
                                            Chapter 11.

DEFINED                                     DEFINITION
-------                                     ----------
MobileComm................................. Mobile Communications Corporation of
                                            America.
MobileComm Acquisition..................... Acquisition of MobileComm by MMC.
MobileMedia................................ MMC and its subsidiaries.
MobileMedia 1995 Credit Agreement.......... MMC's $750.0 million senior secured credit agreement.
MobileMedia Acquisition Proposal........... Merger, consolidation, sale of material assets, tender offer, recapitalization,
                                            accumulation or acquisition of securities
                                            issued by MobileMedia, proxy solicitation
                                            or other business combination involving
                                            MobileMedia or any of its subsidiaries.
MobileMedia Adjusted EBITDA................ Earnings before other income (expense), taxes, depreciation, amortization,
                                            impairment of long-lived assets,
                                            amortization of deferred gain on tower sale
                                            and restructuring costs.
MobileMedia Breakup Fee.................... Liability of Arch to MMC of $32.5 million for Arch's failure, not otherwise excused,
                                            to perform its obligation under the Merger
                                            Agreement.
MobileMedia Deferred Coupon Notes.......... $210.0 million of Senior Subordinated
                                            Deferred Coupon Notes issued by
                                            MobileMedia.
MobileMedia 9 3/8% Notes................... $250.0 million of 9 3/8% Notes issued by
                                            MMC.
MobileMedia Notes.......................... MobileMedia 9 3/8% Notes and certain other outstanding notes of MobileMedia.
MobileMedia Proposal....................... The issuance of Arch Combined Common Stock and warrants to acquire shares of Arch
                                            Common Stock pursuant to the Merger
                                            Agreement, the Amended Plan and Standby
                                            Purchase Agreements.
MobileMedia Superior Proposal.............. MobileMedia Acquisition Proposal that the
                                            MMC Board determines, in good faith, would
                                            result in a transaction more favorable to
                                            MobileMedia claimholders.
MobileMedia Tower Sites.................... Certain transmission towers and associated assets of MobileMedia.
MobileMedia Tower Site Sale................ Sale of MMC's transmission towers and related real property.
MobileMedia Tower Site Sale Agreement...... Purchase Agreement between MobileMedia and
                                            Pinnacle in connection with the MobileMedia
                                            Tower Site Sale.
Motorola................................... Motorola, Inc.
Named Executive Officers................... Arch's Chief Executive Officer and other executive officers.
NASD....................................... National Association of Securities Dealers,
                                            Inc.
NEC........................................ NEC America Inc.
New Jersey Actions......................... Five actions filed against MobileMedia and certain of its officers, directors and
                                            underwriters in the United States District
                                            Court for the District of New Jersey.

DEFINED                                     DEFINITION
-------                                     ----------
NOL........................................ Net operating loss.
Northwestern Mutual........................ Northwestern Mutual Life Insurance Company.
N-PCS...................................... Narrowband personal communications services.
N-PCS Construction......................... N-PCS netwqork construction.
Old Arch................................... A predecessor to Arch, also named Arch
                                            Communications Group, Inc. On September 7,
                                            1995 Old Arch acquired USA Mobile
                                            Communications Holdings, Inc. by merging
                                            with and into USA Mobile Communications
                                            Holdings, Inc., which simultaneously
                                            changed its name to Arch Communications
                                            Group, Inc.
Original Merger Agreement.................. Agreement and Plan of Merger dated as of
                                            August 18, 1998.
Original Plan.............................. Filing of original plan of reorganization by MobileMedia on January 27, 1998
                                            providing for the continued operation of
                                            MobileMedia as a stand-alone entity.
Page Call.................................. Page Call, Inc.
PageNet.................................... Paging Network, Inc.
Paging revenue............................. Services, rents and maintenance revenues for MobileMedia's paging and related
                                            services.
Panasonic.................................. Panasonic Communications & Systems Company.
Parent..................................... MobileMedia Corporation, a Delaware
                                            corporation currently operating as a
                                            debtor-in-possession under Chapter 11.
PCP........................................ Private Carrier Paging Operator.
PCS........................................ Broadband personal communications services.
Petition Date.............................. January 30, 1997, the date the Debtors filed voluntary petitions for
                                            reorganization under Chapter 11.
Pinnacle................................... Pinnacle Towers, Inc.
Plan....................................... Third Amended Joint Plan of Reorganization
                                            of Parent and MobileMedia under Chapter 11,
                                            dated as of December 1, 1998.
Plan Approval.............................. Approval of the Amended Plan by creditors as required by the Bankruptcy Code.
Planned ACI Notes.......................... To fund the estimated cash payments required by the Merger, ACI intends to
                                            issue $200 million of new senior notes.
Predecessor................................ Metromedia Paging Services.
Preferred Stock Rights Plan................ Arch's stockholders rights plan.
Preferred Stock Unit....................... A unit consisting of one one-thousandth of a share of Arch Series B Preferred stock at
                                            a cash purchase price of $150.00 per unit
                                            subject to adjustment.
Pre-Petition Agent......................... The Chase Manhattan Bank, agent for the
                                            Pre-Petition Lenders.

DEFINED                                     DEFINITION
-------                                     ----------
Pre-Petition Lenders....................... Lenders under the MobileMedia 1995 Credit
                                            Agreement.
Private Notes.............................. $130.0 million principal amount of private notes issued and sold by ACI in June 1998.
Public Notice.............................. Public notice issued by FCC on January 13,
                                            1997 relating to the status of certain FCC
                                            authorizations held by MobileMedia.
Purchase Right............................. One preferred stock purchase right attached to each outstanding share of Arch Common
                                            Stock.
RCC........................................ Radio Common Carrier.
Registrable Securities..................... Common Stock, Standby Purchasers' Warrants
                                            (and the Common Stock issuable upon
                                            exercise) and Class B Common Stock (and the
                                            Common Stock issuable upon conversion) and
                                            any securities received from Arch by reason
                                            of stock dividends or similar matters.
Registration Statement..................... Registration Statement filed by Arch to effect the Rights Offering, of which this
                                            Prospectus is a part.
Related Transactions....................... The completion of the Rights Offering;
                                            issuance and sale of Planned ACI Notes;
                                            additional borrowings under API Credit
                                            Facility; issuance of Common Stock in
                                            accordance with the Amended Plan; and
                                            payment by Arch of $479.0 million in cash
                                            in accordance with the Amended Plan.
Reorganization............................. All transactions involving the payment of pre- and post-petition claims by the
                                            Debtor's under Chapter 11 of the Bankruptcy
                                            Code.
Retention Agreements....................... Executive Retention Agreements between Arch and Arch Executives.
Rights..................................... Transferable subscription rights to acquire
                                            Stock.
Rights Offering............................ Distribution to the Unsecured Creditors of
                                            the transferable Rights to acquire
                                            Securities of Arch.
Sandler.................................... Sandler Capital Management Company, Inc.
SARs....................................... Stock appreciation rights.
SEC........................................ Securities and Exchange Commission.
Section 382 Limitation..................... Restrictions on a corporation's utilization of its NOL carryforwards and other tax
                                            attributes imposed by Section 382 of the
                                            Tax Code.
Securities................................. The shares of Common Stock and Class B
                                            Common Stock, the Standby Purchasers'
                                            Warrants and the Rights.
Securities Act............................. Securities Act of 1933, as amended.
Securities Actions......................... The California Actions and the New Jersey
                                            Actions.
September 3 Amendments..................... Amendments to the August 18 Agreements and
                                            a Second Amended Joint Plan of
                                            Reorganization, executed September 3, 1998.

DEFINED TERM                                DEFINITION
------------                                ----------
Series C Preferred Stock................... Series C Convertible Preferred Stock, par
                                            value $.01 per share, of Arch.
SFAS....................................... Statement of Financial Accounting
                                            Standards.
SFAS No. 130............................... Statement of Financial Accounting Standards
                                            No. 130 "Reporting Comprehensive Income".
SFAS No. 131............................... Statement of Financial Accounting Standards
                                            No. 131 "Disclosures about Segments of an
                                            Enterprise and Related Information".
Shares..................................... The 108,500,000 shares of Stock offered hereby.
SkyTel..................................... SkyTel Communications, Inc.
SOP 98-1................................... Statement of Position 98-1.
SOP 98-5................................... Statement of Position 98-5.
Special Meeting............................ Special Meeting of Arch stockholders to be held on January 26, 1999 at 10:00 a.m.,
                                            local time, at the offices of Hale and Dorr
                                            LLP, 60 State Street, Boston, MA 02109.
Standby Maximum Reduction Number........... The amount by which each Standby Purchaser may reduce its commitment to purchase
                                            Stock; amount equal to the product of (i)
                                            the aggregate consideration paid upon the
                                            exercise of Arch Stockholder Rights and
                                            (ii) a fraction, the numerator of which is
                                            the dollar amount of the total commitment
                                            of such individual Standby Purchaser and
                                            the denominator of which is $217.0 million.
Standby Purchase Agreements................ Certain separate commitment letters, dated as of August 18, 1998 and amended as of
                                            September 3, 1998 and as of December 1,
                                            1998, among Arch, MMC and the Standby
                                            Purchasers whereby the Standby Purchasers
                                            will purchase certain shares as well as any
                                            and all other shares not purchased by other
                                            Unsecured Creditors for an aggregate
                                            purchase price of up to $217.0 million.
Standby Purchaser Registration Rights       Registration rights agreement with the
 Agreement................................. Standby Purchasers.
Standby Purchasers......................... Certain Unsecured Creditors of Parent and
                                            MobileMedia comprised of W.R. Huff,
                                            Northwestern Mutual, CS First Boston and
                                            Whippoorwill.
Standby Purchasers' Warrants............... Warrants issued to the Standby Purchasers to acquire shares of Common Stock at the
                                            Warrant Exercise Price.
Stock...................................... Common Stock and Class B Common Stock.
Stock Acquisition Date..................... Ten business days following a public announcement that an Acquiring Person has
                                            acquired, or obtained the right to acquire,
                                            beneficial ownership of 15% or more (up to
                                            33% in certain specified circumstances) of
                                            the outstanding shares of the Common Stock.

DEFINED                                     DEFINITION
-------                                     ----------
Subscription Agent......................... The Bank of New York.
Subscription Certificate................... Subscription Certificate evidencing the
                                            Arch Stockholder Rights.
Subscription Price......................... $2.00 per share of Stock in cash.
Surviving Corporation...................... Merger Subsidiary.
Tax Code................................... Internal Revenue Code of 1986, as amended.
Telecommunications Act..................... Telecommunications Act of 1996.
10% Stockholder............................ Any stockholder who as a result of the
                                            Merger becomes the beneficial owner of at
                                            least 10% of the outstanding Common Stock.
10% Stockholder Registration Rights         Registration rights agreement with the 10%
 Agreement................................. Stockholders.
Term Loan.................................. The Bridge Loan turns into a term loan due in December 2006, if the Bridge Loan is not
                                            paid on or before maturity 180 days after
                                            the closing of the Merger.
Third Amended Disclosure Statement......... Third Amended Disclosure Statement relating to the Amended Plan, furnished to the
                                            creditors of MobileMedia pursuant to the
                                            Amended Plan.
Third Amended Joint Plan of                 Third Amended Joint Plan of Reorganization
 Reorganization............................ of Parent and MobileMedia under Chapter 11, dated as of December 1, 1998.
Tower Site Sale............................ Sale of certain tower sites owned by Arch.
Tranche A Facility......................... $175.0 million reducing revolving credit facility amendment to ACE's existing credit
                                            facility.
Trance B Facility.......................... $100.0 million 364-day revolving credit facility under which the principal amount
                                            outstanding on the 364th day following the
                                            closing will convert to a term loan.
Tranche C Facility......................... $125.0 million term loan.
Universal Service.......................... Widespread availability of telecommunications services (including to
                                            low income consumers).
Universal Service Fund..................... Fund created for Universal Service.
Unsecured Claims........................... Allowed Unsecured Claims of the Unsecured
                                            Creditors.
Unsecured Creditors........................ The unsecured creditors of Parent and
                                            MobileMedia.
Unsecured Creditors Committee.............. Official Committee of Unsecured Creditors.
USAM....................................... USA Mobile Communications, Inc. II.


USA Mobile................................. USA Mobile Communications Holdings, Inc.
USA Mobile Merger.......................... Merger of Old Arch with and into USA
                                            Mobile.
Warrant Agent.............................. The Bank of New York.
Warrant Certificate........................ Warrant certificate evidencing Arch
                                            Participation Warrants and the Standby
                                            Purchasers' Warrants.

DEFINED TERM                                DEFINITION
------------                                ----------
Warrant Exercise Price..................... Expected to be $3.25 per share. The exact amount of the Warrant Exercise Price will
                                            be calculated when the Effective Time
                                            occurs, and will be equal to an amount that
                                            would result at September 1, 2001 from an
                                            investment of $2.00 made at the Effective
                                            Time assuming a 20% internal rate of
                                            return.
Warrants................................... Arch Participation Warrants and the Standby
                                            Purchasers' Warrants.
Warrant Shares............................. The shares of Stock purchasable upon exercise of the Warrants.
Westlink................................... Westlink Holdings, Inc.
Whippoorwill............................... Whippoorwill Associates, Inc.
W.R. Huff.................................. W.R. Huff Asset Management Co., L.L.C.
WTO Agreement.............................. World Trade Organization Agreement.
Y2K Project Group.......................... Arch's cross-functional project group to work on the Year 2000 problem.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Arch Communications Group, Inc.
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and
   September 30, 1998 (unaudited).........................................  F-3
  Consolidated Statements of Operations for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Nine Months Ended September
   30, 1997 and 1998 (unaudited)..........................................  F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for Each of
   the Three Years in the Period Ended December 31, 1997 and for the Nine
   Months Ended September 30, 1998 (unaudited)............................  F-5
  Consolidated Statements of Cash Flows for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Nine Months Ended September
   30, 1997 and 1998 (unaudited)..........................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
MobileMedia Communications, Inc. and Subsidiaries
  Report of Independent Public Auditors................................... F-22
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and
   September 30, 1998 (unaudited)......................................... F-23
  Consolidated Statements of Operations for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Nine Months Ended September
   30, 1997 and 1998 (unaudited).......................................... F-24
  Consolidated Statement of Changes in Stockholders' Equity (Deficit) for
   Each of the Three Years in the Period Ended December 31, 1997 and for
   the Nine Months Ended September 30, 1998 (unaudited)................... F-25
  Consolidated Statements of Cash Flows for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Nine Months Ended September
   30, 1997 and 1998 (unaudited).......................................... F-26
  Notes to Consolidated Financial Statements.............................. F-27

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arch Communications Group, Inc.:

  We have audited the accompanying consolidated balance sheets of Arch Communications Group, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Communications Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in
Item 21(b) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                       Arthur Andersen LLP

Boston, Massachusetts
February 9, 1998 (except with respect to the matters discussed in Notes 3 and 4, as to which the date is June 29, 1998)

                        ARCH COMMUNICATIONS GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                               DECEMBER 31,
                                           ----------------------  SEPTEMBER 30,
                                              1996        1997         1998
                                           ----------  ----------  -------------
                                                                    (UNAUDITED)
                 ASSETS
Current assets:
  Cash and cash equivalents..............  $    3,497  $    3,328    $  6,571
  Accounts receivable (less reserves of
   $4,111, $5,744 and $7,375 in 1996,
   1997 and 1998, respectively)                25,344      30,147      34,496
  Inventories............................      10,239      12,633      10,578
  Prepaid expenses and other.............       4,531       4,917       4,170
                                           ----------  ----------    --------
    Total current assets.................      43,611      51,025      55,815
                                           ----------  ----------    --------
Property and equipment, at cost:
  Land, buildings and improvements.......       8,780      10,089      10,382
  Paging and computer equipment..........     339,391     361,713     393,808
  Furniture, fixtures and vehicles.......       9,921      16,233      17,115
                                           ----------  ----------    --------
                                              358,092     388,035     421,305
  Less accumulated depreciation and
   amortization..........................      96,448     146,542     197,416
                                           ----------  ----------    --------
  Property and equipment, net............     261,644     241,493     223,889
                                           ----------  ----------    --------
Intangible and other assets (less
 accumulated amortization of $141,710,
 $260,932 and $342,101 in 1996, 1997 and
 1998, respectively).....................     841,501     728,202     662,662
                                           ----------  ----------    --------
                                           $1,146,756  $1,020,720    $942,366
                                           ==========  ==========    ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
                (DEFICIT)
Current liabilities:
  Current maturities of long-term debt...  $       46  $   24,513    $    --
  Accounts payable.......................      17,395      22,486      23,571
  Accrued restructuring charge...........         --          --       14,810
  Accrued expenses.......................      14,287      11,894      12,523
  Accrued interest.......................      10,264      11,249      18,767
  Customer deposits......................       6,698       6,150       5,340
  Deferred revenue.......................       7,181       8,787      11,349
                                           ----------  ----------    --------
    Total current liabilities............      55,871      85,079      86,360
                                           ----------  ----------    --------
Long-term debt, less current maturities..     918,150     968,896     992,790
                                           ----------  ----------    --------
Other long-term liabilities..............      21,172         --       28,639
                                           ----------  ----------    --------
Commitments and contingencies
Redeemable preferred stock...............       3,712         --          --
                                           ----------  ----------    --------
Stockholders' equity (deficit):
  Preferred stock--$.01 par value,
   authorized 10,000,000 shares, 250,000
   shares issued ($25,515 aggregate
   liquidation preference)...............         --          --            3
  Common stock--$.01 par value,
   authorized 75,000,000 shares, issued
   and outstanding: 20,712,220,
   20,863,563 and 21,067,110 shares in
   1996, 1997 and 1998, respectively.....         207         209         211
  Additional paid-in capital.............     350,444     351,210     377,382
  Accumulated deficit....................    (202,800)   (384,674)   (543,019)
                                           ----------  ----------    --------
    Total stockholders' equity (defi-
     cit)................................     147,851     (33,255)   (165,423)
                                           ----------  ----------    --------
                                           $1,146,756  $1,020,720    $942,366
                                           ==========  ==========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                NINE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                          ----------------------------------  ----------------------
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Service, rental and
 maintenance revenues...  $  138,466  $  291,399  $  351,944  $  261,570  $  277,826
Product sales...........      24,132      39,971      44,897      34,029      31,811
                          ----------  ----------  ----------  ----------  ----------
    Total revenues......     162,598     331,370     396,841     295,599     309,637
Cost of products sold...     (20,789)    (27,469)    (29,158)    (22,044)    (21,863)
                          ----------  ----------  ----------  ----------  ----------
                             141,809     303,901     367,683     273,555     287,774
                          ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Service, rental and
   maintenance..........      29,673      64,957      79,836      59,227      60,812
  Selling...............      24,502      46,962      51,474      39,019      36,902
  General and
   administrative.......      40,448      86,181     106,041      78,878      84,527
  Depreciation and
   amortization.........      60,205     191,871     232,347     179,917     164,990
  Restructuring charge..         --          --          --          --       16,100
                          ----------  ----------  ----------  ----------  ----------
    Total operating
     expenses...........     154,828     389,971     469,698     357,041     363,331
                          ----------  ----------  ----------  ----------  ----------
Operating income
 (loss).................     (13,019)    (86,070)   (102,015)    (83,486)    (75,557)
Interest expense........     (22,560)    (77,353)    (98,063)    (73,057)    (79,592)
Interest income.........          38       1,426         904         621       1,258
Equity in loss of
 affiliate..............      (3,977)     (1,968)     (3,872)     (2,828)     (2,219)
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income tax benefit and
 extraordinary item.....     (39,518)   (163,965)   (203,046)   (158,750)   (156,110)
Benefit from income
 taxes..................       4,600      51,207      21,172      15,900         --
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 extraordinary item.....     (34,918)   (112,758)   (181,874)   (142,850)   (156,110)
Extraordinary charge
 from early
 extinguishment of
 debt...................      (1,684)     (1,904)        --          --       (1,720)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......     (36,602)   (114,662)   (181,874)   (142,850)   (157,830)
Accretion of redeemable
 preferred stock........        (102)       (336)        (32)        (32)        --
Preferred stock
 dividend...............         --          --          --          --         (515)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss) to
 common stockholders....  $  (36,704) $ (114,998) $ (181,906) $ (142,882) $ (158,345)
                          ==========  ==========  ==========  ==========  ==========
Basic/diluted income
 (loss) per common share
 before extraordinary
 item...................  $    (2.60) $    (5.53) $    (8.77) $    (6.89) $    (7.47)
Extraordinary charge
 from early
 extinguishment of debt
 per basic/diluted
 common share...........  $     (.12) $     (.09) $      --   $      --   $     (.08)
                          ----------  ----------  ----------  ----------  ----------
Basic/diluted net income
 (loss) per common
 share..................  $    (2.72) $    (5.62) $    (8.77) $    (6.89) $    (7.55)
                          ==========  ==========  ==========  ==========  ==========
Basic/diluted weighted
 average number of
 common shares
 outstanding............  13,497,734  20,445,943  20,746,240  20,735,730  20,968,281
                          ==========  ==========  ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                      TOTAL
                                           ADDITIONAL             STOCKHOLDERS'
                          PREFERRED COMMON  PAID-IN   ACCUMULATED    EQUITY
                            STOCK   STOCK   CAPITAL     DEFICIT     (DEFICIT)
                          --------- ------ ---------- ----------- -------------
Balance, December 31,
 1994....................   $--      $ 81   $ 60,823   $ (51,536)   $   9,368
  Exercise of options to
   purchase 475,903
   shares of common
   stock.................    --         5      5,137         --         5,142
  Issuance of 7,994,493
   shares of common stock
   to acquire stock of
   paging companies......    --        80    215,819         --       215,899
  Issuance of 2,706,659
   shares of common stock
   (net of issuance costs
   of $3,016)............    --        27     46,354         --        46,381
  Issuance of 417,311
   shares of common stock
   upon conversion of
   convertible
   subordinated
   debentures (net of
   costs of conversion of
   $192).................    --         4      6,794         --         6,798
  Accretion of redeemable
   preferred stock.......    --       --        (102)        --          (102)
  Net loss...............    --       --         --      (36,602)     (36,602)
                            ----     ----   --------   ---------    ---------
Balance, December 31,
 1995....................    --       197    334,825     (88,138)     246,884
  Exercise of options to
   purchase 169,308
   shares of common
   stock.................    --         2      1,469         --         1,471
  Issuance of 46,842
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan...    --       --         373         --           373
  Issuance of 843,039
   shares of common stock
   upon conversion of
   convertible
   subordinated
   debentures............    --         8     14,113         --        14,121
  Accretion of redeemable
   preferred stock.......    --       --        (336)        --          (336)
  Net loss...............    --       --         --     (114,662)    (114,662)
                            ----     ----   --------   ---------    ---------
Balance, December 31,
 1996....................    --       207    350,444    (202,800)     147,851
  Issuance of 151,343
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan...    --         2        798         --           800
  Accretion of redeemable
   preferred stock.......    --       --         (32)        --           (32)
  Net loss...............    --       --         --     (181,874)    (181,874)
                            ----     ----   --------   ---------    ---------
Balance, December 31,
 1997....................    --       209    351,210    (384,674)     (33,255)
  Exercise of options to
   purchase 94,032 shares
   of common stock
   (unaudited)...........    --         1        293         --           294
  Issuance of 250,000
   shares of preferred
   stock (unaudited).....      3      --      24,997         --        25,000
  Issuance of 109,515
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan
   (unaudited)...........    --         1        367         --           368
  Preferred stock
   dividend..............    --       --         515        (515)         --
  Net loss (unaudited)...    --       --         --     (157,830)    (157,830)
                            ----     ----   --------   ---------    ---------
Balance, September 30,
 1998 (unaudited)........   $  3     $211   $377,382   $(543,019)   $(165,423)
                            ====     ====   ========   =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              NINE MONTHS
                            YEARS ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                          ------------------------------  --------------------
                            1995      1996       1997       1997       1998
                          --------  ---------  ---------  ---------  ---------
                                                              (UNAUDITED)
Cash flows from
 operating activities:
 Net income (loss)......  $(36,602) $(114,662) $(181,874) $(142,850) $(157,830)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
 Depreciation and
  amortization..........    60,205    191,871    232,347    179,917    164,990
 Deferred income tax
  benefit...............    (4,600)   (51,207)   (21,172)   (15,900)       --
 Extraordinary charge
  from early
  extinguishment of
  debt..................     1,684      1,904        --         --       1,720
 Equity in loss of
  affiliate.............     3,977      1,968      3,872      2,828      2,219
 Accretion of discount
  on senior notes.......       --      24,273     33,259     24,611     27,430
 Accounts receivable
  loss provision........     3,915      8,198      7,181      5,585      6,313
 Changes in assets and
  liabilities, net of
  effect from
  acquisitions of paging
  companies:
  Accounts receivable...    (9,582)   (15,513)   (11,984)    (8,481)   (10,662)
  Inventories...........    (3,176)     1,845     (2,394)    (3,677)     2,055
  Prepaid expenses and
   other................      (511)        89       (386)       679        747
  Accounts payable and
   accrued expenses.....      (551)   (12,520)     3,683        875     24,042
  Customer deposits and
   deferred revenue.....       (10)     1,556      1,058        964      1,752
  Other long-term
   liabilities..........       --         --         --         --      28,639
                          --------  ---------  ---------  ---------  ---------
Net cash provided by
 operating activities...    14,749     37,802     63,590     44,551     91,415
                          --------  ---------  ---------  ---------  ---------
Cash flows from
 investing activities:
 Additions to property
  and equipment, net....   (45,331)  (138,899)   (87,868)   (63,694)   (58,029)
 Additions to intangible
  and other assets......   (15,137)   (26,307)   (14,901)   (10,978)   (27,756)
 Acquisition of paging
  companies, net of cash
  acquired..............  (132,081)  (325,420)       --         --         --
                          --------  ---------  ---------  ---------  ---------
Net cash used for
 investing activities...  (192,549)  (490,626)  (102,769)   (74,672)   (85,785)
                          --------  ---------  ---------  ---------  ---------
Cash flows from
 financing activities:
 Issuance of long-term
  debt..................   191,617    676,000     91,000     91,000    455,964
 Repayment of long-term
  debt..................   (63,705)  (225,166)   (49,046)   (56,035)  (484,013)
 Repayment of redeemable
  preferred stock.......       --         --      (3,744)    (3,744)       --
 Net proceeds from sale
  of preferred stock....       --         --         --         --      25,000
 Net proceeds from sale
  of common stock.......    51,180      1,844        800        424        662
                          --------  ---------  ---------  ---------  ---------
Net cash provided by
 (used in) financing
 activities.............   179,092    452,678     39,010     31,645     (2,387)
                          --------  ---------  ---------  ---------  ---------
Net increase (decrease)
 in cash and cash
 equivalents............     1,292      (146)      (169)      1,524      3,243
Cash and cash
 equivalents, beginning
 of period..............     2,351      3,643      3,497      3,497      3,328
                          --------  ---------  ---------  ---------  ---------
Cash and cash
 equivalents, end of
 period.................  $  3,643  $   3,497  $   3,328  $   5,021  $   6,571
                          ========  =========  =========  =========  =========
Supplemental disclosure:
 Interest paid..........  $ 20,933  $  48,905  $  62,231  $  45,366  $  42,962
                          ========  =========  =========  =========  =========
 Issuance of common
  stock for acquisition
  of paging companies...  $215,899  $     --   $     --   $     --   $     --
                          ========  =========  =========  =========  =========
 Issuance of common
  stock for convertible
  debentures............  $  6,990  $  14,121  $     --   $     --   $     --
                          ========  =========  =========  =========  =========
 Accretion of redeemable
  preferred stock.......  $    102  $     336  $      32  $      32  $     --
                          ========  =========  =========  =========  =========
 Liabilities assumed in
  acquisition of paging
  companies.............  $314,139  $  58,233  $     --   $     --   $     --
                          ========  =========  =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization--Arch Communications Group, Inc. ("Arch" or the "Company") is a leading provider of wireless messaging services, primarily paging services, and is the second largest paging company in the United States (based on EBITDA). The Company had 4.2 million pagers in service at September 30, 1998.

  Unaudited Interim Consolidated Financial Statements--The consolidated balance sheet as of June 30, 1998, the consolidated statements of operations and cash flows for the nine months ended September 30, 1997 and 1998 and the consolidated statement of stockholders' equity (deficit) for the nine months ended September 30, 1998 are unaudited and, in the opinion of the Company's management, include all adjustments and accruals, consisting only of normal recurring accrual adjustments, which are necessary for a fair presentation of the Company's consolidated financial position, results of operations and cash flows. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full year.

  Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Revenue Recognition--Arch recognizes revenue under rental and service agreements with customers as the related services are performed. Maintenance revenues and related costs are recognized ratably over the respective terms of the agreements. Sales of equipment are recognized upon delivery. Commissions are recognized as an expense when incurred.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents--Cash equivalents include short-term, interest-bearing instruments purchased with remaining maturities of three months or less. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

  Inventories--Inventories consist of new pagers which are held specifically for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

  Property and Equipment--Pagers sold or otherwise retired are removed from the accounts at their net book value using the first-in, first-out method. Property and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

                                                                      ESTIMATED
                                                                        USEFUL
       ASSET CLASSIFICATION                                              LIFE
       --------------------                                           ----------
       Buildings and improvements....................................  20 Years
       Leasehold improvements........................................ Lease Term
       Pagers........................................................  3 Years
       Paging and computer equipment................................. 5-8 Years
       Furniture and fixtures........................................ 5-8 Years
       Vehicles......................................................  3 Years

  Effective October 1, 1995, Arch changed its estimate of the useful life of pagers from four years to three years. This change was made to better reflect the estimated period during which pagers will produce equipment rental revenue. The change did not have a material effect on depreciation expense or net loss in the quarter ended December 31, 1995.

                        ARCH COMMUNICATIONS GROUP, INC.

  Depreciation and amortization expense related to property and equipment totaled $25.0 million, $87.5 million and $108.0 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  Intangible and Other Assets--Intangible and other assets, net of accumulated amortization, are composed of the following (in thousands):

                                                  DECEMBER 31,
                                                ----------------- SEPTEMBER 30,
                                                  1996     1997       1998
                                                -------- -------- -------------
                                                                   (UNAUDITED)
     Goodwill.................................  $351,969 $312,017   $281,847
     Purchased FCC licenses...................   330,483  293,922    265,873
     Purchased subscriber lists...............   120,981   87,281     64,341
     Deferred financing costs.................    12,449    8,752     21,885
     Investment in CONXUS Communications,
      Inc.....................................     6,500    6,500      6,500
     Investment in Benbow PCS Ventures, Inc...     3,642    6,189     12,362
     Non-competition agreements...............     3,594    2,783      2,026
     Other....................................    11,883   10,758      7,828
                                                -------- --------   --------
                                                $841,501 $728,202   $662,662
                                                ======== ========   ========

  Amortization expense related to intangible and other assets totaled $35.2 million, $104.4 million and $124.3 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  Subscriber lists, Federal Communications Commission ("FCC") licenses and goodwill are amortized over their estimated useful lives, ranging from five to ten years using the straight-line method. Non-competition agreements are amortized over the terms of the agreements using the straight-line method. Other assets consist of contract rights, organizational and FCC application and development costs which are amortized using the straight-line method over their estimated useful lives not exceeding ten years. Development and start up costs include nonrecurring, direct costs incurred in the development and expansion of paging systems, and are amortized over a two-year period.

  Deferred financing costs incurred in connection with Arch's credit agreements (see Note 3) are being amortized over periods not to exceed the terms of the related agreements. As credit agreements are amended or renegotiated, unamortized deferred financing costs are written-off as an extraordinary charge. During 1995, 1996 and the nine months ended September 30, 1998, charges of $1.7 million, $1.9 million and $1.7 million, respectively, were recognized in connection with the closing of new credit facilities.

  On November 8, 1994, CONXUS Communications, Inc. ("CONXUS"), formerly PCS Development Corporation, was successful in acquiring the rights to a two-way paging license in five designated regions in the United States in the FCC narrowband wireless spectrum auction. As of December 31, 1997, Arch's investment in CONXUS totaled $6.5 million representing an equity interest of 10.5% accounted for under the cost method.

  In connection with Arch's May 1996 acquisition of Westlink Holdings, Inc. ("Westlink") (see Note 2), Arch acquired Westlink's 49.9% share of the capital stock of Benbow PCS Ventures, Inc. ("Benbow"). Benbow has exclusive rights to a 50kHz outbound/12.5kHz inbound narrowband personal communications license in each of the central and western regions of the United States. Arch is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its narrowband PCS licenses and to finance the build out of a regional narrowband PCS system. Arch's investment in Benbow is accounted for under the equity method whereby Arch's share of Benbow's losses since the acquisition date of Westlink are recognized in Arch's accompanying consolidated statements of operations under the caption equity in loss of affiliate.

                        ARCH COMMUNICATIONS GROUP, INC.

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" Arch evaluates the recoverability of its carrying value of the Company's long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from each of such assets as compared to the original estimates used in measuring the assets. To the extent impairment is identified, Arch reduces the carrying value of such impaired assets. To date, Arch has not had any such impairments.

  Fair Value of Financial Instruments--Arch's financial instruments, as defined under SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", include its cash, its debt financing and interest rate protection agreements. The fair value of cash is equal to the carrying value at December 31, 1996 and 1997.

  As discussed in Note 3, Arch's debt financing primarily consists of (1) senior bank debt, (2) fixed rate senior notes and (3) convertible subordinated debentures. Arch considers the fair value of senior bank debt to be equal to the carrying value since the related facilities bear a current market rate of interest. Arch's fixed rate senior notes are traded publicly. The following table depicts the fair value of the fixed rate senior notes and the convertible subordinated debentures based on the current market quote as of December 31, 1996 and 1997 (in thousands):

                                           DECEMBER 31, 1996 DECEMBER 31, 1997
                                           ----------------- -----------------
                                           CARRYING   FAIR   CARRYING   FAIR
     DESCRIPTION                            VALUE    VALUE    VALUE    VALUE
     -----------                           -------- -------- -------- --------
     10 7/8% Senior Discount Notes due
      2008................................ $299,273 $265,236 $332,532 $288,418
     9 1/2% Senior Notes due 2004.........  125,000  117,500  125,000  122,488
     14% Senior Notes due 2004............  100,000  115,000  100,000  112,540
     6 3/4% Convertible Subordinated De-
      bentures due 2003...................   13,364   12,211   13,364    7,968

  Arch had off balance sheet interest rate protection agreements consisting of interest rate swaps and interest rate caps with notional amounts of $165.0 million and $55.0 million, respectively, at December 31, 1996 and $140.0 million and $80.0 million, respectively, at December 31, 1997. The fair values of the interest rate swaps and interest rate caps were $361,000 and $10,000, respectively, at December 31, 1996 and $47,000 and $9,000, respectively, at December 31, 1997. See Note 3.

  Basic/Diluted Net Income (Loss) Per Common Share -- In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share". The Company adopted this standard in 1997. The adoption of this standard did not have an effect on the Company's financial position, results of operations or income (loss) per share. Basic net income (loss) per common share is based on the weighted average number of common shares outstanding. Shares of stock issuable pursuant to stock options and upon conversion of the subordinated debentures (see Note 3) or the Series C Preferred Stock (see Note 4) have not been considered, as their effect would be anti-dilutive and thus diluted net income (loss) per common share is the same as basic net income (loss) per common share.

  Reclassifications--Certain amounts of prior periods were reclassified to conform with the 1997 presentation.

2. ACQUISITIONS

  In May 1996, Arch completed its acquisition of all the outstanding capital stock of Westlink for $325.4 million in cash, including direct transaction costs. The purchase price was allocated based on the fair values of assets acquired and liabilities assumed (including deferred income taxes arising in purchase accounting), which amounted to $383.6 million and $58.2 million, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.

  On September 7, 1995, Arch completed its acquisition of USA Mobile Communications Holdings, Inc. ("USA Mobile"). The acquisition was completed in two steps. First, in May 1995, Arch acquired approximately 37%, or 5,450,000 shares, of USA Mobile's then outstanding common stock for $83.9 million in cash, funded by borrowings under the Arch Enterprises Credit Facility (see
Note 3). Accordingly, Arch accounted for its investment in USA Mobile under the equity method of accounting. Arch recorded a charge of $4.0 million for the year ended December 31, 1995 representing its pro rata share of USA Mobile's net loss from May until the acquisition was completed. Second, on September 7, 1995, the acquisition was completed through the merger of Arch with and into USA Mobile ("the USAM Merger"). Upon consummation of the USAM Merger, USA Mobile was renamed Arch Communications Group, Inc. In the USAM Merger, each share of USA Mobile's outstanding common stock was exchanged for Arch common stock on a .8020-for-one basis (an aggregate of 7,599,493 shares of Arch common stock) and the 5,450,000 USA Mobile shares purchased by Arch in May 1995 were retired. Outstanding shares of USA Mobile's Series A Redeemable Preferred Stock were not affected by the USAM Merger (see Note 4). Arch is treated as the acquirer in the USAM Merger for accounting and financial reporting purposes and the purchase price was allocated based upon the fair market values of assets acquired and liabilities assumed. The aggregate consideration paid or exchanged in the USAM Merger was $582.2 million, consisting of cash paid of $88.9 million, including direct transaction costs, 7,599,493 shares of Arch common stock valued at $209.0 million and the assumption of liabilities of $284.3 million, including $241.2 million of long-term debt.

  During the year ended December 31, 1995, Arch completed five acquisitions of paging companies, in addition to the USAM Merger, for purchase prices aggregating approximately $43.0 million, consisting of cash of $36.1 million and 395,000 shares of Arch common stock valued at $6.9 million. Goodwill resulting from the acquisitions and the USAM Merger is being amortized over a ten-year period using the straight-line method.

  These acquisitions (including the USAM Merger) have been accounted for as purchases, and the results of their operations have been included in the consolidated financial statements from the dates of the respective acquisitions. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred at the beginning of the periods presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the period presented, or of results that may occur in the future.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                           -------------------
                                                             1995      1996
                                                           --------  ---------
                                                           (UNAUDITED AND IN
                                                            THOUSANDS EXCEPT
                                                             FOR PER SHARE
                                                                AMOUNTS)
       Revenues........................................... $321,963  $ 358,900
       Income (loss) before extraordinary item............  (92,395)  (128,444)
       Net income (loss)..................................  (94,079)  (130,348)
       Basic/diluted net income (loss) per common share...    (6.97)     (6.39)

                        ARCH COMMUNICATIONS GROUP, INC.

3. LONG-TERM DEBT

  Long-term debt consisted of the following (in thousands):

                                                  DECEMBER 31,
                                                ----------------- SEPTEMBER 30,
                                                  1996     1997       1998
                                                -------- -------- -------------
                                                                   (UNAUDITED)
     Senior Bank Debt.......................... $380,500 $422,500   $267,000
     10 7/8% Senior Discount Notes due 2008....  299,273  332,532    359,892
     9 1/2% Senior Notes due 2004..............  125,000  125,000    125,000
     14% Senior Notes due 2004.................  100,000  100,000    100,000
     12 3/4% Senior Notes due 2007.............      --       --     127,534
     Convertible Subordinated Debentures.......   13,364   13,364     13,364
     Other.....................................       59       13        --
                                                -------- --------   --------
                                                 918,196  993,409    992,790
     Less-current maturities...................       46   24,513        --
                                                -------- --------   --------
     Long-term debt............................ $918,150 $968,896   $992,790
                                                ======== ========   ========

  Senior Bank Debt--The Company, through its operating subsidiaries, entered into two credit agreements. Arch Communications Enterprise, Inc. ("ACE") entered into a credit facility dated May 5, 1995, as amended, with a group of banks and financial institutions who agreed, subject to certain terms and conditions, to provide (i) a $250 million, seven-year reducing revolver facility (the "ACE Revolver"), (ii) a $150 million, seven-year term loan (the "Tranche A Term Loan"), and (iii) a $100 million, eight-year term loan (the "Tranche B Term Loan"). The ACE Revolver, which was available for working capital and other purposes, the Tranche A Term Loan and the Tranche B Term Loan are collectively referred to as the ACE Credit Facility. The ACE Credit Facility is secured by all assets of the operating subsidiaries of ACE and a pledge of all the stock of Arch's direct and indirect subsidiaries. In addition, Arch and the operating subsidiaries of ACE guaranteed all obligations under the ACE Credit Facility.

  The ACE Revolver was subject to scheduled mandatory reductions commencing on December 31, 1999. The Tranche A Term Loan and Tranche B Term Loan were to be amortized in quarterly installments commencing on March 31, 1998.

  Except for the Tranche B Term Loan, borrowings under the ACE Credit Facility bear interest based on a reference rate equal to either (i) the agent bank's Alternate Base Rate, or (ii) the agent bank's LIBOR rate, in each case plus a margin which is based on the ratio of total debt to annualized operating cash flow. Borrowings under the Tranche B Term Loan bear interest at either the agent bank's Alternate Base Rate or LIBOR rate, in each case plus a margin based on the ratio of total debt to annualized EBITDA. Interest is payable quarterly in arrears. In addition, an annual commitment fee is payable based on the average daily unused portion of the ACE Revolver.

  ACE is also required to maintain interest rate protection on at least 50% of outstanding borrowings under the ACE Credit Facility, and has therefore entered into interest rate swap and interest rate cap agreements. Entering into interest rate cap and swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and interest rate risk. In the event of non-performance by the counterparty to these interest rate protection agreements, ACE would be subject to the prevailing interest rates specified in the ACE Credit Facility.

                        ARCH COMMUNICATIONS GROUP, INC.

  Under the interest rate swap agreements, the Company will pay the difference between LIBOR and the fixed swap rate if the swap rate exceeds LIBOR, and the Company will receive the difference between LIBOR and the fixed swap rate if LIBOR exceeds the swap rate. Settlement occurs on the quarterly reset dates specified by the terms of the contracts. The notional principal amount of the interest rate swaps outstanding was $140 million at December 31, 1997. The weighted average fixed payment rate was 5.818% while the weighted average rate of variable interest payments under the ACE Credit Facility was 5.872% at December 31, 1997. At December 31, 1996 and 1997, the Company had a net payable of $124,000 and a net receivable of $18,000, respectively, on the interest rate swaps.

  The interest rate cap agreements will pay the Company the difference between LIBOR and the cap level if LIBOR exceeds the cap levels at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Company. The total notional amount of the interest rate cap agreements was $80 million with cap levels between 7.5% and 8% at December 31, 1997. The transaction fees for these instruments are being amortized over the terms of the agreements.

  The ACE Credit Facility contains restrictive and financial covenants which, among other things, limit the ability of ACE to: incur additional indebtedness, advance funds to Benbow (see Note 1), pay dividends, grant liens on its assets, merge, sell or acquire assets; repurchase or redeem capital stock; incur capital expenditures; and prepay indebtedness other than indebtedness under the ACE Credit Facility. As of December 31, 1997, ACE and its operating subsidiaries were in compliance with the covenants of the ACE Credit Facility.

  As of December 31, 1997, $359.5 million was outstanding and $28.7 million was available under the ACE Credit Facility. At December 31, 1997, such advances bore interest at an average annual rate of 8.76%.

  USA Mobile Communications, Inc. II ("USAM") and the direct subsidiaries of USAM (the "USAM Borrowing Subsidiaries") are parties to a $110 million reducing revolving credit facility dated March 19, 1997, as amended, with a group of banks pursuant to which the banks have agreed to make advances for working capital and other purposes (the "USAM Credit Facility").

  Upon the closing of the USAM Credit Facility, the banks did not require the contemporaneous grant of a security interest in the assets of USAM and its subsidiaries but they have reserved the right to require such a security interest upon the occurrence of certain triggering events. Arch and USAM have guaranteed the obligations of the USAM Borrowing Subsidiaries under the USAM Credit Facility. Arch's guarantee is secured by the pledge of the stock of ACE and USAM.

  Obligations under the USAM Credit Facility bear interest based on a reference rate equal to either (i) the agent bank's Alternate Base Rate or
(ii) the agent bank's LIBOR rate, in each case plus a margin based on the ratio of USAM's total indebtedness to annualized operating cash flow. The annual commitment fee is payable based on the average daily unused portion of the USAM Credit Facility.

  The USAM Credit Facility contains restrictive and financial covenants which, among other things, limit the ability of USAM to: incur additional indebtedness, pay dividends, grant liens on its assets, merge, sell or acquire assets; repurchase or redeem capital stock; incur capital expenditures; and prepay indebtedness other than indebtedness under the USAM Credit Facility. As of December 31, 1997, USAM and the USAM Borrowing Subsidiaries were in compliance with the covenants of the USAM Credit Facility.

  As of December 31, 1997, $63.0 million was outstanding and $4.6 million was available under the USAM Credit Facility. At December 31, 1997, such advances bore interest at an average annual rate of 8.55%.

                        ARCH COMMUNICATIONS GROUP, INC.

  On June 29, 1998, ACE was merged (the "ACI Merger") into a subsidiary of USAM named Arch Paging, Inc. ("API"). In connection with the Merger, USAM changed its name to Arch Communications, Inc. ("ACI"). Contemporaneously with the ACI Merger, ACE's existing credit facility was amended and restated to establish senior secured revolving credit and term loan facilities with API, as borrower, in the aggregate amount of $400.0 million (collectively, the "API Credit Facility") consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"), (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on the 364th day following the closing will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan which was available in a single drawing on the closing date (the "Tranche C Facility").

  The Tranche A Facility will be subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  API's obligations under the API Credit Facility are secured by its pledge of the capital stock of the former ACE operating subsidiaries. The API Credit Facility is guaranteed by Arch, ACI and the former ACE operating subsidiaries. Arch's guarantee is secured by a pledge of Arch's stock and notes in ACI, and the guarantees of the former ACE operating subsidiaries are secured by a security interest in those assets of such subsidiaries which were pledged under ACE's former credit facility.

  Borrowings under the API Credit Facility bear interest based on a reference rate equal to either the Bank's Alternate Base Rate or LIBOR rate, in each case plus a margin based on ACI's or API's ratio of total debt to annualized EBITDA.

  The API Credit Facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on ACI's or API's ratio of total debt to annualized EBITDA.

  The API Credit Facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the API Credit Facility. In addition, the API Credit Facility requires API and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

  Senior Notes--On March 12, 1996, Arch completed a public offering of 10 7/8% Senior Discount Notes due 2008 (the "Senior Discount Notes") in the aggregate principal amount at maturity of $467.4 million ($275.0 million initial accreted value). Interest does not accrue on the Senior Discount Notes prior to March 15, 2001. Commencing September 15, 2001, interest on the Senior Discount Notes is payable semi-annually at an annual rate of 10 7/8%. The $266.1 million net proceeds from the issuance of the Senior Discount Notes, after deducting underwriting discounts and commissions and offering expenses, were used principally to fund a portion of the purchase price of Arch's acquisition of Westlink (see Note 2).

  Interest on the ACI 14% Notes and the ACI 9 1/2% Notes (collectively, the "Senior Notes") is payable semiannually. The Senior Discount Notes and Senior Notes contain certain restrictive and financial covenants which, among other things, limit the ability of Arch or ACI to: incur additional indebtedness; pay dividends;

                        ARCH COMMUNICATIONS GROUP, INC.

grant liens on its assets; sell assets; enter into transactions with related parties; merge, consolidate or transfer substantially all of its assets; redeem capital stock or subordinated debt; and make certain investments.

  On June 29, 1998, ACI issued and sold $130.0 million principal amount of 12 3/4% Senior Notes due 2007 (the "Notes") for net proceeds of $122.6 million (after deducting the discount to the Initial Purchasers and estimated offering expenses payable by ACI) in a private placement (the "Note Offering") under Rule 144A under the Securities Act of 1933. The Notes were sold at an initial price to investors of 98.049%. The Notes mature on July 1, 2007 and bear interest at a rate of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 1999.

  The covenants in the indenture under which the 12 3/4% Notes were issued ("the Indenture") contain certain covenants that, among other things, limit the ability of ACI to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock (as defined in the Indenture), repay subordinated indebtedness or make other Restricted Payments (as defined in the Indenture), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of ACI's Restricted Subsidiaries (as defined in the Indenture) or enter into certain mergers and consolidations.

  Convertible Subordinated Debentures--On March 6, 1996, the holders of $14.1 million principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 ("Arch Convertible Debentures") elected to convert their Arch Convertible Debentures into Arch common stock at a conversion price of $16.75 per share and received approximately 843,000 shares of Arch common stock together with a $1.6 million cash premium.

  Interest on the remaining outstanding Arch Convertible Debentures is payable semiannually on June 1 and December 1. The Arch Convertible Debentures are unsecured and are subordinated to all existing indebtedness of Arch.

  The Arch Convertible Debentures are redeemable, at the option of Arch, in whole or in part, at certain prices declining annually to 100% of the principal amount at maturity plus accrued interest. The Arch Convertible Debentures also are subject to redemption at the option of the holders, at a price of 100% of the principal amount plus accrued interest, upon the occurrence of certain events.

  The Arch Convertible Debentures are convertible at their principal amount into shares of Arch's common stock at any time prior to redemption or maturity at an initial conversion price of $16.75 per share, subject to adjustment.

Maturities of Debt--Scheduled long-term debt maturities at December 31, 1997 and at September 30, 1998, are as follows (in thousands):

                                       DECEMBER 31, SEPTEMBER 30,
         YEAR ENDING DECEMBER 31,          1997         1998
         ------------------------      ------------ -------------
                                                     (UNAUDITED)
         1998.........................   $ 24,513     $    --
         1999.........................     37,750        1,250
         2000.........................     83,000       15,450
         2001.........................     74,750       29,650
         2002.........................    122,500       29,650
         Thereafter...................    650,896      916,790
                                         --------     --------
                                         $993,409     $992,790
                                         ========     ========

                        ARCH COMMUNICATIONS GROUP, INC.

4. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

  Redeemable Preferred Stock--In connection with the USAM Merger (see Note 2), Arch assumed the obligations associated with 22,530 outstanding shares of Series A Redeemable Preferred Stock issued by USA Mobile. The preferred stock is recorded at its accreted redemption value, based on 10% annual accretion through the redemption date. On January 30, 1997, all outstanding preferred stock was redeemed for $3.7 million in cash.

  Redeemable Series C Cumulative Convertible Preferred Stock--On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm ("Sandler"), together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Convertible Preferred Stock of Arch ("Series C Preferred Stock"). The Series C Preferred Stock: (i) is convertible into Common Stock of Arch at an initial conversion price of $5.50 per share, subject to certain adjustments;
(ii) bears dividends at an annual rate of 8.0%, (A) payable quarterly in cash or, at Arch's option, through the issuance of shares of Arch's Common Stock valued at 95% of the then prevailing market price or (B) if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch; (iii) permits the holders after seven years to require Arch, at Arch's option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock; (iv) is subject to redemption for cash or conversion into Arch's Common Stock at Arch's option in certain circumstances; (v) in the event of a "Change of Control" as defined in the indenture governing Arch's 10 7/8% Senior Discount Notes due 2008 (the "Arch Discount Notes Indenture"), requires Arch, at its option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock, with such cash redemption or conversion being at a price equal to 105% of the sum of the original purchase price plus accumulated dividends; (vi) limits certain mergers or asset sales by Arch; (vii) so long as at least 50% of the Series C Preferred Stock remains outstanding, limits the incurrence of indebtedness and "restricted payments" in the same manner as contained in the Arch Discount Notes Indenture; and (viii) has certain voting and preemptive rights. Upon an event of redemption or conversion, Arch currently intends to convert such Series C Preferred Stock into shares of Arch Common Stock.

  Stock Options--Arch has a 1989 Stock Option Plan (the "1989 Plan") and a 1997 Stock Option Plan (the "1997 Plan") which provide for the grant of incentive and nonqualified stock options to key employees, directors and consultants to purchase Arch's common stock. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Options generally vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter. However, in certain circumstances, options may be immediately exercised in full. Options generally have a duration of 10 years. The 1989 Plan provides for the granting of options to purchase a total of 1,128,944 shares of common stock. All outstanding options on September 7, 1995, under the 1989 Plan, became fully exercisable and vested as a result of the USAM Merger. The 1997 Plan provides for the granting of options to purchase a total of 1,500,000 shares of common stock.

  Effective October 23, 1996, the Compensation Committee of the Board of Directors of Arch authorized the grant of new options to each employee who had an outstanding option at a price greater than $12.50 (the fair market value of Arch's common stock on October 23, 1996). The new option would be for the total number of shares (both vested and unvested) subject to each employee's outstanding stock option agreement(s). As a result of this action 424,206 options were terminated and regranted at a price of $12.50. The Company treated this as a cancellation and reissuance under APB opinion No. 25 "Accounting for Stock Issued to Employees".

  As a result of the USAM Merger, Arch assumed a stock option plan originally adopted by USA Mobile in 1994 and amended and restated on January 26, 1995 (the "1994 Plan"), which provides for the grant of up to 601,500 options to purchase Arch's common stock. Under the 1994 Plan, incentive stock options may be granted

                        ARCH COMMUNICATIONS GROUP, INC.

to employees and nonqualified stock options may be granted to employees, directors and consultants. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Option duration and vesting provisions are similar to the 1989 Plan. All outstanding options under the 1994 Plan became fully exercisable and vested as a result of the USAM Merger.

  In January 1995, Arch adopted a 1995 Outside Directors' Stock Option Plan (the "1995 Directors' Plan"), which terminated upon completion of the USAM Merger. Prior to termination of the 1995 Directors' Plan, 15,000 options were granted at an exercise price of $18.50 per share. Options have a duration of ten years and vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter.

  As a result of the USAM Merger, Arch assumed from USA Mobile the Non-Employee Directors' Stock Option Plan (the "Outside Directors Plan"), which provides for the grant of up to 80,200 options to purchase Arch's common stock to non-employee directors of Arch. Outside directors receive a grant of 3,000 options annually under the Outside Directors Plan, and newly elected or appointed outside directors receive options to purchase 3,000 shares of common stock as of the date of their initial election or appointment. Options are granted at fair market value of Arch's common stock on the date of grant. Options have a duration of ten years and vest over a three-year period from the date of grant with the first such vesting (25% of granted options) occurring on the date of grant and future vesting of 25% of granted options occurring on each of the first three anniversaries of the date of grant.

  On December 16, 1997, the Compensation Committee of the Board of Directors of Arch authorized the Company to offer an election to its employees who had outstanding options at a price greater than $5.06 to cancel such options and accept new options at a lower price. In January 1998, as a result of this election by certain of its employees, the Company canceled 1,083,216 options with exercise prices ranging from $5.94 to $20.63 and granted the same number of new options with an exercise price of $5.06 per share, the fair market value of the stock on December 16, 1997.

  On December 29, 1997, Arch adopted a Deferred Compensation Plan for Nonemployee Directors. Under this plan, outside directors may elect to defer, for a specified period of time, receipt of some or all of the annual and meeting fees which would otherwise be payable for service as a director. A portion of the deferred compensation may be converted into phantom stock units, at the election of the director. The number of phantom stock units granted equals the amount of compensation to be deferred as phantom stock divided by the fair value of Arch's common stock on the date the compensation would have otherwise been paid. At the end of the deferral period, the phantom stock units will be converted to cash based on the fair market value of the Company's common stock on the date of distribution. Deferred compensation is expensed when earned. Changes in the value of the phantom stock units are recorded as income/expense based on the fair market value of the Company's common stock.

                        ARCH COMMUNICATIONS GROUP, INC.

  The following table summarizes the activity under Arch's stock option plans for the periods presented:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                             NUMBER OF  EXERCISE
                                                              OPTIONS    PRICE
                                                             ---------  --------
     Options Outstanding at August 31, 1994................    602,744   $ 7.19
       Granted.............................................     41,740    18.58
       Exercised...........................................     (2,000)    5.94
       Terminated..........................................        --       --
                                                             ---------   ------
     Options Outstanding at December 31, 1994..............    642,484     7.95
       Granted.............................................    278,750    23.46
       Assumed in USAM Merger..............................    571,024    11.59
       Exercised...........................................   (475,903)   10.80
       Terminated..........................................    (10,600)   17.57
                                                             ---------   ------
     Options Outstanding at December 31, 1995..............  1,005,755    13.02
       Granted.............................................    695,206    15.46
       Exercised...........................................   (169,308)    8.69
       Terminated..........................................   (484,456)   21.60
                                                             ---------   ------
     Options Outstanding at December 31, 1996..............  1,047,197    11.37
       Granted.............................................    500,394     6.68
       Exercised...........................................        --       --
       Terminated..........................................   (190,636)   10.58
                                                             ---------   ------
     Options Outstanding at December 31, 1997..............  1,356,955   $ 9.75
                                                             =========   ======
     Options Exercisable at December 31, 1997..............    639,439   $ 9.64
                                                             =========   ======

  The following table summarizes the options outstanding and options exercisable by price range at December 31, 1997:

                                    WEIGHTED
                                     AVERAGE   WEIGHTED             WEIGHTED
                                    REMAINING  AVERAGE              AVERAGE
        RANGE OF         OPTIONS   CONTRACTUAL EXERCISE   OPTIONS   EXERCISE
     EXERCISE PRICES   OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
     ---------------   ----------- ----------- -------- ----------- --------
     $ 3.13 - $ 5.94      186,284     1.58      $ 4.39    169,784    $ 4.36
       6.25 -   8.25      617,654     7.45        7.09    195,010      7.77
      10.29 -  14.10      410,377     8.08       12.34    209,853     12.19
      15.85 -  20.63      124,640     8.10       20.12     51,292     19.66
      23.50 -  27.56       18,000     7.84       25.53     13,500     25.53
     ---------------    ---------     ----      ------    -------    ------
     $ 3.13 - $27.56    1,356,955     6.90      $ 9.75    639,439    $ 9.64
     ===============    =========     ====      ======    =======    ======

  Employee Stock Purchase Plan--On May 28, 1996, the stockholders approved the 1996 Employee Stock Purchase Plan (ESPP). The ESPP allows eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. During 1996 and 1997, 46,842 and 151,343 shares were issued at an average price per share of $7.97 and $5.29, respectively. At December 31, 1997, 51,815 shares are available for future issuance. On May 19, 1998, the stockholders approved an amendment to the plan to increase the number of shares available for future issuance by 250,000.

  Accounting for Stock-Based Compensation--Arch accounts for its stock option and stock purchase plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees". Since all options have been issued at

                        ARCH COMMUNICATIONS GROUP, INC.

a grant price equal to fair market value, no compensation cost has been recognized in the Statement of Operations. Had compensation cost for these plans been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation", Arch's net income (loss) and income (loss) per share would have been increased to the following pro forma amounts:

                                              YEAR ENDED DECEMBER 31,
                                            ------------------------------
                                              1995      1996       1997
                                            --------  ---------  ---------
                                             (IN THOUSANDS, EXCEPT PER
                                                   SHARE AMOUNTS)
   Net income (loss):           As reported $(36,602) $(114,662) $(181,874)
                                Pro forma    (36,740)  (115,786)  (183,470)
   Basic net income (loss) per
    common share:               As reported    (2.72)     (5.62)     (8.77)
                                Pro forma      (2.73)     (5.68)     (8.85)

  Because the SFAS No. 123 method of accounting has not been applied to the options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. In computing these pro forma amounts, Arch has assumed a risk-free interest rate of 6%, an expected life of 5 years, an expected dividend yield of zero and an expected volatility of 50% - 60%.

  The weighted average fair values (computed consistent with SFAS No. 123) of options granted under all plans in 1995, 1996 and 1997 were $11.89, $4.95 and $3.37, respectively. The weighted average fair value of shares sold under the ESPP in 1996 and 1997 was $5.46 and $2.83, respectively.

  Stockholders Rights Plan--Upon completion of the USAM Merger, Arch's existing stockholders rights plan was terminated. In October 1995, Arch's Board of Directors adopted a new stockholders rights plan (the "Rights") and declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock to stockholders of record at the close of business on October 25, 1995. Each Right entitles the registered holder to purchase from Arch one one-thousandth of a share of Series B Junior Participating Preferred Stock, at a cash purchase price of $150, subject to adjustment. Pursuant to the Plan, the Rights automatically attach to and trade together with each share of common stock. The Rights will not be exercisable or transferable separately from the shares of common stock to which they are attached until the occurrence of certain events. The Rights will expire on October 25, 2005, unless earlier redeemed or exchanged by Arch in accordance with the Plan.

5. INCOME TAXES

  Arch accounts for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities given the provisions of enacted laws.

  The components of the net deferred tax asset (liability) recognized in the accompanying consolidated balance sheets at December 31, 1996 and 1997 are as follows (in thousands):

                                                               1996      1997
                                                             --------  --------
       Deferred tax assets.................................. $ 94,597  $134,944
       Deferred tax liabilities............................. (115,769)  (90,122)
                                                             --------  --------
                                                             (21,172)    44,822
       Valuation allowance..................................      --    (44,822)
                                                             --------  --------
                                                             $(21,172) $    --
                                                             ========  ========

                        ARCH COMMUNICATIONS GROUP, INC.

  The approximate effect of each type of temporary difference and carryforward at December 31, 1996 and 1997 is summarized as follows (in thousands):

                                                              1996       1997
                                                            ---------  --------
       Net operating losses................................ $  89,764  $106,214
       Intangibles and other assets........................  (115,769)  (87,444)
       Depreciation of property & equipment................     3,692    24,388
       Accruals and reserves...............................     1,141     1,664
                                                            ---------  --------
                                                             (21,172)    44,822
       Valuation allowance.................................       --    (44,822)
                                                            ---------  --------
                                                            $(21,172)  $    --
                                                            =========  ========

  The effective income tax rate differs from the statutory federal tax rate primarily due to the nondeductibility of goodwill amortization. The net operating loss (NOL) carryforwards expire at various dates through 2012. The Internal Revenue Code contains provisions that may limit the NOL carryforwards available to be used in any given year if certain events occur, including significant changes in ownership, as defined.

  The Company has established a valuation reserve against its net deferred tax asset until it becomes more likely than not that this asset will be realized in the foreseeable future.

6. COMMITMENTS AND CONTINGENCIES

  In the ordinary course of business, the Company and its subsidiaries are defendants in a variety of judicial proceedings. In the opinion of management, there is no proceeding pending, or to the knowledge of management threatened, which in the event of an adverse decision, would result in a material adverse change in the financial condition of the Company.

  Arch has operating leases for office and transmitting sites with lease terms ranging from one month to approximately ten years. In most cases, Arch expects that, in the normal course of business, leases will be renewed or replaced by other leases.

  Future minimum lease payments under noncancellable operating leases at December 31, 1997 are as follows (in thousands):

             YEAR ENDING DECEMBER 31,
             ------------------------
             1998............................. $16,909
             1999.............................   7,706
             2000.............................   4,546
             2001.............................   2,689
             2002.............................     950
             Thereafter.......................   1,680
                                               -------
               Total.......................... $34,480
                                               =======

  Total rent expense under operating leases for the years ended December 31, 1995, 1996 and 1997 approximated $6.4 million, $14.7 million, and $19.8 million, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.

7. EMPLOYEE BENEFIT PLANS

  Retirement Savings Plan--Arch has a retirement savings plan, qualifying under Section 401(k) of the Internal Revenue Code covering eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of the compensation which would otherwise be payable to the participant for any plan year (the deferred amount) provided, however, that the deferred amount shall not exceed the maximum amount permitted under
Section 401(k) of the Internal Revenue Code. The plan provides for employer matching contributions. Matching contributions for the years ended December 31, 1995, 1996 and 1997 approximated $124,000, $217,000 and $302,000, respectively.

8. TOWER SITE SALE (UNAUDITED)

  In April 1998, Arch announced an agreement to sell certain of its tower site assets (the "Tower Site Sale") for approximately $38.0 million in cash (subject to adjustment), of which $1.3 million was paid to entities affiliated with Benbow in payment for certain assets owned by such entities and included in the Tower Site Sale. In the Tower Site Sale, Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and will rent space on the towers on which it currently operates communications equipment to service its own paging network. Arch will use its net proceeds from the Tower Site Sale (estimated to be $36.0 million) to repay indebtedness under the API Credit Facility. Arch held the initial closing of the Tower Site Sale on June 26, 1998 with gross proceeds to Arch of approximately $12.0 million (excluding $1.3 million which was paid to entities affiliated with Benbow for certain assets which such entities sold as part of this transaction) and held a second closing on September 29, 1998 with gross proceeds to Arch of approximately $20.4 million. The final closing for the balance of the transaction is expected to be completed in the fourth quarter of 1998, although no assurance can be given that the final closing will be held as expected.

  Arch entered into options to repurchase each site and until this continuing involvement ends the gain is deferred and included in other long-term liabilities. At September 30, 1998, Arch had sold 117 of the 133 sites which resulted in a total gain of approximately $23.5 million and through September 30, 1998 approximately $1.5 million of this gain had been recognized in the statement of operations and is included in operating income.

9. DIVISIONAL REORGANIZATION (UNAUDITED)

  In June 1998, Arch's Board of Directors approved a reorganization of Arch's operations (the "Divisional Reorganization"). As part of the Divisional Reorganization, which is being implemented over a period of 18 to 24 months, Arch has consolidated its former Midwest, Western and Northern divisions into four existing operating divisions and is in the process of consolidating certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and take advantage of various operating efficiencies. In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce, (ii) plans to close certain office locations and redeploy other assets and (iii) has recorded a restructuring charge of $16.1 million, or $0.77 per share (basic and diluted) in the second quarter of 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance, (ii) $3.5 million for lease obligations and terminations, (iii) $1.4 million for the writedown of fixed assets and (iv) $1.5 million of other costs.

  The write-down of fixed assets relates to a non-cash charge which will reduce the carrying amount of certain leasehold improvements to their estimated net realizable value as of the date such assets are projected to be abandoned by the Company. The net realizable value of these assets was determined based on management's estimates and due to the nature of the assets should be zero.

                        ARCH COMMUNICATIONS GROUP, INC.

  The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of the Divisional Reorganization. The charge represents future lease obligations, on such leases past the dates the offices will be closed by the Company, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2001.

  Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company will eliminate approximately 280 net positions. As a result of eliminating these positions, the Company will involuntarily terminate an estimated 900 personnel. The majority of the positions to be eliminated will be related to customer service, collections, inventory and billing functions in local and regional offices which will be closed as a result of the Divisional Reorganization. As of September 30, 1998, 114 employees had been terminated due to the Divisional Reorganization. The majority of the severance and benefits costs to be paid by the Company will be paid during the remainder of 1998 and in 1999.

  The Company's restructuring activity as of September 30, 1998 is as follows (in thousands):

                                 RESERVE    UTILIZATION OF RESERVE
                                INITIALLY  ------------------------- REMAINING
                               ESTABLISHED    CASH        NON-CASH    RESERVE
                               ----------- ------------ ------------ ---------
     Severance costs..........   $ 9,700   $      1,105   $      --   $ 8,595
     Lease obligation costs...     3,500             34          --     3,466
     Write-down of fixed
      assets..................     1,400            --           --     1,400
     Other costs..............     1,500            151          --     1,349
                                 -------   ------------   ----------  -------
       Total..................   $16,100   $      1,290   $      --   $14,810
                                 =======   ============   ==========  =======

10. QUARTERLY FINANCIAL RESULTS (UNAUDITED)

  Quarterly financial information for the years ended December 31, 1996 and 1997 is summarized below (in thousands, except per share amounts):

                                        FIRST     SECOND    THIRD     FOURTH
                                       QUARTER   QUARTER   QUARTER   QUARTER
                                       --------  --------  --------  --------
   YEAR ENDED DECEMBER 31, 1996:
   Revenues........................... $ 67,171  $ 78,983  $ 90,886  $ 94,330
   Operating income (loss)............  (12,949)  (18,821)  (23,647)  (30,653)
   Income (loss) before extraordinary
    item..............................  (19,377)  (25,678)  (32,178)  (35,525)
   Extraordinary charge...............      --     (1,904)      --        --
   Net income (loss)..................  (19,377)  (27,582)  (32,178)  (35,525)
   Basic net income (loss) per common
    share:
     Income (loss) before extraordi-
      nary item.......................     (.98)    (1.26)    (1.56)    (1.72)
     Extraordinary charge.............      --       (.09)      --        --
     Net income (loss)................     (.98)    (1.35)    (1.56)    (1.72)
   YEAR ENDED DECEMBER 31, 1997:
   Revenues........................... $ 95,539  $ 98,729  $101,331  $101,242
   Operating income (loss)............  (26,632)  (29,646)  (27,208)  (18,529)
   Net income (loss)..................  (45,815)  (49,390)  (47,645)  (39,024)
   Basic net income (loss) per common
    share:
     Net income (loss)................    (2.21)    (2.38)    (2.29)    (1.88)

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
MobileMedia Communications, Inc.

  We have audited the accompanying consolidated balance sheets of MobileMedia Communications, Inc. and Subsidiaries ("MobileMedia") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MobileMedia Communications, Inc. and Subsidiaries at December 31, 1996 and 1997 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that MobileMedia will continue as a going concern. As more fully described in Note 1, on January 30, 1997, MobileMedia Corporation and substantially all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Additionally, as more fully described in Note 12, on April 8, 1997, the Federal Communications Commission ("FCC") issued a Public Notice commencing an administrative hearing into the qualification of MobileMedia to remain a licensee, which hearing has been stayed by the FCC until October 6, 1998. These events, and circumstances relating to the Chapter 11 filing with the Bankruptcy Court, including MobileMedia's highly leveraged financial structure, non-compliance with certain covenants of loan agreements with banks and note indentures, net working capital deficiency and recurring losses from operations, raise substantial doubt about MobileMedia's ability to continue as a going concern. Although MobileMedia is currently operating the business as debtors-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to (a) formulate a plan of reorganization which will gain approval of the creditors and confirmation by the Bankruptcy Court, (b) maintain compliance with all covenants under the debtor-in-possession financing agreement, (c) achieve satisfactory levels of future operating profit and (d) retain FCC qualification as a licensee. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                          Ernst & Young LLP

MetroPark, New Jersey
July 31, 1998

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                             DECEMBER 31,
                                        ------------------------  SEPTEMBER 30,
                                           1996         1997          1998
                                        -----------  -----------  -------------
                                                                   (UNAUDITED)
                ASSETS
Current assets
 Cash and cash equivalents............. $    23,160  $    10,920   $     9,814
 Accounts receivable (less allowance
  for uncollectible accounts of
  $56,189, $26,497 and $17,424 in
  1996, 1997 and 1998, respectively)...      66,709       55,432        38,127
 Inventories...........................      13,382          868         1,167
 Prepaid expense.......................       1,118        5,108         6,391
 Other.................................       1,583        2,783         5,399
                                        -----------  -----------   -----------
   Total current assets................     105,952       75,111        60,898
                                        -----------  -----------   -----------
Investment in net assets of equity
 affiliate.............................       1,857        1,788         1,691
Property and equipment, net............     327,757      257,937       218,873
Intangible assets, net.................     325,753      295,358       273,287
Other assets...........................      28,911       24,940        22,557
                                        -----------  -----------   -----------
   Total assets........................ $   790,230  $   655,134   $   577,306
                                        ===========  ===========   ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Liabilities not subject to compromise
 Debtor-In-Possession (DIP) credit
  facility............................. $       --   $    10,000   $       --
 Accrued restructuring costs...........         --         4,897         7,001
 Accrued wages, benefits and payroll...         --        11,894        12,398
 Accounts payable--post petition.......         --         2,362         2,106
 Accrued interest......................         --         4,777         4,145
 Accrued expenses and other current
  liabilities..........................       6,703       35,959        36,071
 Advance billing and customer
  deposits.............................      37,022       34,252        31,340
 Deferred gain on tower sale...........         --           --         69,611
                                        -----------  -----------   -----------
   Total liabilities not subject to
    compromise.........................      43,725      104,141       162,672
                                        -----------  -----------   -----------
Liabilities subject to compromise
 Accrued wages, benefits and payroll
  taxes................................       9,443          562           555
 Accrued interest......................      31,443       18,450        17,601
 Accounts payable--pre petition........      45,484       19,646        12,473
 Accrued expenses and other current
  liabilities..........................      48,215       20,663        20,121
 Debt..................................   1,074,196    1,075,681       905,681
 Other.................................       3,460        2,915         2,822
                                        -----------  -----------   -----------
   Total liabilities subject to
    compromise.........................   1,212,241    1,137,917       959,253
                                        -----------  -----------   -----------
 Deferred tax liabilities..............       2,655        2,655         2,655
Stockholders' equity (deficit)
 Common stock (1 share, no par value,
  issued and outstanding at December
  31, 1996 and 1997 and September 30,
  1998)................................         --           --            --
 Additional paid-in-capital............     672,629      676,025       676,025
 Accumulated deficit--pre petition.....  (1,141,020)  (1,154,420)   (1,154,420)
 Accumulated deficit--post petition....         --      (111,184)      (68,879)
                                        -----------  -----------   -----------
   Total stockholders' equity
    (deficit)..........................    (468,391)    (589,579)     (547,274)
                                        -----------  -----------   -----------
   Total liabilities and stockholders'
    equity (deficit)................... $   790,230  $   655,134   $   577,306
                                        ===========  ===========   ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                NINE MONTHS
                             YEAR ENDED DECEMBER 31,        ENDED SEPTEMBER 30,
                          --------------------------------  ---------------------
                            1995       1996        1997        1997       1998
                          --------  -----------  ---------  ----------  ---------
                                                                (UNAUDITED)
Revenue
  Services, rents and
   maintenance..........  $220,745  $   568,892  $ 491,174  $  378,922  $ 320,002
  Product sales.........    32,251       71,818     36,218      28,235     20,367
                          --------  -----------  ---------  ----------  ---------
    Total revenues......   252,996      640,710    527,392     407,157    340,369
Cost of products sold...   (26,885)     (72,595)   (35,843)    (27,524)   (16,531)
                          --------  -----------  ---------  ----------  ---------
                           226,111      568,115    491,549     379,633    323,838
Operating expenses
  Services, rents and
   maintenance..........    59,800      144,050    139,333     110,146     83,506
  Selling...............    45,203       96,817     69,544      53,816     45,848
  General and
   administrative.......    59,034      218,607    179,599     145,337    101,383
  Impairment of long-
   lived assets.........       --       792,478        --          --         --
  Restructuring costs...       --         4,256     19,811      15,577     13,831
  Depreciation..........    50,399      136,434    110,376      81,988     65,919
  Amortization..........    21,009      212,264     29,862      22,380     22,393
  Amortization of
   deferred gain on
   tower sale...........       --           --         --          --        (389)
                          --------  -----------  ---------  ----------  ---------
    Total operating
     expenses...........   235,445    1,604,906    548,525     429,244    332,491
                          --------  -----------  ---------  ----------  ---------
Operating (loss)........    (9,334)  (1,036,791)   (56,976)    (49,611)    (8,653)
Other income (expense)
  Interest expense, net
   .....................   (31,745)     (92,663)   (67,611)    (51,531)   (42,449)
  Gain (loss) on sale of
   assets...............       --            68          3           3     94,085
                          --------  -----------  ---------  ----------  ---------
    Total other ex-
     pense..............   (31,745)     (92,595)   (67,608)    (51,528)    51,636
                          --------  -----------  ---------  ----------  ---------
Income (loss) before
 income taxes
 (benefit)..............   (41,079)  (1,129,386)  (124,584)   (101,139)    42,983
Income taxes (benefit)..       --       (69,442)       --          --         678
                          --------  -----------  ---------  ----------  ---------
Net income (loss).......  $(41,079) $(1,059,944) $(124,584) $ (101,139) $  42,305
                          ========  ===========  =========  ==========  =========


                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                          ACCUMULATED  ACCUMULATED
                               ADDITIONAL   DEFICIT      DEFICIT
                                PAID IN      PRE-         POST-
                                CAPITAL    PETITION     PETITION      TOTAL
                               ---------- -----------  ----------- -----------
Balance at December 31,
 1994........................   $141,497  $   (39,997)  $       0  $   101,500
Capital contribution from
 MobileMedia.................    518,332          --          --       518,332
Net loss.....................        --       (41,079)        --       (41,079)
                                --------  -----------   ---------  -----------
Balance at December 31,
 1995........................    659,829      (81,076)          0      578,753
Capital contribution from
 MobileMedia.................     12,800          --          --        12,800
Net loss.....................        --    (1,059,944)        --    (1,059,944)
                                --------  -----------   ---------  -----------
Balance at December 31,
 1996........................    672,629   (1,141,020)          0     (468,391)
Capital contribution from
 MobileMedia.................      3,396          --          --         3,396
Net loss.....................        --       (13,400)   (111,184)    (124,584)
                                --------  -----------   ---------  -----------
Balance at December 31,
 1997........................    676,025   (1,154,420)   (111,184)    (589,579)
Net income (unaudited).......        --           --       42,305       42,305
                                --------  -----------   ---------  -----------
Balance at September 30, 1998
 (unaudited).................   $676,025  $(1,154,420)  $ (68,879) $  (547,274)
                                ========  ===========   =========  ===========



                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                          -----------------------------------  -------------------
                             1995         1996        1997       1997       1998
                          -----------  -----------  ---------  ---------  --------
                                                                  (UNAUDITED)
Operating activities
 Net income (loss)......  $   (41,079) $(1,059,944) $(124,584) $(101,139) $ 42,305
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
 Depreciation and
  amortization..........       71,408      348,698    140,238    104,368    88,312
 Amortization of
  deferred gain on tower
  sale..................                                                      (389)
 Income tax provision
  (benefit).............          --       (69,442)       --         --        678
 Accretion of note
  payable discount......       15,159       16,792      1,485      1,485
 Provision for
  uncollectible
  accounts..............        4,259       56,556     65,181     57,965    13,011
 Write-off of
  unamortized debt
  issuance costs........        5,391          --         --         --        --
 Recognized gain on sale
  of tower assets.......          --           --         --         --    (94,165)
 Impairment of long-
  lived assets..........          --       792,478        --         --        --
 Undistributed earnings
  of affiliate, net.....         (303)         160         69        (54)       97
Change in operating
 assets and liabilities:
 Accounts receivable....      (17,595)     (55,965)   (53,904)   (56,888)    4,294
 Inventories............       (3,353)       2,433     12,514      9,239      (299)
 Prepaid expenses and
  other assets..........          133       12,145       (686)     1,555    (1,541)
 Accounts payable,
  accrued expenses and
  other liabilities.....        9,829       13,283    (25,393)   (19,378)  (10,718)
                          -----------  -----------  ---------  ---------  --------
 Net cash provided by
  (used in) operating
  activities............       43,849       57,194     14,920     (2,847)   41,585
                          -----------  -----------  ---------  ---------  --------
Investing activities:
 Construction and
  capital expenditures,
  including net changes
  in pager assets.......      (86,163)    (161,861)   (40,556)   (32,321)  (32,394)
 Net proceeds from the
  sale of tower assets..          --           --         --         --    169,703
 Investment in net
  assets of equity
  affiliates............       (1,641)         --         --         --        --
 Acquisition of
  businesses............     (171,223)    (866,460)       --         --        --
 MAP Mobile channel
  exchange agreement....      (10,175)         --         --         --        --
 Cash paid to FCC for
  PCS license...........      (42,935)         --         --         --        --
 Other..................         (561)         --         --         --        --
                          -----------  -----------  ---------  ---------  --------
Net cash provided by
 (used in) investing
 activities.............     (312,698)  (1,028,321)   (40,556)   (32,321)  137,309
                          -----------  -----------  ---------  ---------  --------
Financing activities:
 Capital contribution by
  MobileMedia
  Corporation...........      518,332       12,800      3,396      3,396       --
 Proceeds from sale of
  notes, net............      245,863          --         --         --        --
 Repayment of Dial
  Page..................      (83,430)         --         --         --        --
 Payment of debt issue
  costs.................      (22,721)      (6,939)       --         --        --
 Borrowing from
  revolving credit
  facilities............    1,071,000      580,250        --         --        --
 Repayments on revolving
  credit facilities.....   (1,057,250)         --         --         --   (170,000)
 Borrowing from DIP
  credit facilities.....          --           --      47,000     17,000       --
 Repayments on DIP
  credit facilities.....          --           --     (37,000)       --    (10,000)
                          -----------  -----------  ---------  ---------  --------
Net cash provided by
 (used in) financing
 activities.............      671,794      586,111     13,396     20,396  (180,000)
                          -----------  -----------  ---------  ---------  --------
Net (decrease) increase
 in cash, cash
 equivalents designated
 and cash designated for
 the MobileComm
 acquisition............      402,945     (385,016)   (12,240)   (14,772)   (1,106)
Cash and cash
 equivalents at
 beginning of period....        5,231      408,176     23,160     23,160    10,920
                          -----------  -----------  ---------  ---------  --------
Cash and cash
 equivalents at end of
 period.................  $   408,176  $    23,160  $  10,920  $   8,388  $  9,814
                          ===========  ===========  =========  =========  ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. CHAPTER 11 REORGANIZATION AND BASIS OF PRESENTATION

  On January 30, 1997 (the "Petition date"), MobileMedia Corporation ("Parent"), its wholly owned subsidiary MobileMedia Communications, Inc., and all seventeen of MobileMedia Communication's Inc.'s subsidiaries ("MobileMedia") (collectively with Parent and MobileMedia, the "Debtors"), filed for protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

  The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition date on a timely basis.

  Since the Petition date, the Bankruptcy Court has entered orders allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46 million in pre-petition amounts owing to certain essential vendors.

  Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Debtors, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Debtors to the extent that the Debtors utilize the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Debtors cannot presently determine or reasonably estimate the ultimate liability which may result from payments required to cure defaults under assumed leases and contracts or from the filing of claims for all leases and contracts which may be rejected.

  In connection with the Chapter 11 filing, the Debtors notified all known claimants that pursuant to an order of the Court, all proofs of claims, on account of pre-petition obligations, other than for certain governmental entities, were required to be filed by June 16, 1997 (the "Bar Date"). As of September 30, 1998, approximately 2,400 proofs of claim have been filed against the Debtors. Included among the claims filed are claims of unspecified and undeterminable amounts. The Debtors consider the amounts set forth in certain proofs of claim to be inaccurate estimates of the Debtors' liabilities. As of September 30, 1998, the Debtors had secured orders of the Bankruptcy Court reducing approximately 1,292 claims filed in an aggregate amount of approximately $110.8 million to an allowed amount of $5.51 million. The Debtors expect the objection process to continue.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  Confirmation and consummation of a plan of reorganization are the principal objectives of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan requires, among other things, the affirmative vote of creditors holding at least two-thirds in total dollar amount and more than one-half in number of the allowed claims in each impaired class of claims that have voted on the plan, and two-thirds in amount of equity interests in each impaired class of interests that voted on the plan. Section 1129(b) of the Bankruptcy Code--commonly referred to as the "cramdown" provision--permits confirmation of a plan over the objection of an impaired class under certain circumstances. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity security holder of the debtor. Subject to certain limited exceptions, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan.

  On August 20, 1998, MobileMedia announced that it had executed a merger agreement with Arch Communications Group, Inc. ("Arch"), pursuant to which MobileMedia Communications, Inc. will be merged with and into a wholly-owned subsidiary of Arch. Immediately prior to the Merger, Parent will contribute all of its assets to MobileMedia Communications, Inc. Concurrently, Debtors filed a First Amended Joint Plan of Reorganization that reflects the proposed merger with Arch. On September 3, 1998, Arch and MobileMedia executed an amendment to the merger agreement and the Debtors filed a subsequent Second Amended Joint Plan of Reorganization. On December 1, 1998 Arch and MobileMedia executed a second amendment to the merger agreement and on December 2, 1998, the Debtors filed a Third Amended Joint Plan of Reorganization (the "Plan"). Under the Plan, Debtors' secured creditors will receive cash in an amount equal to their allowed pre-petition claims and Debtors' unsecured creditors will receive cash or equity securities of Arch in satisfaction of their pre-petition claims against the Debtors. Because there are a variety of conditions precedent to the consummation of the Plan and the merger with Arch, there can be no assurance that the transactions contemplated thereby will be consummated.

  The consolidated financial statements at December 31, 1996 and 1997 and September 30, 1998 (unaudited) have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of MobileMedia to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.

2. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  MobileMedia provides paging and wireless messaging services in the United States, including the 100 largest metropolitan areas.

 Consolidation

  The consolidated financial statements include the accounts of MobileMedia and it's wholly-owned subsidiaries (MobileMedia Communications of California, Inc., MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., RadioCall Company of Virginia, Inc., MobileMedia PCS, Inc., Mobile Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

 Cash Equivalents

  MobileMedia considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

 Concentrations of Credit Risk

  Financial instruments that potentially subject MobileMedia to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. MobileMedia places its temporary cash investments with high-quality institutions and, by policy, limits its credit exposure to any one institution. Although MobileMedia faces significant credit risk from its customers, which has been aggravated due to MobileMedia's operating problems, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise MobileMedia's customer base. MobileMedia generally does not require collateral or other security to support customer receivables.

 Inventories

  MobileMedia values inventories at the lower of specific cost or market value. Inventories consist of pagers held specifically for resale by MobileMedia.

 Revenue Recognition

  MobileMedia recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. MobileMedia leases (as lessor) certain pagers under operating leases. Sales of pagers are recognized upon delivery.

 Reclassifications

  Certain 1995 financial statement items have been reclassified to conform to the 1996 and 1997 presentation.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

 Property and Equipment

  Effective October 1, 1997, MobileMedia shortened the estimated useful life of pagers from four to three years. This change resulted in additional depreciation expense of approximately $2,500 in 1997.

  Property and equipment are stated at cost, less accumulated depreciation.

  While several companies manufacture pagers, MobileMedia purchases a significant percentage of its pagers from one supplier. Any disruption of such supply could have a material impact on MobileMedia's operations.

  Expenditures for maintenance are charged to expense as incurred.

  Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to cost of products sold.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

   Pagers............................................................    3 years
   Radio transmission equipment......................................   10 years
   Computer equipment................................................    4 years
   Furniture and fixtures............................................    5 years
   Leasehold improvements............................................ 1-10 years
   Buildings.........................................................   30 years

 Intangible Assets

  Intangible assets consist primarily of customer lists, FCC licenses, a non-competition agreement, software and the excess of consideration paid over fair values of net assets acquired and are being amortized principally using the straight-line method over periods ranging from 1 to 40 years. In connection with the impairment writedown discussed below, MobileMedia revised the lives of FCC licenses and customer lists to 25 years and 3 years, respectively.

 Impairment of Long-Lived Assets

  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", MobileMedia records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. In 1997, MobileMedia determined impairment existed with respect to its long-lived assets as of December 31, 1996. Such determination was based upon the existence of adverse business circumstances, such as MobileMedia's bankruptcy, its 1996 operating results and the uncertainty associated with the pending FCC proceeding. In July 1998, MobileMedia evaluated the ongoing value of its long-lived assets effective December 31, 1996 and, based on this evaluation, MobileMedia determined that intangible assets with a net book value of $1,118,231 were impaired and wrote them down by $792,478 to their estimated fair value. Fair value was determined through the application of generally accepted valuation methods to MobileMedia's projected cash flows, discounted at an estimated market rate of interest. The remaining carrying amount of long-lived assets are expected to be recovered based on MobileMedia's estimates of cash flows. However, it is possible that such estimates could change based upon the uncertainties of the bankruptcy process and because future operating and financial results may differ from those projected which may require further writedowns to fair value.

 Debt Issue Costs

  Debt issue costs, which relate to the long term debt discussed in Note 6, are reported as "Other assets" in the accompanying balance sheets. Such costs amounted to $26,582 at December 31, 1996, $22,939 at December 31, 1997 and $20,206 at September 30, 1998 (unaudited) and are being amortized on a straight line basis over the term of the related debt.

 Restructuring Costs

  Restructuring costs are primarily comprised of professional fees constituting administrative expenses incurred by MobileMedia as a result of reorganization under Chapter 11 of the Bankruptcy Code.

 Income Taxes

  Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

 Unaudited Interim Financial Statements

  The interim financial information as of September 30, 1998 and the nine months ended September 30, 1997 and 1998 contained herein is unaudited but, in the opinion of management, includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year.

 New Authoritative Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"), which is effective for years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore MobileMedia will adopt the new requirements retroactively in 1998. Management does not anticipate that the adoption of SFAS No. 130 will have a significant effect on MobileMedia's reporting.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of this statement will have any effect on MobileMedia's reporting.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on MobileMedia's financial position or results of operations.

3. ACQUISITIONS AND DIVESTITURES

  On September 3, 1998, MobileMedia completed the sale of 166 transmission towers to Pinnacle Towers, Inc. ("Pinnacle") for $170.0 million in cash (the "Tower Sale"). Under the terms of a lease with Pinnacle, MobileMedia will lease antenna sites located on these towers for an initial period of 15 years at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized on a straight-line basis over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on such assets.

  On January 4, 1996, MobileMedia completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide two-way narrowband 50/12.5 kHz PCS license, and

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

BellSouth agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with MobileMedia (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

  The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of January 4, 1996. The allocation of the purchase price is summarized as follows:

   Current assets................................................... $  55,301
   Property and equipment...........................................   112,986
   Intangible assets................................................   934,269
   Other assets.....................................................       143
   Liabilities assumed..............................................  (149,662)
                                                                     ---------
                                                                     $ 953,037
                                                                     =========

  On August 31, 1995, MobileMedia purchased the paging assets and messaging services business (the "Paging Business") of Dial Page, Inc. ("Dial Page"), including the capital stock of two wholly-owned Dial Page subsidiaries, and assumed certain liabilities of the Paging Business (the "Dial Page Acquisition"). The purchase price for the Paging Business was $187,396, comprised of cash and the assumption by MobileMedia of the aggregate principal amount of and accrued interest on certain indebtedness of Dial Page.

  The Dial Page Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to August 31, 1995 reflect the purchase price, including bond tender premium and consent, and fees of $7,444 and transaction costs of $5,339, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of August 31, 1995.

  The allocation of the purchase price is summarized as follows:

   Current assets.................................................... $  3,441
   Property and equipment............................................   37,406
   Intangible assets.................................................  167,101
   Other assets......................................................       74
   Liabilities assumed...............................................   (7,843)
                                                                      --------
                                                                      $200,179
                                                                      ========

  Results of operations for the year ended December 31, 1995 include results of Dial Page subsequent to August 31, 1995. The following unaudited pro forma information reflects the results of operations of MobileMedia assuming the Dial Page and MobileComm acquisitions had occurred as of January 1, 1995.

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1995
                                                               -----------------
   Net revenue................................................     $ 559,236
   Net loss...................................................     $(213,173)

  On October 23, 1995, MobileMedia completed the purchase of additional capacity for its nationwide Private Carrier Paging channel for $10,175 from MAP Mobile Communications, Inc.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                                   DECEMBER 31,
                                                 ----------------- SEPTEMBER 30,
                                                   1996     1997       1998
                                                 -------- -------- -------------
                                                                    (UNAUDITED)
Pagers.......................................... $228,924 $196,791   $175,994
Radio transmission equipment....................  191,952  202,296    201,822
Computer equipment..............................   25,641   30,896     32,215
Furniture and fixtures..........................   19,435   20,918     21,890
Leasehold improvements..........................   14,943   14,652     16,022
Construction in progress........................    1,494    1,128      4,664
Land, buildings and other.......................   12,947    7,911      6,476
                                                 -------- --------   --------
                                                  495,336  474,592    459,083
Accumulated depreciation........................  167,579  216,655    240,210
                                                 -------- --------   --------
Property and equipment, net..................... $327,757 $257,937   $218,873
                                                 ======== ========   ========

5. INTANGIBLE ASSETS

                                                 DECEMBER 31,
                  ---------------------------------------------------------------------------
                                     1996                                   1997              SEPTEMBER 30, 1998 (UNAUDITED)
                  -------------------------------------------- ------------------------------ ------------------------------
                                           FAS 121
                             ACCUMULATED  IMPAIRMENT           ADJUSTED ACCUMULATED           ADJUSTED ACCUMULATED
                     COST    AMORTIZATION   CHARGE      NET      COST   AMORTIZATION   NET      COST   AMORTIZATION   NET
                  ---------- ------------ ----------  -------- -------- ------------ -------- -------- ------------ --------
FCC Licenses....  $  774,731  $ (22,757)  $(490,651)  $261,323 $261,323   $ (8,918)  $252,405 $261,323   $(14,882)  $246,441
Customer lists..     288,137   (102,735)   (120,972)    64,430   64,430    (21,477)    42,953   64,430    (37,584)    26,846
Software........       3,500     (1,167)     (2,333)       --       --         --         --       --         --         --
Non-competition
 agreement......     125,999   (114,029)    (11,970)       --       --         --         --       --         --         --
Excess of
 consideration
 paid over fair
 value of net
 assets
 acquired.......     176,646    (10,094)   (166,552)       --       --         --         --       --         --         --
                  ----------  ---------   ---------   -------- --------   --------   -------- --------   --------   --------
                  $1,369,013  $(250,782)  $(792,478)  $325,753 $325,753   $(30,395)  $295,358 $325,753   $(52,466)  $273,287
                  ==========  =========   =========   ======== ========   ========   ======== ========   ========   ========

  MobileMedia is not amortizing the cost of two nationwide Personal Communications Services ("PCS") licenses, one acquired directly from the FCC and the other as a result of the MobileComm acquisition, since the construction of paging networks related to such licenses has not been completed.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

6. DEBT

  Debt is summarized as follows:

                                               DECEMBER 31,
                                           --------------------- SEPTEMBER 30,
                                              1996       1997        1998
                                           ---------- ---------- -------------
                                                                  (UNAUDITED)
DIP credit facility....................... $      --  $   10,000   $    --
Revolving loan............................     99,000     99,000     72,900
Term loan.................................    550,000    550,000    406,100
10 1/2% Senior Subordinated Deferred
 Coupon Notes due December 1, 2003........    172,628    174,125    174,125
9 3/8% Senior Subordinated Notes due
 November 1, 2007.........................    250,000    250,000    250,000
Dial Page Notes...........................      1,570      1,570      1,570
Note Payable..............................        998        986        986
                                           ---------- ----------   --------
  Total debt.............................. $1,074,196 $1,085,681   $905,681
                                           ========== ==========   ========

  The debt obligations of MobileMedia include:

    1) A debtor-in-possession credit facility ("DIP Facility") with a syndicate of lenders including The Chase Manhattan Bank, as Agent (the "DIP Lenders"). As of September 30, 1998 there were no funded borrowings and as of December 31, 1997, there was $10,000 of borrowings outstanding under this facility. MobileMedia is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Lenders. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, the debtors drew down $47 million of borrowings and repaid $37 million under the DIP Facility. During January and February, 1998 the Debtors repaid an additional $10 million. On January 27, 1998, the DIP Facility was amended and reduced from $200,000 to $100,000. On August 12, 1998, MobileMedia received approval from the Bankruptcy Court to extend the DIP Facility to March 31, 1999 and further reduce it from $100,000 to $75,000.

    2) A $750,000 senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of September 30, 1998 there was $479,000 outstanding under this facility consisting of term loans of $101,500 and $304,600 and loans under a revolving credit facility totaling $72,900. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996 MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. Since the Petition date, MobileMedia has brought current its interest payments and has been making monthly payments to the lenders under the Pre-Petition Credit Agreement equal to the amount of interest accruing under such agreement. On September 3, 1998, MobileMedia repaid $170,000 of borrowings under the Pre-Petition Credit Agreement with proceeds from the Tower Sale (see Note 3).

    3) $250,000 Senior Subordinated Notes due November 1, 2007 (the "9 3/8% Notes") issued in November 1995, concurrent with MobileMedia's second offering of Class A Common Stock (See Note 11). These notes bear interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on its 9 3/8% Notes which constituted an event of default. The note holders have not exercised any rights or remedies afforded such

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

    4) $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes") issued, at a discount, in November 1993. The Deferred Coupon Notes accrete at a rate of 10 1/2%, compounded semiannually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10 1/2% and is payable semiannually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

 Interest Expense on Debt

  Interest paid during the years ended December 31, 1995, 1996 and 1997, and the nine months ended September 30, 1997 and 1998 (unaudited) was $9,828, $65,978, $76,624, $58,114 and $41,321, respectively. Total interest cost incurred for the years ended December 31, 1995, 1996 and 1997 was $31,952, $94,231 and $68,409, respectively of which $176, $1,292 and $1,249 was capitalized. Total interest cost incurred for the nine months ended September 30, 1997 and 1998 was $51,661 and $42,573, respectively of which $130 and $124 was capitalized.

  Subsequent to the Petition date, interest was accrued and paid only on the Pre-Petition Credit Agreement and the DIP Facility. If not for the filing, interest expense for the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 (unaudited) would have been approximately $104,152, $78,067 and $75,994 respectively.

7. RELATED PARTY TRANSACTIONS

  On February 8, 1995 Parent called upon certain investors for an additional $25,000 of capital which was required to be contributed to MobileMedia in exchange for 137,095 shares of Class A and 2,362,900 shares of Class B common stock at $10 per share and warrants to purchase 51,014 shares of Class A Common Stock. On June 13, 1995, MobileMedia received the $25,000 from the exercise of such call.

8. INCOME TAXES

  The components of income tax benefit (expense) are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                        1995     1996     1997
                                                       ------- --------- -------
   Current:
     Federal.......................................... $   --  $     --  $   --
     State and local..................................     --        --      --
                                                       ------- --------- -------
   Deferred:
     Federal..........................................     --     52,081     --
     State and local..................................     --     17,361     --
                                                       ------- --------- -------
       Total.......................................... $   --  $  69,442 $   --
                                                       ======= ========= =======

  MobileMedia is included in the Parent's consolidated federal income tax return. Income taxes are presented in the accompanying financial statements as if MobileMedia filed tax returns as a separate consolidated entity.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  A reconciliation of income tax benefit and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                  1995      1996       1997
                                                --------  ---------  --------
   Tax benefit at federal statutory rate....... $ 14,377  $ 395,285  $ 43,604
   Goodwill and intangible amortization and
    writedown..................................      --     (95,362)      --
   Valuation allowance on federal deferred tax
    assets.....................................  (14,377)  (230,481)  (43,604)
                                                --------  ---------  --------
     Total..................................... $    --   $  69,442  $    --
                                                ========  =========  ========

  The effect of the valuation allowance shown above represents federal tax effects on income from continuing operations.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:

                                                            DECEMBER 31,
                                                         --------------------
                                                           1996       1997
                                                         ---------  ---------
   Deferred tax liabilities:
     Difference in book and tax basis of fixed assets... $     --   $  10,206
     Other..............................................       --          68
                                                         ---------  ---------
       Net deferred tax liabilities.....................       --      10,274
   Deferred tax assets:
     Accounts receivable reserves.......................    22,476     10,578
     Differences between the book and tax basis of
      intangible assets.................................   136,492    128,462
     Difference between book and tax basis of accrued
      liabilities.......................................     3,425      5,089
     Net operating loss carryforward....................    80,440    161,840
     Difference between book and tax basis of fixed
      assets............................................     2,208        --
     Other..............................................     1,357        --
                                                         ---------  ---------
       Total deferred assets............................   246,398    305,969
       Valuation allowances for deferred tax assets.....  (249,053)  (298,350)
                                                         ---------  ---------
       Net deferred tax assets..........................    (2,655)     7,619
                                                         =========  =========
       Net deferred tax liabilities..................... $   2,655  $   2,655
                                                         =========  =========

  As of December 31, 1997, MobileMedia has available net operating loss carryforwards for tax purposes of approximately $400,000 which expire in years 2008 through 2012. Utilization of these losses may be limited under Section 382 of the Internal Revenue Code.

  MobileMedia believes consummation of the public offering of 15,525,000 shares of Class A Common Stock on November 7, 1995 caused an ownership change for MobileMedia for purposes of Section 382 of the Code. As a result, the use of MobileMedia's pre-ownership change net operating loss carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40.0 million. If a second ownership change occurred subsequent to November 7, 1995, which has not been determined, use of MobileMedia's net operating losses would be severely limited. It is also anticipated that the net operating loss carryforwards and possibly other tax attributes will be substantially reduced as a result of consummation of the Plan.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

9. LEASES

  Certain facilities and equipment used in operations are held under operating leases. In accordance with the Bankruptcy Code, all lease contracts will be reviewed, and subject to Court approval, are subject to rejection. Rental expenses under operating leases were $14,983, $44,574, $43,453, $32,891 and $30,847 for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (unaudited), respectively. At December 31, 1997, the aggregate minimum rental commitments under leases were as follows:

   1998................................................................ $ 23,566
   1999................................................................   18,953
   2000................................................................   14,037
   2001................................................................    7,625
   2002................................................................    4,788
   Thereafter..........................................................    7,707
                                                                        --------
                                                                        $ 76,676
                                                                        ========

  On March 23, 1998, MobileMedia moved into a new headquarters facility pursuant to a lease with Miller Freeman, Inc. entered into with Bankruptcy Court approval. On April 1, 1998, MobileMedia, with Bankruptcy Court approval, assigned its prior lease of rental property used for its Headquarters office to Southwestern Bell Yellow Pages, Inc. The lease expires in June, 2001. The estimated annual savings related to this lease assignment and the lease with Miller Freeman, Inc. is approximately $1,400. The cost savings is not reflected in the above minimum rental commitments.

10. EMPLOYEE BENEFIT PLANS

  MobileMedia has adopted a retirement savings plan that allows all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of their compensation. Effective February 1, 1996, MobileMedia began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral. MobileMedia's matching contribution was $700 in 1996, $730 in 1997 and $555 and $506 for the nine months ended September 30, 1997 and 1998 (unaudited), respectively.

  Employees of MobileComm and Dial Page who were hired by MobileMedia were eligible to participate in MobileMedia's retirement savings plan based on their recognized MobileComm and Dial Page service date. As of the date of the MobileComm and Dial Page Acquisitions employees with one year and at least 1,000 hours of credited service were eligible to participate.

11. COMMON STOCK, STOCK OPTION PLANS AND STOCK WARRANTS

  On July 6, 1995, Parent issued an aggregate of 8,000,000 shares of Class A Common Stock in a public offering at a price of $18.50 per share. Parent received net proceeds from the sale of approximately $137,975. In addition, on July 25, 1995, the underwriters exercised their over-allotment option to purchase an additional 800,000 shares of Class A Common Stock at the initial public offering price. Accordingly, Parent received additional net proceeds of $13,910 for the over-allotment shares. On November 13, 1995, Parent issued an aggregate of 13,500,000 shares of Class A Common Stock at a public offering price of $23.75 resulting in net proceeds of approximately $308,755. In addition, the underwriters exercised their over-allotment option to purchase an additional 2,025,000 shares of Class A Common Stock at the public offering price resulting in additional net proceeds of approximately $46,170.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

 Non-Employee Directors

  MobileMedia adopted a stock option plan under which options to purchase MobileMedia's Class A Common Stock would be granted to the Company's non-employee directors. Options for a total of 121,800 shares of Class A Common Stock were issued under the Plan since the beginning of the Plan. All exercise prices per share were considered to be the fair market value at the date of grant. The plan was amended in 1997 to provide that no additional options may be granted. Accordingly, no additional options were granted after 1996 under the Plan. At December 31, 1996, options for a total of 92,040 shares of Class A Common Stock, at exercise prices ranging from $10.00 to $26.38, were outstanding. At December 31, 1997, options for a total of 90,290 shares of Class A Common Stock were outstanding.

 Employees

  MobileMedia has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of MobileMedia's employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. In light of MobileMedia's current circumstances, the pro forma effect of stock compensation expense pursuant to SFAS No. 123 has not been calculated. MobileMedia adopted the 1993 MobileMedia Corporation Stock Option Plan (the "Option Plan") under which options to purchase shares of MobileMedia's Class A Common Stock may be granted to officers and key employees of MobileMedia.

  Two types of options may be granted under the Option Plan: options intended to qualify as incentive stock options under Section 422 of the Code, and "non-qualified" stock options not specifically authorized or qualified for favorable federal income tax treatment under the Code. The option exercise price for incentive stock options granted under the Option Plan may not be less than the fair market value (as defined in the Option Plan) of Parent's Class A Common Stock on the date the option is granted. The exercise price of non-qualified stock options may be set by the Board of Directors at a discount from fair market value. Prior to the Petition date, qualified and non-qualified options issued to certain current and former officers and key employees of MobileMedia to purchase up to 1,618,740, 1,414,893 and 1,276,515, shares of Class A Common Stock at December 31, 1996 and 1997 and September 30, 1998, respectively, at exercise prices ranging from $6.81 to $10.00 per share, were outstanding.

12. COMMITMENTS AND CONTINGENCIES

  MobileMedia is party to a number of lawsuits and other matters arising in the ordinary course of business.

  As announced on September 27, 1996 and October 21, 1996, MobileMedia disclosed that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all MobileMedia's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996.

  On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 93 applications for fill-in sites

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to the approximately 99 authorizations where the underlying station was untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC.

  On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an Administrative Law Judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

  On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The order was originally granted for ten months and was extended by the FCC through October 6, 1998. The order, which is based on an FCC doctrine known as Second Thursday, provides that, if there is a change of control that meets the conditions of Second Thursday, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. MobileMedia believes that a reorganization plan that provides for either a conversion of certain existing debt to equity, in which case existing MobileMedia shares will be eliminated, or a sale or merger of MobileMedia will result in a change of control that will satisfy the Second Thursday doctrine. On September 2, 1998, MobileMedia and Arch Communications Group, Inc. ("Arch") filed a joint Second Thursday application. MobileMedia believes the plan of reorganization referenced in the application satisfies the conditions of Second Thursday. On October 5, 1998, a supplement was filed to notify the FCC of certain modifications to the proposed transaction. The application was accepted for filing by public notice dated October 15, 1998. On October 16, 1998, MobileMedia and Arch filed a joint supplement of data requested by the staff of the Wireless Telecommunications Bureau to assist in their evaluation of the application.

  In the event that MobileMedia was unable to consummate a plan of reorganization that satisfies the conditions of Second Thursday, MobileMedia would be required to proceed with the hearing, which, if adversely determined, could result in the loss of MobileMedia's licenses or substantial monetary fines, or both. Such an outcome would have a material adverse effect on MobileMedia's financial condition and results of operations.

  Prior to the Petition date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey (the "New Jersey District Court"). These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

  In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date of a plan of reorganization. On October 21, 1998, the defendents' motion to dismiss the New Jersey Actions filed with the New Jersey District Court on January 16, 1998 was denied.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  In addition to the New Jersey Actions, two lawsuits (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions") were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and the Debtors' independent auditors. None of the Debtors is named as defendant in the California Actions.

  On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions, with certain exceptions.

  Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. It is anticipated that under any plan of reorganization for MobileMedia these Claims will receive no distributions.

  Three former employees have pre-petition agreements which provide an incentive payment of up to $300 to each of them if the EBITDA for 1996 of an entity specified in such agreements equals or exceeds $82,000, subject to certain adjustments (the "1996 Target"), and of up to $1,000 to each of them if the EBITDA for 1998 of an entity specified in such agreements equals or exceeds $125,100, subject to certain adjustments (the "1998 Target"). One current and four former employees have pre-petition agreements which provide for incentive payments of up to $150 to each of them if the specified entity meets the 1996 Target and of up to $300 to each of them if the specified entity meets the 1998 Target. Several former employees have submitted proofs of claim with the Bankruptcy Court with respect to these incentive payments. MobileMedia intends to object to these unsecured claims.

13. OTHER INVESTMENTS

  On March 21, 1995, MobileMedia purchased a 33% interest in Abacus Communications Partners, L.P., a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P. is one of MobileMedia's alphanumeric dispatch services providers. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by MobileMedia's share of undistributed earnings or losses of the purchased company. MobileMedia's share of income
(loss) of affiliate, net of distribution, for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 (unaudited), was $(303), $162, $69, $(54) and $97, respectively.

14. IMPACT OF YEAR 2000 (UNAUDITED)

GENERAL

  Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, in less than two years, the computerized systems (including both information and non-information technology systems) and applications used by MobileMedia will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

 State of Readiness

  MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

  With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and run to identify any Year 2000 compliance issues. While the results of the tests are still being analyzed, relatively few Year 2000 problems were identified. Additional testing is scheduled for the first quarter of 1999, including testing of MobileMedia's financial and human resource software packages. There can be no assurance, however, that such testing has, or will, detect all compliance issues related to the Year 2000 problem.

  With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

 Estimated Year 2000 Compliance Costs

  MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to the Year 2000 compliance matters. To date, MobileMedia has incurred approximately $50,000 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $150,000 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $200,000 on additional software and other items related to the Year 2000 compliance matters.

  In addition, MobileMedia estimates that it will incur approximately $200,000 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia has also upgraded its paging network hardware over the fiscal year 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

 Risks relating to Year 2000 Compliance Matters

  MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during calendar year 1999. Although MobileMedia has begun and is undertaking testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

 Contingency Planning

  MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The Task Force will undertake a review of these assessments in respect of application of contingency plans on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning in respect of Year 2000 compliance during calendar year 1999.

                                                                         ANNEX A

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:

                                                    Chapter 11

MobileMedia Communications,                         Case No. 97-174 (PJW)

Inc., et al.,

                                                    (Jointly Administered)
       Debtors.

                     DISCLOSURE STATEMENT TO DEBTORS' THIRD
                      AMENDED JOINT PLAN OF REORGANIZATION

                                DECEMBER 3, 1998

J. Ronald Trost                           James L. Patton, Jr. (No. 2202)
James D. Johnson                          Joel A. Waite (No. 2925)
Shelley C. Chapman                        YOUNG CONAWAY STARGATT
Lee M. Stein                              & TAYLOR, LLP
SIDLEY & AUSTIN                           11th Floor-Rodney Square North
875 Third Avenue                          P.O. Box 391
New York, New York 10022                  Wilmington, Delaware 19899
(212) 906-2000                            (302) 571-6600

                           CO-COUNSEL TO DEBTORS AND
                             DEBTORS-IN-POSSESSION

SUBMITTED BY: MOBILEMEDIA COMMUNICATIONS, INC.,
           MOBILEMEDIA CORPORATION,
           MOBILEMEDIA COMMUNICATIONS, INC. (CALIFORNIA),
           MOBILEMEDIA DP PROPERTIES, INC.
           MOBILEMEDIA PCS, INC.,
           DIAL PAGE SOUTHEAST, INC.,
           RADIO CALL COMPANY OF VA., INC.,
           MOBILEMEDIA PAGING, INC.,
           MOBILE COMMUNICATIONS CORPORATION OF AMERICA,
           MOBILECOMM OF THE SOUTHEAST, INC.,
           MOBILECOMM OF THE NORTHEAST, INC.,
           MOBILECOMM NATIONWIDE OPERATIONS, INC.,
           MOBILECOMM OF TENNESSEE, INC.,
           MOBILECOMM OF THE SOUTHEAST PRIVATE CARRIER OPERATIONS, INC., MOBILECOMM OF THE SOUTHWEST, INC.,
           MOBILECOMM OF FLORIDA, INC.,
           MOBILECOMM OF THE MIDSOUTH, INC.,
           FWS RADIO, INC.,
           MOBILECOMM OF THE WEST, INC.,

                       DEBTORS AND DEBTORS-IN-POSSESSION

                                    NOTICE

  11 U.S.C. (S) 1125(b) PROHIBITS THE SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A PLAN OF REORGANIZATION FROM A HOLDER OF A CLAIM OR INTEREST WITH RESPECT TO SUCH CLAIM OR INTEREST UNLESS, AT THE TIME OF OR BEFORE SUCH SOLICITATION, THERE IS TRANSMITTED TO SUCH HOLDER SUCH PLAN OR A SUMMARY OF SUCH PLAN AND A WRITTEN DISCLOSURE STATEMENT APPROVED, AFTER NOTICE AND HEARING, BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION.

  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY, AND THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH OR APPROVED OR RECOMMENDED BY, THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE SEC OR ANY STATE SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR THE STATEMENTS OR INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE DEBTORS' PLAN OF REORGANIZATION CONTEMPLATES A MERGER OF THE DEBTORS WITH A SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC. ("ARCH"). ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THIS DISCLOSURE STATEMENT AND THE STATEMENTS AND INFORMATION CONTAINED HEREIN DO NOT CONSTITUTE AND SHALL NOT BE DEEMED TO CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY OR A PROSPECTUS OR OTHER OFFERING DOCUMENT RELATING TO (I) THE VARIOUS SUBSCRIPTION RIGHTS OF ARCH REFERRED TO HEREIN THAT ARE BEING OFFERED TO THE DEBTORS' UNSECURED CREDITORS AND TO ARCH'S EXISTING SHAREHOLDERS, (II) THE ARCH COMMON SHARES OR, IN CERTAIN CIRCUMSTANCES, ARCH CLASS B COMMON SHARES ISSUABLE BY ARCH UPON EXERCISE OF SUCH SUBSCRIPTION RIGHTS, (III) CERTAIN WARRANTS THAT MAY BE ISSUED BY ARCH OR (IV) THE ARCH COMMON SHARES ISSUABLE BY ARCH UPON EXERCISE OF SUCH WARRANTS, EACH IN CONNECTION WITH THE THIRD AMENDED JOINT PLAN OF REORGANIZATION ATTACHED HERETO AND DATED AS OF DECEMBER 1, 1998. ANY SUCH OFFER SHALL BE MADE ONLY BY A PROSPECTUS FILED AS PART OF A REGISTRATION STATEMENT FILED BY ARCH WITH THE SEC.

                          FORWARD-LOOKING STATEMENTS

  This Disclosure Statement contains forward-looking statements that are made pursuant to the safe harbor provisions of 11 U.S.C.(S) 1125 and of the Private Securities Litigation Reform Act of 1995. Any statements contained herein (including, without limitation, statements to the effect that Arch, the Debtors or their respective managements or boards of directors "believe", "expect", "anticipate", "plan" and similar expressions) that are not statements of historical fact should be considered forward-looking statements. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Arch, the Debtors, or their respective managements or boards of directors. Achieving the anticipated benefits of the contemplated merger will depend in significant part upon whether the integration of the companies' businesses is accomplished in an efficient manner, and there can be no assurance that this will occur. The combination of the companies will require, among other things, coordination of administrative, sales and marketing, distribution, and accounting and finance functions and expansion of information and management systems. The integration process could divert the attention of management, and any difficulties or problems encountered in the transition process could have a material adverse effect on the Combined Company following the Merger. In addition, the process of combining the companies could cause the interruption of, or a loss of momentum in, the activities of the respective businesses, which could also have a material adverse effect on the Combined Company. The difficulty of combining the businesses may be increased by the need to integrate personnel and the geographic distance separating the organizations. There can be no assurance that Arch will retain key employees or that Arch will realize any of the other anticipated benefits of the Merger.

  The unaudited Combined Company projections attached hereto as Exhibit E (the "Combined Company Projections") have been prepared jointly by Arch and the Debtors as a projection of possible future results based upon the assumptions set forth therein, and are dependent on many factors over which neither Arch nor the Debtors have any control. No assurance can be given that any of the assumptions on which the projections are based will prove to be correct. The Combined Company Projections were not prepared with a view to public disclosure or in compliance with (i) published guidelines of the SEC, (ii) the guidelines established by the American Institute of Certified Public Accountants regarding projections or (iii) GAAP. Arthur Andersen LLP, the independent public accountants for Arch, has neither compiled nor examined such projections and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for and disclaims any association with, such projections. Ernst & Young LLP, the independent auditors for the Debtors, has neither compiled nor examined such projections and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for and disclaims any association with, such projections. While presented with numerical specificity, such projections are based upon a variety of assumptions, which may not be realized, relating to the future business and operations of Arch and the Debtors and the integration of their operations and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Arch and the Debtors. NEITHER ARCH, ON THE ONE HAND, NOR THE DEBTORS, ON THE OTHER HAND, MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THE COMBINED COMPANY PROJECTIONS OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED.

                            INTRODUCTORY STATEMENT

  THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION DATED AS OF DECEMBER 1, 1998 (THE "PLAN"), PROPOSED BY MOBILEMEDIA CORPORATION, MOBILEMEDIA COMMUNICATIONS, INC. AND THE SUBSIDIARIES OF MOBILEMEDIA COMMUNICATIONS, INC., AS DEBTORS AND DEBTORS-IN-POSSESSION (COLLECTIVELY, THE "DEBTORS"), AND SUMMARIES OF CERTAIN OTHER DOCUMENTS RELATING TO THE CONSUMMATION OF THE PLAN OR THE TREATMENT OF CERTAIN PARTIES IN INTEREST, AND CERTAIN FINANCIAL INFORMATION RELATING THERETO. THE PLAN REFLECTS THE PROPOSED MERGER OF MOBILEMEDIA COMMUNICATIONS, INC. WITH AND INTO A NEWLY-FORMED WHOLLY OWNED SUBSIDIARY OF ARCH PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 18, 1998, AS AMENDED BY THE FIRST AMENDMENT THERETO DATED AS OF SEPTEMBER 3, 1998 AND THE SECOND AMENDMENT THERETO DATED AS OF DECEMBER 1, 1998 (AS SO AMENDED, THE "MERGER AGREEMENT"). THIS DISCLOSURE STATEMENT SUPERSEDES THE DISCLOSURE STATEMENTS PREVIOUSLY FILED WITH THE BANKRUPTCY COURT AND THE PLAN ATTACHED HERETO SUPERSEDES THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION PREVIOUSLY FILED WITH THE BANKRUPTCY COURT ON SEPTEMBER 4, 1998.

  WHILE THE DEBTORS BELIEVE THAT THE SUMMARIES CONTAINED HEREIN PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. BEFORE CASTING A BALLOT, EACH HOLDER OF AN IMPAIRED CLAIM SHOULD REVIEW THE ENTIRE PLAN AND THE MERGER AGREEMENT ATTACHED HERETO, [AS WELL AS THE REGISTRATION STATEMENT ORIGINALLY FILED BY ARCH ON AUGUST 25, 1998 WITH THE SEC IN CONNECTION WITH THE RIGHTS OFFERING TO MOBILEMEDIA'S CREDITORS THAT IS BEING UNDERTAKEN BY ARCH (AS SUBSEQUENTLY AMENDED, "THE REGISTRATION STATEMENT")]. THE TERMS OF THE PLAN AND THE MERGER AGREEMENT GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES CONTAINED IN THIS DISCLOSURE STATEMENT.

  OTHER THAN INFORMATION PROVIDED BY ARCH IN THE REGISTRATION STATEMENT IN CONNECTION WITH THE RIGHTS OFFERING BEING UNDERTAKEN BY ARCH THAT IS DESCRIBED BELOW, NO PARTY IS AUTHORIZED BY THE DEBTORS TO PROVIDE ANY INFORMATION TO THE DEBTORS' CREDITORS WITH RESPECT TO THE PLAN OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT. OTHER THAN AS SET FORTH IN THE REGISTRATION STATEMENT AND THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS, THEIR ANTICIPATED FINANCIAL POSITION OR OPERATIONS AFTER CONFIRMATION OF THE PLAN OR THE VALUE OF THEIR BUSINESS AND PROPERTY. TO THE EXTENT INFORMATION IN THIS DISCLOSURE STATEMENT RELATES TO THE DEBTORS, THE DEBTORS OR THEIR ADVISORS HAVE PROVIDED THE INFORMATION IN THIS DISCLOSURE STATEMENT. TO THE EXTENT INFORMATION IN THIS DISCLOSURE STATEMENT RELATES TO ARCH, ARCH OR ITS ADVISORS HAVE PROVIDED THE INFORMATION IN THIS DISCLOSURE STATEMENT.

  THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PERSON OR ENTITY FOR ANY OTHER PURPOSE.

  THE DEADLINE FOR VOTING TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 27, 1999, UNLESS EXTENDED.

  NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT, EXPRESS OR IMPLIED, IS INTENDED TO GIVE RISE TO ANY COMMITMENT OR OBLIGATION OF THE DEBTORS OR CONFERS UPON ANY PERSON ANY RIGHTS, BENEFITS OR REMEDIES OF ANY NATURE WHATSOEVER (OTHER THAN AS SET FORTH IN THE PLAN), NOR SHOULD THE CONTENTS OF THIS DISCLOSURE STATEMENT BE CONSTRUED AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR OWN ADVISORS.

  EXCEPT AS HEREAFTER NOTED, THE INFORMATION CONTAINED HEREIN IS GENERALLY INTENDED TO DESCRIBE FACTS AND CIRCUMSTANCES ONLY AS OF SEPTEMBER 30, 1998, AND NEITHER THE DELIVERY OF THE DISCLOSURE STATEMENT NOR THE CONFIRMATION OF THE PLAN WILL CREATE ANY IMPLICATION, UNDER ANY CIRCUMSTANCES, THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT OR COMPLETE AT ANY TIME AFTER THE DATE HEREOF OR THEREOF, OR THAT THE DEBTORS ARE OR WILL BE UNDER ANY OBLIGATION TO UPDATE SUCH INFORMATION IN THE FUTURE.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 I.   INTRODUCTION........................................................   1
      A.  General Background.............................................    1
      B.  The Debtors; Events Leading up to the Filings..................    2
      C.  The Disclosure Statement; Voting Requirements..................    3
      D.  Sources of Information.........................................    5
      E.  General Terms of the Business Combination between the Debtors and Arch and of the Treatment Under the Plan of Holders of
          Claims and Interests...........................................    5
      F.  Conditions to Effectiveness of the Plan........................    8
 II.  DESCRIPTION OF THE DEBTORS..........................................   8
      A.  Background Information Regarding the Debtors...................    8
           1.Overview of the Debtors' History and Operations.............    8
           2.Networks and Licenses.......................................   11
           3.Paging and Messaging Services and Products..................   12
           4.Sales and Marketing.........................................   13
           5.Suppliers and Equipment Vendors.............................   14
           6.Assets of the Debtors.......................................   14
           7.Material Litigation and Claims against the Debtors..........   14
           8.Regulatory Matters..........................................   17
           9.Trademarks..................................................   18
      B.  The Debtors' Operations in Chapter 11..........................   19
           1.Overview of the Debtors' Operations.........................   19
           2.Retention of Professionals and Appointment of Committee.....   19
           3.Operating Results During Chapter 11.........................   20
           4.Summary of Significant Orders Entered and Other Actions
           Taken During the Cases........................................   20
 III. BUSINESS OF ARCH....................................................  23
 IV.  ACQUISITION OF THE DEBTORS BY ARCH AND FUTURE BUSINESS OF THE
      REORGANIZED DEBTORS.................................................  24
      A.  Attempts to Sell Debtors' Business.............................   24
      B.  Capitalization and Structure of the Reorganized Debtors........   25
          Composition of Management and Directors of the Reorganized
      C.  Debtors........................................................   26
      D.  Summary of the Merger Agreement................................   26
           1.The Merger..................................................   26
           2.Funding for the Plan and Merger Agreement...................   27
           3.Effective Date..............................................   29
           4.Representations and Warranties..............................   29
           5.Certain Covenants and Agreements............................   29
           6.No Solicitation by the Debtors..............................   30
           7.FCC Approval................................................   31
           8.Additional Agreements.......................................   31
           9.Employees and Employee Benefit Plans........................   32
          10.Conditions to the Merger....................................   32
          11.Termination.................................................   34
          12.Effect of Termination; Payment of Fees......................   35
      E.  Business of the Reorganized Debtors............................   35
           1.Projected Revenues..........................................   35
           2.Projected Capital Expenditures..............................   36
           3.Interest Expense............................................   36
          General Description of Regulatory Matters Relating to the
      F.  Plan...........................................................   36
           1.SEC Matters.................................................   36
           2.FCC and State Regulatory Matters............................   36

                                                                                                     PAGE
                                                                                                     ----
     G.    Information Relevant to the Risks Posed to Creditors Under the Plan......................  37
            1.Risk of Delay or Non-Occurrence of the Confirmation Date and the Effective Date.......  37
            2.Challenges of Business Integration....................................................  37
            3.Certain Risks Associated with Arch's Existing Debt and Contracts......................  37
            4.Transaction Costs.....................................................................  38
            5.Substantial Amortization Charges......................................................  38
            6.Use of Pro Forma Assumptions..........................................................  38
            7.Growth and Acquisition Strategy.......................................................  38
            8.Future Capital Needs; Uncertainty of Additional Funding...............................  38
            9.Competition and Technological Change..................................................  38
           10.Government Regulation, Foreign Ownership and Possible Redemption......................  39
           11.High Degree of Leverage After the Merger..............................................  39
           12.Subscriber Turnover...................................................................  41
           13.Dependence on Third Parties...........................................................  42
           14.Possible Acquisition Transactions.....................................................  42
           15.Dependence on Key Personnel...........................................................  42
           16.Impact of the Year 2000 Issue.........................................................  43
           17.No Dividends..........................................................................  43
           18.History of Losses.....................................................................  45
           19.Volatility of Trading Price...........................................................  45
           20.Risks Relating to the Combined Company Projections....................................  45
           21.Certain Federal Income Tax Considerations; Possible Loss of Corporate Tax Benefits....  46
           22.Arch's Amended Credit Facility and Indenture Restrictions.............................  46
           23.Significant Fluctuations in Revenues and Operating Results............................  46
           24.Risk of Arch Common Shares Being Delisted from the NASDAQ National Market.............  47
           25.Divisional Reorganization of Arch.....................................................  47
           26.Anti-Takeover Provisions..............................................................  47
 V.  SUMMARY OF THE PLAN OF REORGANIZATION........................................................    48
     A.    Description, Classification and Treatment of Claims and Interests........................  48
            1.Description of Claims Generally.......................................................  48
            2.Estimated Amount of Allowed Claims....................................................  49
            3.Description of Claims and Interests; Summary of Classification and Treatment Thereof..  49
     B.    Conditions to Effective Date.............................................................  56
     C.    Means for Implementation of Plan.........................................................  57
            1.Implementation of the Plan............................................................  57
            2.FCC and State Regulatory Approval.....................................................  57
            3.Amendments to Certificates of Incorporation...........................................  57
     D.    Agreements Between the Debtors and Various Third Parties.................................  57
            1.Distributions Occurring On and After the Effective Date...............................  57
            2.Continuation of Employment Agreements and Benefits Agreements.........................  60
     E.    Effect of Plan Confirmation..............................................................  60
            1.Revesting of Assets...................................................................  60
            2.Discharge of Claims and Termination of Interests......................................  60
            3.Term of Injunctions or Stays..........................................................  60
     F.    Executory Contracts and Unexpired Leases.................................................  61
            1.Rejected Contracts....................................................................  61
            2.Assumed Contracts.....................................................................  61
            3.Post-Petition Contracts and Leases....................................................  62

                                                                            PAGE
                                                                            ----
      G.  Other Plan Provisions...........................................   62
           1. Management and Operation of the Debtors.....................   62
           2. Estate Representative.......................................   62
           3. Continuation of Committee...................................   63
           4. Termination of Subordination Rights and Settlement of
              Related Claims and Controversies............................   63
           5. Sale of Rights Reserve......................................   63
           6. Release of Security Interests...............................   63
           7. Retention and Enforcement of Causes of Action...............   64
           8. Limitation of Liability.....................................   64
           9. Releases....................................................   64
          10. Indemnification Obligations; Directors' and Officers'
              Liability Insurance.........................................   65
          11. Terms Binding...............................................   66
          12. Effectuating Documents, Further Transactions, Exemptions
              from Certain Transfer Taxes.................................   66
          13. Additional Terms of Securities and Other Instruments........   67
          14. Severability................................................   67
          Ownership and Resale of Securities; Exemption From Securities
      H.     Laws.........................................................   67
           1. Bankruptcy Code Exemption From Registration Requirements....   67
           2. Registration Rights.........................................   69
      I.  Certain Terms of Reorganization Securities Issued Under Plan....   69
           1. General Provisions of the Arch Common Shares................   70
           2. General Provisions of the Arch Class B Common Shares........   70
           3. General Provisions of the Rights............................   70
           4. General Provisions of the Arch Stockholder Rights...........   71
           5. General Provisions of the Arch Participation Warrants.......   72
      J.  Claims Reconciliation and Objection Process.....................   72
           1. Bar Date for Administrative Claims..........................   72
           2. Objections to Claims........................................   72
      K.  Retention of Jurisdiction.......................................   73
 VI.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES..............................  74
      A.  General Tax Considerations......................................   74
      B.  Tax Consequences to the Debtors.................................   74
           1. Cancellation of Debt........................................   75
           2. Limitations on NOL Carryforwards and Other Tax Attributes...   75
           3. Merger of Communications with and into Merger Subsidiary....   76
           4. Contribution of All of MobileMedia's Assets to
              Communications..............................................   76
           5. Merger of MCCA with and into Delaware Subsidiary............   76
           6. Mergers of Subsidiaries of MCCA, Contributions by Merger
              Subsidiary to MCCA, and Contributions to License Co. LLC
              pursuant to Section 4.2(B) of the Plan......................   76
      C.  Federal Income Tax Consequences to Arch.........................   76
          Federal Income Tax Consequences to Holders of Claims and
      D.     Interests....................................................   77
           1. Allowed Claims in Class 1, Class 2 and Class 3..............   77
           2. Allowed Class 4 Claims and Class 5 Claims...................   77
           3. Allowed Class 6 Claims......................................   77
           4. Class 8 Claims and Interests................................   79
      E.  Withholding.....................................................   80
 VII. FEASIBILITY OF THE PLAN..............................................  80

                                                                          PAGE
                                                                          ----
 VIII. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN UNDER THE CODE...  82
       A.  The Confirmation Hearing and Objections......................   82
       B.  Confirmation Requirements....................................   82
           Satisfaction of Conditions Precedent to Confirmation Under
       C.  the Code.....................................................   83
            1.Best Interests Test.......................................   83
            2.Acceptance by Impaired Classes............................   85
            3.Confirmation Without Acceptance by All Impaired Classes...   85
       D.  Voting Instructions..........................................   86
 IX.   OTHER MATTERS.....................................................  87
       A.  Voidable Transfer Analysis...................................   87
            1.Fraudulent Transfers......................................   87
            2.Preferences...............................................   87
       B.  Certain Effective Date Bonuses...............................   88
 X.    RECOMMENDATION....................................................  88
 XI.   CONCLUSION........................................................  89

   EXHIBIT A--Joint Plan of Reorganization
   EXHIBIT B--Agreement and Plan of Merger
   EXHIBIT C--Disclosure Statement Approval Order
   EXHIBIT D--Financial Statements
   EXHIBIT E--Financial Projections
   EXHIBIT F--Arch Prospectus

I. INTRODUCTION

 A. GENERAL BACKGROUND

  MobileMedia Corporation, a Delaware corporation ("MobileMedia"), MobileMedia Communications, Inc., a Delaware corporation ("Communications"), and the subsidiaries of Communications listed on the cover page of this Disclosure Statement, as debtors and debtors-in-possession (the "Debtors"), transmit this Disclosure Statement (the "Disclosure Statement") pursuant to section 1125(b) of title 11, United States Code, 11 U.S.C. (S)(S) 101 et seq. (the "Code"), to all known impaired creditors and equity security holders of the Debtors in connection with the solicitation of acceptances of the Debtors' Third Amended Joint Plan of Reorganization dated as of December 1, 1998 (the "Plan"). A copy of the Plan, which has been filed with the Clerk of the Bankruptcy Court, is annexed hereto and made a part hereof as Exhibit A. (Capitalized terms not defined herein have the meanings ascribed to them in the Plan unless otherwise noted.) This Disclosure Statement supersedes and replaces the disclosure statements previously filed with the Bankruptcy Court and the Plan attached hereto supersedes and replaces the Debtors' Second Amended Joint Plan of Reorganization filed with the Bankruptcy Court on September 4, 1998.

  The Plan proposes a reorganization of the Debtors pursuant to a business combination with a newly-formed wholly owned subsidiary of Arch Communications Group, Inc. ("Arch"), a Delaware corporation. Under the Plan, existing creditors of the Debtors will receive in satisfaction of their claims cash or equity securities of Arch, or will have their claims cured and reinstated pursuant to section 1124 of the Code. Because the Plan does not provide for distributions equal in amount to the Claims held by Creditors, there will be no recovery for MobileMedia's equity security holders, whose Interests in MobileMedia will be cancelled. The proposed business combination is reflected in the Merger Agreement among MobileMedia, Communications, Arch and Farm Team Corp., a wholly-owned special purpose subsidiary of Arch ("Merger Subsidiary"), as amended by the First Amendment to Agreement and Plan of Merger dated as of September 3, 1998 and the Second Amendment to Agreement and Plan of Merger dated as of December 1, 1998. A composite copy of the Merger Agreement reflecting the amendments to the Merger Agreement effected by the First Amendment and the Second Amendment (the "Composite Merger Agreement") is attached hereto as Exhibit B.

  Pursuant to the Merger Agreement, effective simultaneously with the effectiveness of the Plan, Communications will merge with and into Merger Subsidiary (the "Merger"), with Merger Subsidiary being the surviving company. As consideration for the Merger, the Plan provides for the distribution of (a) approximately $479 million in cash to the Debtors' secured creditors and (b) equity securities and rights to purchase equity securities of Arch to the Debtors' unsecured creditors that will represent, in the aggregate, a 64.2% to 82.7% ownership stake in Arch subsequent to the Merger. Arch has also agreed to satisfy all of the Debtors' administrative expenses and to assume and satisfy certain liabilities of the Debtors as described below.

  The Debtors' bankruptcy cases under chapter 11 of the Code (the "Cases") are currently pending before the Honorable Peter J. Walsh, United States Bankruptcy Judge for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Code. Under chapter 11 of the Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under chapter 11, section 362(a) of the Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under chapter 11. Recognizing the need for representation of unsecured creditors in the reorganization process, section 1102 of the Code provides for the establishment of a creditors' committee. An official committee of unsecured creditors (the "Committee") in the Cases was appointed by the United States Trustee for the District of Delaware on February 10, 1997.

  Confirmation and consummation of a plan of reorganization are the principal objectives of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan requires, among other things, the affirmative vote of creditors holding at least two-thirds in total dollar amount and more than one-half in number of the allowed claims in each impaired class of claims that have voted on the plan, and two-thirds in amount of equity interests in each impaired class of interests that voted on the plan. Section 1129(b) of the Code, commonly referred to as the "cramdown" provision, permits confirmation of a plan over the objection of an impaired class under certain circumstances. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity security holder of the debtor. Subject to certain limited exceptions, the confirmation order discharges the debtor from any debt that arose prior to the effective date of the plan and substitutes therefor the obligations specified under the confirmed plan.

  The Debtors believe the Plan complies with all requirements of the Code and provides the best available recovery to their estates. The Plan also has the support of the Committee, which will recommend to its constituency that it vote to accept the Plan. In addition, the Standby Purchasers (defined below), who together hold more than $229 million of the $464 million in estimated Unsecured Claims, support and have agreed to vote in favor of the Plan as currently proposed. The Debtors urge all impaired creditors to vote to accept the Plan.

 B. THE DEBTORS; EVENTS LEADING UP TO THE FILINGS

  The Debtors operate one of the largest paging companies in the United States, with approximately 3.2 million units in service as of September 30, 1998. Through their sales offices, nationwide retail distribution network, reseller and company-operated retail stores, the Debtors offer local, regional and national coverage to subscribers in all 50 states and the District of Columbia, including local coverage to each of the 100 most populated metropolitan markets in the United States. The Debtors market their services primarily under the MobileComm(R) brand name. MobileMedia, a public company, is the ultimate parent company of all the Debtors, and the direct parent of Communications./1/ The Debtors' business is conducted primarily through Communications. Communications and various subsidiaries of Communications hold the Federal Communications Commission ("FCC") licenses and, where applicable, state public utility commission authorizations that grant the Debtors the authority to operate their paging systems.

  The Debtors distribute their paging services using three primary distribution channels: direct, reseller and retail. These three channels are described below. The Debtors' paging and wireless messaging services consist principally of numeric and alphanumeric paging services. As of September 30, 1998, the Debtors had approximately 2.6 million numeric units in service, representing approximately 81% of their subscriber base, approximately .6 million alphanumeric units in service, representing approximately 18% of their subscriber base, with other types of units in service representing the remaining number (less than 1% of their subscriber base).

  Beginning in 1995, MobileMedia grew its business primarily through acquisitions. In August 1995, the Debtors completed the acquisition of the paging and wireless messaging business of Dial Page, Inc. ("Dial Page"); in January 1996, the Debtors completed the acquisition of Mobile Communications Corporation of America ("MCCA"), the paging and wireless messaging unit of BellSouth Corporation. During 1996, the Debtors experienced difficulties executing their post-acquisition business strategy. These difficulties related largely to the process of integration of the operations of Dial Page and MCCA into those of MobileMedia. As a result, the Debtors did not achieve expected growth in their subscriber base and revenues, nor did they realize anticipated efficiencies and cost reductions from the elimination of duplicative functions.
--------
/1/MobileMedia also has five direct and indirect wholly owned non-debtor subsidiaries, Proximity Communications Manager, Inc. (formerly named Locate Manager, Inc.), Proximity Communications, Inc. (formerly named Local Area Telecommunications, Inc.), Locate-1, Inc., Proximity Communications, L.L.C. (formerly named Locate L.L.C.) and Personal Communication Network Services of New York, Inc. (collectively, the "Locate Entities"). The Locate Entities are no longer doing business, have reached an agreement with their known creditors (other than taxing authorities) and, on October 26, 1998, filed chapter 11 cases to wind up their businesses. See Section II.A.1.(e).

  During 1996, the Debtors' financial position deteriorated. As of September 30, 1996, Communications was in violation of certain financial covenants under its $750 million senior secured credit agreement (as amended, the "1995 Credit Agreement"), which resulted in a default under the 1995 Credit Agreement and precluded Communications from borrowing additional funds thereunder. Communications' obligations under the 1995 Credit Agreement are guaranteed by MobileMedia and by all the subsidiaries of Communications. In the fall of 1996, the Debtors commenced negotiations with The Chase Manhattan Bank, the agent (the "Pre-Petition Agent") for the lenders (the "Pre-Petition Lenders") under the 1995 Credit Agreement, regarding the terms of a possible financial restructuring.

  In press releases issued on September 27 and October 21, 1996, the Debtors disclosed that misrepresentations had been made to the FCC and that other violations had occurred during the licensing process for as many as 400 to 500 authorizations, or approximately 6% to 7%, of their approximately 8,000 local transmission one-way paging stations. The Debtors caused an investigation to be conducted by their outside counsel, and a comprehensive report regarding these matters was provided to the FCC on October 15, 1996. The results of an expanded investigation were submitted to the FCC on November 8, 1996. As discussed below, the Debtors are still in the process of resolving these issues with the FCC.

  In November and December of 1996, the Debtors sought to modify payment terms with certain of their larger vendors, some of which had not been paid in accordance with their scheduled payment terms. In the fall of 1996, Motorola, Inc. ("Motorola"), the Debtors' largest supplier of pagers and pager repair parts, informed the Debtors that it would require credit support to assure payment of approximately $35 million past due accounts payable and would refuse to accept orders for products or services from, and refuse to make shipments to, the Debtors pending resolution of the matter. Subsequently, Glenayre Electronics, Inc. ("Glenayre"), the Debtors' primary supplier of paging terminals, transmitters and related parts, and NEC America Inc. ("NEC") and Panasonic Communications & Systems Company ("Panasonic" and, together with Motorola, Glenayre and NEC, the "Key Suppliers"), the Debtors' secondary suppliers of pagers, also made demands on the Debtors for payment of their past due accounts in the aggregate amount of $11.8 million.

  On November 1, 1996, the Debtors failed to make a scheduled interest payment of approximately $11.8 million on their 9 3/8% Senior Subordinated Notes due November 1, 2007 (the "9 3/8% Notes"), which failure was not cured during the thirty day grace period ending November 30, 1996. In addition, in December 1996 and January 1997, the Debtors failed to make scheduled interest payments in the aggregate amount of approximately $13.4 million under the 1995 Credit Agreement.

  Negotiations between the Debtors and the Pre-Petition Lenders, the holders of the 9 3/8% Notes and certain other outstanding notes (collectively, the "Notes") and the Key Suppliers continued through late 1996. When it became apparent that the Debtors would be unable, among other things, to reach agreements with the Key Suppliers to resume shipments of critical inventory and equipment or to reach agreement with the Pre-Petition Lenders and the holders of the Notes on the terms of a restructuring of their indebtedness outside of chapter 11, the Debtors concluded that they had no practical alternative other than to seek protection under chapter 11 of the Code.

  On January 30, 1997 (the "Petition Date"), each of the Debtors filed a voluntary petition for reorganization under chapter 11 of the Code with the Bankruptcy Court. During the Cases, the Debtors' management has continued to manage the operations and affairs of the Debtors as debtors-in-possession under the jurisdiction of the Bankruptcy Court.

 C. THE DISCLOSURE STATEMENT; VOTING REQUIREMENTS

  This Disclosure Statement has been approved by the Bankruptcy Court pursuant to an order dated December 11, 1998 (the "Disclosure Statement Approval Order") as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor typical of the holders of impaired Claims to make an informed judgment with respect to voting to accept or reject the Plan. A copy of the Disclosure Statement Approval Order is attached hereto as Exhibit C. This Disclosure Statement is being transmitted in connection with the Plan to provide adequate information to enable holders of Claims entitled to vote on the Plan ("Voting Claims") to make an informed judgment with respect to such vote.

  APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT OF ANY OF THE REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT OR IN THE PLAN, NOR DOES IT CONSTITUTE AN ENDORSEMENT OF THE PLAN ITSELF.

  EACH HOLDER OF A VOTING CLAIM SHOULD CAREFULLY REVIEW THE MATERIAL SET FORTH IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO IN ORDER TO MAKE AN INDEPENDENT DETERMINATION AS TO WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IN ADDITION, ALTHOUGH THE DEBTORS HAVE MADE EVERY EFFORT TO BE ACCURATE HEREIN, EACH HOLDER OF A VOTING CLAIM SHOULD APPROPRIATELY REVIEW THE ENTIRE PLAN AND THE EXHIBITS THERETO BEFORE CASTING A BALLOT.

  Accompanying this Disclosure Statement are:

    1. A copy of the Plan (attached hereto as Exhibit A)/2/;

    2. A copy of the Composite Merger Agreement (attached hereto as Exhibit
  B)/3/;

    3. A copy of the Disclosure Statement Approval Order (attached hereto as Exhibit C);

    4. A copy of the audited consolidated financial statements of Communications as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997, and the unaudited financial statements of Communications as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 (attached hereto as Exhibit D);

    5. A copy of (a) unaudited financial projections relating to the Reorganized Debtors and Arch on a combined basis and (b) unaudited pro forma historical condensed consolidated financial statements of the Reorganized Debtors and Arch on a combined basis (attached hereto as Exhibit E);

    6. A ballot for accepting or rejecting the Plan by the holders of Voting Claims (the "Ballot");

    7. The notice approved by the Bankruptcy Court for impaired creditors that states, among other things, the time fixed by the Bankruptcy Court for:

      (a) returning Ballots reflecting acceptances and rejections of the Plan;

      (b) the hearing on confirmation of the Plan (the "Confirmation
    Hearing");

      (c) filing objections to confirmation of the Plan;

      (d) the filing of administrative claims by certain parties;

      (e) filing claims arising from the rejection of leases and executory contracts; and

      (f) filing objections to the Debtors' proposed cure payments in connection with assumed leases and executory contracts; and

    8. A Preliminary Prospectus included in the Registration Statement described more fully in Section V.I.3 below, which Preliminary Prospectus is being provided by Arch and is attached hereto as Exhibit F./4/
--------
/2/Schedule 1 to the Plan is attached thereto. The exhibits to the Plan have been filed with, and are available for inspection at, the office of Clerk of the Bankruptcy Court.
/3/Schedules I, III and IV to the Merger Agreement are attached thereto. The exhibits to the Merger Agreement have been filed with, and are available for inspection at, the office of Clerk of the Bankruptcy Court.
/4/Such Preliminary Prospectus will be replaced by the Final Prospectus included in such Registration Statement if such Registration Statement becomes effective under the Securities Act of 1933 prior to the dissemination of the Disclosure Statement.

  Holders of impaired Claims in Classes 4, 5 and 6 are entitled to vote on the Plan. TO BE COUNTED, YOUR VOTE MUST BE RECEIVED ON OR BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JANUARY 27, 1999 (THE "VOTING DEADLINE"). Signed Ballots should be sent by the Voting Deadline by hand delivery, first class mail postage prepaid or recognized overnight courier to:

  Bankruptcy Services, Inc.
  70 E. 55th Street, 6th Floor
  New York, NY 10022-3222
  Attention: Kathy Gerber

Ballots received by facsimile (other than master ballots) will not be counted.

 D. SOURCES OF INFORMATION

  The information contained in this Disclosure Statement was derived from (i) the Debtors' and Arch's books and records (such as their general purpose financial statements, books of account and corporate records), (ii) the Debtors' and Arch's public filings and (iii) consultations with the Debtors' and Arch's officers, senior management, key personnel and various of their outside professionals, including accounting and financial advisors.

 E. GENERAL TERMS OF THE BUSINESS COMBINATION BETWEEN THE DEBTORS AND ARCH AND OF THE TREATMENT UNDER THE PLAN OF HOLDERS OF CLAIMS AND INTERESTS.

  The following summary is qualified in its entirety by reference to the Plan and to the more detailed description of provisions for the Classes created under the Plan set forth in Section V, "Summary of the Plan of Reorganization". This Disclosure Statement contains only a summary of the terms of the Plan. It is the Plan and not this Disclosure Statement that governs the rights and obligations of the parties.

  The Plan proposes a merger of the Debtors with a subsidiary of Arch pursuant to the Merger Agreement. On the Effective Date of the Plan, MobileMedia will contribute its assets to Communications and then dissolve, and Communications will merge with and into Merger Subsidiary, a wholly owned subsidiary of Arch, and will continue to operate as a wholly-owned operating subsidiary of Arch. Arch is described in Section III.

  The Plan provides for separate classes of Claims and Interests (individually, a "Class" and collectively, the "Classes"). The following chart provides a summary of the classification and treatment of the Classes under the Plan. As illustrated therein, holders of secured, administrative and priority Claims will be paid in cash in full the Allowed amount of their Claims or will be unimpaired./5/ Holders of unsecured non-priority Claims will receive Arch equity securities and rights to purchase additional Arch equity securities. Finally, the holders of equity interests in MobileMedia and of certain claims subordinated by law will receive no distributions under the Plan and the equity interests in MobileMedia will be cancelled.
--------
/5/As discussed in Section VIII.C.2., "impairment" is a technical concept under the Code that refers to any change in the contractual or other rights of a creditor or interest holder. Only the holders of Claims and Interests that are impaired under the Plan and are receiving distributions under the Plan are entitled to vote on the Plan.

                   SUMMARY CHART OF CLAIMS AND INTERESTS/6/

                                     ESTIMATE OF AGGREGATE
                                     ALLOWED CLAIM AMOUNT
 CLASS DESCRIPTION              (CLAIMS FILED AS OF 12/10/1998
 ----- -----------              ------------------------------
 N/A   Administrative Claims...           $120,000/7/            Paid in full in cash
 N/A   Priority Tax Claims.....           $      11.5            Paid in full in cash or over time
                                              million            under 1129(a)(9)(C)
 1     Priority Claims.........              $150,000            Paid in full in cash
 2     Misc. Secured Claims....           $   500,000            Unimpaired
 3     Customer Refund Claims..           $         0            Unimpaired
 4     Secured Claims under               $       480
       1995 Credit Agreement...               million            Paid in full in cash
 5     Dial Page Notes.........           $       2.1            Paid in full in cash
                                              million
 6     Non-Priority Unsecured             $       464            Arch Stock and Rights (or, if a
       Claims..................               million            Class 6 Claim is Allowed after the
                                                                 distribution of Rights, such holder
                                                                 will receive cash in lieu of Rights)
 7     Note Litigation Claims..                   Not            No distribution
                                            estimated
 8     Common Stock Claims and                    Not
       Interests...............             estimated            No distribution
 9     Subsidiary Claims and                      Not            No distribution
       Interests...............             estimated

  The holders of Allowed Class 6 Claims (non-priority Unsecured Claims) will receive Arch equity securities and rights (described below) to purchase additional Arch equity securities, which distributions will vary depending on certain factors discussed below. Specifically, the holders of Allowed Claims in Class 6 will receive from Arch:

    (i) 14.35 million Arch Common Shares that will represent between approximately 7.3%-9.7% of the total number of Arch Common Shares outstanding immediately following the Merger (subject to adjustment as described in Section V.A.3) (the "Plan Shares"), and

    (ii) Pursuant to a registration statement filed by Arch with the SEC on August 25, 1998 (as amended from time to time, the "Registration Statement"), 108.5 million transferable rights (the "Rights") to purchase for cash Arch Common Shares or, only for a few large holders of Allowed Class 6 Claims and under certain circumstances described below, Arch Class B Common Shares (the "Rights Shares") that will represent approximately 55.1%-73.1% of the total number of Arch Capital Shares outstanding immediately following the Merger (the "Rights Offering"). The subscription price of the Rights (the "Rights Exercise Price") will be $2.00.

  In lieu of the foregoing treatment, however, any holder of a Claim in Class 6 of $2,000 or less may elect, by marking the appropriate box on the Ballot sent to such holder, to receive cash equal to 50% of its Allowed Claim, or, if such holder's claim is in excess of $2,000, such holder may elect to have its Claim reduced to and Allowed at $2,000 and receive $1000 in cash.

  The market value of the securities to be distributed to holders of Allowed Claims in Class 6 on the Effective Date is not currently ascertainable because, among other things, the timing of the Effective Date is not knowable because of the numerous conditions precedent to the Effective Date (including bankruptcy and regulatory approvals) that are not within the Debtors' or Arch's control and because of the continuing volatility in the capital markets. However, in all circumstances, the value of the distributions made to holders of Allowed Claims in Class 6 under the Plan will be less than the amount of their Allowed Claims. For this reason, among others, the Plan does not provide for any distributions to the holders of Claims and Interests in Classes 7, 8 and 9. See Section VIII.C.3.
--------
/6/The estimates set forth in this table are for descriptive purposes only, and do not and shall not constitute an admission as to the Debtors' obligations with respect to any Claim.
/7/Most administrative claims were not the subject of a previous bar date and thus have not been filed by December 10, 1998. The actual administrative expenses payable by the Debtors (which will include amounts payable under the DIP Facility) will be significantly in excess of $120,000.

  Arch is raising the funds to make the cash distributions provided for under the Plan, through, in part, the Rights Offering described above, which offering is designed to yield proceeds of $217 million. In order to ensure that $217 million is so raised, four groups of the Debtors' unsecured creditors (the "Standby Purchasers") have agreed generally to exercise all the Rights distributed to them as holders of Allowed Class 6 Claims and to purchase any Arch Capital Shares not otherwise purchased through the exercise of Rights. In consideration of these agreements, Arch will distribute Arch Participation Warrants (described below) to the Standby Purchasers that will enable them to purchase 3.68 million Arch Capital Shares (approximately 1.9% of the total number of Arch Capital Shares outstanding immediately following the Merger).

  In connection with the Plan and the Merger Agreement, Arch will issue rights to its existing shareholders ("Arch Stockholder Rights") to purchase 44.89 million Arch Common Shares at $2.00 per share (the "Stockholder Shares")--the same exercise price applicable to the Rights issued to holders of Allowed Class 6 Claims. For each Arch Stockholder Right that is not exercised, the holder will have issued to it a warrant (collectively, the "Arch Participation Warrants") to purchase one Arch Common Share at an exercise price equal to $2.00 plus an amount equal to a 20% return thereon from the Effective Date of the Plan through September 1, 2001. If fully exercised, the Arch Stockholder Rights and Arch Participation Warrants issued to Arch's existing shareholders will, when coupled with Arch's existing shareholders' current holdings of Arch Capital Shares, enable these shareholders to own 35.8% of the Arch Capital Shares outstanding immediately after the Effective Date.

  Because the number of Arch Capital Shares outstanding on and after the Effective Date will depend on how many Arch Stockholder Rights and Arch Participation Warrants have been exercised, the percentage of the outstanding Arch Capital Shares represented by the Plan Shares and the Rights Shares have been expressed as a range.

  In the Proxy Statement described in Section IV.D.2, Arch recently made public its intention to seek shareholder approval to undertake a reverse stock split. Section 4.1(B)(6) of the Plan provides that if the Reverse Stock Split (as defined in the Merger Agreement) is effective prior to or simultaneously with the Effective Date, the number of issued and issuable Rights Shares and Stockholder Shares and the subscription price therefor, the number of Plan Shares, the number of Rights in the Rights Reserve and the number of shares of Arch Common Stock issuable upon exercise of the Arch Participation Warrants and the exercise price therefor will be adjusted as set forth in Section 8.18 of the Merger Agreement.

  The following chart indicates, in summary form, the distributions that will be made to holders of Allowed Class 6 Claims, the Standby Purchasers and existing Arch shareholders in connection with the Plan and the Merger Agreement. Reference should be made to the relevant provisions of this Disclosure Statement, the Plan and the Merger Agreement for a more complete description thereof.

ALLOWED CLASS 6 CLAIMS     ARCH SHAREHOLDERS            STANDBY PURCHASERS
----------------------     ------------------------     ------------------------
1. 14.345 million Arch     44.89 million Arch           In addition to their
   Common Shares           Stockholder Rights           distributions as holders
   (constituting 7.3%-     priced at $2.00 to           of Allowed Class 6
   9.7% of the Arch        purchase a equal number      Claims, Arch
   Capital Shares          of Arch Common Shares        Participation Warrants
   outstanding on the      (which, together with        to purchase 3.68 million
   Effective Date).        the current holdings of      Arch Capital Shares
                           Arch's existing              (equal to approximately
                           shareholders, will           1.9% of the Arch Capital
                           enable them to own up to     Shares outstanding on
                           35.8% of the Arch            the Effective Date). The
                           Capital Shares               exercise price of these
                           outstanding on the           warrants will equal
                           Effective Date.              $2.00 plus an amount
                                                        equal to a 20% return
                                                        thereon from the
                                                        Effective Date of the
                                                        Plan through September
                                                        1, 2001.
2. 108.5 million rights    Arch shareholders will
   priced at $2.00 to      receive, for each
   purchase an equal       unexercised Arch
   number of Arch Common   Stockholder Right, an
   Shares (55.1%-73.1%     Arch Participation
   of the Arch Capital     Warrant to purchase one
   Shares outstanding on   Arch Common Share. The
   the Effective Date).    exercise price of the
                           Arch Participation
                           Warrants will equal
                           $2.00 plus an amount
                           equal to a 20% return
                           thereon from the
                           Effective Date of the
                           Plan through September
                           1, 2001.

 F CONDITIONS TO EFFECTIVENESS OF THE PLAN

  The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan. The Code imposes a number of voting and other requirements on the confirmation of a plan. These Code requirements are described in Section VIII, "Conditions Precedent to Confirmation of the Plan under the Code".

  In addition, certain conditions specified in the Plan and the Merger Agreement must be satisfied or waived prior to the Effective Date of the Plan in order for the Merger to be consummated and the Plan to become effective. As discussed in Sections II.A.8 and IV.F.2, one such condition is that the transfer of the Debtors' FCC licenses and authorizations as contemplated by the Merger has been approved by the FCC, including pursuant to a doctrine known as Second Thursday. A summary of these conditions is set forth in
Section V.B, "Conditions to Effectiveness of the Plan" and in Section IV.D, "Summary of the Merger Agreement", and reference is made to the terms of the Plan and the Merger Agreement, which are attached hereto as Exhibits A and B, respectively.

II. DESCRIPTION OF THE DEBTORS

 A. BACKGROUND INFORMATION REGARDING THE DEBTORS

  The following information provides a brief summary of the business of the Debtors./8/ Attached hereto as Exhibit D are the 1996 and 1997 audited consolidated financial statements of Communications, which provide certain historical financial information regarding the Debtors. In addition, since the Petition Date, the Debtors have filed Monthly Operating Reports with the Office of the United States Trustee for the District of Delaware (the "Operating Reports"), and have filed a copy of each Operating Report with the SEC as an exhibit to a Current Report on Form 8-K. Financial statements included in the Debtors' periodic reports for all periods since February 1997 were not been prepared in accordance with generally accepted accounting principles ("GAAP") due to the Debtors' inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121, are unaudited and have been revised periodically based on subsequent determinations of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of Communications attached hereto as Exhibit D reflect adjustments from the unaudited statements, including, but not limited to, an impairment adjustment of $792.5 million recorded as of December 31, 1996.

 1. Overview of the Debtors' History and Operations.

  (a) The MTI Acquisition. The Debtors' business originally derives from the paging business formed by MetroMedia Telecommunications, Inc. through numerous acquisitions in the 1980's. In 1987, SBC Communications, Inc. ("SBC"), formerly Southwestern Bell Corporation, acquired MetroMedia
Telecommunications, Inc. ("MTI") and continued to operate the paging business under the "MetroMedia" name.

  On December 30, 1992, Local Area Telecommunications, Inc. ("Locate") entered into a stock purchase agreement (the "MTI Purchase Agreement") to acquire the stock of MTI from SBC for $308 million, subject to certain adjustments (the "MTI Acquisition"). MobileMedia and the predecessor of Communications (the
--------
/8/Because MobileMedia was unable to comply with certain accounting requirements and, therefore, to issue audited financial statements in compliance with generally accepted accounting principles, it was unable to file its Report on Form 10-K for the year ending December 31, 1996 or its Report on Form 10-Q for the fiscal quarter ending March 31, 1997. Accordingly, MobileMedia was unable to comply with the continued listing requirements of the NASDAQ National Market ("NASDAQ") and, on June 3, 1997, MobileMedia voluntarily delisted its Class A Common Stock from the NASDAQ. Since the filing of the September 1996 Form 10-Q, MobileMedia has not filed any periodic reports under the Securities and Exchange Act of 1934, as amended, other than Current Reports on Form 8-K. The 1996 and 1997 audited consolidated financial statements of Communications attached hereto as Exhibit D were not completed until August 20, 1998.

"Predecessor") were formed by Locate in September 1993 to effect the MTI Acquisition. Locate's rights under the MTI Purchase Agreement were contributed to MobileMedia in exchange for which MobileMedia issued 4,375,000 shares of Class B Common Stock to Locate, and MobileMedia's rights under the MTI Purchase Agreement were contributed to the Predecessor.

  In order to provide a portion of the financing for the MTI Acquisition, Locate and MobileMedia entered into a stock purchase agreement with Hellman & Friedman Capital Partners II, L.P. and certain other investors (collectively, the "H&F Investors"), dated as of October 11, 1993, as amended (the "H&F Purchase Agreement"). Pursuant to the H&F Purchase Agreement and concurrently with the consummation of the MTI Acquisition, MobileMedia sold to the H&F Investors for $150 million (i) 14,999,995 shares of Class A Common Stock of MobileMedia and (ii) warrants to purchase 456,283 shares of Class A Common Stock of MobileMedia at $.001 per share (the "H&F Investment"). The proceeds of the H&F Investment were contributed by MobileMedia to the Predecessor, and the Predecessor used such proceeds, the net proceeds from the issuance of $210,000,000 aggregate principal amount at maturity of 10 1/2% Senior Subordinated Deferred Coupon Notes due December 1, 2003 (the "10 1/2% Notes") and initial borrowings under a bank credit facility to pay the purchase price and transaction fees and expenses incurred in connection with the MTI Acquisition. Concurrently, the Predecessor merged with and into MTI, with the result that MTI became a wholly owned subsidiary of MobileMedia, and MTI was renamed "MobileMedia Communications, Inc." As a result of the MTI Acquisition, Communications had approximately 1.2 million units in service as of December 31, 1993.

  (b) The Dial Page Acquisition. On August 31, 1995, Communications purchased the paging and wireless messaging business of Dial Page, Inc. (the "Dial Page Acquisition"). The purchase price of the Dial Page Acquisition was largely financed through an initial public offering of 8,800,000 shares of MobileMedia Class A Common Stock which, at a price to the public of $18.50 per share, generated net proceeds of approximately $151.9 million, which proceeds were contributed to Communications. The total purchase price of the Dial Page Acquisition was $187.4 million, which included the assumption of $85 million outstanding principal amount of the Dial Page 12 1/4% Senior Notes due 2000 (the "Dial Page Notes"). Concurrently with the transaction, Communications repurchased all but approximately $1.6 million of the Dial Page Notes. The Dial Page Acquisition added approximately 0.4 million units in service in the southeastern United States to Communications' subscriber base.

  (c) The MobileComm Acquisition. On January 4, 1996, Communications purchased MCCA (the "MobileComm Acquisition"), the paging and wireless messaging unit of BellSouth Corporation ("BellSouth"), and an associated nationwide two-way narrowband 50/12.5 kHz PCS license. The purchase price for the MobileComm Acquisition was $928.7 million. The purchase price of the MobileComm Acquisition was financed by (i) MobileMedia's public offering of 15,525,000 shares of Class A Common Stock which, at a price to the public of $23.75 per share, generated net proceeds of approximately $354.9 million, of which $340 million was contributed by MobileMedia to Communications, (ii) a concurrent public offering by Communications of $250 million aggregate principal amount at maturity of 9 3/8% Notes and (iii) loan facilities aggregating $750 million, consisting of a $550 million secured term loan facility and a $200 million secured revolving loan facility (the "1995 Credit Facility"), evidenced by the 1995 Credit Agreement. $500 million of the secured term loan facility was used as consideration for the MobileComm Acquisition. $50 million of the 1995 Credit Facility was used to repay Communications' former credit facility. The MobileComm Acquisition added approximately 1.7 million units in service to the Debtors' subscriber base.

  (d) Post-Acquisition Operations. Since consummating the Dial Page Acquisition and the MobileComm Acquisition, the Debtors have experienced difficulties integrating the acquired businesses and have experienced serious financial difficulties. During 1996, the financial results of the Debtors were negatively impacted by the continuing costs and increased subscriber "churn" associated with the attempt to integrate the business operations of MobileComm and Dial Page with the preexisting business of the Debtors./9/
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/9/"Churn", typically measured on a monthly basis, is the percentage loss of a paging company's subscriber base. Because of the various expenses associated with churn, and because of the fact that it may be indicative of operational problems, it is highly desirable for a paging company to maintain a low churn rate.

  Since the Petition Date, the Debtors have been engaged in restructuring their operations with the objective of improving performance, principally in the areas of order entry, billing and collections, inventory controls, management information systems conversion and customer service. The Debtors also have undertaken cost reduction analyses and have taken actions that have the objective of reducing telecommunications, subcontracting and lease expenses, among others. In addition, the Debtors have sought to refocus their marketing and sales efforts in an attempt to achieve unit additions consistent with positive cash flow, and are continuing to change their management structure with the objective of establishing profit and loss accountability in each market.

  (e) The Locate Entities. As noted above, the Locate Entities are five subsidiaries of MobileMedia that ceased doing business in 1996 but that did not file bankruptcy petitions with the Debtors. The Locate Entities formerly operated as a competitive access provider, providing (i) local digital microwave distribution services and facilities to large corporations and to interexchange and other common carriers, and (ii) local, long distance and international switched services. The assets of the Locate Entities were sold in a series of transactions, culminating in a sale to WinStar Communications, Inc. ("WinStar") in October 1996 of substantially all the remaining assets of the Locate Entities in exchange for notes payable by WinStar in the principal amount of $17.5 million (the "WinStar Notes"). On April 7, 1997, WinStar paid the amounts owing on the WinStar Notes, except for certain amounts withheld to cover liabilities for New York City commercial rent taxes, New York State bulk sales taxes and certain property taxes.

  MobileMedia believes that the liabilities of the Locate Entities exceed their assets. Since the Petition Date, MobileMedia has been working with officers of the Locate Entities (including Joseph A. Bondi, also a MobileMedia officer) to quantify potential liabilities against the Locate Entities. In particular, the Locate Entities are working with their financial advisors to assess and establish an appropriate reserve for outstanding and potential tax liabilities. In addition to existing and potential tax claims, the Locate Entities are aware of the following creditors of the Locate Entities and their claimed amounts: (i) Hellman & Friedman Capital Partners II, L.P. ("Hellman & Friedman"), a significant shareholder of MobileMedia, for the principal amount of $7.3 million, plus $2.69 million of interest from February, 1995 through December 31, 1997, based on certain promissory notes executed by one of the Locate Entities in 1995; (ii) certain trusts of which G. Jeffrey Mennen is a trustee (collectively, "Mennen"), for the aggregate principal amount of $10 million, together with an unspecified amount of interest thereon (currently estimated to be approximately $3 million), based on promissory notes executed by one of the Locate Entities in 1994 (collectively, "Mennen Claims"); (iii)
R. Craig Roos, a former officer of the Locate Entities, for approximately $2.6 million, based on severance and related claims under an employment agreement; and (iv) Kenneth Curtin, a former officer of the Locate Entities, for approximately $1 million based on severance and related claims under an employment agreement. Hellman & Friedman asserts that its claims are senior to the Mennen Claims by virtue of a subordination agreement among Hellman & Friedman, Mennen and Locate. In addition, MobileMedia has asserted a claim for reimbursement against the Locate Entities in the approximate amount of $50,000.

  In December 1997, Kensington & Ressler L.L.C. was retained as outside counsel to assist management of the Locate Entities in resolving with their known creditors all issues related to the validity, extent and priority of claims against the Locate Entities. A consensual resolution of these issues was reached and is reflected in a creditor agreement dated as of September 2, 1998 among the Locate Entities, MobileMedia, Hellman & Friedman, Mennen, Mr. Roos and Mr. Curtin (the "Creditor Agreement"). On September 24, 1998, the Bankruptcy Court overseeing the MobileMedia Cases authorized and approved the settlement of the claims between MobileMedia and the Locate Entities and authorized MobileMedia to cause the Locate Entities to make an initial distribution of funds pursuant to the terms of the Creditor Agreement as follows: (i) Mennen--$6,513,408.00, (ii) Hellman & Friedman--$4,940,281.00,
(iii) Roos--$450,466.00, (iv) Curtin--$500,570.00 and (v) $32,114.00 to
MobileMedia in satisfaction of its claim for reimbursement of professional fees, payroll taxes and bulk sales taxes associated with the WinStar sale, together with an additional $69,978.72 from a segregated bank account held by the Locate Entities for reimbursement of some of the amounts advanced by MobileMedia on behalf of the Locate Entities in connection with the closing of the sale of the Locate Entities' assets and related transactions./10/ Aside from the parties to the Creditor Agreement and potential claimants such as various taxing authorities and governmental units and the parties to the Torf Litigation (as defined below), MobileMedia is unaware of any claims against the assets of the Locate Entities by any creditors of the Debtors.

  In addition to the claims described above, one of the Locate Entities is a named defendant in a lawsuit currently pending in New York Supreme Court relating to claims by two individuals seeking damages of $65 million for defamation and intentional infliction of emotional distress in connection with alleged false and defamatory statements transmitted over an electronic paging network (the "Torf Litigation"). The Locate Entities believe that the plaintiffs' allegations are without merit and are vigorously defending the action.

  On October 26, 1998, each of the Locate Entities filed voluntary a chapter 11 petition with the United States Bankruptcy Court, District of Delaware, Case No. 98-2434 (PJW) (jointly administered) for the purpose of winding up their estates. To date, the Locate Entities have been unable accurately to quantify and resolve potential claims of taxing authorities and governmental units (the "Tax Claims") arising from the Locate Entities' conduct of operations in 28 different states. The Locate Entities contemplate that by filing their chapter 11 cases, they will be able to fix and resolve potential Tax Claims, as well as potential administrative claims and potential disputed and other claims that may be asserted against them. Pursuant to an order of the bankruptcy court overseeing the Locate Entities' bankruptcy proceedings, the last date for filing proofs of claim against the Locate Entities by all creditors other than governmental units is December 30, 1998; governmental units must file proofs of claim before April 26, 1999 or be forever barred. It is currently anticipated that once all liabilities of the Locate Entities have been ascertained through the bankruptcy claims process, the Locate Entities will file a plan of liquidation consistent with the Creditor Agreement.

 2. Networks and Licenses.

  (a) General. The Debtors operate local, regional and national paging networks. The Debtors' networks enable customers to receive pages over a broad geographical area. The extensive coverage provided by this network infrastructure provides the Debtors with an advantage over certain competitors whose networks lack comparable coverage in securing accounts with large corporate clients and retail chains, who frequently demand national network coverage from their paging service provider.

  Although the Debtors' networks provide local, regional and national coverage, the Debtors' networks operate over numerous frequencies and are subject to some capacity constraints in certain geographic markets. The use of multiple frequencies adds complexity to inventory management, customer service and order fulfillment processes. Certain of the Debtors' networks utilize older technologies and are comparatively costlier to operate. Although the capacity of the Debtors' network infrastructure varies significantly market-by-market, customer usage of the Debtors' systems is close to capacity in several markets, thus limiting future growth in such markets in the absence of additional capital investment.

  The Debtors are seeking to improve overall network efficiency through the deployment of new paging terminals, the consolidation of subscribers on fewer, higher capacity networks and increasing the transmission speed (baud rate) of certain of their existing networks. The Debtors believe their investments in their network infrastructure will facilitate and improve the delivery of high quality paging services while at the same time reducing associated costs of such services.

  (b) Nationwide wireless networks. The Debtors operate two nationwide 900 MHz networks. As part of the MobileComm Acquisition, the Debtors acquired MCCA's fully operational nationwide wireless network (the
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/10/Prior to their entry into the Creditor Agreement, the Locate Entities had paid approximately $1.1 million to various taxing authorities and had made two interim distributions to their creditors (other than MobileMedia) in the aggregate amount of $718,479, as follows: Jerry McAndrews (no longer a creditor of the Locate Entities)--$25,000; John Davenport (who is believed no longer to be a creditor of the Locate Entities)--$2,216; Kenneth Curtin--$191,263; R. Craig Roos--$200,000; Mennen--$150,000; and Hellman &
   Friedman--$150,000.

"8875 Network"), which was upgraded in 1996 to incorporate high-speed FLEX(TM) technology developed by Motorola. In addition, in 1996, the Debtors completed the construction of a second nationwide network that uses FLEX(TM) technology (the "5375 Network"). The use of FLEX(TM) technology significantly increases transmission capacity and represents a marked improvement over other systems that use older paging protocols.

  (c) Nationwide two-way narrowband PCS networks. Narrowband PCS networks enable paging companies to offer two-way paging services and to make more efficient use of radio spectrum than do non-PCS networks. The Debtors purchased five regional licenses through the FCC's 1994 auction of narrowband PCS licenses, providing the equivalent of a nationwide 50 kHz outbound/12.5 kHz inbound PCS system. In addition, as part of the MobileComm Acquisition, the Debtors acquired a second two-way narrowband PCS license for a nationwide 50 kHz outbound/12.5 kHz inbound system.

  In order to retain their narrowband PCS licenses, the Debtors must comply with certain minimum build-out requirements. With respect to each of the regional PCS licenses purchased at the FCC's 1994 auction, the Debtors are required to build out the related PCS system to cover 150,000 sq. km. or 37.5% of each of the five regional populations by April 27, 2000 and 300,000 sq. km. or 75% of each of the five regional populations by April 27, 2005. With respect to the nationwide PCS license acquired as part of the MobileComm Acquisition, the Debtors are required to build out the related PCS system to cover 750,000 sq. km. or 37.5% of the U.S. population by September 29, 1999 and 1,500,000 sq. km. or 75% of the U.S. population by September 29, 2004. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. The Debtors estimate that the costs of these minimum build-outs (which would not be sufficient for the Debtors to provide significant narrowband PCS applications) could be as much as approximately $9 million. The Debtors have concluded that, given the expected high demand for nationwide alphanumeric services, the potential demand for guaranteed receipt services and the Debtors' high fixed costs for maintaining and building out their existing networks, the most economical means for satisfying projected demand is for the Debtors to construct a fully operational narrowband PCS network with ReFLEX 25(TM) capability. The Debtors estimate that they will be able to complete the construction economically relative to other methods of network construction using their existing nationwide network infrastructure and supplementing it with additional transmitters and with receivers. On May 12, 1998, the Bankruptcy Court authorized the Debtors to expend up to $16 million during 1998 in connection with the buildout of the network necessary to support narrowband PCS services.

 3. Paging and Messaging Services and Products.

  (a) Paging and Messaging Services. The Debtors currently offer a variety of paging and messaging services. To send a page to a subscriber of the Debtors, a party must initiate contact with a paging terminal. This is typically accomplished, depending on the type of paging service, by use of a touch-tone telephone, with the assistance of an operator employed by or working on behalf of the Debtors or through software loaded onto the sender's personal computer, an input device or the Internet. The paging terminal then sends an encoded message to the Debtors' transmitter network, which broadcasts the call to its geographic service area. This broadcast signal is received by the subscriber's pager, which decodes the information, alerts the subscriber and displays the message received. The main paging services offered by the Debtors are:

  . Numeric (Digital Display) Paging Service. Numeric paging service permits a caller, using a touch-tone telephone, to transmit to a subscriber a numeric message consisting of a telephone number, an account number or coded information. Numeric pagers have memory capability to store several such numeric messages which can be recalled by a subscriber when desired. As of September 30, 1998, the Debtors had approximately 2.6 million numeric units in service.

  . Alphanumeric Paging Service. Alphanumeric paging service allows subscribers to receive and store messages consisting of both letters and numbers. Alphanumeric pagers have sufficient memory to store numerous messages. This service has the capability to tie into computer-based networks to provide advanced messaging services. Callers may send messages either by using an operator dispatch center, a personal computer equipped with a modem and MessageSoft software or a portable alphanumeric input device, such as the AlphaMate(TM) manufactured by Motorola. Internet and WorldWide Web access is also possible for many alphanumeric paging customers. As of September 30, 1998, the Debtors had approximately .6 million alphanumeric units in service.

  . Other Services. In addition to local, regional and nationwide paging service--both numeric and alphanumeric--the Debtors offer a variety of enhanced services such as voice mail and voice mail notification, e-mail notification and news, sports reports and stock quotes.

  (b) Products and Services. Subscribers for paging services enter into a service contract with the Debtors that provides for either the purchase or lease of pagers and the payment of air time and other charges. The Debtors also sell their services in bulk quantities to resellers, who subsequently sell the Debtors' services to end-users. Resellers are responsible for sales, billing, collection and equipment maintenance costs. As of September 30, 1998, approximately 49% of units in service were purchased either by subscribers or by resellers, and approximately 51% were owned by the Debtors and leased to subscribers. Customer-owned and -maintained pagers and those owned by resellers do not require capital investment by the Debtors, unlike Debtor-owned pagers leased to subscribers.

  The Debtors sell other products and services, including pagers and accessories and pager replacement and maintenance contracts.

 4. Sales and Marketing.

  (a) General. The Debtors' sales and marketing efforts are directed toward adding additional units with existing subscribers and identifying new potential subscribers. Subscribers to the Debtors' paging and wireless communications services generally have been individuals and organizations whose employees are highly mobile or whose business involves multiple work locations and who are required to remain in contact at all times. Traditional subscribers include medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and governmental agencies. However, paging services are increasingly appealing to mass market consumers for private, non-business uses such as communicating with family and friends.

  (b) Sales Channels. The Debtors market their paging services through three primary sales channels: direct, reseller and retail.

  . Direct. In the direct channel, the Debtors lease or sell pagers directly to their customers and bill and service such customers. The Debtors' direct customers range from individuals and small- and medium-sized businesses to Fortune 500 accounts and government agencies. Business and government accounts typically exhibit lower churn rates than consumer accounts. The direct channel will continue to have the highest priority among the Debtors' marketing and sales efforts, given its critical contribution to recurring revenue and projected growth. The Debtors are engaging in efforts to improve sales productivity and strengthen their direct channel sales force, which suffered from high turnover and open positions during much of 1997. In addition, the Debtors commenced implementing consumer direct marketing techniques in 1998. As of September 30, 1998, the direct channel accounted for approximately 79% of recurring revenue.

  . Reseller. In the reseller channel, the Debtors sell access to their transmission networks in bulk to a third party, who then resells such services to the end users (usually consumers or small businesses). The Debtors offer paging services to resellers at bulk discounted rates. The third party reseller provides customer service, is responsible for pager maintenance and repair costs, invoices the end user and retains the credit risk of the end user, although the Debtors retain the credit risk of the reseller. Because resellers are responsible for customer equipment, the capital costs that would otherwise be borne by the Debtors are reduced.

      The Debtors' resellers generally are not exclusive distributors of the Debtors' services and often resell paging services of more than one provider. Competition among service providers to attract and maintain reseller distribution is based primarily upon price, including the sale of pagers to resellers at discounted rates. Going forward, the Debtors intend to be an active participant in the reseller channel, but to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of September 30, 1998, the reseller channel accounted for approximately 11% of recurring revenue.

  . Retail. In the retail channel, the Debtors sell pagers to retailers and, after the consumer purchases the pager from the retailer, the consumer contacts the Debtors to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Consumers served by the retail channel typically purchase (as opposed to lease) paging units, reducing the Debtors' capital investment requirements in pagers. Subscribers obtained through retailers are billed and serviced directly by the Debtors. Retail distribution permits the Debtors to penetrate the consumer market by supplementing direct sales efforts. As of September 30, 1998, the retail channel accounted for approximately 10% of recurring revenue.

 5. Suppliers and Equipment Vendors.

  The Debtors do not manufacture any of the pagers or related transmitting and paging terminal equipment used in their paging operations. The Debtors currently purchase pagers from a limited number of suppliers and in turn sell or lease the pagers to their subscribers. Motorola is the primary supplier of pagers to the Debtors. Glenayre is the Debtors' primary supplier of paging terminals, paging transmitters and voice mail system equipment. On February 6, 1997, the Debtors obtained Bankruptcy Court approval to pay the pre-petition outstanding accounts payable owing to their Key Suppliers, in exchange for which each of Motorola, NEC, Panasonic and Glenayre entered into post-petition supply agreements with the Debtors.

 6. Assets of the Debtors.

  In addition to their FCC licenses and network infrastructure (which includes radio transmission and satellite uplink equipment), the Debtors have the following categories of assets:

    (a) pagers (including both pagers held as fixed assets for lease and pager inventory for sale), pager parts and accessories;

    (b) their subscriber base and related accounts receivable;

    (c) intellectual property;

    (d) owned real estate and improvements;

    (e) certain leased assets;

    (f) computer and telephone systems and equipment;

    (g) furniture, fixtures and equipment;

    (h) the ownership of one-third of the equity of Abacus Communications Partners, L.P.;

    (i) goodwill and other intangibles; and

    (j) cash and cash equivalents.

 7. Material Litigation and Claims against the Debtors.

  (a) Pending FCC Action. In press releases issued on September 27 and October 21, 1996, the Debtors disclosed that misrepresentations had been made to the FCC and that other violations had occurred during the licensing process for as many as 400 to 500 authorizations, or approximately 6% to 7%, of their approximately 8,000 local transmission one-way paging stations. The Debtors caused an investigation to be conducted by their outside counsel, and a comprehensive report regarding these matters was provided to the FCC on October 15, 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of the Debtors' nationwide paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996. Since November 8, 1996, the Debtors have continued to provide additional information to the FCC.

  On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by the Debtors. In the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 93 applications for fill-in sites around existing paging stations (which had been filed under the "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to the constructed stations, the Public Notice permitted the Debtors to continue to operate those stations on an interim basis until further action by the FCC.

  On April 8, 1997, the FCC issued an Order commencing an administrative hearing to inquire into the qualification of the Debtors to remain an FCC licensee. The Order directed an administrative law judge ("ALJ") to take evidence and develop a full factual record on issues concerning the Debtors' filing of false forms and applications in connection with their applications for paging licenses. While the Order initiated a fact-finding and evaluative hearing process to gather information with which to make a decision, the FCC directed the ALJ to make a recommended decision only as to factual matters. Decisions as to the conclusions of law, the disposition of the case and any appropriate sanctions were reserved to the FCC. During the proceeding, the Debtors would continue to operate in the ordinary course and provide uninterrupted service to customers.

  On April 23, 1997, the Debtors filed a motion with the ALJ seeking a stay of the hearing proceedings instituted by the April 8 Order. The Debtors sought the stay on the ground that, absent a stay, the uncertainty created by the hearing process would likely inflict material irreparable damage on the Debtors' business. In the motion, the Debtors also sought confirmation that the Debtors' operations could be preserved through an assignment or transfer of control of the Debtors' Licenses consistent with an FCC doctrine known as Second Thursday/11/. On May 5, 1997, the ALJ denied the Debtors' motion for a stay.

  On June 6, 1997, as a result the Debtors' request for FCC review of the ALJ's order, the FCC issued a ten-month stay of the hearing. The ten-month stay is intended to provide the Debtors with an opportunity to comply with the FCC's Second Thursday doctrine. The Second Thursday doctrine balances the FCC's interests with the Code's policies of preserving value for creditors by permitting a company to transfer its licenses as long as the individuals charged with misconduct (i) would have no part in the proposed operations and
(ii) would receive either no benefit from the transfer or only a minor benefit that would be outweighed by equitable considerations in favor of innocent creditors. The Debtors believe they will satisfy the requirements of Second Thursday pursuant to the proposed Plan. FCC approval of the transfer of the Debtors' licenses pursuant to the Plan is a condition to effectiveness of the Plan. Such approval, if granted, will terminate the pending proceedings into the Debtors' qualification to remain an FCC licensee. On March 27, 1998, the Debtors filed a request with the FCC to extend the ten-month stay for an additional six months, in order to provide the Debtors with sufficient time to complete their reorganization process and to continue discussions among the various parties in interest. This extension request was granted by the FCC on June 4, 1998.

  On September 2, 1998, MobileMedia and Arch filed a joint Second Thursday application. MobileMedia believes the Plan satisfies the conditions of Second Thursday. On October 5, 1998, a supplement was filed to notify the FCC of certain modifications to the Plan and the Merger Agreement. The application was accepted for filing by public notice dated October 15, 1998. On October 16, 1998, MobileMedia and Arch filed a joint supplement of data requested by the staff of the Wireless Telecommunications Bureau to assist in their evaluation of the application. Public comments on the Second Thursday application were due November 16, 1998. On that date, the FCC's Wireless Telecommunications Bureau and the Pre-Petition Lenders filed comments generally supporting grant of the application and Orbital Communications Corporation submitted brief informal comments opposing the application's request to terminate the hearing and to waive the application fees. MobileMedia, Arch, and the Pre-Petition Lenders each submitted timely reply comments on or before November 27, 1998 and David
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/11/This policy derives from the FCC's decision in In re Second Thursday
   Corp., 22 F.C.C.2d 515 (1970), reconsideration granted in part, 25 F.C.C.2d 112 (1970).

A. Bayer submitted a brief informal response to Orbital's letter. The designated pleading cycle on the Second Thursday application is now closed.

  (b) Securities Class Actions. Prior to the Petition Date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its officers, directors and underwriters in the United States District Court for the District of New Jersey. These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant, but alleges that (i) certain former officers of MobileMedia deceived the investing public in violation of section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder and section 20(b) of the Exchange Act by making false statements or omissions in press releases and public filings between June 29, 1995 and September 27, 1996 (the "Class Period"), and (ii) certain officers, directors and underwriters of MobileMedia violated sections 11, 12(a)(2) and 15 of the Securities Act of 1933 (the "Securities Act") by failing to disclose information in offering documents filed with the Securities and Exchange Commission (the "SEC") on or around November 7, 1995 in connection with the secondary offering of MobileMedia common stock and 9 3/8% Notes.

  The plaintiffs in the New Jersey Actions allege that, as a result of alleged misrepresentations, purchasers of MobileMedia common stock and 9 3/8% Notes suffered hundreds of millions of dollars in damages as the truth concerning, among other things, the severe problems with MobileMedia's growth strategy and its submission of false license applications to the FCC began to emerge and the price of MobileMedia securities dropped.

  In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. The basis of the Debtors' motion for a stay was, inter alia, that the continued prosecution of the New Jersey Actions would interfere with the Debtors' efforts to reorganize and would deplete the assets of the estate.

  Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the Effective Date of the Plan. Subsequent to the expiry of this stay, the New Jersey Actions were allowed to proceed against the named defendants. On October 21, 1998, the district court denied a motion to dismiss that had previously been filed by the defendants in the New Jersey Actions.

  In addition to the New Jersey Actions, two lawsuits were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and Ernst & Young LLP. None of the Debtors is named as a defendant in these two actions. The actions are styled Allen T. Gilliland Trust v. Hellman & Friedman Capital Partners II, L.P., Civil Action No. 97-3543 (N.D. Cal. 1997), and Allen T. Gilliland Trust v. Hellman & Friedman MobileMedia Partners, L.L.C., Case No. 989891 (Cal. Super. Ct. 1997) (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions"). The plaintiffs in the California Actions are or were shareholders of MobileMedia who purchased stock during 1995 and 1996 and allege that MobileMedia, through the actions of the named defendants, violated federal securities laws, various provisions of the California Corporations Code and California state law in connection with the sale of MobileMedia's securities and in various public filings.

  On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At a hearing held on December 10, 1997, the Bankruptcy Court enjoined the plaintiffs in the California Actions until May 31, 1998 from prosecuting the California Actions, except that the Bankruptcy Court permitted the plaintiffs in the California Actions to prosecute and respond to certain legal motions and to request documents of defendants and non-parties who do not currently serve on the Board of MobileMedia.

  On May 15, 1998, the Debtors filed a motion with the Bankruptcy Court seeking an extension of the stay in connection with the California Actions. Subsequent to negotiations with the plaintiffs in the California Actions, the Debtors submitted an agreed form of order that barred certain types of discovery until September 15, 1998. This order was entered by the Bankruptcy Court on May 29, 1998. Subsequent to the expiry of this stay, the California Actions were allowed to proceed against the named defendants.

  Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. As to the Debtors, however, these Claims (and related claims for indemnification) are classified in Classes 7 and 8, and will receive no distributions under the Plan.

  (c) Bankruptcy Claims. Since the June 16, 1997 bar date established by the Bankruptcy Court for filing proofs of claim in the Cases, the Debtors have been actively involved in resolving the claims filed against their estates. As of September 30, 1998, more than 2,400 proofs of claim had been filed in the Cases. Approximately 1,292 of these claims, filed in an aggregate amount of approximately $110.8 million, have already been resolved by order of the Bankruptcy Court at an aggregate allowed amount of approximately $5.51 million. As of September 30, 1998, the Debtors had also analyzed and resolved an additional 860 proofs of claim, representing an aggregate allowed amount of $6.7 million. Excluding claims filed by or on behalf of the Pre-Petition Lenders, the holders of the Notes and taxing authorities, there are fewer than 30 unresolved filed claims over $100,000, which claims have an aggregate filed value of less than $25 million. The Debtors have already filed objections with the Bankruptcy Court to certain of these claims and are currently in the process of reconciling and resolving those remaining. The Debtors believe that, once resolved, the aggregate allowed amount of these remaining claims will be substantially less than $25 million.

  The Debtors also are in the process of reconciling and resolving the tax claims filed against their estates. These tax claims were filed in an aggregate amount of approximately $30 million. The Debtors anticipate that these claims will be allowed in an amount substantially less than the filed amount.

 8. Regulatory Matters.

  (a) FCC Regulation. The paging licenses granted to the Debtors by the FCC are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. It is possible that there may be competition for radio spectrum associated with licenses as they expire, thereby increasing the chances of third party interventions in the renewal proceedings. Other than those still pending, the FCC has thus far granted each license renewal that the Debtors have filed. Almost all of the Debtors' FCC paging, business, earth station and air-to-ground licenses will expire in 1998 and 1999. The Debtors' nationwide PCS license will expire in September 2004 and their regional narrowband PCS licenses will expire in April 2005. In addition, the Debtors' narrowband PCS licenses require that the Debtors construct base stations meeting certain population coverage requirements within five and ten years of the initial license grants, respectively. As discussed in Section II.A.2.(c), the Debtors intend to build out their narrowband PCS license infrastructure to meet these requirements.

  The Communications Act of 1934, as amended (the "Communications Act"), requires radio licensees such as the Debtors to obtain prior approval from the FCC for the assignment or transfer of control of any construction permit or station license or authorization or any rights thereunder. This statutory requirement attaches to acquisitions of other paging companies (or other radio licensees) by the Debtors and transfers by the Debtors of a controlling interest in any of their licenses, construction permits or any rights thereunder. In addition, prior FCC approval would be required in connection with any transfer of control of the Debtors or, in certain circumstances, the acquisition of fifty percent (50%) or more of the equity of the Debtors by a single entity or two or more entities under common control, or the transfer of de facto control of the Debtors. On February 13, 1997, in connection with the filing of the Cases, the Debtors sought a grant of permission from the FCC to execute an involuntary, pro forma assignment of their licenses to the Debtors as debtors-in-possession. On March 3, 1997, the FCC granted such permission with respect to the Debtors' earth stations, on April 3, 1997, the FCC granted such permission for the assignment of the Debtors' microwave licenses and on May 26, 1998 and July 17, 1998, the FCC granted such permission with respect to the Debtors' paging, air-to-ground and narrowband PCS licenses. In addition, as noted above, FCC approval of the transfer of the Debtors' licenses pursuant to the Plan and the Merger Agreement is a condition to effectiveness of the Plan and the Merger Agreement.

  In a rulemaking proceeding pertaining to interconnection between local exchange carriers ("LECs") and commercial mobile radio service ("CMRS") providers such as the Debtors, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates at LEC facilities, and vice versa. Consistent with this ruling mandating compensation for carriers terminating LEC-originated traffic, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. In September and October of 1997, the Debtors provided notice to each of the LECs with which they do business that the Debtors would no longer be paying such charges and that the LECs should cease invoicing the Debtors for such charges, and requested that the LECs provide the Debtors with refunds of these charges that were invoiced and paid by the Debtors after the effectiveness of the FCC's orders. Certain LECs, in compliance with the FCC's orders, have ceased charging the Debtors and are cooperating with the Debtors in assessing refunds. Other LECs have refused to comply with the Debtors' request and have disagreed verbally and in writing with the Debtors' interpretation of the FCC's orders. These items are still in dispute, and it is unclear whether the FCC will maintain its current position.

  Depending on further FCC disposition of these issues, the Debtors may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If these issues are ultimately resolved by the FCC in the Debtors' favor, then the Debtors will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues ultimately are decided in favor of the LECs, the Debtors likely would be required to pay all past due contested charges and may also be assessed interest and late charges for the withheld amounts. For a further discussion of regulatory matters, see Section IV.G.9.

  (b) State Regulation. As a result of the enactment by Congress of the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") in August 1993, the states are now generally preempted from exercising rate or entry regulation over any of the Debtors' operations. States are not preempted, however, from regulating "other terms and conditions" of CMRS. Thus, to the extent any states have authority to regulate "other terms and conditions" of paging service (e.g., financing regulations, hearing complaints, universal service contributions), the Budget Act does not preempt them from exercising such regulatory authority. Legislation is currently in effect in Texas requiring paging companies to contribute a portion of their taxable telecommunications revenues to a Telecommunications Infrastructure Fund created by the state legislature. Certain other states, including Alabama, Georgia, Hawaii, South Carolina and Tennessee, impose various regulations on certain paging operations of the Debtors. State regulations may require the Debtors to submit for prior approval the terms and conditions (other than rates) under which they plan to provide service or to secure approval for the issuance of securities or the entry into financing arrangements. Those states that regulate paging services also may require the Debtors to obtain prior approval of the acquisition of controlling interests in other paging companies. At this time, the Debtors are not aware of any proposed state legislation or regulations that would have a material adverse impact on the Debtors' existing operations.

 9. Trademarks.

  The Debtors market their services primarily under the trade name MobileComm and the federally registered mark MOBILECOMM(R), except in the Greater Metropolitan Cincinnati area and in certain parts of Western Pennsylvania and Western New York, in which they market their services under the federally registered mark

MOBILEMEDIA. The Debtors market their messaging services under the federally registered mark VOICESTOR(R), and other services under the federally registered mark SPORTSCASTER(R) and the unregistered mark MOBILECOMM CITYLINK. The Debtors also own other marks that are registered with the United States Patent and Trademark Office ("USPTO"), including: DIAL PAGE, DMC DIGITAL MOBILE COMMUNICATIONS, EZ ALERT, MEMORY MANAGER, MESSAGESOFT, MOBILEMEDIA & Design, MOBILEMEDIA & Design (Globe), MOBILEMEDIA PAGING & PERSONALCOM and PAGERXTRA.

  In addition, the Debtors have applications on file with the USPTO for the marks MMS and MOBILECOMM & Design.

 B. THE DEBTORS' OPERATIONS IN CHAPTER 11

 1. Overview of the Debtors' Operations.

  Since the Petition Date, the Cases have been pending before the Honorable Peter J. Walsh, United States Bankruptcy Judge for the District of Delaware. During this period, the Debtors have functioned as debtors-in-possession pursuant to sections 1107 and 1108 of the Code and have continued to operate their business. The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition Date on a timely basis.

 2. Retention of Professionals and Appointment of Committee.

  (a) The Debtors' Retention of Counsel. As of the Petition Date, the Bankruptcy Court authorized the Debtors' retention of Sidley & Austin and Young Conaway Stargatt & Taylor, LLP, as reorganization counsel for the Debtors, and the retention of Latham & Watkins, as special counsel for the Debtors. In addition, the Debtors have retained, with Bankruptcy Court approval, the law firms of Wiley, Rein & Fielding and Koteen and Naftalin as FCC counsel, and Gerry, Friend & Sapronov LLP, as telecommunications counsel.

  (b) The Debtors' Retention of Other Professionals. Also as of the Petition Date, the Bankruptcy Court approved the employment of Alvarez & Marsal, Inc. and Ernst & Young LLP, as restructuring advisors and accountants, respectively, for the Debtors. The Debtors' Chairman-Restructuring and Chief Financial Officer are both affiliated with Alvarez & Marsal, Inc. On July 10, 1997, the Bankruptcy Court approved the Debtors' retention of The Blackstone Group, L.P. ("Blackstone"), as financial advisors and investment bankers.

  (c) Appointment of Official Committee and the Retention of Professionals Thereby (at Debtors' expense). On February 10, 1997, the Office of the United States Trustee for the District of Delaware (the "U.S. Trustee") appointed the Committee. The current members of the Committee are as follows:

  First Trust New York National Association
  State Street Bank and Trust Company
  The Huff Alternative Income Fund, L.P.
  c/o W.R. Huff Asset Management Co., LLC
  The Northwestern Mutual Life Insurance Company
  Mountain Dew Marketing, Inc.
  Intek Telecommunications, Inc.

  The Committee has been active in the day-to-day course of the Cases. The Committee received authorization to retain and has retained the law firms of Jones, Day, Reavis & Pogue and Morris, Nichols, Arsht & Tunnel, as co-counsel, and Paul, Weiss, Rifkind, Wharton & Garrison, as FCC counsel. The Committee also received authorization to retain and has retained Houlihan Lokey Howard & Zukin as financial advisors and investment bankers. The fees and expenses of the Committee's professionals are paid by the Debtors.

 3. Operating Results During Chapter 11.

  Since the Petition Date, the Debtors have filed Monthly Operating Reports with the U.S. Trustee. These Operating Reports are public documents and are available at the Office of the U.S. Trustee.

  As of September 30, 1998, there were no outstanding funded borrowings under the DIP Facility (described below) and the Debtors had approximately $9.8 million in cash and cash equivalents on hand.

 4. Summary of Significant Orders Entered and Other Actions Taken During the Cases.

  As in any major chapter 11 case, certain motions, applications and orders have been filed and entered on the Bankruptcy Court's official docket. The following information relates to certain significant events in the Cases.

  (a) DIP Facility. On the Petition Date, the Bankruptcy Court provided interim authority for the Debtors' entry into a Revolving Credit and Guarantee Agreement dated as of January 30, 1997 (as amended, the "DIP Credit Agreement") that provided for a $200 million secured, superpriority post-petition financing facility (the "DIP Facility") with a number of financial institutions (the "DIP Lenders") and The Chase Manhattan Bank, as agent for the DIP Lenders (the "DIP Agent"). On February 19, 1997, the Debtors obtained final approval of the DIP Facility. In accordance with the terms of the various orders approving the DIP Facility (the "DIP Approval Orders"), the Debtors have been paying interest and fees to the DIP Lenders in accordance with the terms of the DIP Facility and have made monthly payments, in an amount equal to the interest accruing at the non-default rate under the 1995 Credit Agreement, to the Pre-Petition Lenders as adequate protection for the priming liens granted to the DIP Lenders and for the use of cash collateral. Through September 30, 1998, the Debtors had paid $1.6 million in interest to the DIP Lenders and $108 million in adequate protection payments to the Pre-Petition Lenders, in each case in accordance with the DIP Approval Orders. The initial payment to the Pre-Petition Lenders included the payment of amounts in arrears from October 7, 1996 through the Petition Date in accordance with the initial DIP Approval Order. During the Cases, the Debtors have borrowed and repaid various amounts under the DIP Facility. As of September 30, 1998, there were no outstanding funded borrowings under the DIP Facility.

  Pursuant to the terms of the DIP Credit Agreement, the DIP Facility was to mature on January 30, 1998 unless, on or before December 31, 1997, the Debtors filed a plan of reorganization satisfactory to two-thirds in amount and one-half in number of the DIP Lenders, in which case the Maturity Date under and as defined in the DIP Credit Agreement would automatically be extended to July 31, 1998. No such plan was filed by December 31, 1997, but, pursuant to a Fourth Amendment to the DIP Credit Agreement dated January 22, 1998, the DIP Lenders agreed to extend the maturity of the DIP Facility until July 31, 1998, and, at the request of the Debtors, the facility was reduced to $100 million. Interim approval of the extension of the DIP Facility was granted by the Bankruptcy Court on January 27, 1998, which approval became final on February 13, 1998. Pursuant to a Seventh Amendment to the DIP Credit Agreement dated July 23, 1998, the DIP Lenders agreed to extend the maturity of the DIP Facility until March 31, 1999 and, at the request of the Debtors, the facility was further reduced to $75 million. Interim approval of this second extension and reduction of the DIP Facility was granted by the Bankruptcy Court on July 28, 1998, which approval became final on August 12, 1998.

  The Chase Manhattan Bank, as Pre-Petition Agent and DIP Agent, has remained active in the day-to-day course of the Cases. Moreover, in its capacity as DIP Agent, The Chase Manhattan Bank has retained certain advisors, including Simpson Thacher & Bartlett and Richards, Layton & Finger, as co-counsel, and Wilmer Cutler & Pickering, as FCC counsel. The DIP Agent has also retained Arthur Andersen LLP and Chilmark Partners as financial advisors. The costs of these professionals are being borne by the Debtors in accordance with the terms of the DIP Credit Agreement and the DIP Approval Orders.

  (b) Exclusivity Orders. Upon motions of the Debtors, the Bankruptcy Court extended the Debtors' exclusive periods for filing a plan of reorganization and soliciting acceptances thereof to January 27, 1998 and

March 30, 1998, respectively. The Standalone Plan (defined below) was filed on January 27, 1998, within the exclusive filing period. By order of the Bankruptcy Court entered March 18, 1998, the Debtors' exclusive solicitation period was extended until June 30, 1998; by order dated June 25, 1998, the Debtors' exclusive solicitation period was extended until July 31, 1998. By order dated August 14, 1998, the Debtors' exclusive solicitation period was extended until September 30, 1998. The Plan was filed prior to the expiration of exclusivity. On September 10, 1998, the Debtors filed a motion to extend until December 31, 1998 their exclusive solicitation period, which motion was granted on September 24, 1998. On December 3, 1998, the Debtors filed a motion to extend until March 31, 1999 their exclusive solicitation period. A hearing on this motion is currently scheduled for December 16, 1998.

  (c) Customer, Key Supplier and Employee Orders. On the Petition Date, the Bankruptcy Court also entered orders allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46 million in pre-petition amounts owing to the Key Suppliers. On January 8, 1998, the Bankruptcy Court authorized the Debtors to enter into a telecommunications contract with MCI Telecommunications Corporation that effects the consolidation of the Debtors' long-distance telephone service and which the Debtors estimate will result in cost savings for the Debtors of up to $10 million over its 21-month term.

  On April 3, 1997, the Bankruptcy Court authorized the Debtors to implement a new severance plan, and on May 2, 1997, the Bankruptcy Court authorized the Debtors to pay up to $3.1 million on account of their 1996 employee bonus program. On June 4, 1997, the Bankruptcy Court authorized the Debtors to employ Ronald R. Grawert as their Chief Executive Officer and approved a compensation package in respect of the services of Joseph A. Bondi, the Debtors' Chairman-Restructuring. On March 18, 1998, the Bankruptcy Court approved the Debtors' 1997 bonus incentive plan, which permitted the Debtors to make payments up to an aggregate amount of $6.9 million to all of the Debtors' full-time, non-commission-based employees. On June 25, 1998, the Bankruptcy Court authorized the Debtors to make up to $7.6 million in payments under their 1998 bonus incentive plan. The Debtors expect to make the payments earned under this plan in the second quarter of 1999.

  On April 22, 1998, the Debtors filed a motion seeking authority to undertake the buildout of the network necessary to support narrowband PCS services. An order authorizing the Debtors to enter in contracts during 1998 obligating the Debtors to pay up to $16 million in connection with this buildout was entered by the Bankruptcy Court on May 12, 1998.

  (d) Administrative Orders. On the Petition Date, the Bankruptcy Court granted the Debtors' motion to extend the Debtors' time to file their Schedules of Assets, Liabilities and Executory Contracts, and the Statement of Financial Affairs. The joint Schedules of Assets, Liabilities and Executory Contracts, and the joint Statement of Financial Affairs were filed with the Bankruptcy Court on March 26, 1997, and were amended by the Debtors' First, Second, Third and Fourth Amendments to Schedules of Assets, Liabilities and Executory Contracts (as so amended, the "Schedules").

  On March 20, 1997, the Bankruptcy Court entered an order setting a bar date of June 16, 1997 for the filing of certain proofs of claim.

  On March 18, 1998, the Bankruptcy Court authorized the Debtors to pay up to $7 million on account of the Debtors' pre-petition property taxes. As of September 30, 1998, the Debtors had paid approximately $6 million on account of pre-petition property tax claims (net of refunds received thereon).

  (e) Real Property and other Leases. The Bankruptcy Court has extended the period during which the Debtors can decide whether to assume or reject non-residential real property leases of the Debtors to the confirmation date of the Plan. During the course of the Cases, the Debtors have obtained Bankruptcy Court approval to reject certain specified leases. As of September 30, 1998, 134 leases had been rejected with Bankruptcy Court approval.

  On January 22, 1998, the Bankruptcy Court approved the Debtors' entry into a lease with Miller Freeman, Inc. (the "Fort Lee Lease"). Pursuant to the Fort Lee Lease, the Debtors relocated their headquarters to Fort Lee, New Jersey as of March 23, 1998, resulting in cost savings to the Debtors of approximately $3 million over the term of the Fort Lee Lease. On March 18, 1998, the Bankruptcy Court approved the assignment of the lease for the premises that previously served as the Debtors' headquarters.

  On April 14, 1998, the Bankruptcy Court approved the Debtors' motion to assume the lease for the premises that serves as their Dallas, Texas customer service center.

  (f) Administrative Claims. Administrative expenses payable in the Cases include, among other things, fees and expenses of attorneys, accountants, financial advisors and other professionals retained by the Debtors, the Committee and the DIP Agent in connection with the Cases (collectively, the "Case Professionals"). Such fees are calculated generally as the product of the customary hourly billing rates and the aggregate hours billed by such Case Professionals. Some financial advisors are paid a monthly fee plus expenses incurred, rather than on an hourly basis. As of September 30, 1998, $33.1 million had been paid to Case Professionals on account of work performed subsequent to the Petition Date.

  All unpaid fees of the U.S. Trustee will be paid on the Effective Date. Such fees have been paid as they accrued during the pendency of the Cases.

  (g) Sale of Owned Tower Assets. On July 7, 1998, the Debtors executed an agreement, subject to Bankruptcy Court approval, to sell the Debtors' transmission towers and associated assets ("Tower Assets") to Pinnacle Towers Inc. ("Pinnacle"), and to rent from Pinnacle transmitter space on the Tower Assets (the "Tower Transaction"). The purchase price for the Tower Assets was $170 million, and the projected annual rental stream to be paid by the Debtors to Pinnacle is approximately $10.7 million.

  The Tower Transaction was the product of an extensive marketing and bidding process conducted by the Debtors and Blackstone. Prior to executing the agreement with Pinnacle, Blackstone, on behalf of the Debtors, contacted approximately 40 potential buyers of the Tower Assets and executed confidentiality agreements with, and distributed Tower Asset information to, approximately 30 of these potential buyers. After the potential buyers' review of public and non-public operating and financial information concerning the Tower Assets, Blackstone requested preliminary expressions of interest from such third parties including, but not limited to, their proposed acquisition price for the Tower Assets and sources of financing for the acquisition. Subsequent to the Debtors' receipt and review of preliminary expressions of interest, potential purchasers continued to conduct due diligence, including on-site review of the Tower Assets. During such period, Blackstone continued to negotiate with Pinnacle and other potential purchasers the respective terms and conditions for the Acquisition of the Tower Assets. After extensive negotiations, the Debtors and Blackstone determined that Pinnacle's offer represented the highest and best offer.

  In connection with the agreement to sell the tower assets to Pinnacle, the Debtors filed two motions on July 14, 1998. One motion sought to establish procedures for bidding on the Tower Assets, including establishing a bidding deadline of August 7, 1998, and provided for liquidated damages and the reimbursement of expenses to Pinnacle under certain circumstances. This relief was granted on July 23, 1998. No bids were received by the bidding deadline. The second motion sought Bankruptcy Court approval of the Tower Transaction, and authority to pay the sale proceeds to the Pre-Petition Lenders. The relief requested in this Motion was granted on August 10, 1998. The Tower Transaction was closed on September 3, 1998, and the cash proceeds of $170 million were paid to the Pre-Petition Lenders on the same day.

  (h) Potential Committee Litigation. At a hearing held before the Bankruptcy Court on January 27, 1998, counsel to the Committee indicated its intention immediately to serve discovery demands in connection with a potential objection to the Debtors' initial Joint Plan of Reorganization Plan filed on January 27, 1998 (the "Standalone Plan"). The Committee's ex parte order authorizing discovery under Bankruptcy Rule 2004 was approved by the Bankruptcy Court on February 5, 1998, and the Committee subsequently served subpoenas for the production of documents on MobileMedia and other parties. If the Plan is confirmed, this litigation will terminate.

  (i) Agreement with Committee. Under an agreement dated as of August 18, 1998 between the Debtors and the Committee (the "Committee Agreement"), the Debtors cannot, without either the consent of the Committee or the approval of the Bankruptcy Court: (a) terminate the Merger Agreement or withdraw the Plan; (b) knowingly take any action that would give Arch the right to terminate the Merger Agreement; (c) agree to any material modification to the Merger Agreement; or (d) make any material modification to the Plan. In addition, the Committee has the right to request that the Debtors terminate the Merger Agreement and, if the Debtors disagree with such termination, to request that the Bankruptcy Court order the Debtors to do so. Pursuant to a separate agreement among the Debtors, Arch and the Committee dated December 1, 1998 (the "December 1 Committee Agreement"), subject to the termination right set forth therein, the Committee agreed to support the Plan and to recommend that all unsecured creditors vote to accept the Plan. In addition, this agreement bars the Committee members from soliciting alternate business combinations for the Debtors and from providing any non-public information concerning the Debtors to any person or entity, subject to their fiduciary duties. The Committee agreed to enter into the December 1 Committee Agreement because, among other things, (1) as addressed in Section IV.A, the agreement with Arch was reached after a period longer than a year in duration during which the Debtors, the Committee and other parties attempted to secure a purchaser for the Debtors or formulate a standalone plan, and the Committee believes that the deal reached with Arch represents the highest and best offer received, (2) the December 1 Committee Agreement does not preclude the members of the Committee from evaluating bona fide offers received from third parties or from taking other actions consistent with their fiduciary duties, including pursuing proposals received from any third party for an alternative transaction that is determined to be superior to that reflected in the Merger Agreement and (3) Arch would not have made the significant economic concessions contained in the December 1 Amendment to the Merger Agreement if the Committee had not executed the December 1 Committee Agreement.

  (j) Approval of Initial Merger Motion. On August 20, 1998, as required by the Merger Agreement, the Debtors filed a motion (the "Initial Merger Motion") seeking Bankruptcy Court approval of the provisions of the Merger Agreement that relate to the Debtors' and Arch's agreements to pay to one another "breakup fees" in certain circumstances, to the Debtors' agreement to pay $500,000 to Arch in partial reimbursement of Arch's expenses in connection with the negotiation and execution of the Merger Agreement and to the exclusive dealing provisions of the Merger Agreement, which provisions permit the Debtors, as required by their fiduciary obligations, to pursue proposals received from any third party for an alternative transaction that is determined to be superior to that reflected in the Merger Agreement. The Initial Merger Motion also sought the approval of the Bankruptcy Court for the Debtors' agreement to waive their rights to assert claims against Arch's accountants in connection with such accountants having provided Ernst & Young, LLP, the Debtors' accountants, access to certain confidential work papers in connection with the due diligence of Arch undertaken by the Debtors. Finally, the Initial Merger Motion sought approval of the Committee Agreement. The Bankruptcy Court granted the relief requested in the Initial Merger Motion at a hearing held on September 4, 1998./12/

III. BUSINESS OF ARCH

  Arch, a Delaware corporation, is a leading provider of wireless messaging services, primarily paging services, and is the third largest paging company in the United States based on pagers in service. Arch had 4.2 million pagers in service at September 30, 1998. Arch operates in 41 states and more than 180 of the 200 largest markets in the United States. Arch offers local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population. Arch offers four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch also offers enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.
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/12/At the hearing held on September 4, 1998, the Bankruptcy Court found that the Debtors' agreement to the provisions of the Merger Agreement for which approval was sought in the Initial Merger Motion was a bona fide good faith exercise of their business judgment. With respect to the exclusive dealing provisions agreed to by the Debtors, the Court stated that:

  Arch has achieved significant growth in pagers in service and EBITDA through a combination of internal growth and acquisitions. From January 1, 1995 through September 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 73.1%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 52.8%. From commencement of operations in September 1986, Arch has completed 33 acquisitions representing an aggregate of 1.7 million pagers in service at the time of purchase.

  With respect to the no-shop provision, this is not the first time I have seen that type of provision in the Bankruptcy Court. And given the length of time that the debtor and Blackstone have been trying to market this company to bring it out of bankruptcy with some type of a deal, it's not at all surprising that the effort that Arch has put into this transaction warrants a no-shop provision. And these types of provisions are not unusual in a transaction of this type, particularly where what is going to happen, assuming no better deal comes along, Arch is on the hook for a six-to-eight month period and I think it's entitled to the protection which it seeks with the no-shop provision. And given the interpretation of that provision which we all agree upon, I think it's quite reasonable.

  Transcript of September 4, 1998 hearing at 116.

  Arch's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. Arch believes that larger, multi-market paging companies enjoy a number of competitive advantages, including: (i) operating efficiencies resulting from more intensive utilization of existing paging systems; (ii) economies of scale in purchasing and administration; (iii) broader geographic coverage of paging systems; (iv) greater access to capital markets and lower costs of capital;
(v) the ability to obtain additional radio spectrum; (vi) the ability to offer high-quality services at competitive prices; and (vii) enhanced ability to attract and retain management personnel. Arch believes that the current size and scope of its operations afford it many of these advantages and that it has the scope and presence to effectively compete on a national level.

IV. ACQUISITION OF THE DEBTORS BY ARCH AND FUTURE BUSINESS OF THE REORGANIZED DEBTORS

 A. ATTEMPTS TO SELL DEBTORS' BUSINESS

  During the pendency of the Cases, Blackstone, the Debtors' financial advisors and investment bankers, conducted an extensive search for a third party purchaser of the Debtors' business. To this end, Blackstone met with representatives of prospective purchasers, and a number of prospective purchasers conducted "due diligence" reviews of the Debtors. By letter dated August 26, 1997, the Debtors formally solicited preliminary proposals from prospective purchasers. In response, the Debtors received preliminary conditional proposals from certain prospective purchasers, including a proposal received from Arch by letter dated September 24, 1997. Upon receipt of the proposals, the Debtors' management and Blackstone provided the financial advisors to the Committee and the Pre-Petition Agent with information regarding the proposals, and engaged in discussions with the Committee and the Pre-Petition Agent (and their respective advisors) regarding the proposals. At the same time, the Debtors and Blackstone had numerous conversations with the parties making the proposals in order to clarify the terms of the proposals and to provide such parties with the Debtors' reactions to the proposals.

  Subsequent to these discussions, the Debtors and Blackstone engaged in further extensive negotiations and discussions with various parties that had expressed an interest in a business combination with the Debtors. The Debtors and their professionals assisted these parties in conducting further due diligence on the Debtors. On January 27, 1998, having determined that none of the proposals received from third parties were superior to the standalone plan of reorganization that the Debtors had formulated, the Debtors filed the Standalone Plan. The Standalone Plan had the support of the Agent for the Debtors' Pre-Petition Lenders but was opposed by the Committee.

  Subsequent to the filing of the Standalone Plan, various third parties contacted the Debtors regarding possible transactions and the Debtors continued to engage in discussions and negotiations with such parties. By letter dated March 17, 1998, Arch (having entered into a preliminary agreement with Huff, Northwestern (each as defined below) and the Committee regarding a potential transaction relating to the Debtors) submitted a revised proposal for a business combination with the Debtors. Subsequent to that date, Arch and the Debtors each conducted due diligence and Arch, the Debtors, the Pre-Petition Agent and the Committee engaged in lengthy negotiations in connection with the form and terms of the proposed transaction and the form and amount of the consideration to be provided by Arch.

  After an extended period of negotiation and analysis, and after consultation with the Committee and the Pre-Petition Agent and their respective financial advisors, the Debtors determined that the agreement reached with Arch (as reflected in the Merger Agreement prior to the amendments thereto) represented the highest and best offer received and was superior to the Standalone Plan. On August 20, 1998, the Debtors filed a First Amended Joint Plan of Reorganization and the Merger Agreement (prior to the amendments thereto) with the Bankruptcy Court. Subsequent to August 20, 1998, the Debtors, Arch, the Committee and the Standby Purchasers engaged in further negotiations, which negotiations resulted in the first amendment to the Merger Agreement, the Second Amended Joint Plan of Reorganization, and associated amendments to other related documents, including the commitment letters previously executed by the Standby Purchasers, which documents were filed with the Bankruptcy Court in September 1998 (the "September Amendments"). Subsequent to the execution of the September Amendments, the parties engaged in additional negotiations that resulted in the second amendment to the Merger Agreement, the Third Amended Joint Plan of Reorganization and associated amendments to other related documents, including the commitment letters previously executed by the Standby Purchasers.

  One unsecured creditor of the Debtors, New Generation Advisers, Inc. (with certain of its affiliates, "New Generation"), which holds approximately $11.5 million of the approximately $464 million in Class 6 Claims believes (a) that Creditor recoveries could be materially enhanced through an alternative transaction, potentially including a stand-alone plan of reorganization, (b) that the value that Arch is bringing to the Merger is insufficient and (c) that the value that may be obtained by Arch shareholders if the Plan is consummated will be excessive compared to New Generation's estimate of the value of the recoveries that the Debtors' Creditors will receive. The Debtors, the Committee, the steering committee for the Class 4 Creditors and Arch disagree with each of these contentions. Moreover, as noted above, the Debtors and the Committee, assisted by their professionals, attempted over a period over one year in duration to formulate a plan of reorganization that maximized the value of these estates. Moreover, the Committee invited holders of Class 6 Claims such as New Generation to participate in this process. New Generation has never brought any alternative transaction to the attention of the Debtors or the Committee nor has it offered to participate in the financing of any transaction.

 B. CAPITALIZATION AND STRUCTURE OF THE REORGANIZED DEBTORS

  Section 4.2(B) of the Plan provides that Effective as of the Effective Date but immediately prior to the discharge of the Debtors described in Section 6.1 of the Plan, each of the following transactions will occur in the order listed: (i) MobileMedia will contribute to the capital of Communications all Subsidiary Claims that it holds, (ii) Communications will contribute to the capital of each of its direct subsidiaries other than FWS Radio, Inc. any Subsidiary Claim that it holds against each such subsidiary, (iii) Communications will contribute to the capital of FWS Radio, Inc., 50% of any Subsidiary Claim that it holds against FWS Radio, Inc., (iv) Communications will contribute to the capital of MCCA all Subsidiary Claims that it holds against direct and indirect subsidiaries of MCCA (which includes the remaining Subsidiary Claim, if any, against FWS Radio, Inc.), (v) MCCA will contribute to the capital of each of its direct subsidiaries other than MobileComm of the West, Inc. any Subsidiary Claim that it holds against each such subsidiary,
(vi) MCCA will contribute to the capital of MobileComm of the West, Inc. 89% of any Subsidiary Claim that it holds against MobileComm of the West, Inc.,
(vii) MCCA will contribute to the capital of MobileComm of the Northeast, Inc. any remaining Subsidiary Claim that it holds against MobileComm of the West, Inc. and MobileComm of the Northeast, Inc. will, in turn, contribute any such Subsidiary Claim against MobileComm of the West, Inc. to the capital of MobileComm of the West, Inc., (viii) MCCA will contribute to the capital of MobileComm of the Southwest, Inc. any Subsidiary Claim that it holds against FWS Radio, Inc. and MobileComm of the Southwest, Inc. will, in turn, contribute any such Subsidiary Claim against FWS Radio, Inc. to the capital of FWS Radio, Inc.

  Section 4.2(B) of the Plan further provides that effective as of the Effective Date but immediately following the discharge of the Debtors described in Section 6.1 of the Plan, each of the following transactions will occur in the order listed: (i) MobileMedia will contribute all of its assets/13/ to Communications and thereafter immediately dissolve, at which time the separate corporate existence of MobileMedia will cease; (ii) Communications will merge with and into Merger Subsidiary, and the separate corporate existence of Communications will cease as contemplated by the Merger Agreement; (iii) MCCA will merge with and into a special purpose Delaware corporation formed by Communications and a wholly owned direct subsidiary of Merger Subsidiary as a result of the merger described in clause (ii) of this section ("Delaware Subsidiary Co."); (iv) a number of merger transactions will be effected such that all of the Debtors (other than MobileMedia, Communications and MCCA) will be merged with and into Delaware Subsidiary Co.; and (v) Delaware Subsidiary Co. (as successor to MCCA) will organize License Co. L.L.C. as a wholly owned limited liability company of Delaware Subsidiary Co. (as successor to MCCA) and will transfer the Licenses then held by it to License Co. L.L.C. Notwithstanding the foregoing, Arch and the Reorganized Debtors retain their right to make such changes in the post-Effective Date corporate structure of Arch and the Reorganized Debtors as is determined in the business judgment of Arch and Reorganized Communications.

  In addition to the survivor of the merger of Communications and Merger Subsidiary, Arch will have other operating subsidiaries subsequent to the Merger and, after giving effect to the Merger on a pro forma basis, Arch would have long-term debt, total assets and stockholders' equity of $1.3 billion, $1.7 billion and $142 million, respectively, at September 30, 1998.

 C. COMPOSITION OF MANAGEMENT AND DIRECTORS OF THE REORGANIZED DEBTORS

  Pursuant to Section 4.2(C)(3) of the Plan, the directors and officers of each Debtor will continue to serve in such capacities until the Effective Date. As of the Effective Date, the directors and officers of each Debtor that is not a Reorganized Debtor will be terminated, the directors and officers of Merger Subsidiary immediately prior to the Effective Date will become the directors and officers of Reorganized Communications, and the directors and officers of Delaware Subsidiary Co. immediately prior to the Effective Date will become the directors and officers of Reorganized MCCA. The Debtors will file with the Bankruptcy Court no later than ten (10) Business Days prior to the Voting Deadline a statement setting forth the office, the names and affiliations of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor, as well as of Arch, on and after the Effective Date. Pursuant to the transactions contemplated under the Plan, a designee of each of Huff and Whippoorwill (each as defined below) will be elected to the Arch board of directors on the Effective Date. On and after the Effective Date, each Reorganized Debtor will be governed in accordance with such Reorganized Debtor's Certificate of Incorporation, as amended, in the case of Merger Subsidiary, by the Certificate of Merger relating to the Merger.

 D. SUMMARY OF THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, which is attached hereto in composite form as Exhibit B and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement.

 1. The Merger.

  The Merger Agreement provides that, following the satisfaction of certain specified conditions, including, without limitation, approval of the Plan by the Bankruptcy Court, Communications will merge with and into Merger Subsidiary, a wholly-owned subsidiary of Arch, with Merger Subsidiary being the surviving entity, which will then be renamed "MobileMedia Communications, Inc." or such other name as Arch will determine prior to the Effective Date.
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/13/To the extent the issues arising in connection with the Locate Entities have not been resolved in the separate bankruptcy proceeding of the Locate Entities, the contributed assets of MobileMedia will include its equity interests in the Locate Entities.

 2. Funding for the Plan and Merger Agreement.

  Arch intends to finance the cash necessary to fund the Plan and consummate the Merger through (a) the offering to holders of Allowed Class 6 Claims of the Rights to purchase Arch Common Shares (which offering, together with any amounts paid by the Standby Purchasers under the Standby Purchase Commitments (defined below) will yield proceeds of $217 million) and (b)(i) borrowings under its existing credit facility, as amended and (ii) either borrowings under one or more bridge or permanent debt facilities, or proceeds from the offering and sale of debt securities, which borrowings or proceeds are expected to aggregate approximately $350 million.

  In connection with the issuance of the Rights and the offering of the Arch Capital Shares to be issued upon the exercise thereof, Arch has filed the Registration Statement with the SEC under the Securities Act and will use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Arch has agreed to cause the Rights to be issued as soon as practicable after the date the Registration Statement becomes effective, but not before approval of this Disclosure Statement by the Bankruptcy Court./14/

  Contemporaneously with the execution and delivery of the Merger Agreement, four groups of holders of Class 6 Claims (i.e., the Standby Purchasers)--W.R. Huff Asset Management Co., L.L.C., as agent for various discretionary accounts and affiliates ("Huff"), The Northwestern Mutual Life Insurance Company and an affiliate (together, "Northwestern"), Credit Suisse First Boston Corporation ("CSFB") and Whippoorwill Associates, Inc., as agent for various discretionary accounts ("Whippoorwill")--entered into binding written commitments to become Standby Purchasers and generally, in such capacity, to purchase, (a) their respective allocations as holders of Class 6 Claims of Rights and (b) the Arch Capital Shares not purchased by other Class 6 Creditors or their transferees pursuant to the Rights for an aggregate purchase price of up to $217 million. On September 3, 1998, concurrently with the execution of the first amendment to the Merger Agreement, each Standby Purchaser executed an amendment to its written commitment. On December 1, 1998, concurrently with the execution of the second amendment to the Merger Agreement, each Standby Purchaser executed a second amendment to its written commitment (as so amended, collectively, the "Standby Purchase Commitments"). In consideration of their purchase commitments contained in the Standby Purchase Commitments, the Standby Purchasers will be issued Arch Participation Warrants to purchase 3.68 million Arch Capital Shares. The Standby Purchase Commitments require Arch to cause one nominee of Huff and one nominee of Whippoorwill to be elected as directors of Arch for as long as Huff and Whippoorwill hold specified percentages of Arch's equity securities. Arch also will enter into a Registration Rights Agreement, substantially in the form attached as Exhibit C to the Merger Agreement, with the Standby Purchasers (the "Standby Purchaser Registration Rights Agreement").

  As addressed in Section V.D.1.(c), there are certain circumstances in which the Standby Purchasers (including certain other persons and affiliates) will receive, proportionate to their obligations to purchase Arch Common Shares and in lieu of Arch Common Shares, Arch Class B Common Shares.

  The obligations of each Standby Purchaser under its Standby Purchase Commitment are subject to a number of conditions, including without limitation: (i) that the Confirmation Order, in a form reasonably satisfactory to the Standby Purchaser, shall have been entered and shall have become a Final Order (as defined in the Merger Agreement)/15/, provided that one Standby Purchaser may not assert this condition if the other two Standby Purchasers (other than CSFB), acting in good faith, have waived the requirement of finality; (ii) the satisfaction or, with the written consent of the Standby Purchaser, waiver of all conditions precedent to the obligations of each of the parties to the Merger Agreement and all conditions precedent to the effectiveness of the Plan (provided, that certain conditions may be waived without the written consent of the Standby Purchaser); (iii) the Shelf Registration Statement covering the resale of Arch Common Shares, Arch Class B Common Shares and Arch Participation Warrants by the Standby Purchasers shall be effective; (iv) Arch shall have executed the
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/14/The Rights are described more fully in Section V.I.3.
/15/CSFB has agreed to waive the requirement that the Confirmation Order has become a Final Order, provided that the other Standby Purchasers do not waive the requirement that the Confirmation Order be a Final order, except in the context of a scheduled closing.

Standby Purchaser Registration Rights Agreement; (v) any and all amendments or modifications to the Merger Agreement or any consents or waivers delivered by Arch or MobileMedia to the other under the Merger Agreement (with certain exceptions), shall have been satisfactory to the Standby Purchaser; (vi) the representations and warranties made in the Merger Agreement by Arch and MobileMedia shall have been accurate; (vii) Arch shall have obtained the necessary financing to consummate the Merger (other than as a result of the Standby Purchaser not fulfilling its commitment) on certain minimum terms;
(viii) each other Standby Purchaser shall have fulfilled its commitment; (ix) the Rights, Arch Common Shares, Arch Class B Common Shares and the Arch Participation Warrants shall be issued and distributed pursuant to an exemption from registration under the Securities Act pursuant to section 1145 of the Code or shall have been registered under the Securities Act, such Registration Statement shall have been declared effective and no stop order shall be in effect; (x) an FCC order approving the transfer of the Debtors' licenses and terminating the pending proceedings shall have become a Final Order (as defined in the Merger Agreement)/16/, provided that one Standby Purchaser may not assert this condition if the two other Standby Purchasers (other than CSFB), acting in good faith, shall have waived this provision or if the reason that the FCC order shall not have become a Final Order is a result of action taken by any present or former officer of MobileMedia considered or determined by the FCC to be an alleged or an actual wrongdoer for purposes of the FCC proceeding; and (xi) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated early. The obligations of each Standby Purchaser other than CSFB are also subject to the condition that there shall not have occurred between June 30, 1998 and the Confirmation Date (and between June 30, 1998 and the Effective Date if the Effective Date is more than 90 days after the Confirmation Date), (i) any event or events (other than those that affecting generally the economy or the industry in which Arch and the Debtors conduct their respective businesses) that has had or would have a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income or prospects of the Reorganized Debtors and Arch (the "Combined Company"), (ii) any event or events involving a regulatory or statutory change and effecting generally the industry in which Arch and MobileMedia conduct their respective businesses which would materially and adversely affect the ability of the Combined Company to operate its business, or (iii) an event or events affecting generally the industry in which Arch and MobileMedia conduct their respective businesses that would materially and adversely affect the ability of Combined Company to operate its business (except that one Standby Purchaser may not assert such condition if the other two Standby Purchasers (other than CSFB) shall have waived this condition).

  In addition, each Standby Purchase Commitment will terminate on June 30, 1999, unless the effectiveness of the Plan occurs on or before such date, or, if not theretofore terminated, on the date on which the Merger Agreement is terminated in accordance with the terms thereof.

  Each of the Standby Purchasers has also agreed not to provide financing for any alternative plan of reorganization for the Debtors.

  In addition to the Rights being offered to the holders of Allowed Class 6 claims, Arch's existing shareholders will be entitled to exercise rights ("Arch Stockholder Rights") to purchase, in the aggregate, 44.89 million Arch Capital Shares. If the Arch Stockholder Rights (offered pursuant to the "Arch Stockholder Rights Offering") are fully exercised, the existing Arch Shareholders would own up to 35.8% of the Arch Capital Shares outstanding on the Effective Date. At the election of each Standby Purchaser (with the exception of CSFB which has agreed to certain mandatory reductions), an allocable portion of the aggregate proceeds of the Arch Stockholder Rights Offering may be applied to reduce the commitment of the electing Standby Purchaser. In connection with the Arch Stockholder Rights Offering, Arch has filed a Proxy Statement/Prospectus with the SEC (the "Proxy Statement") and will use its best efforts to have the Proxy Statement declared effective by the SEC as promptly as practicable./17/ The Arch Stockholder Rights Offering will commence and terminate
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/16/CSFB has agreed to waive the requirement that the FCC order has become a Final Order, provided that the other Standby Purchasers do not waive the requirement that the FCC order be a Final order, except in the context of a scheduled closing.
/17/The Proxy Statement will also seek the approval of Arch's shareholders of two proposals necessary to consummate the Merger and of the reverse stock split discussed in Section I.E.

concurrently with the Rights Offering. The Arch Stockholder Rights are described in Section V.I.4. In the event any of the Arch Stockholder Rights are not exercised, the holders thereof will automatically receive a warrant for each Arch Stockholder Right not exercised (an "Arch Participation Warrant") for the purchase of one Arch Common Share. The Arch Participation Warrants are described in Section V.I.6.

 3. Effective Date.

  The Merger will be consummated (which consummation will be on the Effective Date of the Plan) if and when each of the conditions described in Section IV.D.10 below is satisfied or (where permissible) waived, and the parties file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger will become effective upon the filing of the Certificate of Merger with such Secretary of State or at such later time as may be provided for in the Certificate of Merger.

 4. Representations and Warranties.

  In the Merger Agreement, each of MobileMedia Communications and Arch has made certain representations and warranties regarding, among other things: (i) their respective organization, qualification, corporate power and authority to enter into and perform their respective obligations under the Merger Agreement; (ii) capitalization; (iii) the compliance of the transactions contemplated by the Merger Agreement with their respective certificates of incorporation and by-laws, certain contracts and applicable laws; (iv) subsidiaries; (v) the accuracy of their respective financial statements; (vi) the absence of certain specified types of changes in the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of each party and their respective subsidiaries, taken as a whole; (vii) the absence of undisclosed liabilities;
(viii) taxes; (ix) tangible assets; (x) owned real property; (xi) intellectual property; (xii) real property leases; (xiii) certain contracts that are material to the respective parties; (xiv) the possession of licenses and authorizations; (xv) the absence of litigation; (xvi) certain employment contracts and related matters; (xvii) employee benefit plans; (xviii) certain environmental matters; (xix) compliance with applicable laws; (xx) certain information with respect to the parties' respective subscribers and suppliers;
(xxi) capital expenditures; (xxii) brokers' fees; (xxiii) the opinion of Arch's financial advisor regarding the fairness of the Merger to Arch stockholders, and (xxiv) the accuracy of certain information provided by each of the parties in connection with the various documents to be filed with the applicable regulatory authorities in connection with the Merger Agreement and the transactions contemplated thereby.

  The representations and warranties in the Merger Agreement will not survive the closing under the Merger Agreement.

 5. Certain Covenants and Agreements.

  Except as otherwise contemplated by the Merger Agreement and Plan and, in the case of MobileMedia and Communications, except as otherwise required by "Bankruptcy-Related Requirements" as such term is defined in the Merger Agreement, Arch, MobileMedia, Communications and the Merger Subsidiary have agreed, among other things (a) to use their respective best efforts to consummate the Merger, (b) to work together to secure all necessary approvals of regulatory authorities to the Merger, (c) to maintain their respective regulatory licenses and authorizations and (d) to conduct their businesses in the ordinary course of business.

  MobileMedia and Communications agreed to pay the net proceeds from the Tower Transaction pro rata to the holders of the Allowed Class 4 Claims, which payment was made on September 3, 1998, upon the closing of the Tower Transaction. MobileMedia and Communications have further agreed to comply with certain operating restrictions during the period from the date of the execution of the Merger Agreement until the earlier to occur of the Effective Date or earlier termination of the Merger Agreement, except as required by law or consented to by Arch. Among other operating restrictions, MobileMedia and Communications have agreed not to (i) except for assets not in excess of $2,500,000, sell, lease, mortgage, pledge, encumber or dispose of any of their assets or acquire or dispose of any assets, other than in the ordinary course of business; (ii) except for permitted borrowings under the DIP Loan Agreement in an aggregate amount as computed under Section 4.5(a)(ii) of the

Merger Agreement (which generally restricts borrowings in excess of amounts used for construction of the Debtors' narrowband PCS network plus, at any time before December 31, 1998, $20 million, and, at any time after January 1, 1999 through June 30, 1999, $30 million), create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person; (iii) except for changes to their payroll program as previously disclosed to Arch, enter into, adopt or amend any employee benefit plan or severance agreements or arrangements, or (except for normal adjustments in the ordinary course of business) increase in any material respect the compensation or fringe benefits of, or modify the employment terms of their directors, officers or employees generally or pay any benefit not required by the terms of any existing employee benefit plan;
(iv) change in any material respect their accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP; (v) pay any pre-petition liability other than liabilities in connection with the assumption of pre-petition contracts and with respect to wages, taxes, customer refunds and other related expenses that the Debtors are authorized to pay by the Bankruptcy Court and adequate protection payments and the net cash proceeds of the Tower Sale to the Pre-Petition Lenders; (vi) amend their certificates of incorporation, by-laws or other comparable organizational documents; (vii) sell, assign, transfer or license any material licenses, authorizations or intellectual property other than in the ordinary course of business; (viii) enter into, materially amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, certain licenses, contracts or agreements (except, with the consent of Arch, in connection with entering into a transaction to replace the Tower Transaction); (ix) make or commit to make any capital expenditure not set forth in the capital expense budget attached to the Merger Agreement; (x) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of their outstanding capital stock (other than, with respect to a subsidiary of MobileMedia, to its corporate parent),
(B) split, combine or reclassify any of their outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares; (xi) issue, sell, grant or pledge any shares of their capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of the Merger Agreement; (xii) take any action or fail to take any action permitted by the Merger Agreement with the knowledge that such action or failure to take action would result in any of the representations and warranties of Communications set forth in the Merger Agreement becoming untrue in any material respect; (xiii) make any material tax election or settle or compromise any material tax liability or any pending or threatened suit or action other than consistent with the terms of the Plan or practice since the Petition Date; (xiv) establish, or transfer any assets to, a trust for purposes of funding any employee benefit plan, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or (xv) agree in writing or otherwise to take any of the foregoing actions.

  Arch has agreed to similar categories of covenants, which are contained in the Merger Agreement.

 6. No Solicitation by the Debtors.

  The Merger Agreement provides that the Debtors and each of their respective directors, officers, employees, financial advisors, representatives or agents may not directly or indirectly, solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than Arch) concerning any merger, consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by any Debtor, proxy solicitation or other business combination involving any Debtor (collectively, "Debtor Acquisition Proposals"), or provide any non-public information concerning the business, properties or assets of any Debtor to any person or entity (other than to Arch and the Debtors' creditors in accordance with existing confidentiality arrangements). The Merger Agreement further obligates the Debtors immediately to notify Arch of any inquiries in connection with any Debtor Acquisition Proposals.

  Notwithstanding the foregoing, if a third party other than Arch delivers to the Debtors an unsolicited bona fide acquisition or business combination proposal superior to Arch's for which proposal any necessary financing is committed or reasonably capable of being obtained and which is likely to be consummated, the Debtors may, as required by bankruptcy law or the fiduciary duties of the Board of Directors of MobileMedia and Communications, participate in discussions or negotiations with such third party. The Debtors have agreed, however, not to terminate the Merger Agreement until at least 48 hours after Arch's receipt of a copy of the third party's superior proposal.

  Arch is subject to similar restrictions, which are contained in the Merger Agreement.

 7. FCC Approval.

  As discussed in Sections II.A.8 and IV.F.2, the transfer of licenses contemplated by the Merger is subject to the approval of the FCC. Arch and the Debtors agreed jointly to prepare and file applications (the "FCC Applications") requesting the FCC's consent to the consummation of the Merger
(i) to the transfer of the control of the Debtors' FCC authorizations to Arch and to the transfer of control of Arch's FCC authorizations from Arch's current shareholders to Arch's shareholders immediately following the Merger and (ii) to the termination of the hearing in WT Docket NO. 97-115, In the Matter of MobileMedia Corporation, et al. (the "Hearing") without any further findings adverse to the Debtors or to the Debtors' authorizations or otherwise materially affecting Arch's or the Reorganized Debtors' ability to own or operate the properties, assets and business of the Debtors following the Merger. As noted in Section II.A.7.(a), the FCC Applications were filed on September 2, 1998. Arch and the Debtors further have agreed to cooperate in taking all steps necessary to expedite the preparation, filing and prosecution of the FCC Applications and that, should any person or entity challenge the grant of any FCC Application before the FCC, they will take such reasonable actions as are necessary to oppose such petition or challenge before the FCC or defend such action and the order of the FCC before the judiciary diligently and in good faith. The Debtors have also agreed to allow Arch to participate in any meetings or hearings relating to the FCC Applications and a right to review in advance any correspondence, agreements, or pleadings that may be submitted by the Debtors to the FCC or any other party to the Hearing with regard to the FCC Applications.

 8. Additional Agreements.

  The Merger Agreement provides that each party to the agreement will (a) afford the other party and its representatives access to all of its respective facilities, properties, books, contracts, commitments and records and make available copies of all reports and other documents filed by such party with certain Federal or state governmental or regulatory authorities, (b) cooperate in the preparation and filing of the Registration Statement filed with the SEC, and to take any other actions required to be taken under applicable state blue sky or securities laws in connection with the Rights Offering, (c) take all actions required to file with the Federal Trade Commission and the United States Department of Justice the required notifications under the HSR Act with respect to the transactions contemplated by the Merger Agreement and to take any other actions to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date, (d) cooperate in the preparation and filing of all necessary documents, applications, notices, petitions and filings and use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental or regulatory authorities and all other third parties, necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and (e) periodically provide updated financial information to the other.

  In addition, each of the Debtors and Arch has agreed to notify the other promptly of any event or development that would (a) render any statement, representation or warranty in the Merger Agreement inaccurate or incomplete in any respect, or (b) constitute or result in a breach or failure to comply with any agreement or covenant in the Merger Agreement.

 9. Employees and Employee Benefit Plans.

  After the Merger, Arch and Reorganized Communications will control the hiring, retention and firing of the employees of Reorganized Communications. Subject to the requirements of all applicable laws and transition periods for certain plans, all Reorganized Communications employees will be transferred to Arch's employee benefit plans. Arch has agreed to honor all vacation accrued by the Debtors' employees, to honor the Debtors' 1998 Employee Incentive Program previously approved by the Bankruptcy Court and to give the Debtors' employees "credit" for their years of service with the Debtors in connection with Arch's employee benefit plans, to the extent permitted by applicable law.

 10. Conditions to the Merger.

  The Merger Agreement provides that the respective obligations of Arch, Merger Subsidiary, MobileMedia and Communications to effect the Merger are subject to the satisfaction or waiver of each of the following conditions: (i) the stockholders of Arch will have approved the proposals necessary to consummate the Merger; (ii) no statute, rule, order, decree or regulation will have been enacted or promulgated by any foreign or domestic governmental entity that prohibits the consummation of the transactions contemplated thereby and all consents, orders and approvals from all governmental entities and other persons or entities identified by Communications and Arch will have been obtained and will be in effect; (iii) there will be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated by the Merger Agreement; (iv) the expiration or early termination of any waiting period under the HSR Act will have occurred; (v) (1) the FCC shall have issued an order (the "FCC Grant") both (A) consenting to the transfer of the Debtors' FCC licenses and, to the extent requested by the parties, to the transfer of Arch's FCC licenses without any conditions that would result in a material adverse effect to Arch or the Debtors and (B) terminating the pending FCC hearing without any findings or conclusions (x) that are materially adverse to the Reorganized Debtors or that would have a material adverse effect on the use of the Debtors' FCC licenses by the Reorganized Debtors following the Effective Date, or (y) that impose any material monetary forfeiture on the Debtors or the Reorganized Debtors or retain jurisdiction to impose any material monetary forfeitures in the future on Arch or the Reorganized Debtors based on the activities of the Debtors prior to the Effective Date; and (2) either (A) the FCC Grant has become a Final Order (as defined below) or (B) any condition or conditions under Arch's financing agreements related to the Merger to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, Arch's lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect);
(vi) the Registration Statement has been declared effective and no stop order with respect thereto will be in effect; (vii) the Arch Common Shares to be issued as contemplated by the Plan and the Merger Agreement will have been approved for quotation on the Nasdaq National Market; (viii) (1) the Confirmation Order, in a form reasonably satisfactory to Arch, MobileMedia and Communications shall have been entered by the Bankruptcy Court; and (2) either
(i) the Confirmation Order shall have become a Final Order (as defined below) or (ii) any condition or conditions under Arch's financing agreements related to the Merger to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, waived; (ix) no action, suit or proceeding will be pending or threatened by any governmental entity challenging the validity of the actions taken by Arch, Communications or any of their respective subsidiaries in connection with the confirmation of the Plan; (x) the Effective Date will have occurred; and (xi) the Plan Shares to be issued as contemplated by the Merger Agreement will be so issued and distributed pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Code, will be freely tradeable by holders thereof who are not then affiliates of Arch or "underwriters" under the Securities Act or section 1145(b)(1) of the Code and, except for certificates issuable to such affiliates or underwriters, will be represented by certificates bearing no restrictive legend.

  The parties have agreed that the FCC Grant shall have become a "Final Order" when no request for a stay is pending, no stay is in effect and any deadline for filing such a request that may be designated by statute or regulation is past; no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application is passed; the FCC does not have the action or decision under reconsideration on its own motion and the time for initiating any such reconsideration that may be designated by statute or rule has passed; and no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed. The parties have further agreed that the Confirmation Order shall become a "Final Order" when it has been in full force and effect for eleven days without any stay or material modification or amendment thereof, and when the time to appeal or petition for certiorari designated by statute or regulation has expired and no appeal or petition for certiorari is pending or, if an appeal or petition for certiorari has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari has been denied, and the time to take any further appeal or to seek further certiorari designated by statute or regulation has expired.

  The obligation of Arch to consummate the transactions to be performed by Arch in connection with the Merger is subject to the satisfaction, or waiver by Arch, of the following conditions: (i) the representations and warranties of MobileMedia and Communications contained in the Merger Agreement, which representations and warranties will be deemed not to include any qualification or limitation with respect to materiality, will be true and correct as of the Effective Date, with the same effect as though such representations and warranties were made as of the Effective Date, except where the matters in respect of which such representations and warranties are not true and correct would not in the aggregate have a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of the Debtors, taken as a whole;
(ii) each of MobileMedia and Communications will have performed or complied with its respective material agreements and covenants required to be performed or complied with under the Merger Agreement as of or prior to the Effective Date in all material respects; (iii) there will not have occurred between the date of the Merger Agreement and the Effective Date an event that has had a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of the Debtors taken as a whole; (iv) MobileMedia and Communications will have delivered to Arch a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that the preceding conditions are satisfied in all respects; and (v) after each of the Registration Statement and the Proxy Statement (as each such term is defined in the Merger Agreement) has been declared effective, each of the Rights Offering and the Arch Stockholder Rights Offering will have expired and Arch will have received aggregate proceeds therefrom (and/or from the closings contemplated by the Standby Purchase Commitments) of at least $217 million.

  The obligations of Communications and MobileMedia to consummate the transactions to be performed by them in connection with the Merger is subject to the satisfaction, or waiver by Communications and MobileMedia, of the following conditions: (i) the representations and warranties of Arch contained in the Merger Agreement, which representations and warranties will be deemed not to include any qualification or limitation with respect to materiality, will be true and correct as of the Effective Date, with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct would not in the aggregate have a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of Arch and its subsidiaries, taken as a whole; (ii) Arch will have performed or complied with its material agreements and covenants required to be performed or complied with under the Merger Agreement as of or prior to the Closing in all material respects; (iii) there will not have occurred between the date of execution of the Merger Agreement and the Effective Date an event that has had material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of Arch and its subsidiaries, taken as a whole;
(iv) Arch's "poison pill" rights plan will not have been triggered; and (v) Arch will have delivered to Communications and MobileMedia a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that such conditions are satisfied in all respects.

 11. Termination.

  The Merger Agreement provides that Arch and Communications may terminate the Merger Agreement prior to the Effective Date only as follows: (a) Arch and Communications may terminate the Merger Agreement by mutual written consent;
(b) either Arch or Communications may terminate the Merger Agreement by giving written notice to the other in the event the other is in breach (i) of its representations and warranties contained in the Merger Agreement, which representations and warranties will be deemed not to include any qualification or limitation with respect to materiality, except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of such party and its respective subsidiaries, taken as a whole, or (ii) in respect of its material covenants or agreements contained in the Merger Agreement, and in either case such breach is not remedied within 20 business days of delivery of such written notice thereof (which notice will specify in reasonable detail the nature of such breach);
(c) after June 30, 1999, Arch may terminate the Merger Agreement by giving written notice to Communications if the Merger will not have occurred on or before such date (unless the failure results primarily from a breach by Arch of any representation, warranty or covenant contained in the Merger Agreement); (d) after June 30, 1999, Communications may terminate the Merger Agreement by giving written notice to Arch if the Merger will not have occurred on or before such date (unless the failure results primarily from a breach by Communications of any representation, warranty or covenant contained in the Merger Agreement); (e) Communications may terminate the Merger Agreement if it has decided to pursue a Communications Superior Proposal (as defined in the Merger Agreement) by giving written notice to Arch, provided that on or before such termination Communications will have paid the Breakup Fee to Arch (as defined in Section IV.D.12); (f) Communications may terminate the Merger Agreement by giving written notice to Arch if (i) the Arch Board does not issue the Arch Recommendation prior to the Special Meeting or withdraws or amends in a manner adverse to Communications the Arch Recommendation or otherwise materially breaches its obligations with respect to soliciting proxies from its stockholders for approval of the two necessary shareholder proposals to be considered at a special shareholder meeting or
(ii) at this meeting either of the two necessary shareholder proposals is not approved by the requisite vote of Arch's stockholders; (g) Arch may terminate the Merger Agreement by giving written notice to Communications if Communications or any of its subsidiaries files either an amendment to the Plan in a manner that is in violation of the Merger Agreement or files any other plan of reorganization.

  If any party terminates the Merger Agreement, all obligations of Arch and Communications thereunder will generally terminate without any liability of any party to any other party, except for any liability of any party for willful or intentional breaches of the Merger Agreement, and except for Communications's obligation to pay the Breakup Fee to Arch (as defined in Section IV.D.12), if applicable, and Arch's obligation to pay the Breakup Fee to Communications (as defined in Section IV.D.12), if applicable, which will survive any such termination.

 12. Effect of Termination; Payment of Fees.

  Pursuant to the terms of the Merger Agreement, on August 20, 1998, Communications filed the Initial Merger Motion seeking approval of the Bankruptcy Court for the breakup fees and the no solicitation provisions of the Merger Agreement. The Initial Merger Motion also sought Bankruptcy Court approval for the Debtors' agreement to pay Arch $500,000 in partial reimbursement of Arch's expenses incurred in connection with the negotiation and execution of the Merger Agreement. The relief requested in the Initial Merger Motion was granted by the Bankruptcy Court at a hearing held on September 4, 1998 and the Debtors paid Arch $500,000 on September 10, 1998.

  The Merger Agreement provides that in the event that (i) Arch terminates the Merger Agreement as a result of a material breach of a representation, warranty or covenant by Communications or as a result of the failure of the Confirmation Order to be entered on a timely basis due to the failure of the holders of Claims in Classes 4, 5 or 6 to vote in favor of the Plan, or due to the withdrawal or amendment of the Plan, or the filing of any other plan of reorganization by Communications, in either case without Arch's consent, (ii) Communications sells or otherwise transfers other than to Arch all or any substantial portion of its assets as part of a sale approved pursuant to section 363 of the Code, or
(iii) Communications has terminated the Merger Agreement in connection with a Company Superior Proposal (as defined in the Merger Agreement) (each of the foregoing being a "Breakup Event"), and at the time of any such Breakup Event Arch is not in material breach of any material covenant or obligation required to be performed by Arch thereunder at or before such time, and is not in breach of its representations and warranties contained in the Merger Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on Arch), then Communications will pay to Arch as promptly as practicable after demand therefor (but in no event later than the third business day thereafter) $25.0 million, (the "Breakup Fee to Arch").

  In the event that Communications terminates the Merger Agreement as the result of Arch being in material breach of its representations, warranties and covenants, the failure of the Arch Board to recommend to its shareholders proposals for the increase in Arch Capital Shares and for the issuance of Arch Capital Shares under and in connection with the Merger Agreement and the Plan, or the failure of such shareholder proposals to be approved at the Special Meeting, or Arch or Communications terminates the Merger Agreement as a result of Arch's failure to obtain the financing necessary to effect the transactions contemplated by the Merger Agreement and the Plan, and at the time of such termination Communications is not in material breach of any material covenant or obligation required to be performed by Communications thereunder at or before such time and is not in breach of its representations and warranties contained in the Merger Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on Communications), then Arch will pay to Communications as promptly as practicable after demand therefor (but in no event later than the third business day thereafter) the amount of $32.5 million (the "Breakup Fee to Communications").

 E. BUSINESS OF THE REORGANIZED DEBTORS

  Subsequent to the Effective Date, Reorganized Communications will be a wholly owned subsidiary of Arch. The Debtors and Arch have jointly prepared pro forma unaudited statements of operations, balance sheets and statements of cash flow (the "Combined Company Projections"), which are attached hereto as Exhibit E and discussed in Section VII, "Feasibility of the Plan". As noted in
Section VII, the assumptions underlying these projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Debtors' and Arch's control. There generally will be a difference between projections of future performance and actual results because certain events and circumstances may not occur as expected. These differences could be material.

  THE DEBTORS AND ARCH HAVE PREPARED THE PROJECTIONS ATTACHED AS EXHIBIT E TO THIS DISCLOSURE STATEMENT IN CONNECTION WITH THE PLANNING AND DEVELOPMENT OF THE PLAN. THE PROJECTIONS ASSUME THAT THE PLAN WILL BE SUCCESSFULLY IMPLEMENTED AND THE MERGER AGREEMENT WILL BE CONSUMMATED ON THE TERMS DESCRIBED IN THIS DISCLOSURE STATEMENT. THE PROJECTIONS, WHICH WERE PREPARED AS DESCRIBED THEREON, ARE SUBJECT TO BUSINESS, ECONOMIC AND OTHER UNCERTAINTIES INHERENT IN DEVELOPING PROJECTIONS, AS DISCUSSED IN SECTION VII, "FEASIBILITY OF THE PLAN".

 1. Projected Revenues.

  The Debtors anticipate that, as subsidiaries of Arch subsequent to the Effective Date, the Reorganized Debtors will continue to provide paging services and products to their customers and otherwise operate their business in substantially the same manner as they currently do. Arch and the Debtors have projected that their pro forma net revenue will be approximately $841.2 million for the year ending December 31, 1999, and that EBITDA will be approximately $267 million for the year ended December 31, 1999. These numbers are exclusive of anticipated cost savings resulting from the business combination.

 2. Projected Capital Expenditures.

  The bulk of the pro forma combined projected capital expenditures relates to the purchase of new pagers and the construction and upgrading of network infrastructure, including construction of a portion of a narrowband PCS network. Capital expenditures for 1999 are currently estimated to aggregate approximately $178 million. Subsequent to the Merger, Arch may undertake certain expenditures in connection with upgrading management information systems, improving order fulfillment operations and adding additional customer service centers These projected capital expenditures will either be paid from internally generated funds or will be financed externally as Arch's financial position and existing indebtedness permit. The Debtors and Arch have estimated their projected capital expenditure requirements based on their projected needs, the change in historical costs and anticipated future costs.

 3. Interest Expense.

  As noted in Section IV.G.10, "High Degree of Leverage After the Merger", Arch currently is, and after the Merger will continue to be, highly leveraged. Subsequent to the Merger, Arch will have outstanding indebtedness for borrowed money of approximately $1.3 billion (on a pro forma basis as of September 30, 1998) and annual interest expense for 1999 is projected to be $143 million.

 F. GENERAL DESCRIPTION OF REGULATORY MATTERS RELATING TO THE PLAN

  The discussions of regulatory matters contained in the following and other Sections of this Disclosure Statement describe certain actions that the Debtors (and Arch) have taken or will take to satisfy the regulatory conditions precedent to the effectiveness of the Merger Agreement and the Plan. The Debtors, however, reserve the right to take or seek such alternative and different actions or relief from that described herein as they may from time to time deem appropriate.

 1. SEC Matters.

  Arch has filed (or intends to file) registration statements with the SEC with respect to the issuance of (a) the Rights, (b) the Arch Common Shares and the Arch Class B Common Shares issuable upon exercise of the Rights or otherwise to the Standby Purchasers, (c) the Arch Stockholder Rights, (d) the Arch Common Shares issuable upon exercise of the Arch Stockholder Rights, (e) the Arch Participation Warrants and (f) the Arch Common Shares issuable upon exercise of the Arch Participation Warrants. The Debtors believe that the provisions of section 1145(a)(1) of the Code exempt the offer and distribution by Arch of the Arch Common Shares that constitute the Creditor Stock Pool from federal and state securities registration requirements. Section 1145 of the Code provides an exemption from registration under the Securities Act and state securities laws of the securities of a debtor or, among others, of a successor to a debtor under a plan, with exceptions for certain categories of holders. See Section V.H for a discussion of certain matters related to the ownership and resale of securities issued pursuant to the Plan.

 2. FCC and State Regulatory Matters.

  The Debtors intend to transfer their FCC licenses to the Reorganized Debtors and to merge with Merger Subsidiary pursuant to the Plan in accordance with the FCC's Second Thursday doctrine. FCC approval of the transfer of ownership of more than 50% of the equity securities of Arch is also necessary. As noted in Section II.A.7.(a), on September 2, 1998, the Debtors and Arch jointly filed the FCC Applications to transfer licenses and to consummate the Merger in accordance with the Second Thursday doctrine. It is a condition to effectiveness of the Plan that the FCC approves the transfer of the licenses and the Merger, thereby granting the FCC Applications, on terms that do not impair the feasibility of the Plan and permit the Plan and the Merger to be implemented and consummated.

 G. INFORMATION RELEVANT TO THE RISKS POSED TO CREDITORS UNDER THE PLAN

  The following is a summary of certain matters that should be considered, together with all other relevant matters, in connection with the Plan. This summary is not intended to be a complete list of important matters that persons voting on the Plan should consider. Because it is anticipated that subsequent to the Effective Date, the Reorganized Debtors will be wholly owned subsidiaries of Arch, and that holders of Allowed Class 6 Claims will receive under the Plan a substantial equity interest in Arch, certain of the matters addressed below relate exclusively to Arch. Holders of Voting Claims against the Debtors should analyze and evaluate the Plan and the other information set forth in this Disclosure Statement and in the Exhibits hereto with their respective advisors in determining whether to vote to accept or reject the Plan.

 1. Risk of Delay or Non-Occurrence of the Confirmation Date and the Effective Date.

  The Plan can only be confirmed if it complies with various legal requirements set forth in the Code and outlined below. Moreover, the occurrence of the Effective Date is subject to various conditions set forth in the Plan and in the Merger Agreement that must be satisfied or, in some instances, waived prior to the occurrence of the Effective Date. See Section V.B, "Conditions to Effectiveness of the Plan". There may be delay in satisfying the conditions to the occurrence of the Effective Date, and there is no assurance that these conditions will be met (or, as applicable, waived). Reference should be made to the Plan, to Article V of the Merger Agreement and to Section V.B for a description of these conditions.

 2. Challenges of Business Integration.

  There can be no assurance that the expectations regarding the future operations of Arch following the Merger will be fulfilled. The success of the Merger will depend in part on the ability of Arch to effectively integrate the businesses of Arch and the Reorganized Debtors. The process of integrating the businesses of Arch and the Reorganized Debtors may involve unforeseen difficulties and may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch following the Merger. Although it is anticipated that the Merger will provide the opportunity for cost savings and efficiencies, there can be no assurance as to the timing or amount of cost savings or efficiencies that may ultimately be attained. Certain of the anticipated benefits of the Merger may not be achieved if the existing operations or Arch and the Debtors are not successfully integrated in a timely manner. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separated organizations and integrating personnel with disparate business backgrounds and corporate cultures. There can be no assurance that Arch will be able to integrate effectively the Reorganized Debtors' operations or, even if integrated, that Arch's operating performance after the Merger will be successful. If Arch is not successful in integrating the Reorganized Debtors' operations, or if the integrated operations fail to achieve market acceptance, Arch could be materially adversely affected. In addition, following the Merger, the implementation of Arch's business strategy will be subject to numerous other contingencies beyond the control of Arch, including general and regional economic conditions, interest rates, competition, changes in regulation and the ability to attract and maintain skilled employees. As a result, no assurance can be given that the Merger will be successful or that Arch's business strategies will prove effective or that Arch will achieve its goals after the Merger.

 3. Certain Risks Associated with Arch's Existing Debt and Contracts.

  Arch is currently party to various contractual arrangements, including, without limitation, various contracts with governmental authorities, credit agreements and indentures and similar agreements, under which the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Plan could (a) result in a breach, violation, default or conflict, (b) give other parties thereto rights of termination or cancellation or (c) have other adverse consequences for Arch. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which other parties to such contracts may seek to assert any such rights and pursue any such remedies, and the ability of Arch to resolve such matters on acceptable terms. Under the indentures governing notes issued by Arch and its wholly owned subsidiary Arch Communications, Inc. ("ACI") having an aggregate principal balance of approximately $722.8 million as of

September 30, 1998, Arch and ACI would be obligated to offer to repurchase such notes at an aggregate principal amount of such notes, plus accrued and unpaid interest and liquidated damages, upon a change of control as defined therein. Arch believes that consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Plan will not constitute such a change in control. Although it is expected that the foregoing matters will not have a material adverse effect on Arch, there can be no assurance that other parties will not allege that the Merger constitutes either a breach or default or a change in control of Arch.

 4. Transaction Costs.

  Arch estimates that it will incur direct transaction costs of approximately $25 million associated with the Merger. This amount is a preliminary estimate only and is therefore subject to change. There can be no assurance that Arch will not incur significant additional charges to reflect costs associated with the Merger.

 5. Substantial Amortization Charges.

  A significant effect of using purchase accounting treatment in connection with the Merger will be to record a substantial amount of goodwill and other intangible assets that will result in substantial amortization charges to the consolidated income of Arch over the useful lives of such assets. The incremental amount of such charges is estimated to be approximately $26 million per year for approximately ten years. However, actual charges could vary significantly in the event the underlying assets are impaired or the related useful lives of such assets are less than currently estimated.

 6. Use of Pro Forma Assumptions.

  For purposes of presenting the pro forma condensed consolidated finacial statements attached as part of Exhibit E hereto, Arch has assumed that the market value of the Arch Common Shares issued pursuant to the Merger Agreement and the Plan will be $2.00. On December 9, 1998, the closing market price of Arch Common Shares was $1.5625.

 7. Growth and Acquisition Strategy.

  Arch believes that the paging industry has experienced, and will continue to experience, consolidation due to factors that favor larger, multi-market paging companies, including (a) the ability to obtain additional radio spectrum, (b) greater access to capital markets and lower costs of capital,
(c) broader geographic coverage of paging systems, (d) economies of scale in the purchase of capital equipment, (e) operating efficiencies and (f) enhanced access to executive personnel.

  Each of Arch and the Debtors has pursued, and, if the Merger is consummated, Arch intends to continue to pursue, acquisitions of paging businesses as a key component of its growth strategy. However, the process of integrating acquired paging businesses may involve unforeseen difficulties and may require a disproportionate amount of the time and attention of Arch's management. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that any future acquisitions by Arch will be successful.

  Implementation of Arch's growth strategy will be subject to numerous other contingencies beyond the control of its management. These contingencies include national and regional economic conditions, interest rates, competition, changes in regulation or technology and the ability to attract and retain skilled employees. Accordingly, no assurance can be given that Arch's growth strategy will prove effective or that its goals will be achieved.

 8. Future Capital Needs; Uncertainty of Additional Funding.

  Arch's business strategy requires, and subsequent to the Merger will continue to require, the availability of substantial funds to finance the continued development and future growth and expansion of its operations, including possible acquisitions. The amount of capital required by Arch following the Merger will depend upon a number of factors, including subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's NPCS strategy, acquisition strategies and other opportunities. No assurance can be given that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. The unavailability of sufficient financing when needed could have a material adverse effect on Arch and its ability to make payments with respect to its outstanding indebtedness when due.

 9. Competition and Technological Change.

  Arch and the Debtors each face competition from other paging service providers in all markets in which they operate, as well as from certain competitors that hold nationwide licenses. Monthly fees for basic paging services have, in general, declined in recent years, due in part to competitive conditions, and Arch may face significant price-based competition in the future which could have a material adverse effect on them. Certain of Arch's and the Debtors' competitors possess greater financial, technical and other resources than will Arch following the Merger. A trend towards increasing consolidation in the paging industry in particular and the wireless communications industry in general in recent years has led to competition from increasingly larger and better capitalized competitors. If any of such competitors were to devote additional resources to the paging business or focus on Arch's or the Reorganized Debtors' particular markets, there could be a material adverse effect on them following the Merger.

  Competitors are currently using and developing a variety of two-way paging technologies. Neither Arch nor the Debtors presently offer their customers such two-way services, other than as a reseller. Although such services generally are higher priced than traditional one-way paging services, technological improvements could result in increased capacity and efficiency for such two-way paging technologies and, accordingly, could result in increased competition for Arch or the Reorganized Debtors. Future technological advances in the telecommunications industry could increase new services or products competitive with the paging services provided by Arch or the Reorganized Debtors or could require Arch and the Reorganized Debtors to reduce the price of their paging services or incur additional capital expenditures to meet competitive requirements. Recent and proposed regulatory changes by the FCC are aimed at encouraging such technological advances and new services. Other forms of wireless two-way communications technology, including cellular and broadband personal communications services ("PCS"), and specialized mobile radio services, also compete with the paging services that Arch and the Debtors currently provide. While such services are primarily focused on two-way voice communications, service providers could elect to provide paging services as an adjunct to their primary services. Technological change also may affect the value of the pagers owned by Arch and the Reorganized Debtors and leased to their respective subscribers. If Arch's or the Reorganized Debtors' subscribers request more technologically advanced pagers, including, but not limited to, two-way pagers, Arch or the Reorganized Debtors could incur additional inventory costs and capital expenditures if required to replace pagers leased to its subscribers within a short period of time. Such additional investment or capital expenditures could have a material adverse effect on Arch and the Reorganized Debtors. There can be no assurance that Arch or the Reorganized Debtors will be able to compete successfully with current and future competitors in the paging business or with competitors offering alternative communication technologies.

 10. Government Regulation, Foreign Ownership and Possible Redemption.

  The paging operations of Arch and the Debtors are subject to regulation by the FCC and various state regulatory agencies. The FCC paging licenses granted to Arch and the Debtors are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. With the exception of the pending FCC proceeding regarding the Debtors' qualifications to remain an FCC licensee, Arch and the Debtors are unaware of any circumstances that would prevent the grant of any pending or future renewal applications; however, no assurance can be given that any of Arch's or the Debtors' renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire, thereby increasing the chances of third party interventions in the renewal proceedings. Other than those renewal applications still pending, the FCC has thus far granted each license renewal application that Arch and the Debtors have filed. There can be no assurance that the FCC and various state regulatory agencies will not propose or adopt regulations or take actions that would have a material adverse effect on Arch or the Debtors or, if the Merger is consummated, on the Combined Company following the Merger.

  The FCC's review and revision of rules affecting paging companies is ongoing and the regulatory requirements to which Arch and the Debtors are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (for example, a Major Trading Area as defined by Rand McNally) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded pursuant to auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and the Debtors are each participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands. The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and the Debtors), whether these coverage requirements should be imposed on a nationwide or regional basis and whether, if such requirements are imposed, failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, Arch and the Debtors might have to accelerate the build-out of their systems in certain areas.

  Changes in regulation of Arch's and the Debtors' paging businesses or the allocation of radio spectrum for services that compete with Arch's and the Debtors' business could adversely affect their results of operations. In addition, some aspects of the 1996 Act may place additional burdens upon them or subject them to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 800 number paging. Arch and the Debtors have generally passed these costs on to their subscribers, which makes their services more expensive and which could affect the attraction or retention of customers; however, there can be no assurance that Arch and the Reorganized Debtors will be able to continue to pass on these costs. These rules are the subject of several judicial appeals. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services, including to low-income consumers ("Universal Service"). Prior to the implementation of the 1996 Act, Universal Service obligations largely were met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, certain telecommunications carriers, including Arch and the Debtors, are required to contribute to a revised fund created for Universal Service (the "Universal Service Fund"). In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on state revenues. Neither Arch nor the Debtors can yet know the impact of these state contribution requirements, if enacted and applied to Arch and the Debtors. Moreover, neither Arch nor the Debtors is able at this time to estimate the amount of any such payments that it will be able to bill to their subscribers; however, payments into the Universal Service Fund will likely increase the cost of doing business.

  Moreover, in a rulemaking proceeding pertaining to interconnection between local exchange carriers ("LECs") and commercial mobile radio services ("CMRS") providers such as the Debtors and Arch, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks, nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position. Depending on further FCC disposition of these issues, Arch and the Debtors may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If these issues are ultimately resolved by the FCC in Arch's and the Debtors' favor, then Arch and the Debtors will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, Arch and the Debtors likely would be required to pay all past due contested charges and may also be assessed interest and late charges for the withheld amounts. Although these requirements have not to date had a material adverse effect on Arch or the Debtors, these or similar requirements could in the future have a material adverse effect on Arch or the Reorganized Debtors.

  The Communications Act also limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. Arch and MobileMedia own or control several radio common carriers and are accordingly subject to these foreign investment restrictions. Because Arch and MobileMedia are each individually parents of radio common carriers (but are not radio common carriers themselves), Arch and MobileMedia may not have more than 25% of their stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by not permitting such ownership. In connection with the World Trade Organization Agreement (the "WTO Agreement")-- agreed to by 69 countries--the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of permitting a foreign interest in excess of 25% if the foreign investor's home market country signed the WTO Agreement. Arch's and MobileMedia's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. Arch's Restated Certificate of Incorporation permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under state law (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries (including the Reorganized Debtors following the Merger).

 11. High Degree of Leverage After the Merger.

  Each of Arch and Communications is, and after the consummation of the Merger the Combined Company will continue to be, highly leveraged. At September 30, 1998, Arch's total long-term debt was $992.8 million compared with total assets of $942.4 million and latest nine-month annualized EBITDA (net of restructuring charges, equity in loss of affiliates, income tax benefit, interest and non-operating expenses (net) and extraordinary items) of $140.7 million. Communications' total long-term debt was $905.7 million compared with total assets of $577.3 million and latest nine-month annualized EBITDA (representing earnings before other income (expense), taxes, depreciation, amortization, impairment of long-lived assets, amortization of deferred gain on tower sale and restructuring costs) of $124.1 million at September 30, 1998. After giving effect to the Merger, the sale of the Tower Assets to Pinnacle, the elimination of the Debtors' pre-petition debt under the Plan and the incurrence of additional debt by Arch in connection with the Merger, on a pro forma basis at September 30, 1998, the combined company would have had long-term debt of $1.3 billion compared with total assets of $1.6 billion and latest nine-month annualized EBITDA of $254.6 million. Arch's high degree of leverage may have adverse consequences for Arch, including: (a) if necessary, the ability of Arch to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, may be impaired or extinguished or such financing may not be available on acceptable terms, if at all; (b) a substantial portion of the EBITDA of Arch will be required to pay interest expense, which will reduce the funds which would otherwise be available for operations and future business opportunities; (c) the amended credit facility and the indentures under which certain Arch notes are outstanding contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on Arch; (d) Arch may be more highly leveraged than its competitors which may place it at a competitive disadvantage; (e) Arch's high degree of leverage will make it more vulnerable to a downturn in its business or the economy generally; and (f) Arch's high degree of leverage may impair its ability to participate in the anticipated future consolidation of the paging industry. In April 1997, Arch reordered its operating priorities to improve capital efficiency and strengthen its balance sheet by placing a higher priority on leverage reduction than subscriber unit growth. As part of its reordered operating priorities, Arch has implemented various initiatives to reduce capital costs while sustaining acceptable levels of unit and revenue growth. As a result, Arch's rate of internal growth in pagers in service has slowed and is expected to remain below the rates of internal growth previously achieved by Arch, but Arch has not yet reduced its financial leverage significantly. There can be no assurance that Arch will be able to reduce its financial leverage significantly or that Arch will achieve an appropriate balance between growth that it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in EBITDA, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing debt instruments.

 12. Subscriber Turnover.

  The results of operations of wireless messaging service providers, such as Arch and the Debtors, can be significantly affected by subscriber cancellations. Since the Petition Date, the Debtors have experienced a significant decline in subscribers. At September 30, 1998, the Debtors had 3,182,207 subscribers compared to 3,440,342 at December 31, 1997. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Because the paging business is characterized by high fixed costs, cancellations directly and adversely affect EBITDA. An increase in the subscriber cancellation rate could have a material adverse effect on Arch or the Reorganized Debtors.

 13. Dependence on Third Parties.

  Neither Arch nor the Debtors manufactures any of the pagers used in their respective paging operations. Arch and the Debtors each buy pagers primarily from Motorola and NEC and therefore are dependent on such manufacturers to obtain sufficient pager inventory for new subscriber and replacement needs. In addition, Arch and the Debtors purchase terminals and transmitters primarily from Glenayre and Motorola and thus are dependent on such manufacturers for sufficient terminals and transmitters to meet their expansion and replacement requirements. To date, neither Arch nor the Debtors has experienced significant delays in obtaining pagers, terminals or transmitters (other than in the period preceding the Debtors' bankruptcy filing), but there can be no assurance that Arch and the Reorganized Debtors will not experience such delays in the future. Arch's purchase agreement with Motorola expires on June 19, 1999, although it contains a provision for one-year term renewals. Communications' agreement with Motorola will expire on February 6, 1999, although it provides for automatic renewal for one-year terms. In addition, under the terms of the current contract, on the Effective Date, Reorganized Communications will need to provide Motorola with credit support. There can be no assurance that Arch's or Communication's agreements with Motorola will be renewed or, if renewed, that such agreements will be on terms and conditions as favorable as those under the current agreements. Although Arch believes that sufficient alternative sources of pagers, terminals and transmitters exist, there can be no assurance that Arch would not be materially adversely affected if it were unable to obtain these items from current supply sources or on terms comparable to existing terms. Finally, Arch and the Debtors rely on these parties to provide satellite transmission for some aspects of their paging services. To the extent there are satellite outages, Arch and the Reorganized Debtors may experience a loss of service until such time as satellite coverage is restored.

 14. Possible Acquisition Transactions.

  Arch has advised the Debtors that it believes that the paging industry will undergo further consolidation, and that it expects to participate in such consolidation. Arch has evaluated and expects to continue to evaluate possible acquisition transactions on an ongoing basis and at any given time may be engaged in discussions with respect to possible acquisitions or other business combinations. The process of integrating acquired paging businesses may involve unforeseen difficulties and may require a disproportionate amount of the time and attention of Arch's management and financial and other resources. No assurance can be given that suitable acquisition transactions can be identified, financed and completed on acceptable terms, that Arch's future acquisitions will be successful, or that Arch will participate in any future consolidation of the paging industry.

 15. Dependence on Key Personnel.

  The success of Arch and the Reorganized Debtors subsequent to the Merger will depend, to a significant extent, upon the continued services of a relatively small group of executive personnel. Arch does not have employment agreements with, or maintain key man life insurance on the lives of, any of its current executive officers, although certain executive officers have entered into non-competition agreements and all executive officers have entered into executive retention agreements with Arch. The loss or unavailability of one or more of either Arch's or the Debtors' executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on Arch and the Reorganized Debtors.

 16. Impact of the Year 2000 Issue.

  The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Debtors' or Arch's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar business activities. As a result, the computerized systems (including both information and non-information technology systems) and applications used by the Debtors and by Arch will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

  (a) MobileMedia.

  1. State of Readiness. MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

  With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and run to identify any Year 2000 compliance issues. While the results of the tests are still being analyzed, relatively few Year 2000 problems were identified. Additional testing is scheduled for the first quarter of 1999, including testing of MobileMedia's financial and human resource software packages. There can be no assurance, however, that such testing has, or will, detect all compliance issues related to the Year 2000 problem.

  With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

  2. Estimated Year 2000 Compliance Costs. MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to the Year 2000 compliance matters. To date, MobileMedia has incurred approximately $50,000 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $150,000 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $200,000 on additional software and other items related to the Year 2000 compliance matters.

  In addition, MobileMedia estimates that it will incur approximately $200,000 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia has also upgraded its paging network hardware over the fiscal year 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

  3. Risks relating to Year 2000 Compliance Matters. MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during calendar year 1999. Although MobileMedia has begun and is undertaking testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

  4. Contingency Planning. MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The Task Force will undertake a review of these assessments in respect of application of contingency plans on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning in respect of Year 2000 compliance during calendar year 1999.

  (b) Arch. Arch has created a cross-functional project group (the "Y2K Project Group") to work on the Year 2000 problem. The Y2K Project Group is finishing its analysis of external and internal areas likely to be affected by the Year 2000 problem. It has classified the identified areas of concern into either a mission critical or non-mission critical status. For the external areas, Arch has distributed vendor surveys to its primary and secondary vendors. The surveys requested information about hardware and/or software supplied by information technology vendors as well as non-information technology system vendors that might use embedded technologies in their systems or products. Information was requested regarding the vendor's Year 2000 compliance planning, timing, status, testing and contingency planning. As part of its evaluation of Year 2000 vulnerability related to its pager and paging equipment vendors, Arch has discussed with them their efforts to identify potential issues associated with their equipment and/or software and has concluded that, to the extent any vulnerability exists, it has been addressed. Internally, Arch has initiated an inventory audit of hardware and software testing for both its corporate and divisional operations. These areas of operation include: information systems, finance, operations, inventory, billing, pager activation and purchasing. Additional testing is scheduled to conclude in the first quarter of 1999.

  Arch expects that it will incur costs to replace existing hardware, software and paging equipment, which will be capitalized and amortized in accordance with its existing accounting policies, while maintenance or modification costs will be expensed as incurred. Arch has upgraded hardware to enable compliance testing to be performed on dedicated test equipment in an isolated production-like environment. Based on its costs incurred to date, as well as estimated costs to be incurred over the next fourteen months, Arch does not expect that resolution of the Year 2000 problem will have a material adverse effect on its results of operations and financial condition. Costs of the Year 2000 project are based on current estimates and actual results may vary significantly from such estimates once detailed plans are developed and implemented.

  While it is Arch's stated goal to be compliant, on an internal basis, by September 30, 1999, Arch may face the possibility that one or more of its mission critical vendors, such as its utility providers, telephone carriers or satellite carriers, may not be Year 2000 compliant. Because of the unique nature of such vendors, alternative providers of these services may not be available. Additionally, although Arch has initiated its test plan for its business-related hardware and software applications, there can be no assurance that such testing will detect all applications that may be affected by the Year 2000 problem. Lastly, Arch does not manufacture any of the pagers or paging-related equipment used by its customers or for its own paging operations. Although Arch has initiated testing of such equipment it has relied to a large extent on the representations of its vendors with respect to their readiness. Arch can offer no assurances as to the accuracy of such vendors' representations.

  Arch has initiated the process of designing and implementing contingency plans relating to the Year 2000 problem. To this end, each department will identify the likely risks and determine commercially reasonable solutions. The Y2K Project Group will collect and review the determinations on both a department-by-department and company-wide basis. Arch intends to complete its Year 2000 contingency planning during calendar year 1999.

 17. No Dividends.

  Neither Arch nor MobileMedia has ever declared or paid cash dividends. Neither Arch nor MobileMedia intends, and if the Merger is consummated, Arch does not intend, to declare or pay any cash dividends in the foreseeable future. Certain covenants in Arch's credit facility and other Arch debt instruments effectively prohibit the declaration or payment of cash dividends by Arch for the foreseeable future. In addition, the terms of Arch's Series C Preferred Stock generally prohibit the payment of cash dividends on Arch Common Shares unless all accrued and unpaid dividends on the Series C Preferred Stock are paid in full.

 18. History of Losses.

  Since their respective inceptions, Arch has not reported any net income while MobileMedia reported net income of $42.3 million in the nine months ended September 30, 1998 resulting from a gain of $94.1 million on the sale of its tower site assets. Arch reported net losses of $36.6 million, $114.7 million, $181.9 million and $157.8 million in the fiscal years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, respectively. MobileMedia reported net losses of $41.1 million, $1.1 billion and $124.6 million in the years ended December 31, 1995, 1996 and 1997 and net income of $42.3 million in the nine months ended September 30, 1998, respectively, and has operated as a debtor-in-possession under chapter 11 from January 30, 1997 to the present. For the year ended December 31, 1997 and the nine months ended September 30, 1998, and after giving effect to the Merger, Arch would have incurred, on a pro forma basis, a loss before extraordinary item of $313.3 million and $127.2 million, respectively.

  For both Arch and Communications, these historical and pro forma net losses have resulted principally from substantial depreciation and amortization expense, primarily related to intangible assets and pager depreciation, interest expense, the impairment of long-lived assets (in the case of Communications) and other costs of growth. Substantial and increased amounts of debt are expected to be outstanding for the foreseeable future, which will result in significant additional interest expense which could have a material adverse effect on Arch following the Merger. Arch expects to continue to report net losses for the foreseeable future, whether or not the Merger is consummated.

 19. Volatility of Trading Price.

  The market price of Arch Common Shares is subject to significant fluctuation and has recently declined. Between October 1, 1997 and December 9, 1998, the reported sale price of Arch Common Shares on the Nasdaq National Market has ranged from a low of $.6875 per share (in October 1998) to a high of $9.00 per share (in November 1997). The trading price of Arch Common Shares following the Merger will likely be affected by numerous factors, including the risk factors set forth herein, as well as prevailing economic and financial trends and conditions in the public securities markets. During recent periods, share prices of companies in technology businesses, and particularly paging companies such as Arch and MobileMedia, have exhibited a high degree of volatility. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of Arch Common Shares in any given period. Such shortfalls may result from events that are beyond Arch's immediate control, can be unpredictable and, because a significant proportion of Arch's sales during each fiscal quarter may tend to occur in the latter stages of the quarter, may not be discernible until the end of a financial reporting period, which may contribute to the volatility of the trading value of Arch's shares regardless of Arch's long-term prospects. The trading price of Arch's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly held companies in the paging industry generally, which may not have any direct relationship with Arch's business or prospects.

 20. Risks Relating to the Unaudited Combined Company Projections.

  The managements of Arch and the Debtors have jointly prepared the combined company pro forma projections attached hereto as Exhibit E, in connection with the development of the Plan to present the projected effects of the Plan and the transactions contemplated thereby if the Merger is consummated. The Combined Company Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms. The assumptions and estimates underlying such Combined Company Projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, those enumerated therein. Accordingly, the Combined Company Projections are not necessarily indicative of the future financial condition or results of operations of the combined company following the Merger, which may vary significantly from those set forth in the Combined Company Projections. Consequently, the projected financial information contained herein should not be regarded as a representation by Arch, Arch's advisors, the Debtors, the Debtors' advisors or any other person that the Combined Company Projections can or will be achieved.

 21. Certain Federal Income Tax Considerations; Possible Loss of Corporate Tax Benefits.

  It is anticipated that (S) 382 of the Tax Code will limit the amount of income earned by Arch after the Merger that may be offset by Arch's net operating loss carryforwards and other tax attributes. It is also anticipated that the net operating loss carryforwards and possibly other tax attributes of Communications will be substantially reduced as a result of consummation of the Plan pursuant to sections 382 and 108 of the Tax Code.

 22. Arch's Amended Credit Facility and Indenture Restrictions.

  Arch's credit facility and indentures impose (or will impose) certain operating and financial restrictions on Arch. The credit facility requires Arch's wholly owned subsidiary, Arch Paging, Inc. ("API"), and in some cases ACI, to maintain specified financial ratios, among other obligations, including a maximum leverage ratio and a minimum fixed charge coverage ratio, each as defined in Arch's amended credit facility. In addition, the amended credit facility limits or restricts, among other things, API's ability to: (a) declare dividends or redeem or repurchase capital stock; (b) prepay, redeem or purchase debt; (c) incur liens and engage in sale/leaseback transactions; (d) make loans and investments; (e) incur indebtedness and contingent obligations;
(f) amend or otherwise alter debt instruments and other material agreements;
(g) engage in mergers, consolidations, acquisitions and asset sales; (h) engage in transactions with affiliates; and (i) alter its lines of business or accounting methods. In addition, Arch's indentures limit, among other things:
(u) the incurrence of additional indebtedness by Arch and its Restricted Subsidiaries (as defined therein); (v) the payment of dividends and other restricted payments by Arch and its restricted subsidiaries (as defined in its indentures); (w) asset sales; (x) transactions with affiliates; (y) the incurrence of liens; and (z) mergers and consolidations. Arch's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under Arch's amended credit facility and/or Arch's indentures. Upon the occurrence of an event of default under the amended credit facility or Arch's indentures, the creditors could elect to declare all amounts outstanding, together with accrued and unpaid interest, to be immediately due and payable. If Arch were unable to repay any such amounts, the creditors could proceed against the collateral securing such indebtedness. If the lenders under the amended credit facility accelerate the payment of such indebtedness, there can be no assurance that the assets of Arch would be sufficient to repay in full such indebtedness and the other indebtedness of Arch. In addition, because the amended credit facility and Arch's indentures limit (or will limit) its ability to engage in certain transactions except under certain circumstances, Arch may be prohibited from entering into transactions that could be beneficial to Arch. Arch will be entering into additional indentures in connection with the Merger Agreement and the Plan.

 23. Significant Fluctuations in Revenues and Operating Results.

  Arch and the Debtors have experienced significant fluctuations in revenues and operating results from quarter to quarter and year to year, and it expects these fluctuations to continue in the future. Arch believes that future fluctuations in revenues and operating results are likely as the result of many factors, including competition, subscriber turnover, new service developments and technological change. Arch's current and planned debt repayment levels are, to a large extent, fixed in the short term, and are based in part on its expectations as to future revenues. Arch may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. Consequently, revenues are difficult to forecast and may vary significantly from quarter to quarter or year to year and revenues or results of operations in any period will not necessarily be indicative of revenues or operating results in subsequent periods and should not be relied upon as any indication of future performance.

  Due to the foregoing or other factors, it is possible that due to future fluctuations, Arch's revenue or operating results may not meet the expectations of securities analysts or investors, which may have a material adverse effect on the price of Arch Common Shares.

 24. Risk of Arch Common Shares Being Delisted from the NASDAQ National
Market.

  Arch Common Shares have been listed, and its shares have traded, on the NASDAQ National Market ("NNM") since January 17, 1992. In addition, it is a condition to the Merger that the shares of Arch Common Shares to be issued in connection with the Merger be approved for listing on the NNM. Arch has received a notice from the NNM indicating that unless Arch comes in compliance with the continued listing requirements of the NNM (specifically, the minimum market price requirement of $5.00 per share), the Arch Common Shares will be delisted. While Arch has requested a hearing from the NNM at which it intends to seek the continued listing of Arch Common Shares on the NNM based, in part, on the reverse stock split it has recently proposed (see Section I.E) there can be no assurance that the NNM will not delist the Arch Common Shares either prior to or following the Merger.

 25. Divisional Reorganization of Arch.

  In June 1998, the Arch Board approved a reorganization of its operations (the "Divisional Reorganization"). As part of such reorganization, which will be implemented over a period of 18 to 24 months, Arch consolidated three of its operating divisions into four existing operating divisions, and is in the process of consolidating certain regional administrative support functions, to take advantage of various operating efficiencies. Once fully implemented, the Divisional Reorganization is expected to result in annual cost savings of approximately $15.0 million. In connection with the reorganization, Arch (a) anticipates a net reduction of approximately 10% of its workforce, (b) plans to close certain office locations and redeploy other real estate assets and
(c) recorded a restructuring charge of $16.1 million in the second quarter of 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance and benefits, (ii) $3.5 million for lease obligations and terminations, (iii) $1.4 million for the writedown of fixed assets and (iv) $1.5 million of other costs. There can be no assurance that the desired cost savings will be achieved or that the anticipated restructuring of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such restructuring may be increased by the need to integrate the Reorganized Debtors' operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of the Reorganized Debtors could have a material adverse effect on Arch.

 26. Anti-Takeover Provisions.

  The Arch Restated Certificate of Incorporation (the "Arch Certificate") and By-laws (the "Arch By-Laws") include provisions for a classified Board of Directors, the issuance of "blank check" preferred stock (the terms of which may be fixed by the Arch Board without further stockholder approval), a prohibition on stockholder action by written consent in lieu of a meeting and certain procedural requirements governing stockholder meetings. In addition,
Section 203 of the Delaware General Corporation Law will, with certain exceptions, prohibit Arch from engaging in any business combination with any "interested stockholder" (as defined therein) for a three-year period following the date that such stockholder becomes an interested stockholder. Such provisions may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch.

V. SUMMARY OF THE PLAN OF REORGANIZATION

 A. DESCRIPTION, CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

  The following Section V.A describes the significant Claims and Interests in the Debtors' Cases and the manner in which they are classified and treated under the Plan. First, it discusses in general the Debtors' Schedules (which reflect, among other things, the Debtors' liabilities as reflected in their books and records), the proofs of claim filed in the Cases and the Claim objection process. Next, it outlines the significant categories of Claims against the Debtors with estimates as of December 10, 1998 of the Allowed Claims. Finally, it summarizes the classification and treatment scheme for Claims and Interests established in the Plan.

 1. Description of Claims Generally.

  As discussed in Section II.B.4.(d), the Debtors filed joint Schedules of Assets, Liabilities and Executory Contracts, and a joint Statement of Financial Affairs (which have subsequently been amended) on March 26, 1997. By order of the Bankruptcy Court, June 16, 1997 (the "Bar Date") was fixed as the last day by which the holders of certain claims could file their proofs of claim. Under this order, a claim filed against one Debtor was deemed filed against all of the Debtors./18/ A holder of a claim listed on the Schedules as liquidated, noncontingent and undisputed, and as to which the holder agreed with the claim amount set forth in the Schedules, was not required to file a proof of claim. More than 2,400 claims were filed against the Debtors. As described in Section II.B.4, the Debtors have objected to numerous claims and continue the process of reviewing each remaining proof of claim, as well as reconciling the claimants and the claimed amounts with the Debtors' books and records and analyzing the factual and legal bases of these proofs of claim. Following the completion of such analyses and reconciliation, the Debtors will contact claimants regarding variances between the Debtors' books and records and the asserted claim amounts.

--------
/18/Under the Plan, the Debtors are being treated as one entity for the purpose of claims made against them and distributions made by them under the Plan. The Plan also contemplates the elimination of all intercompany claims between and among the Debtors.

 2. Estimated Amount of Allowed Claims.

  The following chart outlines the estimated amount of the Allowed Claims included in each Class under the Plan, except for Allowed Claims for fees and expenses and contingent and unliquidated claims. The estimated amounts set forth herein constitute projections as of December 10, 1998, and are rounded, in most instances, to the nearest one-hundred thousand./19/

                                                           ESTIMATE OF ALLOWED
                                                              CLAIM AMOUNT
                                                              (FILED CLAIMS
   CLASS DESCRIPTION                                         AS OF 12/10/98)
   ----- -----------                                       -------------------
     1   Priority Claims                                        $150,000

     2   Miscellaneous Secured Claims                           $500,000

     3   Customer Refund Claims                                    $0

     4   1995 Credit Agreement Claims
         Principal                                            $479 million
         Fees, Costs and Expenses                              $1 million

     5   Dial Page Note Claims
         Principal                                            $1.6 million
         Interest                                               $500,000

     6   General Unsecured Claims
         9 3/8% Notes                                        $267.9 million
         10 1/2 Notes                                        $174.1 million
         Other Unsecured Claims                                $22 million

     7   Note Litigation Claims                               Not estimated

     8   Common Stock Claims and Interests and
          Subordinated Indemnification Obligation Claims      Not estimated

     9   Subsidiary Claims and Interests                      Not estimated

 3. Description of Claims and Interests; Summary of Classification and Treatment Thereof.

  The Plan divides the holders of Claims and Interests, except administrative claims and priority tax claims, into nine separate and distinct Classes pursuant to section 1122(a) of the Code, and sets forth the treatment offered each Class. A Claim or Interest will be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and will be deemed classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class. A Claim is in a particular Class and entitled to a distribution only to the extent that the Claim is an Allowed Claim in that Class.

  Under the Plan, a Claim is "Allowed" to the extent that: (a)(1) the Claim was timely filed or the Claim was listed in the Schedules and not listed therein as disputed, contingent or unliquidated as to amount, and (2) the Debtors, the Reorganized Debtors or any other party in interest entitled to do so has not yet filed an objection and does not file an objection prior to (i) in the case of Class 6 Claims other than rejection claims, the Rights Offering Commencement Date, and (ii) in the case of all other Claims, the Effective Date of the Plan; or (b) the Claim is allowed by a Final Order of the Bankruptcy Court; or (c) the Claim is allowed by the Plan.

  The treatment of, and consideration to be provided to, holders of Allowed Claims and Interests will be in full settlement, release and discharge of such Allowed Claims and Interests; provided, that such discharge will not affect the liability of any other entity on, or the property of any other entity encumbered to secure payment of, any such Claim or Interest, except as otherwise provided in the Plan; and provided, further, that such discharge will not affect the Reorganized Debtors' obligations under and pursuant to the Plan. The treatment of and consideration to be provided to Allowed Claim and Interest holders in each Class will apply to all of the
--------
/19/The estimates set forth in this chart and otherwise in this Disclosure
   Statement are for descriptive purposes only, and do not and shall not constitute an admission as to the Debtors' obligations with respect to any such claims.

Cases. No Claim will entitle the holder thereof to a distribution of cash or securities or to other consideration pursuant to the Plan unless, and only to the extent that, such Claim is an Allowed Claim.

  In accordance with section 1123(a)(1) of the Code, Administrative Claims are not classified under the Plan. Administrative Claims are Claims entitled to priority under sections 507(a)(1) and 503(b) of the Code, which Claims (other than claims for taxes, trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date), to the extent they arose between the Petition Date and the Confirmation Date, are required to be filed by the party asserting such Claim within 15 days after the Confirmation Date. Administrative Claims that arose between the Confirmation Date and the Effective Date must be filed by the party asserting such Claim within 15 days after the Effective Date. The Debtors will review all filed Administrative Claims, and object to such Claims as necessary. Arch has waived its right to object to Administrative Claims constituting professional fees.
Section 2.1(A) of the Plan provides that, subject to the provisions of Section 4.4(A) of the Plan and unless otherwise agreed by the holder of an Allowed Administrative Claim (in which event such other agreement will govern), each holder of an Allowed Administrative Claim will receive on account of such Administrative Claim: (i) cash equal to the unpaid amount of such Allowed Administrative Claim; or (ii) at the option of Reorganized Communications, payment in accordance with the ordinary business terms of such Allowed Administrative Claim. Section 2.1(B) of the Plan provides that on or before the Effective Date, Administrative Claims for fees payable pursuant to section 1930 of title 28 of the United States Code, 28 U.S.C. (S) 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in cash in an amount equal to the amount of such Administrative Claims. All such fees payable after the Effective Date will be assumed by the Reorganized Debtors.
Section 2.1(C) of the Plan provides that Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their businesses will be assumed and paid by Reorganized MCCA pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims.
Section 2.1(D) of the Plan provides that Arch will make available to Reorganized Communications any monies necessary for Reorganized Communications to make timely payment of all Administrative Claims.

  Also in accordance with section 1123(a)(1) of the Code, Section 2.2 of the Plan provides that priority tax claims of the kind specified in sections 507(a)(8) of the Code (claims for certain federal, state and local taxes) are not classified. Unless otherwise agreed by the holder of an Allowed Priority Tax Claim (in which event such other agreement will govern), each holder of an Allowed Priority Tax Claim against any of the Debtors will, on the Effective Date, receive, at Arch's option, either (a) cash equal to the amount of such Allowed Priority Tax Claim or (b) a promissory note payable by Reorganized Communications in a principal amount equal to the amount of such Allowed Priority Tax Claim on which interest will accrue from and after the Effective Date at the rate of 7% or such higher or lower rate as is determined by the Bankruptcy Court to be appropriate under section 1129(a)(9)(C) of the Code and will be paid semiannually in arrears; the principal amount of the promissory note will be paid in full on a date or dates six (6) years after the date of assessment of such Allowed Priority Tax Claim.

  The following is a summary of the manner in which Claims and Interests are classified and treated under the Plan, together with a description of the estimated amounts of Allowed Claims and Interests included in each such Class as of December 10, 1998. By virtue of the provisions of Article II of the Plan, the Allowed Claims in Classes 1, 2 and 3 are unimpaired under the Plan and Claims and Interests in Classes 4, 5, 6, 7, 8 and 9 are impaired under the Plan. The Debtors believe that the treatment afforded all Classes of Claims and Interests under the Plan fully comports with the requirements of the Code and case law.

  (a) Class 1--Priority Claims. Allowed Claims against any of the Debtors, if any, with priority pursuant to sections 507(a)(3), 507(a)(4) or 507(a)(6) of the Code are classified in Class 1. Most liquidated Class 1 Claims have already been paid pursuant to orders of the Bankruptcy Court. Excluding priority customer deposits held by the Debtors in the ordinary course of business (and payable to subscribers in the ordinary course of business pursuant to an order of the Bankruptcy Court entered on the Petition Date), the aggregate estimated amount of these Allowed Class 1 Claims filed as of December 10, 1998 is $150,000. Each Allowed Claim in Class 1 will be paid in full in cash on the later of the Effective Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Claim.

 (b) Class 2--Miscellaneous Secured Claims.

  . Description of Miscellaneous Secured Claims. Miscellaneous Secured Claims are Secured Claims against any of the Debtors not classified in Class 4, and might include, for example, claims for the delivery of goods or services to the Debtors to the extent of any cash deposit made by the Debtors before, and remaining unapplied on, the Petition Date.

  . Classification Scheme. Allowed Secured Claims that are not otherwise classified pursuant to the Plan are classified in Class 2. The aggregate estimated amount of these Allowed Class 2 Secured Claims filed as of December 10, 1998 is $500,000.

  . Treatment. The legal, equitable and contractual rights to which each holder of an Allowed Class 2 Claim is entitled will be left unaltered by the Plan or, at the option of the Reorganized Debtors, will be left unimpaired in the manner described in section 1124(2) of the Code.

 (c) Class 3--Customer Refund Claims.

  . Description of Customer Refund Claims. Class 3 consists of all Customer Refund Claims against any of the Debtors not otherwise classified in Class 1 or Class 2. Most Class 3 Claims have already been paid pursuant to an order of the Bankruptcy Court.

  . Classification Scheme. Customer Refund Claims not otherwise classified in Classes 1 or 2 are classified in Class 3. The Debtors estimate that there will be no Allowed Class 3 Claims.

  . Treatment. The legal, equitable and contractual rights to which each holder of an Allowed Class 3 Claim is entitled will be left unaltered by the Plan or, at the option of the Reorganized Debtors, will be left unimpaired in the manner described in section 1124(2) of the Code.

 (d) Class 4--Claims under or related to the 1995 Credit Agreement.

  . Description of Claims under or related to the 1995 Credit Agreement. As discussed in Section II.A.1., in connection with the MobileComm Acquisition, Communications entered into the 1995 Credit Agreement with the Pre-Petition Lenders. The 1995 Credit Agreement provides for term loans in an aggregate principal amount of $550 million and a $200 million revolving loan facility.

     Communications' obligations to the Pre-Petition Lenders under the 1995 Credit Agreement are secured by Liens on substantially all the assets of Communications. As further security for Communications' obligations to the Pre-Petition Lenders under the 1995 Credit Agreement, Communications entered into a Guaranty and Pledge Agreement, and each of the Debtors other than Communications entered into a Guaranty and Security Agreement, pursuant to which agreements each of the Debtors other than Communications guaranteed Communications' obligations to the Lenders under the 1995 Credit Agreement and granted to the Pre-Petition Agent a lien on and security interest in all of its assets (including any stock owned by it) to secure such guaranty.

     As of the Petition Date, $550 million in principal amount was outstanding in respect of the term loans and $99 million in principal amount was outstanding under the revolving credit facility, in each case exclusive of accrued and unpaid interest. As of the Petition Date, approximately $21 million in accrued and unpaid interest was owed to the Pre-Petition Lenders. The full amount of pre-petition interest owing to the Pre-Petition Lenders was paid to the Pre-Petition Lenders as adequate protection in accordance with the order approving the DIP Facility. In addition, on September 2, 1998, the $170 million in proceeds from the Tower Transaction were paid to the Pre-Petition Lenders.

  . Classification Scheme. Allowed Secured Claims in Class 4 consist of the following unpaid obligations arising under the 1995 Credit Agreement, and will be Allowed in an aggregate amount equal to: (i) $479 million;
     (ii) reasonable accrued and unpaid commitment, letter of credit and similar fees under the 1995 Credit Agreement, in an amount, as of the Petition Date, equal to $179,148.29, together with any such amounts accrued after the Petition Date and unpaid as of the Effective Date;
     (iii) the unpaid, reasonable costs and expenses of the Pre-Petition Agent, to the extent provided in the

     1995 Credit Agreement; and (iv) the unpaid, reasonable costs and expenses of the members of the Steering Committee for the Pre-Petition Lenders, other than the Pre-Petition Agent, up to the aggregate amount of $1,000,000. Adequate protection payments in connection with, and the costs and expenses of the Pre-Petition Agent arising under, the 1995 Credit Agreement shall continue to be paid in cash through the Effective Date at the rate and in the manner set forth under the DIP Approval Orders. Class 4 Claims shall not include interest accrued at the default rate under Section 5.4(c) of the 1995 Credit Agreement or otherwise.

  . Treatment. Each holder of an Allowed Class 4 Claim will receive, in full satisfaction of its Claim, cash equal to the amount of its Allowed Claim, payable in accordance with Section 4.3(A) of the Plan.

 (e) Class 5--Claims arising under or related to the Dial Page Notes.

  .  Description of Claims with respect to the Dial Page
     Notes. Communications is party to an Indenture dated as of February 1, 1993 (as supplemented and amended, the "Dial Page Indenture") with Norwest Bank Minnesota, N.A., as successor Trustee, pursuant to which Dial Page, Inc. ("Dial Page") originally issued $85,000,000 of 12 1/4% Senior Notes due February 15, 2000 (the "Dial Page Notes"). As a result of the Dial Page Acquisition, Communications assumed the obligations of Dial Page under the Dial Page Indenture. Concurrently with that acquisition, Communications repurchased the majority of the Dial Page Notes from the holders thereof. The Dial Page Notes are unsecured and interest is payable semi-annually thereon each February 15 and August 15 of each year until maturity.

  . Classification Scheme. Allowed Claims against any of the Debtors arising under or related to the Dial Page Notes and related agreements (other than Note Litigation Claims) are classified in Class 5.

     Class 5 Claims will be Allowed Claims in the sum of: (i) the outstanding principal amount of the Dial Page Notes; (ii) unpaid interest on the Dial Page Notes accrued to the Effective Date calculated at the non-default rate set forth in the Dial Page Notes (which includes interest on overdue installments of principal and interest); and (iii) the unpaid reasonable fees and expenses of the trustee for the Dial Page Notes incurred prior to the Petition Date, to the extent provided for in the Dial Page Indenture.

     The aggregate estimated amount of these Allowed Class 5 Claims is $2.1 million, including $1,570,000 principal amount, approximately $90,000 in accrued and unpaid pre-petition interest, and approximately $450,000 in accrued and unpaid post-petition interest.

  . Treatment. Each holder of an Allowed Class 5 Claim will receive, in full satisfaction of its Claim, cash equal to the amount of its Allowed Claim, payable in accordance with Section 4.3(B) of the Plan. Allowed Claims for certain fees and expenses of the indenture trustee for the Dial Page Notes as provided for under the Dial Page Indenture are included in Class 5 but are not included in the above aggregate amounts, as they have not been estimated by the Debtors.

 (f) Class 6--Non-Priority Unsecured Claims

  . Description of Non-Priority Unsecured Claims. The Debtors' unsecured claims fall into four basic categories:

      (i) Subordinated Note Claims: Communications is party to an Indenture dated as of November 13, 1995 with State Street Bank and Trust Company, as Trustee, pursuant to which Communications issued $250,000,000 of 9 3/8% Senior Subordinated Notes due November 1, 2007 (the "9 3/8% Notes"). The 9 3/8% Notes are unsecured. Interest on the 9 3/8% Notes is payable semi-annually, on May 1 and November 1 of each year.

      Communications is also party to an Indenture dated as of December 1, 1993 (as supplemented and amended, the "10 1/2% Indenture") with First Trust USA (as successor to BankAmerica National Trust Company), as Trustee, pursuant to which Communications issued $210,000,000 face amount of 10 1/2% Senior Subordinated Deferred Coupon Notes due December 1, 2003 (the "10 1/2% Notes" and, together with the 9 3/8% Notes, the "Subordinated Notes"). The 10 1/2% Notes are unsecured and were issued at a price of $599.48 for each $1,000.00 principal amount, with interest on the 10 1/2% Notes being capitalized and the principal amount accreting until December 1, 1998. Thereafter, interest on the 10 1/2% Notes is payable semi-annually, on June 1 and December 1 of each year, beginning June 1, 1999.

      (ii) General Unsecured Claims: The Debtors listed various trade and other unsecured claims in the Schedules. A number of these creditors have filed claims in excess of their scheduled amounts, and certain creditors that were not listed in the Schedules (including parties to contracts and leases that have been or will be rejected by the Debtors as provided for under the Code) have filed (or will file) Claims against the Debtors. Many of such Claims have already been resolved through the claims objection process, and the Debtors will continue to review these filed Claims, attempt to reconcile them with their books and records and file additional objections as necessary. A Claim listed in the Debtors' Schedules, and not listed as disputed, contingent or unliquidated as to amount and as to which the creditor agrees with the amount, will be Allowed in the amount set forth on the Schedules.

      (iii) Litigation Claims: Several parties have asserted Claims against the Debtors based on disputes that were the subject of lawsuits or other actions commenced prior to the Petition Date, or that would have been commenced but for the filing of the Cases and the imposition of the automatic stay of section 362 of the Code.

      (iv) Personal Injury Claims: In addition to the litigation claims described above, certain parties have asserted Claims against the Debtors for personal injuries. In accordance with 28 U.S.C.
    (S) 157(b)(5), these Claims will be tried, if necessary, in the District Court for the District of Delaware or the District Court for the District in which the Claim arose (as determined by the District Court for the District of Delaware), and once reduced to judgment will be treated as Allowed Claims in Class 6.

  . Classification Scheme. All Allowed Claims against any of the Debtors arising under or related to the Subordinated Notes and related agreements (other than Note Litigation Claims) and all other non-priority Unsecured Claims, other than Customer Refund Claims classified in Class 3, Claims arising under or related to the Dial Page Notes classified in Class 5, Note Litigation Claims classified in Class 7, Common Stock Claims classified in Class 8 and Subsidiary and Subordinated Indemnity Claims classified in Class 8, are classified in Class 6.

  Class 6 Claims other than Subordinated Noteholder Claims and Personal Injury Claims will be allowed or disallowed in accordance with Section 4.4(B) of the Plan and applicable provisions of the Code and Bankruptcy Rules. Subordinated Noteholder Claims other than Claims of the indenture trustees under the Subordinated Indentures will be Allowed Claims in the sum of: (x) the outstanding principal amount (or outstanding accredited principal amount, as the case may be) of the Subordinated Notes and (y) unpaid interest on the Subordinated Notes accrued prior to the Petition Date calculated at the non-default rate set forth in the Subordinated Notes. Subordinated Noteholder Claims for the indenture trustees under the Subordinated Indentures will be Allowed Claims in an amount equal to the unpaid reasonable fees and expenses of each such trustee incurred prior to and after the Petition Date through the Effective Date, to the extent provided for in the Subordinated Indentures. Personal Injury Claims will be liquidated and allowed or disallowed in the district court in which the Cases are pending, or in the district court in the district in which the claim arose, as determined by the district court in which the Cases are pending.

  The aggregate estimated amount of the Allowed Claims in Class 6, excluding unliquidated or contingent claims that have not been estimated, is $464 million, consisting of:

    (i) 9 3/8% Notes, in the estimated aggregate amount of $267.85 million, including $250 million principal amount and approximately $17.85 million in accrued and unpaid pre-petition interest;

    (ii) 10 1/2% Notes, with an aggregate accreted value of approximately $174.08 million; and

    (iii) other general unsecured claims in the amount of $22 million.

  Allowed Claims for certain fees and expenses of the indenture trustees for the Subordinated Notes incurred as provided under the Subordinated Note Indentures are included in Class 6 but are not included in the above aggregate amounts, as they have not been estimated by the Debtors.

  . Treatment. Each holder of an Allowed Class 6 Claim (other than the indenture trustees under the Subordinated Indentures) will receive:

      (i) for each holder of an Allowed Class 6 Claim as of the record date set for the initial Rights Offering (the "Rights Offering Initial Record Date"), its pro rata share of the Rights being distributed on such date by Arch to holders of Allowed Class 6 Claims;

      (ii) for each holder of a Claim that becomes an Allowed Claim after the Rights Offering Initial Record Date but before the Confirmation Date (A) from Arch, as soon as practicable after the Confirmation Date, that number of Rights equal to the number of Rights that such holder would have received had such holder's Claim been Allowed as of the Rights Offering Initial Record Date or, (ii) if the number of Rights in the Rights Reserve on the Confirmation Date is insufficient to make the distribution set forth in clause (A), from Arch, (x) the Holder's ratable share of the Rights actually in the Rights Reserve on such date and (y) an amount of cash equal to the value of the Rights such holder did not receive due to the insufficiency of the Rights Reserve, such value to be determined based on the actual proceeds received from the sale of the Rights Reserve pursuant to Section 4.1(B)(5) of the Plan;

      (iii) from Arch on the Effective Date, if such holder has exercised any or all of its Rights in accordance with the terms and conditions thereof, for each Right so exercised, one Arch Common Share;

      (iv) holders of Claims in Class 6 that are not Allowed until after the Confirmation Date will receive from Arch (after the Effective
    Date), in lieu of Rights, cash equal to the value of the Rights such holders would otherwise have received, such value to be determined based on the actual proceeds received from the sale of the Rights Reserve pursuant to Section 4.1(B)(5) of the Plan;

      (v) (x) if such Claim is an Allowed Claim on the Effective Date, on or as soon as practicable after the Effective Date, its pro rata share of the pool of Arch Common Shares to be issued to holders of Class 6 Claims under the Plan (the "Creditor Stock Pool") minus shares withheld in connection with Disputed Class 6 Claims or (y) if such Claim is not an Allowed Claim on the Effective Date, on a later date after which the Claim is Allowed, its pro rata share of the Creditor Stock Pool minus shares withheld in connection with Disputed Class 6 Claims; and

      (vi) on a "Final Distribution Date", each holder of an Allowed Class 6 Claim will receive its pro rata share of the Arch Common Shares, if any, that remain in the Creditor Stock Pool; provided, that if on the day the final Disputed Class 6 Claim is resolved, there are 10,000 or fewer Arch Common Shares remaining in the Creditor Stock Pool, no distribution will be made to holders of Allowed Class 6 Claims, and the Arch Common Shares remaining will be returned to Arch and become treasury shares.

  Section 2.8(C)(2) of the Plan provides that in lieu of the foregoing treatment, any holder of a Claim in Class 6 of $2,000 or less may elect, by marking the appropriate box on the Ballot sent to such holder, to receive cash equal to 50% of its Allowed Claim, or, if such holder's claim is in excess of $2,000, such holder may elect to have its Claim reduced to and Allowed at $2,000 and receive cash with respect to such reduced Claim in accordance with
Section 2.8(C)(2) of the Plan.

  The number of Arch Common Shares constituting the Creditor Stock Pool may be reduced if, on the Effective Date, the Debtors' estimate (which estimate must be agreed to by Arch) of the aggregate amount of certain administrative and other claims (collectively, "Capped Administrative Claims"), plus the costs and expenses of the Standby Purchasers, exceeds $34 million. Capped Administrative Claims are defined under the Plan to mean (i) Priority Tax Claims, (ii) Administrative Claims for bonuses payable to employees and professionals on or as a result of the occurrence of the Effective Date, cure payments under section 365(b)(1) of the Code and accrued and unpaid fees and expenses of professionals to the Debtors and the Committee and (iii) certain costs and expenses relating to Allowed Claims in Classes 4, 5 and 6. The Debtors currently estimate that Capped Administrative Claims, together with the costs and expenses of the Standby Purchasers, will not exceed $34 million; however, any such excess would reduce the number of Arch Common Shares available for distribution to holders of Allowed Class 6 Claims by such excess divided by $25.315. The number of Arch Common Shares constituting the Credit Stock Pool is also subject to adjustment in the event Arch undertakes a reverse stock split.

  Section 2.8(C)(3) of the Plan provides that on the Effective Date, the Reorganized Debtors will pay to the indenture trustees under the Subordinated Indentures cash equal to the amount of fees and expenses of the indenture trustees (including the reasonable fees and expenses of counsel retained by the indenture trustees), in accordance with and to the extent provided for in the Subordinated Indentures, whether incurred prior or subsequent to the Petition Date, without application by or on behalf of the indenture trustees or their respective counsel to the Bankruptcy Court.

  Moreover, the number of Arch Common Shares in the Creditor Stock Pool that will be reserved for distribution to subsequently Allowed Class 6 Claims will be determined prior to the date that certain Class 6 Claims that arise out of rejected executory contracts and leases have been filed. It is therefore possible that the aggregate amount of all subsequently Allowed Class 6 Claims will exceed the aggregate amount for which a reserve was established, in which event certain holders of Allowed Class 6 Claims might receive a reduced, or no, distribution on account of such Allowed Claims. Because the reserve the Debtors will be establishing will have in it shares sufficient to provide distributions to all holders of filed Disputed Class 6 Claims at the full filed amount of such claims, however, the Debtors believe that the possibility of having insufficient shares to satisfy all subsequently Allowed Class 6 Claims is remote.

 (g) Class 7--Note Litigation Claims.

  . Description of Note Litigation Claims. Note Litigation Claims consist of all claims against any of the Debtors of the kind described in section 510(b) of the Code arising out of the ownership of the Notes, including claims asserted in or by parties to the Securities Actions and related claims of officers, directors and underwriters for contribution, reimbursement or indemnification. See Section I.A.7.(b).

  . Classification Scheme. By operation of section 510(b) of the Code, Note Litigation Claims are subordinated to Claims under the Notes and are classified in Class 7. The Debtors have not estimated the amount of the Note Litigation Claims.

  . Treatment. Claims in Class 7 will not be entitled to receive or retain any property on account of their Note Litigation Claims.

 (h) Class 8--Common Stock Claims and Interests and Subordinated
Indemnification Obligation Claims.

  . Description of Common Stock Claims and Interests. There were approximately 45.6 million shares of MobileMedia Class A Common Stock and approximately 2.36 million shares of MobileMedia Class B Common Stock issued and outstanding as of September 30, 1998. Holders of such Common Stock have Interests as equity holders in MobileMedia. In addition, certain of such holders have asserted claims against MobileMedia arising out of their equity ownership, including claims asserted by the plaintiffs to the Securities Actions and related claims of officers, directors and underwriters for contribution, reimbursement or indemnification. By operation of section 510(b) of the Code, the Claims arising out of the ownership of Common Stock are subordinated to Unsecured Claims and are pari passu with the equity interests of the holders of the Common Stock. Class 8 also includes any claims against the Debtors for contribution, reimbursement or indemnification held by:
     (1) all individuals who were directors of the Debtors at any time prior to the Effective Date, (2) any present or former officer considered or determined as of the Effective Date by the FCC to be an actual or alleged wrongdoer for purposes of the Debtors' FCC Proceeding, (3) any present or former officer now or hereafter named as a defendant in the Securities Actions, as to claims arising out of the matters alleged in the Securities

     Actions, (4) any present or former officer named as a defendant in any action initiated after the date hereof based upon similar factual allegations, or alleging similar causes of action, to the Securities Actions, as to claims arising out of the matters alleged therein, (5) any officer or employee of the Debtors who is not an officer or employee of the Debtors as of the Effective Date, and (6) any present or former professionals and advisors of the Debtors, including, without limitation, accountants, auditors, financial consultants, underwriters or attorneys (other than indemnification obligations arising out of post-petition agreements approved by the Bankruptcy Court). Also classified in Class 8 are all other contribution, reimbursement or indemnification obligations of the kind described in section 510(b) of the Code.

  . Classification Scheme. (i) Interests of holders of the Common Stock of MobileMedia, (ii) options, warrants and other rights to purchase the Common Stock of MobileMedia, (iii) Claims arising out of ownership of the Common Stock of MobileMedia and (iv) the various indemnification obligations described in the immediately preceding paragraph are classified in Class 8.

  . Treatment. Interests in Class 8 will be canceled and the holder of Claims and Interests in Class 8 will not be entitled to receive or retain any property on account of their Claims and Interests.

 (i) Class 9--Subsidiary Claims and Interests.

  . Description of Subsidiary Claims and Interests. Subsidiary Claims consist of Claims by a Debtor against another Debtor; Subsidiary Interests consist of the Interests of a Debtor in another Debtor based on the ownership of the stock of such Debtor.

  . Classification Scheme. Subsidiary Claims and Interests are classified in Class 9.

  . Treatment. Interests in Class 9 will be canceled and the holders of Claims and Interests in Class 9 will not be entitled to receive or retain any property on account of such Claims and Interests, except that, in accordance with Section 4.2(B) of the Plan, Reorganized Communications will retain its Interests in Reorganized MCCA.

 B. CONDITIONS TO EFFECTIVE DATE

  Each of the following is a condition to the occurrence of the Effective Date set forth in Section 5.1 of the Plan:

    1. That the Confirmation Order (which order shall be reasonably satisfactory to Arch and, as to the provisions relating to the treatment of Allowed Class 4 Claims, the Pre-Petition Agent) has been entered by the Bankruptcy Court, has become a Final Order (as defined in section 5.1 of the Merger Agreement), more than ten (10) days have elapsed since the Confirmation Date, no stay of the Confirmation Order is in effect and the Confirmation Order has not been reversed, modified or vacated;

    2. That all conditions to the Closing under the Merger Agreement (other than the condition that the Effective Date shall have occurred) have been satisfied or waived by the party entitled thereto, and the Merger shall occur as contemplated by Section 4.2(B)(ii) of the Plan; and

    3. That the commitments under the DIP Credit Agreement will have terminated, all amounts owing under or in respect of the DIP Credit Agreement will have been paid in full in cash and any outstanding letters of credit issued under and in connection with the DIP Credit Agreement or the 1995 Credit Agreement will have been terminated or satisfied, or the Debtors will have provided cash collateral therefor in accordance with the terms of the DIP Credit Agreement or the 1995 Credit Agreement, as applicable.

  Section 5.2 of the Plan provides that if the Merger Agreement is terminated in accordance with its terms, then the Confirmation Order will be vacated by the Bankruptcy Court unless the Debtors, Arch or the Committee files a motion opposing the vacation of the Confirmation Order within ten Business Days after termination of the Merger Agreement. The Confirmation Order may not be vacated after all the conditions to the Effective Date have either occurred or been waived.

 C. MEANS FOR IMPLEMENTATION OF PLAN

 1. Implementation of the Plan.

  As set forth in more detail herein and in the Plan, the Plan contemplates that the Reorganized Debtors will emerge from bankruptcy as subsidiaries of Arch that will continue the business previously conducted by the Debtors prior to the Effective Date, and that holders of Allowed Claims will receive cash or equity securities of Arch or a combination thereof. The Plan contains the requisite elements required under, inter alia, section 1123 of the Code, including adequate means for the Plan's implementation under section 1123(a)(5) of the Code. Section 1123(a)(5)(c) enumerates a merger with one or more persons as an example of adequate means for a plan's implementation.

  Section 4.1(A) of the Plan lists the actions that will occur prior to the Confirmation Date. Section 4.1(A)(1) of the Plan provides that pursuant to the Merger Agreement, Arch will commence the Rights Offering and the Arch Stockholder Rights Offering. Section 4.1(A)(2) of the Plan provides that each of the Standby Purchasers has executed its Standby Purchase Commitment, copies of which are attached to the Plan as Exhibits B-1 through B-6.

 2. FCC and State Regulatory Approval.

  As described in Sections II.A.8 and IV.F.2, effectiveness of the Plan is conditioned upon obtaining approval by the FCC of the FCC Applications on terms that do not impair the feasibility of the Plan and that permit the Plan to be implemented and consummated. This approval will permit the transfer of the Debtors' FCC licenses to the Reorganized Debtors, and the consummation of the transactions contemplated under the Plan and Merger Agreement.

 3. Amendments to Certificates of Incorporation.

  Section 4.2(C)(1) of the Plan provides that as of the Effective Date, each Reorganized Debtor's Certificate of Incorporation will comply with section 1123(a)(6) of the Code.

  Section 4.2(C)(2) of the Plan provides that as of the Effective Date, the bylaws of Reorganized Communications will be the same as the bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Date (except that the name of the corporation set forth therein will be changed to "MobileMedia Communications, Inc."), and the bylaws of Reorganized MCCA will be the same as the bylaws of Delaware Subsidiary Co. as in effect immediately prior to the Effective Date (except that the name of the corporation set forth therein will be changed to "Mobile Communications Corporation of America"). Each Reorganized Debtor's Bylaws will be effective as of the Effective Date.

 D. AGREEMENTS BETWEEN THE DEBTORS AND VARIOUS THIRD PARTIES

 1. Distributions Occurring On and After the Effective Date.

  (a) Distributions to Holders of Allowed Class 4 Claims. Section 4.3(A) of the Plan provides that the cash distribution to be made to the holders of Allowed Class 4 Claims will be made by wire transfer by Arch on the Effective Date or the first Business Day thereafter to the Pre-Petition Agent, which will, subject to the rights of the Pre-Petition Agent, if any, against the other holders of Allowed Class 4 Claims under the 1995 Credit Agreement, promptly transmit to each such holder its Pro Rata Share of the cash provided by Arch; provided, that, if requested by a Standby Purchaser in writing at least two days prior to the Effective Date, any cash to be distributed to the Standby Purchaser on account of such Standby Purchaser's Allowed Class 4 Claim will, in accordance with the instructions included in such written request, be applied on behalf of the Standby Purchaser first to the payment of any amounts required to be paid by such Standby Purchaser in accordance with its Standby Purchase Commitment.

 (b) Distributions to Holders of Dial Page Notes.

  (i) Exchange of Notes. Section 4.3(B)(1) of the Plan provides that the cash distribution to be made to the holders of Allowed Class 5 Claims will be made by Reorganized Communications to the Dial Page Indenture Trustee on the Effective Date or the first Business Day thereafter, which will, subject to the rights of such Dial Page Indenture Trustee as against holders of the Dial Page Notes under the Dial Page Indenture, transmit, upon surrender by a holder of its Dial Page Notes, the cash to which such holder is entitled under
Section 2.7(C) of the Plan. The reasonable fees and expenses of the Dial Page Indenture Trustee incurred solely in connection with making such distributions, unless otherwise paid hereunder, will be paid by Reorganized Communications to the extent so required by the Dial Page Indenture or as otherwise agreed between Reorganized Communications, the Dial Page Indenture Trustee and Arch, and in any case subject to required approvals of the Bankruptcy Court, if any.

  (ii) Lost Notes. Section 4.3(B)(2) of the Plan addresses the steps that will need to be taken by any holder of a Dial Page Note that wishes to receive a distribution under the Plan but is unable to surrender such Note because it has been destroyed, lost or stolen.

  (c) Distributions from Arch. Section 4.3(C) of the Plan provides that Arch will distribute to each holder of an Allowed Class 6 Claim and each Standby Purchaser that exercised its Rights in accordance with the terms thereof (and, in the case of the Standby Purchasers, in accordance with the terms of the Standby Purchase Commitment), on the Effective Date, for each Right so exercised, the Arch Common Shares or Arch Class B Common Shares, as applicable, subscribed for. Arch will distribute to each holder of an Allowed Class 6 Claim that was not Allowed as of the Rights Offering Supplemental Record Date, as soon as practicable after such Claim is Allowed (but no sooner than the Effective Date), its Cash Equivalent, as provided in Section 2.8(C)(1)(d) of the Plan. In the event the exercise of Rights and the purchase of the Arch Common Shares thereby would cause (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934), or (ii) the Standby Purchasers collectively, on the Effective Date, in the aggregate, to beneficially own, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and Rule 13d-3 and 13d-5 promulgated thereunder (except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), (a) more than 49.0% of the number of shares of the capital stock of Arch generally entitled to vote in the election of directors or (b) more than 49.0% of the total voting power of the capital stock of Arch, then, the "person" or "group" or the Standby Purchasers, will receive in lieu of the Arch Common Shares, Arch Class B Common Shares such that (x) such "person" or "group" or (y) the Standby Purchasers collectively, on the Effective Date, in the aggregate, beneficially own, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, and Rule 13d-3 and 13d-5 promulgated thereunder (except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), (i) no more than 49.0% of the number of shares of the capital stock of Arch generally entitled to vote in the election of directors and (ii) no more than 49.0% of the total voting power of the capital stock of Arch on the Effective Date. For purposes of calculating the percentages referred to above, it will be assumed that no additional Class 6 Claims are Allowed after the Effective Date and all of the Arch Common Shares in the Creditor Stock Pool are distributed to the Allowed Class 6 Claims as of the Effective Date.

  (d) Distributions from the Exchange Agent. Section 4.3(D) of the Plan provides that on the Effective Date, Arch will deliver to the Exchange Agent a certificate, in the name of the Exchange Agent, for the number of Arch Common Shares comprising the Creditor Stock Pool. Distributions to the holders of Allowed Class 6 Claims other than on account of the Rights, on the Effective Date and thereafter, will be made by the Exchange Agent on behalf of Reorganized Communications from the Arch Common Shares evidenced by the certificate so delivered by Arch.

  (i) Holders of the Subordinated Notes. Section 4.3(D)(1) of the Plan provides that as soon as practicable after the Effective Date (except in the case of the Standby Purchasers, who will receive such distributions on the Effective Date as provided for in the Standby Purchase Commitments), Reorganized Communications will cause the Exchange Agent to send a notice and a transmittal form to each holder of a Subordinated Note advising such holder of the procedure for surrendering its Subordinated Note(s) in exchange for its distribution of Arch Common Shares under the Plan.

  Commencing on the Effective Date, the Exchange Agent will also distribute to each holder of an Allowed Claim that constitutes a Subordinated Noteholder Claim, upon proper surrender of its Subordinated Notes, its Class 6 Pro Rata Share of the Creditor Stock Pool. Thereafter, on each Semi-Annual Distribution Date, distributions of a holder's Class 6 Pro Rata Share of the Creditor Stock Pool will be made to the holders of Allowed Class 6 Claims that constitute Subordinated Noteholder Claims who have surrendered their Subordinated Notes since the preceding Semi-Annual Distribution Date (or, with respect to the first Semi-Annual Distribution Date, since the Effective Date). Final distributions of Arch Common Shares will be made on the Final Distribution Date to each holder of an Allowed Class 6 Claim constituting a Subordinated Noteholder Claim based on its Class 6 Adjusted Pro Rata Share of the remaining shares in the Creditor Stock Pool (subject to Section 2.8(C)(1)(f) of the Plan).

  Section 4.3(D)(1) of the Plan also addresses a variety of other issues relating to the surrender and cancellation of the Subordinated Notes, including the steps that will need to be taken by any holder who is unable to surrender such Note because it has been destroyed, lost or stolen and who wishes to receive a distribution with respect to such Note.

  (ii) Holders of Allowed Class 6 Claims other than the Subordinated Noteholder Claims. Section 4.3(D)(2) of the Plan provides that on the Effective Date, the Exchange Agent will distribute to each holder of an Effective Date Allowed Claim other than a Subordinated Noteholder Claim its Class 6 Pro Rata Share of the Creditor Stock Pool. Thereafter, on each Semi-Annual Distribution Date, distributions of a holder's Class 6 Pro Rata Share of the Creditor Stock Pool will be made to each holder of a Class 6 Claim other than a Subordinated Noteholder Claim whose Claim has been Allowed (as certified by the Estate Representative to the Exchange Agent) since the preceding Semi-Annual Distribution Date (or, with respect to the first Semi-Annual Distribution Date, since the Effective Date). Final distributions of Arch Common Shares will be made on the Final Distribution Date to each holder of an Allowed Class 6 Claim other than a Subordinated Noteholder Claim based on its Class 6 Adjusted Pro Rata Share of any shares remaining in the Creditor Stock Pool (subject to Section 2.8(C)(1)(f) of the Plan).

  (iii) Fractional Interests. Section 4.3(D)(3) of the Plan provides that the Arch Capital Shares will be issued and distributed in whole shares, and not in fractional shares. To the extent that any holder would be entitled to a fractional Arch Capital Share but for this provision, such holder will, at Arch's option, (i) be paid by Reorganized Communications cash in an amount equal to the fraction of said share multiplied by the price of an Arch Capital Share on the Effective Date, or (ii) receive the number of whole shares determined by rounding up to the next whole number of shares. Section 4.3(D)(3) of the Plan further provides that Arch Participation Warrants will be issued and distributed in whole units, and not in fractional units. To the extent that any holder would be entitled to a fractional Arch Participation Warrant but for this provision, such holder will receive the number of whole warrants determined by rounding up or down to the next whole number of warrants.

  (e) Undeliverable Distributions Section 4.3(E)(1) of the Plan designates the addresses to be used for the distribution of property in connection with the Plan. Section 4.3(E)(2) of the Plan addresses undeliverable distributions and
Section 4.3(E)(4) of the Plan provides that any property that remains undeliverable to the holders of Allowed Claims as of the later of the Final Distribution Date and the date that is two years after the Effective Date will be delivered to, and become the property of, Arch.

  (f) Compliance with Tax Requirements

  (i) Section 4.3(F)(1) of the Plan provides that in connection with the Plan, to the extent applicable, the Reorganized Debtors will comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan that may be necessary or appropriate to comply with such withholding and reporting requirements.

  (ii) Section 4.3(F)(2)of the Plan provides that notwithstanding any other provision of the Plan, each entity that has received any distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

 2. Continuation of Employment Agreements and Benefits Agreements.

  Section 3.2(C) of the Plan provides that on the Effective Date, the Debtors will assume pursuant to sections 365 and 1123(b)(2) of the Code the employment and benefit agreements set forth on Schedule 1 to the Plan.

 E. EFFECT OF PLAN CONFIRMATION

 1. Revesting of Assets.

  Section 4.2(A) of the Plan provides that, except as provided in the Plan, all property of the estate, to the full extent of section 541 of the Code, and any and all other rights and assets of the Debtors of every kind and nature will, on the Effective Date of the Plan, revest in the Reorganized Debtors free and clear of all Liens, Claims and Interests other than (i) those Liens, Claims and Interests retained or created pursuant to the Plan and (ii) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date.

 2. Discharge of Claims and Termination of Interests.

  Section 6.1(A) of the Plan provides that except as provided in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or the Confirmation Order, Confirmation will, as of the Effective Date: (a) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Code, whether or not (i) a proof of claim based on such debt is filed or deemed filed pursuant to section 501 of the Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Code, or (iii) the holder of a Claim based on such debt has accepted the Plan and (b) satisfy or terminate all Interests and other rights of equity security holders in the Debtors.

  Section 6.1(B) of the Plan provides that as of the Effective Date, except as provided in the Plan or the Confirmation Order, all entities will be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction or termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

 3. Term of Injunctions or Stays.

  Section 6.2(A) of the Plan provides that except as provided in the Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property;

(c) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

  Section 6.2(B) of the Plan provides that as of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to the Plan are permanently enjoined from taking any of the following actions on account of such released claims, demands, debts, rights, causes of action or liabilities:
(a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and
(e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

  Section 6.2(C) of the Plan provides that by accepting a distribution pursuant to the Plan, each holder of an Allowed Claim receiving such distribution pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section 6.2 of the Plan.

 F. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

  Article III of the Plan provides for assumption or rejection of the Debtors' executory contracts and unexpired leases not assumed or rejected prior to the Confirmation Date.

 1. Rejected Contracts.

  Section 3.1 of the Plan provides that no later than 25 days prior to the Voting Deadline, the Debtors, at the direction of Arch, will prepare a schedule of the executory contracts and unexpired leases to be rejected on the Effective Date (the "Rejection Schedule"). The Rejection Schedule will be filed and served on each party to an executory contract or unexpired lease listed thereon to be rejected by the Debtors no later than twenty days prior to the Voting Deadline. Any claims for damages arising from the rejection of an executory contract or unexpired lease listed on the Rejection Schedule must be filed by the Voting Deadline and will be determined, if necessary, at Confirmation. The Rejection Schedule may be amended from and after the Confirmation Date for sixty days thereafter (but in no event after the Effective Date) by the Debtors at the direction of Arch and with notice to any party to an executory contract or unexpired lease added to or removed from such schedule. Any claims for damages arising from the rejection of an executory contract or unexpired lease rejected after the Confirmation Date pursuant to Section 3.1 of the Plan must be filed within 20 days after receipt of notice of rejection of such contract. Any such Claims not filed within the applicable 20-day period will be barred and may not thereafter be asserted.

 2. Assumed Contracts.

  Section 3.2(A) of the Plan provides that each executory contract or unexpired lease of the Debtors that has not expired by its own terms prior to the Effective Date, has not been rejected during the Cases prior to Confirmation, is not subject to a notice of rejection and is not rejected under the Plan will, by the terms of the Plan, be assumed by Reorganized MCCA pursuant to sections 365 and 1123(b)(2) of the Code on the Effective Date. All such assumed contracts, unexpired leases, franchises and permits, and any contracts or unexpired leases assumed by the Debtors by order of the Bankruptcy Court prior to the Confirmation Date, will be vested in and continue in effect for the benefit of the Reorganized Debtors.

  Section 3.2(B) of the Plan provides that the Debtors will, at least twenty days prior to the Voting Deadline, file and serve on all parties to executory contracts and unexpired leases to be assumed as of the Effective Date, and on the Pre-Petition Agent, the Committee and Arch, a schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Code, which schedule will be acceptable to Arch. Objections to any such proposed cure payment must be made by the Voting Deadline, and will be determined, if necessary, at the Confirmation Hearing. In the event the Debtors amend the Rejection Schedule pursuant to Section 3.1 of the Plan after the Confirmation Date to remove an executory contract or unexpired lease therefrom, the Debtors will, within five days after such amendment to the Rejection Schedule, file and serve on all parties to executory contracts and unexpired leases to be assumed as a result of any such Schedule amendment, and on the Pre-Petition Agent, the Committee and Arch, a supplemental schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Code, which supplemental schedule of cure payments will be reasonably acceptable to Arch. Objections to any proposed cure payment set forth in the supplemental schedule must be made within 20 days after receipt thereof. A party to an assumed executory contract or unexpired lease that has not filed an appropriate pleading with the Bankruptcy Court on or before the applicable 20-day period will be deemed to have waived its right to dispute such amount. All unpaid cure and compensation payments under any executory contracts or unexpired leases that are assumed or assumed and assigned under the Plan (including, without limitation, Claims filed in the Cases or listed in the Schedules and Allowed by order of the Bankruptcy Court prior to the Confirmation Date that relate to executory contracts or unexpired leases that are assumed or assumed and assigned under the Plan) will be made by the Reorganized Debtors as soon as practicable after the Effective Date, but not later than thirty days after the Effective Date; provided, that, in the event of a dispute regarding the amount of any cure and compensation payments, the Reorganized Debtors will make such cure and compensation payments as may be required by section 365(b)(1) of the Code following the entry of a Final Order resolving such dispute.

 3. Post-Petition Contracts and Leases.

  Section 3.3 of the Plan provides that all contracts and leases entered into or assumed by the Debtors after the Petition Date, including (a) the Tower Sale Agreement and (b) the Master Lease between Communications and Pinnacle Towers Inc. entered into pursuant to the Tower Sale Agreement, but excluding the DIP Credit Agreement, will be deemed assigned by the Debtors to Reorganized MCCA on the Effective Date.

 G. OTHER PLAN PROVISIONS

 1. Management and Operation of the Debtors.

  Section 4.1(B)(1) of the Plan provides that after the Confirmation Date and until the Effective Date, the Debtors will be managed by substantially the same personnel that managed and operated the Debtors on the Confirmation Date, subject to such changes as may be determined by the Board of Directors of a Debtor in accordance with the Bylaws and Articles or Certificate of Incorporation of such Debtor. During such period, the Debtors will: (a) conduct their business in the usual, regular and ordinary course, in a manner consistent with past practice, sound business practice and the terms of the Plan and the Merger Agreement, and subject to their obligations as debtors-in-possession pursuant to the Code; (b) use their best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their key employees and preserve the goodwill and business relationships with suppliers, distributors, customers and others with whom they have business relationships; (c) take no actions inconsistent with the Plan; (d) use their best efforts to satisfy the conditions to the effectiveness of the Plan; and (e) make cash payments, and otherwise conduct cash management, in the ordinary course of their business and in a manner consistent with the terms of the Plan.

 2. Estate Representative.

  Section 4.2(C)(5) of the Plan provides that within 15 days after the Confirmation Date, the Committee will designate a person, subject to Arch's and the Debtors' consent (which consent will not be unreasonably withheld) (the "Estate Representative"), who will be responsible for the winding up of the Debtors' estates after the Effective Date. The Estate Representative will have the authority to hire counsel and other advisors, to prosecute and settle Disputed Claims, to oversee distributions by the Exchange Agent, to pursue any preserved Causes of Action and otherwise to effect the closing of the Cases. The Estate Representative will be reimbursed for all reasonable expenses incurred in the performance of his or her duties as Estate Representative by Arch based on a monthly budget to be submitted to Arch no later than ten Business Days prior to the end of each month after the Effective Date for the succeeding month, which budget will set forth in reasonable detail the proposed activities to be undertaken by the Estate Representative during such month and the estimated costs and expenses therefor. If Arch does not object to such budget within five Business Days after receipt thereof, it will be the final budget for such month. At least once every calendar quarter, the Estate Representative will report to Arch on the material activities taken in the prior quarter and to be taken in the succeeding quarter, which activities will be reasonably acceptable to Arch.

 3. Continuation of Committee.

  Section 4.1(B)(2) of the Plan provides that the Committee will continue to exist after the Confirmation Date until the Effective Date with the same power and authority, and the same ability to retain and compensate professionals, as it had prior to the Confirmation Date, and will be dissolved on the Effective Date.

 4. Termination of Subordination Rights and Settlement of Related Claims and Controversies.

  Section 6.3(A) of the Plan provides that the classification and manner of satisfying all Claims and Interests under the Plan takes into consideration all contractual, legal and equitable subordination and turnover rights, whether arising under general principles of equitable subordination, section 510(c) of the Code or otherwise, that a holder of a Claim or Interest or the Debtors may have against other Claim holders with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal, equitable subordination and turnover rights that a holder of a Claim or Interest or the Debtors may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

  Section 6.3(B) of the Plan provides that pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the enforcement or termination of all contractual, legal and equitable subordination and turnover rights that a holder of a Claim or Interest or the Debtors may have with respect to any Allowed Claim or Interest, or any distribution to be made pursuant to the Plan on account of such Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors and the Reorganized Debtors and their respective property and Claim and Interest holders, and is fair, equitable and reasonable.

 5. Sale of Rights Reserve.

  Section 4.1(B)(5) of the Plan provides that Arch will select an agent independent of Arch (as such term is defined in Regulation M promulgated under the Securities Exchange Act of 1934), which independent agent will be reasonably acceptable to the Debtors and the Committee, to sell Rights from the Rights Reserve in the over-the-counter market on a date or dates no more than five business days in advance of the Rights Offering Expiration Date. All proceeds derived from such sale will be distributed to Arch.

 6. Release of Security Interests.

  Section 4.11 of the Plan provides that within ten Business Days after the Confirmation Date, the Pre-Petition Agent will deliver to Communications UCC-3 termination statements and such other documents as are reasonably requested by Communications to evidence the termination of the security interests granted to the Pre-

Petition Agent to secure amounts outstanding under the 1995 Credit Agreement, which statements and other documents will be held by Communications in escrow and released for filing only upon receipt by the Pre-Petition Agent of the distribution provided for in Section 4.3(A) of the Plan.

 7. Retention and Enforcement of Causes of Action.

  Section 7.2 of the Plan provides that pursuant to section 1123(b)(3)(B) of the Code, but subject to Sections 7.3 and 7.4 of the Plan, the Reorganized Debtors, on behalf of themselves and holders of Allowed Claims and Interests, will retain all Causes of Action that the Debtors had or had power to assert immediately prior to the Effective Date, and may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of such Causes of Action. All Causes of Action will remain the property of the Reorganized Debtors. Nothing contained in the Plan will constitute a waiver of the rights, if any, of the Debtors or the Reorganized Debtors to a jury trial with respect to any Cause of Action or objection to any Claim or Interest.

 8. Limitation of Liability.

  Section 7.3 of the Plan provides that none of the Debtors, the Reorganized Debtors, Arch or any affiliate thereof, the Committee, the Pre-Petition Agent, the Pre-Petition Lenders, the DIP Agent, the DIP Lenders, the Standby Purchasers, the indenture trustees for the Notes, Arch's financing sources, nor any of their respective officers, directors, employees, members, agents, underwriters or investment bankers, nor any other professional Persons employed by any of them (collectively, the "Exculpated Persons"), will have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to formulating, negotiating, implementing, confirming or consummating the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan. The Exculpated Persons will have no liability to any Debtor, holder of a Claim, holder of an Interest, other party in interest in the Cases or any other Person for actions taken or not taken under the Plan, in connection herewith or with respect hereto, or arising out of their administration of the Plan or the property to be distributed under the Plan, in good faith, including, without limitation, failure to obtain Confirmation of the Plan or to satisfy any condition or conditions, or refusal to waive any condition or conditions, to the occurrence of the Effective Date, and in all respects such Exculpated Persons will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

 9. Releases.

  Section 7.4 of the Plan provides that on the Effective Date, the Reorganized Debtors will release unconditionally, and are deemed to release unconditionally, (a) each of the Debtors' (i) present officers and directors,
(ii) former officers and directors (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the Debtors' FCC Proceeding),
(iii) the entities that elected such directors to the extent they are or may be liable for the actions or inactions of such directors and (iv) their respective professional advisers (collectively, the "Officer and Director Releasees"), (b) each of (i) the Pre-Petition Lenders, the Pre-Petition Agent, the DIP Lenders and the DIP Agent and (ii) their respective professional advisers (collectively, the "Lender Releasees"), (c) (i) each member of the Committee, the Committee and their respective present or former members, officers, directors, employees, affiliates, advisors, attorneys or agents (collectively, the "Representatives"), (ii) the Standby Purchasers and their Representatives, and (iii) their respective professional advisers (collectively, the "Creditor Releasees"), (d) Arch, any affiliate of Arch, or Arch's financing sources, agents, underwriters and investment bankers and their respective professional advisers (collectively, the "Arch Releasees") from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Petition Date up to the Effective Date, in any way relating to the Debtors (before, on or after the Petition Date), the Cases or the Plan (collectively, the "Released Matters"); provided, that the foregoing release will not apply to any action or omission that constitutes actual fraud or criminal behavior; and provided, further, that such release will not be granted to any Officer or Director Releasee who has a Disputed Claim as of the Effective Date. There are no pending actions being released by the Debtors under Section 7.4 of the Plan.

  Moreover, since its formation in February 10, 1997, the Committee and its professionals have been actively involved in all aspects of these bankruptcy cases, and have reviewed all existing material litigation as well as the facts and circumstances surrounding the Debtors' pre- and post-petition affairs. Furthermore, the releases being granted by the Debtors in Section 7.4 of the Plan were the subject of extensive negotiation and, as noted above (i) do not apply to actions arising out of actual fraud or criminal behavior, (ii) will not be granted to Officer and Director Releasees that have Disputed Claims as of the Effective Date and (iii) will not be granted to former officers and directors considered to be actual or alleged wrongdoers for purposes of the Debtors' FCC Proceeding. The Debtors and the Committee (as advised by their respective professionals) have concluded that granting the releases provided for in Section 7.4 of the Plan is appropriate under the circumstances (including (a) the optional nature of the releases that may be given by creditors, (b) the pendency of the Securities Actions and (c) the limitations on the Debtors' releases described above) and that it is not worthwhile for the Debtors to pursue any of the Released Matters.

  Section 7.4(E) of the Plan provides that on the Effective Date, Arch and its subsidiaries will be deemed to have unconditionally released the Officer and Director Releasees, the Lender Releasees and the Creditor Releasees from the Released Matters; provided, that the foregoing release will not apply to any action or omission that constitutes actual fraud or criminal behavior; and provided, further, that such release shall not be granted to any Officer or Director Releasee who has a Disputed Claim as of the Effective Date.

  Section 7.4(F) of the Plan provides that on the Effective Date, each holder of a Claim that is entitled to vote on the Plan will be deemed to have unconditionally released the Officer and Director Releasees, the Lender Releasees, the Creditor Releasees and the Arch Releasees from the Released Matters; provided, that the foregoing release will not apply to any action or omission that constitutes actual fraud or criminal behavior and will not constitute a release of any recovery such holder would be entitled to as a plaintiff or putative plaintiff in the Securities Actions or any action initiated after the date hereof based upon similar factual allegations or alleging similar causes of action to the Securities Actions (which actions will be allowed to proceed except as prohibited by the Code); and provided, further, that a holder (other than Arch) may elect, by checking the appropriate box or boxes provided on the Ballot, not to grant such release as to the Officer and Director Releasees, the Lender Releasees, the Creditor Releasees or the Arch Releasees, or all of them.

  Section 7.4(G) of the Plan provides that the Confirmation Order will contain a permanent injunction to effectuate the releases granted in Sections 7.4(A),
(B), (C), (D), (E) and (F) of the Plan and that any release granted pursuant to Sections 7.4(A), (B), (C), (D), (E) and (F) of the Plan will be ineffective and null and void automatically and immediately upon the assertion by any released party of any claim in any manner or in any forum against any party that granted the release, and that all Causes of Action that the Debtors had or had the power to assert immediately prior to the Effective Date with respect to any such party will be preserved and become the property of the Reorganized Debtors pursuant to Section 7.2 of the Plan.

 10. Indemnification Obligations; Directors' and Officers' Liability
Insurance.

  Section 7.5(A) of the Plan provides that Director Indemnification Obligations and Excluded Indemnification Obligations will be deemed to be, and will be treated as if they are, executory contracts that are rejected pursuant to section 365 of the Code. Any Claims arising out of the rejection of the Indemnification Obligations pursuant to Section 7.5(A) of the Plan will be subordinated in full under sections 510(b) and 510(c) of the Code.

  Section 7.5(B) of the Plan provides that Benefit Plan Indemnification Obligations and Indemnification Obligations with respect to officers and employees who are officers and employees of the Debtors as of the Effective Date (other than Excluded Indemnification Obligations) will be deemed to be, and will be treated as though they are, executory contracts that are assumed agreements under the Plan and such obligations (subject to any defenses thereto) will remain unaffected and will not be discharged or impaired hereby, and any Claim for reimbursement, contribution or indemnification filed by any such party will not be an Allowed Claim hereunder; provided, that the foregoing assumption will not affect any release of any such obligation given in writing to the Debtors before the Effective Date or to the Reorganized Debtors on or after the Effective Date or any other releases under Section 7.4 of the Plan.

  Section 7.5(C) of the Plan provides that on the Effective Date, the Reorganized Debtors will purchase a "run-off" policy for the Debtors' current and former directors and officers (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the Debtors' FCC Proceeding), which policy will provide for aggregate coverage up to $40 million (or such lesser amount as can be purchased for a premium of $750,000) for claims made during a period of at least three (3) years following the Effective Date based on alleged "wrongful acts" through the Effective Date, and will contain such other usual and customary terms and conditions as are approved by the Board of Directors of MobileMedia.

  Section 7.5(D) of the Plan provides that as of the Effective Date, Arch will make available up to an aggregate amount of $1,000,000 (the "Defense Fund") to be used by present and former officers and directors (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the FCC Proceeding) of the Debtors solely for the costs and expenses (including reasonable attorneys' fees and expenses) of defending the Securities Actions not otherwise covered by the Debtors' insurance. The Defense Fund is being provided by Arch at its election and not in exchange for any Claim or Interest by any officer or director. Provision of the Defense Fund hereunder will not negate, constitute a waiver or modification of or otherwise impair the discharge of the Debtors and the Reorganized Debtors under sections 524 and 1141 of the Code and the Plan. As a condition to any officer or director obtaining amounts from the Defense Fund, such officer or director will deliver to Arch, at Arch's request, a release, in form and substance reasonably acceptable to Arch, confirming the unconditional release and discharge of the Arch Releasees and the Reorganized Debtors from the Released Matters. Any officer or director will be required to reimburse Arch for any amounts obtained from the Defense Fund that are subsequently covered by insurance.

 11. Terms Binding.

  Section 7.6 of the Plan provides that upon the entry of the Confirmation Order, all provisions of the Plan, including all agreements, instruments and other documents filed in connection with the Plan and executed by the Debtors, Arch or the Reorganized Debtors in connection with the Plan, will be binding upon the Debtors, Arch, the Reorganized Debtors, all Claim and Interest holders and all other entities that are affected in any manner by the Plan. All agreements, instruments and other documents filed in connection with the Plan will have full force and effect, and will bind all parties thereto as of the entry of the Confirmation Order, whether or not such exhibits actually will be executed by parties other than the Debtors or the Reorganized Debtors, or will be issued, delivered or recorded on the Effective Date or thereafter.

 12. Effectuating Documents, Further Transactions, Exemptions from Certain Transfer Taxes.

  Section 4.10 of the Plan provides that the Chief Executive Officer, President, Chief Financial Officer or any Vice President of Reorganized Communications or the Debtors, or such other persons as the Bankruptcy Court may designate at the request of the Debtors, will be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or the Reorganized Debtors or such other persons as the Bankruptcy Court may designate at the request of the Debtors will be authorized to certify or attest to any of the foregoing actions.

  Pursuant to section 1146(c) of the Code (a) the issuance, transfer or exchange of Arch Capital Shares, (b) the creation of any mortgage deed or trust or other security interest and (c) the making of any agreement or instrument in furtherance of, or in connection with, the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with the Merger Agreement, will not be subject to any stamp, real estate transfer tax or similar tax.

 13. Additional Terms of Securities and Other Instruments.

  Any modification of the Merger Agreement, the Arch Participation Warrants, Arch Common Shares and Arch Class B Common Shares, and all other securities or agreements issued or entered into pursuant to the Plan after the Voting Deadline, will be treated as a Plan modification and will be governed by section 1127 of the Code.

 14. Severability.

  If the Bankruptcy Court determines at the Confirmation Hearing that any material provision of the Plan is invalid or unenforceable, such provision, to the extent the Debtors, Arch and the Committee agree, but subject to section 1127 of the Code, will be severable from this Plan and null and void, and, in such event, such determination will in no way limit or affect the enforceability or operative effect of any or all other portions of the Plan.

 H. OWNERSHIP AND RESALE OF SECURITIES; EXEMPTION FROM SECURITIES LAWS

  Holders of Allowed Class 6 Claims will receive (a) Arch Common Shares (the "Arch Plan Shares") and (b) assuming such Class 6 Claims are allowed as of the Rights Offering Supplemental Record Date, Rights. Each Right will entitle the holder thereof to purchase one Arch Common Share (as described above, certain large holders may receive Arch Class B Common Shares in lieu of Arch Common Shares in the event certain ownership thresholds are exceeded)./20/ In addition, as consideration for entering into Standby Purchase Commitments, the Standby Purchasers will receive Arch Participation Warrants that will enable them to purchase, in the aggregate, 3.68 million Arch Capital Shares.

  The Debtors believe that the provisions of section 1145(a)(1) of the Code exempt the offer and distribution of the Arch Common Shares that constitute the Creditor Stock Pool from federal and state securities registration requirements. Arch has filed (or intends to file) registration statements with the SEC with respect to (a) the Rights, (b) the Arch Common Shares, and the Arch Class B Common Shares issuable upon exercise of the Rights or otherwise to the Standby Purchasers, (c) the Arch Stockholder Rights, (d) the Arch Common Shares issuable upon exercise of the Arch Stockholder Rights, (e) the Arch Participation Warrants and (f) the Arch Common Shares issuable upon exercise of the Arch Participation Warrants.

 1. Bankruptcy Code Exemption From Registration Requirements.

  (a) Initial Offer and Sale of Securities. Section 1145(a)(1) of the Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; (ii) the recipient of the securities must hold a pre-petition or administrative claim against, or an interest in, the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. The Debtors believe that the offer of the Arch Common Shares that constitute the Creditor Stock Pool satisfies the requirements of section 1145(a)(1) of the Code and is, therefore, exempt from registration under the Securities Act and state securities laws.
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/20/As described above, if fewer than all of the holders of Allowed Class 6
   Claims exercise the Rights, certain Standby Purchasers have committed to purchase the common stock not otherwise purchased in connection with the Rights.

  (b) Subsequent Transfers of Securities. In general, all resales and subsequent transactions in the Arch Common Shares that constitute the Creditor Stock Pool will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities or a "dealer". Section 1145(b) of the Code defines four types of "underwriters":

    (i) persons who purchase a claim against, an interest in or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest
  ("accumulators");

    (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

    (iii) persons who offer to buy securities offered under a plan from the holders of such securities, if the offer to buy is (x) with a view to distributing such securities and (y) made under a distribution agreement (together with the persons described in clause (ii) above, "distributors"); or

    (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

  Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether any particular person would be deemed to be an "underwriter" with respect to the Arch Common Shares that constitute the Creditor Stock Pool or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" with respect to the Arch Common Shares that constitute the Creditor Stock Pool or would be a "dealer".

  Resales by accumulators and distributors of securities distributed under a plan of reorganization who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in "ordinary trading transactions". The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

    (i) (x) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (y) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

    (ii) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

    (iii) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

  The views of the SEC on the matter have not, however, been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

  Securities Act Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to section 1145(c) of the Code, the unregistered securities being distributed under and in connection with the Plan will be unrestricted securities for purposes of Rule 144.

  GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE ARCH PLAN SHARES. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

  The securities registration requirements under state securities laws do not apply to the offer and sale of securities that are designated for trading in the Nasdaq National Market. Accordingly, such securities may be transferred by a bona fide owner for such person's own account without having to register the securities or obtain an exemption from such registration under any state's securities laws. If securities are not designated for trading in the Nasdaq National Market, the issuer of the securities files reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and the securities are transferred by a bona fide owner pursuant to Section 4(1) or 4(3) of the Securities Act, the securities registration requirements under state securities laws also do not apply to the offer and sale of such securities, although certain notice filings may be required under a State's law prior to the consummation of the offer and sale of such securities.

  (c) Certain Transactions by Stockbrokers. Under section 1145(a)(4) of the Code, stockbrokers effecting transactions in the Arch Common Shares that constitute the Creditor Stock Pool prior to the expiration of 40 days after the Effective Date are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser.

 2. Registration Rights.

  Attached as Exhibit C to the Merger Agreement is the Registration Rights Agreement that Arch will execute with the Standby Purchasers. Section 4.9 of the Plan provides that each Person (other than the Standby Purchasers) that, as a result of the transactions contemplated by the Plan, becomes the beneficial owner (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of at least 10% of the outstanding Arch Capital Shares, will be entitled to become a party to a separate Registration Rights Agreement, substantially in the form attached to the Plan as Exhibit A./21/

  THE DEBTORS DO NOT PRESENTLY INTEND TO SUBMIT ANY NO-ACTION OR
INTERPRETATIVE REQUESTS TO THE SEC WITH RESPECT TO ANY SECURITIES LAWS
MATTERS.

 I. CERTAIN TERMS OF REORGANIZATION SECURITIES ISSUED UNDER PLAN

  The following is a summary only, and is subject in all respects to the terms of the Plan and the documents executed in accordance with the Merger Agreement, which documents include the Buyer Participation Warrant Agreement, the Registration Rights Agreement, Schedule III attached to the Merger Agreement entitled "Term Sheet for Rights Offering" and Schedule IV attached to the Merger Agreement entitled "Term Sheet for Stockholder Rights Offering". The Plan, the Merger Agreement and the actual filed documents may differ in certain respects from the following. The discussion contained in this Section and elsewhere in this Disclosure Statement is intended only to be a description of the terms of the Arch Common Shares, Arch Class B Common
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/21/As addressed in Section IV.D.2, Arch also will enter into a Registration
   Rights Agreement with the Standby Purchasers.

Shares, Rights, Arch Stockholder Rights and Arch Participation Warrants to be issued under or in connection with the Plan, and the general manner in which such securities will be issued, and is not an offer to sell or the solicitation of an offer to buy any such securities (other than the Arch Common Shares that constitute the Creditor Stock Pool), and no such offer to sell or solicitation of an offer to buy any such securities will be deemed to be made by this Disclosure Statement or the Plan.

 1. General Provisions of the Arch Common Shares.

  Section 4.5(c) of the Plan provides that on and as of the Effective Date, Arch will issue the Arch Common Shares, par value $.01 per share, to be distributed to the holders of Allowed Class 6 Claims, to all persons that exercised Rights and, if applicable, to the Standby Purchasers. Holders of Arch Common Shares are entitled to one vote per share, to receive dividends when and if declared by the Arch Board and, subject to any participating or similar rights of any series of Arch Preferred Stock at the time outstanding, to share ratably in the assets of Arch legally available for distribution to its stockholders in the event of liquidation. Holders of Arch Common Shares will have no preemptive, subscription, redemption or conversion rights. All Arch Common Shares issued in connection with the Merger will be fully paid and nonassessable. The holders of Arch Common Shares do not have cumulative rights.

 2. General Provisions of the Arch Class B Common Shares.

  Section 4.5 of the Plan provides on and as of the Effective Date, to the extent necessary under Section 4.1(A)(2) of the Plan and in lieu of Arch Common Shares, Arch Class B Common Shares, par value $.01 per share, will be distributed to certain holders of Allowed Class 6 Claims, Persons that exercised Rights and the Standby Purchasers. The Arch Class B Common Shares are not entitled to vote in the election of directors and have voting rights equal to 1% of the voting rights of Arch Common Shares on all other matters. Upon transfer of the Arch Class B Common Shares from the Standby Purchasers to any other person, the shares will convert automatically into Arch Common Shares. The terms of the Class B Common Shares are specified in the Arch Charter Amendment attached as Exhibit F to the Merger Agreement.

 3. General Provisions of the Rights.

  As soon as practicable after the later to occur of approval by the Bankruptcy Court of the Disclosure Statement and the effectiveness of the Registration Statement relating to the Rights (the "Rights Offering Commencement Date"), Arch will commence the Rights Offering by mailing to holders of Allowed Class 6 Claims as of the Rights Offering Initial Record Date certificates representing the Rights and instructions for the exercise thereof.

  The Rights will be certificated, transferable rights issued by Arch for the purchase of, in the aggregate, 108.5 million Arch Capital Shares (such number of Arch Capital Shares being herein called the "Rights Shares")./22/ The Rights will be issued to certain holders of Allowed Class 6 Claims pursuant to the Rights Offering, and will have the terms set forth in Schedule III to the Merger Agreement. Each Right will entitle the holder thereof to purchase from Arch one Arch Common Share, subject to the terms and conditions of such Right, for a purchase price equal to $2.00

  Because not all Class 6 Claims will be Allowed Claims as of the Rights Offering Initial Record Date, Arch will place into a reserve a number of Rights equal to the product of the total number of Rights multiplied by a fraction, (i) the numerator of which is the sum of the estimated aggregate amount of (x) Disputed Class 6 Claims and (y) Claims arising from the rejection of executory contracts and unexpired leases pursuant to Section 3.1 of the Plan that are anticipated to become Allowed Claims, such estimate to be mutually agreed upon by the
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/22/The Rights Shares will constitute between 55.1%-73.1% of the Arch Capital
   Shares outstanding on the Effective Date. The actual percentage will be determined by the number of Arch Stockholder Rights that are exercised.

Debtors, the Committee and Arch, in good faith, or determined by the Bankruptcy Court if no such agreement can be reached, and (ii) the denominator of which is the sum of (x) Disputed Class 6 Claims, (y) Claims arising from the rejection of executory contracts and unexpired leases pursuant to Section
3.1 that are anticipated to become Allowed Claims, such estimate to be mutually agreed upon by the Debtors, the Committee and Arch, in good faith, or determined by the Bankruptcy Court if no such agreement can be reached, and
(z) all Allowed Class 6 Claims as of such date.

  On the Confirmation Date, Arch will distribute Rights to holders of Allowed Class 6 Claims that become allowed between the Rights Offering Initial Record Date and the Confirmation Date. Any Class 6 Claim that becomes an Allowed Class 6 Claim subsequent to the Confirmation Date will receive, in lieu of Rights, the cash value of the Rights that such Person would have been entitled to receive had such Claim been Allowed on the Confirmation Date, which value will be determined pursuant to Section 4.1(A)(3) of the Plan.

  The Rights will expire on the "Rights Offering Expiration Date", which will be 5:00 p.m., New York City time, on a date established by Arch and Communications on the later to occur of the Confirmation Date and receipt of the FCC Grant (as defined in the Merger Agreement), but which date shall be not less than 15 calendar days after the date on which all the conditions to effectiveness of the Plan shall have been satisfied or waived (other than (i) the requirement that the FCC Grant has become a Final Order in connection with the condition set forth in Section 5.1(e) of the Merger Agreement, (ii) the requirement that the Confirmation Order has become a Final Order in connection with the condition set forth in Section 5.1(h) of the Merger Agreement, and
(iii) such conditions that by their nature are to be satisfied on the Effective Date).

  The Rights can be exercised at any time until Rights Offering Expiration Date. The Confirmation Date will not occur until at least February 1999 and possibly later. The actual trading price of the Arch Common Shares on the Rights Offering Expiration Date and during the pendency of the Rights Offering may be either higher or lower than the Rights Exercise Price. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RIGHTS EXERCISE PRICE WILL BE BELOW THE MARKET PRICE OF THE ARCH COMMON SHARES AT ANY TIME DURING THE RIGHTS OFFERING.

 4. General Provisions of the Arch Stockholder Rights.

  As soon as practicable after the later to occur of approval by the Bankruptcy Court of this Disclosure Statement and the effectiveness of the Proxy Statement relating to the Arch Stockholder Rights, Arch will commence the Arch Stockholder Rights Offering by mailing to holders of Arch Common Shares as of a date to be determined by the Board of Directors of Arch (the "Arch Stockholder Record Date") certificates representing the Arch Stockholder Rights and instructions for the exercise thereof. The Arch Stockholder Rights will have the terms set forth in Schedule IV to the Merger Agreement.

  The Arch Stockholder Rights will enable Arch's existing shareholders to acquire Arch Common Shares that, together with the shares currently held thereby, would constitute up to 35.8% of the Arch Capital Shares outstanding following the Effective Date./23/ The Arch Stockholder Rights will be non-transferable except that, at Arch's election, they will transfer with the underlying Arch Common Shares in respect of which they were issued.

  The exercise price for the Arch Stockholder Rights will be $2.00--the same as the exercise price of the Rights. The Arch Stockholder Rights Offering will expire on the same day as the expiration of the Rights Offering. The actual trading price of the Arch Common Shares on the expiration of the Arch Stockholder Rights Offering and during the pendency of the Arch Stockholder Rights Offering may be either higher or lower than the exercise price of the Arch Stockholder Rights.
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/23/The Arch Stockholder Rights will enable Arch's existing shareholders to purchase 44.89 million Arch Common Shares.

 5. General Provisions of the Arch Participation Warrants.

  For each Arch Stockholder Right not exercised by the recipient thereof, such recipient will automatically be issued an Arch Participation Warrant. In addition, Arch will issue Arch Participation Warrants directly to the Standby Purchasers in consideration of their agreement to execute the Standby Purchase Commitments. The exercise price for each Arch Participation Warrant will be $2.00 plus an amount equal to a 20% return thereon from the Effective Date of the Plan through September 1, 2001 (the "Arch Participation Warrant Exercise Price"), and will be payable solely in cash and not by tender of stock. The Arch Participation Warrants will be exercisable at any time, upon 10 days' prior written notice to the Warrant Agent and tender of the Arch Participation Warrant Exercise Price, from date of issuance through 5:00 p.m. New York City time, on September 1, 2001. The Arch Participation Warrant Exercise Price and the number and kind of shares purchasable upon exercise of the Arch Participation Warrants will be subject to adjustment upon the occurrence of certain events including payment of dividends, subdivisions of shares, combination of outstanding shares into a smaller number of shares, reclassification of outstanding Arch Common Shares, distribution of capital stock of a subsidiary, and issuance of rights, options, or warrants to Arch stockholders at a below market price. Fractional shares will not be issued upon the exercise of the Arch Participation Warrants. Rather, the number of Arch Common Shares to be received will be rounded up or down to the nearest whole number of shares. The terms of the Arch Participation Warrants are set forth in Exhibit B-1 to the Merger Agreement.

 J. CLAIMS RECONCILIATION AND OBJECTION PROCESS

 1. Bar Date for Administrative Claims.

  Section 4.4(A)(1) of the Plan provides that all applications for compensation of professional persons employed by the Debtors or the Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Confirmation Date and all other requests for payment of administrative costs and expenses incurred prior to the Confirmation Date pursuant to sections 507(a)(1) or 503(b) of the Code (except for claims for taxes, trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) will be served on the Reorganized Debtors, the DIP Agent, the Pre-Petition Agent, the Committee and Arch, and filed with the Bankruptcy Court, no later than 15 days after the Confirmation Date. Any such claim that is not filed and served within this time will be forever barred. Objections to any such application must be filed within 15 days after receipt thereof; provided, that Arch will have no right to object to any such application for professional fees. From and after the hearing on such applications, the Debtors (or the Reorganized Debtors if the hearing is after the Effective Date) will be authorized to pay all of its and the Committee's professionals in full based on monthly statements delivered to the Debtors subject to the final hearing described in Section 4.4(A)(2) of the Plan.

  Section 4.4(A)(2) of the Plan provides that all applications for final compensation of professional persons employed by the Debtors or the Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered on or after the Confirmation Date and prior to the Effective Date and all other requests for payment of administrative costs and expenses incurred on or after the Confirmation Date and prior to the Effective Date pursuant to sections 507(a)(1) or 503(b) of the Code (except for claims for taxes, trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) will be served on the Reorganized Debtors, the DIP Agent, the Pre-Petition Agent, the Committee and Arch, and filed with the Bankruptcy Court, no later than 15 days after the Effective Date. Any such claim that is not served and filed within this time will be forever barred. Objections to any such application must be filed within 15 days after receipt thereof; provided, that Arch will have no right to object to any such application for professional fees.

 2. Objections to Claims.

  Section 4.4(B)(1) of the Plan provides that objections to any Administrative Claim (other than Administrative Claims governed by Section 4.4(A) of the
Plan) and to any other Claim (other than Class 6 Claims addressed in the next sentence of Section 4.4(B)(1)) must be filed no later than the Effective Date.

Objections must be filed no later than the Rights Offering Commencement Date, as to any Class 6 Claim other than (i) Class 6 Claims relating to the rejection of executory contracts or unexpired leases pursuant to the Plan, as to which objections must be filed as set forth in Section 3.1 of the Plan and
(ii) Class 6 Claims as to which a proof of claim is filed after the Rights Offering Commencement Date, as to which objections must be filed by the Effective Date. Objections shall be served on the holder of any Claim being objected to and counsel for each of Arch, the Pre-Petition Agent, the DIP Agent and the Committee. No distribution will be made on account of any Claim that is not Allowed. To the extent any property is distributed to an entity on account of a Claim that is not an Allowed Claim, such property will be held in trust for and will promptly be returned to the Reorganized Debtors.

  Section 4.4(B)(2) of the Plan provides that on and after the Effective Date, only the Estate Representative will have authority to continue to prosecute, settle or withdraw objections to Claims. After the Effective Date, the Estate Representative will be entitled to compromise or settle any Disputed Claim without seeking approval of the Bankruptcy Court. The Estate Representative will be paid subject to the budget described in Section 4.2(C)(5) of the Plan, but without seeking approval of the Bankruptcy Court.

  Section 4.4(B)(3) of the Plan provides that to the extent that a Disputed Claim ultimately becomes an Allowed Claim, payments and distributions on account of such Allowed Claim will be made in accordance with the provisions of the Plan governing the Class of Claims to which such Claim belongs. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, any property that would have been distributed prior to the date on which a Disputed Claim becomes an Allowed Claim will be distributed, together with any dividends, payments or other distributions made on account of such property from the date such distributions would have been due had such Claim then been an Allowed Claim to the date such distributions are made (without any interest thereon).

 K. RETENTION OF JURISDICTION

  Section 7.1 of the Plan provides that following the Effective Date, the Bankruptcy Court will retain such jurisdiction as is set forth in the Plan. Without in any manner limiting the scope of the foregoing, the Bankruptcy Court will retain jurisdiction for the following purposes:

    1. To determine the allowability, classification, priority or subordination of Claims and Interests upon objection, or to estimate, pursuant to section 502(c) of the Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date, or to hear proceedings to subordinate Claims or Interests brought by any party in interest with standing to bring such objection or proceeding;

    2. To construe and to take any action authorized by the Code and requested by the Reorganized Debtors or any other party in interest to enforce the Plan and the documents and agreements filed in connection with the Plan, issue such orders as may be necessary for the implementation, execution and consummation of the Plan, including, without limiting the generality of the foregoing, orders to expedite regulatory decisions for the implementation of the Plan and to ensure conformity with the terms and conditions of the Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

    3. To determine any and all applications for allowance of compensation and expense reimbursement of professionals retained by the Debtors, the Reorganized Debtors or the Committee, and for members of the Committee, for periods on or before the Effective Date, and to determine any other request for payment of administrative expenses;

    4. To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

    5. To resolve any dispute regarding the implementation or interpretation of the Plan, the Merger Agreement or any related agreement or document that arises at any time before the Cases are closed, including determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the Reorganized Debtors' obligations to cure defaults under assumed contracts, leases, franchises and permits;

    6. To determine any and all applications pending on the Confirmation Date for the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, and the allowance of any Claim resulting therefrom;

    7. To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought on or before the Effective Date;

    8. To determine matters concerning local, state and federal taxes in accordance with sections 346, 505 and 1146 of the Code, and to determine any tax claims that may arise against the Debtors or Reorganized Debtors as a result of the transactions contemplated by the Plan;

    9. To resolve any dispute arising out of actions taken by the Estate Representative;

    10. To modify the Plan pursuant to section 1127 of the Code, or to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes; and

    11. For such other purposes as may be provided for in the Confirmation
  Order.

  Prior to the Effective Date, the Bankruptcy Court will retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date.

VI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

 A. GENERAL TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax consequences of the implementation of the Plan to the Debtors, Arch and the United States holders of Claims and Interests. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder of a Claim or Interest subject to special treatment under the federal income tax laws (such as foreign taxpayers, broker-dealers, banks, thrifts, insurance companies, financial institutions, regulated investment companies, real estate investment trusts and pension plans and other tax-exempt investors), and does not discuss any aspects of state, local or foreign tax laws. In addition, the summary does not address the tax consequences to existing Arch shareholders of the implementation of the Plan or the consummation of the Merger Agreement.

  This discussion is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). The Debtors have not received an opinion of counsel as to the federal income tax consequences of the Plan and do not intend to seek a ruling from the IRS as to any aspect of the Plan.

  ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. EACH HOLDER OF A CLAIM OR AN INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE PLAN.

 B. TAX CONSEQUENCES TO THE DEBTORS

  The Debtors expect to report for federal income tax purposes a consolidated net operating loss ("NOL") carryforward of approximately $400 million as of December 31, 1997. It is anticipated that a portion of this NOL will be utilized to offset consolidated net taxable income for the year ending December 31, 1998, including income from the sale pursuant to the Tower Transaction. Additional losses may be incurred prior to the Effective Date. The amount of such NOL carryforwards and other losses, and the extent to which they are or will be available to offset income of the Debtors for past and future years, has not been reviewed or approved by the

IRS. In addition, the Debtors believe that at December 31, 1997 the tax basis of the Debtors' assets exceeded the value of such assets. As discussed below, certain tax attributes of the Debtors, such as NOLs and tax basis, will be subject to reduction and limitation as the result of the implementation of the Plan.

 1. Cancellation of Debt.

  Under the Tax Code, a taxpayer generally must include in gross income the amount of any indebtedness discharged during the taxable year for less than full consideration except to the extent that payment of the canceled debt would have given rise to a tax deduction (as, for example, accrued interest not previously deducted). However, income arising from so-called "cancellation of indebtedness" ("COD") that occurs in a case under title 11 of the Code is excluded from gross income, but the taxpayer's tax attributes must be reduced by the amount of the income so excluded. Attributes generally must be reduced in the following order: NOLs, business tax credits, capital loss carryovers, the taxpayer's basis in property and foreign tax credits. COD is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefor. For purposes of determining the amount of a taxpayer's COD, consideration is equal to the sum of the amount of cash, fair market value of stock, issue price of debt, and fair market value of any other property exchanged for the discharged indebtedness. As a result of the COD income that arises from the discharge of Claims pursuant to the Plan, the Debtors will suffer attribute reduction that will substantially reduce or eliminate NOL carryforwards that otherwise might have been available to the Debtors and may also reduce tax basis in the Debtors' assets.

 2. Limitations on NOL Carryforwards and Other Tax Attributes.

  Following the implementation of the Plan, any carryforwards of consolidated NOLs remaining following attribute reduction, as described above, as well as certain other tax attributes of the Debtors allocable to periods prior to the Effective Date, will be subject to limitations imposed by section 382 of the Tax Code and Treasury regulations addressing consolidated returns.

  Under section 382 of the Tax Code, if a corporation undergoes an "ownership change", the amount of the pre-change losses that may be utilized to offset future taxable income generally will be subject to an annual limitation. Similarly, such limitation generally will apply to losses or deductions that are "built-in" (i.e., economically accrued but not yet taken into account for tax purposes) as of the Effective Date that are recognized within the five-year period beginning on the Effective Date. The consummation of the Plan will result in an ownership change of the Debtors. In addition, pursuant to Treasury regulations, the consolidated NOL carryovers of the Debtors remaining after the Effective Date and certain "built-in" losses or deductions, in both cases as limited by section 382, may be utilized only to offset future taxable income of the Debtor corporations and successors thereto; i.e., they may not be usable against the income of other corporations with which the Debtor corporations or their successors file a consolidated return following the Merger.

  It is anticipated that the amount of the annual limitation generally would be equal to the product of (i) the lesser of the value of the outstanding stock of Merger Subsidiary (as successor to Communications) immediately after the ownership change or the value of the Debtors' consolidated gross assets immediately before such change (with certain adjustments) and (ii) the "long-term tax exempt rate" in effect for the month in which the ownership change occurs (5.15% for ownership changes occurring in August 1998). However, the annual limitation generally would be zero if, during the two-year period beginning on the date the ownership change occurs, the Debtors' successors do not either (i) continue the Debtors' historic business or (ii) use a significant portion of the Debtors' historic business assets in a business.

  As stated above, section 382 of the Tax Code also operates to limit built-in losses recognized subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account assets immediately before the ownership change other than cash, cash items and marketable securities with values that do not substantially differ from their adjusted bases and taking into account all items of "built-in" income and deductions), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the annual limitation. For this purpose, built-in losses recognized during the five-year period generally include depreciation and amortization deductions allowable for any period within the five-year period except to the extent such deductions are not attributable to built-in loss existing with respect to an asset as of the Effective Date. In general, a loss corporation's net unrealized built-in-loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. The Debtors believe that the tax basis and fair market value of the Debtors' assets (other than the stock of Debtors) as of the date of the ownership change will be such that they will have a net unrealized built-in loss for purposes of section 382 on the ownership change date.

  In addition to the regular federal income tax consequences described above to a corporation that undergoes an "ownership change" within the meaning of section 382 of the Tax Code, for certain alternative minimum tax ("AMT") purposes, a corporation that has a net unrealized built-in-loss (as determined for AMT purposes) on the date of the ownership change, will be required to reduce its aggregate tax basis for its assets to the aggregate fair market value of such assets as of the change date.

 3. Merger of Communications with and into Merger Subsidiary.

  It is intended that the Merger of Communications with and into Merger Subsidiary be treated as a "reorganization" qualifying under section 368(a)(2)(D) of the Tax Code and accordingly, that the Debtors recognize no gain or loss with respect to the Merger. But see Section VI.B.1 above, regarding the reduction of the Debtors' tax attributes as a result of the cancellation of the Debtors' indebtedness.

 4. Contribution of All of MobileMedia's Assets to Communications.

  Under the Plan, once all Claims and Interests have been discharged pursuant to Section 6.1 thereof, MobileMedia will contribute all of its assets to Communications and thereafter immediately dissolve, and the separate corporate existence of MobileMedia will cease. No consideration will be paid to holders of Common Stock of MobileMedia, and the Common Stock will be canceled upon the dissolution. The affiliated group of Debtors that join in filing consolidated federal income tax returns will be unaffected by MobileMedia's contribution of its assets and subsequent dissolution.

 5. Merger of MCCA with and into Delaware Subsidiary.

  It is intended that reincorporation of MCCA as a Delaware corporation pursuant to the merger of MCCA with and into Delaware Subsidiary Co. be treated as a "reorganization" qualifying under section 368(a)(1)(F) of the Tax Code and accordingly that the Debtors recognize no gain or loss with respect to such merger.

 6. Mergers of Subsidiaries of MCCA, Contributions by Merger Subsidiary to MCCA, and Contributions to License Co. LLC pursuant to Section 4.2(B) of the Plan.

  Pursuant to Section 4.2(B) of the Plan, a series of transactions will be effected that will result in all of the operations of the Debtors being conducted by a single operating company--Delaware Subsidiary Co., a Delaware corporation. It is intended that none of these transactions will result in income, gain or loss to any party to such transaction.

 C. FEDERAL INCOME TAX CONSEQUENCES TO ARCH

  As stated above, it is intended that the Merger of Communications into Merger Subsidiary constitute a "reorganization", and that as a result, no gain or loss will be recognized by the corporate parties including Arch and Merger Subsidiary. Merger Subsidiary's tax basis for the assets of Communications received in the Merger will be the same as the basis for such assets in the hands of Communications immediately before the Merger (which would reflect any decrease in such basis resulting from the cancellation of the Debtors' indebtedness), and Merger Subsidiary's holding period for such assets will include the period such assets were held by Communications. Arch will not recognize any gain upon the issuance of its stock or the Rights pursuant to the Merger Agreement. Based upon the treatment of the Rights as consideration provided pursuant to a

"reorganization" under section 368(a)(2)(D) of the Tax Code, Arch's tax basis for the stock of Merger Subsidiary will be equal to the basis of the assets of Merger Subsidiary received in the Merger reduced by the amount of liabilities, if any, to which such assets are subject and increased by the amount of cash and Arch's tax basis for any property contributed to Merger Subsidiary prior to the Merger and not distributed to creditors of the Debtors pursuant to the Plan. No assurance can be given, however, that the IRS will agree with such treatment of the Rights. Arch will not recognize any gain upon the issuance of the Arch Stockholder Rights or the Arch Participation Warrants to its shareholders pursuant to the Plan and the Merger Agreement.

 D. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS

 1. Allowed Claims in Class 1, Class 2 and Class 3.

  Payment in satisfaction of Allowed Claims in Class 1, Class 2 and Class 3 may result in income to a holder of such a Claim to the extent that the holder has not already accrued the amount of the Claim as income. A holder who reduced the amount of its Claim to an amount less than the amount already included in its income may incur a loss upon satisfaction of such Claim under the Plan to the extent a bad debt deduction (or an addition to a bad debt reserve) was not previously claimed with respect to such reduction.

 2. Allowed Class 4 Claims and Class 5 Claims.

  A holder of an Allowed Claim in Class 4 or Class 5 will recognize ordinary interest income to the extent that the amount received is allocable to unpaid interest that has accrued on or after the beginning of the holder's holding period and was not previously included in income, and will recognize ordinary income to the extent, if any, of the reimbursement for any costs, fees and charges which such a holder previously deducted. No income is realized from a payment attributable to unpaid interest that was previously included in income. A holder will recognize an ordinary loss to the extent any accrued interest claimed was previously included in its gross income and not paid in full. In addition, such a holder will recognize gain or loss upon implementation of the Plan equal to the difference between (x) the amount of cash received in exchange for its Claim (other than a Claim for unpaid interest accrued on or after the beginning of the holder's holding period or costs, fees or charges which such a holder previously deducted) and (y) such holder's adjusted tax basis in its Claim (not attributable to a claim for accrued interest).

  The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim has been held for more than 12 months, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction. In this regard, section 582(c) of the Tax Code provides that the sale or exchange of a bond, debenture, note, certificate or other evidence of indebtedness by certain financial institutions will be considered the sale or exchange of a non-capital asset. Accordingly, any gain or loss recognized by such financial institutions as a result of the implementation of the Plan will be ordinary gain or loss, regardless of the nature of their Claims.

 3. Allowed Class 6 Claims.

  The federal income tax consequences of the Plan to a holder of an Allowed Claim in Class 6 that will receive Arch Capital Shares pursuant to the Plan (i.e., excluding those holders of relatively small claims that elect to receive cash under the Plan) will depend, in part, on whether such holder's claim constitutes a "security" of Communications for federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. In general, a debt instrument with a maturity in excess of 10 years is a security for federal income tax purposes and a debt instrument with a maturity of less than 5 years is not a security; there is, however, no clear legal standard determining whether a particular obligation is a security, and holders should consult their tax advisors as to whether a particular debt instrument or Claim constitutes a security for federal income tax purposes.

  All holders of Allowed Claims in Class 6, whether or not their Claims constitute "securities" for federal income tax purposes, will recognize ordinary interest income to the extent that the amount received is allocable to unpaid interest that has accrued on or after the beginning of the holder's holding period and was not previously included in income, and will recognize ordinary income to the extent, if any, of the reimbursement for any costs, fees and charges that such holder previously deducted. No income is realized from a payment attributable to unpaid interest that was previously included in income.

  (a) Holders of Claims not Constituting "Securities". A holder of an Allowed Claim in Class 6 that does not constitute a "security" for federal income tax purposes will recognize an ordinary loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. In addition, a holder of an Allowed Claim in Class 6 will recognize gain or loss upon implementation of the Plan equal to the difference between (x) the "amount realized" in respect of the holder's Claim (other than a Claim for unpaid interest accrued on or after the beginning of the holder's holding period or costs, fees or charges which such a holder previously deducted) and
(y) such holder's adjusted tax basis in its Claim (not attributable to a Claim for accrued interest). In the case of a holder that elects to receive cash consideration, the "amount realized" in respect of such Claim will equal the amount of such cash. In the case of a holder that does not elect to receive cash consideration, the "amount realized" in respect of such Claim will equal the sum of (i) the fair market value of the Rights, (ii) the fair market value of the Arch Capital Shares and (iii) the fair market value of any other property received in exchange for the Claim. Pending litigation relating to certain Notes may affect the ability of a holder of such a Note to deduct currently loss recognized with respect to such Note as a result of the implementation of the Plan. Each holder should consult with its own tax advisor.

  The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim has been held for more than 12 months, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction. In this regard, section 582(c) of the Tax Code provides that the sale or exchange of a bond, debenture, note, certificate or other evidence of indebtedness by certain financial institutions will be considered the sale or exchange of a non-capital asset. Accordingly, any gain or loss recognized by such financial institutions as a result of the implementation of the Plan will be ordinary gain or loss, regardless of the nature of their Claims.

  (b) Holders of Claims Constituting "Securities". It is intended that the holders of Allowed Claims in Class 6 that constitute "securities" for federal income tax purposes be treated as having such Claims satisfied pursuant to a "reorganization" qualifying under section 368(a)(2)(D) of the Tax Code. However, the Debtors have not requested a ruling from the IRS and have not obtained an opinion of counsel as to the federal income tax treatment of the Plan, and no assurance can be given that the IRS will agree with such treatment. Holders should consult their tax advisors regarding the federal income tax consequences of any alternative characterization. In addition, different considerations may apply to Standby Purchasers that purchase Arch Capital Shares pursuant to their Standby Purchase Commitments. Such holders should consult with their own tax advisors.

  The remainder of this Section (b) describes the federal income tax consequences of treatment of the satisfaction of the Allowed Claims as a "reorganization" under section 368(a) of the Tax Code. A holder of a Claim that constitutes a "security" will not recognize loss on the exchange of its Claim for consideration other than ordinary loss to the extent of any accrued interest claimed that was previously included in its gross income with respect to which consideration is not received. However, such holder will recognize gain (computed as described in section (a) immediately above), if any, but only to the extent of any consideration other than Arch Capital Shares or Rights received in satisfaction of its Claim.

  A holder's tax basis in Arch Capital Shares or Rights received that are allocable to accrued interest not previously included in income or to expenses previously deducted will be equal to their fair market value on the Effective Date. A holder's aggregate tax basis in all other Arch Capital Shares and Rights received in satisfaction of its Claim will equal the holder's adjusted tax basis in its Claim (including any claim for accrued interest previously included in income), decreased by the sum of (i) the cash and fair market value of any other property received and (ii) the amount of any loss recognized in respect of its Claim for accrued interest previously included in income that is not satisfied, and increased by the amount of any gain recognized in respect of its Claim (which does not include interest income and income relating to reimbursement). This aggregate tax basis will be allocated in proportion to the fair market values of each class of Arch Capital Shares and the Rights received as of the Effective Date. A holder's tax basis in any other property received in satisfaction of its Claim will equal the fair market value of such property. A holder's holding period for the Arch Capital Shares and Rights received will include the holder's holding period for the Claim, except to the extent that such stock or stock rights were issued in respect of a claim for accrued interest not previously included in income or as reimbursement for costs, fees or charges which the holder previously deducted. A holder's holding period for any other property issued in exchange for a Claim, including Arch Capital Shares and Rights issued in respect of a claim for accrued interest not previously included in income or for reimbursement of previously deducted costs, will begin on the day after the issuance thereof.

  With respect to a holder of a Claim that constitutes a "security" and has accrued market discount, regulations are expected to be promulgated by the Treasury Department pursuant to which any accrued market discount not treated as ordinary income upon any exchange of the Claim will carry over to the Arch Capital Shares and Rights received in exchange therefor. If such regulations are promulgated and applicable to the Plan, any gain recognized by such holder upon a subsequent disposition of such consideration received in exchange for its Claim would be treated as ordinary income to the extent of any accrued market discount with respect to such Claim not previously included in income. In general, a debt instrument will have accrued "market discount" if such debt instrument was acquired after its original issuance at a discount to its adjusted issue price.

  Standby Purchasers that receive Arch Participation Warrants in connection with their Standby Purchase Commitments should consult with their own tax advisors regarding the tax consequences of the receipt of such Arch Participation Warrants.

  (c) The Rights. A holder of an Allowed Claim in Class 6, whether or not such Claim constitutes a "security" for federal income tax purposes, will have a tax basis in the Arch Capital Shares received upon its exercise of Rights received in satisfaction of its Claim, equal to the sum of (i) its basis in the Rights and (ii) the exercise price of such Rights, and will have a holding period in such Arch Capital Shares that begins on the date of exercise. A holder that fails to exercise its Rights prior to their expiration will be treated as having sold or exchanged the Rights on the date of expiration, and accordingly, will recognize loss equal to the holder's tax basis in the Rights on the date of their expiration. Such loss will be a capital loss if the Arch Capital Shares would have been capital assets in the hands of the holder, and will be short-term or long-term capital loss depending on the holder's holding period for the expired Rights. Different considerations may apply to Standby Purchasers that purchase Arch Capital Shares pursuant to their Standby Purchase Commitments. See Section (b) above.

 4. Class 8 Claims and Interests.

  A holder of a Class 8 Claim related to the Common Stock will recognize a loss as of the Effective Date for federal income tax purposes in an amount equal to such holder's adjusted basis in the stock. Any such loss generally will be a capital loss if the holder held its Claim as a capital asset on the Effective Date. With respect to holders other than corporate taxpayers, the determination of whether such capital loss would be short-term or long-term will depend upon the holder's holding period for the Common Stock as of the Effective Date. With respect to taxpayers other than corporate taxpayers, capital losses for a particular tax year are allowed as a deduction for federal income tax purposes to the extent of such taxpayer's capital gains for such tax year, plus $3,000. Excess capital losses may be carried over by noncorporate taxpayers to succeeding tax years and are allowed as a deduction for federal income tax purposes in a particular succeeding tax year to the extent of such taxpayer's capital gains for such succeeding tax year, plus $3,000. With respect to corporate taxpayers, capital losses may be deducted only to the extent of capital gains. Corporate taxpayers generally may carry back net capital losses to each of the three years preceding the year in which such capital losses arise; any excess capital losses may be carried forward by a corporate taxpayer to five years following the tax year in which such capital losses arise. Pending litigation relating to the Common Stock may affect the ability of the holder of the stock to deduct currently loss recognized with respect to the stock as a result of the implementation of the Plan. A holder of Common Stock should consult with its own tax advisor.

  All other holders of Claims in Class 8 should consult with their own tax advisors regarding the tax consequences to them of the treatment of such Claims under the Plan.

 E. WITHHOLDING

  All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding. Under federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the holder (i) fails to furnish his or her social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to a holder under the backup withholding rules are allowed as a refund or a credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Holders should consult their tax advisors regarding the application of backup withholding to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

VII. FEASIBILITY OF THE PLAN

  Pursuant to section 1129(a)(11) of the Code, among other things, the Bankruptcy Court must determine that confirmation of a plan of reorganization is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan. The Debtors believe that the Merger with Arch embodied in the Plan satisfies this requirement.

  The creditors of the Debtors will be receiving cash on the Effective Date or equity securities (or the right to purchase equity securities) of Arch. Arch has already secured the necessary commitments (each of which is subject to certain contingencies) from its lenders and from the Standby Purchasers to provide the funds necessary to consummate the transactions embodied in the Plan and the Merger Agreement.

  The Debtors' and Arch's combined pro forma projected results of operations, balance sheets and statements of cash flow are attached hereto as Exhibit E and demonstrate that confirmation of the Plan will not likely be followed by the need to further reorganize or liquidate the Reorganized Debtors. The projections attached hereto as Exhibit E were prepared by Arch and the Debtors as described therein and below. Moreover, the assumptions used in preparing the projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Debtors' and Arch's control. There generally will be a difference between projections of future performance and actual results because certain events and circumstances may not occur as expected. These differences could be material. While the Debtors believe the projections presented in Exhibit E are reasonable, there can be no assurance that such projections will be realized. Consequently, the projections included therein should not be regarded as a representation by the Debtors, Arch or their respective advisors or any other person that the projected results will be achieved. In considering the projections attached hereto and contained herein, holders of Claims and Interests should be mindful of the inherent risk in developing projections for the future, particularly given the rapidly developing technological field in which Arch and the Reorganized Debtors will conduct their business.

VIII. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN UNDER THE CODE

 A. THE CONFIRMATION HEARING AND OBJECTIONS

  In order for the Plan to be consummated, the Bankruptcy Court must confirm the Plan in accordance with section 1129 of the Code. The Bankruptcy Court has scheduled a hearing on confirmation of the Plan (the "Confirmation Hearing") at 2:00 p.m. on February 3, 1999, before the Honorable Peter J. Walsh, United States Bankruptcy Judge, 824 N. Market Street, Wilmington, Delaware. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of such adjournment by the Bankruptcy Court at such hearing.

  Section 1128(b) of the Code provides that any party in interest may object to confirmation of a plan. Pursuant to the Disclosure Statement Approval Order attached hereto as Exhibit C, any objections to confirmation of the Plan must be in writing, must set forth the objecting party's standing to assert such objection and the basis of such objection and must be filed with the Bankruptcy Court and served upon the United States Trustee for the District of Delaware, counsel for the Debtors, counsel for the Committee, counsel for the Pre-Petition Agent and the DIP Agent, and counsel for Arch, together with proof of such service, so as to be received on or before 4:00 p.m. on January 27, 1999.

  Objections to confirmation are governed by Bankruptcy Rule 9014 and the Disclosure Statement Approval Order. PURSUANT TO ORDER OF THE BANKRUPTCY COURT, UNLESS A WRITTEN OBJECTION TO CONFIRMATION IS DULY AND TIMELY FILED, THE BANKRUPTCY COURT IS NOT REQUIRED TO CONSIDER SUCH OBJECTION.

 B. CONFIRMATION REQUIREMENTS

  In order for a plan of reorganization to be confirmed, the Code requires, among other things, that such plan be proposed in good faith, that the proponent of such plan disclose specified information concerning payments made or promised to insiders and that such plan comply with the applicable provisions of chapter 11 of the Code. Section 1129(a) of the Code also imposes requirements that each dissenting member of a class receive at least as much under the plan as it would receive in a chapter 7 liquidation of the debtor, that at least one class of impaired claims has accepted the plan, that confirmation of the plan is not likely to be followed by the need for further financial reorganization and that the plan is "fair and equitable" with respect to each class of claims or interests that is impaired under the plan and fails to accept the Plan by the required majorities. The bankruptcy court will confirm a plan only if it finds that all of the applicable requirements enumerated in section 1129(a) of the Code have been met or, if all of the requirements of section 1129(a) other than the requirements of section 1129(a)(8) have been met (i.e., that all impaired classes have accepted the plan), that all of the applicable requirements enumerated in section 1129(b) of the Code have been met.

  Section 1129(a) provides that:

    1. The plan must comply with the applicable provisions of the Code.

    2. The proponent of the plan must comply with the applicable provisions of the Code.

    3. The plan must be proposed in good faith and not by any means forbidden by law.

    4. Any payment made or to be made by the proponent, by the debtor or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, must have been approved by, or be subject to the approval of, the court as reasonable.

    5. The proponent of the plan must disclose the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor or a successor to the debtor under the plan; and

      (a) the appointment to, or continuance in, such office of such individual must be consistent with the interests of creditors and equity security holders and with public policy; and

      (b) the proponent of the plan must disclose the identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

    6. Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor must have approved any rate change provided for in the plan, or such rate change must be expressly conditioned on such approval.

    7. With respect to each impaired class of claims or interests

      (a) each holder of a claim or interest of such class

        (i) must have accepted the plan; or

        (ii) must receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Code on such date; or

      (b) if section 1111(b)(2) of the Code applies to the claims of such class, each holder of a claim of such class must receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claim.

    8. With respect to each class of claims or interests

      (a) such class must have accepted the plan; or

      (b) such class must not be impaired under the plan.

    9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan must provide that

      (a) with respect to a claim of a kind specified in section 507(a)(1) or 507(a)(2) of the Code, on the effective date of the plan, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim;

      (b) with respect to a class of claims of a kind specified in section 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6) and 507(a)(7) of the Code,
    each holder of a claim of such class will receive

        (i) if such class has accepted the plan, deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

        (ii) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

      (c) with respect to a claim of a kind specified in section 507(a)(8) of the Code, the holder of such claim must receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

    10. If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan must have accepted the plan, determined without including any acceptance of the plan by any insider.

    11. Confirmation of the plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

    12. All fees payable under section 1930 of title 28, as determined by the court at the hearing on confirmation of the plan, must have been paid or the plan must provide for the payment of all such fees on the effective date of the plan.

    13. The plan must provide for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Code, at the level established pursuant to subsection (e)(1)(B) or
  (g) of section 1114 of the Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

  Section 5.3 of the Plan provides that because Classes 7, 8 and 9 are deemed not to have accepted the Plan pursuant to section 1126(g) of the Code, as to such Classes and any other Class that votes to reject the Plan, the Debtors are seeking confirmation of the Plan in accordance with section 1129(b) of the Code either under the terms provided herein or upon such terms as may exist if the Plan is modified in accordance with section 1127(d) of the Code. Section
5.3 of the Plan further provides that in the event Class 4 votes to reject this Plan, the Debtors, the Committee and Arch each reserves the right to contest all or any portion of the amount of the Allowed Class 4 Claims as set forth in Section 2.6(B) of the Plan.

  THE DEBTORS BELIEVE THAT THE PLAN SATISFIES OR WILL SATISFY, AS OF THE CONFIRMATION DATE, ALL OF THE REQUIREMENTS FOR CONFIRMATION.

 C. SATISFACTION OF CONDITIONS PRECEDENT TO CONFIRMATION UNDER THE CODE

 1. Best Interests Test.

  Section 1129(a)(7) of the Code requires, with respect to each impaired class, that each holder of an allowed claim or interest in such class either
(a) has accepted the plan or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of such plan, that is not less than the amount that such person would receive or retain if the debtor were liquidated under chapter 7 of the Code on the effective date. This is the so-called "best interests test". This test considers, hypothetically, the fair salable value of a debtor's assets through liquidation in a chapter 7 bankruptcy proceeding and the costs that would be incurred and the additional liabilities that would arise in such proceeding. The hypothetical chapter 7 return to creditors is then calculated, giving effect to secured claims, distribution priorities established by the Code that apply in a chapter 7 proceeding and subordination agreements.

  The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The total cash available would be the sum of the proceeds (net of transaction costs) from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case. The next step would be to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation and such additional administrative expenses and priority claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation. Next, any remaining cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Code. Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) would be compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

  The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee might engage, plus any unpaid expenses incurred by the Debtors during their chapter 11 cases and allowed in the chapter 7 case. These expenses could include compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of the statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Code and any other committee so appointed. In addition, claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors both prior to, and during the pendency of, the chapter 11 cases.

  The foregoing types of claims, costs, expenses and fees and such other claims that may arise in a liquidation case or result from the pending chapter 11 cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims.

  The following liquidation analysis has been prepared to indicate the net present value that would be allocated to creditors and shareholders (the "Liquidation Value") in strict priority in accordance with section 726 of the Code.

  Underlying this liquidation analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties. There can be no assurance that the recoveries shown, and Liquidation Value indicated, in this analysis would be realized if the Debtors were, in fact, to undergo such a liquidation.

  The Debtors have approached this liquidation analysis on an asset liquidation basis because there can be no assurance that the Debtors' FCC licenses would not be revoked by the FCC upon a conversion of these Cases to chapter 7 cases, thereby eliminating the possibility that the Debtors could continue operating and be liquidated as a "going concern" or "going concerns".

  The Debtors' liquidation analysis assumes that their assets would be broken up and sold by a chapter 7 trustee or its duly appointed advisors, brokers or liquidators, irrespective of their current use. Some of the Debtors' assets when broken up may not be able to be sold or may realize minimal proceeds. The estimated liquidation value of the Debtors' assets, net of transaction costs and discounted to take account of the estimated time it might take to dispose of such assets, are set forth in the table below.

  The costs associated with a chapter 7 liquidation of the Debtors, including the fees that would be associated with a chapter 7 trustee, are anticipated to be significant. Estimates of the major elements of such costs are set forth in the table below.

  The estimated amounts of claims secured by the Debtors' assets and the administrative and priority claims that would be required to be paid in a chapter 7 liquidation before any allocation of net proceeds to unsecured creditors and shareholders have been set forth below.

                          ESTIMATED LIQUIDATION VALUE
                                 ($ MILLIONS)

                           AS OF SEPTEMBER 30, 1998

 PROCEEDS AVAILABLE
 ------------------
 Cash and Cash Equivalents........................................ $18.7/1/
 Major non-cash assets at liquidation value/2/
   --FCC Licenses................................................. $   85.1
   --Radio Transmission Equipment................................. $18.7/3/
   --Pagers....................................................... $   10.5
   --Accounts Receivable.......................................... $   11.1
   --Customer Lists............................................... $    5.0
 Other non-cash assets at liquidation value....................... $    7.9
                                                                   --------
 LIQUIDATION VALUE................................................ $  157.0
 Less: Costs associated with liquidation
   --Chapter 7 Trustee Fees....................................... $    4.7
   --Employee Costs............................................... $    3.5
   --Other Liquidation Costs...................................... $    4.5
                                                                   --------
   --Dip facility and Professional
   --Fee Carve-Out................................................ $    6.5
                                                                   --------
   --Priority Tax Claims.......................................... $    7.5
                                                                   --------
 Available to 1995 Credit Agreement Claims........................ $  130.3
 Less: 1995 Credit Agreement Claims............................... $ (479.0)/4/
                                                                   --------
 Shortfall........................................................ $ (348.7)
                                                                   --------

--------
/1/Comprises book cash and cash equivalents of $9.8 million and outstanding checks in the amount of $8.9 million.
/2/Net present value.
/3/Excludes the Tower Assets that were the subject of the Tower Transaction.
  See Section II.B.4.(g).
/4/Represents the principal amount of the 1995 Credit Agreement indebtedness less $170 million representing the Tower Sale Proceeds paid to the holders of Allowed Class 4 Claims on September 3, 1998.

  After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors and equity holders in these chapter 11 cases, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (b) the erosion in value of the Debtors' assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (c) the adverse effects on the salability of the Debtors as a result of the departure of key employees and the loss of major customers and suppliers, (d) substantial increases in claims that would be satisfied on a priority basis or on a parity with creditors in the chapter 11 cases, and (e) the substantial time that would elapse before regulatory and other hurdles could be cleared and, therefore, before which creditors would receive any distribution in respect of their claims, the Debtors have determined that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Code. The Allowed Claims of Creditors in Classes 1, 2, 3, 4 and 5 will be paid in cash in full under the Plan. There would not be sufficient cash to achieve this result in a liquidation under chapter 7. The holders of Allowed Claims in Class 6 will receive a substantial equity stake in Arch under the Plan; they would receive no distribution in a chapter 7 liquidation.

 2. Acceptance by Impaired Classes.

  By this Disclosure Statement, the Debtors are seeking the affirmative vote of each impaired Class of Claims under the Plan that is proposed to receive a distribution under the Plan. Pursuant to section 1126(f) of the Code, a class that is not "impaired" under a plan will be conclusively presumed to have accepted such plan; solicitation of acceptances with respect to any such class is not required. Pursuant to section 1126(g) of the Code, a class of claims or interests that does not receive or retain any property under a plan of reorganization is deemed not to have accepted the plan, although members of that class are permitted to consent, or waive objections, to its confirmation.

  Pursuant to section 1124 of the Code, a class is "impaired" unless the plan
(a) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder thereof, or (b) (i) cures any default (other than defaults resulting from the breach of an insolvency or financial condition provision), (ii) reinstates the maturity of such claim or interest,
(iii) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law entitling such holder to demand or receive accelerated payments after the occurrence of a default, and (iv) does not otherwise alter the legal, equitable or contractual rights to which the holder of such claim or interest is entitled.

  Pursuant to section 1126(c) of the Code, a class of impaired claims has accepted a plan of reorganization when such plan has been accepted by creditors (other than an entity designated under section 1126(e) of the Code) that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims of such class held by creditors (other than any entity designated under section 1126(e) of the Code) that have actually voted to accept or reject the plan. A class of interests has accepted a plan if the plan has been accepted by holders of interests (other than any entity designated under section 1126(e) of the Code) that hold at least two-thirds in amount of the allowed interests of such class held by interest holders (other than any entity designated under section 1126(e) of the Code) that have actually voted to accept or reject the plan. Section 1126(e) of the Code allows the Bankruptcy Court to designate the votes of any party that did not vote in good faith or whose vote was not solicited or procured in good faith or in accordance with the Code. Holders of claims or interests who fail to vote are not counted as either accepting or rejecting the plan.

 3. Confirmation Without Acceptance by All Impaired Classes.

  Because Classes 7, 8 and 9 are deemed not to have accepted the Plan, the Debtors are seeking confirmation of the Plan as to such Classes, and as to any other Class that votes to reject the Plan, pursuant to section 1129(b) of the Code. Section 1129(b) of the Code provides that the Bankruptcy Court may still confirm a plan at the request of the debtor if, as to each impaired class that has not accepted the plan, the plan "does not discriminate unfairly" and is "fair and equitable".

  Section 1129(b)(2)(A) of the Code provides that with respect to a non-accepting class of impaired secured claims, "fair and equitable" includes the requirement that the plan provides (a) that each holder of a claim in such class (i) retains the liens securing its claim to the extent of the allowed amount of such claim and (ii) receives deferred cash payments at least equal to the allowed amount of its claim with a present value as of the effective date of such plan at least equal to the value of such creditor's interest in the debtor's interest in the property securing the creditor's claim, (b) for the sale, subject to section 363(k) of the Code, of the property securing the creditor's claim, free and clear of the creditor's liens, with those liens attaching to the proceeds of the sale, and such liens on the proceeds will be treated in accordance with clauses (a) or (c) hereof, or (c) for the realization by the creditor of the "indubitable equivalent" of its claim.

  Section 1129(b)(2)(B) of the Code provides that with respect to a non-accepting class of impaired unsecured claims, "fair and equitable" includes the requirement that (a) the plan provide that each holder of a claim in such class receives or retains property of a value as of the effective date equal to the allowed amount of its claim, or (b) the holders of claims or interests in classes that are junior to the claims of the dissenting class will not receive or retain any property under the plan on account of such junior claim or interest.

  Section 1129(b)(2)(C) of the Code provides that with respect to a non-accepting class of impaired equity interests, "fair and equitable" includes the requirement that (a) the plan provides that each holder of an impaired interest in such class receives or retains property of a value as of the effective date equal to the greatest of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled, and (iii) the value of such interest, or (b) the holders of all interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan on account of such junior interest.

  The Debtors believe that the Plan does not discriminate unfairly against, and is fair and equitable as to, each impaired Class under the Plan.

  The Committee has not made a decision as to what course of action it will pursue in the event Class 6 votes to reject the Plan. In particular, the Committee has not considered whether it will continue to support the Plan or will withdraw its support for the Plan if Class 6 votes to reject the Plan.

 D. VOTING INSTRUCTIONS

  As noted previously, the Plan divides Claims (excluding administrative expenses and priority tax claims) and Interests into nine Classes and sets forth the treatment afforded each Class. Claimants in Classes 1, 2 and 3 are not impaired under the Plan. Accordingly, holders of Claims in such Classes are conclusively presumed to have accepted the Plan and are not offered the opportunity to vote. The holders of the Claims and Interests in Classes 7, 8 and 9 are impaired but are not receiving or retaining any property under the Plan and are therefore conclusively presumed not to have accepted the Plan and are not offered the opportunity to vote. Because claimants in Classes 4, 5 and 6 are impaired and are receiving distributions under the Plan, the holders of Claims in such Classes ("Voting Claims") are entitled to vote on the Plan.

  If you hold a Voting Claim, your vote on the Plan is important. If you hold such a Voting Claim, a Ballot to be used for voting to accept or reject the Plan is enclosed with this Disclosure Statement. Completed Ballots should either be returned in the enclosed envelope or sent, by hand delivery, first class mail postage prepaid or recognized overnight courier, to:

      Bankruptcy Services, Inc.
      70 E. 55th Street, 6th Floor
      New York, New York 10022-3222
      Attn: Kathy Gerber

Facsimile transmission of Ballots will not be accepted.

  To the extent that any of the Debtors' securities are held in the name of an entity (the "nominal holder") other than that of the beneficial holder of such security, and to the extent that such beneficial security holder is entitled to vote on the Plan pursuant to section 1126 of the Code, the Debtors will provide for reimbursement, as an administrative expense, of all the reasonable expenses of the nominal holder in distributing the Plan, Disclosure Statement, Ballots and other Plan materials to said beneficial security holder. Nominal holders will either forward the original ballots or prepare master ballots in accordance with the terms of the Disclosure Statement Approval Order attached hereto as Exhibit C.

  In the event that any Claim is disputed as of the Plan voting period, then, pursuant to Bankruptcy Rule 3018(a), the holder of such disputed claim may petition the Bankruptcy Court, after notice and hearing, to allow the Claim temporarily for voting purposes in an amount that the Bankruptcy Court deems proper.

  BALLOTS OF CLAIM HOLDERS IN CLASSES 4, 5 AND 6 MUST BE ACTUALLY RECEIVED BY BANKRUPTCY SERVICES, INC. ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 27, 1999. ANY BALLOTS RECEIVED AFTER SUCH TIME WILL NOT BE COUNTED. ANY BALLOT EXECUTED BY A PERSON NOT AUTHORIZED TO SIGN SUCH BALLOT WILL NOT BE COUNTED.

  BY ENCLOSING A BALLOT, THE DEBTORS ARE NOT REPRESENTING THAT YOU ARE ENTITLED TO VOTE ON THE PLAN. BY INCLUDING A CLAIM AMOUNT ON THE BALLOT, THE DEBTORS ARE NEITHER ACKNOWLEDGING THAT YOU HAVE AN ALLOWED CLAIM IN THAT AMOUNT NOR WAIVING ANY RIGHTS THEY MAY HAVE TO OBJECT TO YOUR VOTE OR CLAIM.

  IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURES FOR VOTING ON THE PLAN, CONTACT BANKRUPTCY SERVICES, INC., 70 E. 55TH STREET, 6TH FLOOR, NEW YORK, NEW YORK, 10022-3222, (212) 376-8494, ATTENTION: DIANE M. ROCANO.

IX. OTHER MATTERS

 A. VOIDABLE TRANSFER ANALYSIS

 1. Fraudulent Transfers.

  Generally speaking, fraudulent transfer law is designed to avoid two types of transactions: (a) conveyances that constitute "actual fraud" upon creditors; and (b) conveyances that constitute "constructive fraud" upon creditors. In the bankruptcy context, fraudulent transfer liability arises under sections 548 and 544 of the Code. Section 548 permits a bankruptcy trustee or debtor-in-possession to "reach back" for a period of one year and avoid fraudulent transfers made by the Debtors or fraudulent obligations incurred by the Debtors. Section 544 permits a trustee or debtor-in-possession to apply applicable state fraudulent transfer law. Assuming that New Jersey state law were to apply, a bankruptcy trustee or debtor-in-possession could challenge conveyances, transfers or obligations made or incurred by the Debtors within the past four years or one year, depending on the type of transfer. However, under section 544 of the Code, it is necessary to establish that, at the time of the challenged conveyance or obligation, there in fact existed a creditor whose claim remained unpaid as of the Petition Date.

  The Debtors are not aware of any transfer during the applicable limitation period that might reasonably be characterized as a fraudulent conveyance, assuming the Debtors were insolvent at such time.

 2. Preferences.

  Under federal bankruptcy law, a trustee in bankruptcy may avoid transfers of assets of the debtor as a "preferential transfer". To constitute a preferential transfer, the transfer must be (a) of the debtor's property, (b) to or for the benefit of a creditor, (c) for or on account of an antecedent debt, (d) made while the debtor was insolvent, (e) made within 90 days before the filing of a bankruptcy petition or made within one year if to or for the benefit of an "insider" and (f) a transfer that enables the creditor to receive more than it would receive under a chapter 7 liquidation of the debtor's assets. The Code creates a rebuttable presumption that a debtor was insolvent during the 90 days immediately prior to the filing of the bankruptcy petition.

  Within the 90-day period immediately preceding the Petition Date, substantial payments were made by the Debtors for the following categories of expenses:

    (a) outside services (legal, accounting, financial advisors and consulting);

    (b) local, state and federal taxes (including property, sales, gross receipts and employee withholding);

    (c) severance and other employee-related payments; and

    (d) trade vendor and related, miscellaneous obligations.

  The Debtors have not conducted a full analysis of the payments described above to determine the propriety of such payments or their susceptibility to avoidance as preferences. A complete analysis would include a review of the amount of payment, the nature of goods or services or other obligations that gave rise to the payment in each of the above-described categories of payments and the availability of the various statutory defenses to preference liability to the recipients of such payments. In the Debtors' opinion, while the aggregate amount of such payments is not insignificant, most of such payments were appropriately paid in the ordinary course of operations, and the recapture of any individual amount would not materially change the proposed recovery to the Debtors' creditors pursuant to the Plan.

 B. CERTAIN EFFECTIVE DATE BONUSES

  As noted above, the Debtors compensate many of their professionals and the professionals of the Committee on an hourly or monthly basis. The compensation package approved by the Bankruptcy Court for Blackstone, the Debtors' financial advisors, also provides for a significant lump-sum payment to be made to Blackstone on the Effective Date. This Effective Date payment ranges from 0.3% to 0.7% of the Debtors' reorganization value, with the percentage payment increasing as reorganization value increases. The compensation package approved by the Bankruptcy Court for Houlihan Lokey Howard & Zukin ("Houlihan"), financial advisors to the Committee, provides that on the date that distributions are received by unsecured creditors, Houlihan may receive a lump-sum deferred compensation payment. This deferred payment will only be paid if the distribution to unsecured creditors exceeds approximately $84 million, and is based on the amount by which the distribution to unsecured creditors under the Plan exceeds a number that is approximately $84 million. In addition, Chilmark Partners, the financial advisors to the steering committee of the Pre-Petition Lenders, is entitled to a payment of $500,000 on the Effective Date.

  Moreover, on June 4, 1997, the Bankruptcy Court approved the establishment of an Effective Date Incentive Program. This program is intended to create incentives for and to reward various members of the Debtors' management for the unique and extraordinary demands placed on them and the contributions they have made to the resolution of the Debtors' restructuring and bankruptcy efforts. The Debtors believe that under the circumstances, the payments to be made under the Effective Date Incentive Program are fair and reasonable. At reorganization values up to $1 billion, the Board of Directors has authority to pay up to $2.8 million to the Debtors' management, to be distributed in accordance with the Effective Date Incentive Program. In addition, at reorganization values up to $1 billion, Ronald Grawert, the Debtors' Chief Executive Officer, will be entitled to a payment under the Effective Date Incentive Program of $1.5 million. Finally, at reorganization values up to $1 billion, Alvarez & Marsal, Inc. will be entitled, subject to final approval by the Bankruptcy Court, to an Effective Date Incentive Program payment equal to
 .2% of reorganization value.

X. RECOMMENDATION

  The Debtors believe that confirmation of the Plan is preferable to the available alternatives because it provides a greater and more timely distribution to Creditors than would otherwise result. In addition, any alternative to confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in potentially smaller distributions to the holders of Claims in the Cases. The Committee supports the Plan and will recommend to all Unsecured Creditors that they vote to accept the Plan. The Standby Purchasers also support the Plan and have agreed to vote in favor of the Plan.

XI. CONCLUSION

  The Debtors urge all holders of Claims that are or may be impaired under the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be timely received.

  Respectfully submitted this 3rd day of December, 1998.

                                       MOBILEMEDIA COMMUNICATIONS, INC.
                                       MOBILEMEDIA CORPORATION
                                       MOBILEMEDIA COMMUNICATIONS, INC.
                                        (CALIFORNIA)
                                       MOBILEMEDIA DP PROPERTIES, INC.
                                       MOBILEMEDIA PCS, INC.
                                       DIAL PAGE SOUTHEAST, INC.
                                       RADIO CALL COMPANY OF VA. INC.
                                       MOBILEMEDIA PAGING, INC.
                                       MOBILE COMMUNICATIONS CORPORATION OF
                                        AMERICA
                                       MOBILECOMM OF THE SOUTHEAST, INC.
                                       MOBILECOMM OF THE NORTHEAST, INC.
                                       MOBILECOMM NATIONWIDE OPERATIONS, INC.
                                       MOBILECOMM OF TENNESSEE, INC.
                                       MOBILECOMM OF THE SOUTHEAST PRIVATE
                                        CARRIER OPERATIONS, INC.
                                       MOBILECOMM OF THE SOUTHWEST, INC.
                                       MOBILECOMM OF FLORIDA, INC.
                                       MOBILECOMM OF THE MIDSOUTH, INC.
                                       FWS RADIO, INC.
                                       MOBILECOMM OF THE WEST, INC.

                                       Debtors and Debtors-in-Possession

                                                   /s/ Joseph A. Bondi
                                       By:____________________________________
                                                     JOSEPH A. BONDI
                                               CHAIRMAN--RESTRUCTURING OF
                                                 MOBILEMEDIA CORPORATION

   YOUNG CONAWAY STARGATT & TAYLOR, LLP               SIDLEY & AUSTIN


     James L. Patton, Jr. (No. 2202)                  J. Ronald Trost
         Joel A. Waite (No. 2925)                    James D. Johnson
     11th Floor--Rodney Square North                Shelley C. Chapman
               P.O. Box 391                            Lee M. Stein
        Wilmington, Delaware 19899                   875 Third Avenue
              (302) 571-6600                     New York, New York 10022
                                                      (212) 906-2000

                ATTORNEYS FOR DEBTORS AND DEBTORS-IN-POSSESSION

                                                                         ANNEX B



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        ARCH COMMUNICATIONS GROUP, INC.,

                                FARM TEAM CORP.,

                            MOBILEMEDIA CORPORATION

                                      AND

                        MOBILEMEDIA COMMUNICATIONS, INC.


                          DATED AS OF AUGUST 18, 1998
                      AND AMENDED AS OF SEPTEMBER 3, 1998
                           AND AS OF DECEMBER 1, 1998

                                                                  COMPOSITE COPY

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I
 THE MERGER
    1.1  The Merger; Effective Time.....................................    B-2
    1.2  The Closing....................................................    B-2
    1.3  Actions at the Closing.........................................    B-3
    1.4  Additional Action..............................................    B-3
    1.5  Conversion of Securities.......................................    B-3
         Appointment of Exchange Agent; Distributions in Accordance with
    1.6  Amended Plan...................................................    B-4
    1.7  Distribution to Holders of Buyer Common Stock..................    B-4
    1.8  Certificate of Incorporation...................................    B-4
    1.9  By-laws........................................................    B-4
    1.10 Directors and Officers.........................................    B-4
    1.11 Payment of Administrative Claims and Expenses..................    B-5
 ARTICLE II
 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE COMPANY
    2.1  Organization, Qualification, Corporate Power and Authority.....    B-5
    2.2  Capitalization.................................................    B-6
    2.3  Noncontravention...............................................    B-6
    2.4  Business Entities..............................................    B-6
    2.5  Financial Statements; Accounts Receivable; Inventory...........    B-7
    2.6  Absence of Certain Changes.....................................    B-7
    2.7  Undisclosed Liabilities........................................    B-8
    2.8  Tax Matters....................................................    B-8
    2.9  Tangible Assets................................................    B-9
    2.10 Owned Real Property............................................    B-9
    2.11 Intellectual Property..........................................   B-10
    2.12 Real Property Leases...........................................   B-11
    2.13 Contracts......................................................   B-11
    2.14 Licenses and Authorizations....................................   B-12
    2.15 Litigation.....................................................   B-13
    2.16 Employees......................................................   B-13
    2.17 Employee Benefits..............................................   B-13
    2.18 Environmental Matters..........................................   B-15
    2.19 Legal Compliance...............................................   B-16
    2.20 Subscriber Cancellations; Suppliers............................   B-16
    2.21 Capital Expenditures...........................................   B-16
    2.22 Brokers' Fees..................................................   B-16
    2.23 Certain Information............................................   B-17
    2.24 Disclosure.....................................................   B-17
 ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF THE BUYER
    3.1  Organization Qualification, Corporate Power and Authority......   B-18
    3.2  Capitalization.................................................   B-19
    3.3  Noncontravention...............................................   B-20
    3.4  Business Entities..............................................   B-20

                                                                            PAGE
                                                                            ----
    3.5  Reports and Financial Statements.................................  B-21
    3.6  Absence of Certain Changes.......................................  B-21
    3.7  Undisclosed Liabilities..........................................  B-21
    3.8  Tax Matters......................................................  B-21
    3.9  Tangible Assets..................................................  B-23
    3.10 Owned Real Property..............................................  B-23
    3.11 Intellectual Property............................................  B-23
    3.12 Real Property Leases.............................................  B-23
    3.13 Contracts........................................................  B-24
    3.14 Licenses and Authorizations......................................  B-24
    3.15 Litigation.......................................................  B-25
    3.16 Employees........................................................  B-26
    3.17 Employee Benefits................................................  B-26
    3.18 Environmental Matters............................................  B-27
    3.19 Legal Compliance.................................................  B-28
    3.20 Merger Subsidiary................................................  B-28
    3.21 Capital Expenditures; Suppliers..................................  B-28
    3.22 Brokers' Fees....................................................  B-28
    3.23 Rights Agreement; Section 203....................................  B-28
    3.24 Opinion of Financial Advisor.....................................  B-28
    3.25 Required Vote of the Buyer's Stockholders........................  B-29
    3.26 Certain Information..............................................  B-29
    3.27 Disclosure.......................................................  B-29
 ARTICLE IV
 COVENANTS
    4.1  Best Efforts.....................................................  B-29
    4.2  Approvals; Consents..............................................  B-29
    4.3  Buyer Not To Control.............................................  B-30
    4.4  Bankruptcy Covenants.............................................  B-30
    4.5  Operation of Business............................................  B-31
    4.6  Notice of Breaches...............................................  B-34
    4.7  Exclusivity......................................................  B-34
    4.8  Breakup Fee Provisions...........................................  B-36
    4.9  Nasdaq National Market Quotation.................................  B-36
    4.10 Delivery of Financial Statements.................................  B-37
    4.11 Full Access......................................................  B-37
    4.12 Stockholders Approval; Meeting...................................  B-37
    4.13 Proxy Statement, Disclosure Statement, Etc.......................  B-37
    4.14 Application of Pinnacle Proceeds.................................  B-38
    4.15 FCC Filing.......................................................  B-38
    4.16 Indemnification; Director and Officers Insurance.................  B-39
    4.17 State Takeover Laws..............................................  B-39
    4.18 Employees........................................................  B-39
    4.19 Rights Agreement.................................................  B-40
    4.20 Buyer Rights Offering; Registration Statement....................  B-40
    4.21 Reimbursement of Buyer's Expenses................................  B-41
    4.22 Stockholder Rights Offering......................................  B-41

                                                                        PAGE
                                                                        ----
 ARTICLE V
 CONDITIONS TO CLOSING
    5.1  Conditions to Obligations of Each Party......................  B-42
    5.2  Conditions to Obligations of the Buyer.......................  B-44
    5.3  Conditions to Obligations of the Company.....................  B-44
 ARTICLE VI
 TERMINATION
    6.1  Termination of Agreement.....................................  B-45
    6.2  Effect of Termination........................................  B-46
 ARTICLE VII
 DEFINITIONS
 ARTICLE VIII
 GENERAL PROVISIONS
    8.1  Press Releases and Announcements.............................  B-51
    8.2  No Third Party Beneficiaries.................................  B-51
    8.3  Entire Agreement.............................................  B-51
    8.4  Succession and Assignment....................................  B-51
    8.5  Counterparts.................................................  B-51
    8.6  Headings.....................................................  B-51
    8.7  Notices......................................................  B-51
    8.8  Governing Law................................................  B-52
    8.9  Amendments and Waivers.......................................  B-52
    8.10 Severability.................................................  B-52
    8.11 Expenses.....................................................  B-52
    8.12 Specific Performance.........................................  B-52
    8.13 Construction.................................................  B-52
    8.14 Incorporation of Exhibits and Schedules......................  B-52
    8.15 Knowledge....................................................  B-52
    8.16 Survival of Representations..................................  B-53
    8.17 Bankruptcy Process...........................................  B-53
    8.18 Reverse Stock Split..........................................  B-53

LIST OF EXHIBITS

 EXHIBIT A            Second Amended Joint Plan of Reorganization
 EXHIBIT B            Buyer Participation Warrant Agreement
 EXHIBIT C            Registration Rights Agreement
 EXHIBIT D            Amendment to Buyer's Rights Agreement dated as of August 18, 1998
 EXHIBIT D-1          Amendment to Buyer's Rights Agreement dated as of September 3, 1998
 EXHIBIT E            Opinion of Buyer's Financial Advisor
 EXHIBIT F            Buyer Charter Amendment
 EXHIBITS G,H,I,J,K&L Standby Purchase Commitments

LIST OF SCHEDULES

 SCHEDULE I           Subsidiaries of the Company
 SCHEDULE III         Rights Offering Term Sheet
 SCHEDULE IV          Stockholder Rights Offering Term Sheet

                    COMPOSITE AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement") entered into as of August 18, 1998 (the date of this Agreement or the "Agreement Date") and amended as of September 3, 1998 and as of December 1, 1998 by and among Arch Communications Group, Inc., a Delaware corporation (the "Buyer"), Farm Team Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (the "Merger Subsidiary"), MobileMedia Corporation, a Delaware corporation (the "Parent"), and MobileMedia Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Company" and, together with the Buyer, the Merger Subsidiary and the Parent, the "Parties").

                             PRELIMINARY STATEMENT

  A. The Parent, the Company and those subsidiaries of the Company set forth in Schedule I attached hereto (collectively, the "Debtors" and each, individually, a "Debtor") are debtors in possession in Chapter 11 cases (Case Nos. 97-174 (PJW) through and including 97-192 (PJW)) (collectively the "Chapter 11 Proceeding") pending before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors have previously filed a proposed Joint Plan of Reorganization dated January 27, 1998 (the "Prior Plan") with the Bankruptcy Court.

  B. This Agreement contemplates a merger of the Company into the Merger Subsidiary. As a result of such merger, the separate corporate existence of the Company shall cease and the Merger Subsidiary shall continue as the Surviving Corporation (as defined in Section 1.1). For federal income tax purposes, it is intended that such merger will qualify as a reorganization under the provisions of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

  C. The merger contemplated by this Agreement shall constitute the basis for the Debtors' Third Amended Joint Plan of Reorganization in the form attached hereto as Exhibit A, as amended from time to time as permitted hereby and thereby (the "Amended Plan"). Pursuant to the Amended Plan, which shall be filed with the Bankruptcy Court as soon as practicable after the date of this Agreement (but not later than December 2, 1998 in any event): (i) all the outstanding equity interests in the Company and the Parent shall be canceled without consideration, and the Parent shall be dissolved; (ii) all allowed prepetition claims against, and prepetition obligations and indebtedness of, the Debtors (the "Allowed Claims") shall be (a) satisfied by the distribution of cash, shares of capital stock of the Buyer, Rights (as defined in paragraph
(E) below) and/or certain other consideration to the holders of the Allowed Claims or (b) otherwise discharged; (iii) the commitments under the DIP Loan Agreement (as defined in Section 1.11) shall be terminated and all amounts owed under or in respect of the DIP Loan Agreement shall be paid in full in cash; and (iv) the Merger Subsidiary shall remain a wholly owned subsidiary of the Buyer.

  D. This Agreement contemplates that the Buyer shall cause the Surviving Corporation (as defined in Section 1.1) to pay or assume all allowed administrative and priority claims and expenses of the Debtors and shall make available to the Surviving Corporation the monies necessary for the timely payment thereof.

  E. In connection with the Merger (as defined in Section 1.1) and as part of the Amended Plan, the Buyer intends to conduct the Rights Offering (as defined in Section 4.20), in which it will issue to holders of certain Allowed Claims transferable rights ("Rights") to purchase shares of Common Stock, $0.01 par value per share, of the Buyer ("Buyer Common Stock") or shares of Buyer Class B Common Stock (as defined in Section 3.1(b)), if applicable. Contemporaneously with the execution and delivery of this Agreement, certain holders of Allowed Claims (the "Standby Purchasers") are making certain commitments in connection with the Rights Offering (as the same may be amended from time to time, the "Standby Purchase Commitments"), copies of which are attached as Exhibits G, H, I, J, K and L hereto. In partial consideration for the Standby Purchase Commitments, the Buyer will issue to the Standby Purchasers warrants to purchase shares of Buyer Common Stock ("Buyer Participation Warrants"), such Buyer Participation Warrants to be issued pursuant to a warrant agreement in the form attached hereto as Exhibit B-1 (the "Buyer Participation Warrant Agreement"), as provided in the Standby Purchase Commitments. In addition, in connection with the Standby Purchase Commitments, the Buyer and the Standby Purchasers will enter into a registration rights agreement in the form attached hereto as Exhibit C (as the same may be amended from time to time, the "Registration Rights Agreement").

  F. The Buyer will conduct the Stockholder Rights Offering (as defined in
Section 4.22), in which it will issue to holders of Buyer Common Stock and Buyer's Series C Convertible Preferred Stock, $.01 par value per share (the "Buyer Preferred Stock" and, together with the Buyer Common Stock, the "Buyer Stock"), as of a record date to be determined by the Board of Directors of the Buyer (the "Buyer Record Date"), such holders being referred to herein as the "Stockholder Rights Holders", non-transferable rights ("Stockholder Rights") (except that, at the Buyer's election, Stockholder Rights will transfer with the underlying shares in respect of which Stockholder Rights are distributed) to acquire an aggregate of 44,893,166 shares of Buyer Common Stock. In connection therewith, immediately following the Merger, the Buyer will distribute to the stockholders of the Buyer Participation Warrants to purchase an aggregate number of shares of Buyer Common Stock equal to the excess of 44,893,166 over the number of shares of Buyer Common Stock issued upon exercise of Stockholder Rights issued in the Stockholder Rights Offering (such distribution being referred to herein as the "Buyer Distribution").

  G. The transactions contemplated by this Agreement, including the Merger, shall be consummated pursuant to the Amended Plan as confirmed by an order of the Bankruptcy Court entered pursuant to Section 1129 of the Bankruptcy Code (as defined in Section 2.1(a)) (the "Confirmation Order"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Amended Plan.

  NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties further agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger; Effective Time. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall merge with and into the Merger Subsidiary (such merger being referred to herein as the "Merger") at the Effective Time (as defined below in this Section 1.1). The Merger shall have the effects set forth in Section 259 of the DGCL. At the Effective Time, the separate corporate existence of the Company shall cease and thereafter the Merger Subsidiary shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), and all the rights, privileges, immunities, powers and franchises (of a public as well as of a private nature) of the Company and the Merger Subsidiary and all property (real, personal and mixed) of the Company and the Merger Subsidiary shall vest in the Surviving Corporation. The "Effective Time" shall be the time at which the Company and the Merger Subsidiary file a certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware or such later time as may be specified in the Certificate of Merger.

  1.2 The Closing. Unless this Agreement shall have been terminated pursuant to Article VI hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, commencing at 10:00 a.m., local time, on a date to be mutually agreed by the Company and the Buyer, which date shall be at least seven, but no more than ten, business days after the date upon which all the conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 5.1 (other than Section 5.1(j)) have first been satisfied or waived, which date shall be the same date as the Effective Date under the Amended Plan (the "Closing Date"); provided that the Closing shall not occur until the condition set forth in Section 5.1(j) shall have been satisfied and the conditions set forth in Sections 5.2 and 5.3 shall have been satisfied or waived. Notwithstanding anything contained herein to the contrary, in no event will the Closing be earlier than twelve business days after the Buyer delivers to the Standby Purchasers the written notice required pursuant to Section 4(c)(i) of the Standby Purchase Commitments.

  1.3 Actions at the Closing. At the Closing, (a) the Parent and the Company shall deliver to the Buyer and the Merger Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Merger Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Buyer shall file with the Secretary of State of the State of Delaware the Buyer Charter Amendment (as defined in Section 4.12), (d) the Company and the Merger Subsidiary shall immediately thereafter file with the Secretary of State of the State of Delaware the Certificate of Merger, (e)(i) the Buyer shall deliver (A) to the Pre-Petition Agent, for the benefit of the Pre-Petition Lenders, $479,000,000 in immediately available funds, (B) to the Company (or, from and after the Effective Time, the Surviving Corporation) immediately available funds when and as required in amounts sufficient to pay allowed administrative and priority claims and expenses of the Debtors, whether allowed prior to or after the Effective Time, as set forth in the Amended Plan (collectively, the "Plan Cash") and (C) to a bank trust company or other entity reasonably satisfactory to the Company and the Buyer appointed by the Buyer to act as the exchange agent (the "Exchange Agent") pursuant to Section 1.6(a), certificates representing 14,344,969 shares of Buyer Common Stock (the "Plan Shares") to be distributed as contemplated by Section 1.6(b), (ii) the Buyer shall issue shares of Buyer Common Stock (and Buyer Class B Common Stock, if applicable) purchased through the exercise of the Rights (with the number of such shares not to exceed 108,500,000 in the aggregate), and (iii) the Buyer shall issue the shares of Buyer Common Stock purchased through the exercise of Stockholder Rights (with the number of such shares not to exceed 44,893,166 in the aggregate) and the Buyer shall effect the Buyer Distribution.

  1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Merger Subsidiary, in order to consummate the transactions contemplated by this Agreement.

  1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and the Amended Plan and without any further action on the part of any person or entity:

    (a) Each share of common stock, $0.01 par value per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

     (b) Each share of capital stock of the Parent (collectively, the "Company Stock") that is either outstanding or held in the treasury of the Parent immediately prior to the Effective Time, each share of capital stock of the Company, each share of capital stock of each of the other Debtors held by any person or entity other than the Debtors, and each option, warrant or other right issued by any of the Debtors to acquire any such capital stock and outstanding immediately prior to the Effective Time shall be canceled without payment of any consideration therefor and shall cease to exist. Pursuant to Section 303 of the DGCL and the Amended Plan, holders of the Company Stock shall have no statutory right of appraisal in connection with the Merger, and such holders shall have no right to approve or disapprove the Merger or this Agreement.

  1.6 Appointment of Exchange Agent; Distributions in Accordance with Amended Plan.

  (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect, pursuant to and in accordance with the Amended Plan, the distribution of Plan Shares in exchange for, and in satisfaction of, certain Allowed Class 6 Claims.

  (b) The Buyer and the Surviving Corporation shall cause the Exchange Agent, promptly after the Effective Time, to commence the distribution of Plan Shares (which Plan Shares are defined in the Amended Plan as the "Creditor Stock Pool") to holders of Allowed Class 6 Claims in exchange for, and in satisfaction of, such Allowed Class 6 Claims, all as provided in the Amended Plan.

  1.7 Distribution to Holders of Buyer Common Stock

    (a) The Buyer shall conduct the Stockholder Rights Offering in accordance with Section 4.22, and the Buyer shall, as soon as practicable after the occurrence of the Effective Time, declare and make the Buyer Distribution.

    (b) Notwithstanding the foregoing, no fractional Buyer Participation Warrants shall be issued in the Buyer Distribution; in lieu thereof, fractional Buyer Participation Warrants that would otherwise be issued in the Buyer Distribution will be rounded up or down to the nearest whole number of Buyer Participation Warrants.

  1.8 Certificate of Incorporation. From and after the Effective Time, the Certificate of Incorporation of the Merger Subsidiary, as in effect immediately prior to the Effective Time (except that the name of the corporation set forth therein shall be changed to the name of the Company) and as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter further amended as provided by law and such Certificate of Incorporation.

  1.9 By-laws. From and after the Effective Time, the By-laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time (except that the name of the corporation set forth therein shall be changed to the name of the Company), shall be the By-Laws of the Surviving Corporation, until thereafter further amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

  1.10 Directors and Officers. From and after the Effective Time, the directors and officers of the Merger Subsidiary immediately prior to the Effective Time shall be and continue as directors and officers, respectively, of the Surviving Corporation as of the Effective Time, until thereafter changed in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

  1.11 Payment of Administrative Claims and Expenses. At the Effective Time, the Buyer shall cause the Surviving Corporation to pay or assume the allowed administrative and priority claims and expenses of the Debtors, whether allowed prior to or after the Effective Time (including, without limitation, (a) the payment of obligations under the existing debtor-in-possession financing facility (the "DIP Loan Agreement") and (b) the assumption of post-petition trade payables arising in the Ordinary Course of Business (as defined in Section 2.3)), as specified in the Amended Plan. The Buyer shall make available to the Surviving Corporation any monies necessary for the Surviving Corporation to make timely payment of such claims and expenses.

                                  ARTICLE II

         Representations and Warranties of the Parent and the Company

  Each of the Parent and the Company represents and warrants to the Buyer that the statements contained in this Article II are true and complete, except as set forth in the disclosure schedule of the Company delivered to the Buyer simultaneously with the execution and delivery hereof (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II, and the disclosures in any section or paragraph of the Company Disclosure Schedule shall qualify other sections or paragraphs in this Article II only to the extent that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs. For purposes of this Agreement, a "Debtor Material Adverse Effect" shall mean a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of the Debtors, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Company conducts its business.

  2.1 Organization, Qualification, Corporate Power and Authority.

  (a) Each of the Debtors is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Debtors is duly qualified to conduct business and is in good standing under the laws of each jurisdiction (each such jurisdiction being set forth in Section 2.1(a) of the Company Disclosure Schedule) in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, other than where the failure to be so qualified would not in the aggregate have a Debtor Material Adverse Effect. Subject to supervision by the Bankruptcy Court in accordance with Title 11 of the United States Code (the "Bankruptcy Code"), each of the Debtors has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the Debtors has furnished to the Buyer true and complete copies of its charter and by-laws, each as amended and as in effect on the date hereof. Each of the Debtors has at all times complied with, and is not in default under or in violation of, any provision of its charter or by-laws, other than where the failure to so comply and such defaults and violations would not in the aggregate have a Debtor Material Adverse Effect.

  (b) Subject to the entry of the Initial Merger Order (as defined in Section 4.4(a)), with respect to the Company Breakup Fee, the Buyer Breakup Fee and the Buyer Reimbursement (each as defined in Article 4), and subject to the entry of the Confirmation Order, with respect to the remaining terms and conditions of this Agreement, each of the Parent and the Company has all requisite power and authority to execute and deliver this Agreement. Subject to the entry of the Initial Merger Order, with respect to the Company Breakup Fee, the Buyer Breakup Fee and the Buyer Reimbursement, and subject to the entry of the Confirmation Order, with respect to the remaining terms and conditions of this Agreement, this Agreement has been (i) duly and validly executed and delivered by the Parent and the Company and (ii) duly and validly authorized by all necessary corporate action on the part of the Parent and the Company. Subject to the entry of the Initial Merger Order, with respect to the Company Breakup Fee, the Buyer Breakup Fee and the Buyer Reimbursement, and subject to the entry of the Confirmation Order, with respect to the remaining terms and conditions of this Agreement, this Agreement constitutes a valid and binding obligation of the Parent and the Company enforceable against the Parent and the Company in accordance with its terms.

  (c) Each of the Debtors has the requisite power and authority to execute and file with the Bankruptcy Court the Amended Plan. The Amended Plan has been (i) duly and validly executed by each Debtor and (ii) duly and validly authorized by all necessary corporate action on the part of each Debtor. Upon the entry of the Confirmation Order, the Amended Plan will constitute a valid and binding obligation of each Debtor enforceable against each Debtor in accordance with its terms.

  2.2 Capitalization. On the Closing Date, after giving effect to the Amended Plan (but immediately prior to the Merger), the authorized capital stock of each Debtor will be as set forth in Section 2.2 of the Company Disclosure Schedule. On the Closing Date, after giving effect to the Amended Plan, there will be no outstanding Company Stock and no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which any of the Debtors is a party or which are binding upon any of the Debtors providing for the issuance, disposition or acquisition of any of its capital stock or stock appreciation, phantom stock or similar rights.

  2.3 Noncontravention. Except for the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any applicable state and foreign securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Communications Act of 1934, as amended (the "Communications Act"), and the regulations of the Federal Communications Commission (the "FCC"), state public utility, telecommunication or public service laws, and the Bankruptcy Code, the Confirmation Order and the Amended Plan, none of the execution and delivery of this Agreement by the Parent and the Company, the execution and filing with the Bankruptcy Court of the Amended Plan by the Debtors or the consummation of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the charter or by-laws of any Debtor; (b) require on the part of any Debtor any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), other than where the failure to make or obtain such filings, permits, authorizations, consents or approvals would not in the aggregate have a Debtor Material Adverse Effect or materially adversely affect the ability of the Reorganized Debtors (which, for purposes of this Agreement, shall mean the "Reorganized Debtors" as defined in the Amended Plan, together with "License Co. L.L.C." as defined in the Amended Plan) to operate the business of the Debtors following the Effective Time; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any post-petition contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below in this Section 2.3) or other arrangement to which any Debtor is a party or by which any Debtor is bound or to which any of their respective assets is subject or any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to any Debtor or any of their respective properties or assets, other than such conflicts, violations, breaches, defaults, accelerations, terminations, modifications, cancellations or notices, consents or waivers as would not in the aggregate have a Debtor Material Adverse Effect; or (d) result in the imposition of any Security Interest upon any assets of any Debtor. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than liens arising in the ordinary course of business consistent with past custom and practice, including with respect to frequency and amount (the "Ordinary Course of Business").

  2.4 Business Entities.

  (a) Section 2.4(a) of the Company Disclosure Schedule sets forth a true and complete list of each corporation, partnership, limited liability company or other form of business association (a "Business Entity") in which any Debtor, directly or indirectly, owns any equity interest or any security convertible into or exchangeable for an equity interest (each a "Debtor Business Entity") which is material to the Parent and the Company.

  (b) The Debtor Business Entities listed in Section 2.4(b) of the Company Disclosure Schedule are the only Debtor Business Entities which have conducted any operations, trade or businesses of the Debtors since January 30, 1997, hold any Debtor Authorizations (as defined in Section 2.14(a)) or own any assets necessary for the conduct of the businesses of the Debtors as currently conducted.

  (c) The Debtors own all the outstanding equity interests in each Debtor Business Entity.

  (d) No Debtor is in default under or in violation of any provision of its organizational documents. To the knowledge of the Parent or the Company, all the issued and outstanding equity interests of each Debtor Business Entity are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. On the Closing Date, after giving effect to the effectiveness of the Amended Plan, all equity interests of each Debtor Business Entity that are held of record or owned beneficially by the Parent, the Company or another Debtor immediately prior to the Effective Time will be held or owned by the respective Reorganized Debtors free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.

  (e) There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Debtor Business Entity to which any Debtor is a party or by which it is bound, or, to the Parent's or the Company's knowledge, any other such trusts, proxies, agreements or understandings.

  2.5 Financial Statements; Accounts Receivable; Inventory.

  (a) The Debtors have previously provided to the Buyer (i) the audited consolidated balance sheets and statements of operations and changes in stockholders' equity and cash flows of the Company as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 (the "Audited Company Financial Statements") and (ii) the unaudited consolidated balance sheet (which indicates separately liabilities arising on or after January 30, 1997 (the "Filing Date")) (the "June 30 Unaudited Company Balance Sheet") and the unaudited consolidated statements of operations and changes in stockholders' equity and cash flows of the Company as of and for the six-month period ended June 30, 1998 (the "Company Balance Sheet Date"). Such financial statements (collectively, the "Company Financial Statements"), (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the U. S. Securities and Exchange Commission (the "SEC") with respect thereto; (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and, in the case of interim financial statements, as permitted by Form 10-Q under the Exchange
Act); (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein; and (iv) are consistent with the books and records of the Company, subject, in the case of clauses (i), (ii) and (iii), (a) to the paragraph in the report of independent auditors on the Audited Company Financial Statements describing conditions that raise substantial doubt about the Company's ability to continue as a going concern, and (b) to the Company Financial Statements not including any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

  (b) The accounts receivable of the Debtors reflected on the June 30 Unaudited Company Balance Sheet, and those arising since the date of the June 30 Unaudited Company Balance Sheet, are valid receivables subject to no set-offs or counterclaims, net of a reserve for bad debts, which reserve is reflected on the June 30 Unaudited Company Balance Sheet. The inventories of the Debtors reflected on the June 30 Unaudited Company Balance Sheet are of a quality and quantity useable and/or saleable in the Ordinary Course of Business, except as written down to net realizable value on the June 30 Unaudited Company Balance Sheet. All inventory shown on the June 30 Unaudited Company Balance Sheet has been priced at the lower of cost or net realizable value.

  2.6 Absence of Certain Changes. Since the Company Balance Sheet Date, (a) there has not been any Debtor Material Adverse Effect, nor has there occurred any event or development that would have a Debtor Material Adverse Effect, and
(b) no Debtor has taken any action that would be prohibited by subsection (a) of

Section 4.5 below if taken from and after the date of this Agreement. Except as set forth in amendments thereto currently being prepared that decrease the Debtors' liabilities thereunder, the Statement of Affairs and Schedules of Assets and Liabilities and Executory Contracts of the Debtors filed with the Bankruptcy Court in the Chapter 11 Proceeding, as amended, includes a list which is true and complete in all material respects of all the material creditors, whether secured or unsecured, of the Debtors at the Filing Date.

  2.7 Undisclosed Liabilities. None of the Debtors has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due and whether arising prior to or subsequent to the Filing Date), except for (a) liabilities that will be fully discharged in the Chapter 11 Proceeding at the Effective Time, paid from the Plan Cash and the Plan Shares in accordance with the terms of the Amended Plan or, with respect to obligations arising under the DIP Loan Agreement, otherwise paid in full in cash; (b) liabilities arising after the Filing Date separately shown or expressly reserved for separately on the June 30 Unaudited Company Balance Sheet; (c) liabilities that have arisen since the Company Balance Sheet Date in the Ordinary Course of Business of the Debtors and that are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period; and (d) liabilities incurred in the Ordinary Course of Business of the Debtors that are not required by GAAP to be reflected on the June 30 Unaudited Company Balance Sheet and that are not in the aggregate material. Section 2.7 of the Company Disclosure Statement sets forth all amounts due under the Dial Page Indenture at June 30, 1998.

  2.8 Tax Matters.

  (a) (i) Each of the Debtors has filed all Tax Returns (as defined below in this Section 2.8(a)) that it was required to file, and all such Tax Returns were true and complete in all material respects. (ii) No Debtor is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Debtors are or were members. (iii) The Debtors have paid all Taxes (as defined below in this Section 2.8(a)) of the Debtors that were due and payable prior to the date hereof. (iv) All Taxes that any Debtor is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

  (b) (i) The Debtors have delivered or otherwise made available to the Buyer true and complete copies of all federal income Tax Returns for the "affiliated group" (as defined in Section 1504(a) of the Code) of which the Parent is the common parent and the Debtors are members (the "Company Group"), together with all related examination reports and statements of deficiency, for all periods commencing on or after December 1, 1993 and, to the extent in the possession of the Debtors, true and complete copies of the portion of the federal income Tax Returns of any member of a Debtor Affiliated Group (as defined below), together with all related examination reports and statements of deficiency, relating to the activities of any Debtor for all Debtor Affiliated Periods (as defined below). For purposes of this Section 2.8, "Debtor Affiliated Group" means each group of corporations with which any Debtor has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns and "Debtor Affiliated Period" means a period in which a Debtor was a member of a Debtor Affiliated Group. (ii) The federal income Tax Returns of the Company Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.8(b) of the Company Disclosure Schedule. (iii) The Debtors have made available to the Buyer true and complete copies of all other Tax Returns of the Debtors in the possession of the Debtors, together with all related examination reports and statements of deficiency, and, to the extent in the possession of the Debtors, true and complete copies of the portion of all other Tax Returns of any member of a Debtor Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of any Debtor for all Debtor Affiliated Periods. (iv) No examination or audit of any Tax Return of any Debtor by any Governmental Entity is currently in progress, threatened or contemplated. (v) No Debtor has been informed by any jurisdiction that the jurisdiction believes that the Debtor was required to file any Tax Return that has not since been timely filed or, if not timely filed, with respect to which an assessed amount has not since been paid. (vi) No Debtor has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency which waiver or extension of time is still in effect.

  (c) No Debtor (i) is a "consenting corporation" within the meaning of
Section 341(f) of the Code and none of the assets of the Debtors is subject to an election under Section 341(f) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iii) has any actual or potential liability for any Taxes of any person (other than the Debtors) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b) other than a reduction required by reason of the transactions contemplated by this Agreement, if any.

  (d) None of the assets of any Debtor: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

  (e) No Debtor will have undergone a change in its method of accounting requiring an inclusion in its taxable income of an adjustment pursuant to
Section 481(c) of the Code for any taxable period beginning on or after the Closing Date other than a change occurring by reason of the transactions contemplated by this Agreement, if any.

  (f) No state or federal "net operating loss" of the Debtors determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

  (g) Section 2.8(g) of the Company Disclosure Schedule sets forth in reasonable detail the following information with respect to the Debtors as of the most recent practicable date: (i) the basis of the Debtors in their assets; (ii) the basis of the stockholder(s) of the Debtors (other than the Company) in its stock (or the amount of any "excess loss account"); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Debtors; and (iv) the amount of any deferred gain or loss allocable to the Debtors arising out of any "deferred intercompany transaction."

  (h) Neither the Parent nor the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

  2.9 Tangible Assets. The Debtors own or lease all tangible assets necessary for the conduct of their respective businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used, other than where the failures or defects would not in the aggregate have a Debtor Material Adverse Effect.

  2.10 Owned Real Property. The Company has previously made available to the Buyer a true and complete listing of all material real property that has been owned by the Debtors at any time on or after January 30, 1997 (other than the real property that the Debtors have agreed to sell pursuant to the Purchase Agreement dated as of July 7, 1998 among the Debtors and Pinnacle Towers Inc. ("Pinnacle") (as approved by order of the Bankruptcy Court entered on August 10, 1998, and as such agreement may be amended in accordance with the terms hereof and thereof and in accordance with the terms of such order of the Bankruptcy Court, the "Debtor Tower Agreement"). With respect to each such parcel of real property which is currently owned by the Debtors, the identified owner has good record and marketable title to such parcel, free and clear of any Security Interest, easement, covenant or other restriction, except for Security Interests in favor of the lenders under the DIP Loan Agreement, and Security Interests, easements, covenants and other restrictions which do not materially impair the use, occupancy or value of such parcel as presently used in the Debtors' businesses.

  2.11 Intellectual Property.

  (a) The Debtors own, license or otherwise have the legally enforceable right to use all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material used in the operation of the businesses of the Debtors or necessary for the operation of the businesses of the Debtors as presently conducted by the Debtors (collectively, "Debtors' Intellectual Property"). Each such item of Debtors' Intellectual Property owned or available for use by the Debtors immediately prior to Closing will be owned or available for use by the Reorganized Debtors and the Buyer on substantially similar terms and conditions immediately following the Closing. No other person or entity has any rights to any of the Debtors' Intellectual Property, and no other person or entity is infringing, violating or misappropriating any of the Debtors' Intellectual Property used in the businesses of the Debtors, other than such infringements, violations or misappropriations as would not in the aggregate have a Debtor Material Adverse Effect.

  (b) The business, operations and activities of each Debtor as presently conducted or as conducted at any time within the two years prior to the date of this Agreement have not materially infringed or violated, or constituted a material misappropriation of, and do not now materially infringe or violate, or constitute a material misappropriation of, any intellectual property rights of any other person or entity. Since January 30, 1997, no Debtor has received any written, or to its knowledge, verbal, complaint, claim or notice alleging any such infringement, violation or misappropriation which has not been disposed of through a settlement agreement described in Section 2.11(b) of the Company Disclosure Schedule.

  (c) Section 2.11(c) of the Company Disclosure Schedule sets forth each patent or trademark registration which has been issued to or is owned by any Debtor with respect to any Debtors' Intellectual Property, identifies each pending patent or trademark application or application for registration which any Debtor has made or which any Debtor owns with respect to any Debtors' Intellectual Property, identifies, with respect to each such patent or trademark registration or application: (i) the jurisdiction or jurisdictions where such filings have been made; and (ii) an estimate of the aggregate application, renewal, continuation or other fees payable with respect to such patent or trademark registrations and applications within six months of the date of this Agreement, and identifies each license or other agreement pursuant to which any Debtor has granted (other than in the Ordinary Course of Business) any rights to any third party with respect to any Debtors' Intellectual Property. The Debtors have delivered or otherwise made available to the Buyer true and complete copies of all such licenses and agreements (each as amended to date) and have made available to the Buyer true and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item, as well as all patents and trademark registrations and applications.

  (d) Section 2.11(d) of the Company Disclosure Schedule sets forth each item of Debtors' Intellectual Property (other than commercially available software generally available to the public at a license fee of less than $10,000) used by any Debtor in the operation of its business that is owned by a party other than the party using it. The Debtors have delivered or otherwise made available to the Buyer true and complete copies of all licenses, sublicenses or other agreements (each as amended to date) pursuant to which any Debtor uses such Debtors' Intellectual Property, all of which are set forth in
Section 2.11(d) of the Company Disclosure Schedule.

  (e) The Debtors have previously delivered or otherwise made available to the Buyer true and complete copies of all internal reports, investigations, analyses or other documents concerning the Debtors' Year 2000 compliance.

  2.12 Real Property Leases. Section 2.12 of the Company Disclosure Schedule lists all real property (other than tower sites) leased or subleased to the Debtors, indicating, in each case, the term of the lease and any extension and expansion options and the rent payable under such lease. The Debtors have made available to the Buyer true and complete copies of all such leases and subleases (each as amended to date), together with true and complete lists of the tower sites omitted from Section 2.12 of the Company Disclosure Schedule. With respect to each such lease and sublease:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to the effect of the Chapter 11 Proceeding and bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

    (b) if assumed pursuant to the Amended Plan, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

    (c) none of the Debtors, nor, to the Parent's or the Company's knowledge, any other party to the lease or sublease, is in material breach or default, and no event (other than (i) the nonpayment of rent or other charges by the Debtors with respect to periods prior to the Filing Date or (ii) the commencement of the Chapter 11 Proceeding) has occurred which, with notice or lapse of time, would constitute a material breach or default by the Debtors or, to the Parent's or the Company's knowledge, by any such other party, or permit termination, modification or acceleration thereunder;

    (d) to the knowledge of the Debtors, there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

    (e) none of the Debtors has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

    (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

    (g) other than in the Ordinary Course of Business, no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Debtors (except amounts owing for periods prior to the Filing Date).

  2.13 Contracts.

  (a) Section 2.13 of the Company Disclosure Schedule sets forth a true and complete list of all written arrangements (including, without limitation, written agreements) to which any Debtor is a party which, pursuant to the rules and regulations of the SEC, would have to be attached as exhibits as material contracts to an Annual Report on Form 10-K filed by the Parent or the Company if such Annual Report were filed on the date of this Agreement.

  (b) The Debtors have delivered or otherwise made available to the Buyer a true and complete copy of each written arrangement (each as amended to date) required to be listed in Section 2.13 of the Company Disclosure Schedule. With respect to each written arrangement so listed: (i) as to a prepetition agreement susceptible of assumption, upon the assumption thereof by the Debtors pursuant to Section 365 of the Bankruptcy Code as specified in the Amended Plan, the written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) none of the Debtors nor, to the Parent's or the Company's knowledge, any other party, is in material breach or default, and no event (other than (x) the failure by the Debtor to pay an amount due thereunder with respect to goods or services rendered prior to the Filing Date, (y) the failure by the Debtor to render goods or services thereunto prior to the Filing Date or (z) the commencement of the Chapter 11 Proceeding) has occurred which with notice or lapse of time would constitute a material breach or default by the Debtors or, to the Parent's or the Company's knowledge, by any such other party, or permit termination, modification or acceleration, under the written arrangement. None of the Debtors is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.13 of the Company Disclosure Schedule under the terms of this Section 2.13. None of the Debtors is restricted by any arrangement from carrying on its business anywhere in the United States.

  2.14 Licenses and Authorizations.

  (a) The Debtors hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including, without limitation, the FCC or any state or local regulatory authorities or any state or local public service commission or public utility commission (each, a "State Authority") asserting jurisdiction over any Debtor or its businesses or assets, that are required for the conduct of their businesses as currently being conducted (each as amended to date) (collectively, the "Debtor Authorizations"), other than such licenses, permits, certificates, franchises, ordinances, registrations or other rights, applications and authorizations the absence of which would not in the aggregate materially impair the ability of either the Parent or the Company to consummate the transactions contemplated hereby or of the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing. Section 2.14(a) of the Company Disclosure Schedule contains a true and complete list of such Debtor Authorizations.

  (b) Section 2.14(b) of the Company Disclosure Schedule contains a true and complete list of (i) each application of the Debtors pending before the FCC (collectively, the "Debtor FCC Applications"); (ii) each FCC permit and FCC license which is not a Debtor Authorization but in which any Debtor, directly or indirectly, holds an interest, including as a stakeholder in the licensee (collectively, the "Indirect Debtor Authorizations"); and (iii) all licenses, certificates, consents, permits, approvals and authorizations for the benefit of the Debtors pending before any State Authority (collectively, the "Debtor State Applications"). The Debtor Authorizations, the Debtor FCC Applications, the Indirect Debtor Authorizations and the Debtor State Applications (collectively, the "Debtor Licenses and Authorizations") are the only federal, state or local licenses, certificates, consents, permits, approvals and authorizations that are required for the conduct of the business and operations of the Debtors as presently conducted, other than such consents, permits, approvals or authorizations the absence of which would not in the aggregate materially impair the ability of either the Parent or the Company to either consummate the transactions contemplated hereby or of the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing.

  (c) The Debtor Authorizations and, to the Parent's and the Company's knowledge, the Indirect Debtor Authorizations are in full force and effect and, other than Security Interests in favor of the lenders under the DIP Loan Agreement and the Pre-Petition Lenders, have not been pledged or otherwise encumbered, assigned, suspended, modified in any material adverse respect, canceled or revoked, and each Debtor has operated in compliance with all terms thereof or any renewals thereof applicable to it, other than where the failure to so comply would not in the aggregate have a Debtor Material Adverse Effect or materially impair the ability of either the Parent or the Company to consummate the transactions contemplated hereby or of the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing. No event has occurred with respect to any of the Debtor Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Debtor Authorizations. To the knowledge of the Parent or the Company, there is not pending any application, petition, objection or other pleading with the FCC, any State Authority or any similar body having jurisdiction or authority over the operations of the Debtors which questions the validity of or contests any Debtor Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any Debtor Authorization.

  (d) Except for approval by the Bankruptcy Court or by the FCC as contemplated by Section 4.15 or as set forth in Section 2.14(d) of the Company Disclosure Schedule, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any Governmental Entity is required to be obtained or made by any Debtor in connection with the transfer or deemed transfer of the Debtor Licenses and Authorizations to the Buyer as a result of the consummation of the transactions contemplated hereby, except where the failure to obtain or make such permit, consent, approval, authorization, qualification, registration, declaration or filing would not materially impair the ability of the Company to consummate the transactions contemplated hereby or the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing.

  2.15 Litigation. Except as to claims arising prior to the Filing Date that are within the jurisdiction of the Bankruptcy Court or are to be resolved in the Chapter 11 Proceeding or by force of the discharge granted to the Debtors in connection with the Chapter 11 proceeding, as of the date of this
Agreement: (a) there is no action, suit, proceeding or investigation to which any Debtor is a party (either as a plaintiff or defendant) pending or, to the Parent's or the Company's knowledge, threatened before any court, Governmental Entity or arbitrator, and, to the Parent's or the Company's knowledge, there is no basis for any such action, suit, proceeding or investigation; (b) none of the Debtors nor, to the Parent's or the Company's knowledge, any officer, director or employee of any Debtor has been permanently or temporarily enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of the Debtors; and (c) no order, judgment or decree of any court or Governmental Entity has been issued in any proceeding to which any Debtor is or was a party or, to the Parent's or the Company's knowledge, in any other proceeding, that enjoins or requires any Debtor to take action of any kind with respect to its businesses, assets or properties. Except for the regulatory matters addressed in Section 2.14, none of the actions, suits, proceedings or investigations listed in
Section 2.15 of the Company Disclosure Schedule, individually or collectively, if determined adversely to the interests of the Debtors, would have a Debtor Material Adverse Effect.

  2.16 Employees.

  (a) Section 2.16(a) of the Company Disclosure Schedule sets forth a true and complete list as of the most recent practicable date of all employment contracts or agreements relating to employment to which any of the Debtors is a party which are not terminable by the Debtors without penalty upon less than 30 or fewer days' notice.

  (b) There are no collective bargaining agreements to which any of the Debtors is a party. No Debtor has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes and, to the Parent's or the Company's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to its employees. To the knowledge of the Parent or the Company, there is no reasonable basis to believe that any Debtor will be subject to any labor strike or other organized work force disturbance following the Closing.

  2.17 Employee Benefits.

  (a) Section 2.17(a) of the Company Disclosure Schedule contains a true and complete list of all Employee Benefit Plans (as defined below in this Section 2.17(a)) maintained, or contributed to, by any Debtor or any ERISA Affiliate (as defined below in this Section 2.17(a)) of any Debtor ("Company Employee Benefit Plans"). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(l) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect employee compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the
Code). True and complete copies of (i) all Company Employee Benefit Plans that have been reduced to writing; (ii) written summaries of all unwritten Company Employee Benefit Plans; (iii) all trust agreements, insurance contracts and summary plan descriptions related to the Company Employee Benefit Plans; (iv) the annual report filed on IRS Form 5500, 5500C or 5500R, if applicable, for the most recent plan year for each Company Employee Benefit Plan; and (v) the most recent qualification letter issued by the Internal Revenue Service with respect to each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, have been made available to the Buyer. Each Company Employee Benefit Plan has been administered in accordance with its terms in all material respects, and each Debtor and, to the Parent's or the Company's knowledge, each ERISA Affiliate of any Debtor has in all material respects met its obligations (if any) with respect to each Company Employee Benefit Plan and has made all required contributions (if any) thereto. The Debtors and all Company Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions (if any) of ERISA, the Code and other applicable federal, state and foreign laws and the regulations thereunder. Each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified. Each Company Employee Benefit Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been reviewed for compliance with, and has satisfied the requirements of, said Sections for each plan year ending prior to the Closing.

  (b) To the Parent's or the Company's knowledge, as of the date of this Agreement, there are no inquiries or investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Company Employee Benefit Plan or asserting any rights or claims to benefits under any Company Employee Benefit Plan.

  (c) Neither any Debtor nor, to the Parent's or the Company's knowledge, any ERISA Affiliate of any Debtor has ever maintained a Company Employee Benefit Plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA. At no time has any Debtor or, to the Parent's or the Company's knowledge, any ERISA Affiliate of any Debtor been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA. No act or omission has occurred and no condition exists with respect to any Company Employee Benefit Plan that would subject any Debtor or, to the Company's knowledge, any ERISA Affiliate of any Debtor to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code. No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Benefit Plan that is subject to ERISA or the Code. No Company Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits any Debtor from amending or terminating any such Company Employee Benefit Plan and any Company Employee Benefit Plan may be terminated without liability to any Debtor or the Buyer, except for benefits accrued through the date of termination. Except as may be required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits, no former employees participate in any employee welfare benefit plans listed in Section 2.17(a) of the Company Disclosure Schedule beyond the month of the termination of his employment. No Company Employee Benefit Plan includes in its assets any securities issued by the Debtors. No Company Employee Benefit Plan has been subject to tax under Section 511 of the Code.

  (d) Section 2.17(d) of the Company Disclosure Schedule lists each: (i) agreement with any director, executive officer or other key employee of the Debtors (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Debtors of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits upon the consummation of any transaction or after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive a payment from any Debtor that may be subject to the tax imposed by
Section 4999 of the Code or may constitute a "parachute payment" under Section 280G of the Code;

and (iii) agreement or plan binding any Debtor, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Company Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  2.18 Environmental Matters.

  Except for Sections 2.5(a), 2.23 and 2.24, this Section 2.18 contains the exclusive representations and warranties of the Parent and the Company concerning environmental matters, including but not limited to Environmental Laws and Materials of Environmental Concern (as both of those terms are defined below in this Section 2.18). Each of the Parent and the Company represents and warrants as follows:

  (a) Each of the Debtors is in compliance with all applicable Environmental Laws (as defined below in this Section 2.18(a)), other than where the failure to be in compliance would not in the aggregate have a Debtor Material Adverse Effect. There is no pending or, to the Parent's or the Company's knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or written notice of investigation or inquiry or written information request by any Governmental Entity, relating to any Environmental Law involving any Debtors or their respective assets and properties. For purposes of this Agreement, "Environmental Law" means any foreign, federal, state or local law, statute, permits, orders, rule or regulation or the common or decisional law relating to the environment or occupational health and safety, including, without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. For the purposes of this Agreement, the terms "release" and "environment" shall have the meaning set forth in the United States Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

  (b) There have been no releases of any Materials of Environmental Concern (as defined below in this Section 2.18(b)) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by any Debtor for which any Debtor may be liable under any Environmental Law of the jurisdiction in which such property or facility is located, other than such releases as would not in the aggregate have a Debtor Material Adverse Effect. With respect to any such releases of Materials of Environmental Concern, the Debtor has given all required notices (if any) to Governmental Entities (copies of which have been provided to the Buyer). There have been no releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Debtors that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Debtors, other than such impacts as would not in the aggregate have a Debtor Material Adverse Effect. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA or any Environmental Law), solid wastes and hazardous wastes (as such terms are defined under the United States Resources Conservation and Recovery Act or any Environmental Law), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law, except for normal office and cleaning products.

  (c) Set forth in Section 2.18 of the Company Disclosure Schedule is a list of all environmental reports, investigations and audits which to the knowledge of the Parent or the Company (whether conducted by or on behalf of the Debtors or a third party, and whether done at the initiative of the Debtors or directed by a Governmental Entity or other third party) were issued during the past five years relating to premises formerly or currently owned, operated or controlled by the Debtors. True and complete copies of any such report, or the results of any such investigation or audit, which to the knowledge of the Parent or the Company are in the possession of the Parent or the Company (or can be obtained by the Company through reasonable efforts), have been delivered or otherwise made available to the Buyer.

  (d) Neither the Parent nor the Company has any knowledge of any material environmental liability of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by Debtors.

  (e) The Debtors hold all Environmental Authorizations (as defined below in this Section 2.18(e)) that are legally required for the conduct of their businesses as currently conducted, other than where the failure to hold such Environmental Authorizations would not in the aggregate have a Debtor Material Adverse Effect, and such Environmental Authorizations (if any) are listed in
Section 2.18 of the Company Disclosure Schedule. For purposes of this Agreement, the term "Environmental Authorization" means any license, permit, certificate, or other authorization from a Governmental Entity under any applicable Environmental Law. Each of the Debtors is and has been in compliance with all such Environmental Authorizations, other than such noncompliance as would not in the aggregate have a Debtor Material Adverse Effect.

  (f) None of the transactions contemplated by this Agreement or the Amended Plan will require the Company or the Debtors to comply with an Environmental Property Transfer Act (as defined below in this Section 2.18(f)). For purposes of this Agreement, the term "Environmental Property Transfer Act" means any applicable law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government that requires any notification or disclosure of environmental conditions in connection with the transfer, sale, lease or closure of any property.

  2.19 Legal Compliance. Each Debtor and the conduct and operation of its respective business is and has been in compliance with each law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government, or any Governmental Entity, that (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Debtors or their respective businesses, other than where the failure to be or to have been in compliance would not in the aggregate have a Debtor Material Adverse Effect or materially impair the ability of the Parent or the Company to consummate the transactions contemplated hereby or the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing.

  2.20 Subscriber Cancellations; Suppliers. The Debtors have previously delivered or otherwise made available to the Buyer true and complete reports of the number of paging units the Debtors had in service on a quarterly basis for its most recent fiscal year and the interim period covered by the Company Financial Statements, and the number of subscriber cancellations the Debtors had for each such period. To the knowledge of the Parent or the Company, no material supplier of any Debtors has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them.

  2.21 Capital Expenditures. The Debtors have previously delivered to the Buyer a true and complete list of all capital expenditures in an amount in excess of $300,000 incurred by the Debtors during 1997, which list is attached as Section 4.5(a) of the Company Disclosure Schedule.

  2.22 Brokers' Fees. None of the Debtors has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

  2.23 Certain Information. None of the information supplied by the Debtors for inclusion or incorporation by reference in (i) the Proxy Statement and Registration Statement (each as defined in Section 4.13) or (ii) any document to be filed with the SEC, the FCC or any other Governmental Entity in connection with the transactions contemplated hereby will, at the respective times filed with the SEC, the FCC or other Governmental Entity and, in addition, (A) in the case of the Proxy Statement, at the time it or any amendment or supplement thereto is mailed to the Buyer's stockholders and at the time of the Meeting (as defined in Section 4.12) and at the Closing and,
(B) in the case of the Registration Statement, at the time it becomes effective under the Securities Act, contain any untrue statement of the Debtors of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Debtors with respect to statements made in any of the foregoing documents based upon information supplied by the Buyer.

  2.24 Disclosure. No representation or warranty by the Debtors contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Debtors pursuant to this Agreement, contains or will as of the Closing Date contain any untrue statement of a material fact or omits or will as of the Closing Date omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III

                  Representrations and Warrants of the Buyer

  The Buyer represents and warrants to the Parent and the Company that the statements contained in this Article III are true and complete, except as set forth in the disclosure schedule of the Buyer delivered to the Company simultaneously with the execution and delivery hereof (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosures in any section or paragraph of the Buyer Disclosure Schedule shall qualify other sections or paragraphs in this Article III only to the extent that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs. For purposes of this Agreement, a "Buyer Material Adverse Effect" shall mean a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of the Buyer and its subsidiaries, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Buyer conducts its business.

  3.1 Organization Qualification, Corporate Power and Authority.

  (a) Each of the Buyer and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and the Merger Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction (each such jurisdiction being set forth in Section 3.1(a) of the Buyer Disclosure Schedule) in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, other than where the failure to be so qualified would not in the aggregate have a Buyer Material Adverse Effect. Each of the Buyer and the Merger Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished to the Company true and complete copies of the Buyer's and the Merger Subsidiary's respective certificates of incorporation and by-laws, each as amended and as in effect on the date hereof. Each of the Buyer and the Merger Subsidiary has at all times complied with, and is not in default under or in violation of, any provision of its certificate of incorporation or by-laws, other than where the failure to so comply and such defaults and violations would not in the aggregate have a Buyer Material Adverse Effect.

  (b) Each of the Buyer and the Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement by the Buyer and the Merger Subsidiary and, subject to the approval of the Buyer Charter Amendment (as defined in Section 4.12) and the Buyer Share Issuance (as defined below in this Section 3.1(b)) by the stockholders of the Buyer, the performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and the Merger Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Merger Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Merger Subsidiary and constitutes a valid and binding obligation of the Buyer and the Merger Subsidiary, enforceable against the Buyer and the Merger Subsidiary in accordance with its terms. For purposes of this Agreement, "Buyer Share Issuance" means the issuance by the Buyer of shares of its capital stock as contemplated by this Agreement and the Amended Plan, including (i) the issuance of the Plan Shares as contemplated by the Merger Agreement and the Amended Plan, (ii) the issuance of shares of Buyer Common Stock and, if applicable, shares of Class B Common Stock, par value $0.01 per share, of the Buyer ("Buyer Class B Common Stock") having the terms specified in the Buyer Charter Amendment upon exercise of Rights issued pursuant to the Rights Offering or issued to the Standby Purchasers (or their assignees or persons in substitution therefor) pursuant to the Standby Purchase Commitments in connection with the Rights Offering, (iii) the issuance of shares of Buyer Common Stock upon the exercise of Stockholder Rights issued pursuant to the Stockholder Rights Offering, and

(iv) the issuance of the Buyer Participation Warrants by the Buyer (x) to the Standby Purchasers in connection with the Rights Offering and (y) pursuant to the Buyer Distribution, and the issuance of shares of Buyer Common Stock upon exercise of any of the foregoing Buyer Participation Warrants.

  3.2 Capitalization.

  (a) The authorized capital stock of the Buyer consists of 75,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, $.01 par value ("Buyer Preferred Stock"), of which 100,000 shares have been designated as Series B Junior Participating Preferred Stock and 250,000 shares have been designated as Series C Convertible Preferred Stock. As of the date hereof, (i) 21,067,110 shares of Buyer Common Stock are issued and outstanding, (ii) no shares of Buyer Common Stock are held in the treasury of the Buyer, (iii) 2,740,381 shares of Buyer Common Stock are issuable upon exercise of certain outstanding options or are reserved for issuance pursuant to the Buyer's existing stock option and purchase plans, and (iv) 5,343,305 shares of Buyer Common Stock are reserved for issuance upon exercise of other convertible securities of the Buyer. As of the date hereof, no shares of Series B Junior Participating Preferred Stock and 250,000 shares of Series C Convertible Preferred Stock are issued and outstanding, and no shares of Buyer Preferred Stock are held in the treasury of the Buyer. Except for such options and such other convertible securities and except for the rights to purchase shares of Series B Junior Participating Preferred Stock of the Buyer (the "Preferred Rights") issued pursuant to the Rights Agreement dated as of October 13, 1995 (the "Rights Agreement"), between the Buyer and The Bank of New York, as Rights Agent, there are no options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Buyer or any Buyer Subsidiary is a party or which are binding upon any of them (other than this Agreement) providing for the issuance, disposition or acquisition of any of its capital stock or stock appreciation, phantom stock or similar rights. All the issued and outstanding shares of the Buyer's capital stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

  (b) All the outstanding shares of capital stock of each of the Buyer Subsidiaries are beneficially owned by the Buyer, directly or indirectly, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities or demands, and all such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

  (c) There are no voting trusts, proxies or other agreements or understandings to which the Buyer or any of the Buyer Subsidiaries is a party with respect to the voting of the capital stock of the Buyer or any Buyer Subsidiary. None of the Buyer or the Buyer Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock or debt securities of the Buyer or of any Buyer Subsidiary as a result of the transactions contemplated by this Agreement.

  (d) The authorized capital stock of the Merger Subsidiary consists of 1,000 shares of common stock, $.01 par value, all of which are issued and outstanding and held beneficially and of record by the Buyer.

  (e) (i) The Plan Shares to be issued and distributed as contemplated by Sections 1.3(e) and 1.6 of this Agreement, (ii) the shares of Buyer Common Stock to be issued and distributed pursuant to the Stockholder Rights Offering, (iii) the shares of Buyer Common Stock and the shares of Buyer Class B Common Stock, if applicable, to be issued and delivered pursuant to the Rights Offering (as defined in Section 4.20(a)) or as contemplated by the Standby Purchase Commitments, (iv) the shares of Buyer Common Stock to be issued and delivered upon conversion of shares of Buyer Class B Common Stock, if applicable, when so converted in accordance with the Buyer Charter Amendment (as defined in Section 4.12), (v) the Buyer Participation Warrants to be issued and delivered as contemplated by the Standby Purchase Commitments and pursuant to the Buyer Distribution, in either case, when so issued and distributed or delivered, as the case may be, and (vi) the shares of Buyer Common Stock to be issued and delivered upon exercise of Buyer Participation Warrants, when issued, paid for and delivered as provided in the Buyer Participation Warrant Agreement, will all be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

  3.3 Noncontravention. Except for the applicable requirements of the Securities Act and the Exchange Act, any applicable state and foreign securities laws, the HSR Act, the Communications Act and the regulations of the FCC, and state public utility, telecommunication or public service laws, neither the execution and delivery of this Agreement by each of the Buyer and the Merger Subsidiary nor the consummation of the transactions contemplated hereby will (a) conflict with or violate any provision of the Buyer's or Merger Subsidiary's respective certificate of incorporation or by-laws, (b) require on the part of the Buyer and/or the Merger Subsidiary any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than where the failure to make or obtain such filings, permits, authorizations, consents or approvals would not in the aggregate have a Buyer Material Adverse Effect or materially adversely affect the ability of the Buyer to operate the business of the Buyer following the Effective Time, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or any Buyer Subsidiary is a party or by which the Buyer or any Buyer Subsidiary is bound or to which any of their respective assets are subject or any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any Buyer Subsidiary or any of their respective properties or assets, other than such conflicts, violations, breaches, defaults, accelerations, terminations, modifications, cancellations or notices, consents or waivers as would not in the aggregate have a Buyer Material Adverse Effect, or (d) result in the imposition of any Security Interest upon any assets of the Buyer or any Buyer Subsidiary.

  3.4 Business Entities.

  (a) Section 3.4(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each corporation, partnership, limited liability company or other form of business association in which the Buyer, directly or indirectly, owns any equity interest or any security convertible into or exchangeable for an equity interest (each a "Buyer Business Entity") which is material to the Buyer.

  (b) The Buyer Business Entities listed in Section 3.4(b) of the Buyer Disclosure Schedule are the only Buyer Business Entities which have conducted any operations, trade or businesses of the Buyer since January 30, 1997, hold any Buyer Authorizations (as defined in Section 3.14(a)) or own any assets necessary for the conduct of the businesses of the Buyer as currently conducted.

  (c) The Buyer owns all the outstanding equity interests in each Buyer Business Entity. For purposes of this Agreement, "Buyer Subsidiary" means any Buyer Business Entity in which the Buyer, directly or indirectly, owns a majority of the equity interests.

  (d) No Buyer Business Entity is in default under or in violation of any provision of its organizational documents. To the knowledge of the Buyer, all the issued and outstanding equity interests of each Buyer Business Entity are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity interests of each Buyer Business Entity are held of record or owned beneficially by the Buyer free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.

  (e) There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Buyer Business Entity to which the Buyer or any Buyer Subsidiary is a party or by which it is bound, or, to the Buyer's knowledge, any other such trusts, proxies, agreements or understandings.

  3.5 Reports and Financial Statements.

  (a) The Buyer has previously furnished to the Debtors true and complete copies, each as amended or supplemented to date, of (i) the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed by the Buyer with the SEC, and (ii) all other reports, statements, exhibits and other documents filed by the Buyer with the SEC under Section 13 or 15 of the Exchange Act (which are all the reports, statements, exhibits and other documents required to be so filed) since December 31, 1997 (such materials, together with any amendments or supplements thereto, collectively being referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer Reports and the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and, in the case of interim financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

  (b) The accounts receivable of the Buyer and its subsidiaries reflected on the consolidated balance sheet of the Buyer as of June 30, 1998 (the "Buyer Balance Sheet Date"), filed by the Buyer as part of its Quarterly Report on Form 10-Q for the quarter that ended on such date (the "Most Recent Buyer Balance Sheet"), and those arising since the date of the Most Recent Buyer Balance Sheet, are valid receivables subject to no set-offs or counterclaims, net of a reserve for bad debts, which reserve is reflected on the Most Recent Buyer Balance Sheet. The inventories of the Buyer and its subsidiaries reflected on the Most Recent Buyer Balance Sheet are of a quality and quantity useable and/or saleable in the Ordinary Course of Business, except as written down to net realizable value on the Most Recent Buyer Balance Sheet. All inventory shown on the Most Recent Buyer Balance Sheet has been priced at the lower of cost or net realizable value.

  3.6 Absence of Certain Changes. Since the Buyer Balance Sheet Date, (a) there has not been any Buyer Material Adverse Effect, nor has there occurred any event or development that would have a Buyer Material Adverse Effect and
(b) the Buyer has not taken any action that would be prohibited by subsection
(b) of Section 4.5 below if taken from and after the date of this Agreement.

  3.7 Undisclosed Liabilities. Neither the Buyer nor any Buyer Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due), except for
(a) liabilities separately shown or expressly reserved on the Most Recent Buyer Balance Sheet, (b) liabilities that have arisen since the Buyer Balance Sheet Date in the Ordinary Course of Business of the Buyer or any Subsidiary and that are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period; and
(c) liabilities incurred in the Ordinary Course of Business of the Buyer that are not required by GAAP to be reflected on the Most Recent Buyer Balance Sheet and that are not in the aggregate material.

  3.8 Tax Matters.

  (a) Each of the Buyer and the Buyer Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were true and complete in all material respects. Neither the Buyer nor any Buyer Subsidiary is or has even been a member of a group of corporations which has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the Buyer and the Buyer Subsidiaries are or were members. Except as described in Section 3.8(a) of the Buyer Disclosure Schedule, (i) each group of corporations with which the Buyer has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns

(a "Buyer Affiliated Group") has filed all Tax Returns that it was required to file with respect to any period in which the Buyer was a member of such Buyer Affiliated Group (a "Buyer Affiliated Period") and (ii) all such Tax Returns were true and complete in all material respects. Each of the Buyer and the Buyer Subsidiaries has paid on a timely basis all Taxes (as defined below) that were due and payable and, to the Buyer's knowledge, each member of a Buyer Affiliated Group has paid all Taxes that were due and payable with respect to all Buyer Affiliated Periods. The unpaid Taxes of the Buyer for tax periods through the Most Recent Buyer Balance Sheet do not exceed the accruals and reserves (other than accruals and reserves established to reflect timing differences between book and tax income) for Taxes reflected on the Most Recent Buyer Balance Sheet. All Taxes that the Buyer or any Buyer Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

  (b) The Buyer has delivered or otherwise made available to the Company true and complete copies of all federal income Tax Returns of the Buyer and the Buyer Subsidiaries, together with all related examination reports and statements of deficiencies, for all periods commencing after December 31, 1993 and, to the extent in the possession of the Buyer, true and complete copies of the portion of the federal income Tax Returns of any member of a Buyer Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of the Buyer or any Buyer Subsidiary for all Buyer Affiliated Periods commencing after December 31, 1993. The federal income Tax Returns of each of the Buyer, any Buyer Subsidiary and, each member of a Buyer Affiliated Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Buyer Disclosure Schedule. The Buyer has delivered or otherwise made available to the Company true and complete copies of all other Tax Returns of the Buyer and each Buyer Subsidiary, together with all related examination reports and statements of deficiency, for all periods commencing after December 31, 1993 and, to the extent in the possession of the Buyer, true and complete copies of the portion of all other Tax Returns, of any member of a Buyer Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of the Buyer or any Buyer Subsidiary for all Affiliated Periods commencing after December 31, 1993. No examination or audit of any Tax Return of the Buyer, any Buyer Subsidiary or, to the Buyer's knowledge, any member of a Buyer Affiliated Group with respect to an Affiliated Period by any Governmental Entity is currently in progress or, to the knowledge of the Buyer, threatened or contemplated. Neither the Buyer, any Buyer Subsidiary nor, to the Buyer's knowledge, any member of a Buyer Affiliated Group has been informed by any jurisdiction that the jurisdiction believes that the Buyer or any Buyer Subsidiary or any member of a Buyer Affiliated Group was required to file any Tax Return that was not filed on a timely basis. Neither the Buyer, any Buyer Subsidiary nor, to the Buyer's Knowledge, any member of a Buyer Affiliated Group has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

  (c) Neither the Buyer nor any Buyer Subsidiary (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Buyer or any Buyer Subsidiary is subject to an election under
Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Buyer or any Buyer Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

  (d) None of the assets of the Buyer or any Buyer Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

  (e) Neither the Buyer nor any Buyer Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

  (f) No state or federal "net operating loss" of the Buyer or any Buyer Subsidiary determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

  (g) Section 3.8(g) of the Buyer Disclosure Schedule sets forth in reasonable detail the following information with respect to the Buyer and each Buyer Subsidiary as of the most recent practicable date: (i) the basis of the Buyer and each Buyer Subsidiary in their respective assets; (ii) the basis of the stockholder(s) in its stock (or the amount of any "excess loss account");
(iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable; and (iv) the amount of any deferred gain or loss allocable arising out of any "deferred intercompany transaction."

  3.9 Tangible Assets. The Buyer and the Buyer Subsidiaries own or lease all tangible assets necessary for the conduct of their respective businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used, other than where the failures or defects would not in the aggregate have a Buyer Material Adverse Effect.

  3.10 Owned Real Property. The Buyer has previously made available to the Company a true and complete listing of all material real property that has been owned by the Buyer or any Buyer Subsidiary at any time on or after January 30, 1997. With respect to each parcel of real property which is currently owned by the Buyer or any Buyer Subsidiary, the identified owner has good record and marketable title to such parcel, free and clear of any Security Interest, easement, covenant or other restriction, except for Security Interests, easements, covenants and other restrictions which do not materially impair the use, occupancy or value of such parcel as presently used in the Buyer's or Buyer Subsidiaries' businesses.

  3.11 Intellectual Property.

  (a) The Buyer owns, licenses or otherwise has the legally enforceable right to use all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material used in the operation of the business of the Buyer or any Buyer Subsidiary or necessary for the operation of the business of the Buyer or any Buyer Subsidiary as presently conducted by the Buyer or any Buyer Subsidiary (collectively "Buyer Intellectual Property"). Each such item of Buyer Intellectual Property owned or available for use by the Buyer or a Buyer Subsidiary immediately prior to Closing will be owned or available for use by the Buyer or the Buyer Subsidiary on substantially similar terms and conditions immediately following the Closing. No other person or entity has any rights to any of the Buyer Intellectual Property, and no other person or entity is infringing, violating or misappropriating any of, the Buyer Intellectual Property used in the business of the Buyer, other than such infringements, violations or misappropriations as would not in the aggregate have a Buyer Material Adverse Effect.

  (b) The business, operations and activities of the Buyer and each Buyer Subsidiary as presently conducted or as conducted at any time within the two years prior to the date of this Agreement have not materially infringed or violated, or constituted a material misappropriation of, and do not now materially infringe or violate, or constitute a material misappropriation of, any intellectual property rights of any other person or entity. Since January 30, 1997, neither the Buyer nor any Buyer Subsidiary has received any written, or to its knowledge, verbal, complaint, claim or notice alleging any such infringement, violation or misappropriation which has not been disposed of through a settlement agreement described in Section 3.11(b) of the Buyer Disclosure Schedule.

  3.12 Real Property Leases. Section 3.12 of the Buyer Disclosure Schedule lists all real property (other than tower sites) leased or subleased to the Buyer or any Buyer Subsidiary, indicating, in each case, the term of the lease and the rent payable under such lease. The Buyer has made available to the Company true and complete copies of all such leases and subleases (each as amended to date). With respect to each such lease and sublease:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

    (b) neither the Buyer nor any Buyer Subsidiary nor, to the Buyer's knowledge, any other party to the lease or sublease, is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by the Buyer or any Buyer Subsidiary or, to the Buyer's knowledge, by any such other party, or permit termination, modification or acceleration thereunder;

    (c) to the knowledge of the Buyer, there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

    (d) neither the Buyer nor any Buyer Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

    (e) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

    (f) other than in the Ordinary Course of Business, no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Buyer or any Buyer Subsidiary.

  3.13 Contracts. The Buyer has delivered or otherwise made available to the Company a true and complete copy of each written arrangement (each as amended to date) filed as an exhibit to any Buyer Report. With respect to each written arrangement (i) each written agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) neither the Buyer nor any Buyer Subsidiary nor, to the Buyer's knowledge, any other party, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Buyer or any Buyer Subsidiary or, to the Buyer's knowledge, by any such other party, or permit termination, modification or acceleration, under the written arrangement. Neither the Buyer nor any Buyer Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be filed as an exhibit as a material contract to an Annual Report on Form 10-K filed by the Buyer. Neither the Buyer nor any Buyer Subsidiary is restricted by any arrangement from carrying on its business anywhere in the United States.

  3.14 Licenses and Authorizations

  (a) The Buyer and the Buyer Subsidiaries hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including, without limitation, the FCC or any State Authority asserting jurisdiction over the Buyer or any Buyer Subsidiary or its business or assets, that are required for the conduct of their businesses as currently being conducted (each as amended to date) (the "Buyer Authorizations"), other than such licenses, permits, certificates, franchises, ordinances, registrations or other rights, applications and authorizations the absence of which would not in the aggregate materially impair the ability of the Buyer to consummate the transactions contemplated hereby or of the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing. The Buyer has heretofore delivered to the Company a true and complete list of such Buyer Authorizations.

  (b) The Buyer has previously made available to the Company a true and complete list of (i) each application of the Buyer and/or any Buyer Subsidiary pending before the FCC (collectively, the "Buyer FCC Applications"); (ii) each FCC permit and FCC license which is not a Buyer Authorization but in which the Buyer or any Buyer Subsidiary, directly or indirectly, holds an interest, including as a stakeholder in the licensee (collectively, the "Indirect Buyer Authorizations"); and (iii) all licenses, certificates, consents, permits, approvals and authorizations for the benefit of the Buyer and the Buyer Subsidiaries, as applicable, pending before any State Authority (collectively, the "Buyer State Applications"). The Buyer Authorizations, the Buyer FCC Applications, the Indirect Buyer Authorizations and the Buyer State Applications (collectively, the "Buyer Licenses and Authorizations") are the only federal, state or local licenses, certificates, consents, permits, approvals and authorizations that are required for the conduct of the business and operations of the Buyer and the Buyer Subsidiaries as presently conducted, other than such consents, permits, approvals or authorizations the absence of which would not in the aggregate materially impair the ability of the Buyer and the Merger Subsidiary to either consummate the transactions contemplated hereby or of the Buyer and the Buyer Subsidiaries to own and operate the properties, assets and businesses of the Buyer and the Buyer Subsidiaries following the Closing.

  (c) The Buyer Authorizations and, to the Buyer's knowledge, the Indirect Buyer Authorizations are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified in any material adverse respect, canceled or revoked, and the Buyer and the Buyer Subsidiaries have each operated in compliance with all terms thereof or any renewals thereof applicable to them, other than where the failure to so comply would not in the aggregate have a Buyer Material Adverse Effect or materially impair the ability of the Buyer to consummate the transactions contemplated hereby or of the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing. No event has occurred with respect to any of the Buyer Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Buyer Authorizations. To the knowledge of the Buyer, there is not pending any application, petition, objection or other pleading with the FCC, any State Authority or any similar body having jurisdiction or authority over the operations of the Buyer and the Buyer Subsidiaries which questions the validity of or contests any Buyer Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any Buyer Authorization.

  (d) Except for approval by the Bankruptcy Court or by the FCC as contemplated by Section 4.15, or as set forth in Section 3.14(d) of the Buyer Disclosure Schedule, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any Governmental Entity is required to be obtained or made by the Buyer or any Buyer Subsidiary in connection with the transfer or deemed transfer of the Buyer Licenses and Authorizations as a result of the consummation of the transactions contemplated hereby, except where the failure to obtain or make such permit, consent, approval, authorization, qualification, registration, declaration or filing would not materially impair the ability of the Buyer to consummate the transactions contemplated hereby or the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing.

  3.15 Litigation. Except as described in the Buyer Reports, as of the date of this Agreement: (a) there is no action, suit, proceeding or investigation to which the Buyer or any Buyer Subsidiary is a party (either as a plaintiff or defendant) pending or, to the Buyer's knowledge, threatened before any court, Governmental Entity or arbitrator, and, to the Buyer's knowledge, there is no basis for any such action, suit, proceeding or investigation; (b) neither the Buyer nor any Buyer Subsidiary nor, to the Buyer's knowledge, any officer, director or employee of the Buyer or any Buyer Subsidiary has been permanently or temporarily enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of the Buyer or any Buyer Subsidiary; and (c) no order, judgment or decree of any court or Governmental Entity has been issued in any proceeding to which the Buyer or any Buyer Subsidiary is or was a party or, to the Buyer's knowledge, in any other proceeding, that enjoins or requires the Buyer or any Buyer Subsidiary to take action of any kind with respect to its business, assets or properties. None of the actions, suits, proceedings or investigations listed in Section 3.15 of the Buyer Disclosure Schedule, individually or collectively, if determined adversely to the interests of the Buyer or any Buyer Subsidiary, would have a Buyer Material Adverse Effect.

  3.16 Employees.

  (a) There are no collective bargaining agreements to which Buyer or any Buyer Subsidiary is a party. Neither the Buyer nor any Buyer Subsidiary has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes and, to the Buyer's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to its employees. To the knowledge of the Buyer or any Buyer Subsidiary there is no reasonable basis to believe that the Buyer or any Buyer Subsidiary will be subject to any labor strike or other organized work force disturbance following the Closing.

  3.17 Employee Benefits.

  (a) Section 3.17(a) of the Buyer Disclosure Schedule contains a true and complete list of all Employee Benefit Plans maintained, or contributed to, by the Buyer or any Buyer Subsidiary or any ERISA Affiliate of the Buyer or any Buyer Subsidiary (the "Buyer Employee Benefit Plan"). True and complete copies of (i) all Buyer Employee Benefit Plans that have been reduced to writing;
(ii) written summaries of all unwritten Buyer Employee Benefit Plans; (iii) all trust agreements, insurance contracts and summary plan descriptions related to the Buyer Employee Benefit Plans; (iv) the annual report filed on IRS Form 5500, 5500C or 5500R, if applicable, for the most recent plan year for each Buyer Employee Benefit Plan; and (v) the most recent qualification letter issued by the Internal Revenue Service with respect to each Buyer Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, have been made available to the Company. Each Buyer Employee Benefit Plan has been administered in accordance with its terms in all material respects, and the Buyer and each Buyer Subsidiary and, to the Buyer's knowledge, each ERISA Affiliate of the Buyer or any Buyer Subsidiary has in all material respects met its obligations (if any) with respect to each Buyer Employee Benefit Plan and has made all required contributions (if any) thereto. The Buyer, all Buyer Subsidiaries and all Buyer Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions (if any) of ERISA, the Code and other applicable federal, state and foreign laws and the regulations thereunder. Each Buyer Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified. Each Buyer Employee Benefit Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been reviewed for compliance with, and has satisfied the requirements of, said Sections for each plan year ending prior to the Closing.

  (b) To the Buyer's knowledge, as of the date of this Agreement, there are no inquiries or investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Buyer Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Buyer Employee Benefit Plan or asserting any rights or claims to benefits under any Buyer Employee Benefit Plan.

  (c) Neither the Buyer or any Buyer Subsidiary nor, to the Buyer's knowledge, any ERISA Affiliate of the Buyer or any Buyer Subsidiary has ever maintained an Buyer Employee Benefit Plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA. At no time has the Buyer or any Buyer Subsidiary or, to the Buyer's knowledge, any ERISA Affiliate of the Buyer or any Buyer Subsidiary been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA. No act or omission has occurred and no condition exists with respect to any Buyer Employee Benefit Plan that would subject the Buyer, any Buyer Subsidiary or, to the Buyer's knowledge, any ERISA Affiliate of the Buyer or any Buyer Subsidiary to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code. No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Buyer Employee Benefit Plan that is subject to ERISA or the Code. No Buyer Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Buyer from amending or terminating any such Buyer Employee Benefit Plan and any Buyer Employee Benefit Plan may be terminated without liability to the Buyer or any Buyer Subsidiary, except for benefits accrued through the date of termination. Except as may be required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits, no former employees participate in any employee welfare benefit plans listed in Section 3.17(a) of the Buyer Disclosure Schedule beyond the month of the termination of his employment. No Buyer Employee Benefit Plan includes in its assets any securities issued by the Buyer. No Employee Benefit Plan has been subject to tax under Section 511 of the Code.

  (d) Section 3.17(d) of the Buyer Disclosure Schedule lists each: (i) agreement with any director, executive officer or other key employee of the Buyer or any Buyer Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Buyer or any Buyer Subsidiary of the nature of any of the transactions contemplated by this Agreement; (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits upon the consummation of any transaction or after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Buyer or any Buyer Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or may constitute a "parachute payment" under
Section 280G of the Code; and (iii) agreement or plan binding the Buyer or any Buyer Subsidiary, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  3.18 Environmental Matters.

  Except for Sections 3.5(a), 3.26, and 3.27, this Section 3.18 contains the exclusive representations and warranties of the Buyer concerning environmental matters, including but not limited to Environmental Laws and Materials of Environmental Concern. The Buyer represents and warrants as follows:

  (a) Each of the Buyer and each Buyer Subsidiary is in compliance with all applicable Environmental Laws, other than where the failure to be in compliance would not in the aggregate have a Buyer Material Adverse Effect. There is no pending or, to the knowledge of the Buyer or any Buyer Subsidiary, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or written notice of investigation or inquiry or written information request by any Governmental Entity, relating to any Environmental Law involving the Buyer or any Buyer Subsidiary or their respective assets and properties.

  (b) There have been no releases of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Buyer or any Buyer Subsidiary for which the Buyer or any Buyer Subsidiary may be liable under any Environmental Law of the jurisdiction in which such property or facility is located, other than such releases as would not in the aggregate have a Buyer Material Adverse Effect. With respect to any such releases of Materials of Environmental Concern, the Buyer or such Buyer Subsidiary has given all required notices (if any) to Governmental Entities (copies of which have been provided to the Company). There have been no releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Buyer or any Buyer Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Buyer or any Buyer Subsidiary other than such impacts as would not in the aggregate have a Debtor Material Adverse Effect.

  (c) Set forth in Section 3.18 of the Buyer Disclosure Schedule is a list of all environmental reports, investigations and audits which to the knowledge of the Buyer (whether conducted by or on behalf of the Buyer or any Buyer Subsidiary or a third party, and whether done at the initiative of the Buyer or any Buyer Subsidiary or directed by a Governmental Entity or other third party) were issued during the past five years relating to premises formerly or currently owned, operated or controlled by the Buyer or any Buyer Subsidiary. True and complete copies of any such report, or the results of any such investigation or audit, which to the knowledge of the Buyer are in the possession of Buyer or any Buyer Subsidiary (or can be obtained by Buyer or any Buyer Subsidiary through reasonable efforts), have been delivered or otherwise made available to the Company.

  (d) Neither the Buyer nor any Buyer Subsidiary has any knowledge of any material environmental liability of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Buyer or any Buyer Subsidiary.

  (e) The Buyer and the Buyer Subsidiaries hold all Environmental Authorizations that are legally required for the conduct of their businesses as currently conducted, other than where the failure to hold such Environmental Authorizations would not in the aggregate have a Buyer Material Adverse Effect, and such Environmental Authorizations (if any) are listed in
Section 3.18 of the Buyer Disclosure Schedule. The Buyer and each of the Buyer Subsidiaries is and has been in compliance with all such Environmental Authorizations, other than such noncompliance as would not in the aggregate have a Buyer Material Adverse Effect.

  (f) None of the transactions contemplated by this Agreement or the Amended Plan will require the Buyer or any Buyer Subsidiary to comply with an Environmental Property Transfer Act.

  3.19 Legal Compliance. Each of the Buyer and each Buyer Subsidiary and the conduct and operation of its respective business, is and has been in compliance with each law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government, or any Governmental Entity, that (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Buyer or any Buyer Subsidiary or their respective businesses, other than where the failure to be or to have been in compliance would not in the aggregate have a Buyer Material Adverse Effect or materially impair the ability of the Buyer to consummate the transactions contemplated hereby or the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing.

  3.20 Merger Subsidiary. The Merger Subsidiary was formed solely for the purpose of effecting the transactions contemplated by this Agreement and, except for such obligations or liabilities incurred in connection with its incorporation or organization, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, the Merger Subsidiary has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  3.21 Capital Expenditures; Suppliers. The Buyer has previously delivered to the Company a true and complete accounting of all capital expenditures incurred by it or the Buyer Subsidiaries during 1997 and their projected capital expenditure budget for calendar years 1998 and 1999. To the knowledge of the Buyer or any Buyer Subsidiary no material supplier of the Buyer or any Buyer Subsidiary has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them.

  3.22 Brokers' Fees. Neither the Buyer nor any Buyer Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement except to Bear, Stearns & Co. Inc. ("Bear Stearns"), the financial advisor to the Buyer.

  3.23 Rights Agreement; Section 203.

  (a) The Buyer has executed amendments dated as of August 18, 1998 and September 3, 1998 to its Rights Agreement dated as of October 13, 1995 in the forms attached hereto as Exhibit D, and Exhibit D-1, respectively.

  (b) The Board of Directors of the Buyer has approved this Agreement, the Merger and the Amended Plan together with the transactions contemplated hereby and thereby (including without limitation the acquisition by the Standby Purchasers of Buyer Participation Warrants and Buyer Common Stock or Buyer Class B Common Stock, if applicable, pursuant to this Agreement, the Amended Plan and the Standby Purchase Commitments, or of Buyer Common Stock pursuant to the Buyer Warrants or Buyer Participation Warrants), including for purposes of Section 203 of the DGCL.

  3.24 Opinion of Financial Advisor. The Buyer has received an opinion of Bear Stearns & Co. Inc., a copy of which is attached hereto as Exhibit E.

  3.25 Required Vote of the Buyer's Stockholders. The affirmative vote of a majority of the votes cast by holders of Buyer Stock is required to approve the Buyer Share Issuance and the affirmative vote of a majority of the votes entitled to be cast by holders of Buyer Stock is required to approve the Buyer Charter Amendment. No other vote of the security holders of the Buyer or of any Buyer Subsidiary is required by law, the respective organization documents thereof or otherwise in order for the Buyer to consummate the Merger and the other transactions contemplated hereby and by the Amended Plan.

  3.26 Certain Information. None of the information supplied by the Buyer or any Buyer Subsidiary for inclusion or incorporation by reference in (i) the Proxy Statement (as defined in Section 4.13(a)) and Registration Statement (as defined in Section 4.20(c)) or (ii) any document to be filed with the SEC, the FCC or any other Governmental Entity in connection with the transactions contemplated hereby will, at the respective times filed with the SEC, the FCC or other Governmental Entity and, in addition, (A) in the case of the Proxy Statement, at the time it or any amendment or supplement thereto is mailed to the Buyer's stockholders and at the time of the Meeting (as defined in Section 4.12) and at the Closing and, (B) in the case of the Registration Statement, at the time it becomes effective under the Securities Act, contain any untrue statement of the Buyer or any Buyer Subsidiary of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Buyer or any Buyer Subsidiary with respect to statements made in any of the foregoing documents based upon information supplied by the Company.

  3.27 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the Buyer Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will as of the Closing Date contain any untrue statement of a material fact or omits or will as of the Closing Date omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

                                   Covenants

  4.1 Best Efforts. Except, in the case of the Parent and the Company, to the extent required by Bankruptcy-Related Requirements (as defined in Section 4.5), each Party shall use its best efforts to cause the transactions contemplated by this Agreement and the Amended Plan to be consummated in accordance with the terms hereof and thereof, and without limiting the generality of the foregoing shall use its best efforts to obtain all necessary approvals, waivers, consents, permits, licenses, registrations and other authorizations required in connection with this Agreement and the Amended Plan and the transactions contemplated hereby and thereby and, in the case of the Buyer, to assist the Parent and the Company in the preparation of a Disclosure Statement related to the Amended Plan and, in the case of the Parent and the Company, to assist the Buyer in the preparation of the Proxy Statement and Registration Statement, including, without limitation, entry of the Confirmation Order, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required of it in order to consummate the transactions contemplated hereby and thereby, provided, however, that actions taken by the Parent and the Company in compliance with
Section 4.7(b) and actions taken by the Buyer in accordance with Section 4.7(e) shall not be deemed a breach by the Parent or the Company, on the one hand, or the Buyer, on the other hand, of this Section 4.1.

  4.2 Approvals; Consents. Each Party shall obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations from all Governmental Entities reasonably necessary or required for the operation of their respective businesses as presently conducted, as and when such approvals, consents, permits, licenses or other authorizations are necessary or required, except where the failure to do so would not have a Debtor Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or materially impair the ability of the Company or the Buyer to consummate the transactions contemplated hereby or the

Reorganized Debtors or the Buyer to own and operate the properties, assets and businesses of the Debtors following the Closing. Without limiting the generality of the foregoing, each Party shall maintain its respective authorizations in full force and effect, shall not take any action which could reasonably be expected to have a material adverse effect on such authorizations or any licenses and authorizations, shall diligently pursue all applications and shall, prior to the expiration date of any material authorization, timely file for the renewal of any such authorization. Neither Party shall make any material commitments to any Governmental Entity relating to any material approval, consent, permit, license or other authorization without the prior written consent of the other Parties. The Parties shall consult with one another as to the approach to be taken with any Governmental Entity with respect to obtaining any necessary consent to the transactions contemplated hereby and by the Amended Plan, and each of the Parties shall keep the other Parties reasonably informed as to the status of any such communications with any Governmental Entity. Without limiting the generality of the foregoing, the Buyer, the Parent and the Company shall, and shall cause each of the Buyer Subsidiaries or each of the other Debtors, as applicable, to make the necessary preliminary filings under the HSR Act no later than ten days following the date of this Agreement and shall seek early termination of all applicable waiting periods. The Buyer, the Parent and the Company shall, and shall cause each of the Buyer Subsidiaries or each of the other Debtors, as applicable, to use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to the HSR Act, the Buyer, the Parent and the Company shall, and shall cause each of the Buyer Subsidiaries or each of the other Debtors, as applicable, to use their reasonable best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Buyer to divest or hold separate any portion of its business or otherwise take any action, which divestiture or holding separate or taking such action would be materially adverse to the continued conduct of the Buyer's or the Debtor's businesses. The Buyer shall pay all filing fees payable by any Party in connection with the HSR Act.

  4.3 Buyer Not To Control. Notwithstanding any provision of this Agreement that may be construed to the contrary, pending the consummation of the transactions contemplated hereby, the Buyer shall not obtain actual (de facto) or legal (de jure) control over the Debtors. Specifically, and without limitation, the responsibility for the operation of the Debtors shall, pending the consummation of the transactions contemplated hereby, reside with the Boards of Directors of the Debtors (subject to the jurisdiction of the Bankruptcy Court), including, but not limited to, responsibility for the following matters: access to and the use of the facilities of and equipment owned by the Debtors; control of the daily operation of the Debtors; creation and implementation of policy decisions; employment and supervision of employees; payment of financing obligations and expenses incurred in the operation of the Debtors; receipt and distribution of monies and profits derived from the operation of the Debtors; and execution and approval of all contracts and applications prepared and filed before regulatory agencies. Notwithstanding the foregoing, the Parties shall consult and cooperate with one another, and consider in good faith the views of one another with respect to the assumption or rejection by the Debtors prior to Closing of any unexpired lease, license or other executory contract.

  4.4 Bankruptcy Covenants.

  (a) Promptly after the execution of this Agreement, the Parent and the Company shall, and shall cause each of the other Debtors to, file a motion (the "Initial Merger Motion") for expedited determination of approval of the Exclusivity Provisions (as defined in Section 4.7(a)), the Company Breakup Fee and the Buyer Breakup Fee (as defined in Section 4.8(a)) and the Buyer Reimbursement (as defined in Section 4.21) provided for in this Agreement in form and substance acceptable to the Buyer. The Parent and the Company shall, and shall cause each of the other Debtors to, use its best efforts to obtain an order approving the Initial Merger Motion (the

"Initial Merger Order") within 15 days after the date of this Agreement, which order shall be in form and substance acceptable to the Buyer, the Parent and the Company with only such changes as shall be agreed to by all the Parties in writing.

  (b) As soon as practicable following the execution of this Agreement (and in no event later than December 2, 1998), the Parent and the Company shall, and shall cause each of the other Debtors to, file with the Bankruptcy Court the Amended Plan. As soon as practicable following the filing of the Amended Plan (and in no event later than December 3, 1998), the Parent and the Company shall, and shall cause each of the Debtors to, file with the Bankruptcy Court a Disclosure Statement related thereto in form and substance reasonably acceptable to the Buyer and the Company (the "Disclosure Statement"). Thereafter, without the prior written consent of the Buyer, the Parent and the Company shall not, and shall cause each of the other Debtors not to, amend or modify any material provision of the Amended Plan or the Disclosure Statement or, except as provided in Section 4.7(b), withdraw the Amended Plan or file any other plan of reorganization of the Debtors.

  (c) The Parent and the Company shall, and shall cause each of the other Debtors to, promptly provide the Buyer with drafts of all documents, motions, orders, filings or pleadings that the Parent, the Company or any other Debtor proposes to file with the Bankruptcy Court which relate to the consummation or approval of the Amended Plan, this Agreement or any provision therein or herein, and will provide the Buyer with reasonable opportunity to review such filings to the extent reasonably practicable. The Parent and the Company shall, and shall cause each of the other Debtors to, consult and cooperate with the Buyer, and consider in good faith the views of the Buyer, as contemplated by the Amended Plan, with respect to all such filings and the acceptance or rejection prior to Closing of any unexpired lease, license or other executory contract. The Parent and the Company shall, and shall cause each of the other Debtors to, promptly (and, in any event, within 48 hours after receipt of such pleadings by the Debtors) provide the Buyer with copies of all pleadings (other than proofs of claim below $10,000 in amount) received by or served by or upon any of the Debtors in connection with the Chapter 11 Proceeding after the date hereof, which either the Parent or the Company knows have not otherwise been served on the Buyer.

  4.5 Operation of Business. Except as otherwise contemplated by this Agreement or the Amended Plan and, in the case of the Debtors, to the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of United States Trustee, and any orders entered or approvals or authorizations granted by the Bankruptcy Court in the Chapter 11 Proceeding during the period prior to the Closing (collectively, "Bankruptcy-Related Requirements"), each of the Company, the Parent or the Company, on the one hand, or the Buyer, on the other hand, shall, and shall cause each of the other Debtors or each of the Buyer Subsidiaries, as applicable, to, conduct its operations in the Ordinary Course of Business and in compliance with all other applicable laws and regulations, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, pay all Taxes (all post-petition Taxes in the case of the Debtors) as they become due and payable, maintain insurance on its business and assets (in amounts and types consistent with past practice), keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

  (a) Without limiting the generality of the foregoing, prior to the Closing, and, except to the extent required by any Bankruptcy-Related Requirements, the Parent and the Company shall not and shall not permit any other Debtor to, without the prior written consent of the Buyer and except as otherwise contemplated by this Agreement or the Amended Plan, or as otherwise provided in Section 4.5 of the Company Disclosure Schedule:

    (i) except for assets not in excess of $2,500,000 in aggregate fair market value, sell, lease, mortgage, pledge, encumber or dispose (collectively, "Dispose") of any of its assets, other than in the Ordinary Course of Business;

    (ii) except for borrowings under the existing DIP Loan Agreement in an aggregate amount outstanding at any one time equal to the sum of (x) amounts representing costs incurred or committed as of the date hereof in connection with the Company's NPCS network construction as set forth in
  Section 4.5(a) of the

  Company Disclosure Schedule ("NPCS Construction") plus any additional costs for NPCS Construction approved by the Buyer (which approval shall be given or withheld in writing within ten (10) business days after the written request for such approval) and (y) (1) at any time on or before December 31, 1998 up to a maximum of $20 million, and (2) at any time between January 1, 1999 and June 30, 1999 up to a maximum of $30 million, create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

    (iii) except for changes to Debtors' payroll program as previously disclosed to the Buyer, enter into, adopt or amend any Company Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.17, or (except for normal adjustments in the Ordinary Course of Business) increase in any material respect the compensation or fringe benefits of, or modify the employment terms of its directors, officers or employees generally or pay any benefit not required by the terms in effect on the date hereof of any existing Company Employee Benefit Plan;

    (iv) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

    (v) pay any pre-petition liability other than (x) liabilities in connection with the assumption of pre-petition contracts and with respect to wages, taxes, customer refunds and other related expenses that the Debtors are authorized to pay by the Bankruptcy Court and (y) adequate protection payments and the payment of the Net Cash Proceeds (as defined in the DIP Loan Agreement) under the Debtor Tower Agreement to the Pre-Petition Lenders, in each case as authorized by the Bankruptcy Court;

    (vi) amend its certificate of incorporation, by-laws or other comparable organizational documents;

    (vii) sell, assign, transfer or license any material Debtor Licenses and Authorizations or Debtors' Intellectual Property, other than in the Ordinary Course of Business;

    (viii) enter into, materially amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any of the Debtor Licenses and Authorizations, or any contract or agreement which, if existing on the date hereof, would be required to be set forth in Section 2.13 of the Company Disclosure Schedule, other than in the Ordinary Course of Business; provided, that (x) without such consent, the Company may enter into the Master Lease (as defined in the Debtor Tower Agreement) and (y) with such consent, which shall not be unreasonably withheld, terminate the Debtor Tower Agreement and, in connection therewith, enter into a Replacement Tower Agreement and a Comparable Tower Lease;

    (ix) make or commit to make any capital expenditure not set forth in the capital expense budget set forth as Section 4.5(a) to the Company Disclosure Schedule;

    (x) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Debtor other than the Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

    (xi) issue, sell, grant or pledge any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of this Agreement;

    (xii) settle or compromise any material Tax liability or any pending or threatened suit or action other than consistent with the Company's practice since the Filing Date or pursuant to the terms of the Amended Plan or make any material Tax election;

    (xiii) establish, or transfer any assets to, a trust for purposes of funding any Debtor Employee Benefit Plan, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or

    (xiv) agree in writing or otherwise to take any of the foregoing actions.

  (b) Without limiting the generality of the foregoing, prior to the Closing, the Buyer shall not, and shall not permit any Buyer Subsidiary to, without the prior written consent of the Company, and except as otherwise contemplated by this Agreement or the Amended Plan, or as otherwise provided in Section 4.5 of the Buyer Disclosure Schedule:

    (i) Dispose of any of its assets or acquire or Dispose of any assets or shares or other equity interests in or securities of any Business Entity, other than in the Ordinary Course of Business, except for (A) the mortgage, pledge or encumbering of such assets, shares, equity interests or securities pursuant to agreements existing as of the date of this Agreement or agreements entered into to provide funding, in whole or in part, for the amounts payable by the Buyer under this Agreement or the Amended Plan or
  (B) the acquisition of such assets, shares, equity interests or securities of any other Person with an aggregate purchase price not exceeding $25,000,000;

    (ii) except for borrowings under the terms of its Second Amended and Restated Credit Agreement (Tranche A and Tranche C Facilities), dated as of June 29, 1998, by and among Arch Paging, Inc., The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc. and the other parties thereto, and its Second Amended and Restated Credit Agreement (Tranche B Facility), dated as of June 29, 1998, by and among Arch Paging, Inc., The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc. and the other parties thereto, each as amended from time to time, or borrowings to provide funding for the amounts payable by Buyer under this Agreement or the Amended Plan, create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

    (iii) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

    (iv) amend its certificate of incorporation, by-laws or other comparable organizational documents;

    (v) sell, assign, transfer or license any material Buyer Licenses and Authorizations or Buyer Intellectual Property, other than in the Ordinary Course of Business;

    (vi) enter into, materially amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any of the Buyer Licenses and Authorizations or any contract or agreement which, if existing on the date hereof, would be required to be set forth in Section 3.13 of the Buyer Disclosure Schedule, other than in the Ordinary Course of Business;

    (vii) make or commit to make any capital expenditure not set forth in the capital expense budget attached as Section 4.5(b) to the Buyer Disclosure Schedule;

    (viii) except as required under agreements existing as of the date of this Agreement, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to any Buyer Subsidiary, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of shares from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of options;

    (ix) issue, sell, grant, pledge or, if outstanding as of the date hereof, change the material terms of, any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than pursuant to the terms of any benefit plan as in effect on the date of this Agreement in accordance with past practice or upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of this Agreement;

    (x) make any material Tax election or settle or compromise any material Tax liability or any pending or threatened suit or action;

    (xi) establish, or transfer any assets to, a trust for purposes of funding any Buyer Employee Benefit Plan, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or

    (xii) agree in writing or otherwise to take any of the foregoing actions.

  4.6 Notice of Breaches. Each Party shall promptly deliver to the other Parties written notice of any event or development that would (a) render any statement, representation or warranty of such Party in this Agreement (including its respective Disclosure Schedule) inaccurate or incomplete in any respect, or (b) constitute or result in a breach by such Party of, or a failure by such Party to comply with, any agreement or covenant in this Agreement applicable to such Party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

  4.7 Exclusivity.

  (a) Except as contemplated by the Debtor Tower Agreement, from and after the date hereof, the Parent and the Company shall not, and shall cause each other Debtor and each of their respective directors, officers, employees, financial advisors, representatives or agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by any Debtor, proxy solicitation or other business combination involving any Debtor (collectively, "Company Acquisition Proposals") or (ii) provide any non-public information concerning the business, properties or assets of any Debtor to any person or entity (other than to the Buyer and to the Debtors' creditors in accordance with existing confidentiality arrangements). The Parent and the Company shall, and shall cause each of the other Debtors to, immediately cease any and all existing activities, discussions or negotiations with any person other than the Buyer with respect to any Company Acquisition Proposal. The Parent and the Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section
4.7. The provisions of this Section 4.7 are referred to in this Agreement as the "Exclusivity Provisions".

  (b) Notwithstanding the provisions of subsection (a) above, prior to the entry of the Confirmation Order, the Debtors may, to the extent required by the Bankruptcy-Related Requirements, or to the extent that the Board of Directors of the Company determines, in good faith after consultation with outside legal counsel, that such Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c) below, furnish information to any person, entity or group after such person, entity or group has delivered to the Debtors, in writing, an unsolicited bona fide offer to effect a Company Acquisition Proposal that the Board of Directors of the Company in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the stakeholders of the Debtors from a financial point of view than the transactions contemplated hereby and for which financing, to the extent required, is then committed (or which, in the good faith judgment of such Board, is reasonably capable of being obtained) and which (in the good faith judgment of such Board) is likely to be consummated (a "Company Superior Proposal"). In the event the Debtors receive a Company Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Company from approving such Company Superior Proposal or requesting authorization of such Company Superior Proposal from the Bankruptcy Court, if such Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of the Company may terminate this Agreement pursuant to Section 6.1(e) hereof; provided, however, that the Company shall not terminate this Agreement until at least 48 hours after the Buyer's receipt of a copy of such Company Superior Proposal.

  (c) Notwithstanding anything to the contrary in this Section 4.7, the Parent and the Company shall not, and shall cause each of the other Debtors not to, provide any non-public information to a third party unless: (i) the Debtors provide such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreements between the Parent and the Buyer dated March 26, 1998 and June 10, 1998 (the "Confidentiality Agreement"); and (ii) such non-public information has previously been delivered or made available to the Buyer.

  (d) Except as contemplated by the Asset Purchase and Sale Agreement between certain subsidiaries of Arch Communications Group, Inc., and OmniAmerica, Inc., dated April 10, 1998, from and after the date hereof the Buyer shall not, and shall cause each Buyer Subsidiary and each of their respective directors, officers, employees, financial advisors, representatives or agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than the Parent, the Company and, in connection with the transactions contemplated by this Agreement, the Official Committee of Unsecured Creditors of the Company) concerning any merger (other than mergers of the Buyer Subsidiaries in connection with acquisitions of other businesses by the Buyer
(x) with a fair market value not in excess of $25,000,000 and (y) that would not upon the closing thereof be in breach of the Buyer's obligations under
Section 4.5), consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by the Buyer or any of the Buyer Subsidiaries, proxy solicitation or other business combination (other than business combinations of the Buyer Subsidiaries in connection with acquisitions of other businesses by the Buyer (x) with a fair market value not in excess of $25,000,000 and (y) that would not upon the closing thereof be in breach of the Buyer's obligations under Section 4.5), involving the Buyer or any Buyer Subsidiary (collectively, "Buyer Acquisition Proposals") or (ii) except as permitted by the foregoing clause (i), provide any non-public information concerning the business, properties or assets of the Buyer or any Buyer Subsidiary to any person or entity (other than the Debtors or any of the Buyer's financing sources). The Buyer and the Buyer Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any person other than the Company with respect to any Buyer Acquisition Proposal. The Buyer shall immediately notify the Company of, and shall disclose to the Company all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.7(d).

  (e) Notwithstanding the provisions of subsection (d) above, prior to the Meeting (as defined in Section 4.12), the Buyer may, to the extent that the Board of Directors of the Buyer determines, in good faith, after consultation with outside legal counsel, that such Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (f) below, furnish information to any person, entity or group after such person, entity or group has delivered to the Buyer, in writing, an unsolicited bona fide offer to effect a Buyer Acquisition Proposal that the Board of Directors of the Buyer in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the shareholders of the Buyer from a financial point of view than the transactions contemplated hereby and for which financing, to the extent required, is then committed (or which, in the good faith judgment of such Board, is reasonably capable of being obtained) and which (in the good faith judgment of such Board) is likely to be consummated (a "Buyer Superior Proposal"). In the event the Buyer receives a Buyer Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Buyer from recommending to the Buyer's shareholders such Buyer Superior Proposal if such Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law.

  (f) Notwithstanding anything to the contrary in this Section 4.7, the Buyer shall not provide any non-public information to a third party unless: (i) the Buyer provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has previously been delivered or made available to the Company.

  4.8 Breakup Fee Provisions. (a) In the event that (i) the Buyer terminates this Agreement pursuant to Section 6.1(b) or Section 6.1(i) or (ii) the Company or the Buyer terminates this Agreement pursuant to Section 6.1(c) or 6.1(d) (in either case as a result of the failure of the condition set forth in Section 5.1(h) to be satisfied due to (A) the failure of the creditors of the Debtors entitled to vote on the Amended Plan (other than holders of Class 7, 8 or 9 Claims) to vote in favor of the Amended Plan, (B) the withdrawal of the Amended Plan by the Debtors, the filing of any other plan of reorganization by the Debtors, or the modification or amendment of any material provision of the Amended Plan by the Debtors, in each case without the prior written consent of the Buyer, or (C) the confirmation of any other plan of reorganization filed by any person other than the Debtors), (iii) except as set forth in Section 4.8(a) of the Company Disclosure Schedule, the Debtors sell or otherwise transfer (other than to the Buyer or the Buyer Subsidiaries) all or any substantial portion of their assets as part of a sale approved pursuant to Section 363 of the Bankruptcy Code, (iv) the Company has terminated this Agreement pursuant to Section 6.1(e) (a termination under (i), (ii), (iii) or (iv) being herein called a "Major Breakup Event"), or (v) the Buyer or the Company terminates this Agreement pursuant to Section 6.1(j) (a "Minor Breakup Event"; together with the Major Breakup Events, the "Breakup Events"), and at the time of any such Breakup Event the Buyer is not in material breach of any material covenant or obligation required to be performed by the Buyer hereunder at or before such time, and is not in breach of its representations and warranties contained in this Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a Buyer Material Adverse Effect), then the Company shall pay to the Buyer as promptly as practicable after demand therefor (but in no event later than the third Business Day thereafter and, in the case of a Minor Breakup Event, only if and when any Pinnacle Breakup Amount referred to below is actually received by the Debtors) (x) in the case of a Major Breakup Event, the amount of $25,000,000, and (y) in the case of a Minor Breakup Event, an amount equal to one-half of any amount ("Pinnacle Breakup Amount") actually received by the Debtors pursuant to
Section 7.05 of the Debtor Tower Agreement (or pursuant to a settlement with Pinnacle in lieu thereof) (in either case, the "Buyer Breakup Fee"). The claims of the Buyer to the Buyer Breakup Fee shall constitute a first priority administrative expense under 11 U.S.C. (S)507(a)(1).

  (b) In the event that (i) the Company terminates this Agreement pursuant to
Section 6.1(b) or (g), or (ii) the Buyer or the Company terminates this Agreement after June 30, 1999 pursuant to Section 6.1(c) or (d) (in either case as a result of the Closing not occurring due to the Buyer's failure to obtain the financing necessary to effect the transactions contemplated hereby and by the Amended Plan under circumstances when all the conditions set forth in Section 5.1 (other than the condition set forth in Section 5.1(j)) and
Section 5.2 are satisfied, or would have been satisfied had such financing been obtained) and at the time of such termination each of the Company and the Parent is not in material breach of any material covenant or obligation required to be performed by the Company or the Parent hereunder at or before such time and is not in breach of its representations and warranties contained in this Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a Debtor Material Adverse Effect), then the Buyer shall pay to the Company as promptly as practicable after demand therefor (but in no event later than the third Business Day thereafter) the amount of $32,500,000 (the "Company Breakup Fee").

  (c) This Section 4.8 shall be effective only from and after the date the Initial Merger Order is signed by the Bankruptcy Court.

  4.9 Nasdaq National Market Quotation. The Buyer shall use its best efforts to have the shares of Buyer Common Stock (including all such shares issuable upon conversion of the Buyer Class B Common Stock and upon exercise of the Buyer Participation Warrants) to be issued as contemplated by the Amended Plan and this Agreement approved for quotation on the Nasdaq National Market prior to the Closing.

  4.10 Delivery of Financial Statements. As promptly as possible following the last day of each month after the date of this Agreement until the Closing Date, and in any event within 35 days after the end of each such month, each of the Buyer and the Company shall deliver to the other its unaudited consolidated balance sheet and the related consolidated statements of operations and cash flows for the one-month period then ended, all certified by its chief financial officer to the effect that such interim financial statements are prepared in accordance with GAAP (except as otherwise described therein) on a consistent basis as with each Party's audited financial statements and fairly present the consolidated financial condition and results of operations of each Party as of the date thereof and for the period covered thereby (collectively, the "Interim Monthly Financial Statements"). As promptly as possible following the last day of each fiscal quarter, and in any event within 45 days after the end of each such quarter, each of the Buyer and the Company shall deliver to the other its unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and cash flows for the year-to-date period then ended, prepared in accordance with GAAP (except as otherwise described therein) applied on a consistent basis as with the Audited Financial Statements, which comply as to form with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (collectively, the "Unaudited Quarterly Financial Statements"). The Company shall furnish the Buyer with all information (including, without limitation, the Audited Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action including obtaining any necessary consents and comfort letters (in customary form and scope) from its accountants, as the Buyer may reasonably request in connection with any offering of securities of the Buyer used to fund the amounts to be paid by the Buyer under the Amended Plan or the working capital requirements of the Buyer following the Closing.

  4.11 Full Access. Each of the Buyer, the Parent and the Company shall permit representatives of the other to have full access (at all reasonable times, and in a manner so as not to interfere with normal business operations) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such Party. Each of the Buyer, the Parent and the Company shall cause its officers and management to cooperate fully with the representatives and agents of such other Party and shall make themselves available to the extent reasonably necessary to complete the due diligence process and the consummation of the transactions contemplated hereby. The Parent and the Company shall, at the request of the Buyer, introduce the Buyer to its principal suppliers and employees to facilitate discussions between such persons and the Buyer in regard to the conduct of the businesses of the Surviving Corporation following the Closing.

  4.12 Stockholders Approval; Meeting. The Buyer shall take all action reasonably necessary in accordance with applicable law, the rules of the Nasdaq National Market, this Agreement and the Buyer's Restated Certificate of Incorporation, as amended, and By-laws, as amended, duly to convene a meeting of its stockholders (the "Meeting") as promptly as practicable to consider and vote upon (i) the Buyer Charter Amendment in the form attached as Exhibit F hereto (the "Buyer Charter Amendment") and (ii) the Buyer Share Issuance. The Buyer will (i) subject to Section 4.7(e), recommend in the Proxy Statement (as defined in Section 4.13(a)) that its stockholders vote in favor of the Buyer Charter Amendment and the Buyer Share Issuance (the "Buyer Recommendation") and (ii) subject to Section 4.7(e), use its best efforts to cause to be solicited proxies from stockholders of the Buyer to be voted at the Meeting in favor of the Buyer Charter Amendment and the Buyer Share Issuance and to take all other actions necessary or advisable to secure the vote or consent of stockholders required to approve the Buyer Charter Amendment and the Buyer Share Issuance.

  4.13 Proxy Statement, Disclosure Statement, Etc.

  (a) The Buyer shall promptly after execution of this Agreement prepare and file with the SEC under the Exchange Act, and shall use its best efforts to have declared effective by the SEC as soon as practicable thereafter and shall thereafter promptly mail to its stockholders, a proxy statement/prospectus for the Meeting and to effect the Stockholder Rights Offering (the "Proxy Statement"). The Buyer shall also take any action required to be taken under state blue sky laws or other securities laws in connection with the Stockholder Rights Offering. The Proxy Statement shall be mailed to stockholders of the Buyer at least 20 business days in advance of the date of the Meeting. The Company shall furnish the Buyer with all information (including, without limitation, its

Audited Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action (including obtaining any necessary consents from the accountants) as the Buyer may reasonably request in connection with the Proxy Statement. The Buyer shall consult with the Company and its counsel in connection with, and shall permit the Company and its counsel to participate in, the preparation of the Proxy Statement and any amendments or supplements thereto.

  (b) The Buyer shall promptly notify the Company of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall promptly supply the Debtors with copies of all correspondence between it (or its representatives) and the SEC (or its staff) with respect thereto, and shall permit counsel for the Company to participate in any telephone conferences or meetings with the staff of the SEC. If, at any time prior to the Meeting, any event should occur relating to or affecting a Party or its officers or directors, which event should be described in an amendment or supplement to the Proxy Statement, such Party shall promptly inform the other Party and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities law, mailing to the Buyer's stockholders, as the case may be, such amendment or supplement.

  (c) The Buyer shall furnish the Company with all information (including historical and pro forma financial information and projections of the Buyer) and shall take such other action as the Company may reasonably request in connection with the Disclosure Statement. The Company shall consult with the Buyer and its counsel in connection with, and shall permit the Buyer and its counsel to participate in, the preparation and Bankruptcy Court approval process of the Disclosure Statement and any amendments or supplements thereto.

  4.14 Application of Pinnacle Proceeds Application of Pinnacle Proceeds. The Buyer, the Parent and the Company agree that the net proceeds from the Closing (as defined in the Debtor Tower Agreement) shall promptly be paid to the Pre-Petition Agent for the benefit of the Pre-Petition Lenders.

  4.15 FCC Filing. As soon as practicable following the date of this Agreement and in no event later than the later to occur of the date fifteen days following the execution hereof or the date ten days following the filing with the Bankruptcy Court of the Amended Plan, the Parties shall jointly prepare and file applications (the "FCC Applications") on the appropriate FCC forms in accordance with all applicable FCC rules and regulations requesting (i) the FCC's consent to the transfer of the control of the Debtor Authorizations to the Buyer, (ii) to the extent that such consent is required, the FCC's consent to the transfer of control of the Buyer Authorizations from the Buyer's current stockholders to the Buyer's stockholders immediately following the consummation of the transactions contemplated hereby in accordance with the Amended Plan, (iii) the termination of the hearing in WT Docket No. 97-115, In the Matter of MobileMedia Corporation, et al. (the "Hearing") without any further findings adverse to the Debtors, or to the Debtor Authorizations or otherwise materially restricting the Buyer's or the Reorganized Debtors' ability to own or operate the properties, assets and businesses of the Debtors following the Closing, and (iv) the grant to the Buyer of permanent license authority to operate those stations listed on Attachment C of Public Notice DA 97-78 (January 13, 1997) (the "Attachment C Stations"), as to which Debtors are currently operating under a grant of interim operating authority, or in the Ralternative, a determination by the FCC that as to such stations, the Buyer will enjoy protection from, and rights of incumbency as to, any future Market Area Licensee authorized to operate on the frequencies licensed under interim operating authority. The Parties shall cooperate in providing all information and taking all steps necessary to expedite the preparation, filing and prosecution of the FCC Applications with the FCC. In the event any person or entity petitions the FCC to deny any FCC Application, or petitions for any further proceedings in the Hearing, or otherwise challenges the grant of any FCC Application before the FCC, or in the event the FCC approves the transfer of control of the Debtor Authorizations (and, if necessary, the Buyer Authorizations), and any person requests reconsideration or judicial review of such order, then the Parties shall take such reasonable actions as are necessary to oppose such petition or challenge before the FCC or defend such action and the order of the FCC before the judiciary diligently and in good faith; provided, however, that nothing contained herein shall be deemed to require the Buyer to intervene in the Hearing or otherwise to defend the Debtors as to any allegations or proceedings relating to the allegations before the FCC in the Hearing, except as reasonably required to support the transfer of control of the Debtor Authorizations to the Buyer. The Company shall provide the Buyer (whether or not the Buyer intervenes or otherwise participates in the Hearing) with reasonable advance notice of, and a right to participate in, any meetings or hearings relating to the FCC Applications or the Hearing, and a right to review in advance any correspondence, agreements, or pleadings which may be submitted by the Debtors to the FCC or any other party to the Hearing with regard to the FCC Applications or any proceedings relating to the Hearing. In each such case, each Party shall bear its own costs and expenses of prosecuting such application to a favorable conclusion, to the end that the transactions contemplated by this Agreement and the Amended Plan may be consummated.

  The Parent and the Company each covenants that it will continue to use reasonable best efforts to complete the program, voluntarily undertaken by the Debtors and monitored by its independent regulatory consultant, to inspect and audit the Debtors' transmitter site facilities and license data, within the time frames established by Debtors' independent regulatory consultant and reported to the FCC, and will provide Buyer with periodic updates of the progress of the program, including copies of status reports prepared by the Debtors' independent regulatory consultant and furnished to the Company's Board of Directors.

  4.16 Indemnification; Director and Officers Insurance. (a) The Buyer agrees that, to the extent set forth in the Amended Plan and only to such extent, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Debtors as provided in their respective charters or by-laws (or comparable organization documents) and any indemnification agreements of the Debtors (including with Alvarez & Marsal, Inc.) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than three years from the Effective Time and the obligations of the Debtors in connection therewith shall be assumed by the Buyer. To the extent set forth in the Amended Plan and only to such extent, the Buyer shall provide, or shall cause the Surviving Corporation to provide, the Debtors' current directors and officers an insurance and indemnification policy (including any fiduciary liability policy) that provides coverage with respect to any claims made during the three-year period following the Effective Time for events occurring prior to the Effective Time.

  (b) The provisions of this Section 4.16 are intended to be for the benefit of, and shall be enforceable by, each person who is or has been a director or officer of any of the Debtors (except for such Persons who are not entitled to indemnification as provided for in the Amended Plan) and such director's or officer's heirs and personal representatives and shall be binding on all successors and assigns of the Buyer and the Surviving Corporation.

  4.17 State Takeover Laws. If any "fair price", "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Buyer, the Parent and the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

  4.18 Employees.

  (a) Buyer's Benefits for Affected Employees. As promptly as practicable following the Effective Time, the Buyer shall transfer to one or more employee benefit plans maintained by the Buyer any employee of the Parent, the Company or any of the Company's Subsidiaries who becomes an employee of the Buyer or any of its Subsidiaries (collectively, the "Affected Employees"). Prior to such transfer, the Buyer shall maintain, or shall cause the Company and its Subsidiaries to maintain, compensation and employee benefits plans and arrangements for the Affected Employees that are comparable to those provided for under the compensation arrangements and Company Employee Benefit Plans as in effect on the date hereof; provided, that for such period, the Buyer shall not reduce the severance benefits payable to any terminated employee or Affected Employee below the level currently provided to such terminated employee or Affected Employee by the Company. Notwithstanding the foregoing, the Buyer shall have the right, following the Effective Time, in the good faith exercise of its managerial discretion, to terminate the employment of any employee. Nothing in this Agreement shall be construed as granting to any employee any rights of continuing employment.

  (b) Honoring Accrued Vacation and 1998 Employee Incentive Plan. Without limiting the generality of the foregoing subsection, and to the extent permitted by law, the Buyer shall (i) honor all vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, former employees of the Parent, the Company and its Subsidiaries ("Former Employees") as of the Effective Time and (ii) for purposes of the Company's 1998 Employee Incentive Plan, in the event the payments under the 1998 Employee Incentive Plan would be paid or payable after the Closing, (x) use the evaluations of the executives covered by such plan prepared in good faith, and to be provided by the Company to the Buyer at least five business days prior to the Closing and (y) calculate the Company's 1998 EBITDA in a manner consistent with the Company's current accounting practices, in connection with the 1998 Employee Incentive Plan and without deduction for any restructuring or other special or one-time charge relating to the transactions contemplated by this Agreement.

  (c) Participation in Benefit Plans. Employees and, to the extent applicable, Former Employees shall be given credit, to the extent permitted by law, for all service with the Parent, the Company and its Subsidiaries (or service credited by the Company or such Subsidiaries) under all Buyer Employee Benefit Plans currently maintained by the Buyer or any of its Subsidiaries in which they are or become participants for purposes of eligibility, vesting, level of participant contributions and benefit accruals (but subject to an offset, if necessary, to avoid duplication of benefits) to the same extent as if rendered to the Buyer or any of its Subsidiaries other than as otherwise provided in clause (a) or (b) of this Section 4.18. The Buyer shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to an Affected Employee or, to the extent applicable, a Former Employee. The Buyer agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Affected Employees or, to the extent applicable, Former Employees, during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductions and co-payment limitations for such year under the relevant benefit plans of the Buyer and the Buyer Subsidiaries.

  4.19 Rights Agreement. The Buyer shall not (i) amend the Rights Agreement other than as contemplated by Section 3.23 or (ii) take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Preferred Rights) with the purpose of facilitating a Buyer Acquisition Proposal.

  4.20 Buyer Rights Offering; Registration Statement. (a) As specified in the Amended Plan, the Buyer will offer (the "Rights Offering") to the holders of certain Allowed Claims as specified in the Amended Plan pursuant to the Rights, the opportunity to purchase, for consideration of $2.00 per share in cash (the "Subscription Price"), an aggregate of 108,500,000 shares of Buyer Common Stock, and Buyer Class B Common Stock, if applicable ("Rights Shares"). The Rights Offering will be made substantially on the terms set forth in
Schedule III hereto.

  (b) Concurrently with the execution of this Agreement, the Company and the Buyer have entered into a Standby Purchase Commitment with each Standby Purchaser and, prior to or at the Closing, the Buyer will execute and deliver to each of the Standby Purchasers the Registration Rights Agreement.

  (c) The Buyer will file with the SEC a registration statement as required under the Securities Act to effect the Rights Offering as contemplated hereby (the "Registration Statement") as promptly as practicable (in any event within 15 days) after the date of this Agreement, and the Buyer will use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter. The Buyer shall also take any action required to be taken under state blue sky laws or other securities laws in connection with the Rights Offering. The Parent and the Company shall furnish the Buyer with all information (including, without limitation, the Audited Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action, including obtaining any necessary consents and comfort letters (in customary form and scope) from its accountants, as the Buyer may reasonably request in connection with the Registration Statement. The Buyer shall consult with the Parent and the Company and its counsel in connection with, and shall permit the Parent and the

Company and its counsel to participate in, the preparation of the Registration Statement. The Buyer shall cause the Rights to be issued as specified in the Amended Plan as soon as practicable after the date the Registration Statement becomes effective but not before approval of Disclosure Statement by the Bankruptcy Court.

  (d) The Buyer shall promptly notify the Parent and the Company of the receipt of the comments of the SEC and of any requests by the SEC for amendment or supplements to the Registration Statement or for additional information, and shall promptly supply the Parent and the Company with copies of all correspondence between it (or its representatives) and the SEC (or its staff) with respect thereto, and shall permit counsel for the Parent and the Company to participate in any telephone conferences or meetings with the staff of the SEC. If, at any time prior to the Effective Date, any event should occur relating to or affecting a Party or its officers or directors, which event should be described in an amendment or supplement to the Registration Statement, such Party shall promptly inform the other Party and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities law, distributing such amendment or supplement.

  4.21 Reimbursement of Buyer's Expenses. As soon as practicable after the date of receipt of the Initial Merger Order (but in no event later than the third Business Day thereafter), the Company shall pay to the Buyer, by wire transfer to a bank account of the Buyer specified in a prior written notice from the Buyer to the Company, $500,000 in next day funds in partial reimbursement of the Buyer's expenses in connection with the negotiation and execution of this Agreement (the "Buyer Reimbursement").

  4.22 Stockholder Rights Offering. The Buyer will offer (the "Stockholder Rights Offering") to the Stockholder Rights Holders, pursuant to the Stockholder Rights, the opportunity to purchase, for the Subscription Price, an aggregate of 44,893,166 shares of Buyer Common Stock. The Stockholder Rights Offering will be made substantially on the terms set forth in Schedule IV hereto.

                                   ARTICLE V

                             Conditions to Closing

  5.1 Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by such Parties, of the following conditions:

    (a) each of the Buyer Charter Amendment and the Buyer Share Issuance shall have been approved by the requisite vote of the holders of Buyer Stock in accordance with the DGCL and the restated certificate of incorporation, as amended, and by-laws, as amended, of the Buyer;

    (b) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity which prohibits the consummation of the transactions contemplated hereby and all consents, orders and approvals from all Governmental Entities and other persons or entities listed in Section 2.3 of the Company Disclosure Schedule or Section 3.3 of the Buyer Disclosure Schedule shall have been obtained and shall be in effect;

    (c) there shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated hereby;

    (d) the expiration or early termination of any waiting period under the HSR Act shall have occurred;

    (e) (1) the FCC shall have issued an order (the "FCC Grant") both (i) consenting to the transfer of the Debtor Authorizations and, to the extent requested by the Parties, to the transfer of the Buyer Authorizations without any conditions that would have a Buyer FCC Material Adverse Effect (as defined below in this Section 5.1(e)) or a Debtor FCC Material Adverse Effect (as defined below in this Section 5.1(e)) and (ii) terminating the Hearing without any findings or conclusions (x) that are materially adverse to the Reorganized Debtors or the Debtor Authorizations or which would have a material adverse effect on the use of the Debtor Authorizations by the Reorganized Debtors following the Closing, or (y) which impose any material monetary forfeiture on the Debtors or the Reorganized Debtors or retain jurisdiction to impose any material monetary forfeitures in the future on the Buyer or the Reorganized Debtors based on the activities of the Debtors prior to the Closing, or (z) which would have a Buyer FCC Material Adverse Effect or a Debtor FCC Material Adverse Effect; and (2) either (i) the FCC Grant has become a Final Order (as defined below in this Section 5.1(e)) or
  (ii)(a) any condition or conditions under the Bank Lending Documents to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect) and (b) any condition or conditions under the Other Lending Documents to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect); it being agreed that, for purposes of this Section 5.1(e) and Section 5.1(h), (A) "Bank Lenders" shall mean, collectively, the Existing Lenders (as defined in the Bank Commitment Letter) and the Credit Parties (as so defined), as the same in each case shall exist at the Closing, (B) "Bank Lending Documents" shall mean the Existing Credit Agreements (as defined in the Bank Commitment Letter) as amended and modified by the Amendments (as so defined), (C) "Bank Commitment Letter" shall mean the Commitment Letter of even date herewith between Arch Paging, Inc. and the Credit Parties, including the Term Sheet (as defined in such Bank Commitment Letter), copies of which has been delivered to the Company by the Buyer, as the same may be amended or modified, (D) "Other Lenders" shall mean the Lenders (as defined in the Bridge Commitment Letter), as the same shall exist at the Closing, or, if applicable, any other lenders which lend funds to Arch Communications, Inc. (or the Buyer or any other Buyer Subsidiary) pursuant to a Substitute Loan Agreement (as defined below), (E) "Other Lending Documents" shall mean the Bridge Commitment Letter, Bridge Loan Agreement (as defined in the Bridge Commitment Letter) or any other loan agreement, indenture or similar agreement (the "Substitute Loan Agreement") entered into by the Buyer or any Buyer Subsidiary in lieu thereof for purposes of funding a material portion of the consideration required by the Buyer for the transactions contemplated by this Agreement, (F) "Bridge Commitment Letter" shall mean the Bridge Commitment Letter, the Bridge Fee Letter and the Bridge Engagement Letter, each of even date herewith, between the Buyer and Arch Communications, Inc., on the one hand, and the Other Lenders, on the other hand, a copy of which has been delivered by the Buyer to the Company, as the same may be amended or modified, (G) "Buyer FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of the Buyer and its subsidiaries, taken as a whole, excluding any effect generally applicable to the economy or the industry in which Buyer conducts its business, and (H) "Debtor FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of the Debtors, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Company conducts its business; and it being further agreed that, for purposes of this Section 5.1(e), the FCC Grant shall become a "Final Order" when no request for a stay is pending, no stay is in effect and any deadline for filing such a request that may be designated by statute or regulation is past; no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application is passed; the FCC does not have the action or decision under reconsideration on its own motion and the time for initiating any such reconsideration that may be designated by statute or rule has passed; and no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed;

    (f) each of the Registration Statement and the Proxy Statement shall have been declared effective and no stop order with respect to either of the Registration Statement or the Proxy Statement shall be in effect;

    (g) the shares of Buyer Common Stock (including all such shares issuable upon conversion of the Buyer Class B Common Stock and exercise of the Buyer Participation Warrants) to be issued as contemplated by the Amended Plan and this Agreement shall have been approved for quotation on the Nasdaq National Market;

    (h) (1) the Confirmation Order (which shall authorize and approve the assumption by the Debtors of the Assumed Contracts), in a form reasonably satisfactory to each of the Parties, shall have been entered by the Bankruptcy Court; and (2) either (i) the Confirmation Order has become a Final Order (as defined below in this Section 5.1(h)) or (ii) (a) any condition or conditions under the Bank Lending Documents to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect), and (b) any condition or conditions under the Other Lending Documents to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect), it being agreed that, for purposes of this Section 5.1(h), the Confirmation Order shall become a "Final Order" when it shall have been in full force and effect for eleven days without any stay or material modification or amendment thereof, and when the time to appeal or petition for certiorari designated by statute or regulation has expired and no appeal or petition for certiorari is pending or, if an appeal or petition for certiorari has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari has been denied, and the time to take any further appeal or to seek further certiorari designated by statute or regulation has expired;

    (i) no action, suit or proceeding shall be pending or threatened by any Governmental Entity challenging the validity of the actions taken by the Buyer, the Debtors or any of their respective Subsidiaries in connection with the confirmation of the Amended Plan;

    (j) the Effective Date (as defined in the Amended Plan) shall have occurred; and

    (k) the Plan Shares to be issued and distributed as contemplated by
  Section 1.3(e) and Section 1.6 shall, when so issued and distributed, be
  (i) issued and distributed pursuant to the exemption from registration under the Securities Act provided by Section 1145 of the Bankruptcy Code,
  (ii) freely tradeable by holders thereof who are not then affiliates of the Buyer or "underwriters" under the Securities Act or 1145(b)(1) of the Bankruptcy Code and, (iii) except for certificates issuable to such affiliates or underwriters, represented by certificates bearing no restrictive legend.

  5.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction, or waiver by the Buyer, of the following conditions:

    (a) the representations and warranties of the Parent and the Company contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 5.2(a) not to include any qualification or limitation with respect to materiality (whether by reference to a "Debtor Material Adverse Effect" or otherwise), shall be true and correct as of the Effective Time, with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct, result from actions permitted by this Agreement or would not in the aggregate have a Debtor Material Adverse Effect;

    (b) the Parent and the Company shall each have performed or complied with its material agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing in all material respects;

    (c) there shall not have occurred between the Agreement Date and the Closing Date a Debtor Material Adverse Effect;

    (d) the Parent and the Company shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses
  (a) through (c) of this Section 5.2 is satisfied in all respects;

    (e) after each of the Registration Statement and the Proxy Statement has been declared effective, each of the Rights Offering and the Stockholder Rights Offering shall have expired and the Buyer shall have received aggregate proceeds therefrom (and/or from the closings contemplated by the Standby Purchase Commitments) of at least $217.0 million; and

    (f) the Debtors shall have on or prior to the Closing Date paid to the Pre-Petition Agent for the benefit of the Pre-Petition Lenders at least $165 million in net proceeds under the Debtor Tower Agreement or a Replacement Tower Agreement (the "Company Tower Sale Proceeds").

  5.3 Conditions to Obligations of the Company. The obligations of the Parent and the Company to consummate the transactions to be performed by each of them in connection with the Closing is subject to the satisfaction, or waiver by the Parent and the Company, of the following conditions:

    (a) the representations and warranties of the Buyer contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 5.3(a) not to include any qualification or limitation with respect to materiality (whether by reference to a "Buyer Material Adverse Effect" or otherwise), shall be true and correct as of the Effective Time with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct result from actions permitted by this Agreement or would not in the aggregate have a Buyer Material Adverse Effect;

    (b) the Buyer shall have performed or complied with its material agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing in all material respects;

    (c) there shall not have occurred between the Agreement Date and the Closing Date a Buyer Material Adverse Effect;

    (d) the Preferred Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Agreement; and

    (e) the Buyer shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (d) of this
  Section 5.3 is satisfied in all respects.

                                  ARTICLE VI

                                  Termination

  6.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing Date only as provided below:

    (a) the Parties may terminate this Agreement by mutual written consent;

    (b) either the Buyer or the Company may terminate this Agreement by giving written notice to the other in the event the other is in breach (i) of its representations and warranties contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 6.1(b) not to include any qualification or limitation with respect to materiality (whether by reference to a "Debtor Material Adverse Effect", "Buyer Material Adverse Effect" or otherwise), except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a Debtor Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, or (ii) of its material covenants or agreements contained in this Agreement in any material respect, and in either case such breach is not remedied within 20 business days of delivery of such written notice thereof (which notice shall specify in reasonable detail the nature of such breach);

    (c) after June 30, 1999, the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before such date (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement);

    (d) after June 30, 1999, the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before such date (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement);

    (e) the Company may terminate this Agreement pursuant to and in accordance with the provisions of Section 4.7 by giving written notice to the Buyer, provided that on or before such termination the Debtors shall have paid to the Buyer the applicable Buyer Breakup Fee;

    (f) the Buyer may terminate this Agreement by giving written notice to the Company if the Initial Merger Order has not been entered by the Bankruptcy Court on or prior to September 4, 1998, provided, however, that such termination shall not be effective unless such notice is delivered on or before October 4, 1998;

    (g) The Company may terminate this Agreement by giving written notice to the Buyer if (i) the Buyer's Board of Directors does not issue the Buyer Recommendation prior to the Meeting or withdraws or amends in a manner adverse to the Company the Buyer Recommendation or otherwise materially breaches the first sentence of Section 4.12 or of Section 4.13(a) or (ii) at the Meeting the Buyer Charter Amendment or the Buyer Share Issuance is not approved by the requisite vote of the holders of Buyer Common Stock;

    (h) the Buyer may terminate this Agreement by giving written notice to the Company if the Company or any other Debtor files either an amendment to the Amended Plan or any other plan of reorganization in violation of
  Section 4.4(b);

    (i) the Buyer may terminate this Agreement by giving written notice to the Company if (x) the Company takes any action (or omits to take any action) that would constitute a material breach of any of its material covenants or agreements contained in Section 4.1 or 4.5 but for the language of such Sections that permits the Company to take actions (or omit to take actions) required by a Bankruptcy-Related Requirement, and (y) such action (or omission to take action) is not remedied within 20 business days of delivery of written notice thereof (which notice shall specify in reasonable detail the nature of such action (or omission to take action) and the nature of the resulting breach (but for such language)); and

    (j) either the Buyer or the Company may terminate this Agreement by giving written notice to the other (i) if at the time of giving such notice the Debtor Tower Agreement shall have been terminated in accordance with its terms, unless, prior to or simultaneously with such termination, the Company shall have entered into a definitive agreement (which agreement (herein called a "Replacement Tower Agreement") shall be comparable in form and substance to the Debtor Tower Agreement, and any lease (herein called a "Comparable Tower Lease") entered into in connection therewith shall be comparable in form and substance to the Master Lease (as defined in the Debtor Tower Agreement), and a copy of which shall be delivered to Arch promptly following execution thereof) with a bona fide third-party purchaser providing for a sale to such third party of the assets or substantially all the assets to be sold to Pinnacle Towers Inc. pursuant to the Debtor Tower Agreement and which results in net proceeds to the Company of not less than $165,000,000 (an "Acceptable Sale"), or (ii) on or after December 31, 1998 if the Closing (as defined in the Debtor Tower Agreement) or the closing of an Acceptable Sale shall not have occurred on or before such date.

  6.2 Effect of Termination If any Party terminates this Agreement pursuant to
Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party for willful or intentional breaches of this Agreement, and except for the Company's obligation to pay the Buyer Breakup Fee, if applicable, and the Buyer's obligation to pay the Company Breakup Fee, if applicable, each pursuant to Section 4.8, which shall survive any such termination; provided that Article VIII shall also survive any such termination. Any claims arising out of or in connection with the Company's willful or intentional breach of any covenant or agreement herein after entry of the Confirmation Order shall be treated as a claim for an expense of administration under 11 U.S.C.
(S)503(b)(1) of each of Debtor's bankruptcy estate.

                                  ARTICLE VII

                                  Definitions

  For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

      DEFINED TERM                                         SECTION
      ------------                                         -------
      Affected Employees.................................. 4.18(a)
      Agreement........................................... Introduction
      Agreement Date...................................... Introduction
      Allowed Claims...................................... Preliminary Statement
      Amended Plan........................................ Preliminary Statement
      Attachment C Stations............................... 4.15
      Audited Company Financial Statements................ 2.5(a)
      Bank Commitment Letter.............................. 5.1(e)
      Bank Lenders........................................ 5.1(e)
      Bank Lending Documents.............................. 5.1(e)
      Bankruptcy Code..................................... 2.1(a)
      Bankruptcy Court.................................... Preliminary Statement
      Bankruptcy-Related Requirements..................... 4.5
      Bear Stearns........................................ 3.22
      Breakup Events...................................... 4.8(a)
      Bridge Commitment Letter............................ 5.1(e)
      Business Entity..................................... 2.4(a)
      Buyer............................................... Introduction
      Buyer Acquisition Proposals......................... 4.7(d)
      Buyer Affiliated Group.............................. 3.8(a)
      Buyer Affiliated Period............................. 3.8(a)
      Buyer Authorizations................................ 3.14(a)
      Buyer Balance Sheet Date............................ 3.5(b)
      Buyer Breakup Fee................................... 4.8(a)
      Buyer Business Entity............................... 3.4(a)
      Buyer Class B Common Stock.......................... 3.1(b)
      Buyer Common Stock.................................. Preliminary Statement
      Buyer Charter Amendment............................. 4.12
      Buyer Disclosure Schedule........................... Article III
      Buyer Distribution.................................. 1.7(c)
      Buyer Employee Benefit Plan......................... 3.17(a)
      Buyer FCC Applications.............................. 3.14(b)
      Buyer FCC Material Adverse Effect................... 5.1(e)
      Buyer Intellectual Property......................... 3.11(a)
      Buyer Licenses and Authorizations................... 3.14(b)
      Buyer Material Adverse Effect....................... Article III
      Buyer Participation Warrant Agreement............... Preliminary Statement
      Buyer Participation Warrants........................ Preliminary Statement
      Buyer Preferred Stock............................... 1.7(a)
      Buyer Recommendation................................ 4.12
      Buyer Record Date................................... Preliminary Statement
      Buyer Reimbursement................................. 4.21
      Buyer Reports....................................... 3.5(a)
      Buyer Share Issuance................................ 3.1(b)
      Buyer State Applications............................ 3.14(b)

      DEFINED TERM                                         SECTION
      ------------                                         -------
      Buyer Stock......................................... 1.7(a)
      Buyer Subsidiary.................................... 3.4(c)
      Buyer Superior Proposal............................. 4.7(e)
      Buyer Warrant Agreement............................. Preliminary Statement
      Buyer Warrants...................................... Preliminary Statement
      CERCLA.............................................. 2.18(a)
      Certificate of Merger............................... 1.1
      Chapter 11 Proceeding............................... Preliminary Statement
      Closing............................................. 1.2
      Closing Date........................................ 1.2
      Code................................................ Preliminary Statement
      Communications Act.................................. 2.3
      Company............................................. Introduction
      Company Acquisition Proposals....................... 4.7(a)
      Company Balance Sheet Date.......................... 2.5(a)
      Company Breakup Fee................................. 4.8(b)
      Company Disclosure Schedule......................... Article II
      Company Employee Benefit Plans...................... 2.17(a)
      Company Financial Statements........................ 2.5(a)
      Company Group....................................... 2.8(b)(i)
      Company Stock....................................... 1.5(b)
      Company Superior Proposal........................... 4.7(b)
      Company Tower Sale Proceeds......................... 5.2(f)
      Comparable Tower Lease.............................. 6.1(j)
      Confidentiality Agreement........................... 4.7(c)
      Confirmation Order.................................. Preliminary Statement
      Debtor.............................................. Preliminary Statement
      Debtor Affiliated Group............................. 2.8(b)
      Debtor Affiliated Period............................ 2.8(b)
      Debtor Authorizations............................... 2.14(a)
      Debtor Business Entity.............................. 2.4(a)
      Debtor FCC Applications............................. 2.14(b)
      Debtor FCC Material Adverse Effect.................. 5.1(e)
      Debtor Licenses and Authorizations.................. 2.14(b)
      Debtor Material Adverse Effect...................... Article II
      Debtor State Applications........................... 2.14(b)
      Debtor Tower Agreement.............................. 2.10
      Debtors............................................. Preliminary Statement
      Debtors' Intellectual Property...................... 2.11(a)
      DGCL................................................ 1.1
      DIP Loan Agreement.................................. 1.11
      Disclosure Statement................................ 4.4(b)
      Dispose............................................. 4.5(a)(i)
      Effective Time...................................... 1.1
      Employee Benefit Plan............................... 2.17(a)
      Environmental Authorization......................... 2.18(e)
      Environmental Law................................... 2.18(a)
      Environmental Property Transfer Act................. 2.18(f)
      ERISA............................................... 2.17(a)
      ERISA Affiliate..................................... 2.17(a)
      Exchange Act........................................ 2.3

      DEFINED TERM                                         SECTION
      ------------                                         -------
      Exchange Agent...................................... 1.3
      Exclusivity Provisions.............................. 4.7(a)
      FCC................................................. 2.3
      FCC Applications.................................... 4.15
      FCC Grant........................................... 5.1(e)
      Filing Date......................................... 2.5(a)
      Final Order......................................... 5.1(e)
      Former Employees.................................... 4.18(b)
      GAAP................................................ 2.5(a)
      Governmental Entity................................. 2.3
      Hearing............................................. 4.15
      HSR Act............................................. 2.3
      Indirect Buyer Authorizations....................... 3.14(b)
      Indirect Debtor Authorizations...................... 2.14(b)
      Initial Merger Motion............................... 4.4(a)
      Initial Merger Order................................ 4.4(a)
      Interim Monthly Financial Statements................ 4.10
      June 30 Unaudited Company Balance Sheet............. 2.5(a)
      knowledge........................................... 8.15
      Major Breakup Event................................. 4.8(a)
      Materials of Environmental Concern.................. 2.18(b)
      Meeting............................................. 4.12
      Merger.............................................. 1.1
      Merger Subsidiary................................... Introduction
      Minor Breakup Event................................. 4.8(a)
      Most Recent Buyer Balance Sheet..................... 3.5(b)
      Ordinary Course of Business......................... 2.3
      Other Lenders....................................... 5.1(e)
      Other Lending Documents............................. 5.1(e)
      Parties............................................. Introduction
      Parent.............................................. Introduction
      Pinnacle............................................ 2.10
      Pinnacle Breakup Amount............................. 4.8(a)
      Plan Cash........................................... 1.3
      Plan Shares......................................... 1.3
      Preferred Rights.................................... 3.2(a)
      Prior Plan.......................................... Preliminary Statement
      Proxy Statement..................................... 4.13(a)
      Registration Rights Agreement....................... Preliminary Statement
      Registration Statement.............................. 4.20(c)
      Replacement Tower Agreement......................... 6.1(j)
      Rights Agreement.................................... 3.2(a)
      Rights Offering..................................... 4.20(a)
      Rights Offering Adjustment.......................... Schedule II
      SEC................................................. 2.5(a)
      Securities Act...................................... 2.3
      Security Interest................................... 2.3
      Standby Purchase Commitments........................ Preliminary Statement
      Standby Purchasers.................................. Preliminary Statement
      State Authority..................................... 2.14(a)
      Stockholder Rights Offering......................... 4.22

      DEFINED TERM                                                       SECTION
      ------------                                                       -------
      Substitute Loan Agreement......................................... 5.1(e)
      Surviving Corporation............................................. 1.1
      Tax Returns....................................................... 2.8(a)
      Taxes............................................................. 2.8(a)
      Unaudited Quarterly Financial Statements.......................... 4.10

                                 ARTICLE VIII

                              General Provisions

  8.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it determines in good faith, after consultation with counsel, is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

  8.2 No Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

  8.3 Entire Agreement. This Agreement and the exhibits and schedules attached hereto, including the Amended Plan, and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of the Agreement.

  8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that the Buyer may assign its rights under this Agreement to another wholly owned subsidiary of the Buyer by notice to the Company; provided, further, that the Buyer shall remain liable for all its obligations hereunder.

  8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or two business days after it is sent via a reputable international overnight courier service, in each case to the intended recipient as set forth below:

     If to the Company:                         Copy to:
     MobileMedia Communications, Inc.           Sidley & Austin
     Fort Lee Executive Park                    875 Third Avenue
     One Executive Drive, Suite 500             New York, NY 10022
     Fort Lee, NJ 07024                         Attn: James D. Johnson
     Attn: Chairman--Restructuring

     If to the Parent:                          Copy to:
     MobileMedia Corporation                    Sidley & Austin
     Fort Lee Executive Park                    875 Third Avenue
     One Executive Drive, Suite 500             New York, NY 10022
     Fort Lee, NJ 07024                         Attn: James D. Johnson
     Attn: Chairman--Restructuring

     If to the Buyer:                           Copy to:
     Arch Communications Group, Inc.            Hale and Dorr LLP
     1800 West Park Drive, Suite 250            60 State Street
     Westborough, MA 01581                      Boston, MA 02109
     Attn: Chairman and Chief Executive         Attn: Jay E. Bothwick
        Officer


Any Party may give any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

  8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time by a written instrument signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  8.10 Severability. If any court of competent jurisdiction determines that any material provision of this Agreement is invalid or unenforceable, then, only to the extent the Parties agree, such provision shall be severable and null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of this Agreement.

  8.11 Expenses. Except as otherwise set forth in this Agreement, each of the Parties shall bear its or their own costs and expenses (including fees and expenses of their respective legal, accounting and financial advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

  8.12 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

  8.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

  8.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

  8.15 Knowledge. For purposes of this Agreement, the term "knowledge" of the Company and the Buyer shall mean the actual knowledge, after due inquiry, of the senior executive officers of the Buyer and each of its Subsidiaries and the Parent, the Company and each other Debtor, respectively.

  8.16 Survival of Representations. None of the representations and warranties made by the Parties herein or the documents or certificates contemplated hereby, nor the covenants set forth in Article IV, shall survive the Closing.

  8.17 Bankruptcy Process. Nothing contained in this Agreement shall be deemed to limit in any manner the ability of any Debtor to take any position before or make any motion to the Bankruptcy Court in connection with the Chapter 11 Proceeding; provided, however, that no Debtor shall take any such position or make any such motion in support of any action or inaction by such Debtor that would constitute a breach of any covenant of the Company contained in this Agreement.

  8.18 Reverse Stock Split. Notwithstanding anything to the contrary herein contained, if the Buyer effects the reverse stock split contemplated by
Section 4.5 of the Buyer Disclosure Schedule (the "Reverse Stock Split") prior to or simultaneously with the Closing, (a)(i) the number of Plan Shares, (ii) the number of Rights Shares, and (iii) the number of shares of Buyer Common Stock issuable upon exercise of Stockholder Rights or Buyer Participation Warrants issued pursuant to the Buyer Distribution will be adjusted, in each case, to a number equal to the product of (x) the number provided therefor herein and (y) the Adjustment Fraction and (b) the Subscription Price will be adjusted to a price equal to the product of (x) $2.00 and (y) the Inverse Adjustment Fraction. For purposes of this Section 8.18, the term "Adjustment Fraction" means a fraction, the numerator of which is the total number of shares of Buyer Common Stock issued and outstanding immediately following the effectiveness of the Reverse Stock Split and the denominator of which is the total number of shares of Buyer Common Stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split (provided, however, that if the Reverse Stock Split occurs simultaneously with the Closing, shares of Buyer Common Stock issued in connection with the Closing will not be treated as outstanding for purposes of determining the numerator or denominator of such fraction), and the term "Inverse Adjustment Fraction" means a fraction that is the inverse of the Adjustment Fraction.

  IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

                                          ARCH COMMUNICATIONS GROUP, INC.


                                          By:        /s/ J. Roy Pottle
                                              ---------------------------------
                                            Name: J. Roy Pottle
                                            Title: Executive Vice President
                                            and Chief Financial Officer

                                          FARM TEAM CORP.


                                          By:        /s/ J. Roy Pottle
                                              ---------------------------------
                                            Name: J. Roy Pottle
                                            Title: Executive Vice President
                                            and Chief Financial Officer

                                          SUBJECT TO ENTRY OF THE PROVISION
                                          ORDER AS TO THE PROVISIONS HEREOF
                                          COVERED THEREBY AND TO THE RECEIPT
                                          OF THE CONFIRMATION ORDER FROM THE
                                          BANKRUPTCY COURT WITH RESPECT TO THE
                                          AMENDED PLAN AS DESCRIBED HEREIN:

                                          MOBILEMEDIA CORPORATION


                                          By:       /s/ Joseph A. Bondi
                                              ---------------------------------
                                            Name: Joseph A. Bondi
                                            Title: Chairman--Restructuring

                                          MOBILEMEDIA COMMUNICATIONS, INC.


                                          By:       /s/ Joseph A. Bondi
                                              ---------------------------------
                                            Name: Joseph A. Bondi
                                            Title: Chairman--Restructuring

                                                                         ANNEX C

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:

                                                    Chapter 11

MobileMedia Communications,                         Case No. 97-174 (PJW)

Inc., et al.,

                                                    (Jointly Administered)
       Debtors.

              DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION

                            DATED: DECEMBER 1, 1998

J. Ronald Trost                           James L. Patton, Jr. (No. 2202)
James D. Johnson                          Joel A. Waite (No. 2925)
Shelley C. Chapman                        YOUNG CONAWAY STARGATT
Lee M. Stein                              & TAYLOR, LLP
SIDLEY & AUSTIN                           P.O. Box 391
875 Third Avenue                          Wilmington, Delaware 19899
New York, New York 10022                  (302) 571-6600
(212) 906-2000

                           CO-COUNSEL TO DEBTORS AND
                             DEBTORS-IN-POSSESSION

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
 INTRODUCTION..............................................................    C-1
 ARTICLE I
  DEFINITIONS; INTERPRETATION..............................................    C-1
    1.1   Definitions.....................................................     C-1
    1.2   Interpretation..................................................    C-10
    1.3   Computation of Time.............................................    C-10
 ARTICLE II
  CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.....................   C-10
    2.1   Administrative Claims...........................................    C-10
    2.2   Priority Tax Claims.............................................    C-11
    2.3   Class 1 Claims (Priority Claims)................................    C-11
    2.4   Class 2 Claims (Miscellaneous Secured Claims)...................    C-11
    2.5   Class 3 Claims (Customer Refund Claims).........................    C-12
          Class 4 Claims (Claims arising under or related to the 1995
    2.6   Credit Agreement)...............................................    C-12
          Class 5 Claims (Claims arising under or related to the Dial Page
    2.7   Notes)..........................................................    C-12
    2.8   Class 6 Claims (Non-Priority Unsecured Claims)..................    C-13
    2.9   Class 7 Claims (Note Litigation Claims).........................    C-14
    2.10 Class 8 Claims and Interests (Common Stock Claims and Interests
          and Subordinated Indemnification Obligation Claims).............    C-14
    2.11  Class 9 Claims and Interests (Subsidiary Claims and Interests)..    C-14
 ARTICLE III
  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES....................   C-15
    3.1   Rejection.......................................................    C-15
    3.2   Assumption......................................................    C-15
    3.3   Post-Petition Contracts and Leases..............................    C-16
 ARTICLE IV
  IMPLEMENTATION OF PLAN...................................................   C-16
    4.1   Actions Occurring Prior to the Effective Date...................    C-16
    4.2   Actions Occurring on the Effective Date.........................    C-17
    4.3   Distributions Occurring On and After the Effective Date.........    C-19
    4.4   Procedure For Determination of Claims and Interests.............    C-22
    4.5   Issuance of Arch Capital Shares.................................    C-23
    4.6   Issuance of Warrants............................................    C-23
    4.7   Issuance of Rights..............................................    C-23
    4.8   Exemption from Securities Laws..................................    C-23
    4.9   Registration Rights Agreement...................................    C-24
    4.10 Effectuating Documents; Further Transactions; Exemption From
          Certain Transfer Taxes..........................................    C-24
    4.11  Release of Security Interests...................................    C-24
 ARTICLE V
  CONDITIONS TO EFFECTIVE DATE.............................................   C-24
    5.1   Conditions to Occurrence of Effective Date......................    C-24
    5.2   Effect of Non-occurrence of Conditions to the Effective Date....    C-24
    5.3   Non-consensual Confirmation.....................................    C-25

                                                                            PAGE
                                                                            ----
 ARTICLE VI
  DISCHARGE, TERMINATION, INJUNCTION AND SUBORDINATION RIGHTS............   C-25
    6.1   Discharge of Claims and Termination of Interests..............    C-25
    6.2   Injunctions...................................................    C-25
    6.3  Termination of Subordination Rights and Settlement of Related
          Claims and Controversies......................................    C-26
 ARTICLE VII
  MISCELLANEOUS..........................................................   C-26
    7.1   Retention of Jurisdiction.....................................    C-26
    7.2   Retention and Enforcement Of Causes Of Action.................    C-27
    7.3   Limitation of Liability.......................................    C-27
    7.4   Releases......................................................    C-28
    7.5   Indemnification Obligations; Directors' and Officers'
          Liability Insurance...........................................    C-29
    7.6   Terms Binding.................................................    C-30
    7.7   Additional Terms of Securities and Other Instruments..........    C-30
    7.8   Post-Consummation Effect of Evidences of Claims or Interests..    C-30
    7.9   Payment Dates.................................................    C-30
    7.10  Successors and Assigns........................................    C-30
    7.11  Inconsistencies...............................................    C-30
    7.12  Compliance with Applicable Law................................    C-30
    7.13  Governing Law.................................................    C-30
    7.14  Severability..................................................    C-30
    7.15  Incorporation by Reference....................................    C-31

Exhibit A                 Registration Rights Agreement (10% Holders)
Exhibits B-1 through B-6  Standby Purchase Commitments
Schedule 1                Assumed Employment and Benefit Agreements

  MobileMedia Corporation, a Delaware corporation ("MobileMedia"), MobileMedia Communications, Inc., a Delaware corporation ("Communications"), MobileMedia Communications, Inc. (California), a California corporation, MobileMedia DP Properties, Inc., a Delaware corporation, MobileMedia PCS, Inc., a Delaware corporation, Dial Page Southeast, Inc., a Delaware corporation, Radio Call Company of Va., Inc., a Virginia corporation, MobileMedia Paging, Inc., a Delaware corporation, Mobile Communications Corporation of America, a Mississippi corporation, MobileComm of the Southeast, Inc., a Delaware corporation, MobileComm of the Northeast, Inc., a Delaware corporation, MobileComm Nationwide Operations, Inc., a Delaware corporation, MobileComm of Tennessee, Inc., a Tennessee corporation, MobileComm of the Southeast Private Carrier Operations, Inc., a Georgia corporation, MobileComm of the Southwest, Inc., a Texas corporation, MobileComm of Florida, Inc., a Florida corporation, MobileComm of the Midsouth, Inc., a Missouri corporation, FWS Radio, Inc., a Texas corporation, and MobileComm of the West, Inc., a California corporation, each a debtor and debtor-in-possession herein (collectively, the "Debtors"), propose the following Third Amended Joint Plan of Reorganization (the "Plan").

                                 INTRODUCTION

  This Plan encompasses a reorganization of the Debtors pursuant to which Communications will merge with and into Farm Team Corp., a Delaware corporation ("Merger Subsidiary") and a subsidiary of Arch Communications Group, Inc. ("Arch"), with Merger Subsidiary being the surviving company. The Debtors' creditors will receive cash or equity securities of Arch. There will be no recovery for the Debtors' equity security holders.

  Reference is made to the Disclosure Statement accompanying this Plan, including the exhibits thereto, for a discussion of the Debtors' and Arch's history, business, results of operations and properties, and for a summary and analysis of this Plan. All creditors are encouraged to consult the Disclosure Statement and to read this Plan carefully before voting to accept or reject this Plan.

  NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE BANKRUPTCY COURT, HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

                                   ARTICLE I

                          Definitions; Interpretation

1.1 Definitions.

  In addition to such other terms as are defined in other Sections of this Plan, the following terms (which appear in this Plan as capitalized terms) shall have the meanings set forth below. A term used in this Plan and not defined in this Plan but that is defined in the Code has the meaning set forth in the Code.

  "9 3/8% Note Indenture" means the Indenture dated as of November 13, 1995, between Communications, as Issuer, and State Street Bank and Trust Company, as Trustee.

  "9 3/8% Notes" means the Senior Subordinated Notes due November 1, 2007, issued pursuant to the 9 3/8% Note Indenture.

  "10 1/2% Note Indenture" means the Indenture dated as of December 1, 1993, between Communications, as Issuer, and First Trust USA (as successor to BankAmerica National Trust Company), as Trustee, as amended.

  "10 1/2% Notes" means the 10 1/2% Senior Subordinated Deferred Coupon Notes due December 1, 2003, issued pursuant to the 10 1/2% Note Indenture.

  "1995 Credit Agreement" means the Credit Agreement dated as of December 4, 1995, as amended, among Communications, the Pre-Petition Lenders and the Pre-Petition Agent.

  "Administrative Claim" means a Claim to the extent that it is of the kind described in section 503(b) of the Code and is entitled to priority under section 507(a)(1) of the Code.

  "Allowed" means as to any Claim (whether an Administrative Claim, Priority Claim, Priority Tax Claim, Secured Claim or Unsecured Claim), the extent to which such Claim:

    (a) (i) was timely filed or listed in the Schedules and not listed as disputed, contingent or unliquidated as to amount; and

      (ii) the Debtors, the Reorganized Debtors or any other party in interest entitled to do so has not and does not file an objection to such Claim within the time period set forth for objecting in Section 4.4;

    (b) is allowed by a Final Order of the Bankruptcy Court; or

    (c) is allowed by this Plan.

  "Arch Capital Shares" means, collectively, the Arch Common Shares and the Arch Class B Common Shares.

  "Arch Class B Common Shares" means the shares of Class B Common Stock of Arch, par value $0.01 per share, to be authorized and issued as and when contemplated by the Merger Agreement.

  "Arch Common Shares" means the shares of Common Stock of Arch, par value $0.01 per share, which are issued and outstanding plus additional shares which will be authorized and issued as and when contemplated by the Merger Agreement.

  "Arch Participation Warrants" means warrants for the purchase of Arch Common Shares, which warrants will be issued pursuant to a Warrant Agreement governing their issuance and exercise that will be in the form set forth in Exhibit B-1 to the Merger Agreement.

  "Arch Series C Convertible Preferred Shares" means the shares of Series C Convertible Preferred Stock of Arch, par value $0.01 per share.

  "Arch Stockholder Rights" means non-transferable rights issued by Arch (except that, at Arch's election, the rights will transfer with the underlying shares in respect of which the rights are distributed) for the purchase of Arch Common Shares.

  "Arch Stockholder Rights Offering" means the issuance of Arch Stockholder Rights to the holders of Arch Common Stock on a date to be determined by the Board of Directors of Arch, as more fully described in Schedule IV to the Merger Agreement.

  "Arch Stockholder Rights Offering Commencement Date" has the meaning set forth in Schedule IV to the Merger Agreement.

  "Ballot" means the ballot for voting to accept or reject this Plan distributed by the Debtors to all holders of impaired Claims entitled to vote on this Plan.

  "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware in which the Cases were filed on January 30, 1997, or any other court with jurisdiction over the Cases.

  "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time to the extent applicable to the Cases.

  "Benefit Plan Indemnification Obligations" means Indemnification Obligations with respect to any officer or employee serving as a fiduciary of any employee benefit plan or program of the Debtors, pursuant to charter, by law, contract or applicable state law for any actions taken or not taken in the discharge of such officer's or employee's duties as a fiduciary of such employee benefit plans or programs.

  "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks in the city of New York, New York or the States of New Jersey or Delaware are authorized or required to close.

  "Capped Administrative Claims" means the Debtors' good faith estimate of the sum of (i) Priority Tax Claims, (ii) Administrative Claims for (x) bonuses payable to employees and professionals on or as a result of the Effective Date, (y) amounts necessary to cure any defaults in executory contracts or unexpired leases assumed pursuant to this Plan as required by section 365(b) of the Code and (z) any accrued and unpaid fees and expenses of professionals retained by the Debtors or the Committee pursuant to orders of the Bankruptcy Court, and (iii) Claims for (x) the Allowed Class 4 Claims described in
Section 2.6(B)(ii), (iii) and (iv), (y) the Allowed Class 5 Claims described in Section 2.7(B), and (z) Allowed Class 6 Claims of the indenture trustees under the Subordinated Indentures described in Section 2.8(C)(3), in each case (other than those Claims in clause (iii)(z) hereof which shall be payable until such professionals no longer provide services to their respective constituencies on account of the Cases), accrued and unpaid or payable as of the Effective Date, which estimate shall be in reasonable detail (which in the case of professional fees, shall be in substantially the same form as would be submitted to the Bankruptcy Court) and shall be delivered to Arch (with a copy to the Committee) twenty days prior to the Effective Date. If no objection is made by Arch to the Debtors' estimate within ten days after receipt thereof, the estimate shall be deemed to be the amount of Capped Administrative Claims for purposes of Section 2.1(D). If Arch delivers to the Debtors (with a copy to the Committee) a written objection to the Debtors' estimate within ten days after receipt of such estimate, and the Debtors and Arch are unable to resolve such objection, it shall be submitted to the Bankruptcy Court to be determined on or as soon as practicable after the Effective Date.

  "Cash Equivalent" means, with respect to any Right, an amount equal to the value of such Right as determined based on the actual proceeds received from the sale of Rights from the Rights Reserve pursuant to Section 4.1(B)(5) (or, if the Rights Reserve is then fully depleted, the fair value thereof as of the time such sale would have occurred based on the market price for such Right or, if no such price is available, as determined by the Debtors, Arch and the Committee in good faith or determined by the Bankruptcy Court if no agreement can be reached).

  "Cases" means the reorganization proceedings of the Debtors under chapter 11 of the Code, jointly administered as Case No. 97-174 (PJW).

  "Causes of Action" means all claims and causes of action now owned or hereafter acquired by the Debtors, whether arising under any contract or under the Code or other federal or state law, including, without limitation, any causes of action arising under sections 544, 545, 547, 548, 549, 550, 551, 553(b) or other sections of the Code.

  "Claim" means "claim" as defined in section 101(5) of the Code, as supplemented by section 102(2) of the Code, and shall, in each case, mean a Claim against any Debtor (whether or not so designated).

  "Class" means each class of Claims or Claims and Interests created under this Plan.

  "Class 6 Adjusted Pro Rata Share" means, as to any Allowed Class 6 Claim, as of the date that is five Business Days prior to the Final Distribution Date, a fraction (i) the numerator of which is the amount of such Allowed Class 6 Claim and (ii) the denominator of which is the aggregate amount of all Allowed Class 6 Claims as of such date.

  "Class 6 Pro Rata Share" means, as to any Allowed Claim in Class 6 on the Effective Date or such later date (prior to the Final Distribution Date) as such Claim becomes Allowed, a fraction (i) the numerator of which is the amount of such Allowed Claim and (ii) the denominator of which is the sum of
(x) the Effective Date Disputed Claims, (y) the Effective Date Allowed Claims and (z) an estimate of the aggregate amount of Claims arising from the rejection of executory contracts and unexpired leases pursuant to Section 3.1 that are anticipated to become Allowed Claims, such estimate to be mutually agreed upon by the Debtors, the Committee and Arch in good faith or determined by the Bankruptcy Court if no such agreement can be reached.

  "Code" means the United States Bankruptcy Code, 11 U.S.C. (S)(S) 101 et seq., as amended from time to time to the extent applicable to the Cases.

  "Committee" means the Official Committee of Unsecured Creditors appointed by the United States Trustee for the District of Delaware on February 10, 1997.

  "Common Stock" means, collectively, (i) the Class A common stock of MobileMedia, par value $.001, issued and outstanding immediately prior to the Effective Date, (ii) the Class B common stock of MobileMedia, par value $.001, issued and outstanding immediately prior to the Effective Date and (iii) all options, warrants and other rights to purchase the Class A common stock or the Class B common stock of MobileMedia.

  "Common Stock Claim" means any Claim with respect to the Common Stock of the kind described in section 510(b) of the Code, including, without limitation, any such Claim asserted in or by the parties to the Securities Actions and any Claim by an officer, director or underwriter for contribution, reimbursement or indemnification related thereto.

  "Confirmation" means "confirmation" as used in section 1129 of the Code.

  "Confirmation Date" means the date on which the Confirmation Order is entered by the Bankruptcy Court.

  "Confirmation Hearing" means the hearing at which the Bankruptcy Court considers Confirmation of this Plan.

  "Confirmation Order" means an order of the Bankruptcy Court confirming this Plan, which order shall be reasonably satisfactory to Arch and, as to the provisions relating to the treatment of Allowed Class 4 Claims, the Pre-Petition Agent.

  "Creditor" means "creditor" as defined in section 101(10) of the Code and shall mean a creditor of any Debtor.

  "Creditor Stock Pool" means 14,344,969 newly-issued Arch Common Shares, as such number of shares constituting the Creditor Stock Pool may be adjusted pursuant to Section 2.1(D) and Section 4.1(B)(6).

  "Customer Refund Claim" means a Claim by a customer or subscriber of any of the Debtors for refund of amounts improperly paid or billed, or for the return of a deposit.

  "Delaware Subsidiary Co." means Mobile Communications Corporation of America, a Delaware corporation and wholly owned subsidiary of Communications.

  "Dial Page Indenture" means the Indenture dated as of February 1, 1993, between Dial Page, Inc., a Delaware corporation, as Issuer, and the Dial Page Indenture Trustee, as amended.

  "Dial Page Indenture Trustee" means Norwest Bank Minnesota, N.A. (as successor to First Union Bank of South Carolina), as Trustee under the Dial Page Indenture.

  "Dial Page Notes" means the 12 1/4% Senior Notes due 2000, issued pursuant to the Dial Page Indenture.

  "DIP Agent" means The Chase Manhattan Bank, in its capacity as agent for the DIP Lenders under the DIP Credit Agreement.

  "DIP Approval Orders" means, collectively, (i) the Final Order (I) Authorizing (A) Secured Post-Petition Financing On A Super Priority Basis Pursuant To 11 U.S.C. (S) 364, (B) Use Of Cash Collateral Pursuant to 11 U.S.C. (S) 363 and (C) Grant of Adequate Protection Pursuant To 11 U.S.C.
(S)(S) 363 And 364, dated February 19, 1997, (ii) Order (I) Authorizing Extension of (A) Secured Post-Petition Financing On A Super Priority Basis Pursuant To 11 U.S.C. (S) 364, (B) Use Of Cash Collateral Pursuant To 11 U.S.C. (S) 363 And (C) Grant Of Adequate Protection Pursuant To 11 U.S.C.
(S)(S) 363 And 364 And (II) Scheduling A Final Hearing Pursuant To Bankruptcy Rule 4001(c), dated January 27, 1998 and (iii) Order (I) Authorizing Extension of (A) Secured Post-Petition Financing On A Super Priority Basis Pursuant To 11 U.S.C. (S) 364, (B) Use Of Cash Collateral Pursuant To 11 U.S.C. (S) 363 And (C) Grant Of Adequate Protection Pursuant To 11 U.S.C. (S)(S) 363 And 364 And (II) Scheduling A Final Hearing Pursuant To Bankruptcy Rule 4001(c), dated July 28, 1998.

  "DIP Credit Agreement" means the Revolving Credit and Guarantee Agreement dated as of January 30, 1997, as amended, among Communications, as Borrower, MobileMedia, as Parent and Guarantor, each of the direct and indirect subsidiaries of Communications designated as Guarantor in Schedule 3.5 thereto, as Guarantors, the DIP Agent and the DIP Lenders.

  "DIP Lenders" means those financial institutions from time to time party to the DIP Credit Agreement as lenders.

  "Director Indemnification Obligations" means Indemnification Obligations with respect to any present or former director of any of the Debtors.

  "Disclosure Statement" means the Disclosure Statement respecting this Plan approved by order of the Bankruptcy Court, and all supplements and exhibits thereto.

  "Disputed Claim" means a Claim against any of the Debtors to the extent that such Claim is not Allowed.

  "Effective Date" means the date on which this Plan becomes effective, which date shall be ten Business Days after all the conditions to the Effective Date set forth in Section 5.1 have first been satisfied or waived, or such earlier date (but not less than seven Business Days after such conditions have first been satisfied or waived) as the Debtors, Arch, the Pre-Petition Agent, the DIP Agent and the Committee shall agree.

  "Effective Date Allowed Claims" means those Class 6 Claims that have been Allowed by order of the Bankruptcy Court prior to the Effective Date or that are Allowed pursuant to this Plan, as set forth in a schedule delivered by the Debtors to the Exchange Agent and Arch two Business Days prior to the Effective Date, which schedule, absent manifest error, shall be conclusive for the purposes of calculating Class 6 Pro Rata Share.

  "Effective Date Disputed Claims" means, on and as of the Effective Date, any Class 6 Claim that is a Disputed Claim on and as of such date, in the full amount set forth in any timely filed proof of claim or listed by the Debtors in the Schedules, as set forth in a schedule delivered by the Debtors to the Exchange Agent and Arch two Business Days prior to the Effective Date, which schedule, absent manifest error, shall be conclusive for purposes of calculating Class 6 Pro Rata Share.

  "Estate Representative" has the meaning given such term in Section
4.2(C)(5).

  "Exchange Agent" means a bank trust company or other entity reasonably satisfactory to MobileMedia and the Committee, appointed by Arch to act as the exchange agent for making distributions to the holders of Allowed Class 6 Claims.

  "Excluded Indemnification Obligations" means Indemnification Obligations with respect to (i) any present or former officer of the Debtors considered as of the Effective Date by the FCC to be an alleged wrongdoer for purposes of the FCC Proceeding, (ii) any present or former officer of the Debtors now or hereafter named as a defendant in the Securities Actions, as to claims arising out of the matters alleged in the Securities Actions, (iii) any present or former officer of the Debtors named as a defendant in any action initiated after the date hereof based upon similar factual allegations, or alleging similar causes of action, to the Securities Actions, as to claims arising out of the matters alleged therein, (iv) any officer or employee of the Debtors that is not an officer or employee as of the Effective Date, (v) present or former professionals or advisors of the Debtors, including, without limitation, accountants, auditors, financial consultants, underwriters or attorneys, other than Indemnification Obligations arising out of post-petition agreements approved by the Bankruptcy Court, and (vi) any Indemnification Obligation of the kind described in section 510(b) of the Code.

  "FCC" means the Federal Communications Commission or any governmental authority succeeding to the rights and powers thereof.

  "FCC Proceeding" means the hearing in WT Docket No. 97-115, In the Matter of MobileMedia Corporation, et al.

  "Final Distribution Date" means the tenth Business Day after the day on which no Class 6 Claim remains a Disputed Claim.

  "Final Order" means, as to any court, administrative agency or other tribunal, an order or judgment of such tribunal as entered on its docket as to which the time to appeal or petition for certiorari has expired and as to which no appeal or petition for certiorari is pending or, if an appeal or petition for certiorari has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari has been denied, and the time to take any further appeal or to seek further certiorari has expired.

  "Indemnification Obligations" means the obligation of any of the Debtors to indemnify, reimburse or provide contribution to any present or former officer, director or employee, or any present or former professionals or advisors of the Debtors, including, without limitation, accountants, auditors, financial consultants, underwriters or attorneys, whether pursuant to charter, by law, contract or statute, regardless of whether the indemnification is owed in connection with a pre-Petition Date or post-Petition occurrence.

  "Interest" means all rights (including unpaid dividends) arising from any equity security (as defined in section 101(16) of the Code) of the Debtors, including, without limitation, the Common Stock, but excluding Common Stock Claims.

  "License Co. L.L.C." means the limited liability company formed as a wholly owned subsidiary of MCCA that will hold the Reorganized Debtors' Licenses after the Effective Date.

  "Licenses" means the licenses and other authorizations of the Debtors to operate their paging networks.

  "Lien" means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.

  "MCCA" means Mobile Communications Corporation of America, a Mississippi corporation.

  "Merger" means the merger of Communications into Merger Subsidiary contemplated by the Merger Agreement and Section 4.2(B).

  "Merger Agreement" means the Agreement and Plan of Merger by and among Arch, the Merger Subsidiary, MobileMedia and Communications dated as of August 18, 1998, as amended by the First Amendment thereto dated as of September 3, 1998 and the Second Amendment thereto dated as of December 1, 1998, and as the same may be further amended from time to time.

  "Miscellaneous Secured Claim" means a Secured Claim not classified in Class 4 under this Plan.

  "Non-Priority Unsecured Claim" means any Unsecured Claim not classified in Class 3, 5, 7, 8 or 9 under this Plan.

  "Note Litigation Claim" means any Claim with respect to the Notes of the kind described in section 510(b) of the Code, including, without limitation, any such Claim asserted in or by the parties to the Securities Actions and any Claim by an officer, director or underwriter for contribution, reimbursement or indemnification related thereto.

  "Notes" means, collectively, the Dial Page Notes, the 9 3/8% Notes and the 10 1/2% Notes.

  "Person" means any person, including, without limitation, any individual, partnership, joint venture, corporation, company, trust, estate, unincorporated organization and any governmental unit.

  "Personal Injury Claim" means a Claim against any of the Debtors that is unliquidated or contingent as of the Confirmation Date and is of the kind described in 28 U.S.C. (S) 157(b)(5).

  "Petition Date" means January 30, 1997, the date on which the petitions initiating the Cases were filed with the Bankruptcy Court.

  "Plan" means this Third Amended Joint Plan of Reorganization, as amended from time to time, and all addenda, exhibits, schedules and other attachments hereto, as the same may be amended from time to time, pursuant to this Plan or the Code, all of which are incorporated herein by reference.

  "Pre-Petition Agent" means The Chase Manhattan Bank, in its capacity as the agent for the Pre-Petition Lenders under the 1995 Credit Agreement.

  "Pre-Petition Lenders" means those financial institutions from time to time party to the 1995 Credit Agreement as lenders.

  "Priority Claim" means a Claim to the extent that it is of the kind described in, and entitled to priority under, section 507(a)(3), (a)(4) or
(a)(6) of the Code.

  "Priority Tax Claim" means a Claim to the extent that it is of the kind described in, and entitled to priority under, section 507(a)(8) of the Code.

  "Pro Rata Share" means proportionately, so that with respect to an Allowed Claim other than an Allowed Class 6 Claim, the ratio of (i) the amount of payments or other property distributable on account of a particular Allowed Claim in a particular Class under this Plan to (ii) the amount of such Allowed Claim in such Class is the same as the ratio of (a) the amount of payments or other property distributable on account of all Allowed Claims in such Class to
(b) the amount of all Allowed Claims in such Class.

  "Registration Rights Agreement" means a registration rights agreement to be entered into pursuant to Section 4.9 between Arch and any Person entitled to become a party to such registration rights agreement under Section 4.9, which shall be in substantially the form attached as Exhibit A.

  "Reorganized Communications" means, on and after the Effective Date, Merger Subsidiary, the successor to Communications (as reorganized under and pursuant to this Plan) and a wholly owned subsidiary of Arch as a result of the Merger.

  "Reorganized Debtors" means, on and after the Effective Date, Reorganized Communications and Reorganized MCCA.

  "Reorganized Debtor's Certificate of Incorporation" means, (i) as to Reorganized Communications, the Certificate of Incorporation of Merger Subsidiary, as amended by the Certificate of Merger relating to the Merger and except that the name of the corporation set forth therein shall be changed to "MobileMedia Communications, Inc.", and (ii) as to Reorganized MCCA, the Certificate of Incorporation of Delaware Subsidiary Co.

  "Reorganized Debtor's Bylaws" means, as to Reorganized Communications, the Bylaws of Merger Subsidiary, and as to Reorganized MCCA, the Bylaws of Delaware Subsidiary Co.

  "Reorganized MCCA" means Delaware Subsidiary Co., the successor to MCCA (as reorganized under and pursuant to this Plan) and a wholly owned subsidiary of Reorganized Communications.

  "Rights" means certificated, transferable rights issued by Arch. The securities to be offered pursuant to the Rights will be an aggregate of 108,500,000 Arch Capital Shares. Each Right will be exercisable for one Arch Capital Share.

  "Rights Offering" means the issuance of the Rights by Arch to holders of Allowed Class 6 Claims on the Rights Offering Commencement Date.

  "Rights Offering Commencement Date" means the date on which Arch commences the Rights Offering by mailing to holders of Allowed Class 6 Claims as of the Rights Offering Initial Record Date certificates representing the Rights and instructions for the exercise thereof, which date shall be as soon as practicable after the later to occur of (i) approval by the Bankruptcy Court of the Disclosure Statement and (ii) the effectiveness of the Registration Statement (as defined in the Merger Agreement).

  "Rights Offering Distribution Pool" means all of the Rights minus the Rights included in the Rights Reserve.

  "Rights Offering Expiration Date" means 5:00 p.m., New York City time, on the date on which the Rights Offering terminates, which date shall be established by Arch and Communications, on the later to occur of the Confirmation Date and receipt of the FCC Grant (as defined in the Merger Agreement), but shall be not less than 15 calendar days after the date on which all the conditions to effectiveness of this Plan shall have been satisfied or waived (other than (i) the requirement that the FCC Grant has become a Final Order in connection with the condition set forth in Section 5.1(e) of the Merger Agreement, (ii) the requirement that the Confirmation Order has become a Final Order in connection with the condition set forth in
Section 5.1(h) of the Merger Agreement, and (iii) such conditions that by their nature are to be satisfied on the Effective Date).

  "Rights Offering Initial Record Date" means the date that is the record date to determine which holders of Claims are entitled to vote on this Plan.

  "Rights Offering Pro Rata Share" means, as to any Allowed Class 6 Claim, a fraction, (i) the numerator of which is the amount of such Allowed Class 6 Claim as of the date of determination and (ii) the denominator of which is the aggregate amount of Allowed Class 6 Claims as of the Rights Offering Initial Record Date.

  "Rights Offering Supplemental Record Date" means the Confirmation Date.

  "Rights Reserve" means, as of the Rights Offering Initial Record Date, a number of Rights equal to the product of (i) the total number of Rights, and
(ii) a fraction, (A) the numerator of which is the sum of the estimated aggregate amount of (x) Class 6 Claims that are Disputed Claims and (y) Claims arising from the rejection of executory contracts and unexpired leases pursuant to Section 3.1 that are anticipated to become Allowed Claims, such estimate to be mutually agreed upon by the Debtors, the Committee and Arch, in good faith, or determined by the Bankruptcy Court if no such agreement can be reached, and (B) the denominator of which is the sum of the estimated aggregate amount of (x) Class 6 Claims that are Disputed Claims, (y) Claims arising from the rejection of executory contracts and unexpired leases pursuant to Section 3.1 that are anticipated to become Allowed Claims, such estimate to be mutually agreed upon by the Debtors, the Committee and Arch, in good faith, or determined by the Bankruptcy Court if no such agreement can be reached, and (z) all Allowed Class 6 Claims as of such date, as such number may be adjusted pursuant to
Section 4.1(B)(6).

  "Schedules" means the joint Schedules of Assets, Liabilities and Executory Contracts filed by the Debtors with the Clerk of the Bankruptcy Court for the District of Delaware pursuant to Bankruptcy Rule 1007, as such schedules have been or may be amended or supplemented by the Debtors from time to time.

  "Secured Claim" means a Claim that is secured by a Lien on, or interest in, property of any of the Debtors, or that is subject to setoff under section 553 of the Code, but only to the extent of the value of the Creditor's interest (directly or by enforceable subrogation) in the Debtor's interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in section 506(a) of the Code or as provided in this Plan.

  "Securities Actions" means, collectively, the actions styled In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (D. N.J. 1996), Allen T. Gilliland Trust v. Hellman & Friedman Capital Partners II, L.P., et al., Civil Action No. 97-3543 (N.D. Cal. 1997) and Allen T. Gilliland Trust v. Hellman & Friedman MobileMedia Partners, L.L.C., et al., Case No. 989891 (Cal. Super. Ct. 1997).

  "Semi-Annual Distribution Date" means the last Business Day of each June and December after the Effective Date and prior to the Final Distribution Date; provided, that if the Effective Date is within 60 days before the end of June or December, the first Semi-Annual Distribution Date will be the last Business Day of the next succeeding June (if the Effective Date is in December) or December (if the Effective Date is in June).

  "Standby Purchase Commitment" means the various commitments of the Standby Purchasers to purchase Arch Capital Shares in the event any Rights are not exercised in the Rights Offering, as evidenced by the letters attached hereto as Exhibits B-1 through B-6, as such letters may be amended from time to time.

  "Standby Purchasers" means those creditors of the Debtors that have executed a Standby Purchase Commitment.

  "Subordinated Indemnification Obligation Claims" means Indemnification Obligations that are rejected pursuant to Section 7.5(A) and any Claims arising therefrom.

  "Subordinated Indentures" means, collectively, the 9 3/8% Note Indenture and the 10 1/2% Note Indenture.

  "Subordinated Noteholder Claims" means all Claims arising under or relating to the Subordinated Notes, the Subordinated Indentures and related agreements, other than Note Litigation Claims.

  "Subordinated Notes" means, collectively, the 9 3/8% Notes and the 10 1/2% Notes.

  "Subsidiary Claim" means any Claim by a Debtor against another Debtor.

  "Subsidiary Interest" means any Interest held by a Debtor in another Debtor, including all options, warrants and other rights to purchase any such Interest in a Debtor held by another Debtor.

  "Tower Sale Agreement" means the Purchase Agreement between the Debtors and Pinnacle Towers Inc. dated July 7, 1998, as approved by the Bankruptcy Court on August 10, 1998, or as amended in accordance therewith and in accordance with the order of the Bankruptcy Court.

  "Unsecured Claim" means a Claim that is not an Administrative Claim, a Priority Claim, a Priority Tax Claim or a Secured Claim.

  "Voting Deadline" means that date set in an order of the Bankruptcy Court as the deadline for the return of Ballots accepting or rejecting this Plan.

  1.2 Interpretation. For purposes of this Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) unless otherwise provided in this Plan, any reference in this Plan to an existing document or Exhibit means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) unless otherwise specified herein, any reference to an entity as a holder of a Claim includes that entity's successors, assigns and affiliates; (e) unless otherwise specified, all references in this Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to this Plan;
(f) the words "herein" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of this Plan; and
(h) the rules of construction set forth in section 102 of the Code will apply.

  1.3 Computation of Time. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

                                  ARTICLE II

             Classification And Treatment Of Claims And Interests

  The following is a designation of the Classes of Claims and Interests classified under this Plan, and the treatment to be provided to each such Class.

  A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class. Administrative Claims and Priority Tax Claims have not been classified in accordance with section 1123(a)(1) of the Code, although the treatment for such unclassified Claims is set forth below.

  The treatment of and consideration to be provided on account of Claims and Interests pursuant to this Plan shall be in full settlement, release and discharge of such Claims and Interests; provided, that such discharge shall not affect the liability of any other entity on, or the property of any other entity encumbered to secure payment of, any such Claim or Interest, except as otherwise provided in this Plan; and provided, further, that such discharge shall not affect the Reorganized Debtors' obligations under and pursuant to this Plan. The treatment of and consideration to be provided to Allowed Claim and Interest holders in each Class shall apply to all of the Cases.

  No Claim shall entitle the holder thereof to a distribution of cash or securities or to other consideration pursuant to this Plan unless, and only to the extent that, such Claim is an Allowed Claim.

UNCLASSIFIED CLAIMS

2.1 Administrative Claims.

  A. General. Subject to the provisions of Section 4.4(A) and unless otherwise agreed by the holder of an Allowed Administrative Claim (in which event such other agreement shall govern), each holder of an Allowed Administrative Claim shall receive on account of such Administrative Claim: (i) cash equal to the unpaid amount of such Allowed Administrative Claim; or (ii) at the option of Reorganized Communications, payment in accordance with the ordinary business terms of such Allowed Administrative Claim.

  B. Statutory Fees. On or before the Effective Date, Administrative Claims for fees payable pursuant to section 1930 of title 28 of the United States Code, 28 U.S.C. (S) 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in cash in an amount equal to the amount of such Administrative Claims. All such fees payable after the Effective Date will be assumed by the Reorganized Debtors.

  C. Ordinary Course Liabilities. Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their businesses will be assumed and paid by Reorganized MCCA pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims.

  D. Funding of Certain Administrative Claims. Arch shall make available to Reorganized Communications any monies necessary for Reorganized Communications to make timely payment of all Administrative Claims; provided, that in the event the sum of Capped Administrative Claims and the costs and expenses of the Standby Purchasers as provided in the Standby Purchase Commitment exceeds $34,000,000, the number of Arch Common Shares constituting the Creditor Stock Pool shall be reduced by a number of shares equal to (i) the excess of the sum of (x) Capped Administrative Claims and (y) the costs and expenses of the Standby Purchasers as provided in the Standby Purchase Commitment over $34,000,000, divided by (ii) $25.315; and provided, further, that in the event Arch effects the Reverse Stock Split (as defined in the Merger Agreement), the number of Arch Common Shares constituting the Creditor Stock Pool shall be adjusted as set forth in Section 8.18 of the Merger Agreement.

  2.2 Priority Tax Claims. Unless otherwise agreed by the holder of an Allowed Priority Tax Claim (in which event such other agreement shall govern), each holder of an Allowed Priority Tax Claim against any of the Debtors shall, on the Effective Date, receive, at Arch's option, either (a) cash equal to the amount of such Allowed Priority Tax Claim or (b) a promissory note payable by Reorganized Communications in a principal amount equal to the amount of such Allowed Priority Tax Claim on which interest shall accrue from and after the Effective Date at the rate of 7% or such higher or lower rate as is determined by the Bankruptcy Court to be appropriate under section 1129(a)(9)(C) of the Code and shall be paid semiannually in arrears; the principal amount of the promissory note shall be paid in full on a date or dates six (6) years after the date of assessment of such Allowed Priority Tax Claim.

CLASSIFIED CLAIMS AGAINST AND INTERESTS IN THE DEBTORS

  2.3 Class 1 Claims (Priority Claims).

  A. Classification. Class 1 consists of all Priority Claims against any of the Debtors.

  B. Allowance. Claims in Class 1 shall be allowed or disallowed in accordance with Section 4.4(B) of this Plan and applicable provisions of the Code and Bankruptcy Rules.

  C. Treatment. Allowed Claims in Class 1 shall be paid in full in cash on the later of the Effective Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Claim.

  D. Impairment and Voting. Class 1 Claims are unimpaired and are not entitled to vote on this Plan.

  2.4 Class 2 Claims (Miscellaneous Secured Claims).

  A. Classification. Class 2 consists of all Miscellaneous Secured Claims against any of the Debtors, if any.

  B. Allowance. Claims in Class 2 shall be allowed or disallowed in accordance with Section 4.4(B) of this Plan and applicable provisions of the Code and Bankruptcy Rules.

  C. Treatment. The legal, equitable and contractual rights to which each holder of an Allowed Claim in Class 2 is entitled shall be left unaltered or, at the option of the Reorganized Debtors, shall be left unimpaired in the manner described in section 1124(2) of the Code.

  D. Impairment and Voting. Class 2 Claims are unimpaired and are not entitled to vote on this Plan.

  2.5 Class 3 Claims (Customer Refund Claims).

  A. Classification. Class 3 consists of all Customer Refund Claims against any of the Debtors not otherwise classified in Class 1 or Class 2.

  B. Allowance. Claims in Class 3 shall be allowed or disallowed in accordance with Section 4.4(B) of this Plan and applicable provisions of the Code and Bankruptcy Rules.

  C. Treatment. The legal, equitable and contractual rights to which each holder of an Allowed Claim in Class 3 is entitled shall be left unaltered or, at the option of the Reorganized Debtors, shall be left unimpaired in the manner described in section 1124(2) of the Code.

  D. Impairment and Voting. Class 3 Claims are unimpaired and are not entitled to vote on this Plan.

  2.6 Class 4 Claims (Claims arising under or related to the 1995 Credit Agreement).

  A. Classification. Class 4 consists of all Secured Claims against any of the Debtors arising under or related to the 1995 Credit Agreement.

  B. Allowance. Allowed Class 4 Claims shall consist of the following unpaid obligations arising under the 1995 Credit Agreement, and shall be Allowed in an aggregate amount equal to: (i) $479,000,000; (ii) reasonable accrued and unpaid commitment, letter of credit and similar fees under the 1995 Credit Agreement, in an amount, as of the Petition Date, equal to $179,148.29, together with any such amounts accrued after the Petition Date and unpaid as of the Effective Date; (iii) the unpaid, reasonable costs and expenses of the Pre-Petition Agent, to the extent provided in the 1995 Credit Agreement; and
(iv) the unpaid, reasonable costs and expenses of the members of the Steering Committee for the Pre-Petition Lenders, other than the Pre-Petition Agent, up to the aggregate amount of $1,000,000. Adequate protection payments in connection with, and the costs and expenses of the Pre-Petition Agent arising under, the 1995 Credit Agreement shall continue to be paid in cash through the Effective Date at the rate and in the manner set forth under the DIP Approval Orders. Class 4 Claims shall not include interest accrued at the default rate under Section 5.4(c) of the 1995 Credit Agreement or otherwise.

  C. Treatment. Each holder of an Allowed Claim in Class 4 shall receive, in full satisfaction of its Claim, cash equal to the amount of its Allowed Claim, payable in accordance with Section 4.3(A).

  D. Impairment and Voting. Class 4 Claims are impaired and are entitled to vote on this Plan.

  2.7 Class 5 Claims (Claims arising under or related to the Dial Page Notes).

  A. Classification. Class 5 consists of all Claims against any of the Debtors arising under or related to the Dial Page Notes, the Dial Page Indenture and related agreements, other than Note Litigation Claims.

  B. Allowance. Class 5 Claims shall be Allowed Claims in the sum of: (i) the outstanding principal amount of the Dial Page Notes; (ii) unpaid interest on the Dial Page Notes accrued to the Effective Date calculated at the non-default rate set forth in the Dial Page Notes; and (iii) the unpaid reasonable fees and expenses of the trustee for the Dial Page Notes incurred prior to the Petition Date, to the extent provided for in the Dial Page Indenture.

  C. Treatment. Each holder of an Allowed Claim in Class 5 shall receive, in full satisfaction of its Claim, cash equal to the full amount of its Allowed Claim, payable in accordance with Section 4.3(B).

  D. Impairment and Voting. Class 5 Claims are impaired and are entitled to vote on this Plan.

  2.8 Class 6 Claims (Non-Priority Unsecured Claims).

  A. Classification. Class 6 consists of all Non-Priority Unsecured Claims against any of the Debtors, including the Subordinated Noteholder Claims.

  B. Allowance. (i) Class 6 Claims other than Subordinated Noteholder Claims and Personal Injury Claims shall be allowed or disallowed in accordance with
Section 4.4(B) and applicable provisions of the Code and Bankruptcy Rules,
(ii) Subordinated Noteholder Claims other than Claims of the indenture trustees under the Subordinated Indentures shall be Allowed Claims in the sum of: (x) the outstanding principal amount (or outstanding accreted principal amount, as the case may be) of the Subordinated Notes and (y) unpaid interest on the Subordinated Notes accrued prior to the Petition Date calculated at the non-default rate set forth in the Subordinated Notes, (iii) Subordinated Noteholder Claims for the indenture trustees under the Subordinated Indentures shall be Allowed Claims in an amount equal to the unpaid reasonable fees and expenses of each such indenture trustee incurred prior to and after the Petition Date through the Effective Date, to the extent provided for in the Subordinated Indentures, and (iv) Personal Injury Claims shall be liquidated and allowed or disallowed in the district court in which the Cases are pending, or in the district court in the district in which the claim arose, as determined by the district court in which the Cases are pending.

  C. Treatment.

  1. Each holder of an Allowed Claim in Class 6 (other than the indenture trustees under the Subordinated Indentures) shall receive:

    (a) for each holder of an Allowed Claim as of the Rights Offering Initial Record Date, from Arch on the Rights Offering Commencement Date, its Rights Offering Pro Rata Share of the Rights Offering Distribution Pool;

    (b) for each holder of a Claim that becomes an Allowed Claim after the Rights Offering Initial Record Date but before the Rights Offering Supplemental Record Date, (i) from Arch, as soon as practicable after the Rights Offering Supplemental Record Date, an amount of Rights from the Rights Reserve equal to the amount of Rights that would have been such holder's Rights Offering Pro Rata Share of the Rights Offering Distribution Pool if such holder's Claim had been an Allowed Claim as of the Rights Offering Initial Record Date or, (ii) if the number of Rights in the Rights Reserve on the Rights Offering Supplemental Record Date is insufficient to make the distribution set forth in clause (i), from Arch, (x) its ratable share (based on such holders' respective amounts of Allowed Class 6 Claims) of the Rights in the Rights Reserve on such date and (y) its Cash Equivalent of each Right (or portion thereof) that would have been distributed pursuant to clause (i) if sufficient Rights had been available in the Rights Reserve on the Rights Offering Supplemental Record Date;

    (c) from Arch on the Effective Date, if such holder has exercised any or all of its Rights in accordance with the terms and conditions thereof, for each Right so exercised, one Arch Capital Share;

    (d) for each holder of a Claim in Class 6 that is not Allowed as of the Rights Offering Supplemental Record Date, from Arch, instead of receiving any Rights, as soon as reasonably practical after such Claim becomes an Allowed Claim (but no sooner than the Effective Date), its Cash Equivalent;

    (e) from the Exchange Agent (x) if such Claim is an Allowed Claim on the Effective Date, on or as soon as practicable after the Effective Date, its Class 6 Pro Rata Share of the Creditor Stock Pool or (y) if such Claim is not an Allowed Claim on the Effective Date, on a later date after which the Claim is Allowed, its Class 6 Pro Rata Share of the Creditor Stock Pool; and

    (f) from the Exchange Agent on the Final Distribution Date, its Class 6 Adjusted Pro Rata Share of the Arch Common Shares remaining in the Creditor Stock Pool, if any, on such date; provided, that if there are fewer than 10,000 Arch Common Shares remaining in the Creditor Stock Pool on the Final Distribution Date, no distribution will be made to holders of Allowed Class 6 Claims on such date, and the Arch Common Shares remaining in the Creditor Stock Pool on such date shall be returned to Arch and become treasury shares.

  2. In lieu of the foregoing treatment, any holder of a Claim in Class 6 of $2,000 or less may elect, by marking the appropriate box on the Ballot sent to such holder, to receive cash equal to 50% of its Allowed Claim, or, if such holder's claim is in excess of $2,000, such holder may elect to have its Claim reduced to and Allowed at $2,000 and receive cash with respect to such reduced Claim in accordance with this Section 2.8(C)(2).

  3. On the Effective Date, the Reorganized Debtors shall pay to the indenture trustees under the Subordinated Indentures cash equal to the amount of fees and expenses of the indenture trustees (including the reasonable fees and expenses of counsel retained by the indenture trustees), in accordance with and to the extent provided for in the Subordinated Indentures, whether incurred prior or subsequent to the Petition Date, without application by or on behalf of the indenture trustees or their respective counsel to the Bankruptcy Court.

  D. Impairment and Voting. Class 6 Claims are impaired and are entitled to vote on this Plan.

  2.9 Class 7 Claims (Note Litigation Claims).

  A. Classification. Class 7 consists of all Note Litigation Claims against any of the Debtors.

  B. Treatment. The holders of Claims in Class 7 shall not be entitled to receive or retain any property pursuant to this Plan on account of their Claims.

  C. Impairment and Voting. Class 7 Claims are impaired and are deemed not to have accepted this Plan.

  2.10 Class 8 Claims and Interests (Common Stock Claims and Interests and Subordinated Indemnification Obligation Claims).

  A. Classification. Class 8 consists of all Interests arising from or related to the Common Stock, all Common Stock Claims and all Subordinated
Indemnification Obligation Claims against any of the Debtors.

  B. Treatment. Interests in Class 8 shall be canceled, and the holders of Claims and Interests in Class 8 shall not be entitled to receive or retain any property on account of their Claims and Interests.

  C. Impairment and Voting. Class 8 Claims and Interests are impaired and are deemed not to have accepted this Plan.

  2.11 Class 9 Claims and Interests (Subsidiary Claims and Interests).

  A. Classification. Class 9 consists of all Subsidiary Claims and Subsidiary Interests.

  B. Treatment. The Interests in Class 9 shall be canceled, except that, in accordance with Section 4.2(B), Reorganized Communications shall retain its Interests in Reorganized MCCA, and the holders of Claims and Interests in Class 9 shall not be entitled to receive or retain any property on account of such Claims and Interests.

  C. Impairment and Voting. Class 9 Claims and Interests are impaired and are deemed not to have accepted this Plan.

                                  ARTICLE III

             Treatment Of Executory Contracts And Unexpired Leases

  3.1 Rejection. No later than 25 days prior to the Voting Deadline, the Debtors, at the direction of Arch, shall prepare a schedule of the executory contracts and unexpired leases to be rejected on the Effective Date (the "Rejection Schedule"). The Rejection Schedule shall be filed and served on each party to an executory contract or unexpired lease listed thereon to be rejected by the Debtors no later than twenty days prior to the Voting Deadline. Any claims for damages arising from the rejection of an executory contract or unexpired lease listed on the Rejection Schedule must be filed by the Voting Deadline and shall be determined, if necessary, at Confirmation. The Rejection Schedule may be amended from and after the Confirmation Date for sixty days thereafter (but in no event after the Effective Date) by the Debtors at the direction of Arch and with notice to any party to an executory contract or unexpired lease added to or removed from such schedule. Any claims for damages arising from the rejection of an executory contract or unexpired lease rejected after the Confirmation Date pursuant to this Section 3.1 must be filed within 20 days after receipt of notice of rejection of such contract. Any such Claims not filed within the applicable 20-day period shall be barred and may not thereafter be asserted.

3.2 Assumption.

  A. Assumed Contracts. Each executory contract or unexpired lease of the Debtors that has not expired by its own terms prior to the Effective Date, has not been rejected during the Cases prior to Confirmation, is not subject to a notice of rejection and is not rejected under this Plan shall, by the terms of this Plan, be assumed by Reorganized MCCA pursuant to sections 365 and 1123(b)(2) of the Code on the Effective Date. All such assumed contracts, unexpired leases, franchises and permits, and any contracts or unexpired leases assumed by the Debtors by order of the Bankruptcy Court prior to the Confirmation Date, shall be vested in and continue in effect for the benefit of the Reorganized Debtors.

  B. Cure Payments and Release of Liability. The Debtors shall, at least twenty days prior to the Voting Deadline, file and serve on all parties to executory contracts and unexpired leases to be assumed as of the Effective Date, and on the Pre-Petition Agent, the Committee and Arch a schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Code, which schedule shall be acceptable to Arch. Objections to any such proposed cure payment must be made by the Voting Deadline, and shall be determined, if necessary, at the Confirmation Hearing. In the event the Debtors amend the Rejection Schedule pursuant to Section 3.1 after the Confirmation Date to remove an executory contract or unexpired lease therefrom, the Debtors shall, within five days after such amendment to the Rejection Schedule, file and serve on all parties to executory contracts and unexpired leases to be assumed as a result of any such Schedule amendment, and on the Pre-Petition Agent, the Committee and Arch, a supplemental schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Code, which supplemental schedule of cure payments shall be reasonably acceptable to Arch. Objections to any proposed cure payment set forth in the supplemental schedule must be made within 20 days after receipt thereof. A party to an assumed executory contract or unexpired lease that has not filed an appropriate pleading with the Bankruptcy Court on or before the applicable 20-day period shall be deemed to have waived its right to dispute such amount. All unpaid cure and compensation payments under any executory contracts or unexpired leases that are assumed or assumed and assigned under this Plan (including, without limitation, Claims filed in the Cases or listed in the Schedules and Allowed by order of the Bankruptcy Court prior to the Confirmation Date that relate to executory contracts or unexpired leases that are assumed or assumed and assigned under this Plan) shall be made by the Reorganized Debtors as soon as practicable after the Effective Date, but not later than thirty days after the Effective Date; provided, that, in the event of a dispute regarding the amount of any cure and compensation payments, the Reorganized Debtors shall make such cure and compensation payments as may be required by section 365(b)(1) of the Code following the entry of a Final Order resolving such dispute.

  C. Continuation of Employment Agreements and Benefits Agreements. On the Effective Date, the Debtors shall assume pursuant to sections 365 and 1123(b)(2) of the Code the employment and benefit agreements set forth on
Schedule 1.

  3.3 Post-Petition Contracts and Leases. All contracts and leases entered into by the Debtors after the Petition Date, including (a) the Tower Sale Agreement and (b) the Master Lease between Communications and Pinnacle Towers Inc. to be entered into pursuant to the Tower Sale Agreement, but excluding the DIP Credit Agreement, shall be deemed assigned by the Debtors to Reorganized MCCA on the Effective Date.

                                  ARTICLE IV

                            Implementation Of Plan

  4.1 Actions Occurring Prior to the Effective Date.

  A. Actions Occurring Before the Confirmation Date.

  1. Rights Offering. Pursuant to the Merger Agreement, Arch will commence the Rights Offering and the Arch Stockholder Rights Offering.

  2. Standby Purchase Commitments. Each of the Standby Purchasers has executed the Standby Purchase Commitment, copies of which are attached hereto as Exhibits B-1 through B-6.

  B. Actions Occurring Between the Confirmation Date and the Effective Date.

  1. Management and Operation of Debtors. After the Confirmation Date and until the Effective Date, the Debtors shall be managed by substantially the same personnel that managed and operated the Debtors on the Confirmation Date, subject to such changes as may be determined by the Board of Directors of a Debtor in accordance with the Bylaws and Articles or Certificate of Incorporation of such Debtor. During such period, the Debtors will conduct their business in the usual, regular and ordinary course, in a manner consistent with past practice, sound business practice and the terms of this Plan and the Merger Agreement, and subject to their obligations as debtors-in-possession pursuant to the Code.

  2. Continuation of Committee. The Committee shall continue to exist after the Confirmation Date until the Effective Date with the same power and authority, and the same ability to retain and compensate professionals, as it had prior to the Confirmation Date, and shall be dissolved on the Effective Date.

  3. Rights of Creditors and Committee. Between the Confirmation Date and the Effective Date, the Committee, the holders of Claims against and Interests in the Debtors and the indenture trustees for the Notes shall be parties-in-interest in all proceedings in the Bankruptcy Court with the same rights to participate in such proceedings as such persons had prior to Confirmation.

  4. Term of Injunctions or Stays. All injunction or stays, whether by operation of law or by order of the Bankruptcy Court, provided for in the Cases pursuant to sections 105 or 362 of the Code or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

  5. Sale of Rights Reserve. Arch shall select an agent independent of Arch (as such term is defined in Regulation M promulgated under the Securities Exchange Act of 1934), which independent agent shall be reasonably acceptable to the Debtors and the Committee, to sell Rights from the Rights Reserve in the over-the-counter market on a date or dates no more than five business days in advance of the Rights Offering Expiration Date. All proceeds derived from such sale shall be distributed to Arch.

  6. Stock Split. If the Reverse Stock Split (as defined in the Merger Agreement) is effective prior to or simultaneously with the Effective Date, the number of shares issued or issuable in the Rights Offering and the Arch Stockholder Rights Offering and the subscription price therefor, the number of shares specified in the definition of Creditor Stock Pool, the number of Rights in the Rights Reserve and the number of shares of Arch Common Stock issuable upon exercise of the Arch Participation Warrants and the exercise price therefor shall be adjusted as set forth in Section 8.18 of the Merger Agreement.

  4.2 Actions Occurring on the Effective Date.

  A. Revesting of Assets. Except as provided in this Plan, all property of the estate, to the full extent of section 541 of the Code, and any and all other rights and assets of the Debtors of every kind and nature shall, on the Effective Date of this Plan, revest in the Reorganized Debtors free and clear of all Liens, Claims and Interests other than (i) those Liens, Claims and Interests retained or created pursuant to this Plan and (ii) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date.

  B. Merger. Effective as of the Effective Date but immediately prior to the discharge of the Debtors described in Section 6.1, each of the following transactions shall occur in the order listed: (i) MobileMedia shall contribute to the capital of Communications all Subsidiary Claims that it holds; (ii) Communications shall contribute to the capital of each of its direct subsidiaries other than FWS Radio, Inc. any Subsidiary Claim that it holds against each such subsidiary; (iii) Communications shall contribute to the capital of FWS Radio, Inc., 50% of any Subsidiary Claim that it holds against FWS Radio, Inc.; (iv) Communications shall contribute to the capital of MCCA all Subsidiary Claims that it holds against direct and indirect subsidiaries of MCCA (which includes any remaining Subsidiary Claim, against FWS Radio, Inc.); (v) MCCA shall contribute to the capital of each of its direct subsidiaries other than MobileComm of the West, Inc. any Subsidiary Claim that it holds against each such subsidiary; (vi) MCCA shall contribute to the capital of MobileComm of the West, Inc. 89% of any Subsidiary Claim that it holds against MobileComm of the West, Inc.; (vii) MCCA shall contribute to the capital of MobileComm of the Northeast, Inc. any remaining Subsidiary Claim that it holds against MobileComm of the West, Inc. and MobileComm of the Northeast, Inc. shall, in turn, contribute any such Subsidiary Claim against MobileComm of the West, Inc. to the capital of MobileComm of the West, Inc.; and (viii) MCCA shall contribute to the capital of MobileComm of the Southwest, Inc. any Subsidiary Claim that it holds against FWS Radio, Inc. and MobileComm of the Southwest, Inc. shall, in turn, contribute any such Subsidiary Claim against FWS Radio, Inc. to the capital of FWS Radio, Inc.

  Effective as of the Effective Date but immediately following the discharge of the Debtors described in Section 6.1, each of the following transactions shall occur in the order listed: (i) MobileMedia shall contribute all of its assets to Communications and thereafter immediately dissolve, at which time the separate corporate existence of MobileMedia shall cease; (ii) Communications shall merge with and into Merger Subsidiary, and the separate corporate existence of Communications shall cease as contemplated by the Merger Agreement; (iii) MCCA shall merge with and into Delaware Subsidiary Co., a Delaware corporation originally a wholly owned direct subsidiary of Communications and a wholly owned direct subsidiary of Merger Subsidiary as a result of the merger described in clause (ii) of this Section 4.2(B), and the separate corporate existence of MCCA shall cease; (iv) all wholly owned direct subsidiaries of MCCA shall be merged with and into Delaware Subsidiary Co. (as successor to MCCA); (v) Merger Subsidiary (as successor to Communications) shall contribute its interest in the common stock of FWS Radio, Inc. to Delaware Subsidiary Co. (as successor to MCCA), and FWS Radio, Inc. shall then be merged with and into Delaware Subsidiary Co. (as successor to MCCA); (vi) MobileComm of the West, Inc., a wholly owned direct subsidiary of Delaware Subsidiary Co. (as successor to MCCA) as a result of the mergers described in clause (iv) of this Section 4.2(B), shall be merged with and into Delaware Subsidiary Co. (as successor to MCCA); (vii) Dial Page Southeast, Inc., MobileMedia Communications, Inc. (California), MobileMedia DP Properties, Inc., MobileMedia Paging, Inc., MobileMedia PCS, Inc. and Radio Call Co. of Virginia, Inc., all wholly owned direct subsidiaries of Merger Subsidiary (as successor to Communications) shall be merged with and into Delaware Subsidiary Co. (as successor to MCCA); (viii) Merger Subsidiary shall transfer its assets (other than its shares of Delaware Subsidiary Co.) to Delaware

Subsidiary Co.; and (ix) Delaware Subsidiary Co. shall organize License Co. L.L.C. as a wholly owned limited liability company of Delaware Subsidiary Co. and shall transfer the Licenses then held by it to License Co. L.L.C. It is anticipated that License Co. L.L.C. will be taxed as a branch of Delaware Subsidiary Co. Notwithstanding the foregoing, Arch and the Reorganized Debtors retain their right to make such changes in the post-Effective Date corporate structure of Arch and the Reorganized Debtors as is determined in the business judgment of Arch and Reorganized Communications.

  C. Amended Certificates of Incorporation and Corporate Governance.

  1. Certificates of Incorporation. As of the Effective Date, each Reorganized Debtor's Certificate of Incorporation shall comply with section 1123(a)(6) of the Code.

  2. Bylaws. As of the Effective Date, the bylaws of Reorganized Communications shall be the same as the bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Date (except that the name of the corporation set forth therein shall be changed to "MobileMedia Communications, Inc."), and the bylaws of Reorganized MCCA shall be the same as the bylaws of Delaware Subsidiary Co. as in effect immediately prior to the Effective Date (except that the name of the corporation set forth therein shall be changed to "Mobile Communications Corporation of America"). Each Reorganized Debtor's Bylaws will be effective as of the Effective Date.

  3. Corporate Governance. The directors and officers of each Debtor shall continue to serve in such capacities until the Effective Date. As of the Effective Date, the directors and officers of each Debtor that is not a Reorganized Debtor will be terminated, the directors and officers of Merger Subsidiary immediately prior to the Effective Date shall become the directors and officers of Reorganized Communications, the directors of Merger Subsidiary immediately prior to the Effective Date shall become the directors of Reorganized MCCA and the officers of Delaware Subsidiary Co. immediately prior to the Effective Date shall become the officers of Reorganized MCCA. The Debtors shall file with the Bankruptcy Court no later than ten (10) Business Days prior to the Voting Deadline a statement setting forth the office, the names and affiliations of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor, as well as of Arch, on and after the Effective Date. On and after the Effective Date, each Reorganized Debtor shall be governed in accordance with such Reorganized Debtor's Certificate of Incorporation and such Reorganized Debtor's Bylaws.

  4. Amendments after the Effective Date. After the Effective Date, each Reorganized Debtor's Certificate of Incorporation, each Reorganized Debtor's Bylaws and the officers and directors of each Reorganized Debtor shall be subject to such amendments or changes as may be made by law, or by such Reorganized Debtor's Certificate of Incorporation or such Reorganized Debtor's Bylaws.

  5. Estate Representative. Within 15 days after the Confirmation Date, the Committee shall designate a person, subject to Arch's and the Debtors' consent (which consent shall not be unreasonably withheld) (the "Estate Representative"), who shall be responsible for the winding up of the Debtors' estates after the Effective Date. The Estate Representative shall have the authority to hire counsel and other advisors, to prosecute and settle Disputed Claims, to oversee distributions by the Exchange Agent, to pursue any preserved Causes of Action and otherwise to effect the closing of the Cases. The Estate Representative shall be reimbursed for all reasonable expenses incurred in the performance of his or her duties as Estate Representative by Arch based on a monthly budget to be submitted to Arch no later than ten Business Days prior to the end of each month after the Effective Date for the succeeding month, which Budget shall set forth in reasonable detail the proposed activities to be undertaken by the Estate Representative during such month and the estimated costs and expenses therefor. If Arch does not object to such Budget within five Business Days after receipt thereof, it shall be the final budget for such month. At least once every calendar quarter, the Estate Representative shall report to Arch on the material activities taken in the prior quarter and to be taken in the succeeding quarter, which activities shall be reasonably acceptable to Arch.

  D. Cancellation of Stock. On and as of the Effective Date, the Common Stock, and each share of capital stock of each Debtor other than MobileMedia not owned, beneficially and of record, by MobileMedia or one of the other Debtors, shall be canceled and rendered null and void.

  4.3 Distributions Occurring On and After the Effective Date.

  A. Distributions to Holders of Allowed Class 4 Claims. The cash distribution to be made to the holders of Allowed Class 4 Claims shall be made by wire transfer by Arch on the Effective Date or the first Business Day thereafter to the Pre-Petition Agent, which shall, subject to the rights of the Pre-Petition Agent, if any, against the other holders of Allowed Class 4 Claims under the 1995 Credit Agreement, promptly transmit to each such holder its Pro Rata Share of the cash provided by Arch; provided, that, if requested by a Standby Purchaser in writing at least two days prior to the Effective Date, any cash to be distributed to the Standby Purchaser on account of such Standby Purchaser's Allowed Class 4 Claim shall, in accordance with the instructions included in such written request, be applied on behalf of the Standby Purchaser first to the payment of any amounts required to be paid by such Standby Purchaser in accordance with its Standby Purchase Commitment.

  B. Distributions to Holders of Dial Page Notes.

  1. Exchange of Notes. The cash distribution to be made to the holders of Allowed Class 5 Claims shall be made by Reorganized Communications to the Dial Page Indenture Trustee on the Effective Date or the first Business Day thereafter, which shall, subject to the rights of such Dial Page Indenture Trustee as against holders of the Dial Page Notes under the Dial Page Indenture, transmit, upon surrender by a holder of its Dial Page Notes, the cash to which such holder is entitled under Section 2.7(C). The reasonable fees and expenses of the Dial Page Indenture Trustee incurred solely in connection with making such distributions, unless otherwise paid hereunder, shall be paid by Reorganized Communications to the extent so required by the Dial Page Indenture or as otherwise agreed between Reorganized Communications, the Dial Page Indenture Trustee and Arch, and in any case subject to required approvals of the Bankruptcy Court, if any.

  2. Lost Notes. If a holder of a Dial Page Note is unable to surrender such Note because it has been destroyed, lost or stolen, such holder may receive a distribution with respect to such Note upon request to the Dial Page Indenture Trustee in an acceptable form with: (i) proof of such holder's title to such Note; (ii) proof of the destruction or theft of such Note, or an affidavit to the effect that the same has been lost and after diligent search cannot be found; and (iii) such indemnification as may reasonably be required by the Reorganized Debtors to indemnify Arch, the Reorganized Debtors, the Dial Page Indenture Trustee and all other persons deemed appropriate by the Reorganized Debtors, against any loss, action, suit or other claim whatsoever that may be made as a result of such holder's receipt of a distribution on account of such Dial Page Note under this Plan.

  C. Distributions from Arch. Arch will distribute to each holder of an Allowed Class 6 Claim and each Standby Purchaser that exercised its Rights in accordance with the terms thereof (and, in the case of the Standby Purchasers, in accordance with the terms of the Standby Purchase Commitment), on the Effective Date, for each Right so exercised, the Arch Common Shares or Arch Class B Shares, as applicable, subscribed for. Arch will distribute to each holder of an Allowed Class 6 Claim that was not Allowed as of the Rights Offering Supplemental Record Date, as soon as practicable after such Claim is Allowed (but no sooner than the Effective Date), its Cash Equivalent, as provided in Section 2.8(C)(1)(d). In the event the exercise of Rights and the purchase of Arch Common Shares would cause (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934) or (ii) the Standby Purchasers collectively, on the Effective Date, in the aggregate, to beneficially own, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and Rule 13d-3 and 13d-5 promulgated thereunder (except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), (a) more than 49.0% of the number of shares of the capital stock of Arch generally entitled to vote in the election of directors or (b) more than 49.0% of the total voting power of the capital stock of Arch, then, the "person" or "group" or the Standby Purchasers, shall receive in lieu of the Arch Common Shares, Arch Class B Common Shares such that (x) such "person" or "group" or (y) the Standby Purchasers collectively, on the Effective Date, in the aggregate, beneficially own, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, and Rule 13d-3 and 13d-5 promulgated thereunder (except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), (i) no more than 49.0% of the number of shares of the capital stock of Arch generally entitled to vote in the election of directors and (ii) no more than 49.0% of the total voting power of the capital stock of Arch on the Effective Date. For purposes of calculating the percentages referred to above, it will be assumed that no additional Class 6 Claims are Allowed after the Effective Date and all of the Arch Common Shares in the Creditor Stock Pool are distributed to the Allowed Class 6 Claims as of the Effective Date.

  D. Distributions from the Exchange Agent. On the Effective Date, Arch will deliver to the Exchange Agent a certificate, in the name of the Exchange Agent, for the number of Arch Common Shares comprising the Creditor Stock Pool. Distributions to the holders of Allowed Class 6 Claims other than on account of the Rights, on the Effective Date and thereafter, shall be made by the Exchange Agent on behalf of Reorganized Communications from the Arch Common Shares evidenced by the certificate so delivered by Arch.

  1. Holders of the Subordinated Notes. As soon as practicable after the Effective Date, Reorganized Communications shall cause the Exchange Agent to send a notice and a transmittal form (which shall specify that delivery shall be effected and risk of loss and title to the Subordinated Notes shall pass, only upon delivery of the Subordinated Notes to the Exchange Agent, and shall be in such form and have such other reasonable provisions as Arch may reasonably specify) to each holder of a Subordinated Note advising such holder of the effectiveness of the Merger and this Plan and the procedure for surrendering to the Exchange Agent such Subordinated Note in exchange for the Arch Common Shares issuable to it pursuant to Section 2.8(C).

  Commencing on the Effective Date, the Exchange Agent shall distribute to each holder of an Allowed Claim that constitutes a Subordinated Noteholder Claim, upon proper surrender of its Subordinated Notes, its Pro Rata Share of the Creditor Stock Pool. Thereafter, on each Semi-Annual Distribution Date, distributions of a holder's Pro Rata Share of the Creditor Stock Pool shall be made to the holders of Allowed Class 6 Claims that constitute Subordinated Noteholder Claims who have surrendered their Subordinated Notes since the preceding Semi-Annual Distribution Date (or, with respect to the first Semi-Annual Distribution Date, since the Effective Date). Final distributions of Arch Common Shares shall be made on the Final Distribution Date to each holder of an Allowed Class 6 Claim constituting a Subordinated Noteholder Claim based on its Class 6 Adjusted Pro Rata Share of the remaining shares in the Creditor Stock Pool (subject to Section 2.8(C)(1)(f)).

  In the event of a transfer of ownership of Subordinated Notes that is not registered on the transfer records of the indenture trustee for such Subordinated Notes, the securities to be distributed may be distributed to a transferee of the Subordinated Notes if an executed letter of transmittal in form satisfactory to the Exchange Agent is presented to the Exchange Agent, accompanied by such documents as are required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid.

  After the Effective Date, there shall be no further registration of transfers on the record books of Reorganized Communications of the Subordinated Notes outstanding prior to the Effective Date. If, after the Effective Date, the Subordinated Notes are presented to Reorganized Communications for any reason, they shall be canceled and exchanged as provided in this Section 4.3(D)(1).

  If any Arch Common Shares are to be issued in the name of a person other than the person in whose name the Subordinated Note surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Arch Common Shares that (i) the Subordinated Note so surrendered shall be transferable, and shall be properly assigned and endorsed, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Person shall be liable to a holder of

Subordinated Notes for any Arch Common Shares issuable to such holder pursuant to Section 2.8(C) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  No dividends or other distributions that are payable to the holders of record of Arch Common Shares as of a date on or after the Effective Date shall be paid to holders of Allowed Class 6 Claims entitled to receive Arch Common Shares pursuant to Section 2.8(C) until such holders surrender their Subordinated Notes in accordance with this Section 4.3(D)(1). Upon such surrender, Arch shall pay or deliver to the persons in whose name the certificates representing such Arch Common Shares are issued any dividends or other distributions that have been paid or are payable to the holders of record of Arch Common Shares as of a date on or after the Effective Date and which were paid or delivered between the Effective Date and the time of such surrender; provided, that no such person shall be entitled to receive any interest on such interest payments, dividends or other distributions.

  If a holder of a Subordinated Note is unable to surrender such Note because it has been destroyed, lost or stolen, such holder may receive a distribution with respect to such Note upon request to the Exchange Agent in an acceptable form with: (i) proof of such holder's title to such Note; (ii) proof of the destruction or theft of such Note, or an affidavit to the effect that the same has been lost and after diligent search cannot be found; and (iii) such indemnification as may reasonably be required by the Reorganized Debtors to indemnify Arch, the Reorganized Debtors, the Exchange Agent and all other persons deemed appropriate by the Reorganized Debtors against any loss, action, suit or other claim whatsoever that may be made as a result of such holder's receipt of a distribution on account of such Subordinated Note under this Plan.

  2. Holders of Allowed Class 6 Claims other than the Subordinated Noteholder Claims. On the Effective Date, the Exchange Agent shall distribute to each holder of an Effective Date Allowed Claim other than a Subordinated Noteholder Claim its Class 6 Pro Rata Share of the Creditor Stock Pool. Thereafter, on each Semi-Annual Distribution Date, distributions of a holder's Pro Rata Share of the Creditor Stock Pool shall be made to each holder of a Class 6 Claim other than a Subordinated Noteholder Claim whose Claim has been Allowed (as certified by the Estate Representative to the Exchange Agent) since the preceding Semi-Annual Distribution Date (or, with respect to the first Semi-Annual Distribution Date, since the Effective Date). Final distributions of Arch Common Shares shall be made on the Final Distribution Date to each holder of an Allowed Class 6 Claim other than a Subordinated Noteholder Claim based on its Class 6 Adjusted Pro Rata Share of any shares remaining in the Creditor Stock Pool (subject to Section 2.8(C)(1)(f)).

  3. Fractional Interests. The Arch Capital Shares shall be issued and distributed in whole shares, and not in fractional shares. To the extent that any holder would be entitled to a fractional Arch Capital Share but for this provision, such holder shall, at Arch's option, (i) be paid by Reorganized Communications cash in an amount equal to the fraction of said share multiplied by the price of an Arch Capital Share on the Effective Date, or
(ii) receive the number of whole shares determined by rounding up to the next whole number of shares. Arch Participation Warrants shall be issued and distributed in whole units, and not in fractional units. To the extent that any holder would be entitled to a fractional Arch Participation Warrant but for this provision, such holder shall receive the number of whole warrants determined by rounding up or down to the next whole number of warrants. For purposes of this Section 4.3(D), holders of Allowed Claims under or evidenced by the Notes shall, in the case of Notes held in street name, mean the beneficial holders thereof.

  E. Undeliverable Distributions.

  1. Method of Distribution. All property under this Plan to be distributed by mail shall be sent to the latest mailing address filed of record with the Bankruptcy Court for the party entitled thereto or, if no such mailing address has been so filed, the mailing address reflected in the Schedules or, in the case of the holder of Notes, to the latest mailing address maintained of record by the pertinent indenture trustee or, if no mailing address is maintained of record, to the pertinent indenture trustee.

  2. Holding and Investment of Undeliverable Distributions. If any Allowed Claim holder's distribution is returned to the Debtors, Reorganized Debtors, Arch or the Exchange Agent as undeliverable, no further distributions will be made to such holder unless the Debtors, Reorganized Debtors, Arch or the Exchange Agent, as applicable, are notified in writing of such holder's then-current address. Undeliverable distributions will remain in the possession of the Debtors, Reorganized Debtors, Arch or the Exchange Agent, as applicable, pursuant to this Section 4.3(E)(2) until such time as a distribution becomes deliverable. Undeliverable cash will be held in a segregated bank account in the name of the Reorganized Debtors for the benefit of the potential claimants of such funds and, until such time as such cash becomes property of Arch pursuant to Section 4.3(E)(4), such cash will not constitute property of Arch. The Reorganized Debtors will invest any undeliverable cash in a manner consistent with the Reorganized Debtors' investment and deposit practices. Undeliverable shares of newly-issued Arch Common Shares will be held by the Exchange Agent for the benefit of the potential claimants of such securities until the expiration of the time period set forth in Section 4.3(E)(4).

  3. After Distributions Become Deliverable. On each Semi-Annual Distribution Date and on the Final Distribution Date, the Debtors, Reorganized Debtors, Arch or the Exchange Agent, as applicable, will make all distributions that have, prior to such date, become deliverable to holders of Allowed Claims. Each such distribution will include, to the extent applicable, dividends or other distributions, if any, that would have been paid in respect of the shares of Arch Common Shares or Arch Class B Common Shares distributed to such holder from the Effective Date through the date of such distribution (without any interest thereon).

  4. Undistributed Property. Any property that remains undeliverable to the holders of Allowed Claims as of the later of the Final Distribution Date and the date that is two years after the Effective Date shall be delivered to, and become the property of, Arch.

  F. Compliance with Tax Requirements.

  1. In connection with this Plan, to the extent applicable, the Reorganized Debtors will comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to this Plan that may be necessary or appropriate to comply with such withholding and reporting requirements.

  2. Notwithstanding any other provision of this Plan, each entity that has received any distribution pursuant to this Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

  4.4 Procedure For Determination of Claims and Interests.

  A. Bar Date For Administrative Claims.

  1. All applications for compensation of professional persons employed by the Debtors or the Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Confirmation Date and all other requests for payment of administrative costs and expenses incurred prior to the Confirmation Date pursuant to sections 507(a)(1) or 503(b) of the Code (except for claims for taxes, trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) shall be served on the Reorganized Debtors, the DIP Agent, the Pre-Petition Agent, the Committee and Arch, and filed with the Bankruptcy Court, no later than 15 days after the Confirmation Date. Any such claim that is not filed and served within this time shall be forever barred. Objections to any such application must be filed within 15 days after receipt thereof; provided, that Arch shall have no right to object to any such application for professional fees. From and after the hearing on such applications, the Debtors (or the Reorganized Debtors if the hearing is after the Effective Date) shall be authorized to pay all of its and the Committee's professionals in full based on monthly statements delivered to the Debtors subject to the final hearing described in
Section 4.4(A)(2).

  2. All applications for final compensation of professional persons employed by the Debtors or the Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered on or after the Confirmation Date and prior to the Effective Date and all other requests for payment of administrative costs and expenses incurred on or after the Confirmation Date and prior to the Effective Date pursuant to sections 507(a)(1) or 503(b) of the Code (except for claims for taxes, trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) shall be served on the Reorganized Debtors, the DIP Agent, the Pre-Petition Agent, the Committee and Arch, and filed with the Bankruptcy Court, no later than 15 days after the Effective Date. Any such claim that is not served and filed within this time shall be forever barred. Objections to any such application must be filed within 15 days after receipt thereof; provided, that Arch shall have no right to object to any such application for professional fees.

  B. Objections To Claims.

  1. Objections to any Administrative Claim (other than Administrative Claims governed by Section 4.4(A)) and to any other Claim (other than Class 6 Claims governed by the next sentence of this Section 4.4(B)(1)) must be filed no later than the Effective Date. Objections must be filed no later than the Rights Offering Commencement Date as to any Class 6 Claim other than (x) Class 6 Claims relating to the rejection of executory contracts or unexpired leases pursuant to this Plan, as to which objections must be filed as set forth in
Section 3.1 and (y) Class 6 Claims as to which a proof of claim is filed after the Rights Offering Commencement Date, as to which objections must be filed by the Effective Date. Objections shall be served on the holder of any Claim being objected to and counsel for each of Arch, the Pre-Petition Agent, the DIP Agent and the Committee. No distribution shall be made on account of any Claim that is not Allowed. To the extent any property is distributed to an entity on account of a Claim that is not an Allowed Claim, such property shall be held in trust for and shall promptly be returned to the Reorganized Debtors.

  2. On and after the Effective Date, only the Estate Representative shall have authority to continue to prosecute, settle or withdraw objections to Claims. After the Effective Date, the Estate Representative shall be entitled to compromise or settle any Disputed Claim without seeking approval of the Bankruptcy Court. The Estate Representative shall be paid subject to the budget described in Section 4.2(C)(5), but without seeking approval of the Bankruptcy Court.

  3. To the extent that a Disputed Claim ultimately becomes an Allowed Claim, payments and distributions on account of such Allowed Claim shall be made in accordance with the provisions of this Plan governing the Class of Claims to which such Claim belongs. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, any property that would have been distributed prior to the date on which a Disputed Claim becomes an Allowed Claim shall be distributed, together with any dividends, payments or other distributions made on account of such property from the date such distributions would have been due had such Claim then been an Allowed Claim to the date such distributions are made (without any interest thereon).

  4.5 Issuance of Arch Capital Shares. On and as of the Effective Date, Arch will issue the Arch Common Shares and, if applicable pursuant to Section 4.3(C), Arch Class B Common Shares to be distributed to the holders of Allowed Class 6 Claims, to all persons that exercised Rights and, if applicable, the Standby Purchasers.

  4.6 Issuance of Warrants. On and as of the Effective Date, Arch will issue the Arch Participation Warrants, as contemplated by this Plan, the Standby Purchase Commitments and the Merger Agreement.

  4.7 Issuance of Rights. On and as of the Rights Offering Commencement Date, Arch will issue the Rights, as contemplated by this Plan and the Merger Agreement. On and as of the Arch Stockholder Rights Offering Commencement Date, Arch will issue the Arch Stockholder Rights, as contemplated by this Plan and the Merger Agreement.

  4.8 Exemption from Securities Laws. All notes, instruments, stock and other securities distributed pursuant to this Plan (other than the Rights and the Units) are entitled to the benefits and exemptions provided by section 1145 of the Code.

  4.9 Registration Rights Agreement. Each Person (other than the Standby Purchasers) that, as a result of the transactions contemplated by this Plan, becomes the beneficial owner (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of at least 10% of the outstanding Arch Capital Shares, shall be entitled to become a party to the Registration Rights Agreement.

  4.10 Effectuating Documents; Further Transactions; Exemption From Certain Transfer Taxes. The Chief Executive Officer, President, Chief Financial Officer or any Vice President of Reorganized Communications or the Debtors, or such other persons as the Bankruptcy Court may designate at the request of the Debtors, will be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan. The Secretary or any Assistant Secretary of each Debtor or the Reorganized Debtors or such other persons as the Bankruptcy Court may designate at the request of the Debtors will be authorized to certify or attest to any of the foregoing actions.

  Pursuant to section 1146(c) of the Code (a) the issuance, transfer or exchange of Arch Capital Shares, (b) the creation of any mortgage deed or trust or other security interest and (c) the making of any agreement or instrument in furtherance of, or in connection with, this Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, or assignments executed in connection with the Merger Agreement, will not be subject to any stamp, real estate transfer tax or similar tax.

  4.11 Release of Security Interests. Within ten Business Days after the Confirmation Date, the Pre-Petition Agent shall deliver to Communications UCC-3 termination statements and such other documents as are reasonably requested by Communications to evidence the termination of the security interests granted to the Pre-Petition Agent to secure amounts outstanding under the 1995 Credit Agreement, which statements and other documents shall be held by Communications in escrow and released for filing only upon receipt by the Pre-Petition Agent of the distribution provided for in Section 4.3(A).

                                   ARTICLE V

                         Conditions To Effective Date

  5.1 Conditions to Occurrence of Effective Date. Each of the following is a condition to the Effective Date:

  A. That the Confirmation Order has been entered by the Bankruptcy Court, more than ten (10) days have elapsed since the Confirmation Date, no stay of the Confirmation Order is in effect and the Confirmation Order has not been reversed, modified or vacated;

  B. That all conditions to the Closing under the Merger Agreement (other than the condition set forth in Section 5.1(j) of the Merger Agreement) have been satisfied or waived by the party entitled thereto, and the Merger shall occur as contemplated by Section 4.2(B)(ii); and

  C. The commitments under the DIP Credit Agreement shall have terminated, all amounts owing under or in respect of the DIP Credit Agreement shall have been paid in full in cash and any outstanding letters of credit issued under and in connection with the DIP Credit Agreement or the 1995 Credit Agreement shall have been terminated or satisfied, or the Debtors shall have provided cash collateral therefor in accordance with the terms of the DIP Credit Agreement or the 1995 Credit Agreement, as applicable.

  5.2 Effect of Non-occurrence of Conditions to the Effective Date. If the Merger Agreement is terminated in accordance with its terms, then the Confirmation Order shall be vacated by the Bankruptcy Court unless the Debtors, Arch or the Committee files a motion opposing the vacation of the Confirmation Order within ten Business Days after termination of the Merger Agreement. The Confirmation Order may not be vacated after all the conditions to the Effective Date have either occurred or been waived.

  5.3 Non-consensual Confirmation. Because Classes 7, 8 and 9 are deemed not to have accepted this Plan pursuant to section 1126(g) of the Code, as to such Classes and any other Class that votes to reject this Plan, the Debtors are seeking confirmation of this Plan in accordance with section 1129(b) of the Code either under the terms provided herein or upon such terms as may exist if this Plan is modified in accordance with section 1127(d) of the Code. In the event Class 4 votes to reject this Plan, the Debtors, the Committee and Arch each reserves the right to contest all or any portion of the amount of the Allowed Class 4 Claims as set forth in Section 2.6(B).

                                  ARTICLE VI

          Discharge, Termination, Injunction and Subordination Rights

  6.1 Discharge of Claims and Termination of Interests.

  A. Except as provided in the Confirmation Order, the rights afforded under this Plan and the treatment of Claims and Interests under this Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from the Petition Date. Except as provided in this Plan or the Confirmation Order, Confirmation will, as of the Effective Date: (i) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Code, whether or not (x) a proof of claim based on such debt is filed or deemed filed pursuant to section 501 of the Code, (y) a Claim based on such debt is allowed pursuant to section 502 of the Code, or (z) the holder of a Claim based on such debt has accepted this Plan and (ii) satisfy or terminate all Interests and other rights of equity security holders in the Debtors.

  B. As of the Effective Date, except as provided in this Plan or the Confirmation Order, all entities will be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction or termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

  6.2 Injunctions.

  A. Except as provided in this Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

  B. As of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to this Plan are permanently enjoined from taking any of the following actions on account of such released claims, demands, debts, rights, causes of action or liabilities:

(i) commencing or continuing in any manner any action or other proceeding;
(ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

  C. By accepting a distribution pursuant to this Plan, each holder of an Allowed Claim receiving such distribution pursuant to this Plan will be deemed to have specifically consented to the injunctions set forth in this Section 6.2.

  6.3 Termination of Subordination Rights and Settlement of Related Claims and Controversies.

  A. The classification and manner of satisfying all Claims and Interests under this Plan takes into consideration all contractual, legal and equitable subordination and turnover rights, whether arising under general principles of equitable subordination, section 510(c) of the Code or otherwise, that a holder of a Claim or Interest or the Debtors may have against other Claim holders with respect to any distribution made pursuant to this Plan. On the Effective Date, all contractual, legal, equitable subordination and turnover rights that a holder of a Claim or Interest or the Debtors may have with respect to any distribution to be made pursuant to this Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to this Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

  B. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the enforcement or termination of all contractual, legal and equitable subordination and turnover rights that a holder of a Claim or Interest or the Debtors may have with respect to any Allowed Claim or Interest, or any distribution to be made pursuant to this Plan on account of such Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors and the Reorganized Debtors and their respective property and Claim and Interest holders, and is fair, equitable and reasonable.

                                  ARTICLE VII

                                 Miscellaneous

  7.1 Retention of Jurisdiction. Following the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is set forth in this Plan. Without in any manner limiting the scope of the foregoing, the Bankruptcy Court shall retain jurisdiction for the following purposes:

  A. To determine the allowability, classification, priority or subordination of Claims and Interests upon objection, or to estimate, pursuant to section 502(c) of the Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date, or to hear proceedings to subordinate Claims or Interests brought by any party in interest with standing to bring such objection or proceeding;

  B. To construe and to take any action authorized by the Code and requested by the Reorganized Debtors or any other party in interest to enforce this Plan and the documents and agreements filed in connection with this Plan, issue such orders as may be necessary for the implementation, execution and consummation of this Plan, including, without limiting the generality of the foregoing, orders to expedite regulatory decisions for the implementation of this Plan and to ensure conformity with the terms and conditions of this Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

  C. To determine any and all applications for allowance of compensation and expense reimbursement of professionals retained by the Debtors, the Reorganized Debtors or the Committee, and for members of the Committee, for periods on or before the Effective Date, and to determine any other request for payment of administrative expenses;

  D. To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

  E. To resolve any dispute regarding the implementation or interpretation of this Plan, the Merger Agreement or any related agreement or document that arises at any time before the Cases are closed, including determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the Reorganized Debtors' obligations to cure defaults under assumed contracts, leases, franchises and permits;

  F. To determine any and all applications pending on the Confirmation Date for the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, and the allowance of any Claim resulting therefrom;

  G. To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought on or before the Effective Date;

  H. To determine matters concerning local, state and federal taxes in accordance with sections 346, 505 and 1146 of the Code, and to determine any tax claims that may arise against the Debtors or Reorganized Debtors as a result of the transactions contemplated by this Plan;

  I. To resolve any dispute arising out of actions taken by the Estate Representative;

  J. To modify this Plan pursuant to section 1127 of the Code, or to remedy any apparent nonmaterial defect or omission in this Plan, or to reconcile any nonmaterial inconsistency in this Plan so as to carry out its intent and purposes; and

  K. For such other purposes as may be provided for in the Confirmation Order.

  Prior to the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date.

  7.2 Retention and Enforcement Of Causes Of Action. Pursuant to section 1123(b)(3)(B) of the Code, but subject to Sections 7.3 and 7.4 of this Plan, the Reorganized Debtors, on behalf of themselves and holders of Allowed Claims and Interests, shall retain all Causes of Action that the Debtors had or had power to assert immediately prior to the Effective Date, and may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of such Causes of Action. All Causes of Action shall remain the property of the Reorganized Debtors. Nothing contained in this Plan shall constitute a waiver of the rights, if any, of the Debtors or the Reorganized Debtors to a jury trial with respect to any Cause of Action or objection to any Claim or Interest.

  7.3 Limitation of Liability. None of the Debtors, the Reorganized Debtors, Arch or any affiliate thereof, the Committee, the Pre-Petition Agent, the Pre-Petition Lenders, the DIP Agent, the DIP Lenders, the Standby Purchasers, the indenture trustees for the Notes, Arch's financing sources, nor any of their respective officers, directors, employees, members, agents, underwriters or investment bankers, nor any other professional Persons employed by any of them (collectively, the "Exculpated Persons"), shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to formulating, negotiating, implementing, confirming or consummating this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan. The Exculpated Persons shall have no liability to any Debtor, holder of a Claim, holder of an Interest, other party in interest in the Cases or any other Person for actions taken or not taken under this Plan, in connection herewith or with respect hereto, or arising out of their administration of this Plan or the property to be distributed under this Plan, in good faith, including, without limitation, failure to obtain Confirmation of this Plan or to satisfy any condition or conditions, or refusal to waive any condition or conditions, to the occurrence of the Effective Date, and in all respects such Exculpated Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

  7.4 Releases.

  A. On the Effective Date, the Reorganized Debtors, on their own behalf and as representatives of the Debtors' estates, in consideration of services rendered in the Cases and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, release unconditionally, and are deemed to release unconditionally, each of the Debtors' (1) present officers and directors, (2) former officers and directors (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the FCC Proceeding), (3) the entities that elected such directors to the extent they are or may be liable for the actions or inactions of such directors and (4) their respective professional advisers (collectively, the "Officer and Director Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Petition Date up to the Effective Date, in any way relating to the Debtors (before, on or after the Petition Date), the Cases or this Plan (collectively, the "Released Matters"); provided, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior; and provided, further, that such release shall not be granted to any Officer or Director Releasee who has a Disputed Claim as of the Effective Date.

  B. On the Effective Date, the Reorganized Debtors, on their own behalf and as representatives of the Debtors' estates, in consideration of services rendered in the Cases and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, release unconditionally, and are deemed to release unconditionally, each of (1) the Pre-Petition Lenders, the Pre-Petition Agent, the DIP Lenders and the DIP Agent and (2) their respective professional advisers (collectively, the "Lender Releasees"), from the Released Matters; provided, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior.

  C. On the Effective Date, the Reorganized Debtors, on their own behalf and as representatives of the Debtors' estates, in consideration of services rendered in the Cases and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, release unconditionally, and are deemed to release unconditionally, (1) each member of the Committee, the Committee and their respective present or former members, officers, directors, employees, affiliates, advisors, attorneys or agents (collectively, the "Representatives"), (2) the Standby Purchasers and their Representatives, and
(3) their respective professional advisers (collectively, the "Creditor Releasees"), from the Released Matters; provided, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior.

  D. On the Effective Date, the Reorganized Debtors, on their own behalf and as representatives of the Debtors' estates, in consideration of services rendered in the Cases and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, release unconditionally, and are deemed to release unconditionally, Arch, any affiliate of Arch, or Arch's financing sources, agents, underwriters and investment bankers and their respective professional advisers (collectively, the "Arch Releasees") from the Released Matters; provided, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior.

  E. On the Effective Date, Arch and its subsidiaries shall be deemed to have unconditionally released the Officer and Director Releasees, the Lender Releasees and the Creditor Releasees from the Released Matters; provided, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior; and provided, further, that such release shall not be granted to any Officer or Director Releasee who has a Disputed Claim as of the Effective Date.

  F. On the Effective Date, each holder of a Claim that is entitled to vote on this Plan shall be deemed to have unconditionally released the Officer and Director Releasees, the Lender Releasees, the Creditor Releasees and the Arch Releasees from the Released Matters; provided, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior and shall not constitute a release of any recovery such holder would be entitled to as a plaintiff or putative plaintiff in the Securities Actions or any action initiated after the date hereof based upon similar factual allegations or alleging similar causes of action to the Securities Actions; and provided, further, that a holder (other than Arch) may elect, by checking the appropriate box or boxes provided on the Ballot, not to grant such release as to the Officer and Director Releasees, the Lender Releasees, the Creditor Releasees or the Arch Releasees, or all of them.

  G. The Confirmation Order shall contain a permanent injunction to effectuate the releases granted in the foregoing Sections 7.4(A), (B), (C), (D), (E) and
(F). Any release granted pursuant to the foregoing Sections 7.4(A), (B), (C),
(D), (E) and (F) shall be ineffective and null and void automatically and immediately upon the assertion by any released party of any claim in any manner or in any forum against any party that granted the release, and all Causes of Action that the Debtors had or had the power to assert immediately prior to the Effective Date with respect to any such party shall be preserved and become the property of the Reorganized Debtors pursuant to Section 7.2.

  7.5 Indemnification Obligations; Directors' and Officers' Liability
Insurance.

  A. Director Indemnification Obligations and Excluded Indemnification Obligations shall be deemed to be, and shall be treated as if they are, executory contracts that are rejected pursuant to section 365 of the Code. Any Claims arising out of the rejection of the Indemnification Obligations pursuant to this Section 7.5(A) shall be subordinated in full under sections 510(b) and 510(c) of the Code.

  B. Benefit Plan Indemnification Obligations and Indemnification Obligations with respect to officers and employees who are officers and employees of the Debtors as of the Effective Date (other than Excluded Indemnification Obligations) shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed agreements under this Plan and such obligations (subject to any defenses thereto) shall remain unaffected and shall not be discharged or impaired hereby, and any Claim for indemnification filed by any such party shall not be an Allowed Claim hereunder; provided, that the foregoing assumption shall not affect any release of any such obligation given in writing to the Debtors before the Effective Date or to the Reorganized Debtors on or after the Effective Date or any other releases under
Section 7.4.

  C. On the Effective Date, the Reorganized Debtors shall purchase a "run-off" policy for the Debtors' current and former directors and officers (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the FCC Proceeding), which policy shall provide for aggregate coverage up to $40 million (or such lesser amount as can be purchased for a premium of $750,000) for claims made during a period of at least three (3) years following the Effective Date based on alleged "wrongful acts" through the Effective Date, and shall contain such other usual and customary terms and conditions as are approved by the Board of Directors of MobileMedia.

  D. As of the Effective Date, Arch shall make available up to an aggregate amount of $1,000,000 (the "Defense Fund") to be used by present and former officers and directors (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the FCC Proceeding) of the Debtors solely for the costs and expenses (including reasonable attorneys' fees and expenses) of defending the Securities Actions not otherwise covered by the Debtors' insurance. The Defense Fund is being provided by Arch at its election and not in exchange for any Claim or

Interest by any officer or director. Provision of the Defense Fund hereunder shall not negate, constitute a waiver or modification of or otherwise impair the discharge of the Debtors and the Reorganized Debtors under sections 524 and 1141 of the Code and this Plan. As a condition to any officer or director obtaining amounts from the Defense Fund, such officer or director shall deliver to Arch, at Arch's request, a release, in form and substance reasonably acceptable to Arch, confirming the unconditional release and discharge of the Arch Releasees and the Reorganized Debtors from the Released Matters. Any officer or director shall be required to reimburse Arch for any amounts obtained from the Defense Fund that are subsequently covered by insurance.

  7.6 Terms Binding. Upon the entry of the Confirmation Order, all provisions of this Plan, including all agreements, instruments and other documents filed in connection with this Plan and executed by the Debtors, Arch or the Reorganized Debtors in connection with this Plan, shall be binding upon the Debtors, Arch, the Reorganized Debtors, all Claim and Interest holders and all other entities that are affected in any manner by this Plan. All agreements, instruments and other documents filed in connection with this Plan shall have full force and effect, and shall bind all parties thereto as of the entry of the Confirmation Order, whether or not such exhibits actually shall be executed by parties other than the Debtors or the Reorganized Debtors, or shall be issued, delivered or recorded on the Effective Date or thereafter.

  7.7 Additional Terms of Securities and Other Instruments. Any modification of the Merger Agreement, the Arch Common Shares and Arch Class B Common Shares, and all other securities or agreements issued or entered into pursuant to this Plan after the Voting Deadline, shall be treated as a Plan modification and shall be governed by section 1127 of the Code.

  7.8 Post-Consummation Effect of Evidences of Claims or Interests. Notes, stock certificates and other evidence of Claims against or Interests in the Debtors shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by this Plan.

  7.9 Payment Dates. Whenever any payment to be made under this Plan is due on a day other than a Business Day, such payment shall instead be made, without interest, on the next succeeding Business Day.

  7.10 Successors and Assigns. The rights, benefits and obligations of any person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assignee of such person.

  7.11 Inconsistencies. In the event that there is any inconsistency between this Plan and the Disclosure Statement, any exhibit to this Plan or any other instrument or document created or executed pursuant to this Plan, this Plan shall govern.

  7.12 Compliance with Applicable Law. It is intended that the provisions of this Plan (including the implementation thereof) shall be in compliance with applicable law, including, without limitation, the Code, the Delaware General Corporation Law, as amended, the Communications Act of 1934, as amended, the Securities Act of 1933, as amended, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as, in each case, any rules and regulations promulgated thereunder. If the Debtors shall conclude that this Plan may not comply with any of the foregoing, then and in such event the Debtors intend to amend this Plan in such respects as they deem necessary to bring this Plan into compliance therewith.

  7.13 Governing Law. Except to the extent that the Code or any other federal law is applicable or to the extent the law of a different jurisdiction is validly elected by the Debtors, the rights, duties and obligations arising under this Plan shall be governed in accordance with the substantive laws of the United States of America and, to the extent federal law is not applicable, the laws of the State of Delaware.

  7.14 Severability. If the Bankruptcy Court determines at the Confirmation Hearing that any material provision of this Plan is invalid or unenforceable, such provision, to the extent the Debtors, Arch and the Committee agree, but subject to section 1127 of the Code, shall be severable from this Plan and null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of this Plan.

  7.15 Incorporation by Reference. Each Exhibit or Schedule hereto is incorporated herein by reference.

MOBILEMEDIA COMMUNICATIONS, INC.
MOBILEMEDIA CORPORATION
MOBILEMEDIA COMMUNICATIONS, INC. (CALIFORNIA)
MOBILEMEDIA DP PROPERTIES, INC.
MOBILEMEDIA PCS, INC.
DIAL PAGE SOUTHEAST, INC.
RADIO CALL COMPANY OF VA. INC.
MOBILEMEDIA PAGING, INC.
MOBILE COMMUNICATIONS CORPORATION OF AMERICA
MOBILECOMM OF THE SOUTHEAST, INC.
MOBILECOMM OF THE NORTHEAST, INC.
MOBILECOMM NATIONWIDE OPERATIONS, INC.
MOBILECOMM OF TENNESSEE, INC.
MOBILECOMM OF THE SOUTHEAST PRIVATE CARRIER OPERATIONS, INC.
MOBILECOMM OF THE SOUTHWEST, INC.
MOBILECOMM OF FLORIDA, INC.
MOBILECOMM OF THE MIDSOUTH, INC.
FWS RADIO, INC.
MOBILECOMM OF THE WEST, INC.

Debtors and Debtors-in-Possession

          /s/ Joseph A. Bondi
By:__________________________________
  Joseph A.
    Bondi
       Chairman--
    Restructuring of
       MobileMedia
       Corporation

J. Ronald Trost
James D. Johnson
Shelley C. Chapman
Lee M. Stein
SIDLEY & AUSTIN
875 Third Avenue
New York, New York 10022
(212) 906-2000

James L. Patton, Jr. (No. 2202)
Joel A. Waite (No. 2925)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
11th Floor--Rodney Square North
P.O. Box 391
Wilmington, Delaware 19899
(302) 571-6600

COUNSEL TO DEBTORS AND DEBTORS-IN-POSSESSION

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ARCH SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                           SUMMARY TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Forward-Looking Statements...............................................  12
Risk Factors.............................................................  13
The Rights Offering......................................................  27
Use of Proceeds..........................................................  35
Dilution.................................................................  35
Selected Historical Consolidated Financial and Operating Data............  36
Unaudited Selected Pro Forma Consolidated Financial Data.................  40
Comparative Per Share Data...............................................  41
Market Price Information and Dividend Policy.............................  42
The Merger and the Reorganization........................................  43
The Merger Agreement.....................................................  52
The MobileMedia Plan of Reorganization...................................  67
The Combined Company.....................................................  71
Unaudited Combined Company Projections...................................  75
Unaudited Pro Forma Condensed Consolidated Financial Statements..........  79
Industry Overview........................................................  85
Business.................................................................  91
Description of Securities................................................ 141
Description of Certain Arch Indebtedness................................. 148
Legal Matters............................................................ 157
Experts.................................................................. 157
Glossary of Defined Terms................................................ 158
Index to Financial Statements............................................ F-1
Disclosure Statement to Debtors' Third Amended Joint Plan of
 Reorganization.......................................................... A-1
Agreement and Plan of Merger
 (Composite Copy)........................................................ B-1
Debtors' Third Amended Joint Plan of Reorganization ..................... C-1

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            [LOGO OF ARCH COMMUNICATIONS GROUP, INC. APPEARS HERE]

                        ARCH COMMUNICATIONS GROUP, INC.

                            SHARES OF COMMON STOCK

                        SHARES OF CLASS B COMMON STOCK

                  TRANSFERABLE RIGHTS TO PURCHASE SUCH STOCK

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                                  PROSPECTUS

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                                January 5, 1999


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